As filed with the Securities and Exchange Commission on October 19, 2020

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

Switchback Energy Acquisition Corporation

(Exact Name of Registrant as Specified in Its Charter)

____________________________

Delaware	6770	84-1747686
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

____________________________

5949 Sherry Lane, Suite 1010
Dallas, TX 75225
(214) 368-0821
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________________

Switchback Energy Acquisition Corporation
5949 Sherry Lane, Suite 1010
Dallas, TX 75225
Attention: Jim Mutrie
Chief Commercial Officer, General Counsel, Secretary and Director
(214) 368-0821

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Douglas E. McWilliams E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77002 (713) 758-2222	Rex S. Jackson Chief Financial Officer ChargePoint, Inc. 240 East Hacienda Avenue Campbell, CA 95008	David T. Young Andrew Y. Luh Jeffrey R. Vetter Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP 550 Allerton Street Redwood City, CA 94063 (650) 321-2400	Michael J. Aiello Amanda Fenster Weil, Gotshal & Manges LLP 767 5th Avenue New York, New York 10153 (212) 310-8000

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Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus/consent solicitation statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.0001 per share	245,000,000	N/A	$3,528,000,000	$384,984.80

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(1)    Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the registrant estimated to be issued in connection with the merger described herein (the “Merger”).

(2)    Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $3,528,000,000, calculated as the product of (i) 245,000,000 shares of Class A Common Stock, the estimated maximum number of shares of Class A Common Stock that may be issued in the Merger, and (ii) $14.40, the average of the high and low trading prices of the Class A Common Stock on October 14, 2020.

(3)    Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus/consent solicitation statement is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus/consent solicitation statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT, PROSPECTUS AND CONSENT SOLICITATION STATEMENT

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2020

SWITCHBACK ENERGY ACQUISITION CORPORATION

Dear Stockholders of Switchback Energy Acquisition Corporation:

Switchback Energy Acquisition Corporation, a Delaware corporation (“Switchback”), Lightning Merger Sub Inc., a wholly owned subsidiary of Switchback incorporated in the State of Delaware (“Merger Sub”), and ChargePoint, Inc., a Delaware corporation (“ChargePoint”) have entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) pursuant to which Merger Sub will merge with and into ChargePoint, with ChargePoint surviving the merger and becoming a wholly owned subsidiary of Switchback (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). At the closing of the Business Combination, each outstanding share of ChargePoint common stock (including each share of ChargePoint preferred stock that will be converted into shares of ChargePoint common stock immediately prior to such closing, but excluding shares of ChargePoint outstanding unvested restricted stock), will be cancelled and automatically converted into the right to receive (a) the number of shares of Class A common stock of Switchback equal to the exchange ratio (determined in accordance with the Business Combination Agreement and as further described herein) and (b) the contingent right to receive certain earnout shares. See the section entitled “The Business Combination” of the attached proxy statement/prospectus/consent solicitation statement for further information on the consideration being paid to the stockholders of ChargePoint.

Switchback’s units, Class A common stock and warrants are currently listed on the New York Stock Exchange under the symbols “SBE.U,” “SBE” and “SBE WS,” respectively. Switchback intends to apply to list the shares of Class A common stock and the warrants of the post-combination company on the New York Stock Exchange under the symbols “          ” and “           WS,” respectively, upon the closing of the Business Combination. At the closing of the Business Combination, each unit will separate into its components consisting of one share of Class A common stock and one-third of one warrant.

NGP Switchback, LLC, a Delaware limited liability company (the “Sponsor”) and Switchback’s officers and directors (together with the Sponsor, the “Insiders”) have agreed to (a) vote all of their shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”) and all of their shares of Class A common stock of Switchback in favor of the Business Combination, (b) certain restrictions on their shares of Class A common stock and (c) in the case of Sponsor, bear any transaction costs in excess of $20,000,000 that are allocable to Switchback in accordance with the Business Combination Agreement, excluding any costs associated with the PIPE Financing (as described below). In addition, in connection with the execution of the Business Combination Agreement, the Sponsor and the other holders of Founder Shares agreed that (i) subject to the satisfaction of the conditions to the closing set forth in the Business Combination Agreement, immediately prior to the closing, they would surrender to Switchback, for no consideration, 984,706 Founder Shares held by them (on a pro rata basis), whereupon such Founder Shares will be immediately cancelled and (ii) upon and subject to the closing, subject the 900,000 Founder Earn Back Shares (including any shares of Class A common stock issued in exchange therefor in the merger) held by them, on a pro rata basis, to potential forfeiture as further described in this proxy statement/prospectus/consent solicitation statement.

To raise additional proceeds to fund the Business Combination, Switchback has entered into subscription agreements pursuant to which certain investors have agreed to purchase an aggregate of 22,500,000 shares of Class A common stock, for a purchase price of $10.00 per share (the “PIPE Financing”).

Switchback is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Switchback special meeting of stockholders, which will be held on           , 2020, at           , Eastern time, via live webcast at               , Switchback will ask its stockholders to approve and adopt the Business Combination Agreement and the Business Combination and to approve the other proposals described in this proxy statement/prospectus/consent solicitation statement.

As described in this proxy statement/prospectus/consent solicitation statement, certain stockholders of ChargePoint, whose ownership interests collectively represent the outstanding shares of ChargePoint common stock and ChargePoint preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of ChargePoint, are parties to a support agreement with Switchback whereby such stockholders agreed to vote all of their shares of ChargePoint common stock and ChargePoint preferred stock in favor of approving the Business Combination and other proposed transactions contemplated by the Business Combination Agreement.

In addition, ChargePoint will seek the written consent of ChargePoint’s stockholders as required to approve and adopt the Business Combination Agreement and the transactions contemplated thereunder (including the conversion of all ChargePoint preferred stock to ChargePoint common stock). Such approval requires the affirmative vote in favor of the approval and adoption of the Business Combination Agreement and the business combination by holders of at least a (a) majority of the outstanding shares of the ChargePoint common stock and ChargePoint preferred stock (on an as-converted basis), voting together as a single class, (b) a majority of the outstanding shares of the ChargePoint preferred stock, voting together as a single class on an as-converted basis, (c) two-thirds of the outstanding shares of the ChargePoint Series A preferred stock, Series B preferred stock and Series C preferred stock (voting together as a single class on an as-converted basis), (d) two-thirds of the outstanding shares of the ChargePoint Series D preferred stock, (e) a majority of the outstanding shares the ChargePoint Series E preferred stock, Series F preferred stock and Series G preferred stock (voting together as a single class on an as-converted basis), (f) a majority of the outstanding shares of the ChargePoint Series H preferred stock (including the approval of certain holders of Series H preferred stock) and (g) a majority of the outstanding shares of the ChargePoint Series H-1 preferred stock. No additional approval or vote from any holders of any class or series of stock of ChargePoint will be necessary to adopt and approve the Business Combination Agreement and the business combination.

After careful consideration, the Switchback and ChargePoint boards of directors have unanimously approved the Business Combination Agreement and related transactions and the board of directors of Switchback has approved the other proposals described in this proxy statement/prospectus/consent solicitation statement, and each of the Switchback and ChargePoint boards of directors has determined that it is advisable to consummate the Business Combination. The board of directors of Switchback recommends that its stockholders vote “FOR” the approval of the Business Combination Agreement, “FOR” the issuance of Class A common stock to be issued in connection with the Business Combination and “FOR” the other proposals described in this proxy statement/prospectus/consent solicitation statement.

Your vote is very important, regardless of the number of shares of Class A common stock you own. To ensure your representation at the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the special meeting.

More information about Switchback, ChargePoint and the proposed transactions is included in this proxy statement/prospectus/consent solicitation statement. Switchback urges you to read the accompanying proxy statement/prospectus/consent solicitation statement, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 37 OF THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Scott McNeill Chief Executive Officer, Chief Financial Officer and Director

This proxy statement/prospectus/consent solicitation statement is dated               , 2020 and is first being mailed to the stockholders of Switchback on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

SWITCHBACK ENERGY ACQUISITION CORPORATION

5949 Sherry Lane, Suite 1010
Dallas, TX 75225

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF SWITCHBACK ENERGY ACQUISITION CORPORATION

To Be Held On               , 2020

To the Stockholders of Switchback Energy Acquisition Corporation:

NOTICE IS HEREBY GIVEN that the special meeting (the “special meeting”) of stockholders of Switchback Energy Acquisition Corporation (“Switchback,” “we,” “our,” “us” or the “Company”) will be held at               , Eastern time, on               , 2020, via live webcast at the following address:               . At the special meeting, Switchback stockholders will be asked to consider and vote upon the following proposals:

•        The Business Combination Proposal — To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of September 23, 2020 (the “Business Combination Agreement”), among Switchback, Lightning Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Switchback (“Merger Sub”), and ChargePoint, Inc., a Delaware corporation (“ChargePoint”), pursuant to which Merger Sub will merge with and into ChargePoint (the “Merger”), with ChargePoint surviving the Merger as a wholly owned subsidiary of Switchback and (b) approve the Merger and the other transactions contemplated by the Business Combination Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus/consent solicitation statement as Annex A.

•        The Charter Proposals — To consider and vote upon each of the following proposals to amend and restate Switchback’s amended and restated certificate of incorporation (the “Charter”) (collectively, the “Charter Proposals”):

•        The Authorized Share Charter Proposal — To increase the number of authorized shares of Switchback’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock and (b) 1,000,000 shares of preferred stock, to 1,010,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock (the “Authorized Share Charter Proposal”) (Proposal No. 2);

•        The Director Removal Charter Proposal — To provide that any director or the entire board of directors of Switchback (the “Switchback Board”) may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class (the “Director Removal Charter Proposal”) (Proposal No. 3);

•        The Charter Amendment Charter Proposal — To require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Parts A and B of Article FOURTH, Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of Switchback’s proposed second amended and restated certificate of incorporation (the “Proposed Second A&R Charter”) (the “Charter Amendment Charter Proposal”) (Proposal No. 4);

•        The Bylaw Amendment Charter Proposal — To require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to adopt, amend or repeal any provision of Switchback’s bylaws (the “Bylaw Amendment Charter Proposal”) (Proposal No. 5); and

•        The Additional Charter Proposal — To eliminate provisions in the Charter relating to Switchback’s initial Business Combination that will no longer be applicable to Switchback following the closing of the Business Combination (the “Closing”), change the post-combination company’s name to “ChargePoint Holdings, Inc.” and make certain other changes that the Switchback Board deems appropriate for a public operating company (the “Additional Charter Proposal”) (Proposal No. 6).

The full text of the Proposed Second A&R Charter reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to the accompanying proxy statement/prospectus/consent solicitation statement as Annex B.

•        The NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange, (a) the issuance of up to an aggregate of 245,000,000 shares of Class A common stock in connection with the Business Combination, (b) the issuance and sale of 22,500,000 shares of Class A common stock in a private offering of securities to certain investors in connection with the Business Combination, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement and (c) the issuance of up to 78,249,121 shares of Class A Common Stock that may be reserved for issuance in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants (the “NYSE Proposal”) (Proposal No. 7).

•        The 2020 Plan Proposal — To consider and vote upon a proposal to approve and adopt the New ChargePoint 2020 Equity Incentive Plan (the “2020 Plan”) and material terms thereunder (the “2020 Plan Proposal”) (Proposal No. 8). A copy of the 2020 Plan is attached to the accompanying proxy statement/prospectus/consent solicitation statement as Annex C.

•        The ESPP Proposal — To consider and vote upon a proposal to approve and adopt the New ChargePoint Employee Stock Purchase Plan (the “ESPP”) and material terms thereunder (the “ESPP Proposal”) (Proposal No. 9). A copy of the ESPP is attached to the accompanying proxy statement/prospectus/consent solicitation statement as Annex D.

•        The Director Election Proposal — To consider and vote upon a proposal to elect, effective immediately after the effective time of the Merger,                directors to serve until the 2021 annual meeting of stockholders,                directors to serve until the 2022 annual meeting of stockholders and                directors to serve until the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 10).

•        The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal and the Director Election Proposal, the “Proposals”) (Proposal No. 11).

The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address:                    .

Only holders of record of shares of Class A common stock and Class B common stock of Switchback at the close of business on               , 2020 are entitled to notice of the virtual special meeting and to vote at the virtual special meeting and any adjournments or postponements thereof. A complete list of Switchback’s stockholders of record entitled to vote at the virtual special meeting will be available at the virtual special meeting and for ten days before the virtual special meeting at Switchback’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the virtual special meeting.

Pursuant to our Charter, we are providing the holders of shares of Class A common stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “public stockholders”) with the opportunity to redeem, upon the Closing, shares of Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Switchback to pay its franchise and income taxes) from the IPO and a concurrent private placement of warrants to NGP Switchback, LLC, a Delaware limited liability company (our “Sponsor”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2020 of approximately $317.4 million, the estimated per share redemption price would have been approximately $10.11. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding shares of Class A common stock sold in the IPO. Holders of Switchback’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A common stock under certain circumstances, do not have redemption rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of Class A common stock they may hold, and our shares of Class B common stock will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own approximately 20.5% of our outstanding Class A common stock and Class B common stock, including all of the shares of Class B common stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the Business Combination.

We may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposals and the NYSE Proposal are approved at the special meeting. The Charter Proposals, the 2020 Plan Proposal, the ESPP Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus/consent solicitation statement. The approval of the Business Combination Proposal, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

As of June 30, 2020, there was approximately $314.7 million in the Trust Account, which Switchback intends to use for the purpose of consummating the Business Combination. Each redemption of shares by public stockholders will decrease the amount in the Trust Account. Switchback will not consummate the Business Combination if the redemption of shares would result in Switchback’s failure to have at least $5,000,001 of net tangible assets. In addition, the Business Combination Agreement includes a condition to closing that Switchback have at least $300,000,000 in available cash (including proceeds in connection with the PIPE Financing and the funds in the Trust Account) immediately prior to the effective time of the Merger, after taking into account payments required to satisfy redemptions of shares by public stockholders and the payment of Switchback’s transaction costs.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK OF SWITCHBACK YOU OWN. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions maintained in this proxy statement/prospectus/consent solicitation statement and on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.

The Switchback board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the NYSE Proposal, “FOR” the 2020 Plan Proposal, “FOR” the ESPP Proposal, “FOR ALL NOMINEES” in the Director Election Proposal and “FOR” the Adjournment Proposal.

Your attention is directed to the proxy statement/prospectus/consent solicitation statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor,               , at                (banks and brokers call collect at               ).

              , 2020

By Order of the Board of Directors

Scott McNeill Chief Executive Officer, Chief Financial Officer and Director

CHARGEPOINT, INC.
240 East Hacienda Avenue
Campbell, CA 95008

NOTICE OF SOLICITATION OF WRITTEN CONSENT OF
THE STOCKHOLDERS OF CHARGEPOINT

To the Stockholders of ChargePoint, Inc.:

Pursuant to a Business Combination Agreement and Plan of Reorganization, dated as of September 23, 2020 (as it may be amended from time to time, the “Business Combination Agreement”), by and among Switchback Energy Acquisition Corporation (“Switchback”), Lightning Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Switchback (“Merger Sub”), and ChargePoint, Inc., a Delaware corporation (“ChargePoint”), Merger Sub will merge with and into ChargePoint (the “Merger” and, collectively with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with ChargePoint being the surviving corporation.

The enclosed proxy statement/prospectus/consent solicitation statement is being delivered to you on behalf of ChargePoint’s board of directors to request that ChargePoint’s stockholders as of the record date of         , 2020 execute and return written consents to adopt the Business Combination Agreement and approve the Business Combination.

The proxy statement/prospectus/consent solicitation statement describes the proposed Business Combination and the actions to be taken in connection with the Business Combination and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Business Combination Agreement is attached as Annex A to the proxy statement/prospectus/consent solicitation statement.

A summary of the appraisal rights that may be available to you is described in the proxy statement/prospectus/consent solicitation statement in the subsection entitled “The Business Combination — Appraisal Rights — Appraisal Rights of ChargePoint Stockholders” Please note that if you wish to exercise appraisal rights, you must not sign and return a written consent adopting the Business Combination Agreement. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the Business Combination. In addition, you must take all other steps necessary to perfect your appraisal rights, as described in the aforementioned section of the proxy statement/prospectus/consent solicitation statement.

ChargePoint’s board of directors has considered the Business Combination and the terms of the Business Combination Agreement and has unanimously determined that the Business Combination and the Business Combination Agreement are fair to and in the best interests of ChargePoint and ChargePoint’s stockholders and recommends that ChargePoint’s stockholders adopt the Business Combination Agreement and approve the Business Combination by submitting a written consent. As described in this proxy statement/prospectus/consent solicitation statement, certain stockholders of ChargePoint, whose ownership interests collectively represent the outstanding shares of ChargePoint common stock and ChargePoint preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of ChargePoint, are parties to a support agreement with Switchback whereby such stockholders agreed to vote all of their shares of ChargePoint common stock and ChargePoint preferred stock in favor of approving the Business Combination and other proposed transactions contemplated by the Business Combination Agreement.

Please complete, date and sign the written consent furnished with the proxy statement/prospectus/consent solicitation statement and return it promptly to ChargePoint by one of the means described in the section entitled “ChargePoint Solicitation of Written Consents.”

If you have any questions concerning the Business Combination Agreement, the Business Combination, the consent solicitation or the accompanying proxy statement/prospectus/consent solicitation statement, or if you have any questions about how to deliver your written consent, please contact ChargePoint, Inc., 240 East Hacienda Avenue, Campbell, CA 95008, Attention: Chief Legal Officer or cplegal@chargepoint.com and chargepoint_solicitation@gunder.com.

By Order of the Board of Directors,

Pasquale Romano President and Chief Executive Officer , 2020

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by Switchback (File No. 333-        ) (the “Registration Statement”), constitutes a prospectus of Switchback under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Class A Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of Switchback stockholders at which Switchback stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

This document also constitutes a consent solicitation statement because the board of directors of ChargePoint is soliciting written consents using this proxy statement/prospectus/consent solicitation statement from its stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, among other matters.

This proxy statement/prospectus/consent solicitation statement incorporates important business and financial information about Switchback that is not included in or delivered with the document.

This information is available without charge to you upon written or oral request. To make this request, you should contact our proxy solicitor at:

To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find Additional Information.”

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus/consent solicitation statement to:

•        “Base Case Model” are to a computer model shown in the file labeled “Project Lightning — Share Analysis (9.22.20) v04GS.xlsx” delivered by Switchback to ChargePoint on September 23, 2020, showing an assumed calculation of “ChargePoint Outstanding Shares”;

•        “Business Combination” are to the transactions contemplated by the Business Combination Agreement;

•        “Business Combination Agreement” are to that certain Business Combination Agreement and Plan of Reorganization, dated as of September 23, 2020, by and among Switchback, Merger Sub and ChargePoint;

•        “ChargePoint” are to ChargePoint, Inc., a Delaware corporation;

•        “ChargePoint Board” are to the board of directors of ChargePoint;

•        “ChargePoint Charter” are to the Amended and Restated Certificate of Incorporation of ChargePoint dated July 29, 2020, as the same may be amended, supplemented or modified from time to time;

•        “ChargePoint Common Stock” are to shares of ChargePoint’s Common Stock, par value $0.0001 per share;

•        “ChargePoint Merger Shares” are to a number of shares of Class A common stock equal to (a) the ChargePoint Valuation divided by (b) $10.00;

•        “ChargePoint Options” are to all incentive stock options or nonqualified stock options to purchase outstanding shares of ChargePoint Common Stock, whether or not exercisable and whether or not vested, under the ChargePoint Stock Plans;

•         “ChargePoint Option Shares” are to the shares of ChargePoint Common Stock issuable pursuant to a ChargePoint Option in accordance with terms of such ChargePoint Option;

•        “ChargePoint Outstanding Shares” are to the total number of shares of ChargePoint Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to ChargePoint Common Stock basis (other than any shares of ChargePoint Restricted Stock), and including, without duplication, (a) the number of shares of ChargePoint Common Stock issuable upon the Conversion, (b) the number of shares of ChargePoint Common Stock subject to ChargePoint Options that are issuable upon the net exercise of such ChargePoint Options, assuming that the fair market value of one ChargePoint Option Share equals (x) the Exchange Ratio multiplied by (y) $10.00, which ChargePoint Options are outstanding and vested in accordance with their respective terms as of immediately prior to the Effective Time and (c) the number of shares of ChargePoint Common Stock issuable pursuant to unexpired ChargePoint Warrants (with respect to each ChargePoint Warrant, determined by calculating the number of shares of ChargePoint Common Stock issuable upon the net exercise of the ChargePoint Warrant in accordance with its terms, assuming that the fair market value of one such share equals the (x) Exchange Ratio multiplied by (y) $10.00) that are issued and outstanding as of immediately prior to the Effective Time, which, unless otherwise agreed by Switchback and ChargePoint, shall be calculated in accordance with the Closing Model;

•        “ChargePoint Preferred Stock” are to shares of ChargePoint’s preferred stock, par value $0.0001 per share;

•        “ChargePoint Restricted Stock” are to the unvested restricted shares of ChargePoint Common Stock granted pursuant to the ChargePoint Stock Plans upon the “early exercise” of ChargePoint Options;

•        “ChargePoint Stock Plans” are to ChargePoint’s 2007 Stock Incentive Plan and ChargePoint’s 2017 Stock Incentive Plan, in each case, as such may have been amended, supplemented or modified from time to time;

•        “ChargePoint Stockholders” are to holders of ChargePoint Common Stock and ChargePoint Preferred Stock;

•        “ChargePoint Valuation” are to $2,450,000,000;

•        “ChargePoint Warrants” are to unexpired warrants to purchase ChargePoint Common Stock (which, for the avoidance of doubt, includes any warrants to purchase ChargePoint Preferred Stock that convert into warrants to purchase ChargePoint Common Stock following the Conversion);

•        “Charter” are to Switchback’s Amended and Restated Certificate of Incorporation;

•        “Class A Common Stock” are to shares of Switchback’s Class A common stock, par value $0.0001 per share;

•        “Class B Common Stock” are to shares of Switchback’s Class B common stock, par value $0.0001 per share;

•        “Closing” are to the closing of the Business Combination;

•        “Closing Date” are to the date on which the Closing occurs;

•        “Closing Model” are to the Base Case Model updated to reflect certain information set forth therein as of the Closing Date, including (a) the number of shares of ChargePoint Common Stock and ChargePoint Preferred Stock, (b) the number of shares of ChargePoint Common Stock and ChargePoint Preferred Stock subject to ChargePoint Options and the respective per share exercise prices of ChargePoint Options, which ChargePoint Options are outstanding and vested in accordance with their respective terms, (c) the number of shares of ChargePoint Common Stock and ChargePoint Preferred Stock issuable pursuant to unexpired ChargePoint Warrants and the respective exercise prices of ChargePoint Warrants and (d) the number of shares of ChargePoint Restricted Stock, in each of (a), (b), (c) and (d), as of immediately prior to the Effective Time, and, for the avoidance of doubt, following the Conversion;

•        “Closing VWAP” are to the volume-weighted average closing sale price;

•        “Code” are to the Internal Revenue Code of 1986, as amended;

•        “Conversion” are to the automatic conversion of each share of ChargePoint Preferred Stock into a number of shares of ChargePoint Common Stock at the then-effective conversion rate as calculated pursuant to the ChargePoint Charter;

•        “Earnout Period” are to the five-year period following the Closing;

•        “Earnout Shares” are to the up to 27,000,000 additional shares of Class A Common Stock that Switchback may issue to Eligible ChargePoint Equityholders during the Earnout Period;

•        “Earnout Triggering Event I” are to the date on which the Closing VWAP of one share of Class A Common Stock quoted on the NYSE (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $15.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period;

•        “Earnout Triggering Event II” are to the date on which the Closing VWAP of one share of Class A Common Stock quoted on the NYSE (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $20.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period;

•        “Earnout Triggering Event III” are to the date on which the Closing VWAP of one share of Class A Common Stock quoted on the NYSE (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $30.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period;

•        “Earnout Triggering Events” are to Earnout Triggering Event I, Earnout Triggering Event II and Earnout Triggering Event III;

•        “Effective Time” are to the date and time the Merger becomes effective;

•        “Eligible ChargePoint Equityholder” are to a holder of (a) a share of ChargePoint Common Stock (after taking into account the Conversion and excluding any shares of ChargePoint Restricted Stock), (b) a vested and unexercised ChargePoint Option or (c) a ChargePoint Warrant, in each case immediately prior to the Effective Time;

•        “Exchange Ratio” are to the following ratio (rounded to four decimal places): (a) the ChargePoint Merger Shares divided by (b) the ChargePoint Outstanding Shares;

•        “Founder Earn Back Shares” are to the 900,000 Founder Shares held by the initial stockholders (including any shares of Class A Common Stock issued in exchange therefor in the Merger) that are subject to potential forfeiture in accordance with the terms of the Founders Stock Letter;

•        “Founder Shares” are to the outstanding shares of Class B Common Stock;

•        “Historical Rollover Stockholders” are to the holders of shares of Class A Common Stock that will be issued in exchange for all outstanding shares of ChargePoint Common Stock in the Business Combination;

•        “HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•        “Initial Business Combination” are to our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

•        “initial stockholders” are to the holders of our Founder Shares, which includes our Sponsor and our independent directors;

•        “Initial Public Offering” or “IPO” are to Switchback’s initial public offering of units, which closed on July 30, 2019;

•        “IRS” are to the Internal Revenue Service;

•        “management” or our “management team” are to our officers and directors;

•        “Merger” are to the merger of Merger Sub with and into ChargePoint, with ChargePoint surviving the merger as a wholly owned subsidiary of Switchback;

•        “Merger Sub” are to Lightning Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Switchback;

•        “Merger Sub Common Stock” are to shares of Merger Sub’s common stock, par value $0.0001 per share;

•        “New ChargePoint” are to (a) prior to giving effect to the Business Combination, Switchback, and (b) after giving effect to the Business Combination, ChargePoint Holdings, Inc., the new name of Switchback after giving effect to the Business Combination;

•        “New ChargePoint Class A Common Stock” are to the shares of New ChargePoint’s Class A common stock, par value $0.0001 per share;

•        “New PIPE Investors” are to investors in the PIPE Financing;

•        “NGP” are to NGP Energy Capital Management, L.L.C., an SEC-registered investment advisor that manages the NGP Funds;

•        “NGP Funds” are to a family of energy-focused private equity investments funds advised by NGP, including NGP Natural Resources XII, L.P., a Delaware limited partnership (“NGP XII”);

•        “NYSE” are to the New York Stock Exchange;

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•        “PIPE Financing” are to the private offering of securities of New ChargePoint to certain investors in connection with the Business Combination;

•        “PIPE Funds” are to the proceeds from the PIPE Financing;

•        “PIPE Shares” are to the shares of Class A Common Stock that are issued in the PIPE Financing;

•        “Preferred Stock” are to (a) prior to giving effect to the Business Combination, Switchback’s Preferred Stock, par value $0.0001 per share and (b) after giving effect to the Business Combination, New ChargePoint’s Preferred Stock, par value $0.0001 per share;

•        “PIPE Financing Transaction Costs” are to all out-of-pocket fees, costs and expenses of Switchback or Merger Sub incurred on or before the Closing Date in connection with the PIPE Financing, including the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Switchback or Merger Sub (to the extent Switchback or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC;

•        “private placement warrants” are to the warrants issued to our Sponsor in a private placement simultaneously with the closing of our IPO;

•        “public shares” are to shares of our Class A Common Stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•        “public stockholders” are to the holders of our public shares;

•        “public warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•        “Required Switchback Proposals” are to approval and adoption of the (a) Business Combination Proposal, (b) NYSE Proposal, (c) Charter Proposals and (d) any other proposals Switchback and ChargePoint deem necessary to effectuate the Merger;

•        “special meeting” are to the special meeting of stockholders of Switchback that is the subject of this proxy statement/prospectus/consent solicitation statement and any adjournments or postponements thereof;

•        “Sponsor” are to NGP Switchback, LLC, a Delaware limited liability company, which is a portfolio company of NGP XII;

•        “Surviving Corporation” are to ChargePoint;

•        “Switchback,” “we,” “our,” “us” or the “Company” are to Switchback Energy Acquisition Corporation, a Delaware corporation;

•        “Switchback Board” are to the board of directors of Switchback;

•        “Switchback Cash” are to, as of the date or time of determination: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of redemption rights in accordance with Switchback’s organizational documents, if any); plus (b) all other cash and cash equivalents of Switchback (for the avoidance of doubt, excluding the amounts described in the immediately preceding clause (a)); plus (c) the amount finally delivered to Switchback at or prior to the Closing in connection with the consummation of the PIPE Financing;

•        “Switchback Common Stock” are to the Class A Common Stock and the Class B Common Stock;

•        “Switchback Preferred Stock” are to Switchback’s Preferred Stock, par value $0.0001 per share;

•        “Switchback Transaction Costs” are to all out-of-pocket fees, costs and expenses of Switchback or Merger Sub incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of the Business Combination Agreement, the other transaction documents and the consummation of the transactions contemplated by the Business Combination Agreement and the other transaction documents, including, without duplication, (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Switchback or Merger Sub (to the extent Switchback or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC (including, for the avoidance of doubt, the PIPE Financing Transaction Costs) and (b) the cash portion of any loan payable to our Sponsor, the proceeds from which are used by Switchback to pay any of the fees, costs or expenses set forth in clause (a), but excluding, for the avoidance of doubt, (w) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred in the ordinary course of business consistent with past practice and not in connection with the negotiation, preparation and execution of the Business Combination Agreement, the other transaction documents or the consummation of the transactions contemplated by the Business Combination Agreement and related transaction documents, (x) the portion of the filing fee for the notification and report forms filed under the HSR Act payable by ChargePoint, (y) certain other items mutually agreed upon by Switchback and ChargePoint and (z) the cash portion of any loan payable to our Sponsor, the proceeds from which are used by Switchback to pay any of the fees, costs or expenses set forth in clauses (w), (x) and (y);

•        “Switchback Transaction Costs Cap” are to an amount equal to $20,000,000;

•        “Switchback Warrants” means the public warrants and the private placement warrants;

•        “Trust Account” are to the trust account that holds the proceeds (including interest not previously released to Switchback to pay its franchise and income taxes) from the IPO and a concurrent private placement of private placement warrants to our Sponsor;

•        “units” are to our units sold in the IPO, each of which consists of one share of Class A Common Stock and one-third of one public warrant; and

•        “voting common stock” are to our Class A Common Stock and Class B Common Stock.

Unless otherwise specified, the voting and economic interests of Switchback stockholders set forth in this proxy statement/prospectus/consent solicitation statement (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) a Closing Date of December 15, 2020, (iii) that there are no other issuances of equity interests of Switchback or ChargePoint and (iv) that there are no exercises of ChargePoint Options or ChargePoint Warrants other than exercises of ChargePoint Options that would expire prior to the assumed Closing Date of December 15, 2020 and (b) do not take into account (i) Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Business Combination” and “Summary of the Proxy Statement/Prospectus/Consent Solicitation Statement,” summarizes certain information included in this proxy statement/prospectus/consent solicitation statement, but does not include all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/consent solicitation statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting.

•        Switchback is a blank check company incorporated on May 10, 2019 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. For more information about Switchback, see the section entitled “Information About Switchback.” When you consider the Switchback Board’s recommendation of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Switchback stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The Switchback Board was aware of and considered these interests, among other matters, in recommending that Switchback stockholders vote “FOR” each of the Proposals.

•        There are currently 31,411,763 shares of Switchback’s Class A Common Stock and 7,852,941 shares of Switchback’s Class B Common Stock issued and outstanding. In addition, there are currently 15,992,155 warrants of Switchback outstanding, consisting of 10,470,587 public warrants and 5,521,568 private placement warrants. Each whole warrant entitles the holder to purchase one whole share of Class A Common Stock for $11.50 per share. The warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Switchback may redeem the outstanding warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the warrant agreement. The private placement warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees. For more information about the terms of the warrants, see the subsection entitled “Description of Securities — Warrants.”

•        ChargePoint, a Delaware corporation, is a leading electric vehicle (“EV”) charging network provider committed to enabling the electrification of mobility for all people and goods. Years before EVs were widely available, ChargePoint has helped make electrified mobility a reality, with consumers and fleets rapidly adopting EVs. With 13 years of focused development, over $650 million of private capital raised and over 4,000 existing commercial customers, ChargePoint is driving the electrification of mobility by providing charging solutions in North America and Europe for all segments, including commercial (e.g., retail, workplace, parking, recreation, education and highway fast charge), fleet (e.g., delivery, logistics, motorpool, transit and shared mobility) and residential (e.g., homes, apartments and condos). For more information about ChargePoint, see the sections entitled “Information About ChargePoint” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChargePoint.”

•        On September 23, 2020, we and our wholly owned subsidiary, Merger Sub, entered into the Business Combination Agreement with ChargePoint. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus/consent solicitation statement as Annex A.

•        Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge with and into ChargePoint, with ChargePoint surviving the Merger as a wholly owned subsidiary of New ChargePoint. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

•        At the Closing, it is anticipated that 211,885,151 shares of Class A Common Stock will be issued to the Historical Rollover Stockholders in the Business Combination in exchange for all outstanding shares of ChargePoint Common Stock (including shares of ChargePoint Preferred Stock converted in the Conversion). It is also anticipated that we will reserve for issuance up to 78,249,121 shares of Class A Common Stock in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants. Additionally, during the Earnout Period, we may issue to Eligible ChargePoint Equityholders up to 27,000,000 additional shares of Class A Common Stock in the aggregate, referred to herein as the Earnout Shares, in three equal tranches upon the occurrence of each Earnout Triggering Event. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

•        Unless lawfully waived by the parties to the Business Combination Agreement, the Closing is subject to a number of conditions set forth in the Business Combination Agreement, including, among others, receipt of the requisite Switchback and ChargePoint stockholder approval of the Business Combination Agreement, the Business Combination as contemplated by this proxy statement/prospectus/consent solicitation statement, the Charter Proposal and the NYSE Proposal. For more information about the closing conditions to the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

•        The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination — Termination.”

•        The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•        Pursuant to the PIPE Financing, we have agreed to issue and sell to certain investors, and those investors have agreed to buy from us, in connection with the Closing, an aggregate of 22,500,000 shares of Class A Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $225,000,000.

•        Under our Charter, in connection with the Business Combination, our public stockholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2020, this would have amounted to approximately $10.11 per share. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of Switchback following the completion of the Business Combination and will not participate in the future growth of New ChargePoint, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. For more information regarding these procedures, see the subsection entitled “Special Meeting of Switchback Stockholders — Redemption Rights.”

•        We anticipate that, upon the Closing, the ownership of New ChargePoint will be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 77.7% of our outstanding Class A Common Stock;

•        the public stockholders will own 31,411,763 shares of our Class A Common Stock, or approximately 11.5% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 8.3% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 2.5% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

The number of shares and the interests set forth above (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) a Closing Date of December 15, 2020, (iii) that there are no other issuances of equity interests of Switchback or ChargePoint and (iv) that there are no exercises of ChargePoint Options or ChargePoint Warrants other than exercises of ChargePoint Options that would expire prior to the assumed Closing Date of December 15, 2020 and (b) do not take into account (i) Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares. As a result of the Business Combination, the economic and voting interests of our public stockholders will decrease. If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” i.e., 21,075,290 shares of Class A Common Stock are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New ChargePoint upon the Closing will be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 84.2% of our outstanding Class A Common Stock;

•        the public stockholders will own 10,336,473 shares of our Class A Common Stock, or approximately 4.1% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 9.0% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 2.7% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

If the facts are different than these assumptions, the percentage ownership retained by Switchback’s existing stockholders in New ChargePoint following the Business Combination will be different. For example, if we assume that all outstanding 10,470,587 public warrants and 5,521,568 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New ChargePoint would be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 73.4% of our outstanding Class A Common Stock;

•        the public stockholders will own 41,882,350 shares of our Class A Common Stock, or approximately 14.5% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 7.8% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 12,389,803 shares of our Class A Common Stock, or approximately 4.3% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

The Switchback Warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) a Closing Date of December 15, 2020, (iii) that there are no other issuances of equity interests of Switchback or ChargePoint, (iv) the exercise of all ChargePoint Options that would expire prior to the assumed Closing Date of December 15, 2020, (v) the issuance of all 78,249,121 shares of Class A Common Stock that will be reserved in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants and (vi) the issuance of all Earnout Shares and (b) do not take into account Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New ChargePoint would be as follows:

•        the Historical Rollover Stockholders will own 317,134,272 shares of our Class A Common Stock, or approximately 83.9% of our outstanding Class A Common Stock;

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•        the public stockholders will own 31,411,763 shares of our Class A Common Stock, or approximately 8.3% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 6.0% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 1.8% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

Please see the sections entitled “Summary of the Proxy Statement/Prospectus/Consent Solicitation Statement — Ownership of New ChargePoint After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The Switchback Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the Switchback Board’s decision-making process, see the subsections entitled “The Business Combination — The Switchback Board’s Reasons for the Approval of the Business Combination” and “— ChargePoint Board’s Reasons for the Approval of the Business Combination.”

In addition to voting on the proposal to approve and adopt the Business Combination Agreement and the Business Combination (the “Business Combination Proposal”) at the special meeting, Switchback’s stockholders will also be asked to vote on the approval of:

•        an amendment to our Charter to increase the number of authorized shares of Switchback’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of Switchback Common Stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of Switchback Preferred Stock, to 1,010,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock (the “Authorized Share Charter Proposal”);

•        an amendment to our Charter to provide that any director or the entire Switchback Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class (the “Director Removal Charter Proposal”);

•        an amendment to our Charter to require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Parts A and B of Article FOURTH, Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of Switchback’s proposed second amended and restated certificate of incorporation (the “Proposed Second A&R Charter”) (the “Charter Amendment Charter Proposal”);

•        an amendment to our Charter to require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to adopt, amend or repeal any provision of Switchback’s bylaws (the “Bylaw Amendment Charter Proposal”);

•        amendments to our Charter to eliminate provisions in the Charter relating to an Initial Business Combination that will no longer be applicable to us following the Closing, change the post-combination company’s name to “ChargePoint Holdings, Inc.” and make certain other changes that the Switchback Board deems appropriate for a public operating company (the “Additional Charter Proposal” and, together with the Authorized Share Charter Proposal, the Director Removal Charter Proposal, the Charter Amendment Charter Proposal and the Bylaw Amendment Charter Proposal, collectively, the “Charter Proposals”);

•        for purposes of complying with applicable listing rules of the NYSE, (a) the issuance pursuant to the Business Combination Agreement of up to an aggregate of 245,000,000 shares of Class A Common Stock to the Historical Rollover Stockholders and the Eligible ChargePoint Equityholders in connection with the Business Combination, (b) the issuance and sale to the New PIPE Investors of 22,500,000 shares of Class A Common Stock in the PIPE Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement and (c) the issuance of up to 78,249,121 shares of Class A Common Stock that may be reserved for issuance in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants (the “NYSE Proposal”);

•        the New ChargePoint 2020 Equity Incentive Plan (the “2020 Plan”) and material terms thereunder (the “2020 Plan Proposal”);

•        the New ChargePoint 2020 Employee Stock Purchase Plan (the “ESPP”) and material terms thereunder (the “ESPP Proposal”);

•        the election, effective immediately after the Effective Time, of              directors to serve until the 2021 annual meeting of stockholders,            directors to serve until the 2022 annual meeting of stockholders and            directors to serve until the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”); and

•        the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal and the Director Election Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal Nos. 2 – 6 — The Charter Proposals,” “Proposal No. 7 — The NYSE Proposal,” “Proposal No. 8 — The 2020 Plan Proposal,” “Proposal No. 9 — The ESPP Proposal,” “Proposal No. 10 — The Director Election Proposal” and “Proposal No. 11 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the special meeting of stockholders of Switchback, including the proposed Business Combination, as well as some commonly asked questions about ChargePoint’s solicitation of written consent to the proposed Business Combination. The following questions and answers do not include all the information that is important to Switchback and ChargePoint stockholders. We urge Switchback and ChargePoint stockholders to carefully read this entire proxy statement/prospectus/consent solicitation statement, including the annexes and other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT SWITCHBACK’S SPECIAL STOCKHOLDER MEETING AND THE BUSINESS COMBINATION

Q:     Why am I receiving this proxy statement/prospectus/consent solicitation statement?

A:     Switchback is sending this proxy statement/prospectus/consent solicitation statement to its stockholders to help them decide how to vote their Switchback Common Stock with respect to the matters to be considered at the special meeting. Switchback stockholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Business Combination Agreement, pursuant to which Merger Sub will merge with and into ChargePoint, with ChargePoint surviving the Merger as a wholly owned subsidiary of New ChargePoint, (b) approve the Merger and the other transactions contemplated by the Business Combination Agreement and (c) approve, for purposes of complying with applicable listing rules of the NYSE, (i) the issuance pursuant to the Business Combination Agreement of up to an aggregate of 245,000,000 shares of Class A Common Stock to the Historical Rollover Stockholders and the Eligible ChargePoint Equityholders in connection with the Business Combination, (ii) the issuance and sale to the New PIPE Investors of 22,500,000 shares of Class A Common Stock in the PIPE Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement and (iii) the issuance of up to 78,249,121 shares of Class A Common Stock that may be reserved for issuance in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants. The Business Combination cannot be completed unless Switchback stockholders approve the Business Combination Proposal, the Charter Proposals and the NYSE Proposal.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus/consent solicitation statement as Annex A. This proxy statement/prospectus/consent solicitation statement and its annexes include important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus/consent solicitation statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus/consent solicitation statement and its annexes.

Q:     What is being voted on at the special meeting?

A:     Switchback stockholders will vote on the following proposals at the special meeting.

•        The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (Proposal No. 1).

•        The Charter Proposals — To consider and vote upon each of the following proposals to amend and restate the Charter:

•        The Authorized Share Charter Proposal — To increase the number of authorized shares of Switchback’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of Switchback Common Stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of Switchback Preferred Stock, to 1,010,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock (Proposal No. 2);

•        The Director Removal Charter Proposal — To provide that any director or the entire Switchback Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class (Proposal No. 3);

•        The Charter Amendment Charter Proposal — To require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Parts A and B of Article FOURTH, Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of the Proposed Second A&R Charter (Proposal No. 4);

•        The Bylaw Amendment Charter Proposal — To require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to adopt, amend or repeal any provision of Switchback’s bylaws (Proposal No. 5); and

•        The Additional Charter Proposal — To eliminate provisions in the Charter relating to Switchback’s Initial Business Combination that will no longer be applicable to Switchback following the Closing, change the post-combination company’s name to “ChargePoint Holdings, Inc.” and make certain other changes that the Switchback Board deems appropriate for a public operating company (Proposal No. 6).

The full text of the Proposed Second A&R Charter reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to this proxy statement/prospectus/consent solicitation statement as Annex B.

•        The NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, (a) the issuance of up to an aggregate of 245,000,000 shares of Class A Common Stock to the Historical Rollover Stockholders and the Eligible ChargePoint Equityholders in connection with the Business Combination, (b) the issuance and sale of 22,500,000 shares of Class A Common Stock in a private offering of securities to certain investors in connection with the Business Combination, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement and (c) the issuance of up to 78,249,121 shares of Class A Common Stock that may be reserved for issuance in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants (Proposal No. 7).

•        The 2020 Plan Proposal — To consider and vote upon a proposal to approve and adopt the 2020 Plan and material terms thereunder (Proposal No. 8). A copy of the 2020 Plan is attached to this proxy statement/prospectus/consent solicitation statement as Annex C.

•        The ESPP Proposal — To consider and vote upon a proposal to approve and adopt the ESPP and material terms thereunder (Proposal No. 9). A copy of the ESPP is attached to this proxy statement/prospectus/consent solicitation statement as Annex D.

•        The Director Election Proposal — To consider and vote upon a proposal to elect, effective immediately after the effective time of the Merger,                directors to serve until the 2021 annual meeting of stockholders,                directors to serve until the 2022 annual meeting of stockholders and                directors to serve until the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (Proposal No. 10).

•        The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal or the Director Election Proposal (Proposal No. 11).

Q:     Are the Proposals conditioned on one another?

A:     We may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposals and the NYSE Proposal are approved at the special meeting. The Charter Proposals, the 2020 Plan Proposal, the ESPP Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus/consent solicitation statement.

Q:     What will happen in the Business Combination?

A:     On September 23, 2020, Switchback and Merger Sub entered into the Business Combination Agreement with ChargePoint. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge with and into ChargePoint, with ChargePoint surviving the merger. After giving effect to the Merger, ChargePoint will become a wholly owned subsidiary of New ChargePoint. At the Closing, it is anticipated that 211,885,151 shares of Class A Common Stock will be issued to the Historical Rollover Stockholders in the Business Combination in exchange for all outstanding shares of ChargePoint Common Stock. It is also anticipated that we will reserve for issuance up to 78,249,121 shares of Class A Common Stock in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants. Additionally, during the Earnout Period, we may issue to Eligible ChargePoint Equityholders up to 27,000,000 additional shares of Class A Common Stock in the aggregate, referred to herein as the Earnout Shares, in three equal tranches upon the occurrence of each Earnout Triggering Event. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

Q:     Why is Switchback proposing the Business Combination?

A:     Switchback was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Switchback and one or more businesses.

On July 30, 2019, Switchback completed the IPO of 30,000,000 units, with each unit consisting of one share of Class A Common Stock and one-third of one warrant, each whole warrant to purchase one share of Class A Common Stock at a price of $11.50 per share, generating gross proceeds to Switchback of $300,000,000. The underwriters were granted a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 4,500,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. The underwriters partially exercised the over-allotment option and purchased an additional 1,411,763 units (the “Over-allotment Units”), generating gross proceeds of approximately $14.1 million, and the remaining over-allotment option subsequently expired. Since the IPO, Switchback’s activity has been limited to the search for a prospective initial Business Combination.

The Switchback Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by Switchback’s management and Switchback’s advisors. As a result, the Switchback Board concluded that a transaction with ChargePoint would present the most attractive opportunity to maximize value for Switchback’s stockholders, and the Switchback Board ultimately determined that the Business Combination with ChargePoint was the most attractive potential transaction for Switchback. ChargePoint is a leading EV charging network provider committed to enabling the electrification of mobility for all people and goods. Please see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Switchback Board’s Reasons for the Approval of the Business Combination.”

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Business Combination Agreement, including the approval by our stockholders of the Business Combination Proposal, the Charter Proposals and the NYSE Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

Q:     How will we be managed and governed following the Business Combination?

A:     Immediately after the Closing, the Switchback Board will be divided into three separate classes, designated as follows:

•        the Class I directors will be               ,                and                and their terms will expire at the annual meeting of stockholders to be held in 2021;

•        the Class II directors will be               ,                and               and their terms will expire at the annual meeting of stockholders to be held in 2022; and

•        the Class III directors will be                ,               ,                and                and their terms will expire at the annual meeting of stockholders to be held in 2023.

It is anticipated that                will be designated Chairman of the New ChargePoint Board immediately after the Closing.

Please see the section entitled “Management After the Business Combination.”

Q:     Will Switchback obtain new financing in connection with the Business Combination?

A:     The New PIPE Investors have committed to purchase from Switchback 22,500,000 shares of Class A Common Stock, for an aggregate purchase price of approximately $225.0 million in the PIPE Financing.

Q:     What equity stake will our current stockholders and the holders of our Founder Shares hold in New ChargePoint following the consummation of the Business Combination?

A:     We anticipate that, upon the Closing, the ownership of New ChargePoint will be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 77.7% of our outstanding Class A Common Stock;

•        the public stockholders will own 31,411,763 shares of our Class A Common Stock, or approximately 11.5% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 8.3% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 2.5% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

The number of shares and the interests set forth above (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) a Closing Date of December 15, 2020, (iii) that there are no other issuances of equity interests of Switchback or ChargePoint and (iv) that there are no exercises of ChargePoint Options or ChargePoint Warrants other than exercises of ChargePoint Options that would expire prior to the assumed Closing Date of December 15, 2020 and (b) do not take into account (i) Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares. As a result of the Business Combination, the economic and voting interests of our public stockholders will decrease. If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” i.e., 21,075,290 shares of Class A Common Stock are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New ChargePoint upon the Closing will be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 84.2% of our outstanding Class A Common Stock;

•        the public stockholders will own 10,336,473 shares of our Class A Common Stock, or approximately 4.1% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 9.0% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 2.7% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

If the facts are different than these assumptions, the percentage ownership retained by Switchback’s existing stockholders in New ChargePoint following the Business Combination will be different. For example, if we assume that all outstanding 10,470,587 public warrants and 5,521,568 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New ChargePoint would be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 73.4% of our outstanding Class A Common Stock;

•        the public stockholders will own 41,882,350 shares of our Class A Common Stock, or approximately 14.5% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 7.8% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 12,389,803 shares of our Class A Common Stock, or approximately 4.3% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

The Switchback Warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) a Closing Date of December 15, 2020, (iii) that there are no other issuances of equity interests of Switchback or ChargePoint, (iv) the exercise of all ChargePoint Options that would expire prior to the assumed Closing Date of December 15, 2020, (v) the issuance of all 78,249,121 shares of Class A Common Stock that will be reserved in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants and (vi) the issuance of all Earnout Shares and (b) do not take into account Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New ChargePoint would be as follows:

•        the Historical Rollover Stockholders will own 317,134,272 shares of our Class A Common Stock, or approximately 83.9% of our outstanding Class A Common Stock;

•        the public stockholders will own 31,411,763 shares of our Class A Common Stock, or approximately 8.3% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 6.0% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 1.8% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

Please see the sections entitled “Summary of the Proxy Statement/Prospectus/Consent Solicitation Statement — Ownership of New ChargePoint After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     Why is Switchback proposing the amendments to the Charter set forth in the Charter Proposals?

A:     Switchback is proposing amendments to the Charter to approve certain items required to effectuate the Business Combination and other matters the Switchback Board believes are appropriate for the operation of New ChargePoint, including providing for, among other things, (a) increase the number of authorized shares of Switchback’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of Switchback Common Stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock and (ii) 1,000,000 shares of Switchback Preferred Stock, to 1,010,000,000 shares, consisting of (A) 1,000,000,000 shares of common stock and (B) 10,000,000 shares of preferred stock, (b) provide that any director or the entire Switchback Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, (c) require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Parts A and B of Article FOURTH, Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of the Proposed Second A&R Charter, (d) require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to adopt, amend or repeal any provision of Switchback’s bylaws, (e) the elimination of certain provisions relating to an Initial Business Combination that will no longer be applicable to Switchback following the Closing, (f) change the post-combination company’s name to “ChargePoint Holdings, Inc.” and (g) make certain other changes that the Switchback Board deems appropriate for a public operating company. Under the Charter and Delaware law, stockholder approval is required in order to effect the Charter Proposals. See the section entitled “Proposal Nos. 2 – 6 — The Charter Proposals” for additional information.

Q:     Why is Switchback proposing the NYSE Proposal?

A:     Switchback is proposing the NYSE Proposal in order to comply with NYSE Listing Rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the Business Combination and the PIPE Financing, we may issue up to an aggregate of 343,677,051 shares of Class A Common Stock to the Historical Rollover Stockholders, the Eligible ChargePoint Equityholders and the New PIPE Investors. Because we may issue 20% or more of our outstanding voting power and outstanding common stock in connection with the Business Combination and the PIPE Financing, we are required to obtain stockholder approval of such issuances pursuant to NYSE Listing Rules. See the section entitled “Proposal No. 7 — The NYSE Proposal” for additional information.

Q:     Did the Switchback Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The Switchback Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Switchback’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Switchback’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Switchback’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Switchback Board in valuing ChargePoint and assuming the risk that the Switchback Board may not have properly valued the business.

Q:     What happens if I sell my shares of Class A Common Stock before the special meeting?

A:     The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus/consent solicitation statement. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or seek redemption of those shares.

Q:     How has the announcement of the Business Combination affected the trading price of Switchback’s units, Class A Common Stock and warrants?

A:     On September 15, 2020, the last trading prior to the publication of the articles speculating about the Business Combination, Switchback’s public units, Class A Common Stock and public warrants closed at $11.00, $10.45 and $1.675, respectively. On               , 2020 the trading date immediately prior to the date of this proxy statement/prospectus/consent solicitation, Switchback’s public units, Class A Common Stock and warrants closed at $          , $          and $          , respectively.

Q:     Following the Business Combination, will Switchback’s securities continue to trade on a stock exchange?

A:     Yes. We anticipate that, following the Business Combination, our Class A Common Stock and public warrants will continue trading on the NYSE under the new symbols “              ” and “              WS,” respectively. Our units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security following the Business Combination.

Q:     What vote is required to approve the Proposals presented at the special meeting?

A:     Approval of each of the Business Combination Proposal, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

Approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting. This means that the nine director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

Q:     May the Sponsor or Switchback’s directors, officers, advisors or any of their respective affiliates purchase public shares in connection with the Business Combination?

A:     In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. Our Sponsor, directors, officers, advisors or any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

Q:     How many votes do I have at the special meeting?

A:     Our stockholders are entitled to one vote at the special meeting for each share of Class A Common Stock or Class B Common Stock held of record as of                 , 2020, the record date for the special meeting. As of the close of business on the record date, there were 31,411,763 outstanding shares of Class A Common Stock, which are held by our public stockholders, and 7,852,941 outstanding shares of Class B Common Stock, which are held by our initial stockholders.

Q:     What constitutes a quorum at the special meeting?

A:     Holders of a majority in voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, virtually present or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 19,632,353 shares of Class A Common Stock and Class B Common Stock, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:     How will the Sponsor and Switchback’s directors and officers vote?

A:     Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination. Currently, they own approximately 20.5% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock, in the aggregate. Please see the subsection entitled “The Business Combination — Related Agreements — Founders Stock Letter”.

Q:     What interests do the current officers and directors have in the Business Combination?

A:     When you consider the Switchback Board’s recommendation of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The Switchback Board was aware of and considered these interests, among other matters, in recommending that Switchback stockholders vote “FOR” each of the Proposals. These interests include, among other things:

•        the fact that our Sponsor holds 5,521,568 private placement warrants that would expire worthless if a business combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Switchback Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•        the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, including 120,000 Founder Shares which were subsequently transferred to our independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Class A Common Stock of $             per share on                     , 2020 (after giving effect to the forfeiture of Founder Shares contemplated by the Founders Stock Letter and not taking into account the Founder Earn Back Shares);

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the fact that our independent directors own an aggregate of 120,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at approximately $          , based on the closing price of our Class A Common Stock of $           per share on             , 2020 (after giving effect to the forfeiture of Founder Shares contemplated by the Founders Stock Letter);

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

Q:     What happens if I vote against the Business Combination Proposal?

A:     Under our Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by July 30, 2021, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our franchise and income taxes, by (b) the total number of then outstanding shares of Class A Common Stock included as part of the units sold in the IPO; provided that we will not redeem any public shares to the extent that such redemption would result in Switchback having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act ) of less than $5,000,001. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the public shares (the “20% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 20% threshold described above, we have no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of our common stock they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2020 of approximately $317.4 million, the estimated per share redemption price would have been approximately $10.11. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) (a) in connection with a stockholder vote to approve an amendment to our Charter that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an Initial Business Combination by July 30, 2021, (b) in connection with the liquidation of the Trust Account or (c) if we subsequently complete a different business combination on or before July 30, 2021.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus/consent solicitation statement. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (a) if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares and (b) prior to 5:00 p.m., Eastern time, on         , 2020 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Notwithstanding the foregoing, a public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. In order to determine whether a stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder, Switchback will require each public stockholder seeking to exercise redemption rights to certify to Switchback whether such stockholder is acting in concert or as a group with any other stockholder. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of our outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using The Depository Trust Company’s (“DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of a redemption depend on a holder’s particular facts and circumstances. See the subsection entitled “The Business Combination — Certain U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights and to rely solely upon their advice.

Q:     If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. There are no appraisal rights available to holders of Class A Common Stock or Class B Common Stock in connection with the Business Combination.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     If the Business Combination Proposal is approved, we intend to use a portion of the funds held in the Trust Account to pay (a) any Switchback Transaction Costs (excluding any PIPE Financing Transaction Costs) up to the Switchback Transaction Costs Cap, (b) any PIPE Financing Transaction Costs, (c) tax obligations and deferred underwriting discounts and commissions from the IPO and (d) for any redemptions of public shares. The remaining balance in the Trust Account, together with PIPE Funds, will be used for general corporate purposes of New ChargePoint. See the section entitled “The Business Combination” for additional information.

Q:     What happens if the Business Combination is not consummated or is terminated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination — Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an Initial Business Combination is not consummated by July 30, 2021, we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Switchback Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to our obligations under the General Corporation Law of the State of Delaware (“DGCL”) to provide for claims of creditors and other requirements of applicable law. Holders of our Founder Shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q:     When is the Business Combination expected to be consummated?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of our stockholders to be held on         , 2020, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information included in this proxy statement/prospectus/consent solicitation statement, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus/consent solicitation statement, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/consent solicitation statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of Class A Common Stock or Class B Common Stock on               , 2020, the record date for the special meeting, you may vote with respect to the Proposals online at the virtual special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting and vote online, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the special meeting?

A:     At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Q:     What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

Q:     If I am not going to attend the virtual special meeting online, should I submit my proxy card instead?

A:     Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement/prospectus/consent solicitation statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to us at the address listed below so that it is received by us prior to the special meeting or by attending the virtual special meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to us, which must be received prior to the special meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/consent solicitation statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus/consent solicitation statement or the enclosed proxy card you should contact our proxy solicitor at:

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     The Switchback Board is soliciting your proxy to vote your shares of Class A Common Stock and Class B Common Stock on all matters scheduled to come before the special meeting. We will pay the cost of soliciting proxies for the special meeting. We have engaged               to assist in the solicitation of proxies for the special meeting. We have agreed to pay               a fee of $              , plus disbursements. We will reimburse               for reasonable out-of-pocket expenses and will indemnify               and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and Class B Common Stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

QUESTIONS AND ANSWERS ABOUT CHARGEPOINT’S CONSENT SOLICITATION

Q:     Why am I receiving this proxy statement/prospectus/consent solicitation statement?

A:     ChargePoint’s Stockholders are being asked to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Merger and the Business Combination (the “ChargePoint Business Combination Proposal”), by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement. As a result of the Business Combination, Switchback will acquire ChargePoint. Subject to the terms of the Business Combination Agreement, holders of ChargePoint equity interests (and convertible securities) will be entitled to receive shares of Switchback’s Class A Common Stock at a deemed value of $10.00 per share as consideration in connection with the Merger. During the Earnout Period, New ChargePoint may issue to Eligible ChargePoint Equityholders up to 27,000,000 additional shares of Class A Common Stock in the aggregate, referred to herein as the Earnout Shares, in three equal tranches upon the occurrence of each Earnout Triggering Event. Please see the subsections entitled “The Business Combination — Conversion of Securities” and “The Business Combination — Earnout.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus/consent solicitation statement as Annex A. This proxy statement/prospectus/consent solicitation statement and its annexes contain important information about the proposed Business Combination and the solicitation of written consents. You should read this proxy statement/prospectus/consent solicitation statement and its annexes carefully and in their entirety.

ChargePoint’s stockholders are encouraged to return their written consent as soon as possible after carefully reviewing this proxy statement/prospectus/consent solicitation statement and its annexes.

Q:     What will happen to my existing shares of ChargePoint capital stock in the Business Combination?

A:     At the closing of the Business Combination, each outstanding share of ChargePoint Common Stock (including each share of ChargePoint Preferred Stock that will be converted into shares of ChargePoint Common Stock immediately prior to such closing, but excluding shares of ChargePoint Restricted Stock), will be cancelled and automatically converted into the right to receive (a) the number of shares of Class A Common Stock of Switchback equal to the Exchange Ratio (determined in accordance with the Business Combination Agreement) and (b) the contingent right to receive certain Earnout Shares. See the subsections entitled “The Business Combination — Conversion of Securities” and “The Business Combination — Earnout” for further information on the consideration being paid to the stockholders of ChargePoint.

Q:     What will happen to my existing ChargePoint Warrants in the Business Combination?

A:     At the Closing, each outstanding and unexercised ChargePoint Warrant will be automatically converted into (a) a warrant to acquire a number of shares of Class A Common Stock of Switchback (each such resulting warrant, an “Assumed Warrant”) and (b) the contingent right to receive Earnout Shares. The number of shares of Class A Common Stock of Switchback subject to each Assumed Warrant will be equal to (a) the number of shares of ChargePoint Common Stock subject to the applicable ChargePoint Warrant multiplied by (b) the Exchange Ratio (rounded down to the nearest whole number). The per share exercise price of each Assumed Warrant will be equal to (a) the per share exercise price for the shares of ChargePoint Common Stock subject to the applicable ChargePoint Warrant (as in effect immediately prior to the Effective Time) divided by (b) the Exchange Ratio (rounding up to the nearest whole cent).

See the subsections entitled “The Business Combination — Conversion of Securities” and “The Business Combination — Earnout” for further information on the consideration being paid to the stockholders of ChargePoint.

Q:     What is the recommendation of the ChargePoint Board?

A:     The ChargePoint Board unanimously recommends that the ChargePoint Stockholders approve the ChargePoint Business Combination Proposal.

Q:     Do any of ChargePoint’s directors or officers have interests in the Business Combination that may differ from or be in addition to the interests of ChargePoint Stockholders?

A:     Yes. ChargePoint Stockholders should be aware that some of ChargePoint’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of ChargePoint’s stockholders generally. The ChargePoint Board was aware of and considered these interests, among other matters, in deciding to approve the terms of the Business Combination Agreement and the Business Combination. See “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of ChargePoint Directors and Officers.”

Q:     Who is entitled to act by written consent?

A:     ChargePoint Stockholders of record holding ChargePoint Outstanding Shares at the close of business on the record date of               , 2020 (the “ChargePoint Record Date”), will be notified of and be entitled to execute and deliver a written consent with respect to the ChargePoint Business Combination Proposal.

Q:     How can I give my consent?

A:     ChargePoint Stockholders may give their consent by completing, dating and signing the written consent enclosed with this proxy statement/prospectus/consent solicitation statement and returning it to ChargePoint by emailing a .pdf copy to cplegal@chargepoint.com, roya.shakoori@chargepoint.com and chargepoint_solicitation@gunder.com or by mailing your written consent to ChargePoint, Inc., 240 East Hacienda Avenue, Campbell, CA 95008, Attention: Chief Legal Officer. ChargePoint will not call or convene any meeting of its stockholders in connection with the approval of the ChargePoint Business Combination Proposal.

Q:     What approval is required to adopt the Business Combination Agreement and approve the transactions contemplated thereby?

A:     Approval of the Business Combination Agreement and the transactions contemplated thereby requires the affirmative vote in favor of the approval and adoption of the Business Combination Agreement and the Business Combination by holders of at least a (a) majority of the outstanding shares of the ChargePoint Common Stock and ChargePoint Preferred Stock (on an as-converted basis), voting together as a single class, (b) a majority of the outstanding shares of the ChargePoint Preferred Stock, voting together as a single class on an as-converted basis, (c) two-thirds of the outstanding shares of the ChargePoint Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (voting together as a single class on an as-converted basis), (d) two-thirds of the outstanding shares of the ChargePoint Series D Preferred Stock, (e) a majority of the outstanding shares the ChargePoint Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock (voting together as a single class on an as-converted basis), (f) a majority of the outstanding shares of the ChargePoint Series H Preferred Stock (including the approval of certain holders of Series H Preferred Stock) and (g) a majority of the outstanding shares of the ChargePoint Series H-1 Preferred Stock.

Q:     What happens if I do not return my written consent?

A:     If you hold shares of ChargePoint capital stock as of the ChargePoint Record Date and you do not return your written consent, it will have the same effect as a vote against the ChargePoint Business Combination Proposal.

Q:     Do ChargePoint Stockholders have appraisal rights if they object to the Business Combination?

A:     Yes. Pursuant to Section 262 of the DGCL, ChargePoint Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of ChargePoint Common Stock or ChargePoint Preferred Stock (as applicable), as determined by the Court of Chancery, if the Merger is completed. The “fair value” of your shares of ChargePoint Common Stock or ChargePoint Preferred Stock (as applicable) as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Business Combination Agreement. ChargePoint Stockholders who do not consent to the adoption of the Business Combination Agreement and who wish to preserve their appraisal rights must so advise ChargePoint by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from ChargePoint that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, ChargePoint Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to ChargePoint Stockholders, see the subsection entitled “The Business Combination — Appraisal Rights — Appraisal Rights of ChargePoint Stockholders.”

Q:     What is the deadline for returning my written consent?

A:     The ChargePoint Board has set          , 2020 as the targeted final date for receipt of written consents (such date, as it may be extended in accordance with the next sentence, the “consent deadline”). ChargePoint reserves the right to extend the consent deadline beyond          , 2020. Any such extension may be made without notice to the ChargePoint Stockholders.

Q:     Can I change or revoke my written consent?

A:     Yes. You may change or revoke your consent to the ChargePoint Business Combination Proposal at any time before the consent deadline. If you wish to change or revoke your consent before the consent deadline, you may do so by sending in a written notice to that effect by one of the means described in the section entitled “ChargePoint’s Solicitation of Written Consents.”

Q:     What do I need to do now?

A:     ChargePoint urges you to read carefully and consider the information contained in this proxy statement/prospectus/consent solicitation statement, including the annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder of ChargePoint. Once the registration statement of which this proxy statement/prospectus/consent solicitation statement has been declared effective by the SEC, ChargePoint will solicit your written consent. The ChargePoint Board unanimously recommends that all ChargePoint Stockholders approve the ChargePoint Business Combination Proposal by executing and returning to ChargePoint the written consent furnished with this proxy statement/prospectus/consent solicitation statement as soon as possible and no later than the consent deadline.

Q:     What are the U.S. federal income tax consequences of the Business Combination to U.S. holders of ChargePoint capital stock?

A:     For general information on the material U.S. federal income tax consequences of the Business Combination to holders of ChargePoint capital stock, see the subsection entitled “The Business Combination — Certain U.S. Federal Income Tax Considerations.”

Q:     Who can help answer my questions about the consent?

A:     If you have questions about the transaction or the process for returning your written consent, or if you need additional copies of this proxy statement/prospectus/consent solicitation statement or a replacement written consent, please contact ChargePoint, Inc., 240 East Hacienda Avenue, Campbell, CA 95008, Attention: Chief Financial Officer or cplegal@chargepoint.com, and chargepoint_solicitation@gunder.com.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

This summary highlights selected information from this proxy statement/prospectus/consent solicitation statement and does not include all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus/consent solicitation statement carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

Switchback Energy Acquisition Corporation

Switchback is a Delaware corporation formed on May 10, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Switchback and one or more businesses. Upon the Closing, we intend to change our name from “Switchback Energy Acquisition Corporation” to “ChargePoint Holdings, Inc.”

Our Class A Common Stock, public warrants and units, consisting of one share of Class A Common Stock and one-third of one warrant, are traded on the NYSE under the ticker symbols “SBE,” “SBE WS” and “SBE.U,” respectively. We have applied to continue the listing of our Class A Common Stock and warrants on the NYSE under the symbols “          ” and “          WS” respectively, upon the Closing. The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of Switchback’s principal executive office is 5949 Sherry Lane, Suite 1010, Dallas, TX 75225, and our telephone number is (214) 368-0821.

ChargePoint, Inc.

ChargePoint is a leading EV charging network provider committed to enabling the electrification of mobility for all people and goods. Years before EVs were widely available, ChargePoint envisioned a new way of fueling, conveniently located where drivers live, work and play. By pioneering networked EV charging, ChargePoint has helped make electrified mobility a reality, with consumers and fleets rapidly adopting EVs. With 13 years of focused development, over $650 million of private capital raised and over 4,000 existing commercial customers, ChargePoint is driving the shift to electric mobility by providing charging solutions in North America and Europe for all segments, including commercial (e.g., retail, workplace, parking, recreation, education and highway fast charge), fleet (e.g., delivery, logistics, motorpool, transit and shared mobility) and residential (e.g., homes, apartments and condos).

ChargePoint’s networked solutions can charge EV passenger cars or fleet vehicles regardless of manufacturer. Thus, ChargePoint believes it should benefit from the broader electrification trend without needing to identify which, traditional auto manufacturers or more recent “born electric” entrants will be successful. Further, ChargePoint believes it will continue to grow proportionally to EV market growth due to the fact that for almost a decade, ChargePoint’s charging port growth in North America has correlated closely with passenger EV sales growth in North America. Passenger EV sales are expected to increase from 2.6% of new vehicles sold in 2019 to 29.2% in 2030 in the United States and Europe according to the Bloomberg New Energy Finance Electric Vehicle Outlook 2020 (the “BNEF Report”).

Vehicles spend the vast majority of their time parked. Accordingly, the locations where vehicles are commonly parked should offer fueling with charging speeds matched to the natural parking duration of vehicles at those sites. With the exception of occasional drives beyond a vehicle’s battery range, EV charging is primarily a top-up model and fueling is transitioning from being a chore commonly performed by having to make a dedicated stop to being conveniently located where drivers naturally park. ChargePoint is tackling this growing addressable market one parking lot at a time by primarily selling charging solutions to commercial and fleet customers in the form of networked hardware and recurring software subscriptions and services. With rare exceptions, ChargePoint does not own charging sites or stations, monetize driver access to stations or monetize the sale of energy. Because customers own the charging infrastructure, ChargePoint can focus its resources on product development, customer acquisition and public policy to drive innovation, competition and customer choice in the market.

ChargePoint primarily generates revenue through the sale of networked charging hardware, both Level 2 208/240V alternating current (“Level 2 AC”) and direct current fast charge (“DC Fast Charging”) combined with software (“Cloud Services”) billed as an annual subscription based on the number of charging ports. Cloud Services enable commercial and fleet customers to manage all aspects of charging in their parking lots and depots. In addition, ChargePoint offers an extended parts and labor warranty (“Assure”) as an annual subscription. All ChargePoint ports are integrated into one network available to drivers, who can use the ChargePoint mobile application to find charging, start sessions, pay for charging and access features that station owners enable via the ChargePoint host application. The solutions are available with customizable video and signage options for customers who want to promote their brand. ChargePoint also offers ChargePoint as a Service (“CPaaS”), in which the networked charging station hardware, Cloud Services and Assure are bundled into an annual subscription payment.

ChargePoint has over 4,000 existing commercial customers, including 62% of the 2018 Fortune 50 list of companies. More generally, ChargePoint supports customers in the following key markets:

•        Commercial:    Commercial businesses have parking at offices, medical complexes, schools, retail sites, airports, convenience stores, recreation centers and fast-fueling sites, among others. They invest in EV charging to attract tenants, employees, customers and visitors, generate direct and indirect income, reduce expenses and achieve sustainability goals.

•        Fleet:    ChargePoint’s fleet customers include delivery/logistics, sales/service/motorpool and transit and shared mobility operators. They use ChargePoint’s EV charging solutions to fuel operations, manage operating costs and achieve sustainability goals.

•        Residential:    ChargePoint offers residential charging solutions for drivers in single family residences who want the convenience of fueling at home with the ability to optimize energy costs and full integration with the same mobile application that they use for charging away from home. For apartments and condominium settings, ChargePoint offers landlords and owner associations the ability to offer charging billed directly to the tenant.

ChargePoint estimates it currently has an over 70% market share in networked Level 2 AC charging in North America. It began European operations in 2017 and currently operates in 16 European countries. It expects significant market opportunities for fleet solutions as fleet EVs begin to arrive in more meaningful volume in coming years. ChargePoint believes that designing, developing and delivering high quality, networked charging that consistently works and improves over time with Cloud Services upgrades produces a quality experience for both businesses and drivers. ChargePoint believes its approach fosters loyalty and organic customer growth beyond initial purchase and leads to high retention rates for Cloud Services subscriptions on existing ports. As customers see increasing utilization from rising EV penetration, they typically expand the number of charging ports they purchase from ChargePoint. Additional network effects result from the breadth of ecosystem integrations ChargePoint has implemented, including in-vehicle infotainment systems, consumer mobile applications, payment systems, mapping tools, home automation assistants, fleet fuel cards, wearables and utility grid management systems, among others.

The mailing address of ChargePoint’s principal executive office is 240 East Hacienda Avenue, Campbell, CA 95008, and its telephone number is (408)-841-4500.

For more information about ChargePoint, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChargePoint,” “Information About ChargePoint” and the financial statements of ChargePoint included herein.

The Business Combination

On September 23, 2020, we entered into the Business Combination Agreement with Merger Sub and ChargePoint. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge with and into ChargePoint, with ChargePoint surviving the Merger. After giving effect to the Merger, ChargePoint will become a wholly owned subsidiary of New ChargePoint.

Immediately prior to the Effective Time and subject to receipt of the requisite approval of ChargePoint’s stockholders, ChargePoint will cause each share of ChargePoint Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be converted into shares of ChargePoint Common Stock at the then-effective conversion rate in accordance with the terms of the ChargePoint Charter. Following the Conversion, there will be no outstanding shares of ChargePoint Preferred Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Switchback, Merger Sub, ChargePoint or the holders of any of ChargePoint’s securities:

•        each share of ChargePoint Common Stock issued and outstanding immediately prior to the Effective Time (including shares of ChargePoint Common Stock resulting from the Conversion, but excluding any outstanding unvested shares of ChargePoint Restricted Stock) will be cancelled and converted into (a) the right to receive the number of shares of Class A Common Stock equal to the Exchange Ratio and (b) the contingent right to receive Earnout Shares as additional consideration;

•        all shares of ChargePoint Common Stock and ChargePoint Preferred Stock held in the treasury of ChargePoint will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

•        each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

•        each ChargePoint Warrant that is outstanding and unexercised immediately prior to the Effective Time will be converted into (a) a warrant to purchase a number of shares of Class A Common Stock (each, an “Assumed Warrant”) equal to the product of (x) the number of shares of ChargePoint Common Stock subject to such ChargePoint Warrant and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such ChargePoint Warrant divided by (ii) the Exchange Ratio and (b) the contingent right to receive Earnout Shares;

•        each ChargePoint Option that is outstanding immediately prior to the Effective Time will be converted into (a) an option to purchase a number of shares of Class A Common Stock (each, an “Exchanged Option”) equal to the product of (x) the number of shares of ChargePoint Common Stock subject to such ChargePoint Option and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such ChargePoint Option divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such ChargePoint Option) and (b) solely in the case of ChargePoint Options that are vested, the contingent right to receive Earnout Shares; and

•        each award of ChargePoint Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into an award of a number of restricted shares of Class A Common Stock (“Exchange Restricted Stock”) (rounded up or down to the nearest whole number, with a fraction of 0.5 rounded up) equal to the product of (a) the number of shares of ChargePoint Restricted Stock subject to such award and (b) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such ChargePoint Restricted Stock).

Pursuant to the terms of the Charter, each outstanding share of Class B Common Stock, after giving effect to the forfeiture of Founder Shares contemplated by the Founders Stock Letter, will be converted into one share of Class A Common Stock and will no longer be outstanding and will cease to exist.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the section entitled “The Business Combination.”

Earnout

During the Earnout Period, New ChargePoint may issue to Eligible ChargePoint Equityholders up to 27,000,000 additional shares of Class A Common Stock in the aggregate, referred to herein as the Earnout Shares, in three equal tranches upon the occurrence of each Earnout Triggering Event. Please see the subsection entitled “The Business Combination — Earnout.”

Conditions to the Closing

The obligations of ChargePoint, Switchback and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

•        the written consent of the requisite stockholders of ChargePoint (the “Written Consent Parties”) in favor of the approval and adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement (the “Written Consent”) having been delivered to Switchback;

•        the Merger and the Business Combination Agreement, the issuance of Class A Common Stock in connection with the Merger and the second amended and restated certificate of incorporation of Switchback (the “Required Switchback Proposals”) having each been approved and adopted by the requisite affirmative vote of Switchback stockholders at the special meeting in accordance with the DGCL, Switchback’s organizational documents and the rules and regulations of the NYSE;

•        no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•        all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;

•        the Registration Statement having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

•        the shares of Class A Common Stock, to be issued pursuant to the Business Combination Agreement (including the Earnout Shares) and in connection with the PIPE Financing, having been listed on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing; and

•        Switchback having at least $5,000,001 of net tangible assets immediately following the Closing (after giving effect to the redemption of public shares by Switchback’s public stockholders, in accordance with Switchback’s organizational documents).

The obligations of Switchback and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•        the accuracy of the representations and warranties of ChargePoint as determined in accordance with the Business Combination Agreement;

•        ChargePoint having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•        no ChargePoint Material Adverse Effect having occurred between the date of the Business Combination Agreement and the Effective Time that is continuing;

•        ChargePoint having delivered to Switchback a certificate, dated the date of the Closing, signed by an officer of ChargePoint, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•        the sale and issuance by Switchback of Class A Common Stock in connection with the PIPE Financing having been consummated prior to or in connection with the Effective Time; and

•        ChargePoint having delivered to Switchback its audited consolidated balance sheet as of January 31, 2020 and January 31, 2019, and the related audited consolidated statements of operations and cash flows for the three years ended January 31, 2020 (the “ChargePoint Audited Financial Statements”).

The obligations of ChargePoint to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Effective Time of the following additional conditions:

•        the accuracy of the representations and warranties of Switchback and Merger Sub as determined in accordance with the Business Combination Agreement;

•        each of Switchback and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•        Switchback having delivered to ChargePoint a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Switchback, certifying as to the satisfaction of the conditions specified in certain sections of the Business Combination Agreement;

•        no Switchback material adverse effect having occurred between the date of the Business Combination Agreement and the Effective Time that is continuing;

•        Switchback having made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to Switchback immediately prior to the Effective Time, and all such funds released from the Trust Account being available to Switchback in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Switchback’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination;

•        the amount of Switchback Cash minus (x) the aggregate amount of cash proceeds that will be required to satisfy redemptions of public shares by Switchback’s public stockholders in accordance with Switchback’s organizational documents, if any, minus (y) the amount of Switchback Transaction Costs that remain unpaid immediately prior to the Closing (excluding, for the avoidance of doubt, any Switchback Transaction Costs payable by our Sponsor in accordance with the Business Combination Agreement), equaling at least $300,000,000; and

•        each of the covenants of our Sponsor required under the Founders Stock Letter to be performed as of or prior to the Closing having been performed in all material respects, and our Sponsor having not threatened (a) that the Founders Stock Letter is not valid, binding and in full force and effect, (b) that Switchback is in breach of or default under the Founders Stock Letter or (c) to terminate the Founders Stock Letter.

Regulatory Matters

Neither Switchback nor ChargePoint is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. The parties filed a pre-merger notification under the HSR Act on October 6, 2020. The 30-day waiting period will expire at 11:59 p.m. on November 5, 2020. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Related Agreements

Support Agreement

ChargePoint has delivered to Switchback a Stockholder Support Agreement (the “Support Agreement”), pursuant to which, among other things, the Written Consent Parties, whose ownership interests collectively represent the outstanding ChargePoint Common Stock and ChargePoint Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of ChargePoint, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent within 48 hours of the Registration Statement becoming effective. The Support Agreement will terminate upon the earlier to occur of: (a) the Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms and (c) the effective date of a written agreement of Switchback and the Written Consent Parties terminating the Support Agreement.

A&R Registration Rights Agreement

In connection with the Closing, that certain Registration Rights Agreement dated July 25, 2019 (the “IPO Registration Rights Agreement”) will be amended and restated and Switchback, certain persons and entities holding securities of Switchback prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Class A Common Stock or instruments exercisable for Class A Common Stock in connection with the Merger (the “New Holders” and together with the Initial Holders, the “Registration Rights Holders”) will enter into that amended and restated IPO Registration Rights Agreement attached as an exhibit to the Business Combination Agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, New ChargePoint will agree that, within 15 business days after the Closing, New ChargePoint will file with the SEC (at New ChargePoint’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Initial Holders and the New Holders (the “Resale Registration Statement”), and New ChargePoint will use its commercially reasonable efforts to have the Resale Registration Statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to four underwritten offerings and will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by New ChargePoint if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Lock-Up Agreements

Concurrently with ChargePoint entering into the Business Combination Agreement, certain stockholders of ChargePoint, whose ownership interests represent 92.2% of the outstanding ChargePoint Common Stock (voting on an as-converted basis) in the aggregate, have agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of Class A Common Stock held by them immediately after the Effective Time, including any shares of Class A Common Stock issuable upon the exercise of options or warrants to purchase shares of Class A Common Stock held by them immediately following the Closing or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, for six months after the Closing.

Founders Stock Letter

In connection with the execution of the Business Combination Agreement, the initial stockholders entered into a letter agreement (the “Founders Stock Letter”) with Switchback pursuant to which, among other things, the initial stockholders will, (a) subject to the satisfaction of the conditions to Closing set forth in the Business Combination Agreement, immediately prior to the Closing, surrender to Switchback, for no consideration and as a capital contribution to Switchback, 984,706 Founder Shares held by them (on a pro rata basis), whereupon such Founder Shares will be immediately cancelled and (b) upon and subject to the Closing, subject the 900,000 Founder Earn Back Shares (including any Class A Common Stock issued in exchange therefor in the Merger) held by them (on a pro rata basis) to potential forfeiture, which Founder Earn Back Shares will no longer be subject to potential forfeiture if the Closing VWAP of one share of Class A Common Stock quoted on the NYSE (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $12.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period. The Founders Stock Letter also provides that our Sponsor will bear any Switchback Transaction Costs in excess of the Switchback Transaction Costs Cap, excluding any PIPE Financing Transaction Costs.

Proposed Second Amended and Restated Charter

Pursuant to the terms of the Business Combination Agreement, at the Closing, we will amend and restate, effective as of the Effective Time, our Charter to, among other things, (a) increase the number of authorized shares of Switchback’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of Switchback Common Stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock and (ii) 1,000,000 shares of Switchback Preferred Stock, to 1,010,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock, (b) provide that any director or the entire Switchback Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, (c) require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Parts A and B of Article FOURTH, Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of the Proposed Second A&R Charter, (d) require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to adopt, amend or repeal any provision of Switchback’s bylaws, (e) eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to Switchback following the Closing, (f) change the post-combination company’s name to “ChargePoint Holdings, Inc.” and (g) make certain other changes that the Switchback Board deems appropriate for a public operating company.

For more information about the amendments to our Charter, see the section entitled “Proposal Nos. 2 – 6 — The Charter Proposals.”

PIPE Financing

In connection with the execution of the Business Combination Agreement, on September 23, 2020, Switchback entered into separate subscription agreements (each a “Subscription Agreement” and collectively, the “Subscription Agreements”) with each of the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and Switchback agreed to sell to the New PIPE Investors, an aggregate of 22,500,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $225,000,000, in the PIPE Financing.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the post-combination company following the Closing.

Pursuant to the Subscription Agreements, Switchback agreed that, within 15 business days after the consummation of the Business Combination, Switchback will file with the SEC (at Switchback’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and Switchback will use its reasonable best efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

For more information about the Subscription Agreements, see the subsection entitled “The Business Combination — Related Agreements — PIPE Financing.”

Interests of Certain Persons in the Business Combination

Interests of ChargePoint Directors and Officers

In considering whether to adopt the Business Combination Agreement by executing and delivering a written consent, ChargePoint Stockholders should be aware that aside from their interests as stockholders, ChargePoint’s officers and the members of the ChargePoint Board have interests in the Business Combination that are different from, or in addition to, those of other ChargePoint Stockholders generally. ChargePoint Stockholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things, the fact that:

•        The following executive officers of ChargePoint may be appointed as executive officers of Switchback following the consummation of the Business Combination: Pasquale Romano, Michael Hughes, Rex Jackson, Colleen Jansen, Christopher Burghardt, William Loewenthal, Eric Sidle and Lawrence Lee;

•        The following members of the ChargePoint Board may be appointed as directors of Switchback following the consummation of the Business Combination: Pasquale Romano, Roxanne Bowman, Bruce Chizen, Neil Suslak, Michael Linse, Mark Leschly, G. Richard Wagoner, Jr., Axel Harries and Jeffrey Harris; and

•        The executive officers of ChargePoint and members of the ChargePoint Board are holders of, or affiliated with entities that are holders of, ChargePoint equity interests and in such capacity will be entitled to receive the consideration payable in the Business Combination to all holders of such equity interests.

Interests of Sponsor and Switchback Directors and Officers

In considering the recommendation of the Switchback Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that our Sponsor holds 5,521,568 private placement warrants that would expire worthless if a Business Combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the Business Combination;

•        the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, including 120,000 Founder Shares which were subsequently transferred to our independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $        , based on the closing price of our Class A Common Stock of $           per share on         , 2020 (after giving effect to the forfeiture of Founder Shares contemplated by the Founders Stock Letter and not taking into account the Founder Earn Back Shares);

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the fact that our independent directors own an aggregate of 120,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at approximately $        , based on the closing price of our Class A Common Stock of $               per share on         , 2020;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

Reasons for the Approval of the Business Combination

After careful consideration, the Switchback Board recommends that our stockholders vote “FOR” the approval of the Business Combination Proposal and the ChargePoint Board recommends that its stockholders vote “FOR” the approval of the ChargePoint Business Combination Proposal.

For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the Switchback Board, see the subsections entitled “The Business Combination — The Switchback Board’s Reasons for the Approval of the Business Combination.”

For a more complete description of ChargePoint’s reasons for the approval of the Business Combination and the recommendation of the ChargePoint Board, see the subsection entitled “The Business Combination — The ChargePoint Board’s Reasons for the Approval of the Business Combination.”

Redemption Rights

Under our Charter, holders of our Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our franchise and income taxes, by (b) the total number of shares of Class A Common Stock issued in the IPO; provided that we will not redeem any public shares to the extent that such redemption would result in Switchback having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of June 30, 2020, this would have amounted to approximately $10.11 per share. Under our Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 20% of the public shares. In order to determine whether a stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder, Switchback will require each public stockholder seeking to exercise redemption rights to certify to Switchback whether such stockholder is acting in concert or as a group with any other stockholder.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock and will not participate in our future growth, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the subsection entitled “Special Meeting of Switchback Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of New ChargePoint After the Closing

We anticipate that, upon completion of the Business Combination, the ownership of New ChargePoint will be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 77.7% of our outstanding Class A Common Stock;

•        the public stockholders will own 31,411,763 shares of our Class A Common Stock, or approximately 11.5% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 8.3% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 2.5% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

The number of shares and the interests set forth above (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) a Closing Date of December 15, 2020, (iii) that there are no other issuances of equity interests of Switchback or ChargePoint and (iv) that there are no exercises of ChargePoint Options or ChargePoint Warrants other than exercises of ChargePoint Options that would expire prior to the assumed Closing Date of December 15, 2020 and (b) do not take into account (i) Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares. As a result of the Business Combination, the economic and voting interests of our public stockholders will decrease. If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” i.e., 21,075,290 shares of Class A Common Stock are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New ChargePoint upon the Closing will be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 84.2% of our outstanding Class A Common Stock;

•        the public stockholders will own 10,336,473 shares of our Class A Common Stock, or approximately 4.1% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 9.0% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 2.7% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

The ownership percentages with respect to New ChargePoint set forth above do not take into account Switchback Warrants that will remain outstanding immediately following the Business Combination, but do include the Founder Shares (including the Founder Earn Back Shares), after giving effect to the forfeiture of Founder Shares contemplated by the Founders Stock Letter, which will convert into Class A Common Stock upon an Initial Business Combination. If the facts are different than these assumptions, the percentage ownership retained by Switchback’s existing stockholders in New ChargePoint following the Business Combination will be different. For example, if we assume that all outstanding 10,470,587 public warrants and 5,521,568 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New ChargePoint would be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 73.4% of our outstanding Class A Common Stock;

•        the public stockholders will own 41,882,350 shares of our Class A Common Stock, or approximately 14.5% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 7.8% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 12,389,803 shares of our Class A Common Stock, or approximately 4.3% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

The Switchback Warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) a Closing Date of December 15, 2020, (iii) that there are no other issuances of equity interests of Switchback or ChargePoint, (iv) the exercise of all ChargePoint Options that would expire prior to the assumed Closing Date of December 15, 2020, (v) the issuance of all 78,249,121 shares of Class A Common Stock that will be reserved in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants and (vi) the issuance of all Earnout Shares and (b) do not take into account Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New ChargePoint would be as follows:

•        the Historical Rollover Stockholders will own 317,134,272 shares of our Class A Common Stock, or approximately 83.9% of our outstanding Class A Common Stock;

•        the public stockholders will own 31,411,763 shares of our Class A Common Stock, or approximately 8.3% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 6.0% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 1.8% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of New ChargePoint Following the Business Combination

Assuming the Director Election Proposal is approved at the special meeting, we expect the New ChargePoint board of directors (the “New ChargePoint Board”) to be comprised of Pasquale Romano, Roxanne Bowman, Bruce Chizen, Axel Harries, Jeffrey Harris, Mark Leschly, Michael Linse, Neil Suslak and G. Richard Wagoner, Jr.

Expected Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Switchback will be treated as the “acquired” company for financial reporting purposes. See the subsection entitled “The Business Combination — Expected Accounting Treatment.”

Appraisal Rights

Appraisal Rights of Switchback Stockholders

Appraisal rights are not available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the Business Combination.

Appraisal Rights of ChargePoint Stockholders

Under Section 262 of the DGCL, holders of shares of ChargePoint Common Stock or ChargePoint Preferred Stock who do not consent to the adoption of the Business Combination Agreement and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid on the amount determined to be “fair value.” ChargePoint Stockholders that are considering seeking appraisal should be aware that the “fair value” of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Business Combination Agreement if they did not seek appraisal of their shares.

Any holder of shares of ChargePoint Common Stock or ChargePoint Preferred Stock wishing to exercise appraisal rights must, within 20 days after the date of mailing of the notice of their right to demand appraisal, make a written demand for the appraisal of the stockholder’s shares to ChargePoint, and that stockholder must not submit a written consent approving the adoption of the Business Combination Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See “The Business Combination — Appraisal Rights — Appraisal Rights of ChargePoint Stockholders” and Section 262 of the DGCL attached to this proxy statement/prospectus/consent solicitation statement as Annex E.

Other Switchback Proposals

In addition to the proposal to approve and adopt the Business Combination Agreement and the Business Combination, our stockholders will be asked to vote on proposals to amend and restate our Charter to, among other things, (a) increase the number of authorized shares of Switchback’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of Switchback Common Stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock and (ii) 1,000,000 shares of Switchback Preferred Stock, to 1,010,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to Switchback following the Closing, (c) change the post-combination company’s name to “ChargePoint Holdings, Inc.” and (d) make certain other changes that the Switchback Board deems appropriate for a public operating company. A copy of the Proposed Second A&R Charter reflecting the proposed amendments pursuant to the Authorized Share Charter Proposal, the Director Removal Charter Proposal, the Charter Amendment Charter Proposal, the Bylaw Amendment Charter Proposal and the Additional Charter Proposal is attached to this proxy statement/prospectus/consent solicitation statement as Annex B. For more information about the Charter Proposals, see the section entitled “Proposal Nos. 2 – 6 — The Charter Proposals.”

In addition, our stockholders will be asked to vote on (a) a proposal to approve, for purposes of complying with applicable NYSE listing rules, (i) the issuance of up to an aggregate of 245,000,000 shares of Class A Common Stock to the Historical Rollover Stockholders and the Eligible ChargePoint Equityholders in connection with the Business Combination, (ii) the issuance and sale to the New PIPE Investors of 22,500,000 shares of Class A Common Stock in the PIPE Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement and (iii) the issuance of up to 78,249,121 shares of Class A Common Stock that may be reserved for issuance in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants, (b) a proposal to approve and adopt the 2020 Plan, (c) a proposal to approve and adopt the ESPP, (d) a proposal to elect, effective immediately after the Effective Time,             directors to serve until the 2021 annual meeting of stockholders,               directors to serve until the 2022 annual meeting of stockholders and               directors to serve until the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal and (e) a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal or the Director Election Proposal.

See the sections entitled “Proposal No. 7 — The NYSE Proposal,” “Proposal No. 8 — The 2020 Plan Proposal,” “Proposal No. 9 — The ESPP Proposal,” “Proposal No. 10 — The Director Election Proposal” and “Proposal No. 11 — The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The special meeting will be held at         , Eastern time, on         , 2020, via live webcast at the following address:                 , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the virtual special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on         , 2020, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 39,264,704 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 31,411,763 were public shares and 7,852,941 were Founder Shares held by the initial stockholders.

ChargePoint Solicitation of Written Consents

Purpose of the Consent Solicitation; Recommendation of the ChargePoint Board

The ChargePoint Board is providing this proxy statement/prospectus/consent solicitation statement to ChargePoint Stockholders. ChargePoint Stockholders are being asked to adopt and approve the ChargePoint Business Combination Proposal by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

After consideration, the ChargePoint Board unanimously approved and declared advisable the Business Combination Agreement and the Business Combination, upon the terms and conditions set forth in the Business Combination Agreement, and unanimously determined that the Business Combination Agreement and the transactions contemplated thereby are in the best interests of ChargePoint and its stockholders. The ChargePoint Board unanimously recommends that ChargePoint’s stockholders approve the ChargePoint Business Combination Proposal.

ChargePoint Stockholders Entitled to Consent

Only ChargePoint Stockholders of record as of the close of business on            , 2020, the ChargePoint Record Date, will be entitled to execute and deliver a written consent. As of the close of the ChargePoint Record Date, there were               shares of ChargePoint Common Stock outstanding and               shares of ChargePoint Preferred Stock outstanding, consisting of             shares of ChargePoint Series A Preferred Stock,             shares of ChargePoint Series B Preferred Stock,              shares of ChargePoint Series C Preferred Stock,             shares of ChargePoint Series D Preferred Stock,                shares of ChargePoint Series E Preferred Stock,               shares of ChargePoint Series F Preferred Stock,             shares of ChargePoint Series G Preferred Stock,              shares of ChargePoint Series H Preferred Stock and             shares of ChargePoint Series H-1 Preferred Stock in each case entitled to execute and deliver written consents with respect to the ChargePoint Business Combination Proposal. Each holder of ChargePoint Common Stock is entitled to one vote for each share of ChargePoint Common Stock held as of the ChargePoint Record Date. Each holder of ChargePoint Preferred Stock is entitled to a number of votes equal to the number of shares of ChargePoint Common Stock into which the shares of ChargePoint Preferred Stock held by such holder could be converted as of the ChargePoint Record Date.

Written Consents; Required Written Consents

The approval of the ChargePoint Business Combination Proposal requires the affirmative vote or consent of the holders of (a) a majority of the outstanding shares of the ChargePoint Common Stock and ChargePoint Preferred Stock (on an as-converted basis), voting together as a single class, (b) a majority of the outstanding shares of the ChargePoint Preferred Stock, voting together as a single class on an as-converted basis, (c) two-thirds of the outstanding shares of the ChargePoint Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (voting together as a single class on an as-converted basis), (d) two-thirds of the outstanding shares of the ChargePoint Series D Preferred Stock, (e) a majority of the outstanding shares the ChargePoint Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock (voting together as a single class on an as-converted basis), (f) a majority of the outstanding shares of the ChargePoint Series H Preferred Stock (including the approval of certain holders of Series H Preferred Stock) and (g) a majority of the outstanding shares of the ChargePoint Series H-1 Preferred Stock.

Following the execution of the Business Combination Agreement, ChargePoint delivered to Switchback the Support Agreement, pursuant to which, among other things, the Written Consent Parties, whose ownership interests collectively represent the outstanding ChargePoint Common Stock and ChargePoint Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of ChargePoint, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver a written consent within 48 hours of the Registration Statement becoming effective. The Support Agreement will terminate upon the earlier to occur of: (a) the Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms and (c) the effective date of a written agreement of Switchback and the Written Consent Parties terminating the Support Agreement.

Interests of Certain Persons in the Business Combination

In considering whether to adopt the Business Combination Agreement by executing and delivering the written consent, ChargePoint Stockholders should be aware that aside from their interests as stockholders, ChargePoint’s officers and members of ChargePoint’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other ChargePoint Stockholders generally. ChargePoint Stockholders should take these interests into account in deciding whether to approve the Business Combination. For additional information please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of ChargePoint Directors and Officers.”

Submission of Written Consents

You may consent to the ChargePoint Business Combination Proposal with respect to your shares of ChargePoint capital stock by completing, dating and signing the written consent enclosed with this proxy statement/prospectus/consent solicitation statement and returning it to ChargePoint by the consent deadline.

If you hold shares of ChargePoint capital stock as of the close of business on the ChargePoint Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to ChargePoint. Once you have completed, dated and signed the written consent, you may deliver it to ChargePoint by emailing a .pdf copy to cplegal@chargepoint.com and chargepoint_solicitation@gunder.com or by mailing your written consent to ChargePoint, Inc., 240 East Hacienda Avenue, Campbell, CA 95008, Attention: Chief Legal Officer.

The ChargePoint Board has set           , 2020 as the consent deadline. ChargePoint reserves the right to extend the consent deadline beyond           , 2020. Any such extension may be made without notice to ChargePoint’s stockholders.

ChargePoint Stockholders should not send stock certificates with their written consents. After the transaction is completed, a letter of transmittal and written instructions for the surrender of ChargePoint stock certificates or electronic certificates, as applicable, will be mailed to ChargePoint Stockholders. Do not send in your certificates now.

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the ChargePoint Business Combination Proposal (which is equivalent to a vote for such proposal). If you do not return your written consent, it will have the same effect as a vote against the ChargePoint Business Combination Proposal. If you are a record holder of shares of ChargePoint Common Stock and/or Preferred Stock and you return a signed written consent, you will have given your consent to approve the ChargePoint Business Combination Proposal.

Your consent to the ChargePoint Business Combination Proposal may be changed or revoked at any time before the consent deadline. If you wish to change or revoke your consent before the consent deadline, you may do so by delivering a notice of revocation, by emailing a .pdf copy of such notice to cplegal@chargepoint.com and chargepoint_solicitation@gunder.com or by mailing a copy of such notice to ChargePoint, Inc., 240 East Hacienda Avenue, Campbell, CA 95008, Attention: Chief Legal Officer.

Solicitation of Written Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by ChargePoint. Officers and employees of ChargePoint may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

Assistance

If you need assistance in completing your written consent or have questions regarding the consent solicitation, please contact cplegal@chargepoint.com and chargepoint_solicitation@gunder.com.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged            to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the subsection entitled “Special Meeting of Switchback Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the shares of our Class A Common Stock and Class B Common Stock entitled to vote thereat attend virtually or are represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote (online or by proxy) at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting. This means that the nine director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the NYSE Proposal at the special meeting. The Charter Proposals, the 2020 Plan Proposal, the ESPP Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus/consent solicitation statement.

Recommendation to Switchback Stockholders

The Switchback Board believes that each of the Business Combination Proposal, the Authorized Share Charter Proposal, the Director Removal Charter Proposal, the Charter Amendment Charter Proposal, the Bylaw Amendment Charter Proposal, the Additional Charter Proposal, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of Switchback and our stockholders and recommends that our stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting. For more information, see the sections entitled “Proposal No. 2 – 6 — The Charter Proposals,” “Proposal No. 7 — The NYSE Proposal,” “Proposal No. 8 — The 2020 Plan Proposal,” “Proposal No. 9 — The ESPP Proposal,” “Proposal No. 10 — The Director Election Proposal” and “Proposal No. 11 — The Adjournment Proposal.”

When you consider the recommendation of the Switchback Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus/consent solicitation statement, you should carefully read this proxy statement/prospectus/consent solicitation statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA OF CHARGEPOINT

The selected historical consolidated statements of operations data of ChargePoint for the years ended January 31, 2020, 2019 and 2018 and the historical consolidated balance sheet data as of January 31, 2020 and 2019 are derived from ChargePoint’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. The selected historical condensed consolidated statements of operations data of ChargePoint for the six months ended July 31, 2020 and 2019 and the condensed consolidated balance sheet data as of July 31, 2020 are derived from ChargePoint’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. In ChargePoint’s management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly ChargePoint’s financial position as of July 31, 2020 and the condensed consolidated results of operations for the six months ended July 31, 2020 and 2019.

ChargePoint’s historical results are not necessarily indicative of the results that may be expected in the future and ChargePoint’s results for the six months ended July 31, 2020 are not necessarily indicative of the results that may be expected for the full year ending January 31, 2021 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChargePoint” and “Information about ChargePoint” and the consolidated financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.

	Six Months Ended July 31,		Year Ended January 31,
	2020	2019	2020	2019	2018
		(in thousands, except share and per share data)
Revenue
Networked charging systems	$41,025	$42,984	$101,012	$61,338	$45,666
Subscriptions	18,815	13,533	28,930	22,504	12,818
Other	7,893	5,618	14,573	8,188	3,378
Total revenue	67,733	62,135	144,515	92,030	61,862
Cost of revenue
Networked charging systems	39,024	43,726	105,940	59,928	29,395
Subscriptions	9,225	7,527	16,244	10,441	7,968
Other	2,692	1,377	4,289	2,157	1,534
Total cost of revenue	50,941	52,630	126,473	72,526	38,897
Gross profit	16,792	9,505	18,042	19,504	22,965
Operating expenses
Research and development	35,152	32,113	69,464	50,510	42,746
Sales and marketing	25,167	27,618	56,997	56,411	41,868
General and administrative	9,555	12,396	23,945	17,870	12,034
Total operating expenses	69,874	72,127	150,406	124,791	96,648
Loss from operations	(53,082)	(62,622)	(132,364)	(105,287)	(73,683)
Interest income	280	2,073	3,245	1,402	375
Interest expense	(1,628)	(1,795)	(3,544)	(3,690)	(2,496)
Change in fair value of redeemable convertible preferred stock warrant liability	(10,981)	(438)	(875)	(388)	737
Other income (expense), net	131	(327)	(565)	(5)	(349)
Net loss before income taxes	(65,280)	(63,109)	(134,103)	(107,968)	(75,416)
Provision for income taxes	105	75	224	119	62
Net loss	$(65,385)	$(63,184)	$(134,327)	$(108,087)	$(75,478)

	Six Months Ended July 31,		Year Ended January 31,
	2020	2019	2020	2019	2018
		(in thousands, except share and per share data)
Accretion of beneficial conversion feature of redeemable convertible preferred stock	(58,625)	—	—	—	—
Net loss attributable to common stockholders	$(124,010)	$(63,184)	$(134,327)	$(108,087)	$(75,478)
Net loss per share attributable to common stockholders, basic and diluted	$(9.64)	$(8.58)	$(15.05)	$(24.81)	$(39.26)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	12,866,226	7,360,617	8,924,129	4,357,332	1,922,558
(in thousands)	July 31, 2020	January 31,
		2020	2019
Balance Sheet Data
Total assets	$296,605	$234,191	$288,101
Total liabilities	$176,292	$175,971	$117,991
Total redeemable convertible preferred stock and stockholders’ deficit	$120,313	$58,220	$170,110

SELECTED HISTORICAL FINANCIAL DATA OF SWITCHBACK

The selected historical statements of operations data of Switchback for the period from May 10, 2019 (inception) through December 31, 2019 and the historical balance sheet data as of December 31, 2019 are derived from Switchback’s audited financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. The selected historical condensed statements of operations data of Switchback for the six months ended June 30, 2020 and the condensed balance sheet data as of June 30, 2020 are derived from Switchback’s unaudited interim condensed financial statements include elsewhere in this proxy statement/prospectus/consent solicitation statement. In Switchback management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly Switchback’s financial position as of June 30, 2020 and the results of operations for the six months ended June 30, 2020.

Switchback’s historical results are not necessarily indicative of the results that may be expected in the future and Switchback’s results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Switchback” and “Information about Switchback” and the financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.

	For the Six Months Ended June 30, 2020	For the Period from May 10, 2019 (Inception) through December 31, 2019
General and administrative expenses	$449,295	$934,695
Franchise tax expense	100,000	87,928
Loss from operations	(549,295)	1,022,623
Gain on marketable securities, dividends and interest held in Trust Account	1,128,547	2,281,259
Income (loss) before income tax expense	579,252	1,258,636
Income tax expense	236,995	479,064
Net income (loss)	$342,257	$779,572
Basic and diluted weighted average shares outstanding, Class A	31,411,763	31,092,978
Basic and diluted net income per share, Class A	$0.03	$0.06
Basic and diluted weighted average shares outstanding, Class B	7,852,941	7,852,941
Basic and diluted net loss per share, Class B	$(0.06)	$(0.12)
	As of June 30, 2020	As of December 31, 2019
Balance Sheet Data
Total assets	$317,727,074	$317,171,896
Total liabilities	11,905,001	11,692,080
Total stockholders’ equity	305,822,073	305,479,816

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, Switchback is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New ChargePoint will represent a continuation of the financial statements of ChargePoint with the Business Combination being treated as the equivalent of ChargePoint issuing stock for the net assets of Switchback, accompanied by a recapitalization. The net assets of Switchback will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ChargePoint in future reports of New ChargePoint.

The selected unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives pro forma effect to the Business Combination as if it had occurred on June 30, 2020. The selected unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2020 and year ended December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of New ChargePoint appearing elsewhere in this proxy statement/prospectus/consent solicitation statement and the accompanying notes, in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of Switchback and ChargePoint and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what New ChargePoint’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of New ChargePoint.

The following table presents selected pro forma information after giving effect to the Business Combination, presented under two scenarios:

•        Assuming No Redemptions Scenario — this scenario assumes that no shares of Class A Common Stock are redeemed; and

•        Assuming Maximum Redemptions Scenario — this scenario assumes that 21,075,290 shares of Class A Common Stock are redeemed for an aggregate payment of $213.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.11 per share based on the Trust Account balance as of June 30, 2020 in order for the amount of Switchback Cash to satisfy the minimum amount required to consummate the Business Combination of at least $300.0 million after giving effect to the PIPE Financing, payments to settle the $10.9 million of deferred underwriting commissions and estimated Switchback Transaction Costs of $18.6 million.

The following summarizes the pro forma New ChargePoint Class A Common Stock issued and outstanding immediately after the Business Combination:

	Pro Forma Combined (Assuming No Redemptions Scenario) (Shares)%		Pro Forma Combined (Assuming Maximum Redemptions Scenario) (Shares)%
Switchback Class A stockholders	31,411,763	11.5	10,336,473	4.1
Switchback Class B stockholders(1)	6,868,235	2.5	6,868,235	2.7
Former ChargePoint stockholders(2)	211,885,151	77.7	211,885,151	84.2
PIPE Financing	22,500,000	8.3	22,500,000	9.0
Total	272,665,149	100.0	251,589,859	100.0

____________

(1)      Amount includes 900,000 shares of New ChargePoint Class A Common Stock subject to forfeiture if the Closing VWAP per share of New ChargePoint Class A Common Stock does not achieve $12.00 for any ten trading days within any twenty consecutive trading day period during the five-year period following the Closing.

(2)      Amount includes 114,831 shares of New ChargePoint Class A Common Stock subject to repurchase related to the conversion of all outstanding shares of ChargePoint Restricted Stock.

The two alternative levels of additional redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding Switchback Warrants issued in connection with its IPO as such securities are not exercisable until 30 days after the Closing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

	Pro Forma Combined (Assuming No Redemptions Scenario)	Pro Forma Combined (Assuming Maximum Redemptions Scenario)
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Six Months Ended June 30, 2020
Revenue	$67,733	$67,733
Net loss	$(53,325)	$(53,325)
Net loss per share – Class A – basic and diluted	$(0.20)	$(0.21)
Weighted-average Class A shares outstanding – basic and diluted	271,650,318	250,575,028
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2019
Revenue	$144,515	$144,515
Net loss	$(130,931)	$(130,931)
Net loss per share – Class A – basic and diluted	$(0.48)	$(0.52)
Weighted-average Class A shares outstanding – basic and diluted	271,650,318	250,575,028
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2020
Total assets	$737,327	$524,345
Total liabilities	$128,906	$128,906
Total stockholders’ equity	$608,421	$395,439

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of ChargePoint and our business, financial condition and prospects following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus/consent solicitation statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChargePoint,” the financial statements of ChargePoint and notes to the financial statements included herein.

Risks Related to ChargePoint’s Business

ChargePoint is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the near term.

ChargePoint incurred a net loss of $134.3 million for the year ended January 31, 2020 and as of January 31, 2020, had an accumulated deficit of approximately $482.4 million. ChargePoint believes it will continue to incur operating and net losses each quarter for the near term. Even if it achieves profitability, there can be no assurance that it will be able maintain profitability in the future. ChargePoint’s potential profitability is particularly dependent upon the continued adoption of electric automobiles (EVs) by consumers and fleet operators, the widespread adoption of electric trucks and other vehicles, and other electric transportation modalities, which may not occur.

ChargePoint has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

ChargePoint has experienced rapid growth in recent periods. For example, the number of employees has grown from 587 as of January 31, 2019 to 743 as of January 31, 2020, including 54 employees in Europe as of January 31, 2019 to 77 as of January 31, 2020. The growth and expansion of its business has placed and continues to place a significant strain on management, operations, financial infrastructure and corporate culture. In the event of further growth, ChargePoint’s information technology systems and ChargePoint’s internal control over financial reporting and procedures may not be adequate to support its operations and may introduce opportunities for data security incidents that may interrupt business operations and permit bad actors to obtain unauthorized access to business information or misappropriate funds. ChargePoint may also face risks to the extent such bad actors infiltrate the information technology infrastructure of its contractors.

To manage growth in operations and personnel, ChargePoint will need to continue to improve its operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect its business performance and operating results.

ChargePoint currently faces competition from a number of companies, particularly in Europe, and expects to face significant competition in the future as the market for EV charging develops.

The EV charging market is relatively new and competition is still developing. ChargePoint primarily competes with smaller providers of EV charging station networks for installations, particularly in Europe. Large early stage markets, such as Europe, require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. Some European customers require solutions not yet available and ChargePoint’s recent entrance into Europe requires establishing itself against existing competitors. In addition, there are multiple competitors in Europe with limited funding, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider.

In addition, there are other means for charging EVs, which could affect the level of demand for onsite charging capabilities at businesses. For example, Tesla Inc., continues to build out its supercharger network across the United States for Tesla Inc., vehicles, which could reduce overall demand for EV charging at other sites. Also, third-party contractors can provide basic electric charging capabilities to potential customers seeking to have on premise EV charging capability as well as for home charging. In addition, many EV charging manufacturers, including ChargePoint, are offering home charging equipment, which could also reduce demand for on premise charging capabilities of potential customers, which could reduce the demand for onsite charging capabilities if EV owners find charging at home to be sufficient.

Further, ChargePoint’s current or potential competitors may be acquired by third parties with greater available resources. As a result, competitors may be able to respond more quickly and effectively than ChargePoint to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put ChargePoint at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of ChargePoint’s current or future target markets, which could create price pressure. In light of these factors, even if ChargePoint’s offerings are more effective and higher quality than those of its competitors, current or potential customers may accept competitive solutions. If ChargePoint fails to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be limited which would adversely affect its business and results of operations.

ChargePoint faces risks related to health pandemics, including the recent COVID-19 pandemic, which could have a material adverse effect on its business and results of operations.

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a decrease in EV sales in markets around the world. Any sustained downturn in demand for EVs would harm ChargePoint’s business.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact ChargePoint’s employees and operations and the operations of its customers, suppliers, vendors and business partners, and may negatively impact demand for EV charging stations, particularly at workplaces. These measures by government authorities may remain in place for a significant period of time and may adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations.

ChargePoint has modified its business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), has implemented additional safety protocols for essential workers, has implemented cost cutting measures in order to reduce its operating costs, and may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of ChargePoint’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of its customers’ or potential customers’ workforces are subject to stay at home orders or otherwise have substantial numbers of their employees working remotely for sustained periods of time, user demand for charging stations and services will decline.

The extent to which the COVID-19 pandemic impacts ChargePoint’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of customers, suppliers, vendors and business partners to perform, including third party suppliers’ ability to provide components and materials used in charging stations or in providing installation or maintenance services. Even after the COVID-19 pandemic has subsided, ChargePoint may continue to experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for ChargePoint’s products and services.

ChargePoint relies on a limited number of suppliers and manufacturers for its charging stations. A loss of any of these partners could negatively affect its business.

ChargePoint relies on a limited number of suppliers to manufacture its charging stations, including in some cases only a single supplier for some products and components. This reliance on a limited number of manufacturers increases ChargePoint’s risks, since it does not currently have proven reliable alternative or replacement manufacturers beyond these key parties. In the event of interruption, it may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Thus, ChargePoint’s business could be adversely affected if one or more of its suppliers is impacted by any interruption at a particular location.

If ChargePoint experiences a significant increase in demand for its charging stations, or if it needs to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine its ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires ChargePoint to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers could have an adverse effect on ChargePoint’s business, financial condition and operating results.

ChargePoint’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as ChargePoint expands the scope of such services with other parties.

ChargePoint does not typically install charging stations at customer sites. These installations are typically performed by ChargePoint partners or electrical contractors with an existing relationship with the customer and/or knowledge of the site. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder EV charger installation, etc. because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact ChargePoint’s recognition of revenue in certain cases and/or impact customer relationships, either of which could impact ChargePoint’s business and profitability.

Furthermore, ChargePoint may in the future elect to install charging stations at customer sites or manage contractors, likely as part of offering customers a turnkey solution. Working with contractors may require ChargePoint to obtain licenses or require it or its customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability to ChargePoint or cause customers to become dissatisfied with the solutions ChargePoint offers.

While ChargePoint to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

ChargePoint may acquire additional assets, products, technologies or businesses that are complementary to its existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into ChargePoint’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

If ChargePoint is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.

ChargePoint’s success depends, in part, on its continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. The inability to do so effectively would adversely affect its business.

Competition for employees can be intense, particularly in Silicon Valley where ChargePoint is headquartered, and the ability to attract, hire and retain them depends on ChargePoint’s ability to provide competitive compensation. ChargePoint may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so could adversely affect its business, including the execution of its global business strategy.

ChargePoint is expanding operations internationally, which will expose it to additional tax, compliance, market and other risks.

ChargePoint’s primary operations are in the United States and it maintains contractual relationships with parts and manufacturing suppliers in Asia, Mexico and other locations. Also, ChargePoint is continuing to invest to increase its presence in Europe and to expand a primarily software development team in India. Managing this expansion requires additional resources and controls, and could subject ChargePoint to risks associated with international operations, including:

•        conformity with applicable business customs, including translation into foreign languages and associated expenses;

•        lack of availability of government incentives and subsidies;

•        challenges in arranging, and availability of, financing for customers;

•        potential changes to its established business model;

•        cost of alternative power sources, which could vary meaningfully outside the United States;

•        difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;

•        installation challenges;

•        differing driving habits and transportation modalities in other markets;

•        different levels of demand among commercial, fleet and residential customers;

•        compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications, and permitting processes including environmental, banking, employment, tax, information security, privacy, and data protection laws and regulations such as the EU General Data Protection Regulation, national legislation implementing the same and changing requirements for legally transferring data out of the European Economic Area;

•        compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act and the United Kingdom Anti-Bribery Act;

•        conforming products to various international regulatory and safety requirements as well as charging and other electric infrastructures;

•        difficulty in establishing, staffing and managing foreign operations;

•        difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•        restrictions on repatriation of earnings;

•        compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and

•        regional economic and political conditions.

As a result of these risks, ChargePoint’s current expansion efforts and any potential future international expansion efforts may not be successful.

Some members of ChargePoint’s management have limited experience in operating a public company.

Some of ChargePoint’s executive officers have limited experience in the management of a publicly-traded company. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company. ChargePoint may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected.

ChargePoint may need to raise additional funds and these funds may not be available when needed.

ChargePoint may need to raise additional capital in the future to further scale its business and expand to additional markets. ChargePoint may raise additional funds through the issuance of equity, equity-related or debt securities, or through obtaining credit from government or financial institutions. ChargePoint cannot be certain that additional funds will be available on favorable terms when required, or at all. If ChargePoint cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If ChargePoint raises funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict ChargePoint’s business, or other unfavorable terms. In addition, to the extent ChargePoint raises funds through the sale of additional equity securities, ChargePoint stockholders would experience additional dilution.

ChargePoint’s headquarters and other facilities are located in an active earthquake zone; an earthquake or other types of natural disasters or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California, could disrupt and harm its operations and those of ChargePoint’s customers.

ChargePoint conducts a majority of its operations in the San Francisco Bay area in an active earthquake zone. The occurrence of a natural disaster such as an earthquake, drought, flood, fire (such as the recent extensive wildfires in California), localized extended outages of critical utilities (such as California’s public safety power shut-offs) or transportation systems, or any critical resource shortages could cause a significant interruption in its business, damage or destroy its facilities or inventory, and cause it to incur significant costs, any of which could harm its business, financial condition, and results of operations. The insurance ChargePoint maintains against fires, earthquakes and other natural disasters may not be adequate to cover losses in any particular case.

In addition, rolling public safety power shut offs in California or other states, can affect user acceptance of EVs, as charging may be unavailable at the desired times, or at all during these events. These shut offs could also affect the ability of fleet operators to charge their EVs, which, for example, could adversely affect transportation schedules or any service level agreements to which either ChargePoint or the fleet operator may be a party. If these events persist, the demand for EVs could decline, which would result in reduced demand for charging solutions.

ChargePoint’s future revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators.

ChargePoint’s future revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators. The electrification of fleets is an emerging market, and fleet operators may not adopt EVs on a widespread basis and on the timelines ChargePoint anticipates. In addition to the factors affecting the growth of the EV market generally, transitioning to an EV fleet can be costly and capital intensive, which could result in slower than anticipated adoption. The sales cycle could also be longer for sales to fleet operators, as they are often larger organizations, with more formal procurement processes than smaller commercial site hosts for example. Fleet operators may also require significant additional services and support, and if ChargePoint is unable to provide such services and support, it may adversely affect its ability to attract additional fleet operators as customers. Any failure to attract and retain fleet operators as customers in the future would adversely affect ChargePoint’s business and results of operations.

Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm ChargePoint’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in ChargePoint’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on ChargePoint’s systems in the future. Any attempts by cyber attackers to disrupt ChargePoint’s services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage its reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and ChargePoint may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm ChargePoint’s reputation, brand and ability to attract customers.

ChargePoint has previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If ChargePoint’s services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for its solutions from target customers.

ChargePoint has processes and procedures in place designed to enable it to quickly recover from a disaster or catastrophe and continue business operations and has tested this capability under controlled circumstances. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect its business and financial results.

Risks Related to the EV Market

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for ChargePoint’s products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-electric vehicles continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for electric and high energy vehicles could diminish. In addition, the EV fueling model is different than gas or other fuel models, requiring behavior change and education of influencers, consumers and others such as regulatory bodies. Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for EVs and EV charging stations. For example, fuel which is abundant and relatively inexpensive in the United States, such as compressed natural gas, may emerge as preferred alternative to petroleum-based propulsion. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market. Finally, the current litigation between the state of California and the National Highway Transit Safety Administration could impact California’s ability to set fuel economy standards that encourage the adoption of EVs, and are followed by many other states. If any of the above cause or contribute to consumers or businesses to no longer purchase EVs or purchase them at a lower rate, it would materially and adversely affect ChargePoint’s business, operating results, financial condition and prospects.

ChargePoint’s future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications.

ChargePoint’s future growth is highly dependent upon the adoption of EVs both by businesses and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, ChargePoint’s business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

•        perceptions about EV features, quality, safety, performance and cost;

•        perceptions about the limited range over which EVs may be driven on a single battery charge;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•        volatility in the cost of oil and gasoline;

•        concerns regarding the stability of the electrical grid;

•        the decline of an EV battery’s ability to hold a charge over time;

•        availability of service for EVs;

•        consumers’ perception about the convenience and cost of charging EVs;

•        increases in fuel efficiency;

•        government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

•        relaxation of government mandates or quotas regarding the sale of EVs; and

•        concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and ChargePoint’s products and services in particular.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect ChargePoint’s business, financial condition and operating results.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. In particular, ChargePoint’s marketing efforts have heavily relied upon federal tax credits available to purchasers of its EV charging stations that effectively provide purchasers with a significantly discounted purchase price. The reduction, modification, or elimination of such benefits could cause reduced demand for EVs and EV charging stations, which would adversely affect ChargePoint’s financial results.

The U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, ChargePoint has heavily relied upon the availability of federal tax credits to purchasers under Section 30C of the Code to market its EV charging stations, which can effectively provide such purchasers with up to a 30% discount off the purchase price of ChargePoint’s EV charging stations. The credits under Section 30C of the Code are set to expire on December 31, 2020 and thus would not be available to ChargePoint’s customers unless extended. There can be no assurance that the credits under Section 30C of the Code will be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits or other financial incentives, including the credit under Section 30C of the Code, could materially reduce the demand for EVs and ChargePoint’s solutions and, as a result, may adversely impact ChargePoint’s business and expansion potential.

ChargePoint also derives other revenue from regulatory credits. If government support of these credits declines, ChargePoint’s ability to generate this other revenue in the future would be adversely affected. Recently, ChargePoint has derived a slight majority of its other revenue from regulatory credits, and ChargePoint expects revenue from this source will decline as a percentage of other and total revenue over time. Further, the availability of such credits may decline even with general governmental support of the transition to EV infrastructure. For example, in September 2020, California Governor Gavin Newsom issued Executive Order N-79-20 (the “EO”), announcing a target for all in-state sales of new passenger cars and trucks to be zero-emission by 2035. While the EO calls for the support of EV infrastructure, the form of this support is unclear. If California or other jurisdictions choose to adopt regulatory mandates instead of establishing or continuing green energy credit regimes for EV infrastructure, ChargePoint’s revenue from these credits would be adversely impacted.

The EV charging market is characterized by rapid technological change, which requires ChargePoint to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of its products and ChargePoint’s financial results.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology and/or ChargePoint’s products. ChargePoint’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the EV charging market. As new products are introduced, gross margins tend to decline in the near term and improves as the product become more mature and with a more efficient manufacturing process.

As EV technologies change, ChargePoint may need to upgrade or adapt its charging station technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery cell technology, which could involve substantial costs. Even if ChargePoint is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected in some periods and its prior products could become obsolete more quickly than expected.

ChargePoint cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage ChargePoint’s relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase ChargePoint’s competitors’ products or services.

If ChargePoint is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue will decline, it may experience higher operating losses and its business and prospects will be adversely affected.

Certain estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus/consent solicitation statement may prove to be inaccurate.

This proxy statement/prospectus/consent solicitation statement includes estimates of the addressable market for ChargePoint’s solutions and the EV market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current COVID-19 pandemic. The estimates and forecasts in this proxy statement/prospectus/consent solicitation statement relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasted in this proxy statement/prospectus/consent solicitation statement, ChargePoint’s business could fail to grow at similar rates.

Risks Related to ChargePoint’s Technology, Intellectual Property and Infrastructure

ChargePoint may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive.

From time to time, the holders of intellectual property rights may assert their rights and urge ChargePoint to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that ChargePoint will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, ChargePoint may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase ChargePoint’s operating expenses. In addition, if ChargePoint is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that ChargePoint’s customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to ChargePoint’s products and services, ChargePoint may be required to indemnify such customers and business partners. If ChargePoint were required to take one or more such actions, its business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

ChargePoint’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

ChargePoint’s success depends, at least in part, on ChargePoint’s ability to protect its core technology and intellectual property. To accomplish this, ChargePoint relies on, and plans to continue relying on, a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of ChargePoint’s competitive advantage and a decrease in revenue which would adversely affect its business, prospects, financial condition and operating results.

The measures ChargePoint takes to protect its technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•        any patent applications ChargePoint submits may not result in the issuance of patents;

•        the scope of issued patents may not be broad enough to protect proprietary rights;

•        any issued patents may be challenged by competitors and/or invalidated by courts or governmental authorities;

•        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•        current and future competitors may circumvent patents or independently develop similar trade secrets or works of authorship, such as software;

•        know-how and other proprietary information ChargePoint purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•        proprietary designs and technology embodied in ChargePoint’s products may be discoverable by third-parties through means that do not constitute violations of applicable laws.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, ChargePoint’s intellectual property rights may not be as strong or as easily enforced outside of the United States.

Certain patents in the EV space may come to be considered “standards essential.” If this is the case with respect to any of ChargePoint’s patents, it may be required to license certain technology on “fair, reasonable and non-discriminatory” terms, decreasing revenue. Further, competitors, vendors, or customers may, in certain instances, be free to create variations or derivative works of ChargePoint technology and intellectual property, and those derivative works may become directly competitive with ChargePoint’s offerings. Finally, ChargePoint may not be able to leverage, or obtain ownership of, all technology and intellectual property developed by ChargePoint’s vendors in connection with design and manufacture of ChargePoint’s products, thereby jeopardizing ChargePoint’s ability to obtain a competitive advantage over its competitors.

The current lack of international standards may lead to uncertainty, additional competition and further unexpected costs.

Lack of industry standards for EV station management, coupled with utilities and other large organizations mandating their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction.

In addition, automobile manufacturers may choose to utilize their own proprietary systems, which could lock out competition for EV charging stations, or to use their size and market position to influence the market, which could limit ChargePoint’s market and reach to customers, negatively impacting its business.

Further, should regulatory bodies later impose a standard that is not compatible with ChargePoint’s infrastructure, it may incur significant costs to adapt its business model to the new regulatory standard, which may require significant time and, as a result, may have a material adverse effect on its revenues or results of operations.

ChargePoint’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

ChargePoint may be subject to claims that charging stations have malfunctioned and persons were injured or purported to be injured. Any insurance that ChargePoint carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. In addition, ChargePoint’s customers could be subjected to claims as a result of such incidents and may bring legal claims against ChargePoint to attempt to hold it liable. Any of these events could adversely affect ChargePoint’s brand, relationships with customers, operating results or financial condition.

Across ChargePoint’s product line, ChargePoint develops equipment solutions based on preferred second source or common off-the-shelf vendors. However, due to its designs, ChargePoint does rely on some single source vendors, the unavailability or failure of which can pose risks to supply chain or product shipping situations.

Furthermore, ChargePoint’s software platform is complex, developed for over a decade by many developers, and includes a number of licensed third-party commercial and open-source software libraries. ChargePoint’s software has contained defects and errors and may in the future contain undetected defects or errors. ChargePoint is continuing to evolve the features and functionality of its platform through updates and enhancements, and as it does, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if ChargePoint’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect ChargePoint’s business and results of its operations:

•        expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•        loss of existing or potential customers or partners;

•        interruptions or delays in sales;

•        delayed or lost revenue;

•        delay or failure to attain market acceptance;

•        delay in the development or release of new functionality or improvements;

•        negative publicity and reputational harm;

•        sales credits or refunds;

•        exposure of confidential or proprietary information;

•        diversion of development and customer service resources;

•        breach of warranty claims;

•        legal claims under applicable laws, rules and regulations; and

•        an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Although ChargePoint has contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of its agreements with customers, resellers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on ChargePoint’s business, operating results, and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

In addition, ChargePoint relies on some open-source software and libraries issued under the General Public License (or similar “copyleft” licenses) for development of its products and may continue to rely on similar copyleft licenses. Third-parties may assert a copyright claim against ChargePoint regarding its use of such software or libraries, which could lead to the adverse results listed above. Use of such software or libraries may also force ChargePoint to provide third parties, at no cost, the source code to its proprietary software, which may decrease revenue and lessen any competitive advantage ChargePoint has due to the secrecy of its source code.

Interruptions, delays in service or inability to increase capacity, including internationally, at third-party data center facilities could impair the use or functionality of ChargePoint’s subscription services, harm its business and subject it to liability.

ChargePoint currently serves customers from third-party data center facilities operated by Amazon Web Services (“AWS”) located in the United States, Europe, and Canada. In addition to AWS, some ChargePoint services are housed in third-party data centers operated by Rackspace in the United States. Any outage or failure of such data centers could negatively affect ChargePoint’s product connectivity and performance. ChargePoint’s primary environments are behind the Content Delivery Network operated by Cloudflare, and any interruptions of Cloudflare’s services could negatively affect ChargePoint’s product connectivity and performance. Furthermore, ChargePoint depends on connectivity from its charging stations to its data centers through cellular service providers, such as Verizon Wireless. Any incident affecting a data center facility’s or a cellular service provider’s infrastructure or operations, whether caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of ChargePoint’s services.

Any damage to, or failure of, ChargePoint’s systems, or those of its third-party providers, could interrupt or hinder the use or functionality of its services. Impairment of or interruptions in ChargePoint’s services may reduce revenue, subject it to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and its ability to attract new customers. ChargePoint’s business will also be harmed if customers and potential customers believe its products and services are unreliable.

ChargePoint expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to ChargePoint.

ChargePoint’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. ChargePoint plans to incur significant research and development costs in the future as part of its efforts to design, develop, manufacture and introduce new products and enhance existing products. ChargePoint’s research and development expenses were $69.5 million, $50.5 million, $42.7 million and $35.2 million during the fiscal years ended January 31, 2020, 2019 and 2018 and the six months ended July 31, 2020, respectively, and are likely to grow in the future. Further, ChargePoint’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Customer-Related Risks

ChargePoint may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

ChargePoint relies on data collected through charging stations or its mobile application, including usage data and geolocation data. ChargePoint uses this data in connection with the research, development and analysis of its technologies. ChargePoint’s inability to obtain necessary rights to use this data or freely transfer this data out of, for example, the European Economic Area, could result in delays or otherwise negatively impact ChargePoint’s research and development efforts.

If ChargePoint fails to offer high-quality support to station owners and drivers, its business and reputation will suffer.

Once a customer has installed ChargePoint charging stations and subscribed to ChargePoint’s services, station owners and drivers will rely on ChargePoint to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer support is important so station owners can provide charging services and so drivers can receive reliable charging for their EVs. The importance of high-quality customer support will increase as ChargePoint seeks to expand its business and pursue new customers and geographies. If ChargePoint does not quickly resolve issues and provide effective support, its ability to retain customers or sell additional products and services to existing customers could suffer and its brand and reputation could be harmed.

ChargePoint’s business will depend on customers renewing their services subscriptions. If customers do not continue to use its subscription offerings or if they fail to add more stations, its business and operating results will be adversely affected.

In addition to selling charging station hardware, ChargePoint also depends on customers continuing to subscribe to its EV charging services and extended warranty coverages. Therefore, it is important that customers renew their subscriptions when the contract term expires and add additional charging stations and services to their subscriptions. Customers may decide not to renew their subscriptions with a similar contract period, at the same prices or terms or with the same or a greater number of users, stations or level of functionality. Customer retention may decline or fluctuate as a result of a number of factors, including satisfaction with software and features, functionality of the charging stations, prices, the features and pricing of competing products, reductions in spending levels, mergers and acquisitions involving customers and deteriorating general economic conditions.

If customers do not renew their subscriptions, if they renew on less favorable terms, or if they fail to add products or services, ChargePoint’s business and operating results will be adversely affected.

Changes in subscriptions or pricing models may not be reflected in near-term operating results.

ChargePoint generally recognizes subscription revenue from customers ratably over the terms of their contracts. As a result, most of the subscription revenue reported in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter will likely have only a small impact on revenue for that quarter. However, such a decline will negatively affect revenue in future quarters. In addition, the severity and duration of events may not be predictable and their effects could extend beyond a single quarter. Accordingly, the effect of significant downturns in sales and market acceptance of subscription services, and potential changes in pricing policies or rate of renewals, may not be fully apparent until future periods.

Failure to effectively expand ChargePoint’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its solutions.

ChargePoint’s ability to grow its customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its sales and marketing operations and activities. Sales and marketing expenses represent a significant percentage of its total revenue, and its operating results will suffer if sales and marketing expenditures do not contribute significantly to increasing revenue.

ChargePoint is substantially dependent on its direct sales force to obtain new customers. ChargePoint plans to continue to expand its direct sales force both domestically and internationally but it may not be able to recruit and hire a sufficient number of sales personnel, which may adversely affect its ability to expand its sales capabilities. New hires require significant training and time before they achieve full productivity, particularly in new sales territories. Recent hires and planned hires may not become as productive as quickly as anticipated, and ChargePoint may be unable to hire or retain sufficient numbers of qualified individuals. Furthermore, hiring sales personnel in new countries can be costly, complex, and time-consuming, and requires additional set up and upfront costs that may be disproportionate to the initial revenue expected from those countries. There is significant competition for direct sales personnel with the strong sales skills and technical knowledge. ChargePoint’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified direct sales personnel and on such personnel attaining desired productivity levels within a reasonable amount of time. ChargePoint’s business will be harmed if continuing investment in its sales and marketing capabilities does not generate a significant increase in revenue.

Financial, Tax and Accounting-Related Risks

ChargePoint’s financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause its results for a particular period to fall below expectations, resulting in a decline in the price of the post-combination company’s common stock.

ChargePoint’s financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond its control.

In addition to the other risks described herein, the following factors could also cause ChargePoint’s financial condition and results of operations to fluctuate on a quarterly basis:

•        the timing and volume of new sales;

•        fluctuations in service costs, particularly due to unexpected costs of servicing and maintaining charging stations;

•        the timing of new product introductions, which can initially have lower gross margins;

•        weaker than anticipated demand for charging stations, whether due to changes in government incentives and policies or due to other conditions;

•        fluctuations in sales and marketing or research and development expenses;

•        supply chain interruptions and manufacturing or delivery delays;

•        the timing and availability of new products relative to customers’ and investors’ expectations;

•        the length of the sales and installation cycle for a particular customer;

•        the impact of COVID-19 on ChargePoint’s workforce, or those of its customers, suppliers, vendors or business partners;

•        disruptions in sales, production, service or other business activities or ChargePoint’s inability to attract and retain qualified personnel; and

•        unanticipated changes in federal, state, local, or foreign government incentive programs, which can affect demand for EVs.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the common stock.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect New ChargePoint’s business and future profitability.

New ChargePoint is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide operations. Moreover, the majority of New ChargePoint’s operations and customers are located in the United States, and as a result, New ChargePoint is subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on New ChargePoint’s business, and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to New ChargePoint.

For example, on December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended, or the Code, and certain provisions of the Tax Act may adversely affect New ChargePoint. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, the elimination of carrybacks of net operating losses, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The Tax Act could be subject to potential amendments and technical corrections, and is subject to interpretations and implementing regulations by the Treasury and IRS, any of which could mitigate or increase certain adverse effects of the legislation.

In addition to the impact of the Tax Act on New ChargePoint’s federal taxes, the Tax Act may impact New ChargePoint’s taxation in other jurisdictions, including with respect to state income taxes as state legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the Tax Act that could result in changes to New ChargePoint’s global tax position and materially adversely affect its business and future profitability.

As a result of New ChargePoint’s plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, New ChargePoint’s tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or New ChargePoint may be subject to future changes in tax law, the impacts of which could adversely affect New ChargePoint’s after-tax profitability and financial results.

Because ChargePoint does not have a long history of operating at its present scale and it has significant expansion plans, New ChargePoint’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect New ChargePoint’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) New ChargePoint’s operating results before taxes.

Additionally, after the Business Combination, New ChargePoint’s operations will be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxes in numerous additional state, local and non-U.S. jurisdictions with respect to its income, operations and subsidiaries related to those jurisdictions. New ChargePoint’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds (including refunds of value added taxes) and other benefits to reduce New ChargePoint’s tax liabilities, (b) changes in the valuation of New ChargePoint’s deferred tax assets and liabilities, (c) expected timing and amount of the release of any tax valuation allowances, (d) tax treatment of stock-based compensation, (e) changes in the relative amount of New ChargePoint’s earnings subject to tax in the various jurisdictions in which New ChargePoint operates or has subsidiaries, (f) the potential expansion of New ChargePoint’s business into or otherwise becoming subject to tax in additional jurisdictions, (g) changes to New ChargePoint’s existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of New ChargePoint’s intercompany transactions and the extent to which taxing authorities in the relevant jurisdictions respect those intercompany transactions and (i) New ChargePoint’s ability to structure New ChargePoint’s operations in an efficient and competitive manner. Due to the complexity of multinational tax obligations and filings, New ChargePoint may have a heightened risk related to audits or examinations by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits or examinations could have an adverse effect on New ChargePoint’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with ChargePoint’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If ChargePoint does not prevail in any such disagreements, its profitability may be affected.

New ChargePoint’s after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it, although the United States has not yet entered into this convention. These recent changes could negatively impact New ChargePoint’s taxation, especially as New ChargePoint expands its relationships and operations internationally.

The ability of New ChargePoint to utilize net operating loss and tax credit carryforwards following the Business Combination is conditioned upon New ChargePoint attaining profitability and generating taxable income. ChargePoint has incurred significant net losses since inception and it is anticipated that New ChargePoint will continue to incur significant losses. Additionally, New ChargePoint’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.

As of January 31, 2020, ChargePoint had $404.3 million of U.S. federal and $224.1 million of California net operating loss carryforwards available to reduce future taxable income, of which $264.6 million of the U.S. federal net operating loss carryforwards can be carried forward indefinitely. The U.S. federal and California state net operating loss carryforwards begin to expire in 2028, and alternative refueling property tax credits of $1.4 million begin to expire in 2030. In addition, ChargePoint had net operating loss carryforwards for other states of $102.7 million, which begin to expire in 2022. The Tax Act included a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017 and the elimination of carrybacks of net operating losses. Under the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which modified the Tax Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is possible that New ChargePoint will not generate taxable income in time to utilize the net operating loss carryforwards. In addition, net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. If ChargePoint has experienced an ownership change at any time since its incorporation, New ChargePoint may already be subject to limitations on its ability to utilize its existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination, and future changes in New ChargePoint’s stock ownership, which may be outside of New ChargePoint’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit New ChargePoint’s use of accumulated state tax attributes. As a result, even if New ChargePoint earns net taxable income in the future, its ability to use its pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to New ChargePoint.

ChargePoint has not conducted a study to assess whether an “ownership change” has occurred since inception. If ChargePoint has experienced an “ownership change,” as defined by Section 382 of the Code, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the ChargePoint’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. In addition, the Business Combination if consummated, may constitute an ownership change under Sections 382 and 383 of the Code. ChargePoint’s net operating losses or credits may also be impaired under state law. Accordingly, ChargePoint may not be able to utilize a material portion of the net operating losses or credits. The ability of New ChargePoint to utilize ChargePoint’s net operating losses or credits following the Business Combination is conditioned upon New ChargePoint attaining profitability and generating U.S. federal and state taxable income. ChargePoint has incurred significant net losses since inception and will continue to incur significant losses; and therefore, ChargePoint does not know whether or when the combined carryforwards that may be or may become subject to limitation by Sections 382 and 383 of the Code.

ChargePoint’s reported financial results may be negatively impacted by changes in U.S. GAAP.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.

New ChargePoint will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the post-combination company’s common stock less attractive to investors and may make it more difficult to compare performance with other public companies.

New ChargePoint will be an emerging growth company (“EGC”) as defined in the U.S. legislation Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the common stock less attractive because New ChargePoint will continue to rely on these exemptions. If some investors find the common stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.

An EGC may elect to delay the adoption of new or revised accounting standards. With Switchback making this election, Section 102(b)(2) of the JOBS Act allows New ChargePoint to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this proxy statement/prospectus/consent solicitation statement and those that New ChargePoint will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.

New ChargePoint will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

New ChargePoint will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities ChargePoint has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), New ChargePoint could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, New ChargePoint will purchase director and officer liability insurance, which has substantial additional premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

ChargePoint has identified material weaknesses in its internal control over financial reporting. If ChargePoint is unable to remediate these material weaknesses, or if ChargePoint identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of ChargePoint’s consolidated financial statements or cause ChargePoint to fail to meet its periodic reporting obligations.

As a public company, New ChargePoint will be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If ChargePoint is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.

In connection with the preparation and audit of ChargePoint’s consolidated financial statements as of January 31, 2020 and 2019 and for the years ended January 31, 2020, 2019 and 2018, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of ChargePoint’s annual or interim financial statements will not be prevented or detected on a timely basis.

•        ChargePoint did not design or maintain an effective control environment commensurate with its financial reporting requirements. Specifically, ChargePoint did not maintain a sufficient complement of personnel with an appropriate degree of accounting knowledge, experience, and training to appropriately analyze, record and disclose accounting matters commensurate with its accounting and reporting requirements. This material weakness contributed to the following additional two material weaknesses:

•        ChargePoint did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to the preparation and review of journal entries; and

•        ChargePoint did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of its consolidated financial statements. Specifically, ChargePoint did not design and maintain (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately and (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to its financial applications and data to appropriate Company personnel.

The material weakness related to formal accounting policies, procedures and controls resulted in adjustments to several accounts and disclosures. The IT deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

ChargePoint has begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.

In order to maintain and improve the effectiveness of its internal control over financial reporting, ChargePoint has expended, and anticipates that New ChargePoint will continue to expend, significant resources, including accounting-related costs and significant management oversight. New ChargePoint’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, New ChargePoint’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of New ChargePoint Class A Common Stock.

Risks Related to Legal Matters and Regulations

Privacy concerns and laws, or other domestic or foreign regulations, may adversely affect ChargePoint’s business.

National and local governments and agencies in the countries in which ChargePoint operates and in which customers operate have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information regarding consumers and other individuals, which could impact its ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. The costs of compliance with, and other burdens imposed by, laws, regulations, standards, and other obligations relating to privacy, data protection, and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of ChargePoint’s solutions, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm its business. Moreover, if ChargePoint or any of its employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, it may damage its reputation and brand.

Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for ChargePoint and its customers. The European Union and United States agreed in 2016 to a framework for data transferred from the European Union to the United States, but this framework has been challenged and recently declared invalid by the Court of Justice of the European Union, thereby creating additional legal risk for ChargePoint. Additionally, the European Union adopted the GDPR in 2016, and it became effective in May 2018. The GDPR establishes requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to the greater of €20 million or 4% of worldwide revenue. The costs of compliance with, and other burdens imposed by, the GDPR may limit the use and adoption of ChargePoint’s products and services and could have an adverse impact on its business. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions. Although ChargePoint initiated a compliance program designed to ensure CCPA compliance after consulting with outside privacy counsel, ChargePoint may remain exposed to ongoing legal risks related to CCPA and any amendments that may be made if the California Privacy Rights Act is approved by voters in the November 2020 election.

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection, and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information. In addition, the other bases on which ChargePoint and its customers rely for the transfer of personal data across national borders, such as the Standard Contractual Clauses promulgated by the EU Commission Decision 2010/87/EU, commonly referred to as the Model Clauses, continue to be subjected to regulatory and judicial scrutiny. If ChargePoint or its customers are unable to transfer data between and among countries and regions in which it operates, it could decrease demand for its products and services or require it to modify or restrict some of its products or services.

In addition to government activity, privacy advocacy groups, the technology industry, and other industries have established or may establish various new, additional, or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that ChargePoint will meet voluntary certifications or adhere to other standards established by them or third parties. If ChargePoint is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.

Failure to comply with anticorruption and anti-money laundering laws, including the Foreign Corrupt Practices Act (“FCPA”) and similar laws associated with activities outside of the United States, could subject ChargePoint to penalties and other adverse consequences.

ChargePoint is subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which it conducts activities. It faces significant risks if it fails to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering, or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. Any violation of the FCPA, other applicable anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have a materially adverse effect on New ChargePoint’s reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

Failure to comply with laws relating to employment could subject ChargePoint to penalties and other adverse consequences.

ChargePoint is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable United States federal or state wage laws, or wage laws applicable to its employees outside of the United States. In addition, ChargePoint implemented a reduction in force and furloughed employees in 2020, and the attendant layoffs and/or furloughs could create an additional risk of claims being made on behalf of affected employees. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations, and damages or penalties which could have a materially adverse effect on New ChargePoint’s reputation, business, operating results, and prospects. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact ChargePoint’s financial results or results of operation.

ChargePoint and its operations, as well as those of ChargePoint’s contractors, suppliers, and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation, and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require ChargePoint or others in ChargePoint’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on ChargePoint’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for ChargePoint’s operations or on a timeline that meets ChargePoint’s commercial obligations, it may adversely impact our business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on ChargePoint’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste, or batteries, could cause additional expenditures, restrictions and delays in connection with ChargePoint’s operations as well as other future projects, the extent of which cannot be predicted.

Further, ChargePoint currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is ChargePoint’s or its contractors, may result in liability under environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. Additionally, ChargePoint may not be able to secure contracts with third parties to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

Risks Relating to Ownership of the Common Stock after the Closing of the Business Combination

Concentration of ownership among ChargePoint’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

After giving effect to the Closing and the PIPE Financing and assuming no redemptions of Class A Common Stock, New ChargePoint’s directors, executive officers and their affiliates as a group will beneficially own approximately 69.2% of the outstanding New ChargePoint Class A Common Stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

ChargePoint has never paid cash dividends on its capital stock, and New ChargePoint does not anticipate paying dividends in the foreseeable future.

ChargePoint has never paid cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the board of directors and will depend on financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of New ChargePoint’s Class A Common Stock will be the sole source of gain for the foreseeable future.

The stock price following the closing of the Business Combination will be volatile, and you may not be able to sell shares at or above the price at the Closing.

After the closing of the Business Combination, the trading price of the Class A Common Stock and warrants will be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond New ChargePoint’s control. These factors include:

•        actual or anticipated fluctuations in operating results;

•        failure to meet or exceed financial estimates and projections of the investment community or that New ChargePoint provides to the public;

•        issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•        announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•        operating and share price performance of other companies in the industry or related markets;

•        the timing and magnitude of investments in the growth of the business;

•        actual or anticipated changes in laws and regulations;

•        additions or departures of key management or other personnel;

•        increased labor costs;

•        disputes or other developments related to intellectual property or other proprietary rights, including litigation;

•        the ability to market new and enhanced solutions on a timely basis;

•        sales of substantial amounts of the Class A Common Stock by the New ChargePoint Board, executive officers or significant stockholders or the perception that such sales could occur;

•        changes in capital structure, including future issuances of securities or the incurrence of debt; and

•        general economic, political and market conditions.

In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of New ChargePoint Class A Common Stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Anti-takeover provisions contained in the Post-Closing governing documents and applicable laws could impair a takeover attempt.

Upon the Closing of the Business Combination, New ChargePoint’s certificate of incorporation and bylaws will afford certain rights and powers to its board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable. New ChargePoint is also subject to Section 203 of the Delaware General Corporation Law and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of their Class A Common Stock, and could also affect the price that some investors are willing to pay for the Class A Common Stock.

The Post-Closing Certificate of Incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a more favorable judicial forum for disputes with New ChargePoint or its directors, officers, employees or stockholders.

The post-Closing Certificate of Incorporation will require, to the fullest extent permitted by law, that derivative actions brought in name of New ChargePoint, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation. In addition, the Certificate of Incorporation and Bylaws will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. New ChargePoint intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New ChargePoint or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Certificate of Incorporation to be inapplicable or unenforceable in an action, New ChargePoint may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Risks Related to Switchback

Risks Related to Our Business, Operations and Industry

The risks discussed herein have been identified by Switchback’s management based on an evaluation of the historical risks faced by ChargePoint and relate to Switchback management’s current expectations as to future risks that may result from Switchback’s anticipated ownership and operation of ChargePoint.

The loss of senior management or technical personnel could adversely affect our ability to successfully effect the Business Combination and successfully operate the business thereafter.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the services of our senior management and technical personnel. While we have scrutinized the individuals who will stay with us following the Business Combination, our assessment of these individuals may not prove to be correct. We do not plan to obtain any insurance against the loss of any of these individuals. The loss of the services of our senior management or technical personnel could have a material adverse effect on our business, financial condition and results of operations. Switchback will also be dependent, in part, upon ChargePoint’s technical personnel in connection with operating the business following the Business Combination. A loss by ChargePoint of its technical personnel could seriously harm Switchback’s business and results of operations.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm Switchback’s business may occur and not be detected.

Switchback’s management does not expect that Switchback’s internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in Switchback have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. Switchback will also be dependent, in part, upon ChargePoint’s internal control. A failure of Switchback’s or ChargePoint’s controls and procedures to detect error or fraud could seriously harm Switchback’s business and results of operations.

Switchback’s business could be adversely affected by security threats, including cybersecurity threats and related disruptions.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks by cyberattackers on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business, lead to financial loss and negative publicity. Switchback will also be dependent, in part, upon ChargePoint’s information. A failure in the security of ChargePoint’s information systems could seriously harm Switchback’s business and results of operations.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws. However, under the terms of the warrant agreement governing the terms of our warrants, we have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an Initial Business Combination, we will use our best efforts to file a registration statement under the Securities Act covering such shares. We will use our best efforts to cause the same to become effective, but in no event later than 60 business days after the Closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A Common Stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.

Risks Related to Switchback and the Business Combination

Following the consummation of the Business Combination, our sole material asset will be our direct equity interest in ChargePoint and we will be accordingly dependent upon distributions from ChargePoint to pay taxes and cover our corporate and other overhead expenses and pay dividends, if any, on our common stock.

We are a holding company and, subsequent to the completion of the Business Combination, will have no material assets other than our direct equity interest in ChargePoint. We will have no independent means of generating revenue. To the extent ChargePoint has available cash, we will cause ChargePoint to make distributions of cash to us to pay taxes, cover our corporate and other overhead expenses and pay dividends, if any, on our common stock. To the extent that we need funds and ChargePoint fails to generate sufficient cash flow to distribute funds to us or is restricted from making such distributions or payments under applicable law or regulation or under the terms of its financing arrangements, or is otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on ChargePoint, we cannot assure you that this diligence revealed all material issues that may be present in ChargePoint, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us following the completion of the Business Combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Our initial stockholders have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by public stockholders in connection with an initial business combination, our initial stockholders have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination. As of the date hereof, our initial stockholders own shares equal to approximately 20.5% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the initial stockholders agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.

Our Sponsor, certain members of the Switchback Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal.

When considering the Switchback Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•        the fact that our Sponsor holds 5,521,568 private placement warrants that would expire worthless if a Business Combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the Business Combination;

•        the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, including 120,000 Founder Shares which were subsequently transferred to our independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $        , based on the closing price of our Class A Common Stock of $        per share on        , 2020 (after giving effect to the forfeiture of Founder Shares contemplated by the Founders Stock Letter and not taking into account the Founder Earn Back Shares);

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the fact that our independent directors own an aggregate of 120,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at approximately $        , based on the closing price of our Class A Common Stock of $        per share on        , 2020;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

The Switchback Board was aware of and considered these interests, among other matters, in reaching the determination to approve the Business Combination and the Business Combination Agreement and in recommending that the holders of Switchback Common Stock vote to approve the Business Combination and adopt the Business Combination Agreement. For additional information please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of Switchback Directors and Officers.”

Our initial stockholders hold a significant number of shares of our common stock and our Sponsor holds a significant number of our warrants. They will lose their entire investment in us if we do not complete an Initial Business Combination.

Our Sponsor and our independent directors hold all of our 7,852,941 Founder Shares, representing 20% of the total outstanding shares upon completion of our IPO. The Founder Shares will be worthless if we do not complete an Initial Business Combination by July 30, 2021. In addition, our Sponsor holds an aggregate of 5,521,568 private placement warrants that will also be worthless if we do not complete an Initial Business Combination by July 30, 2021.

The Founder Shares are identical to the shares of Class A Common Stock included in the units, except that (a) the Founder Shares and the shares of Class A Common Stock into which the Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (b) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and any public shares they own in connection with the completion of an Initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an Initial Business Combination by July 30, 2021 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an Initial Business Combination by July 30, 2021) and (c) the Founder Shares are automatically convertible into shares of our Class A Common Stock at the time of an Initial Business Combination.

The personal and financial interests of our Sponsor, officers and directors may have influenced their motivation in identifying and selecting the business combination, completing the business combination and influencing our operation following the business combination.

We will incur significant transaction costs in connection with the Business Combination.

We have and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs; provided, that, our Sponsor has agreed to pay any Switchback Transaction Costs (excluding any PIPE Financing Transaction Costs) in excess of the Switchback Transaction Costs Cap, and all other Switchback Transaction Costs will be borne by us. Our transaction expenses as a result of the Business Combination are currently estimated at approximately $29.5 million, including approximately $10.9 million in deferred underwriting discounts and commissions to the underwriters of our IPO.

We may be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on ChargePoint and consequently, on Switchback. These uncertainties may impair ChargePoint’s ability to attract, retain and motivate key personnel and could cause third parties that deal with ChargePoint to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of issues relating to such uncertainty or a desire not to remain with the business, ChargePoint’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts ChargePoint from making certain expenditures and taking other specified actions without the consent of Switchback until the Business Combination occurs. These restrictions may prevent ChargePoint from pursuing attractive business opportunities that may arise prior to the Closing. For additional information please see the subsection entitled “The Business Combination — Conduct of the Business Pending the Merger.”

The unaudited pro forma condensed combined financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information for Switchback following the Business Combination in this proxy statement/prospectus/consent solicitation statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (a) approval by Switchback’s stockholders and ChargePoint’s stockholders, (b) Switchback having at least $5,000,001 of net tangible assets as of the effective time of the consummation of the Business Combination, (c) the expiration or termination of the waiting period under the HSR Act, (d) the listing of the shares of Class A Common Stock to be issued in connection with the Closing and the PIPE Financing on the NYSE (or another national securities exchange mutually agreed by the parties to the Business Combination Agreement) and the effectiveness of this Registration Statement and (e) the amount of Switchback Cash minus (x) the aggregate amount of cash proceeds that will be required to satisfy redemptions of public shares by Switchback’s public stockholders in accordance with Switchback’s organizational documents, if any, minus (y) the amount of Switchback Transaction Costs that remain unpaid immediately prior to the Closing (excluding, for the avoidance of doubt, any Switchback Transaction Costs payable by our Sponsor in accordance with the Business Combination Agreement), equaling at least $300,000,000. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or Switchback or ChargePoint may elect to terminate the Business Combination Agreement in certain other circumstances. For additional information please see the subsection entitled “The Business Combination — Termination.”

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our Charter, bylaws and applicable laws. For example, it is a condition to our obligation to close the Business Combination that certain of ChargePoint’s representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time. However, if the Switchback Board determines that it is in the best interests of Switchback to proceed with the Business Combination, then the Switchback Board may elect to waive that condition and close the Business Combination. For additional information please see the subsection entitled “The Business Combination — Switchback Conditions.”

The exercise of discretion by Switchback’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Switchback’s stockholders.

In the period leading up to the consummation of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require Switchback to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that it is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the business of ChargePoint, a request by ChargePoint and its management to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the business of ChargePoint and could entitle Switchback to terminate the Business Combination Agreement. In any such circumstance, it would be in the discretion of Switchback, acting through the Switchback Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the Switchback directors described elsewhere in this proxy statement/prospectus/consent solicitation statement may result in a conflict of interest on the part of one or more of the Switchback directors between what he or she may believe is best for Switchback and Switchback stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus/consent solicitation statement, Switchback does not believe there will be any changes or waivers that Switchback’s directors and officers would be likely to make after Switchback stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, Switchback will be required to circulate a new or amended proxy statement/prospectus/consent solicitation statement or supplement thereto and resolicit the vote of Switchback’s stockholders with respect to the Business Combination Proposal.

If we are unable to complete an Initial Business Combination on or prior to July 30, 2021, our public stockholders may receive only approximately $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an Initial Business Combination on or prior to July 30, 2021, our public stockholders may receive only approximately $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify (as described below)), and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Making such a request of potential target businesses may make our acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that we might pursue.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, less franchise and income taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an Initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete an Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, less franchise and income taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed, and any persons who may become officers or directors prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Switchback Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the Switchback Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, the Switchback Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without a holder’s approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us for cash so long as they are held by our Sponsor or its permitted transferees.

In addition, we may redeem your warrants after they become exercisable for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Common Stock had your warrants remained outstanding.

Because certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant, the units may be worth less than units of other blank check companies.

Each unit contains one-third of one warrant. Pursuant to the warrant agreement, no fractional warrants will be issued upon separation of the units, and only whole warrants will trade. This is different from other blank check companies similar to ours whose units include one share of common stock and one warrant to purchase one whole share. This unit structure may cause our units to be worth less than if it included a warrant to purchase one whole share. We have established the components of the units in this way in order to reduce the dilutive effect of the warrants upon completion of an Initial Business Combination since the warrants will be exercisable in the aggregate for one-third of the number of shares compared to units that each contain a whole warrant to purchase one share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our units to be worth less than if they included a warrant to purchase one whole share.

We may issue additional common stock or preferred stock to complete the Business Combination or under an employee incentive plan after completion of the Business Combination. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of common or preferred stock to complete the Business Combination or under an employee incentive plan after completion of the Business Combination. The issuance of additional shares of common or preferred stock:

•        may significantly dilute the equity interests of our investors;

•        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•        could cause a change in control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our units, Class A Common Stock and/or warrants.

The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on the NYSE after the Business Combination. In connection with the Business Combination, we will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of our securities on the NYSE. For instance, our stock price would generally be required to be at least $4.00 per share, our aggregate market value would be required to be at least $150 million, and the market value of our publicly held shares would be required to be at least $40 million. We cannot assure you that we will be able to meet those initial listing requirements at that time. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed.

 If the NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, Class A Common Stock and public warrants are listed on the NYSE, our units, Class A Common Stock and public warrants qualify as covered securities. Although the states are pre-empted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

The Switchback Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

The Switchback Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Switchback’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Switchback’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Switchback Board in valuing ChargePoint and assuming the risk that the Switchback Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Switchback’s ability to consummate the Business Combination.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the Business Combination (and assuming no redemptions by our public stockholders of public shares), our Sponsor and our current officers and directors will hold approximately 2.5% of our Class A Common Stock, including the 6,868,235 shares of Class A Common Stock into which the Founder Shares will convert (or 3.23% of our Class A Common Stock, assuming a maximum redemption by our public stockholders of 100% of the public shares). Pursuant to the terms of a letter agreement entered into at the time of the IPO, and reaffirmed in the Founders Stock Letter, the Founder Shares (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until the earlier to occur of (a) one year after the Closing or (b) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, the shares of Class A Common Stock into which the Founder Shares convert will be released from these transfer restrictions. Pursuant to the A&R Registration Rights Agreement, New ChargePoint will agree that, within 15 business days after the Closing, Switchback will file with the SEC (at New ChargePoint’s sole cost and expense) the Resale Registration Statement, and New ChargePoint will use its commercially reasonable efforts to have the Resale Registration Statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to four underwritten offerings and will be entitled to customary piggyback registration rights.

Further, pursuant to the Subscription Agreements, New ChargePoint agreed that, within 15 business days after the consummation of the Business Combination, New ChargePoint will file with the SEC (at Switchback’s sole cost and expense) the PIPE Resale Registration Statement, and New ChargePoint will use its reasonable best efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof. This registration statement will also cover shares issuable upon exercise of the public warrants. The sale of shares under the PIPE Resale Registration is likely to have an adverse effect on the trading price of the Class A Common Stock. Additionally, New ChargePoint will likely register for resale shares subject to the converted ChargePoint Options and shares under the 2020 Plan and the ESPP, as well as shares subject to converted ChargePoint Warrants and shares held by ChargePoint’s affiliates that were subject to a lock up.

For more information about the Registration Rights Agreement and Subscription Agreements, see the subsections entitled “The Business Combination — Related Agreements — A&R Registration Rights Agreement” and “The Business Combination — Related Agreements — PIPE Financing.”

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus/consent solicitation statement or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, trading in the shares of our Class A Common Stock has not been active. Accordingly, the valuation ascribed to our Class A Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the Business Combination may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New ChargePoint or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting our business;

•        our ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving New ChargePoint;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our Class A Common Stock available for public sale;

•        any major change in the Switchback Board or management;

•        sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New ChargePoint following the Business Combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A Common Stock adversely, the price and trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover New ChargePoint following the Business Combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover New ChargePoint following the Business Combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may elect to purchase public shares from public stockholders, which may influence the vote on the Business Combination Proposal and reduce the public “float” of our Class A Common Stock.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase public shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange. See the subsection entitled “The Business Combination — Potential Purchases of Public Shares” for a description of how our Sponsor, directors, officers, advisors or any of their respective affiliates will select which stockholders or warrantholders to purchase securities from in any private transaction.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination, and results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following July 30, 2024, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

Our warrants and Founder Shares may have an adverse effect on the market price of our Class A Common Stock and make it more difficult to effectuate our Business Combination.

We issued warrants to purchase 10,470,587 shares of Class A Common Stock as part of the units. We also issued 5,521,568 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share.

Our initial stockholders currently own an aggregate of 7,852,941 Founder Shares. Immediately prior to the Closing, the initial stockholders will forfeit an aggregate of 984,706 Founder Shares in accordance with the terms of the Founders Stock Letter. The Founder Shares are convertible into shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as set forth herein. In addition, if our Sponsor makes any working capital loans, it may convert those loans into up to an additional 1,000,000 private placement warrants, at the price of $1.50 per warrant. Any issuance of a substantial number of additional shares of Class A Common Stock upon exercise of these warrants and conversion rights will increase the number of issued and outstanding shares of Class A Common Stock and reduce the value of the Class A Common Stock issued to complete the Business Combination. Therefore, our warrants and Founder Shares may make it more difficult to effectuate the Business Combination or increase the cost of acquiring ChargePoint.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of our stockholders do not agree.

Our Charter does not provide a specified maximum redemption threshold, except that in no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, officers, directors, advisors or any of their respective affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate Business Combination.

Our stockholders will have a reduced ownership and voting interests after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares of Class A Common Stock to the ChargePoint Stockholders and the New PIPE Investors, current holders of Switchback Common Stock will be diluted. Following the consummation of the Business Combination and the PIPE Financing, current holders of Switchback Common Stock would own 14.1% of New ChargePoint.

The market price of shares of Class A Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of shares of Class A Common Stock.

Upon completion of the Business Combination, ChargePoint Stockholders will become holders of Class A Common Stock. Prior to the Business Combination, Switchback has limited operations. Upon completion of the Business Combination, Switchback’s results of operations will depend upon the performance of the ChargePoint business, which is affected by factors that are different from those currently affecting the results of operations of Switchback.

The Business Combination or post-combination company may be materially adversely affected by the recent COVID-19 outbreak.

In December 2019, COVID-19 was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”. The COVID-19 outbreak has resulted, and a significant outbreak of other infectious diseases could result, in a widespread health crisis that could adversely affect the economies and financial markets worldwide. Additionally, our ability to consummate the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of ChargePoint’s personnel, vendors and service providers to negotiate and consummate the Business Combination in a timely manner. The extent to which COVID-19 impacts the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate the Business Combination may be materially adversely affected.

Risks Related to the Redemption

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative Business Combination. Certain events following the consummation of the Business Combination may cause an increase in our share price and may result in a lower value realized now than a stockholder might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus/consent solicitation statement. A stockholder should consult, and rely solely upon, the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus/consent solicitation statement, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, holders of public shares are required to submit a request in writing and deliver their shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay our franchise and income taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the subsection entitled “Special Meeting of Switchback Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the subsection entitled “Special Meeting of Switchback Stockholders — Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m., Eastern time, on            , 2020. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, holders of outstanding units of Switchback must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If a public stockholder fails to receive notice of Switchback’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Switchback will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite Switchback’s compliance with these rules, if a public stockholder fails to receive Switchback’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that Switchback will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

If Switchback is unable to consummate the business combination or any other Initial Business Combination by July 30, 2021, the public stockholders may be forced to wait beyond such date before redemption from the Trust Account.

If Switchback is unable to consummate the Business Combination by July 30, 2021, Switchback will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (c) as promptly as reasonably possible following such redemption, subject to the approval of Switchback’s remaining stockholders and the Switchback Board, dissolve and liquidate, subject in each case to Switchback’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The U.S. federal income tax treatment of the redemption of our Class A Common Stock as a sale of such Class A Common Stock depends on a stockholder’s specific facts.

The U.S. federal income tax treatment of a redemption of our Class A Common Stock will depend on whether the redemption qualifies as a sale of such Class A Common Stock under Section 302 of the Code, which will depend largely on the total number of shares of our stock treated as held by the stockholder electing to redeem its Class A Common Stock (including any stock constructively owned by the holder including as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Financing) relative to all of our shares of stock outstanding before and after the redemption. If such redemption is not treated as a sale of Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution. See “–Certain U.S. Federal Income Tax Considerations” for a more detailed discussion of the U.S. federal income tax treatment of a redemption of Class A Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/consent solicitation statement includes forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement/prospectus/consent solicitation statement, regarding the proposed Business Combination, Switchback’s ability to consummate the Business Combination, the benefits of the transaction, the post-combination company’s future financial performance following the Business Combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, Switchback disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus/consent solicitation statement. Switchback cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Switchback.

In addition, Switchback cautions you that the forward-looking statements regarding Switchback and the post-combination company, which are included in this proxy statement/prospectus/consent solicitation statement, are subject to the following factors:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against Switchback following announcement of the Business Combination;

•        the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Switchback, or satisfy the other conditions to closing in the Business Combination Agreement;

•        the risk that Switchback may not be able to consummate the PIPE Financing;

•        the risk that the proposed business combination disrupts current plans and operations of ChargePoint or Switchback as a result of the announcement and consummation of the Business Combination;

•        Switchback’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Switchback to grow and manage growth profitably following the Business Combination;

•        costs related to the Business Combination;

•        New ChargePoint’s success in retaining or recruiting, or changes in, its officers, key employees or directors following the business combination;

•        the possibility of third-party claims against the Trust Account;

•        changes in applicable laws or regulations;

•        the possibility that the novel coronavirus (“COVID-19”) may hinder Switchback’s ability to consummate the Business Combination;

•        the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of Switchback, ChargePoint or New ChargePoint;

•        ChargePoint’s ability to expand its business in Europe;

•        the EV market may not to continue to grow as expected;

•        ChargePoint may not attract a sufficient number of fleet owners as customers;

•        incentives from governments or utilities may be reduced, which could reduce demand for EVs;

•        the impact of competing technologies that could reduce the demand for EVs;

•        technological changes;

•        data security breaches or other network outages;

•        ChargePoint’s ability to remediate its material weaknesses in internal control over financial reporting; and

•        the possibility that Switchback or the post-combination company may be adversely affected by other economic, business or competitive factors.

Should one or more of the risks or uncertainties described in this proxy statement/prospectus/consent solicitation statement, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in Switchback’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the subsequent Quarterly Reports on Form 10-Q. Switchback’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Switchback and ChargePoint adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the historical unaudited condensed balance sheet of Switchback as of June 30, 2020 and the historical unaudited condensed consolidated balance sheet of ChargePoint as of July 31, 2020 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on June 30, 2020.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 combines the historical unaudited condensed statement of operations of Switchback for the six months ended June 30, 2020 and the historical unaudited condensed consolidated statement of operations of ChargePoint for the six months ended July 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the historical audited statement of operations of Switchback for the year ended December 31, 2019 and historical audited consolidated statement of operations of ChargePoint for the year ended January 31, 2020 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, as summarized below, had been consummated on January 1, 2019.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement:

•        the (a) historical audited financial statements of Switchback as of and for the year ended December 31, 2019 and (b) historical unaudited condensed financial statements of Switchback as of and for the six months ended June 30, 2020;

•        the (a) historical audited consolidated financial statements of ChargePoint as of and for the year ended January 31, 2020 and (b) historical unaudited condensed consolidated financial statements of ChargePoint as of and for the six months ended July 31, 2020; and

•        other information relating to Switchback and ChargePoint included in this proxy statement/prospectus/consent solicitation statement, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “The Business Combination.”

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Switchback,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChargePoint” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation statement.

Description of the Business Combination

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into ChargePoint, with ChargePoint surviving the Merger. ChargePoint will become a wholly owned subsidiary of New ChargePoint and New ChargePoint will immediately be renamed “ChargePoint Holdings, Inc.” Upon the consummation of the Business Combination, Eligible ChargePoint Equityholders will receive or have the right to receive shares of New ChargePoint Class A Common Stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio. Accordingly, an estimated 211,885,151 shares of New ChargePoint Class A Common Stock will be immediately issued and outstanding, an estimated 78,249,121 shares will be reserved for the potential future issuance of New ChargePoint Class A Common Stock upon the exercise of New ChargePoint stock options and upon the exercise of New ChargePoint warrants, and 27,000,000 shares of New ChargePoint Class A Common Stock will be reserved for the potential future issuance of the Earnout Shares, based on the following transactions contemplated by the Business Combination Agreement:

•        the conversion of all outstanding shares of ChargePoint’s redeemable convertible preferred stock into shares of ChargePoint Common Stock at the then-effective conversion rate as calculated pursuant to the ChargePoint Charter;

•        the cancellation of each issued and outstanding share of ChargePoint Common Stock (including shares of ChargePoint Common Stock resulting from the conversion of ChargePoint’s redeemable convertible preferred stock, but excluding shares of ChargePoint Restricted Stock) and the conversion into the right to receive a number of shares of New ChargePoint Class A Common Stock equal to the Exchange Ratio;

•        the conversion of all outstanding ChargePoint Warrants into warrants exercisable for shares of New ChargePoint Class A Common Stock with the same terms except for the number of shares exercisable therefor and the exercise price, each of which was adjusted using the Exchange Ratio;

•        the conversion of all outstanding ChargePoint Options into options exercisable for shares of New ChargePoint Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio;

•        the conversion of all outstanding shares of ChargePoint Restricted Stock, which shares are excluded from the determination of the Exchange Ratio, into shares of New ChargePoint Class A Common Stock at the Exchange Ratio, which shares will continue to be governed by the same terms and conditions (including vesting and repurchase terms) effective immediately prior to the Effective Time; and

•        during the Earnout Period, New ChargePoint may issue to Eligible ChargePoint Equityholders up to 27,000,000 shares of additional New ChargePoint Class A Common Stock, comprised of three separate tranches of 9,000,000 shares of New ChargePoint Class A Common Stock each, issuable upon the occurrence of each Earnout Triggering Event. The issuance of the Earnout Shares would dilute all New ChargePoint Class A Common Stock outstanding at that time. Assuming the expected capital structure as of the close of Business Combination, the 9,000,000 shares issued in connection with each Earnout Triggering Event, would represent approximately 3.3%, 6.6% and 9.9% of shares outstanding for the no redemptions scenario and 3.6%, 7.2% and 10.7% for the maximum redemptions scenario, respectively. As the Earnout Triggering Events have not been achieved, the Earnout Shares are not reflected in the pro forma financial information.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Switchback will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on ChargePoint stockholders comprising a relative majority of the voting power of New ChargePoint and having the ability to nominate the members of the New ChargePoint Board. ChargePoint’s operations prior to the acquisition comprising the only ongoing operations of New ChargePoint, and ChargePoint’s senior management comprising a majority of the senior management of New ChargePoint. Accordingly, for accounting purposes, the financial statements of New ChargePoint will represent a continuation of the financial statements of ChargePoint with the Business Combination being treated as the equivalent of ChargePoint issuing stock for the net assets of Switchback, accompanied by a recapitalization. The net assets of Switchback will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ChargePoint in future reports of New ChargePoint.

The Earnout Shares are expected to be classified as equity on the balance sheet. The impact of the Earnout Shares is not expected to be material on the future results of operations of New ChargePoint.

Other Events in connection with the Business Combination

Other events that are contemplated to take place in connection with the Business Combination are summarized below:

•        the issuance and sale of 22,500,000 shares of New ChargePoint Class A Common Stock at a purchase price of $10.00 per share pursuant to the PIPE Financing;

•        the repayment and settlement of all amounts outstanding under ChargePoint’s term loan following the Closing; and

•        pursuant to the terms of the Founders Stock Letter, the initial stockholders will surrender 984,706 Founder Shares to Switchback for no consideration, whereupon such Founder Shares will be immediately cancelled, and subject an additional 900,000 Founder Earn Back Shares to potential forfeiture. The Founder Earn Back Shares will no longer be subject to potential forfeiture if the Closing VWAP per share of New ChargePoint Class A Common Stock is greater than $12.00 for any ten trading days within any twenty consecutive trading day period during the Earnout Period.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are: (a) directly attributable to the Business Combination; (b) factually supportable; and (c) with respect to the pro forma statements of operations, expected to have a continuing impact on the results of New ChargePoint. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of New ChargePoint upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and do not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any additional Business Combination proceeds remaining after the outstanding borrowings under ChargePoint’s term loan are paid down are expected to be used for other general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New ChargePoint following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Switchback and ChargePoint have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined information contained herein assumes that the Switchback stockholders approve the Business Combination. Switchback’s public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. Switchback cannot predict how many of its public stockholders will exercise their right to redeem their Class A Common Stock for cash. Therefore, the unaudited pro forma condensed combined financial information present the following two redemption scenarios. The actual results may be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results:

•        Assuming No Redemptions Scenario — this scenario assumes that no shares of Class A Common Stock are redeemed; and

•        Assuming Maximum Redemptions Scenario — this scenario assumes that 21,075,290 shares of Class A Common Stock are redeemed for an aggregate payment of $213.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.11 per share based on the Trust Account balance as of June 30, 2020 in order for the amount of Switchback Cash to satisfy the minimum amount required to consummate the Business Combination of at least $300.0 million, after giving effect to the PIPE Financing, payments to settle the $10.9 million of deferred underwriting commissions and estimated Switchback Transaction Costs of $18.6 million.

The following summarizes the pro forma New ChargePoint Class A Common Stock issued and outstanding immediately after the Business Combination, presented under the two scenarios:

	Pro Forma Combined (Assuming No Redemptions Scenario) (Shares)%		Pro Forma Combined (Assuming Maximum Redemptions Scenario) (Shares)%
Switchback Class A stockholders	31,411,763	11.5	10,336,473	4.1
Switchback Class B stockholders(1)	6,868,235	2.5	6,868,235	2.7
Former ChargePoint stockholders(2)	211,885,151	77.7	211,885,151	84.2
PIPE Financing	22,500,000	8.3	22,500,000	9.0
Total	272,665,149	100.0	251,589,859	100.0

____________

(1)      Amount includes 900,000 shares of New ChargePoint Class A Common Stock subject to forfeiture if the Closing VWAP per share of New ChargePoint Class A Common Stock does not achieve $12.00 for any ten trading days within any twenty consecutive trading day period during the five-year period following the Closing.

(2)      Amount includes 114,831 shares of New ChargePoint Class A Common Stock subject to repurchase related to the conversion of all outstanding shares of ChargePoint Restricted Stock.

The two alternative levels of additional redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding Switchback Warrants issued in connection with its IPO as such securities are not exercisable until 30 days after the Closing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2020
(in thousands)

	June 30, 2020	July 31, 2020
			Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	Switchback (Historical)	ChargePoint, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$42	$189,137	$317,440	A	$629,614	$(212,982)	M	$416,632
			(34,668)	B
			(10,924)	C
			(37,837)	D
			(18,576)	E
			225,000	F
Restricted cash	—	400	—		400	—		400
Accounts receivable, net	—	22,226	—		22,226	—		22,226
Inventories	—	32,339	—		32,339	—		32,339
Prepaid expenses and other current assets	245	9,491	—		9,736	—		9,736
Total current assets	287	253,593	440,435		694,315	(212,982)		481,333
Investments held in Trust account	317,440	—	(317,440)	A	—	—		—
Property and equipment, net	—	28,363	—		28,363	—		28,363
Operating lease right-of-use assets	—	9,461	—		9,461	—		9,461
Goodwill	—	1,215	—		1,215	—		1,215
Other assets	—	3,973	—		3,973	—		3,973
Total Assets	$317,727	$296,605	$122,995		$737,327	$(212,982)		$524,345
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	67	9,451	—		9,518	—		9,518
Accrued and other current liabilities	81	33,664	—		33,745	—		33,745
Accrued expenses- related party	17	—	—		17			17
Franchise tax payable	100	—	—		100			100
Income tax payable	716	—	—		716			716
Deferred revenue	—	35,756	—		35,756	—		35,756
Debt, current	—	1,458	(1,458)	B	—	—		—
Total current liabilities	981	80,329	(1,458)		79,852	—		79,852
Deferred revenue, noncurrent	—	41,483	—		41,483	—		41,483
Debt, noncurrent	—	33,210	(33,210)	B	—	—		—
Operating lease liabilities	—	6,776	—		6,776	—		6,776
Deferred underwriting commissions	10,924	—	(10,924)	C	—	—		—
Redeemable convertible preferred stock warrant liability	—	13,699	(13,699)	L	—	—		—
Other long-term liabilities	—	795	—		795	—		795
Total liabilities	11,905	176,292	(59,291)		128,906	—		128,906
Commitments and contingencies
Redeemable convertible preferred stock	—	612,674	(612,674)	H	—	—		—
Common shares subject to possible redemption	300,822	—	(300,822)	G	—	—		—
Stockholders’ equity (deficit):					—			—
Class A Common Stock	—	—	2	F	27	(2)	M	25
			3	G
			21	J
			1	I
Class B Common Stock	1	—	(1)	I	—	—		—
ChargePoint Common Stock	—	1	19	H	—	—		—
			(20)	J

Unaudited Pro Forma Condensed Combined Balance Sheet — (continued)
As of June 30, 2020
(in thousands)

	June 30, 2020	July 31, 2020
			Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	Switchback (Historical)	ChargePoint, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments		Pro Forma Combined
Additional paid-in capital	3,877	55,363	(37,837)	D	1,156,119	(212,980)	M	943,139
			(18,576)	E
			224,998	F
			300,819	G
			612,655	H
			(1)	J
			1,122	K
			13,699	L
Accumulated other comprehensive income (loss)	—	50	—		50	—		50
Retained earnings (accumulated deficit)	1,122	(547,775)	(1,122)	K	(547,775)	—		(547,775)
Total stockholders’ equity (deficit)	5,000	(492,361)	1,095,782		608,421	(212,982)		395,439
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$317,727	$296,605	$122,995		$737,327	$(212,982)		$524,345

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(in thousands, except share and per share data)

	For the Period from May 10, 2019 (inception) to December 31, 2019	Year Ended January 31, 2020
			Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	Switchback (Historical)	ChargePoint, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments	Pro Forma Combined
Revenue
Networked charging systems	$—	$101,012	$—		$101,012	$—	$101,012
Subscriptions	—	28,930	—		28,930	—	28,930
Other	—	14,573	—		14,573	—	14,573
Total revenue	—	144,515	—		144,515	—	144,515
Cost of revenue
Networked charging systems	—	105,940	—		105,940	—	105,940
Subscriptions	—	16,244	—		16,244	—	16,244
Other	—	4,289	—		4,289	—	4,289
Total cost of revenue	—	126,473	—		126,473	—	126,473
Gross profit	—	18,042	—		18,042	—	18,042
Operating expenses:
Research and development	—	69,464	—		69,464	—	69,464
Sales and marketing	—	56,997	—		56,997	—	56,997
General and administrative	935	23,945	—		24,880	—	24,880
Franchise tax expense	88	—	—		88	—	88
Total operating expenses	1,023	150,406	—		151,429	—	151,429
Loss from operations	(1,023)	(132,364)	—		(133,387)	—	(133,387)
Interest income		3,245	—		3,245	—	3,245
Interest expense	—	(3,544)	3,544	AA	—	—	—
Change in fair value of redeemable convertible preferred stock warrant liability	—	(875)	875	BB	—	—	—
Other income (expense), net	2,281	(565)	(2,281)	CC	(565)	—	(565)
Net income (loss) before income taxes	1,258	(134,103)	2,138		(130,707)	—	(130,707)
Provision for income taxes	479	224	(479)	DD	224	—	224
Net income (loss)	$779	$(134,327)	$2,617		$(130,931)	—	$(130,931)
Weighted average shares outstanding of Class A Common Stock	31,092,978	—	—		271,650,318	—	250,575,028
Basic and diluted net loss per share – Class A	$0.06	—	—		$(0.48)	—	$(0.52)
Weighted average shares outstanding of Class B Common Stock	7,852,941	—	—		—	—	—
Basic and diluted net loss per share – Class B	$(0.12)	—	—		—	—	—
Weighted average shares outstanding of ChargePoint Common Stock	—	8,924,129	—		—	—	—
Basic and diluted net loss per share – ChargePoint	—	$(15.05)	—		—	—	—

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2020
(in thousands, except share and per share data)

	Six Months Ended
	June 30, 2020	July 31, 2020	Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	Switchback (Historical)	ChargePoint, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments	Pro Forma Combined
Revenue
Networked charging systems	$—	$41,025	$—		$41,025	$—	$41,025
Subscriptions	—	18,815	—		18,815	—	18,815
Other	—	7,893	—		7,893	—	7,893
Total revenue	—	67,733	—		67,733	—	67,733
Cost of revenue
Networked charging systems	—	39,024	—		39,024	—	39,024
Subscriptions	—	9,225	—		9,225	—	9,225
Other	—	2,692	—		2,692	—	2,692
Total cost of revenue	—	50,941	—		50,941	—	50,941
Gross profit	—	16,792	—		16,792	—	16,792
Operating expenses:
Research and development	—	35,152	—		35,152	—	35,152
Sales and marketing	—	25,167	—		25,167	—	25,167
General and administrative	449	9,555	—		10,004	—	10,004
Franchise tax expense	100	—	—		100	—	100
Total operating expenses	549	69,874	—		70,423	—	70,423
Loss from operations	(549)	(53,082)	—		(53,631)	—	(53,631)
Interest income		280	—		280	—	280
Interest expense	—	(1,628)	1,628	AA	—	—	—
Change in fair value of redeemable convertible preferred stock warrant liability	—	(10,981)	10,981	BB	—	—	—
Other income (expense), net	1,128	131	(1,128)	CC	131	—	131
Net income (loss) before income taxes	579	(65,280)	11,481		(53,220)	—	(53,220)
Provision for income taxes	237	105	(237)	DD	105	—	105
Net income (loss)	$342	$(65,385)	$11,718		$(53,325)	$—	$(53,325)
Accretion of beneficial conversion feature of redeemable convertible preferred stock	—	(58,625)	58,625	EE	—	—	—
Net income (loss) attributable to common stockholders	$342	$(124,010)	$70,343		$(53,325)	$—	$(53,325)
Weighted average shares outstanding of Class A Common Stock	31,411,763	—	—		271,650,318	—	250,575,028
Basic and diluted net loss per share – Class A	$0.03	—	—		$(0.20)	—	$(0.21)
Weighted average shares outstanding of Class B Common Stock	7,852,941	—	—		—	—	—
Basic and diluted net loss per share – Class B	$(0.06)	$—	—		—	—	—
Weighted average shares outstanding of ChargePoint Common Stock	—	12,866,226	—		—	—	—
Basic and diluted net loss per share – ChargePoint	—	$(9.64)	—		—	—	—

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Switchback will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on ChargePoint Stockholders comprising a relative majority of the voting power of New ChargePoint and having the ability to nominate the members of the New ChargePoint Board, ChargePoint’s operations prior to the acquisition comprising the only ongoing operations of New ChargePoint, and ChargePoint’s senior management comprising a majority of the senior management of New ChargePoint. Accordingly, for accounting purposes, the financial statements of New ChargePoint will represent a continuation of the financial statements of ChargePoint with the Business Combination treated as the equivalent of ChargePoint issuing stock for the net assets of Switchback, accompanied by a recapitalization. The net assets of Switchback will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ChargePoint in future reports of New ChargePoint.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives pro forma effect to the Business Combination and the other events contemplated by the Business Combination Agreement as if they had been consummated on June 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the six months ended June 30, 2020 give pro forma effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had been consummated on January 1, 2019.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.

•        the (a) historical audited financial statements of Switchback as of and for the year ended December 31, 2019 and (b) historical unaudited condensed financial statements of Switchback as of and for the six months ended June 30, 2020;

•        the (a) historical audited consolidated financial statements of ChargePoint as of and for the year ended January 31, 2020 and (b) historical unaudited condensed consolidated financial statements of ChargePoint as of and for the six months ended July 31, 2020; and

•        other information relating to Switchback and ChargePoint contained in this proxy statement/prospectus/consent solicitation, including the Business Combination Agreement and the description of certain terms thereof set forth under “The Business Combination.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus/consent solicitation statement. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to New ChargePoint’s additional paid-in capital and are assumed to be cash settled.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

(A)    Reflects the liquidation and reclassification of $317.4 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by New ChargePoint following the Closing.

(B)    Reflects the repayment and settlement of all amounts outstanding under ChargePoint’s term loan following the Closing.

(C)    Reflects the payment of $10.9 million of deferred underwriters’ fees incurred during Switchback’s IPO due upon the Closing.

(D)    Represents preliminary estimated direct and incremental transaction costs of $37.8 million incurred by ChargePoint prior to, or concurrent with, the Closing.

(E)    Represents preliminary estimated direct and incremental transaction costs of $18.6 million incurred by Switchback prior to, or concurrent with the Closing, in addition to the $10.9 million of deferred underwriting fees related to the Switchback initial public offering as described in adjustment (C).

(F)    Reflects the proceeds of $225.0 million from the issuance and sale of 22.5 million shares of Class A Common Stock at $10.00 per share pursuant to the Subscription Agreements entered into with New PIPE Investors in connection with the PIPE Financing.

(G)    Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Closing.

(H)    Reflects the conversion of ChargePoint redeemable convertible preferred stock into ChargePoint Common Stock pursuant to the conversion rate effective immediately prior to the Effective Time.

(I)     Reflects the conversion of 6,868,235 shares of Class B Common Stock into shares of Class A Common Stock and forfeiture of 984,706 shares of Class B Common Stock upon the Closing.

(J)     Represents the recapitalization of common shares between ChargePoint Common Stock, Class A Common Stock and additional paid-in capital.

(K)    Reflects the elimination of Switchback’s historical retained earnings.

(L)    Reflects the reclassification of ChargePoint redeemable convertible preferred stock warrant liability to additional paid-in capital as a result of ChargePoint redeemable convertible preferred stock warrants being exchanged for New ChargePoint Warrants.

(M)   Represents the maximum redemptions scenario in which 21,075,290 shares of Class A Common Stock are redeemed for $213.0 million allocated to common stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of approximately $10.11 per share (based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of $317.4 million).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are as follows:

(AA) Reflects the elimination of interest expense on ChargePoint’s outstanding term loan that is to be repaid as described in adjustment note 2(B).

(BB) Reflects the elimination of the loss on Series A redeemable convertible preferred stock warrant liability as a result of ChargePoint redeemable convertible preferred stock warrants being exchanged for New ChargePoint Warrants.

(CC) Represents the elimination of investment income related to the investments held in the Switchback Trust Account.

(DD) Represents the income tax impact of the elimination of investment income related to the investments held in the Switchback Trust Account.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 are as follows:

(AA) Reflects the elimination of interest expense on ChargePoint’s outstanding term loan that is to be repaid as described in adjustment note 2(B).

(BB) Reflects the elimination of the loss on Series A redeemable convertible preferred stock warrant liability as a result of ChargePoint redeemable convertible preferred stock warrants being exchanged for New ChargePoint Warrants.

(CC) Represents the elimination of investment income related to the investments held in the Switchback Trust Account.

(DD) Represents the income tax impact of the elimination of investment income related to the investments held in the Switchback Trust Account.

(EE)  Reflects the elimination of the accretion of the beneficial conversion feature related to redeemable convertible preferred stock which is deemed to be converted into shares of New ChargePoint Class A Common Stock as of January 1, 2019.

3. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred as of January 1, 2019, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemptions scenario, the shares of Class A Common Stock assumed to be redeemed by Switchback public stockholders are eliminated as of January 1, 2019.

Following the Closing, the Eligible ChargePoint Equityholders will have the right to receive up to 27,000,000 Earnout Shares, issuable in three equal tranches upon the occurrence of each Earnout Triggering Event during the Earnout Period. Because the Earnout Shares are contingently issuable based upon the share price of New ChargePoint reaching specified thresholds that have not been achieved, the Earnout Shares have been excluded from basic and diluted pro forma net loss per share. Additionally, 900,000 Founder Earn Back Shares are excluded from basic and diluted pro forma net loss per share.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios:

	Year Ended December 31, 2019		Six Months Ended June 30, 2020
(in thousands, except share and per share data)	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario
Pro forma net loss	$(130,931)	$(130,931)	$(53,325)	$(53,325)
Weighted average shares outstanding – basic and diluted	271,650,318	250,575,028	271,650,318	250,575,028
Net loss per share – basic and diluted(1)	$(0.48)	$(0.52)	$(0.20)	$(0.21)

Weighted average shares outstanding – basic and diluted
Switchback Class A stockholders	31,411,763	10,336,473	31,411,763	10,336,473
Switchback Class B stockholders	5,968,235	5,968,235	5,968,235	5,968,235
PIPE Investors	22,500,000	22,500,000	22,500,000	22,500,000
Former ChargePoint stockholders	211,770,320	211,770,320	211,770,320	211,770,320
	271,650,318	250,575,028	271,650,318	250,575,028

____________

(1)      Outstanding options and warrants are anti-dilutive and are not included in the calculation of diluted net loss per share.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for Switchback and ChargePoint, respectively and unaudited pro forma condensed combined per share information of New ChargePoint after giving effect to the Business Combination presented under two scenarios:

•        Assuming No Redemptions Scenario — this scenario assumes that no shares of Class A Common Stock are redeemed; and

•        Assuming Maximum Redemptions Scenario — this scenario assumes that 21,075,290 shares of Class A Common Stock are redeemed for an aggregate payment of $213.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.11 per share based on the Trust Account balance as of June 30, 2020 in order for the amount of Switchback Cash to satisfy the minimum amount required to consummate the Business Combination of at least $300.0 million after giving effect to the PIPE Financing, payments to settle the $10.9 million of deferred underwriting commissions and estimated Switchback Transaction Costs of $18.6 million.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2020. The weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2019.

This information is only a summary and should be read in conjunction with the historical financial statements of Switchback and ChargePoint and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement. The unaudited pro forma combined per share information of Switchback and ChargePoint is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date of period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Switchback and ChargePoint would have been had the companies been combined during the periods presented.

			Pro Forma Combined		ChargePoint equivalent pro forma per share data(4)
	Switchback (Historical)	ChargePoint (Historical)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
As of and for the Six Months Ended June 30, 2020(1)
Book Value per share(2)	$0.54	$(33.66)	$2.25	$1.58	$2.27	$1.60
Net income (loss) per share of Class A Common Stock- basic and diluted	$0.03		$(0.20)	$(0.21)	$(0.20)	$(0.22)
Weighted average shares outstanding of Class A Common Stock- basic and diluted	31,411,763		271,650,318	250,575,028	209,388,535	209,388,535
Net loss per share of Class B Common Stock- basic and diluted	$(0.06)
Weighted average shares outstanding of Class B Common Stock- basic and diluted	7,852,941
Net loss per ChargePoint Common Stock- basic and diluted		$(9.64)
Weighted average shares outstanding of ChargePoint common stock- basic and diluted		12,866,226
As of and for the Year Ended December 31, 2019(1)
Book Value per share	$0.54	$(38.63)	N/A (3)	N/A (3)	N/A (3)	N/A (3)
Net income (loss) per share of Class A Common Stock- basic and diluted	$0.06		$(0.48)	$(0.52)	$(0.49)	$(0.53)
Weighted average shares outstanding of Class A Common Stock- basic and diluted	31,092,978		271,650,318	250,575,028	205,405,479	205,405,479
Net loss per share of Class B Common Stock- basic and diluted	(0.12)
Weighted average shares outstanding of Class B Common Stock- basic and diluted	7,852,941
Net loss per ChargePoint Common Stock- basic and diluted		$(15.05)
Weighted average shares outstanding of ChargePoint Common Stock- basic and diluted		8,924,129

____________

(1)       There were no cash dividends declared in the period presented.

(2)       Book value per share is calculated as (a) total permanent equity divided by (b) the total number of Switchback Common Stock outstanding classified in permanent equity.

(3)       Pro forma balance sheet information as of December 31, 2019 is not required and as such is not included in the table.

(4)       The equivalent per share data for ChargePoint is calculated by multiplying the combined pro forma per share data by the Exchange Ratio. The weighted average shares outstanding includes outstanding redeemable convertible preferred stock, which will be converted into shares of New ChargePoint Class A Common Stock immediately prior to the Business Combination.

CHARGEPOINT’S SOLICITATION OF WRITTEN CONSENTS

This section contains information for ChargePoint Stockholders regarding the solicitation of written consents to adopt the Business Combination Agreement by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

Purpose of the Consent Solicitation; Recommendation of the ChargePoint Board

The ChargePoint Board is providing this proxy statement/prospectus/consent solicitation statement to ChargePoint Stockholders. ChargePoint Stockholders are being asked to adopt and approve the ChargePoint Business Combination Proposal by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

After consideration, the ChargePoint Board unanimously approved and declared advisable the Business Combination Agreement and the Business Combination, upon the terms and conditions set forth in the Business Combination Agreement, and unanimously determined that the Business Combination Agreement and the transactions contemplated thereby are in the best interests of ChargePoint and its stockholders. The ChargePoint Board unanimously recommends that ChargePoint’s stockholders approve the ChargePoint Business Combination Proposal.

ChargePoint Stockholders Entitled to Consent

Only ChargePoint Stockholders of record as of the close of business on             , 2020, the ChargePoint Record Date, will be entitled to execute and deliver a written consent. As of the close of the ChargePoint Record Date, there were              shares of ChargePoint Common Stock outstanding and              shares of ChargePoint Preferred Stock outstanding, consisting of              shares of ChargePoint Series A Preferred Stock,              shares of ChargePoint Series B Preferred Stock,              shares of ChargePoint Series C Preferred Stock,              shares of ChargePoint Series D Preferred Stock,              shares of ChargePoint Series E Preferred Stock,              shares of ChargePoint Series F Preferred Stock,              shares of ChargePoint Series G Preferred Stock,              shares of ChargePoint Series H Preferred Stock and              shares of ChargePoint Series H-1 Preferred Stock in each case entitled to execute and deliver written consents with respect to the ChargePoint Business Combination Proposal. Each holder of ChargePoint Common Stock is entitled to one vote for each share of ChargePoint Common Stock held as of the ChargePoint Record Date. Each holder of ChargePoint Preferred Stock is entitled to a number of votes equal to the number of shares of ChargePoint Common Stock into which the shares of ChargePoint Preferred Stock held by such holder could be converted as of the ChargePoint Record Date.

Written Consents; Required Written Consents

The approval of the ChargePoint Business Combination Proposal requires the affirmative vote or consent of the holders of (a) a majority of the outstanding shares of the ChargePoint Common Stock and ChargePoint Preferred Stock (on an as-converted basis), voting together as a single class, (b) a majority of the outstanding shares of the ChargePoint Preferred Stock, voting together as a single class on an as-converted basis, (c) two-thirds of the outstanding shares of the ChargePoint Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (voting together as a single class on an as-converted basis), (d) two-thirds of the outstanding shares of the ChargePoint Series D Preferred Stock, (e) a majority of the outstanding shares the ChargePoint Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock (voting together as a single class on an as-converted basis), (f) a majority of the outstanding shares of the ChargePoint Series H Preferred Stock (including the approval of certain holders of Series H Preferred Stock) and (g) a majority of the outstanding shares of the ChargePoint Series H-1 Preferred Stock.

Following the execution of the Business Combination Agreement, ChargePoint delivered to Switchback the Support Agreement, pursuant to which, among other things, the Written Consent Parties, whose ownership interests collectively represent the outstanding ChargePoint Common Stock and ChargePoint Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of ChargePoint, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver a written consent within 48 hours of the Registration Statement becoming effective. The Support Agreement will terminate upon the earlier to occur of: (a) the Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms and (c) the effective date of a written agreement of Switchback and the Written Consent Parties terminating the Support Agreement.

Interests of Certain Persons in the Business Combination

In considering whether to adopt the Business Combination Agreement by executing and delivering the written consent, ChargePoint Stockholders should be aware that aside from their interests as stockholders, ChargePoint’s officers and members of ChargePoint’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other ChargePoint Stockholders generally. ChargePoint Stockholders should take these interests into account in deciding whether to approve the Business Combination. For additional information please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of ChargePoint Directors and Officers.”

Submission of Written Consents

You may consent to the ChargePoint Business Combination Proposal with respect to your shares of ChargePoint capital stock by completing, dating and signing the written consent enclosed with this proxy statement/prospectus/consent solicitation statement and returning it to ChargePoint by the consent deadline.

If you hold shares of ChargePoint capital stock as of the close of business on the ChargePoint Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to ChargePoint. Once you have completed, dated and signed the written consent, you may deliver it to ChargePoint by emailing a .pdf copy to cplegal@chargepoint.com and chargepoint_solicitation@gunder.com or by mailing your written consent to ChargePoint, Inc., 240 East Hacienda Avenue, Campbell, CA 95008, Attention: Chief Legal Officer.

The ChargePoint Board has set               , 2020 as the consent deadline. ChargePoint reserves the right to extend the consent deadline beyond               , 2020. Any such extension may be made without notice to ChargePoint’s stockholders.

ChargePoint Stockholders should not send stock certificates with their written consents. After the transaction is completed, a letter of transmittal and written instructions for the surrender of ChargePoint stock certificates or electronic certificates, as applicable, will be mailed to ChargePoint Stockholders. Do not send in your certificates now.

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the ChargePoint Business Combination Proposal (which is equivalent to a vote for such proposal). If you do not return your written consent, it will have the same effect as a vote against the ChargePoint Business Combination Proposal. If you are a record holder of shares of ChargePoint Common Stock and/or Preferred Stock and you return a signed written consent, you will have given your consent to approve the ChargePoint Business Combination Proposal.

Your consent to the ChargePoint Business Combination Proposal may be changed or revoked at any time before the consent deadline. If you wish to change or revoke your consent before the consent deadline, you may do so by delivering a notice of revocation, by emailing a .pdf copy of such notice to cplegal@chargepoint.com and chargepoint_solicitation@gunder.com or by mailing a copy of such notice to ChargePoint, Inc., 240 East Hacienda Avenue, Campbell, CA 95008, Attention: Chief Legal Officer.

Solicitation of Written Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by ChargePoint. Officers and employees of ChargePoint may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

Assistance

If you need assistance in completing your written consent or have questions regarding the consent solicitation, please contact cplegal@chargepoint.com and chargepoint_solicitation@gunder.com.

SPECIAL MEETING OF SWITCHBACK STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus/consent solicitation statement to our stockholders as part of the solicitation of proxies by the Switchback Board for use at the special meeting of stockholders to be held on             , 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation statement is first being furnished to our stockholders on or about             , 2020. This proxy statement/prospectus/consent solicitation statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

All stockholders as of the record date, or their duly appointed proxies, may attend the special meeting, which will be a completely virtual meeting. There will be no physical meeting locations and the special meeting will only be conducted via live webcast. Stockholders may attend the special meeting online, including to vote and submit questions, at the following address:             .

We are utilizing a virtual stockholder meeting format for the special meeting in light of the health risks associated with the outbreak of COVID-19. It is currently our intent to resume in-person meetings at our first annual meeting of stockholders in 2021, and thereafter, assuming normal circumstances. Our virtual stockholder meeting format uses technology designed to increase stockholder access, save Switchback and our stockholders time and money and provide our stockholders rights and opportunities to participate in the virtual special meeting similar to those they would have at an in-person special meeting, at no cost. In addition to online attendance, we provide stockholders with an opportunity to hear all portions of the official special meeting as conducted by the Switchback Board, submit written questions and comments during the special meeting and vote online during the open poll portion of the special meeting. We welcome your suggestions on how we can make our virtual special meeting more effective and efficient.

Stockholders will have multiple opportunities to submit questions to Switchback for the special meeting. Stockholders who wish to submit a question in advance may do so at             . Stockholders also may submit questions live during the meeting. Questions pertinent to special meeting matters may be recognized and answered during the special meeting in our discretion, subject to time constraints. We reserve the right to edit or reject questions that are inappropriate for special meeting matters. In addition, we will offer live technical support for all stockholders attending the special meeting.

To attend online and participate in the special meeting, stockholders of record will need to             .

Date, Time and Place

The special meeting will be held at         , Eastern time, on             , 2020, via live webcast at         , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the virtual special meeting if you owned shares of our common stock, i.e., Class A Common Stock or Class B Common Stock, at the close of business on         , 2020, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 39,264,704 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 31,411,763 were public shares and 7,852,941 were Founder Shares held by the initial stockholders.

Vote of our Sponsor and the Directors and Officers of Switchback

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination.

Our Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Class A Common Stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by our Sponsor and our independent directors have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by July 30, 2021. However, our Sponsor, directors and officers are entitled to redemption rights upon our liquidation with respect to any shares of Class A Common Stock they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the shares of our Class A Common Stock and Class B Common Stock entitled to vote thereat attend virtually or are represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting. This means that the ten director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the NYSE Proposal at the special meeting. The Charter Proposals, the 2020 Plan Proposal, the ESPP Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus/consent solicitation statement.

Recommendation to Switchback Stockholders

After careful consideration, the Switchback Board recommends that our stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the Switchback Board, see the subsections entitled “The Business Combination — The Switchback Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Class A Common Stock and each share of Class B Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of shares of Class A Common Stock and Class B Common Stock that you own. There are several ways to vote your shares of Class A Common Stock and Class B Common Stock:

•        You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A Common Stock or Class B Common Stock will be voted “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the NYSE Proposal, “FOR” the 2020 Plan Proposal, “FOR” the ESPP Proposal, “FOR ALL NOMINEES” in the Director Election Proposal and “FOR” the Adjournment Proposal.

•        You can attend the special meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Class A Common Stock or Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A Common Stock or Class B Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify our secretary, in writing, before the special meeting that you have revoked your proxy; or

•        you may attend the special meeting virtually, revoke your proxy and vote online, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus/consent solicitation statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about how to vote or direct a vote in respect of your shares of Class A Common Stock or Class B Common Stock, you may call         , our proxy solicitor, at          (banks and brokerage firms, please call collect at         ).

Redemption Rights

Under our Charter, any holders of our Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our franchise and income taxes). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2020 of approximately $317.4 million, the estimated per share redemption price would have been approximately $10.11.

In order to exercise your redemption rights, you must:

•        if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•        certify to Switchback whether you are acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock;

•        prior to 5:00 p.m., Eastern time, on             , 2020 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street, 30th Floor, New York, New York 10004, by email at mzimkind@continentalstock.com or by telephone at (212) 509-4000; and

•        deliver your shares of Class A Common Stock either physically or electronically through DTC to the transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding units of Switchback must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of our Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, our future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate a “Business Combination” (as defined in the Charter) by July 30, 2021, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

We are soliciting proxies on behalf of the Switchback Board. This solicitation is being made by mail but also may be made by telephone or in person. Switchback and its directors, officers and employees may also solicit proxies in person. We will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Switchback will bear the cost of the solicitation.

We have engaged          to assist in the proxy solicitation process. We will pay that firm a fee of $         , plus disbursements. We will reimburse          for reasonable out-of-pocket expenses and will indemnify          and its affiliates against certain claims, liabilities, losses, damages and expenses. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION

This section of the proxy statement/prospectus/consent solicitation statement describes the material provisions of the Business Combination Agreement and the transactions contemplated thereby, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about the respective parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

General: Structure of the Business Combination

On September 23, 2020, Switchback, Merger Sub and ChargePoint entered into the Business Combination Agreement, pursuant to which Merger Sub and ChargePoint will enter into the Business Combination. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.

The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger. The parties will hold the Closing immediately prior to such filing of a certificate of merger on the Closing Date which date will occur as promptly as practicable, but in no event later than three business days, following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as Switchback and ChargePoint may mutually agree.

Conversion of Securities

Immediately prior to the Effective Time and subject to receipt of the requisite approval of ChargePoint’s stockholders, ChargePoint will cause each share of ChargePoint Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into shares of ChargePoint Common Stock at the then-effective conversion rate in accordance with the terms of the ChargePoint Charter. Following the Conversion, there will be no outstanding shares of ChargePoint Preferred Stock and each holder of ChargePoint Preferred Stock will thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Switchback, Merger Sub, ChargePoint or the holders of any of ChargePoint’s securities:

•        each share of ChargePoint Common Stock issued and outstanding immediately prior to the Effective Time (including shares of ChargePoint Common Stock resulting from the Conversion, but excluding any outstanding unvested shares of ChargePoint Restricted Stock) will be cancelled and converted into (a) the right to receive the number of shares of Class A Common Stock equal to the Exchange Ratio and (b) the contingent right to receive Earnout Shares as additional consideration;

•        all shares of ChargePoint Common Stock and ChargePoint Preferred Stock held in the treasury of ChargePoint will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

•        each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

•        each ChargePoint Warrant that is outstanding and unexercised immediately prior to the Effective Time will be converted into (a) an Assumed Warrant and (b) the contingent right to receive Earnout Shares. Each Assumed Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former ChargePoint Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the transactions contemplated by the Business Combination Agreement and related transaction documents. Accordingly, effective as of the Effective Time: (i) each Assumed Warrant will be exercisable solely for shares of Class A Common Stock, (ii) the number of shares of Class A Common Stock subject to each Assumed Warrant shall be equal to the product of (A) the number of shares of ChargePoint Common Stock subject to such ChargePoint Warrant and (B) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares and (iii) the exercise price per share of each Assumed Warrant shall be equal to (A) the exercise price per share of such ChargePoint Warrant divided by (B) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent;

•        each ChargePoint Option that is outstanding immediately prior to the Effective Time will be converted into (a) in the case of ChargePoint Options that are vested or unvested, an Exchanged Option with (i) the number of shares of Class A Common Stock equal to the product of (x) the number of shares of ChargePoint Common Stock subject to such ChargePoint Option and (y) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares and (ii) with the exercise price per share of each Exchanged Option equal to (x) the exercise price per share of such ChargePoint Option divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent; provided, however, that the exercise price and the number of shares of Class A Common Stock purchasable pursuant to the Exchanged Options will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole number and exercise prices will be rounded up to the nearest whole cent) and (b) solely in the case of ChargePoint Options that are vested, the contingent right to receive Earnout Shares; and

•        each award of ChargePoint Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into an award of a number of shares of Exchanged Restricted Stock (rounded up or down to the nearest whole number, with a fraction of 0.5 rounded up) equal to the product of (a) the number of shares of ChargePoint Restricted Stock subject to such award immediately prior to the Effective Time and (b) the Exchange Ratio.

Except as specifically provided above, each Exchanged Option and each award of Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former ChargePoint Option or former ChargePoint Restricted Stock, as applicable, immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination; provided, that Exchanged Options resulting from the conversion of ChargePoint Options issued under ChargePoint’s 2017 Stock Plan shall be exercisable only to the extent vested.

Pursuant to the terms of the Charter, each outstanding share of Class B Common Stock, after giving effect to the forfeiture of Founder Shares contemplated by the Founders Stock Letter, will be converted into one share of Class A Common Stock and will no longer be outstanding and will cease to exist and each holder of Founder Shares will thereafter cease to have any rights with respect to such securities.

Earnout

Following the Closing, and as additional consideration for the Merger and the other transactions contemplated by the Business Combination Agreement and related transaction documents, within five business days after the occurrence of the triggering events described below, New ChargePoint will issue or cause to be issued to each Eligible ChargePoint Equityholder (in accordance with its respective pro rata share), the following shares of Class A Common Stock (which will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock occurring on or after the Closing (other than the conversion of the Founder Shares into Class A Common Stock at the Closing)), upon the terms and subject to the conditions set forth in the Business Combination Agreement and the ancillary agreements thereto:

•        upon the occurrence of Earnout Triggering Event I, a one-time issuance of 9,000,000 Earnout Shares;

•        upon the occurrence of Earnout Triggering Event II, a one-time issuance of 9,000,000 Earnout Shares; and

•        upon the occurrence of Earnout Triggering Event III, a one-time issuance of 9,000,000 Earnout Shares.

For the avoidance of doubt, the Eligible ChargePoint Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Earnout Triggering Event; provided, however, that each triggering event described above shall only occur once, if at all, and in no event shall the Eligible ChargePoint Equityholders be entitled to receive more than an aggregate of 27,000,000 Earnout Shares.

If, during the Earnout Period, there is a change of control pursuant to which Switchback or its stockholders have the right to receive consideration implying a value per share of Class A Common Stock (as agreed in good faith by our Sponsor and the Switchback Board) of:

•        less than $15.00, then no Earnout Shares will be issuable;

•        greater than or equal to $15.00 but less than $20.00, then, (a) immediately prior to such change of control, Switchback will issue 9,000,000 shares of Class A Common Stock to the Eligible ChargePoint Equityholders (in accordance with their respective pro rata shares) and (b) no further Earnout Shares will be issuable;

•        greater than or equal to $20.00 but less than $30.00, then, (a) immediately prior to such change of control, Switchback will issue 18,000,000 shares of Class A Common Stock to the Eligible ChargePoint Equityholders (in accordance with their respective pro rata shares) and (b) no further Earnout Shares will be issuable; or

•        greater than or equal to $30.00, then, (a) immediately prior to such change of control, Switchback will issue 27,000,000 shares of Class A Common Stock to the Eligible ChargePoint Equityholders (in accordance with their respective pro rata shares) and (b) no further Earnout Shares will be issuable.

The Class A Common Stock price targets set forth in the definitions of “Earnout Triggering Event I,” “Earnout Triggering Event II” and “Earnout Triggering Event III” will be equitably adjusted for stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock occurring on or after the Closing (other than the conversion of the Founders Stock into Class A Common Stock at the Closing).

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of Switchback, Merger Sub and ChargePoint relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.

The Business Combination Agreement contains representations and warranties made by ChargePoint to Switchback and Merger Sub relating to a number of matters, including the following:

•        organization and qualification to do business;

•        subsidiaries;

•        certificate of incorporation and bylaws;

•        capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•        permits and compliance;

•        financial statements;

•        absence of certain changes or events since January 31, 2020;

•        absence of litigation;

•        employee benefit plans;

•        labor and employment matters;

•        real property and title to assets;

•        intellectual property;

•        taxes;

•        environmental matters;

•        material contracts;

•        customers, vendors and suppliers;

•        insurance;

•        approval of the board and stockholders;

•        certain business practices;

•        interested party transactions and side letter agreements;

•        inapplicability of the Exchange Act;

•        brokers;

•        product warranty and products liability; and

•        exclusivity of the representations and warranties made by ChargePoint.

The Business Combination Agreement contains representations and warranties made by Switchback and Merger Sub to ChargePoint relating to a number of matters, including the following:

•        corporate organization;

•        organizational documents;

•        capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•        compliance;

•        proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

•        business activities and absence of certain changes or events since January 31, 2020;

•        absence of litigation;

•        approval of the board and the stockholders;

•        no prior operations of Merger Sub;

•        brokers;

•        the Trust Account;

•        employees;

•        taxes;

•        the listing of Class A Common Stock, warrants and units;

•        interested party transactions;

•        inapplicability of the Investment Company Act;

•        investigation and reliance; and

•        the Founders Stock Letter.

No Survival

The representations and warranties of ChargePoint, Switchback and Merger Sub contained in the Business Combination Agreement or any certificate or instrument delivered pursuant to the Business Combination Agreement will terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time and certain miscellaneous provisions of the Business Combination Agreement will survive the Effective Time.

Closing

The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but are subject to the satisfaction or waiver of those conditions at such time).

Conduct of Business Pending the Merger

ChargePoint agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, except as (a) expressly contemplated by any other provision of the Business Combination Agreement or any ancillary agreement thereto, (b) set forth in ChargePoint’s

Schedules, and (c) required by applicable law, unless Switchback shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed), it will use reasonable best efforts to conduct its business, and cause its subsidiaries to use reasonable best efforts to conduct their respective businesses, in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; and provided that, any action taken, or omitted to be taken, that (i) relates to, or arises out of, COVID-19 and (ii) (A) is required by applicable law or (B) is determined by ChargePoint in good faith to be in its best interests, will be deemed to be in the ordinary course of business). ChargePoint agreed to use its reasonable best efforts to preserve substantially intact the business organization of ChargePoint and its subsidiaries, keep available the services of the current officers, key employees and consultants of ChargePoint and its subsidiaries, and preserve the current relationships of ChargePoint and its subsidiaries with customers, suppliers and other persons with which ChargePoint or any of its subsidiaries has significant business relations.

In addition to the general covenants above, ChargePoint agreed that prior to the Effective Time, subject to specified exceptions set forth below and in ChargePoint’s Schedules, it will not, and will cause its subsidiaries not to, without the prior written consent of Switchback (which consent may not be unreasonably withheld, conditioned or delayed):

•        amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of ChargePoint or any of its material subsidiaries;

•        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ChargePoint or any of its material subsidiaries;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of ChargePoint or any subsidiary of ChargePoint, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of ChargePoint or any subsidiary of ChargePoint, provided that (x) the exercise or settlement of any ChargePoint Options or ChargePoint Warrants in effect on the date of the Business Combination Agreement and (y) the issuance of shares of ChargePoint Common Stock (or other class of equity security of ChargePoint, as applicable) pursuant to the terms of the ChargePoint Preferred Stock and the ChargePoint Warrants, in each case, in effect on the date of the Business Combination Agreement, in each case, will not require the consent of Switchback; or (b) any material assets of ChargePoint or any subsidiary of ChargePoint;

•        form any subsidiary (other than any wholly-owned subsidiary formed in the ordinary course of business) or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned subsidiary of ChargePoint to ChargePoint or any other wholly owned subsidiary of ChargePoint;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•        acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $500,000 individually or $1,000,000 in the aggregate;

•        incur any indebtedness for borrowed money having a principal or stated amount in excess of $1,000,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets;

•        make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (a) advances to employees or officers of ChargePoint or any subsidiary of ChargePoint in the ordinary course of business consistent with past practice, (b) prepayments and deposits paid to suppliers of ChargePoint or any subsidiary of ChargePoint in the ordinary course of business or (c) trade credit extended to customers of ChargePoint or any subsidiary of ChargePoint in the ordinary course of business;

•        make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with ChargePoint’s annual capital expenditure budget for periods following the date of the Business Combination Agreement, made available to Switchback;

•        acquire any fee interest in real property;

•        enter into, renew or amend in any material respect any ChargePoint interested party transaction (or any contractual or other arrangement, that if existing on the date of the Business Combination Agreement, would have constituted a ChargePoint interested party transaction);

•        other than in the ordinary course of business or pursuant to the terms of any plan in effect on the date of the Business Combination Agreement, (a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director or officer, (b) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer, (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or officer or (d) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees;

•        make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

•        amend any material tax return;

•        change any material method of tax accounting;

•        make, change or rescind any material election relating to taxes;

•        settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•        materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of ChargePoint’s or any subsidiary’s material rights thereunder, in each case in a manner that is adverse to ChargePoint or any subsidiary of ChargePoint, taken as a whole, except in the ordinary course of business consistent with past practice;

•        enter into any contract or agreement in specified categories, including any contract that would have been a material contract under SEC rules had it been entered into prior to the date of the Business Combination Agreement;

•        enter into any contract, agreement or arrangement that obligates ChargePoint or any subsidiary of ChargePoint to develop any intellectual property related to the business of ChargePoint or its products, other than in the ordinary course of business;

•        permit any material item of intellectual property rights owned or purported to be owned by ChargePoint or any of ChargePoint’s subsidiaries (“ChargePoint-Owned IP”) to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of ChargePoint-Owned IP;

•        waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

•        enter into any material new line of business outside of the business currently conducted by ChargePoint or ChargePoint’s subsidiaries as of the date of the Business Combination Agreement;

•        voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to ChargePoint and any subsidiary of ChargePoint and their assets and properties;

•        fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any permit that is material to the conduct of the business of ChargePoint and ChargePoint’s subsidiaries taken as a whole; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Switchback agreed that, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement (including entering into the Subscription Agreements and consummating the PIPE Financing) and except as required by applicable law, from the date of the Business Combination Agreement until the earlier of the termination of the Business Combination Agreement and the Effective Time, unless ChargePoint otherwise consents in writing, Switchback will use reasonable best efforts to, and will cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that (a) relates to, or arises out of, COVID-19 and (b) (i) is required by applicable law or (ii) is determined by Switchback in good faith to be in its best interests, will be deemed to be in the ordinary course of business solely for purposes of the foregoing sentence). In addition, Switchback and Merger Sub have agreed that prior to the Effective Time, subject to specified exceptions, they will not, without the prior written consent of ChargePoint (which may not be unreasonably withheld, conditioned or delayed):

•        amend or otherwise change their organizational documents or form any subsidiary of Switchback other than Merger Sub;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their capital stock, other than redemptions from the Trust Account that are required pursuant to Switchback’s organization documents, including the Charter;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of Switchback’s common stock or warrants except for redemptions from the Trust Account and conversions of the Class B Common Stock that are required pursuant to Switchback’s organizational documents;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Switchback or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Switchback or Merger Sub, except in connection with conversion of the Class B Common Stock pursuant to Switchback’s organizational documents and in connection with a loan from our Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement or other expenses unrelated to such transactions;

•        acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Switchback, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from our Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement or other expenses unrelated to such transactions;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by Switchback’s independent accountants;

•        amend any material tax return;

•        change any material method of tax accounting;

•        make, change or rescind any material election relating to taxes;

•        settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of Switchback or Merger Sub;

•        amend or modify the Trust Account or any agreement related to the Trust Account;

•        enter into, renew or amend in any material respect any Switchback interested party transaction (or any contractual or other arrangement, that if existing on the date of the Business Combination Agreement, would have constituted a Switchback interested party transaction) except in connection with any loan from our Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement or other expenses unrelated to such transactions;

•        waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

•        adopt or enter into any employee benefit plan; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Registration Statement; Consent Solicitation Statement; Proxy Statement

As promptly as practicable after the execution of the Business Combination Agreement, Switchback agreed to prepare and file with the SEC this Registration Statement in connection with the registration under the Securities Act of the shares of Class A Common Stock to be issued to the stockholders of ChargePoint pursuant to the Business Combination Agreement, which Registration Statement includes a proxy statement/consent solicitation statement containing (a) a consent solicitation statement in preliminary form in connection with the solicitation by ChargePoint of written consents from the stockholders of ChargePoint, to approve, by the requisite consent of ChargePoint’s stockholders under the DGCL and the certificate of incorporation and bylaws (or any equivalent organizational documents) of ChargePoint (the “Requisite ChargePoint Stockholder Approval”), the Business Combination Agreement, the Merger and the other transactions contemplated by the Business Combination Agreement; and (b) a proxy statement in preliminary form relating to the meeting of Switchback’s stockholders (including any adjournment or postponement thereof) to be held to consider the Proposals.

Consent Solicitation; Written Consent; ChargePoint Change in Recommendation

As promptly as practicable following the date upon which this Registration Statement becomes effective, ChargePoint agreed to solicit the Requisite ChargePoint Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the ChargePoint Board will set a record date for determining the stockholders of ChargePoint entitled to provide such written consent. ChargePoint agreed to use reasonable best efforts to cause certain of the Written Consent Parties to duly execute and deliver the Written Consent in respect of the shares of ChargePoint Stock beneficially owned by such Written Consent Parties in accordance with Section 228 of the DGCL within 48 hours of this Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Written Consent by the Written Consent Parties to ChargePoint, ChargePoint will deliver to Switchback a copy of such Written Consent. Promptly following the receipt of the Requisite ChargePoint Stockholder Approval via the Written Consent and delivery to Switchback of a copy of such Written Consent, ChargePoint will prepare (subject to the reasonable approval of Switchback) and deliver to the stockholders of ChargePoint who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the stockholders of ChargePoint available under Section 262 of the DGCL along with such other information as is required thereunder and pursuant to applicable law. If the Written Consent Parties fail to deliver the Written Consent to ChargePoint within 48 hours of this Registration Statement becoming effective (a “Written Consent Failure”), Switchback will have the right to terminate the Business Combination Agreement.

Pursuant to the Business Combination Agreement, neither the ChargePoint Board nor any committee thereof may: (a) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the recommendation of the ChargePoint Board that the stockholders of ChargePoint approve and adopt the Business Combination Agreement and approve the Business Combination (the “ChargePoint Recommendation”); (b) approve, recommend or declare advisable (or publicly propose to do so) any sale of any material assets of ChargePoint or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving ChargePoint or any of ChargePoint’s subsidiaries other than with Switchback and its representatives (an “Alternative Transaction”); (c) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the equity securities of ChargePoint shall have been commenced by any third party other than Switchback and its affiliates, a statement disclosing that the ChargePoint Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the ChargePoint Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period will constitute a failure to publicly announce that the ChargePoint Board recommends rejection of such tender or exchange offer); or (d) if requested by Switchback, fail to issue, within ten business days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the ChargePoint Recommendation (any action described in clauses (a) through (d) being referred to as a “ChargePoint Change in Recommendation”). Notwithstanding the foregoing, if the ChargePoint Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a ChargePoint Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of ChargePoint under applicable law, then the ChargePoint Board may effect a ChargePoint Change in Recommendation so long as ChargePoint (to the extent lawful and reasonably practicable) first provides Switchback with at least 48 hours advance written notice of such withdrawal or modification.

Notwithstanding (a) any ChargePoint Change in Recommendation, (b) the making of any inquiry or proposal with respect to an Alternative Transaction or (c) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will ChargePoint or any of ChargePoint’s subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) ChargePoint will otherwise remain subject to the terms of the Business Combination Agreement, including ChargePoint’s obligation to use reasonable best efforts to cause each Written Consent Party to duly execute and deliver the Written Consent and to otherwise solicit the Requisite ChargePoint Stockholder Approval.

Switchback Stockholders’ Meeting

Switchback agreed to call and hold the special meeting as promptly as after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Proposals, and to use its reasonable best efforts to hold the special meeting as soon as practicable after the date on which this Registration Statement becomes effective; provided, that Switchback may (or, upon the receipt of a request to do so from ChargePoint, will) postpone or adjourn the special meeting on one or more occasions for up to 45 days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Proposals or otherwise take actions consistent with Switchback’s obligations. Switchback has agreed to use its reasonable best efforts to obtain the approval of the Proposals at the special meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its stockholders. Switchback agreed, through the Switchback Board, to recommend to its stockholders that they approve the Proposals (the “Switchback Recommendation”) and to include the recommendation of the Switchback Board in this proxy statement/prospectus/consent solicitation statement. Neither the Switchback Board nor any committee thereof may: (a) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Switchback Recommendation, or fail to include the Switchback Recommendation in the proxy statement; or (b) approve, recommend or declare advisable (or publicly propose to do so) any merger, consolidation, or acquisition of stock or assets or any other business combination involving Switchback and any other corporation, partnership or other business organization other than ChargePoint and ChargePoint’s subsidiaries (a “Switchback Alternative Transaction”) (any action described in clauses (a) through (b) being referred to as a “Switchback Change in Recommendation”). Notwithstanding the foregoing, if the Switchback Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a Switchback Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Switchback under applicable law, then the Switchback Board may effect a Switchback Change in Recommendation so long as Switchback (to the extent lawful and reasonably practicable) first provides ChargePoint with at least 48 hours advance written notice of such withdrawal or modification.

Notwithstanding (a) any Switchback Change in Recommendation, (b) the making of any inquiry or proposal with respect to a Switchback Alternative Transaction or (c) anything to the contrary contained herein, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will Switchback or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Switchback Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) Switchback and Merger Sub will otherwise remain subject to the terms of the Business Combination Agreement, including Switchback’s obligation to use reasonable best efforts to obtain the approval of the Proposals at the special meeting.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, none of ChargePoint, Switchback or Merger Sub will, and ChargePoint, Switchback and Merger Sub will cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, in the case of ChargePoint, concerning any Alternative Transaction, or in the case of Switchback, concerning any Switchback Alternative Transaction, (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction or Switchback Alternative Transaction, as applicable, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or Switchback Alternative Transaction, as applicable, or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction or Switchback Alternative Transaction, as applicable, (iv) commence, continue or renew any due diligence investigation regarding any Alternative Transaction or Switchback Alternative Transaction, as applicable, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action.

Stock Exchange Listing

Switchback will use its reasonable best efforts to cause the Class A Common Stock to be issued in connection with the Business Combination (including the Earnout Shares) to be approved for listing on the NYSE at the Closing. Until the Closing, Switchback will use its reasonable best efforts to keep the units, Class A Common Stock and public warrants listed for trading on the NYSE.

Payment of Switchback Transaction Costs

Switchback has agreed to pay or cause to be paid, on the Closing Date, by wire transfer of immediately available funds, (a) all PIPE Financing Transaction Costs that remain unpaid as of such time and (b) all other Switchback Transaction Costs that remain unpaid as of such time; provided that in no event will Switchback be obligated to pay any Switchback Transaction Costs (excluding any PIPE Financing Transaction Costs) in excess of $20,000,000. In accordance with the terms of the Founders Stock Letter, our Sponsor has agreed to bear all Switchback Transaction Costs, excluding any PIPE Financing Transaction Costs, in excess of $20,000,000.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•        ChargePoint and Switchback providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•        director and officer indemnification;

•        prompt notification of certain matters;

•        ChargePoint, Switchback and Merger Sub using reasonable best efforts to consummate the Business Combination;

•        the PIPE Financing;

•        public announcements relating to the Business Combination;

•        the intended tax treatment of the Business Combination;

•        cooperation regarding any filings required under the HSR Act;

•        Switchback making disbursements from the Trust Account;

•        Switchback taking all necessary action so that immediately after the Effective Time the Switchback Board will be comprised of the individuals set forth in the Director Election Proposal;

•        Switchback keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities law;

•        ChargePoint using reasonable best efforts to terminate or amend certain agreements with its stockholders; and

•        ChargePoint using reasonable best efforts to deliver the ChargePoint Audited Financial Statements.

Conditions to Closing of the Business Combination Agreement

Mutual Conditions

The obligations of ChargePoint, Switchback and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

•        the Written Consent having been delivered to Switchback;

•        the Required Switchback Proposals having each been approved and adopted by the requisite affirmative vote of Switchback stockholders at the special meeting in accordance with the DGCL, Switchback’s organizational documents and the rules and regulations of the NYSE;

•        no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•        all required filings under HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;

•        the Registration Statement having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

•        the shares of Class A Common Stock, to be issued pursuant to the Business Combination Agreement (including the Earnout Shares) and in connection with the PIPE Financing, having been listed on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing; and

•        Switchback having at least $5,000,001 of net tangible assets immediately following the Closing (after giving effect to the redemption of public shares by Switchback’s public stockholders in accordance with Switchback’s organizational documents).

Switchback and Merger Sub Conditions

The obligations of Switchback and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•        the accuracy of the representations and warranties of ChargePoint as determined in accordance with the Business Combination Agreement;

•        ChargePoint having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•        no ChargePoint Material Adverse Effect (as defined below) having occurred between the date of the Business Combination Agreement and the Effective Time that is continuing;

•        ChargePoint having delivered to Switchback a certificate, dated the date of the Closing, signed by an officer of ChargePoint, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•        the sale and issuance by Switchback of Class A Common Stock in connection with the PIPE Financing having been consummated prior to or in connection with the Effective Time; and

•        ChargePoint having delivered to Switchback the ChargePoint Audited Financial Statements.

Some of the conditions to Switchback’s obligations are qualified by the concept of a “ChargePoint Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “ChargePoint Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, would have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of ChargePoint and ChargePoint’s subsidiaries taken as a whole or (b) the ability of ChargePoint to consummate the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a ChargePoint Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or U.S. GAAP; (b) events or conditions generally affecting the industries or geographic areas in which ChargePoint and ChargePoint’s subsidiaries operate, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (e) any actions taken or not taken by ChargePoint or ChargePoint’s subsidiaries, or such other changes or events, in each case, (i) which Switchback has requested in writing or to which it has consented in writing or (ii) which are required by the Business Combination Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) will not prevent a determination that any Effect underlying such failure has resulted in a ChargePoint Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of ChargePoint Material Adverse Effect); or, (h) any epidemic, pandemic or disease outbreak (including COVID-19) or any law, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Business Combination Agreement, except in the cases of clauses (a) through (c), to the extent that ChargePoint and ChargePoint’s subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which ChargePoint and ChargePoint’s subsidiaries operate.

ChargePoint Conditions

The obligations of ChargePoint to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Effective Time of the following additional conditions:

•        the accuracy of the representations and warranties of Switchback and Merger Sub as determined in accordance with the Business Combination Agreement;

•        each of Switchback and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•        no Switchback Material Adverse Effect (as defined below) having occurred between the date of the Business Combination Agreement and the Effective Time that is continuing;

•        Switchback having made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to Switchback immediately prior to the Effective Time, and all such funds released from the Trust Account being available to Switchback in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Switchback’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination;

•        the amount of Switchback Cash minus (x) the aggregate amount of cash proceeds that will be required to satisfy redemptions of public shares by Switchback’s public stockholders in accordance with Switchback’s organizational documents, if any, minus (y) the amount of Switchback Transaction Costs that remain unpaid immediately prior to the Closing (excluding, for the avoidance of doubt, any Switchback Transaction Costs payable by our Sponsor in accordance with the Business Combination Agreement), equaling at least $300,000,000; and

•        each of the covenants of our Sponsor required under the Founders Stock Letter to be performed as of or prior to the Closing having been performed in all material respects, and our Sponsor having not threatened (a) that the Founders Stock Letter is not valid, binding and in full force and effect, (b) that Switchback is in breach of or default under the Founders Stock Letter or (c) to terminate the Founders Stock Letter.

Some of the conditions to ChargePoint’s obligations are qualified by the concept of a “Switchback Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Switchback Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would have a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of Switchback or (ii) the ability of Switchback or Merger Sub to consummate the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Switchback Material Adverse Effect: (A) any change or proposed change in or change in the interpretation of any law or U.S. GAAP; (B) events or conditions generally affecting the industries or geographic areas in which Switchback operates, or the economy as a whole; (C) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (D) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (E) any actions taken or not taken by Switchback, or such other changes or events, in each case, which (1) ChargePoint has requested in writing or to which it has consented in writing or (2) are required by the Business Combination Agreement; (F) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination; or (G) any epidemic, pandemic or disease outbreak (including COVID-19) or any law, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Business Combination Agreement, except in the cases of clauses (A) through (C), to the extent that Switchback is disproportionately affected thereby as compared with other participants in the industry in which Switchback operates.

Termination

The Business Combination Agreement may be terminated and the Merger and the other transactions contemplated by the Business Combination Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions contemplated thereby by the stockholders of ChargePoint or Switchback, as follows:

•        by mutual written consent of Switchback and ChargePoint;

•        by either Switchback or ChargePoint if the Effective Time shall not have occurred prior to March 22, 2021 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date; provided, further, that (a) in the event that any law is enacted after the date of the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will automatically be extended by the length of any such extension and

(b) in the event that ChargePoint has failed to deliver the ChargePoint Audited Financial Statements to Switchback within 30 business days of the execution of the Business Combination Agreement (the “Financial Statement Delivery Date”), the Outside Date shall automatically be extended by one business day for each business day elapsing from the Financial Statement Delivery Date until the date the Audited Financial Statements shall have been delivered by the ChargePoint to Switchback, up to a total of 30 additional business days;

•        by either Switchback or ChargePoint if any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, has become final and nonappealable and has the effect of making consummation of the transactions contemplated by the Business Combination Agreement or the related transaction documents, including the Merger, illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Business Combination Agreement or the related transaction documents, or the Merger;

•        by either Switchback or ChargePoint if any of the following Switchback proposals fails to receive the requisite vote for approval at the special meeting (subject to any adjournment, postponement or recess of such meeting); provided that such right to terminate the Business Combination Agreement will not be available to Switchback if, at the time of such termination, Switchback is in breach of its covenants and agreements thereunder; (a) approval and adoption of the Business Combination Agreement and the Merger, (b) approval of the issuance of Class A Common Stock as contemplated by the Business Combination Agreement and the Subscription Agreements, (c) approval of the second amended and restated Switchback Certificate of Incorporation and (d) any other proposals the parties deem necessary to effectuate the Merger;

•        by Switchback, in the event of a Written Consent Failure;

•        by Switchback upon a breach of any representation, warranty, covenant or agreement on the part of ChargePoint set forth in the Business Combination Agreement, or if any representation or warranty of ChargePoint shall have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating ChargePoint Breach”); provided, that Switchback has not waived such Terminating ChargePoint Breach and Switchback and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating ChargePoint Breach is curable by ChargePoint, Switchback may not terminate the Business Combination Agreement for so long as ChargePoint continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Switchback to ChargePoint;

•        by ChargePoint upon a breach of any representation, warranty, covenant or agreement on the part of Switchback or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Switchback or Merger Sub shall have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating Switchback Breach”); provided, that ChargePoint has not waived such Terminating Switchback Breach and ChargePoint is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Switchback Breach is curable by Switchback and Merger Sub, ChargePoint may not terminate the Business Combination Agreement for so long as Switchback and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by ChargePoint to Switchback; or

•        by Switchback if ChargePoint shall have failed to deliver the ChargePoint Audited Financial Statements to Switchback within 60 business days of the execution of the Business Combination Agreement.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to fraud or a willful material breach of the Business Combination Agreement by a party thereto.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Support Agreement

ChargePoint has delivered to Switchback the Support Agreement, pursuant to which, among other things, the Written Consent Parties, whose ownership interests collectively represent the outstanding ChargePoint Common Stock and ChargePoint Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of ChargePoint, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent within 48 hours of the Registration Statement becoming effective. The Support Agreement will terminate upon the earlier to occur of: (a) the Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms and (c) the effective date of a written agreement of Switchback and the Written Consent Parties terminating the Support Agreement.

A&R Registration Rights Agreement

In connection with the Closing, the IPO Registration Rights Agreement will be amended and restated and Switchback and the Registration Rights Holders will enter into that amended and restated IPO Registration Rights Agreement attached as an exhibit to the Business Combination Agreement. Pursuant to the A&R Registration Rights Agreement, Switchback will agree that, within 15 business days after the Closing, Switchback will file with the SEC (at Switchback’s sole cost and expense) the Resale Registration Statement, and Switchback will use its commercially reasonable efforts to have the Resale Registration Statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to four underwritten offerings and will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Switchback if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Lock-Up Agreements

Concurrently with ChargePoint entering into the Business Combination Agreement, certain stockholders of ChargePoint, whose ownership interests represent 92.2% of the outstanding ChargePoint Common Stock (voting on an as-converted basis) in the aggregate, have agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of Class A Common Stock held by them immediately after the Closing, including any shares of Class A Common Stock issuable upon the exercise of options or warrants to purchase shares of Class A Common Stock held by them immediately following the Closing or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, for six months after the Closing.

Founders Stock Letter

In connection with the execution of the Business Combination Agreement, the initial stockholders entered into the Founders Stock Letter with Switchback pursuant to which, among other things, the initial stockholders will, (a) subject to the satisfaction of the conditions to Closing set forth in the Business Combination Agreement, immediately prior to the Closing, surrender to Switchback, for no consideration and as a capital contribution to Switchback, 984,706 Founder Shares held by them (on a pro rata basis), whereupon such Founder Shares will be immediately cancelled and (b) upon and subject to the Closing, subject the 900,000 Founder Earn Back Shares (including any Class A Common Stock issued in exchange therefor in the Merger) held by them (on a pro rata basis) to potential forfeiture. The Founder Earn Back Shares will no longer be subject to forfeiture if the Closing VWAP of one share of Class A Common Stock quoted on the NYSE (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $12.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period (the “Founder Earn Back Triggering Event”); provided, that, if, during the Earnout

Period, there is a change of control pursuant to which Switchback or any of its stockholders have the right to receive consideration implying a value of Class A Common Stock (as determined in good faith by the Switchback Board) of greater than or equal to $12.00, then Founder Earn Back Triggering Event will be deemed to have occurred. The number of Founder Earn Back Shares and Class A Common Stock price targets set forth above will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Class A Common Stock occurring on or after the Closing (other than the conversion of the Founder Shares into Class A Common Stock at the Closing). The Founders Stock Letter also provides that our Sponsor will bear any transaction costs in excess of $20,000,000 that are allocable to Switchback in accordance with the Business Combination Agreement, excluding any PIPE Financing Transaction Costs.

Proposed Second Amended and Restated Charter

Pursuant to the terms of the Business Combination Agreement, at the Closing, we will amend and restate, effective as of the Effective Time, our Charter to, among other things, (a) increase the number of authorized shares of Switchback’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of Switchback Common Stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock and (ii) 1,000,000 shares of Switchback Preferred Stock, to 1,010,000,000 shares, consisting of (A) 1,000,000,000 shares of common stock and (B) 10,000,000 shares of preferred stock, (b) provide that any director or the entire Switchback Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, (c) require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Parts A and B of Article FOURTH, Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of the Proposed Second A&R Charter, (d) require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class, to adopt, amend or repeal any provision of Switchback’s bylaws, (e) eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to Switchback following the Closing, (f) change the post-combination company’s name to “ChargePoint Holdings, Inc.” and (g) make certain other changes that the Switchback Board deems appropriate for a public operating company.

For more information about the amendments to our Charter, see the section entitled “Proposal Nos. 2 – 6 — The Charter Proposals.”

PIPE Financing

In connection with the execution of the Business Combination Agreement, on September 23, 2020, Switchback entered into the Subscription Agreements with each of the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and Switchback agreed to sell to the New PIPE Investors, an aggregate of 22,500,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $225,000,000, in the PIPE Financing.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the post-combination company following the Closing.

Pursuant to the Subscription Agreements, Switchback agreed that, within 15 business days after the consummation of the Business Combination, Switchback will file with the SEC (at Switchback’s sole cost and expense) the PIPE Resale Registration Statement, and Switchback will use its reasonable best efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

Background of the Business Combination

Switchback is a Delaware corporation formed on May 10, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the energy value chain. Switchback’s business strategy is to identify and acquire a business that relies on the target’s executive and operational expertise but presents potential for an attractive risk-adjusted return profile with Switchback’s stewardship, or that could benefit from a hands-on owner with extensive operational experience in the energy sector and the public company expertise that Switchback’s management team possesses. The ultimate goal of this business strategy is to maximize stockholder value. The proposed Business Combination was the result of an extensive search for a potential transaction utilizing the broad network of contacts and corporate relationships developed by Switchback management. The terms of the Business Combination were the result of extensive negotiations between the Switchback management team and ChargePoint. The following is a brief description of the material background of these negotiations, the Business Combination and related transactions.

The ChargePoint Board regularly reviews and discusses ChargePoint’s performance, risks, strategy and opportunities, as well as its competitive environment and industry trends. The ChargePoint Board and ChargePoint’s management also periodically review and evaluate the possibility of pursuing various strategic alternatives as part of ChargePoint’s ongoing efforts to strengthen its business and enhance stockholder value, including, among others, business combinations, capital markets transactions, including an initial public offering, and/or private financings.

On July 30, 2019, Switchback completed its IPO of 30,000,000 public units, with each unit consisting of one share of Class A Common Stock and one-third of one public warrant, raising gross proceeds of approximately $300.0 million. The underwriters of the IPO were granted a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 4,500,000 additional units to cover overallotments, if any, at $10.00 per unit, less underwriting discounts and commissions. On September 4, 2019, the underwriters partially exercised the overallotment option and, on September 6, 2019, the underwriters purchased 1,411,763 additional units (the “overallotment units”), generating gross proceeds of approximately $14.1 million.

Simultaneously with the closing of the IPO, Switchback consummated the sale of 5,333,333 private placement warrants at a price of $1.50 per private placement warrant in a private placement to our Sponsor, generating gross proceeds of approximately $8.0 million. Simultaneously with the closing of the sale of the overallotment units, our Sponsor purchased an additional 188,235 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of approximately $282,000.

Following the closing of the IPO, Switchback management commenced an active search for businesses or assets to acquire for the purpose of consummating Switchback’s Initial Business Combination. Switchback management reviewed self-generated ideas, explored ideas with the underwriters from the IPO, considered transactions through various investment banking and advisory firms and contacted, and were contacted by, a number of individuals and entities with respect to hundreds of business combination opportunities. As part of this process, Switchback management narrowed the opportunities and considered and more closely evaluated more than 75 potential acquisition targets in our target sector which included targets that were engaged in businesses involving energy sustainability or utilizing disruptive energy technologies that would make a positive impact on the environment.

In several cases, Switchback presented illustrative transaction structures (or similar documentation) describing the structure or principal terms of potential business combinations. Due to the progression of the discussions with ChargePoint, as well as the Switchback management’s and Switchback Board’s conclusion that a transaction with ChargePoint would present the most attractive opportunity to maximize value for Switchback’s stockholders, the Switchback Board ultimately determined that the Business Combination with ChargePoint was the most attractive potential transaction for Switchback. The decision to pursue the Business Combination with ChargePoint over other potential acquisitions was generally the result of, but not limited to, one or more of:

•        the other potential acquisitions did not fully meet the investment criteria of Switchback, which included, among other things, candidates that (a) are at an inflection point in their growth strategy, (b) exhibit a need for capital to achieve such growth strategy, (c) would benefit from Switchback management’s and NGP’s structuring expertise, insight and capital markets expertise and (d) have attractive opportunities to grow the business;

•        the determination of Switchback management and our Sponsor that ChargePoint was of superior quality to the other potential acquisitions;

•        a difference in valuation expectations between Switchback and the senior executives or stockholders of the other potential acquisitions; and

•        the attractiveness of the business to our investors that would result in a successful transaction evidenced not only by a stockholder vote that approves the Merger, but also limited redemptions such that the transaction would meet minimum cash conditions required by potential sellers.

In late March 2020, Switchback’s Director, Chief Commercial Officer, General Counsel and Secretary, Jim Mutrie, contacted Michael Linse, founder and Managing Director of Linse Capital Management LLC (“Linse Capital”) and an investor in and a member of the board of directors of ChargePoint, to discuss the alternative energy sector, the types of target companies that Switchback might find attractive for a possible Initial Business Combination and special purpose acquisition companies (“SPACs”) in general as well as companies that Linse Capital had invested in that could be attractive merger candidates for Switchback, including ChargePoint which Mr. Mutrie had been familiar with and followed for many years. Over the course of the next several weeks, Messrs. Mutrie and Linse continued their discussions regarding the alternative energy sector, potential target companies for Switchback and SPACs in general. During this time, Mr. Mutrie and Switchback’s Director, Chief Executive Officer and Chief Financial Officer, Scott McNeill also engaged in informational discussions with representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”) as well as with representatives from other firms that have deep knowledge, insight and relationships in the clean energy tech and alternative energy sectors.

On June 5, 2020, Mr. Mutrie had separate telephone conversations with Mr. Linse and a representative of Goldman Sachs regarding recently announced SPAC transactions in the EV space and the valuations thereof. Mr. Linse noted that he had received a number of unsolicited inquiries from other SPACs regarding potential transactions involving ChargePoint.

On June 7, 2020, Linse Capital, ChargePoint and Switchback entered into a non-disclosure agreement to facilitate more in-depth discussions between the parties regarding ChargePoint’s proposed Series H-1 Preferred Stock financing and the recent SPAC EV transactions, valuations of these recent transactions and the application of the same valuation framework to ChargePoint’s and Switchback’s respective structures, as well as to SPACs generally. Shortly thereafter, Switchback was granted access to the Linse Capital electronic data room for ChargePoint’s proposed Series H-1 Preferred Stock financing, and Switchback began conducting diligence regarding ChargePoint.

Throughout the period of June 11, 2020 to June 26, 2020, Messrs. Mutrie and McNeill participated in multiple conference calls with representatives of Linse Capital and Goldman Sachs. During these calls, Switchback presented informational overviews regarding SPACs in general and Switchback in particular, and representatives of Goldman Sachs provided overviews of the EV industry and EV company valuations and discussed recent SPAC transactions. Messrs. Mutrie and McNeill also discussed the possibility and merits of a business combination between ChargePoint and Switchback.

Following a conference call on June 26, 2020 with representatives of Linse Capital, Messrs. Mutrie and McNeill and Goldman Sachs continued to conduct due diligence regarding ChargePoint. Throughout the period from June 26, 2020 to July 14, 2020, Messrs. Mutrie and McNeill, with assistance from Goldman Sachs, analyzed ChargePoint’s business plan, technology and addressable market and participated in multiple conversations with representatives of Linse Capital, NGP and Goldman Sachs regarding ChargePoint and a potential business combination between ChargePoint and a SPAC, including Switchback.

On July 14, 2020, the ChargePoint Board held a meeting by videoconference, with members of ChargePoint management participating. During the meeting, the ChargePoint Board discussed the potential benefits of exploring a transaction with a SPAC and, following discussion, formed a Transaction Committee comprising Messrs. Harris, Leschly, Linse and Suslak, to evaluate the benefits and considerations associated with pursuing such a transaction, to provide direction to ChargePoint management in connection with such a transaction and to report back to the ChargePoint Board with its recommendations in connection therewith. The ChargePoint Board authorized the Transaction Committee to engage an investment bank to assist ChargePoint in evaluating and negotiating with SPACs regarding a potential transaction with ChargePoint. Following the meeting, ChargePoint engaged BofA Securities, Inc. (“Bank of America”) to be its financial advisor and engaged Weil, Gotshal & Manges LLP (“Weil”) and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian (“Gunderson”) to be its legal counsel, in each case with respect to a potential SPAC transaction. From July 15, 2020 to September 22, 2020, the Transaction Committee met periodically, provided direction to ChargePoint management and reported to the ChargePoint Board in connection a potential SPAC transaction.

Throughout July and August 2020, Switchback continued to conduct due diligence regarding ChargePoint. On July 16, 2020, Messrs. Mutrie and McNeill participated in a videoconference with representatives of NGP and Goldman Sachs. During this videoconference, Switchback and representatives of Goldman Sachs provided an overview of the EV industry and discussed frameworks for valuing ChargePoint and potential transaction structures for a business combination between ChargePoint and Switchback.

On July 14, 2020, Switchback engaged Vinson & Elkins L.L.P. (“Vinson & Elkins”) to be its legal counsel in connection with the Business Combination.

On August 2, 2020, a representative of Bank of America, ChargePoint’s financial advisor, contacted Messrs. Mutrie and McNeill regarding a potential transaction involving Switchback and ChargePoint. On August 3, 2020, Switchback and ChargePoint entered into a confidentiality agreement, and Switchback was granted access to an electronic data room containing, among other things, a list of process questions (the “Process Questions”) and an indicative term sheet (the “Term Sheet”). On August 6, 2020, Messrs. Mutrie and McNeill were introduced to Pasquale Romano, ChargePoint’s President and Chief Executive Officer, Rex Jackson, ChargePoint’s Chief Financial Officer, and other members of ChargePoint’s management via videoconference. During this videoconference, ChargePoint’s management reviewed, among other things, the EV market generally, as well as ChargePoint’s business model, addressable markets, competitors, financial information and projections and management team.

On August 3, 2020, the ChargePoint Board held a meeting by videoconference, with members of ChargePoint management and a representative from each of Bank of America and Gunderson participating. During the meeting, the ChargePoint Board discussed ChargePoint’s preliminary exploration of a potential transaction with a SPAC. Following discussion, the ChargePoint Board determined that the Company should formally begin a process for exploring transactions with a SPAC.

From August 9, 2020 to August 11, 2020, Messrs. Mutrie and McNeill and members of Switchback Board held multiple videoconferences with members of ChargePoint’s management and the ChargePoint Board. During these videoconferences, Switchback discussed the potential merits of a business combination between Switchback and ChargePoint. In addition, representatives of Switchback and ChargePoint discussed ChargePoint’s business and valuation generally.

On August 11, 2020, Switchback held its regularly scheduled quarterly board meeting for the fiscal quarter ended June 30, 2020 by teleconference. At the meeting, Messrs. Mutrie and McNeill and Goldman Sachs reviewed with the Switchback Board updates on their discussions with representatives of ChargePoint, reviewed an evaluation of ChargePoint’s business model and valuation and conveyed their belief that a business combination with ChargePoint was the most attractive acquisition opportunity Switchback had evaluated.

Later that same day, Switchback delivered responses to the Process Questions and Term Sheet proposed by ChargePoint. The responses contemplated a transaction pursuant to which Switchback would acquire all of the outstanding capital stock of ChargePoint by way of a statutory merger and further contemplated, among other things:

•        a proposed enterprise value for ChargePoint of a range of $1.9 billion to $2.7 billion;

•        consideration at the mid-point value payable to ChargePoint’s stockholders of approximately $2.3 billion which consisted of 233.4 million shares of Switchback Common Stock, valued at $10.00 per share, reduced by the number of shares of Switchback Common Stock subject to outstanding equity awards and any ChargePoint Warrants outstanding after the closing;

•        the issuance by Switchback, in a private placement, of not less than $150 million of securities;

•        earnouts for ChargePoint Stockholders at (a) $15 per share equal to 3.0% of shares anticipated to be outstanding at closing, (b) $20 per share equal to 3.0% of shares anticipated to be outstanding at closing, and (c) $30 per share equal to 3.0% of shares anticipated to be outstanding at closing;

•        that our Sponsor would pay any expenses of Switchback incurred in connection with the proposed transaction in excess of $37.5 million; and

•        other terms customary for a transaction of the type being proposed including as to board governance and restrictions on the transfer of shares held by certain ChargePoint Stockholders (i.e., lock-ups).

On August 12, 2020, the ChargePoint Board held a meeting by videoconference, with members of ChargePoint management and representatives of Bank of America, Gunderson and Weil participating. Representatives of Bank of America reviewed the process ChargePoint undertook to evaluate potential SPAC counterparties, the meetings management had conducted with each of the identified potential counterparties, as well as the material terms contained in the indications of interest that ChargePoint received from three SPACs interested in pursuing a potential transaction with ChargePoint. The ChargePoint Board discussed with members of management and the representatives of Bank of America and Weil the distinguishing features of each proposal, including the benefits and considerations associated therewith. Following discussion, the ChargePoint Board directed ChargePoint management and ChargePoint’s advisors to pursue final letters of intent from Switchback and another SPAC reflecting their best terms regarding valuation of and related economic terms for ChargePoint.

On August 13, 2020, representatives of Bank of America informed Messrs. Mutrie and McNeill that ChargePoint would be more likely to pursue a transaction with Switchback if Switchback revised its offer to include (a) a proposed enterprise value for ChargePoint of $2.4 billion and (b) our Sponsor subjecting 5% of its remaining founder shares to an earn back at $12 per share. On August 14, 2020, Switchback delivered to Bank of America a draft letter of intent incorporating these terms as well as a proposal for our Sponsor to reduce its founder shares by 20% to make its ownership in the pro forma company similar to a smaller SPAC but with more upfront capital.

On August 16, 2020, the ChargePoint Board held a meeting by videoconference, with members of ChargePoint management and representatives of Bank of America, Gunderson and Weil participating. During the meeting, representatives of Bank of America discussed with the ChargePoint Board the revised terms that had been received from Switchback and another SPAC. Following discussion, and after having asked questions of the representatives of Bank of America, Weil and Gunderson, the ChargePoint Board determined that the terms and conditions of the Switchback proposal were more favorable to ChargePoint and its stockholders than those of the proposal from the other SPAC. In addition, the ChargePoint Board directed ChargePoint management and its advisors that, prior to entering into a letter of intent memorializing the terms of a potential transaction with Switchback, Switchback would need to lower the cap on transaction expenses of Switchback that Switchback (as opposed to the Sponsor) would need to bear. Subject to resolution on that point, the ChargePoint Board authorized the Chief Executive Officer of ChargePoint to enter into a letter of intent with Switchback on behalf of ChargePoint.

On August 16, 2020, representatives of Bank of America informed Messrs. Mutrie and McNeill that ChargePoint would be more likely to pursue a transaction with Switchback if our Sponsor would agree to lower the threshold above which our Sponsor would pay any expenses of Switchback incurred in connection with the proposed transaction. On August 17, 2020, Switchback delivered to Bank of America a partially executed, non-binding letter of intent (the “Letter of Intent”) in respect of a business combination which incorporated a $20 million expense threshold, reduced from an initial $37.5 million threshold. Later on August 17, 2020, ChargePoint returned to Switchback an executed copy of the Letter of Intent providing for:

•        the acquisition by Switchback of all of the outstanding capital stock of ChargePoint by way of a statutory merger;

•        a proposed enterprise value for ChargePoint of $2.4 billion;

•        consideration payable to ChargePoint Stockholders of 245.0 million shares of Switchback Common Stock, valued at $10.00 per share, reduced by the number of Switchback Common Stock subject to outstanding vested equity awards and any ChargePoint Warrants with an exercise price less than the value of the consideration received by a holder of a share of ChargePoint Common Stock in connection with the proposed transaction outstanding immediately prior to the Closing;

•        the forfeiture by our Sponsor of 20% of the Founder Shares and our Sponsor subjecting 5% of its remaining Founder Shares to an earn back at $12 per share;

•        the issuance by Switchback, in a private placement, of not less than $150 million of securities;

•        earnouts for ChargePoint Stockholders at (a) $15 per share equal to 3.0% of shares anticipated to be outstanding at closing, (b) $20 per share equal to 3.0% of shares anticipated to be outstanding at closing and (c) $30 per share equal to 3.0% of shares anticipated to be outstanding at Closing;

•        that our Sponsor would pay any Switchback Transaction Costs (excluding any PIPE Financing Transaction Costs) in excess of $20.0 million;

•        other terms customary for a transaction of the type being proposed, including that ChargePoint would consult with Switchback on the appointment of one director of the New ChargePoint Board; and

•        that each party would cease certain discussions or negotiations with other persons for 30 days and negotiate exclusively with the other party.

On August 18, 2020, representatives of Switchback and Goldman Sachs participated in an organizational call regarding the PIPE transaction.

Commencing August 19, 2020 and ending on September 23, 2020, management of Switchback and ChargePoint held periodic conference calls to discuss various aspects of ChargePoint’s business and the status of certain workstreams related to the proposed transaction.

On August 22, 2020, Switchback engaged Goldman Sachs to serve as lead placement agent for the PIPE Financing.

On August 23, 2020, Switchback delivered an initial due diligence request list to ChargePoint and Vinson & Elkins delivered an initial draft of a Business Combination Agreement to Weil.

From August 25, 2020 to September 23, 2020, Goldman Sachs facilitated telephonic and video conferences with a number of prospective investors in the PIPE Financing.

On August 26, 2020, representatives of Bank of America, Switchback, Goldman Sachs and Vinson & Elkins participated in a call. On the call, representatives of Bank of America proposed that the consideration payable to ChargePoint’s Stockholders be reduced by the number of shares that would be issuable, at the Exchange Ratio, if the ChargePoint Warrants were net settled immediately prior to Closing (i.e., that the calculation of the Exchange Ratio would assume that ChargePoint Warrants were net settled immediately prior to Closing) but that such ChargePoint Warrants would be assumed and reissued by Switchback and would remain outstanding following the Closing.

Over the next several days, representatives of Switchback and ChargePoint discussed the proposed change to the calculation of consideration, treatment of the ChargePoint Warrants and the resulting impact on the stockholders of the post-combination company. On August 29, 2020, our Sponsor proposed that if the change to the treatment of the ChargePoint Warrants was accepted, the number of Founder Shares it forfeited would be decreased by 500,000 in order to maintain relatively similar ownership levels as contemplated under the original terms of the Letter of Intent, and such Founder Shares would instead be subject to a Sponsor earn back. Later that day, such terms were agreed to by Switchback and ChargePoint.

On August 30, 2020, an investor presentation relating to ChargePoint and its business was made available to investors interested in participating in the PIPE Financing. Between August 31, 2020 and September 23, 2020, a number of the prospective investors participated in discussions with representatives of Switchback and ChargePoint and were provided the investor presentation as well as access to an electronic data room containing supporting information.

From September 1, 2020 through September 20, 2020, representatives of Switchback, ChargePoint and their respective advisors participated in numerous due diligence calls regarding ChargePoint’s business, financial operations, tax matters, employee benefits matters, intellectual property and privacy matters, as well as compliance.

On September 2, 2020 and September 3, 2020, Switchback engaged Oppenheimer & Co. Inc. and Bank of America, respectively, to serve as co-placement agents with Goldman Sachs in connection with the PIPE Financing.

On September 4, 2020, Weil sent a revised draft of the Business Combination Agreement to Vinson & Elkins. Throughout the following weeks until the Business Combination Agreement was executed, Switchback and ChargePoint exchanged several drafts of the Business Combination Agreement, as well as the related documentation, to resolve issues raised by Switchback or ChargePoint, principally regarding: (a) the conduct of ChargePoint’s business during the period between the execution of the Business Combination Agreement and the Closing, (b) the conversion of the outstanding ChargePoint securities into Class A Common Stock, (c) the representations, warranties and covenants of ChargePoint in light of Switchback’s due diligence review and (d) conditionality regarding the respective obligations of Switchback and ChargePoint to consummate the Business Combination.

On September 7, 2020, Weil and Vinson & Elkins had a conference call to discuss various matters, including transaction structure, preliminary legal work streams and transaction documentation. On the call, Weil proposed that vested ChargePoint Options be treated like ChargePoint Warrants for purposes of calculating the Exchange Ratio (i.e., that the calculation of the Exchange Ratio would assume that vested ChargePoint Options were net settled immediately prior to Closing), and that such ChargePoint Options would be assumed by Switchback and remain outstanding following the Closing. Over the next three weeks, representatives of Switchback, ChargePoint and their respective advisors discussed the proposed change to the calculation of consideration and treatment of the ChargePoint Options.

On September 7, 2020, Switchback and ChargePoint extended the exclusivity under the Letter of Intent through October 15, 2020.

Over September 8, 2020 and September 9, 2020, representatives of Vinson & Elkins and ChargePoint participated in due diligence calls during which ChargePoint representatives reviewed, among other things, labor, employment, benefits, privacy and intellectual property matters.

On September 14, 2020, representatives of Vinson & Elkins and ChargePoint participated in a due diligence call during which representatives of Vinson & Elkins and ChargePoint discussed, among other things, matters related to domestic and international regulatory compliance, permitting and ChargePoint’s practices with respect to claiming California’s Low Carbon Fuel Standard (LCFS) credits.

That same day, an initial draft of a subscription agreement prepared by Vinson & Elkins was shared with prospective investors in connection with the PIPE Financing and over the next several days, representatives of Vinson & Elkins addressed and negotiated comments to the subscription agreement from the various interested investors.

On September 15, 2020, representatives of Vinson & Elkins delivered to Switchback a report summarizing the results of due diligence conducted up to that date.

That same day, the ChargePoint Board held a special meeting by videoconference, with members of ChargePoint management and representatives of Bank of America, Gunderson and Weil participating. During this meeting, ChargePoint management and ChargePoint’s advisors updated the ChargePoint Board on the proposed timeline of the transaction and the status of the various workstreams, including the PIPE Financing. Representatives of Weil reviewed with the ChargePoint Board its fiduciary duties under Delaware law in connection with its evaluation of the proposed transaction, and also discussed with the ChargePoint Board the material terms of the Business Combination Agreement and the other transaction documents, including key economic terms, representations, warranties and covenants of the parties, regulatory approvals and other conditions to closing and termination rights. A question and answer session followed, during which the ChargePoint directors discussed the matters presented and asked questions of ChargePoint management and the representatives of Bank of America and Weil. Following discussion, the ChargePoint Board directed ChargePoint management and ChargePoint’s advisors to continue to negotiate with Switchback to resolve the open points in the manner discussed.

On September 17, 2020, the Switchback Board held a special meeting by teleconference with representatives of NGP, Vinson & Elkins and Goldman Sachs participating. During this meeting, Goldman Sachs provided to the Switchback Board a review of the EV market opportunity and the proposed valuation for ChargePoint. Vinson & Elkins provided to the Switchback Board a review of fiduciary duties under Delaware law in the context of consideration of the proposed Business Combination transaction. Vinson & Elkins also reviewed with the Switchback Board the scope of the due diligence review and the terms of the Business Combination, including the Business Combination Agreement, the form of Subscription Agreement and the other definitive agreements.

On September 20, 2020, the ChargePoint Board held a special meeting by videoconference, with members of ChargePoint management and representatives of Bank of America, Gunderson and Weil participating. During this meeting, representatives of Weil provided an update to the ChargePoint Board on the material terms and conditions of the proposed Business Combination transaction, including the Business Combination Agreement and the other transaction documents since the September 15, 2020 meeting. A question and answer session followed, during which the ChargePoint directors discussed the matters presented and asked questions of ChargePoint management and the representatives of Weil. The representatives of Gunderson then reviewed the proposed resolutions for approving the Business Combination, the Business Combination Agreement and the transactions contemplated thereby. Following discussion the ChargePoint Board approved the Business Combination Agreement and the transactions contemplated thereby, in each case subject to finalization in the manner discussed.

Later that same day, Mr. Jackson proposed to Mr. Mutrie that the Earnout Shares issuable to Eligible ChargePoint Equityholders be 9 million shares of Class A Common Stock at each Triggering Event, which represented approximately 3% of the then-anticipated pro forma capitalization of New ChargePoint on a fully diluted basis, rather than approximately 3% of the outstanding shares of Class A Common Stock immediately following the Closing.

On September 21, 2020, our Sponsor proposed that, if the change to the calculation of the Earnout Shares was accepted, the number of Founder Shares it forfeited would be further decreased by 85,882 in order to maintain relatively similar ownership levels as contemplated under the Letter of Intent, and such Founder Shares would instead be subject to our Sponsor earn back. Later that day, ChargePoint accepted Switchback’s proposal.

On September 23, 2020, the parties executed the Business Combination Agreement, and the investors subscribing to purchase PIPE Shares in connection with the PIPE Financing executed the Subscription Agreements. Under the PIPE Financing, certain investors agreed to purchase, at the Closing, $225 million of Class A Common Stock at $10.00 per share. As part of the PIPE Financing, Messrs. Mutrie and McNeill each agreed to purchase, at the Closing, $1 million of Class A Common Stock.

Before the market opened on September 24, 2020, ChargePoint and Switchback announced the Business Combination together with the execution of the Business Combination Agreement along with the Subscription Agreements.

The Switchback Board’s Reasons for the Approval of the Business Combination

The Switchback Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Switchback Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The Switchback Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Switchback Board may have given different weight to different factors. This explanation of the reasons for the Switchback Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Switchback Board reviewed the results of the due diligence conducted by Switchback’s management and Switchback’s advisors, which included:

•        meetings and calls with ChargePoint’s management regarding business model, operations and forecasts;

•        a legal due diligence review conducted by Vinson & Elkins which included, among other things, a review of material contracts, intellectual property matters and other legal documents posted to a virtual data room, conference calls with ChargePoint and its attorneys and certain public record searches of ChargePoint;

•        a tax due diligence review conducted by WithumSmith+Brown, PC;

•        an accounting due diligence review conducted by Chord Advisors, LLC;

•        consultation with legal and financial advisors and industry experts;

•        financial and valuation analysis of ChargePoint and the Business Combination; and

•        the financial statements of ChargePoint.

In approving the Business Combination, the Switchback Board determined not to obtain a fairness opinion. The officers and directors of Switchback have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Goldman Sachs, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The factors considered by the Switchback Board included, but were not limited to, the following:

•        Market Opportunity.    The Switchback Board noted that public markets have recently assigned premium values to companies associated with the adoption of EVs. The Switchback Board determined that ChargePoint has an opportunity to capture this public investor momentum in the energy technology space.

•        ChargePoint’s Capital-Light Business Model.    The Switchback Board considered ChargePoint’s capital-light business model, which ChargePoint has created by selling individual organizations and businesses (“site hosts”) networked charging hardware, software subscriptions and associated support services. The parking spaces owned by ChargePoint’s site hosts are integrated into one network available to the driver in a mobile app.

•        ChargePoint’s Scale and Market Share.    The Switchback Board noted that ChargePoint has created one of the world’s largest charging networks, and that ChargePoint operates in every segment, from commercial to fleet to residential. The Switchback Board considered ChargePoint’s existing customer base of more than 4,000 organizations and businesses and network of more than 115,000 public and private places to charge.

•        Compatibility of ChargePoint’s Technology.    The Switchback Board considered the fact that ChargePoint’s technology charges all EVs — from passenger vehicles to delivery fleets — which reduces the necessity for ChargePoint to adapt its technology to certain EVs and which will enable ChargePoint to be highly competitive.

•        Operating History and Management Team.    The Switchback Board considered the fact that ChargePoint has a 13-year operating history, which has enabled it to develop one of the largest charging networks in the world and build a strong management team, which is expected to remain with the post-combination company and seek to execute ChargePoint’s strategy.

•        Terms of the Business Combination Agreement.    The Switchback Board reviewed the financial and other terms of the Business Combination Agreement and determined that they were the product of arm’s-length negotiations among the parties.

•        Independent Director Role.    Switchback’s independent directors took an active role in guiding Switchback management as Switchback evaluated and negotiated the proposed terms of the Business Combination. Following an active and detailed evaluation, the Switchback Board’s independent directors unanimously approved, as members of the Switchback Board, the Business Combination Agreement and the Business Combination.

In addition, the Switchback Board determined that the Business Combination satisfies the investment criteria that the Switchback Board identified in connection with the IPO. For more information, see the subsection entitled “The Business Combination — Background of the Business Combination.”

In the course of its deliberations, the Switchback Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Early State Company Risk.    The risk that ChargePoint is an early stage company with a history of losses, and the risk that ChargePoint expects to incur significant expenses and continuing losses for the near term.

•        Growth Risk.    The risk that ChargePoint expects to invest in growth for the foreseeable future, and the risk that ChargePoint may fail to manage that growth effectively.

•        Competitive Risk.    The risk that ChargePoint currently faces competition from a number of companies, particularly in Europe, and expects to face significant competition in the future as the market for EV charging develops.

•        Supplier and Manufacturer Risk.    The risk that ChargePoint relies on a limited number of suppliers and manufacturers for its charging stations.

•        Public Company Risk.    The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•        Benefits May Not Be Achieved Risk.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Redemption Risk.    The risk that a significant number of Switchback’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Switchback’s existing Charter, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to the post-combination company to accelerate its business plan following the Closing.

•        Stockholder Vote Risk.    The risk that Switchback’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•        Litigation Risk.    The risk of the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Closing Conditions Risk.    The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Switchback’s control.

•        No Third-Party Valuation Risk.    The risk that Switchback did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•        Fees, Expenses and Time Risk.    The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

•        Other Risks.    Various other risk factors associated with ChargePoint’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Switchback Board also considered that the officers and directors of Switchback may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Switchback’s stockholders. Switchback’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Switchback Board, the Business Combination Agreement and the Business Combination. For more information, see the subsection entitled “— Interests of Certain Persons in the Business Combination.”

The Switchback Board concluded that the potential benefits that it expects Switchback and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the Switchback Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination and the other transactions contemplated by the Business Combination Agreement are fair to, and in the best interests of, Switchback’s stockholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the stockholders of Switchback approve each of the Proposals.

The above discussion of the material factors considered by the Switchback Board is not intended to be exhaustive but does set forth the principal factors considered by the Switchback Board.

The ChargePoint Board’s Reasons for the Approval of the Business Combination

After consideration, the ChargePoint Board adopted resolutions determining that the Business Combination Agreement, the Business Combination contemplated by the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement were advisable and in the best interests of ChargePoint and its stockholders, adopting and approving the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and directing that the Business Combination Agreement be submitted to the holders of ChargePoint Common Stock and Preferred Stock for consideration. The ChargePoint Board recommends that the holders of ChargePoint Common Stock and Preferred Stock adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

In reaching its decision to adopt and approve, and declare advisable, the Business Combination Agreement and resolving to recommend that ChargePoint’s stockholders adopt and approve the Business Combination Agreement and thereby approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the ChargePoint Board consulted with ChargePoint’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of ChargePoint’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets and the risks associated with pursuing an initial public offering of ChargePoint. Among the various factors that the ChargePoint Board considered in favor of its decision are:

•        Other Alternatives.    It is the belief of the ChargePoint Board, after review of alternative strategic opportunities from time to time, including strategic transactions with other partners and the possibility of, and benefits and risks associated with, continuing to operate ChargePoint as an independent, stand-alone entity (including following a traditional initial public offering), that the proposed Business Combination represented a better opportunity for ChargePoint to create value for ChargePoint Stockholders, while also providing greater liquidity for its stockholders by owning stock in a public company, in a more time- and cost-effective manner, with a higher likelihood of completion.

•        Terms of the Business Combination Agreement.    The ChargePoint Board considered the terms and conditions of the Business Combination Agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary approvals.

•        Consideration Received by ChargePoint Stockholders.    The ChargePoint Board considered the amount of consideration to be received by the ChargePoint Stockholders in the proposed Business Combination under the terms and conditions of the Business Combination Agreement, including the right that the Eligible ChargePoint Equityholders will have to receive the Earnout Shares.

•        Size of Post-Combination Company.    The ChargePoint Board considered the implied enterprise value of approximately $2.4 billion for ChargePoint at the closing of the Business Combination, providing ChargePoint Stockholders with the opportunity to own shares in a public company with a larger market capitalization.

•        Access to Capital.    The ChargePoint Board considered the current industry trends and market conditions affecting ChargePoint and the cost of alternative means of raising capital and expected that the Business Combination would be a more time- and cost-effective means to access capital than other options considered and enable ChargePoint to repay its existing indebtedness. The ChargePoint Board also considered the fact that it believed that the transactions would result in ChargePoint’s business model being fully funded up until such time as ChargePoint was projected to be cash flow positive.

•        Benefit from Being a Public Company.    The ChargePoint Board believed that as a public company it would expect to have the flexibility and financial resources to pursue and execute a growth strategy to increase revenue and stockholder value and have broader access to capital.

•        Opportunity to Increase Earnings and Expand Prospects.    The ChargePoint Board considered the financial condition, historical results of operations and business and strategic objectives of ChargePoint, as well as the risks involved in achieving those objectives, and believed that the Business Combination would create an opportunity for ChargePoint to increase future earnings and cultivate superior prospects compared to continuing to operate ChargePoint as an independent, stand-alone entity.

•        Founders Stock Letter.    The ChargePoint Board considered that, in connection with the execution of the Business Combination Agreement, the initial stockholders of Switchback would enter into a the Founders Stock Letter with Switchback pursuant to which, among other things, such initial stockholders of Switchback would forfeit 984,706 Founder Shares held by them (on a pro rata basis) and would subject the 900,000 Founder Earn Back Shares (including any Class A Common Stock issued in exchange therefor in the Merger) held by them (on a pro rata basis) to potential forfeiture, and that the Sponsor would bear any Switchback Transaction Costs in excess of the Switchback Transaction Costs Cap, excluding any PIPE Financing Transaction Costs.

•        Support Agreement.    The ChargePoint Board considered that the Written Consent Parties, whose ownership interests collectively represent the outstanding shares of ChargePoint common stock and ChargePoint preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of ChargePoint, were expected to enter into a Support Agreement with Switchback pursuant to which the Written Consent Parties would agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver a written consent within 48 hours of the Registration Statement being declared effective by the SEC.

•        Lock-up Agreement.    The ChargePoint Board also considered that, in connection with the execution of the Business Combination Agreement, certain ChargePoint Stockholders, whose ownership interests represent 92.2% of the outstanding ChargePoint Common Stock (voting on an as-converted basis) in the aggregate, were expected to enter into lock-up agreements with Switchback pursuant to which, subject to certain customary exceptions, they would agree not to transfer their interests in New ChargePoint for six months after the Closing.

The ChargePoint Board also considered the following uncertainties, risks and other potentially negative factors:

•        Risk that the Business Combination may not be completed.    The ChargePoint Board considered the risk that the Business Combination might not be consummated in a timely manner, or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.

•        Impact on reputation and business if the Business Combination is not completed.    The ChargePoint Board considered the possibility that there may be an adverse effect on ChargePoint’s reputation and business in the event the Business Combination is not completed.

•        Expenses and challenges.    The ChargePoint Board considered the expenses to be incurred in connection with the Business Combination and related administrative challenges associated with combining the companies.

•        Costs of being a public company.    The ChargePoint Board considered the additional public company expenses and obligations that ChargePoint’s business will be subject to following the Business Combination that it has not previously been subject to as a private company.

•        Restrictions on operation of ChargePoint’s business.    The ChargePoint Board considered the fact that, although ChargePoint will continue to exercise, consistent with the terms and conditions of the Business Combination Agreement, control and supervision over its operations prior to the completion of the Business Combination, the Business Combination Agreement generally obligates ChargePoint, subject to Switchback’s prior consent (which consent may not be unreasonably withheld, conditioned or delayed), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent ChargePoint from undertaking certain business opportunities that might arise pending completion of the Business Combination.

•        Interests of ChargePoint executive officers and directors.    The ChargePoint Board considered the fact that certain executive officers and directors of ChargePoint have interests in the Business Combination that may be different from, or in addition to, the interests of ChargePoint Stockholders generally, including the manner in which they would be affected by the Business Combination and the other matters disclosed in the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of ChargePoint Directors and Officers.”

•        Other risks.    The ChargePoint Board considered various other risks associated with the combined organization and the Business Combination, including the risks described in the section titled “Risk Factors.”

The foregoing discussion of the ChargePoint Board’s reasons for its recommendation that ChargePoint Stockholders approve the ChargePoint Business Combination Proposal is not meant to be exhaustive, but addresses the material information and factors considered by the ChargePoint Board in consideration of its recommendation. In view of the wide variety of factors considered by the ChargePoint Board in connection with the evaluation of the Business Combination and the complexity of these matters, the ChargePoint Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, the ChargePoint Board did not reach any specific conclusion with respect to any of the particular factors considered. Instead, the ChargePoint Board conducted an overall analysis of the factors described above and made its determinations and recommendations based on the totality of the information reviewed. The judgments of individual members of the ChargePoint Board may have been influenced to a greater or lesser degree by different factors. The ChargePoint Board ultimately concluded that, in the aggregate, the potential benefits of the Business Combination outweighed the potential risks or negative consequences of the Business Combination. Accordingly, the ChargePoint Board determined that the Business Combination Agreement and the Business Combination are advisable and fair to, and in the best interests of, ChargePoint and its stockholders, and unanimously approved, and declared advisable, the Business Combination Agreement and the Business Combination. The ChargePoint Board recommends that ChargePoint Stockholders consent to the ChargePoint Business Combination Proposal described in the section titled “ChargePoint’s Solicitation of Written Consents — Purpose of the Consent Solicitation; Recommendation of the ChargePoint Board.”

Unaudited Prospective Financial Information

ChargePoint does not, as a matter of general practice, develop or publicly disclose long-term forecasts of its future financial performance. However, ChargePoint has established targets relating to its consolidated results of operations and its business in connection with the proposed Business Combination, including internally prepared forecasts for each of the fiscal years ended January 31, 2020 through 2027, and supplied them to its board of directors and to Switchback. In connection with the proposed Business Combination, Switchback management used the financial projections set forth below as part of its comprehensive analysis and presented key elements of the forecasts to the Switchback Board as part of the Switchback Board’s review and subsequent approval of the Business Combination.

ChargePoint prepared these financial projections solely for internal use and not with a view toward public disclosure or toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of financial projections in this proxy statement/prospectus/consent solicitation statement should not be regarded as an indication that Switchback, ChargePoint, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any Switchback shareholder regarding the information included in these financial projections. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus/consent solicitation statement are cautioned not to place undue reliance on this information. The projections should not be viewed as public guidance and you are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. ChargePoint will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of ChargePoint’s independent registered public accounting firm, Switchback’s independent registered accounting firm nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projections is provided in this proxy statement/prospectus/consent solicitation statement only because the projections were made available to Switchback and the Switchback Board in connection with their review of the proposed Business Combination.

These financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to ChargePoint’s business, all of which are difficult to predict and many of which are beyond ChargePoint’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will be as projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the section entitled “Risk Factors” in this proxy statement/prospectus/consent solicitation statement.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT A SUMMARY OF CHARGEPOINT’S INTERNAL FINANCIAL PROJECTIONS, SWITCHBACK UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The unaudited prospective financial information included in this proxy statement/prospectus/consent solicitation statement has been prepared by, and is the responsibility of, ChargePoint. Neither PricewaterhouseCoopers LLP, ChargePoint’s independent registered public accounting firm, nor WithumSmith+Brown, PC, Switchback’s independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor WithumSmith+Brown, PC express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus/consent solicitation statement relates to ChargePoint’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

Key Financial Metrics:

The projections set out below assume the consummation of the Business Combination. As described above, ChargePoint’s ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies. ChargePoint developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including ChargePoint’s execution of its strategies and product development, as well as growth in the markets in which it currently operates and proposes to operate. As a result, ChargePoint’s actual results may materially vary from the projections set out below. See also “Cautionary Statement Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors — If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.”

The key elements of the projections provided by Switchback management to the Switchback Board are summarized in the tables below:

	Forecast
	Fiscal Year Ended January 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E
	(in millions)
Total Revenue	$135	$198	$346	$602	$984	$1,427	$2,069
Gross Profit	33	62	124	225	400	591	878
Total Operating Expenses	150	192	226	268	321	417	542
Adjusted EBITDA	(107)	(121)	(93)	(36)	86	178	340

ChargePoint’s management estimates that ChargePoint’s revenue will have a compound annual growth rate of 58% from its fiscal year ending January 31, 2021 through its fiscal year ending January 31, 2027, and that ChargePoint will have an adjusted EBITDA margin of approximately 16% for its fiscal year ending January 31, 2027, excluding the impact of any acquisitions and excluding any impact of growth in its recently launched “ChargePoint-as-a-Service” offering. ChargePoint defines adjusted EBITDA, a non- U.S. GAAP financial measure, as operating income plus depreciation and amortization and excluding non-recurring charges and stock-based compensation. Due to the forward-looking nature of these projections, reconciling such projections to U.S. GAAP measures is not practicable. Non- U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and may not be comparable to similarly titled measures used by other companies.

ChargePoint’s revenue forecasts are based on its management’s assessment of the continued growth of the market for electric vehicles and the expansion in Europe and success with fleet owners, among other assumptions. The forecast also reflects continued investment in research and development to address these market opportunities. While research and development, sales and marketing and general, and administrative expenses are expected to increase in absolute dollars as the company grows, such expenses are expected to represent a smaller percentage of revenue as ChargePoint scales, contributing to improvements in adjusted EBITDA margin over time.

Satisfaction of 80% Test

It is a requirement under our Charter and the NYSE listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the Switchback Board determined that the fair market value of ChargePoint exceeded $2.45 billion based on, among other things, comparable company EBITDA multiples and revenue multiples.

Interests of Certain Persons in the Business Combination

Interests of ChargePoint Directors and Officers

In considering whether to adopt the Business Combination Agreement by executing and delivering a written consent, ChargePoint Stockholders should be aware that aside from their interests as stockholders, ChargePoint’s officers and the members of the ChargePoint Board have interests in the Business Combination that are different from, or in addition to, those of other ChargePoint Stockholders generally. ChargePoint Stockholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things, the fact that:

•        The following executive officers of ChargePoint are expected to be appointed as executive officers of New ChargePoint following the consummation of the Business Combination: Pasquale Romano, Michael Hughes, Rex Jackson, Colleen Jansen, Christopher Burghardt, William Loewenthal, Eric Sidle and Lawrence Lee;

•        The following members of the ChargePoint Board are expected to be appointed as directors of New ChargePoint following the consummation of the Business Combination: Pasquale Romano, Roxanne Bowman, Bruce Chizen, Neil Suslak, Michael Linse, Mark Leschly, G. Richard Wagoner Jr., Axel Harries and Jeffrey Harris; and

•        The executive officers of ChargePoint and members of the ChargePoint Board are holders of, or affiliated with entities that are holders of, ChargePoint equity interests and in such capacity will be entitled to receive the consideration payable in the Business Combination to all holders of such equity interests.

Interests of Sponsor and Switchback Directors and Officers

In considering the recommendation of the Switchback Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that our Sponsor holds 5,521,568 private placement warrants that would expire worthless if a Business Combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the Business Combination;

•        the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, including 120,000 Founder Shares which were subsequently transferred to our independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $         , based on the closing price of our Class A Common Stock of $          per share on             , 2020 (after giving effect to the forfeiture of Founder Shares contemplated by the Founders Stock Letter and not taking into account the Founder Earn Back Shares);

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the fact that our independent directors own an aggregate of 120,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at approximately $        , based on the closing price of our Class A Common Stock of $          per share on             , 2020;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the stockholder meeting related to the Business Combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and any of their respective affiliates will not make purchases of Class A Common Stock if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Company Shares to Be Issued in the Business Combination

We anticipate that, upon the Closing, the ownership of New ChargePoint will be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 77.7% of our outstanding Class A Common Stock;

•        the public stockholders will own 31,411,763 shares of our Class A Common Stock, or approximately 11.5% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 8.3% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 2.5% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

The number of shares and the interests set forth above (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) a Closing Date of December 15, 2020, (iii) that there are no other issuances of equity interests of Switchback or ChargePoint and (iv) that there are no exercises of ChargePoint Options or ChargePoint Warrants other than exercises of ChargePoint Options that would expire prior to the assumed Closing Date of December 15, 2020 and (b) do not take into account (i) Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares. As a result of the Business Combination, the economic and voting interests of our public stockholders will decrease. If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” i.e., 21,075,290 shares of Class A Common Stock are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New ChargePoint upon the Closing will be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 84.2% of our outstanding Class A Common Stock;

•        the public stockholders will own 10,336,473 shares of our Class A Common Stock, or approximately 4.1% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 9.0% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 2.7% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

The ownership percentages with respect to New ChargePoint set forth above do not take into account Switchback Warrants that will remain outstanding immediately following the Business Combination, but do include the Founder Shares (including the Founder Earn Back Shares), after giving effect to the forfeiture of Founder Shares contemplated by the Founders Stock Letter, which will convert into Class A Common Stock upon an Initial Business Combination. If the facts are different than these assumptions, the percentage ownership retained by Switchback’s existing stockholders in New ChargePoint following the Business Combination will be different. For example, if we assume that all outstanding 10,470,587 public warrants and 5,521,568 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New ChargePoint would be as follows:

•        the Historical Rollover Stockholders will own 211,885,151 shares of our Class A Common Stock, or approximately 73.4% of our outstanding Class A Common Stock;

•        the public stockholders will own 41,882,350 shares of our Class A Common Stock, or approximately 14.5% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 7.8% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 12,389,803 shares of our Class A Common Stock, or approximately 4.3% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

The Switchback Warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) a Closing Date of December 15, 2020, (iii) that there are no other issuances of equity interests of Switchback or ChargePoint, (iv) the exercise of all ChargePoint Options that would expire prior to the assumed Closing Date of December 15, 2020, (v) the issuance of all 78,249,121 shares of Class A Common Stock that will be reserved in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants and (vi) the issuance of all Earnout Shares and (b) do not take into account Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New ChargePoint would be as follows:

•        the Historical Rollover Stockholders will own 317,134,272 shares of our Class A Common Stock, or approximately 83.9% of our outstanding Class A Common Stock;

•        the public stockholders will own 31,411,763 shares of our Class A Common Stock, or approximately 8.3% of our outstanding Class A Common Stock;

•        the New PIPE Investors will own 22,500,000 shares of our Class A Common Stock, or approximately 6.0% of our outstanding Class A Common Stock; and

•        the initial stockholders will own 6,868,235 shares of our Class A Common Stock, or approximately 1.8% of our outstanding Class A Common Stock (which, for the avoidance of doubt, does not include shares of Class A Common Stock that will be issued to certain initial stockholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet).

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of New ChargePoint Following the Business Combination

Assuming the Director Election Proposal is approved by our stockholders at the special meeting, we expect the New ChargePoint Board to be comprised of the individuals set forth below effective immediately after the Effective Time.

Name	Age	Position
Pasquale Romano	55	President, Chief Executive Officer and Director
Roxanne Bowman	54	Director
Bruce Chizen	65	Director
Axel Harries	56	Director
Jeffrey Harris	64	Director
Mark Leschly	52	Director
Michael Linse	46	Director
Neil Suslak	61	Director
G. Richard Wagoner Jr.	67	Director

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2020, this would have amounted to approximately $10.11 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Common Stock for cash and will no longer own shares of Switchback. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. In order to determine whether a stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder, Switchback will require each public stockholder seeking to exercise redemption rights to certify to Switchback whether such stockholder is acting in concert or as a group with any other stockholder. Each redemption of shares of Class A Common Stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $317.4 million as of June 30, 2020. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the subsection entitled “Special Meeting of Switchback Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal Rights of Switchback Stockholders

There are no appraisal rights available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the Business Combination.

Appraisal Rights of ChargePoint Stockholders

Under the DGCL, if a ChargePoint Stockholder does not wish to accept the merger consideration provided for in the Business Combination Agreement and does not consent to the adoption of the Business Combination Agreement and the Business Combination is consummated, such stockholder has the right to seek appraisal of his, her or its shares of ChargePoint Common Stock and/or Preferred Stock and to receive payment in cash for the fair value of his, her or its shares of ChargePoint Common Stock and/or Preferred Stock exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of ChargePoint Common Stock and/or Preferred Stock. These rights are known as appraisal rights. The “fair value” of such shares of ChargePoint Common Stock and/or Preferred Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of ChargePoint Common Stock and/or Preferred Stock under the terms of the Business Combination Agreement. Holders of ChargePoint Common Stock and/or Preferred Stock who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Holders of ChargePoint Common Stock and/or Preferred Stock who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Business Combination Agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under the DGCL that a ChargePoint stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this proxy statement/prospectus/consent solicitation statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that holders of ChargePoint Common Stock and/or Preferred Stock exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of ChargePoint Common Stock and/or Preferred Stock immediately prior to the effective time of the Business Combination as to which appraisal rights are asserted. A person having a beneficial interest in shares of ChargePoint Common Stock and/or Preferred Stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that where a Business Combination Agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, stockholders entitled to appraisal rights must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Business Combination is approved and no later than 10 days after the effective date of the Business Combination. Only those ChargePoint stockholders who did not submit a written consent adopting the Business Combination Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by ChargePoint. If given at or after the effective date of the Business Combination, the notice must also specify the effective date of the Business Combination; otherwise, a supplementary notice will provide this information. This proxy statement/prospectus/consent solicitation statement is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.

Following ChargePoint’s receipt of sufficient written consents to adopt the Business Combination Agreement, ChargePoint will send all non-consenting ChargePoint stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. A ChargePoint stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all ChargePoint stockholders now so that you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Business Combination Agreement. As described below, you must also continue to hold your shares of ChargePoint Common Stock and/or Preferred Stock through the effective date of the Business Combination.

If you elect to demand appraisal of your shares of ChargePoint Common Stock and/or Preferred Stock, you must, within 20 days after the date of mailing of the notice, make a written demand for the appraisal of your shares of ChargePoint Common Stock and/or Preferred Stock to ChargePoint, at the specific address which will be included in the notice of appraisal rights. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

A ChargePoint stockholder wishing to exercise appraisal rights must hold of record the shares of ChargePoint Common Stock and/or Preferred Stock that are the subject of such rights on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record such shares of ChargePoint Common Stock and/or Preferred Stock through the effective date of the Business Combination. Appraisal rights will be lost if your shares of ChargePoint Common Stock and/or Preferred Stock are transferred prior to the Effective Time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of ChargePoint Common Stock and/or Preferred Stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Business Combination is completed, your shares of ChargePoint Common Stock and/or Preferred Stock (assuming that you hold them through the effective time of the Business Combination) will be converted into the right to receive the merger consideration in respect thereof, as provided for in the Business Combination Agreement, but without interest, and you will have no appraisal rights with respect to such shares.

As noted above, a ChargePoint stockholder wishing to exercise his, her or its appraisal rights must, within 20 days after the date of mailing of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of ChargePoint Common Stock and/or Preferred Stock. The demand must reasonably inform ChargePoint of the identity of the stockholder of record and his, her or its intent to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of ChargePoint Common Stock and/or Preferred Stock issued and outstanding immediately prior to the effective date will be entitled to assert appraisal rights for the shares of ChargePoint Common Stock and/or Preferred Stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of ChargePoint Common Stock and/or Preferred Stock, fully and correctly, as the stockholder’s name appears on the ChargePoint stock certificate(s) or electronic certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of ChargePoint Common Stock and/or Preferred Stock in connection with the Business Combination. The demand cannot be made by the beneficial owner of shares of ChargePoint Common Stock and/or

Preferred Stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of ChargePoint Common Stock and/or Preferred Stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform ChargePoint of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of ChargePoint Common Stock and/or Preferred Stock are owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian) execution of the demand for appraisal should be made in that capacity. If shares of ChargePoint Common Stock and/or Preferred Stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of ChargePoint Common Stock and/or Preferred Stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of ChargePoint Common Stock and/or Preferred Stock as to which appraisal is sought. Where no number of shares of ChargePoint Common Stock and/or Preferred Stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of ChargePoint Common Stock and/or Preferred Stock held in the name of the record holder. Stockholders who hold their shares of ChargePoint Common Stock and/or Preferred Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

At any time within 60 days after the effective date of the Business Combination, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its shares of ChargePoint Common Stock and/or Preferred Stock by delivering to ChargePoint a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Business Combination will require written approval of ChargePoint. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Business Combination, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any ChargePoint stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If ChargePoint does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of ChargePoint Common Stock and/or Preferred Stock.

Within 120 days after the effective date of the Business Combination, either ChargePoint (as the surviving corporation following the Business Combination) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of ChargePoint Common Stock and/or Preferred Stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon ChargePoint. Switchback has no present intent to cause ChargePoint to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that ChargePoint will file a petition. Accordingly, it is the obligation of the holders of ChargePoint Common Stock and/or Preferred Stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of ChargePoint Common Stock and/or Preferred Stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective date of the Business Combination, any stockholder who has properly complied with the requirements for the exercise of appraisal rights, upon written request, will be entitled to receive from ChargePoint a statement setting forth the aggregate number of shares of ChargePoint Common Stock and/or Preferred Stock for which a written consent adopting the Business Combination

Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by ChargePoint or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of ChargePoint Common Stock and/or Preferred Stock may, in such person’s own name, file a petition for appraisal or request from ChargePoint such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon ChargePoint, then ChargePoint will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of ChargePoint Common Stock and/or Preferred Stock and with whom agreements as to the value of their shares of ChargePoint Common Stock and/or Preferred Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of ChargePoint Common Stock and/or Preferred Stock that are represented by stock certificates to submit such stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of ChargePoint Common Stock and/or Preferred Stock, the Delaware Court of Chancery will appraise such shares of ChargePoint Common Stock and/or Preferred Stock, determining their fair value as of the effective date of the Business Combination after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the ChargePoint stock certificates or electronic certificates, as applicable, representing their shares of ChargePoint Common Stock and/or Preferred Stock. Holders of ChargePoint Common Stock and/or Preferred Stock considering seeking appraisal should be aware that the fair value of their shares of ChargePoint Common Stock and/or Preferred Stock as determined under Section 262 of the DGCL could be more or less than or the same as the consideration they would receive pursuant to the Business Combination if they did not seek appraisal of their shares of ChargePoint Common Stock and/or Preferred Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Business Combination through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Business Combination and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, ChargePoint may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value lower than, or the same as, the merger consideration. Moreover, neither of Switchback nor ChargePoint anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and Switchback and ChargePoint reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of ChargePoint Common Stock or a share of ChargePoint Preferred Stock is less than the per share common stock consideration or the per share preferred stock consideration, as applicable.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES MAY RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of ChargePoint Common Stock and/or Preferred Stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

Expected Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Switchback will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on ChargePoint stockholders comprising a relative majority of the voting power of New ChargePoint and having the ability to nominate the members of the New ChargePoint Board, ChargePoint’s operations prior to the acquisition comprising the only ongoing operations of New ChargePoint and ChargePoint’s senior management comprising a majority of the senior management of New ChargePoint. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of ChargePoint with the Business Combination treated as the equivalent of ChargePoint issuing stock for the net assets of Switchback, accompanied by a recapitalization. The net assets of Switchback will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ChargePoint in future reports of New ChargePoint.

Certain U.S. Federal Income Tax Considerations

The following is a discussion of certain U.S. federal income tax considerations for (a) holders of Class A Common Stock that elect to have their Class A Common Stock redeemed for cash if the Business Combination is completed and (b) holders of ChargePoint Common Stock who exchange their ChargePoint Common Stock for Class A Common Stock in the Business Combination. This discussion applies only to shares of Class A Common Stock or ChargePoint Common Stock, as the case may be, held as a “capital asset” for U.S. federal income tax purposes (generally property held for investment). This discussion does not address any tax treatment of: (a) other transactions occurring in connection with the Business Combination, including, but not limited to, the conversion of ChargePoint Preferred Stock or the conversion of the Class B Common Stock to Class A Common Stock, (b) any transactions in respect of ChargePoint equity or securities other than ChargePoint Common Stock, including, but not limited to, the ChargePoint Warrants, ChargePoint Options or ChargePoint Restricted Stock or (c) any payment of cash to any dissenting holders of ChargePoint Common Stock exercising appraisal rights under the DGCL. This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. We have not sought and will not seek any rulings from the IRS or formal opinions of tax advisors with respect to the statements made and the conclusions reached in the following discussion. The statements and conclusions herein are not free from doubt, and there can be no assurance that your tax adviser, the IRS or a court will agree with such statements and conclusions.

The following does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Business Combination and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•        banks, insurance companies or other financial institutions;

•        tax-exempt or governmental organizations;

•        qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•        dealers in securities or foreign currencies;

•        persons whose functional currency is not the U.S. dollar;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•        persons subject to the alternative minimum tax;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        persons deemed to sell Class A Common Stock or ChargePoint Common Stock under the constructive sale provisions of the Code;

•        persons that acquired Class A Common Stock or ChargePoint Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        real estate investment trusts;

•        regulated investment companies;

•        certain former citizens or long-term residents of the United States;

•        persons that hold Class A Common Stock or ChargePoint Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•        the initial stockholders, the Sponsor or Switchback’s officers or directors.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Class A Common Stock or ChargePoint Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Class A Common Stock or ChargePoint Common Stock to consult, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our Class A Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (b) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Class A Common Stock or ChargePoint Common Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations in Respect of the Redemption of Class A Common Stock

U.S. Holders

Tax Characterization of Redemption. In the event that a U.S. holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in the subsection entitled “Special Meeting of Switchback Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock, the U.S. holder will be treated as described under “— U.S. Federal Income Tax Considerations in Respect of the Redemption of Class A Common Stock — U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” below. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Federal Income Tax Considerations in Respect of the Redemption of Class A Common Stock — U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Class A Common Stock treated as held by the U.S. holder (including any stock constructively owned by the holder including as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or PIPE Financing) relative to all shares of Class A Common Stock outstanding both before and after the redemption. The redemption of a U.S. holder’s Class A Common Stock generally will be treated as a sale of such Class A Common Stock (rather than as a corporate distribution) if the redemption (a) is “substantially disproportionate” with respect to the U.S. holder, (b) results in a “complete termination” of the U.S. holder’s interest in us or (c) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. holder takes into account not only stock owned directly by the U.S. holder, but also shares of Class A Common Stock that are treated as constructively owned by the U.S. holder. In addition to stock actually owned by a U.S. holder, such U.S. holder may also be treated as constructively owning stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (a) all of the shares of Class A Common Stock actually and constructively owned by the U.S. holder are redeemed or (b) all of the shares of Class A Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the U.S. holder does not constructively own any other stock. Finally, the redemption of a U.S. holder’s Class A Common Stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Switchback. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Switchback will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with, and rely solely upon, its own tax advisors as to the tax consequences of electing to have Class A Common Stock redeemed for cash.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, possibly to the U.S. holder’s adjusted tax basis in its warrants or in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Class A Common Stock.    If the redemption qualifies as a sale of Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash received in such redemption and (b) the U.S. holder’s adjusted tax basis in its Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes. Any capital gain or loss recognized with respect to a redemption generally will be long-term capital gain or loss if the U.S. holder held the Class A Common Stock redeemed for more than one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of Class A Common Stock, the U.S. holder will generally be treated as receiving a distribution of cash from Switchback. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale of the Class A Common Stock and will be treated as described under “— U.S. Federal Income Tax Considerations in Respect of the Redemption of Class A Common Stock — U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above.

Dividends Switchback pays to a U.S. holder that is a corporation for U.S. federal income tax purposes (i) generally will qualify for the dividends received deduction if the requisite holding period is satisfied and (ii) generally may be subject to the “extraordinary dividends” provisions of the Code (which could cause a reduction in the tax basis of such U.S. holder’s shares and cause such U.S. holders to recognize capital gain). Corporate U.S. holders are urged to consult their tax advisors concerning the availability of the dividends received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends Switchback pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement/prospectus/consent solicitation statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction, long-term capital gains treatment or the preferential tax rate on qualified dividend income, as the case may be.

The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. U.S. holders of Class A Common Stock considering the exercise of their redemption rights should consult, and rely solely upon, their own tax advisors as to whether the redemption of their Class A Common Stock will be treated as a sale or as a distribution under the Code and any resultant tax consequences.

Information Withholding and Backup Withholding.    Payments received by a U.S. holder as a result of the exercise of redemption rights may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. holder that (a) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (b) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9. Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Tax Characterization of Redemption.    The characterization of the redemption of a Non-U.S. holder’s Class A Common Stock pursuant to the redemption provisions described in the subsection entitled “Special Meeting of Switchback Stockholders — Redemption Rights” as a sale or distribution for U.S. federal income tax purposes generally will be the same as the tax characterization of such a redemption of a U.S. holder’s Class A Common Stock, as described under “— U.S. Federal Income Tax Considerations in Respect of the Redemption of Class A Common Stock” above. However, the tax consequences of such characterization for Non-U.S. holders will generally differ from the consequences for U.S. holders as described below.

Gain on Redemption Treated as a Sale of Class A Common Stock.    If the redemption qualifies as a sale of Class A Common Stock with respect to a Non-U.S. holder, such Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the redemption of its Class A Common Stock unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•        Switchback is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. holder held ChargePoint Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income on a net income basis at the regular rates applicable to U.S. holders. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s Class A Common Stock as a result of the redemption would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Switchback believes that it is not, and has not been at any time during the five-year testing period, a United States real property holding corporation.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution of cash from Switchback. The determination of the extent to which such distribution will be treated as a dividend, return of capital, or gain realized on the sale of the Class A Common Stock will generally be the same as for U.S. holders of Class A Common Stock, as described in “— U.S. Federal Income Tax Considerations in Respect of the Redemption of Class A Common Stock — U.S. Holders” above. However, any portion of a distribution that is treated as gain realized on the sale of the Class A Common Stock will be treated as described under “— U.S. Federal Income Tax Considerations in Respect of the Redemption of Class A Common Stock — Non-U.S. Holders — Gain on Redemption Treated as a Sale of Class A Common Stock” above.

Subject to the withholding requirements under Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”) and provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, each of which is discussed below, any portion of such distribution treated as dividend made to a Non-U.S. holder on our Class A Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S. holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Dividends paid to a Non-U.S. holder that are effectively connected with a trade or business conducted by the Non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the

Non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

The rules governing the U.S. federal income tax treatment of redemptions are complex, and the determination of whether a redemption will be treated as a sale of Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. As a result, a withholding agent may require a Non-U.S. holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale proceeds or as a distribution subject to withholding. Non-U.S. holders of Class A Common Stock considering the exercise of their redemption rights should consult, and rely solely upon, their own tax advisors as to whether the redemption of their Class A Common Stock will be treated as a sale or as a distribution under the Code and any resultant tax consequences.

Information Reporting and Backup Withholding.    Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of Class A Common Stock) must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Class A Common Stock) generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Class A Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

FATCA imposes a 30% withholding tax on any dividends paid on Class A Common Stock, and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a disposition of Class A Common Stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (a) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (b) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Class A Common Stock. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

HOLDERS OF CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

U.S. Federal Income Tax Considerations of the Business Combination for the Holders of ChargePoint Common Stock

The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their ChargePoint Common Stock for Class A Common Stock (including the Earnout Shares) in the Business Combination. This discussion does not, however, purport to be a complete analysis of all potential tax effects for holders of ChargePoint Common Stock stemming from the completion of the Business Combination.

Characterization of the Business Combination

Each of Switchback and ChargePoint intends the Business Combination to qualify for U.S. federal income tax purposes as a “reorganization” pursuant to Section 368(a) of the Code. In the Business Combination Agreement, each of Switchback, Merger Sub and ChargePoint agrees to use its reasonable best efforts to: (a) cause the Business Combination to qualify, and agrees not to take, and not to permit or cause any of its affiliates or subsidiaries to take any action which to its knowledge could reasonably be expected to prevent or impede the Business Combination from qualifying, as a reorganization within the meaning of Section 368(a) of the Code or, if it does not so qualify, as a tax-free contribution to a controlled corporation pursuant to Section 351 of the Code, and (b) report consistently with such intended tax treatment for U.S. federal income tax purposes. Consistent with the Business Combination Agreement, we intend to file our tax returns consistent with the Business Combination being treated as a reorganization pursuant to Section 368(a) of the Code (and the following discussion assumes that each holder of ChargePoint Common Stock will report consistently therewith).

The following discussion assumes that the Earnout Shares will be treated as consideration that can be received on a tax-deferred basis under the reorganization provisions of the Code, as opposed to taxable “boot.” If the Earnout Shares are treated as taxable “boot,” the tax consequences described below could be materially different, including both U.S. and non-U.S. holders being required to recognize gain or loss with respect to the Earnout Shares and non-U.S. Holders also being subject to withholding. Holders of ChargePoint Common Stock should consult their own tax advisors as to the consequences of the possible receipt of any Earnout Shares, including the application of the installment sale rules.

We have not sought and will not seek any rulings from the IRS or any formal opinions from any tax advisors as to such tax treatment. There can be no assurance that the Business Combination will qualify for the intended tax treatment, that our reasonable best efforts will be effective, that the Earnout Shares will not be treated as “boot,” or that your tax adviser, the IRS or a court would agree with our reporting position. The closing of the Business Combination is not conditioned upon achieving, or receiving opinions from tax counsel in regards to, any particular tax treatment.

Consequences if the Business Combination Qualifies as a Reorganization

U.S. Holders.    If the Business Combination qualifies as a reorganization, the U.S. federal income tax consequences to U.S. holders of ChargePoint Common Stock will be as follows:

•        a U.S. holder will not recognize gain or loss upon the exchange of ChargePoint Common Stock for Class A Common Stock pursuant to the Business Combination (except with respect to any Earnout Shares treated as imputed interest);

•        a U.S. holder’s aggregate tax basis for the shares of Class A Common Stock received in the Business Combination will equal the U.S. holder’s aggregate tax basis in the shares of ChargePoint Common Stock surrendered in the Business Combination (including any Earnout Shares received, other than any Earnout Shares that represent imputed interest as described below);

•        the holding period of the shares of Class A Common Stock received by a U.S. holder in the Business Combination (including any Earnout Shares received, other than any Earnout Shares that represent imputed interest as described below) will include the holding period of the shares of ChargePoint Common Stock surrendered in exchange therefor; and

•        a portion of any Earnout Shares a U.S. holder receives pursuant to the Business Combination six months after closing will be taxable upon receipt as imputed interest and as ordinary income, even though there will not be any corresponding receipt of cash. A U.S. holder’s basis in any such Earnout Shares treated as imputed interest will equal the fair market value of such shares on the date of receipt and the U.S. holder’s holding period in such Earnout Shares will begin on the day following the date of receipt.

Each U.S. holder who receives shares of Class A Common Stock in the Business Combination is generally required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, certain information reporting requirements may apply to each U.S. holder that is a “significant holder” of ChargePoint Common Stock. A “significant holder” is a holder of ChargePoint Common Stock, that, immediately before the Business Combination, owned at least 1% (by vote or value) of the outstanding ChargePoint Common Stock the aggregate federal income tax basis of which was at least $1 million.

Non-U.S. Holders.    The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of ChargePoint Common Stock will generally be the same as for U.S. holders. Notwithstanding the foregoing, a Non-U.S. holder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earnout Shares treated as imputed interest.

Consequences if the Business Combination Fails to Qualify as a Reorganization (or a Tax-free Contribution to a Controlled Corporation)

U.S. Holders.    If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code (or a tax-free contribution to a controlled corporation pursuant to Section 351 of the Code), then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of ChargePoint Common Stock for shares of Class A Common Stock equal to the difference between the fair market value, at the time of the exchange, of the total consideration received in the Business Combination and such U.S. holder’s tax basis in the shares of ChargePoint Common Stock surrendered in the Business Combination. For these purposes, the share of the total consideration received by a holder of ChargePoint Common Stock will include his or her pro rata portion of the Earnout Consideration. The Earnout Consideration should generally be eligible for installment sale reporting and a portion of any such deferred payments would be subject to the imputed interest rules similar to those described above. The amount and timing of any gain recognition would depend, in part, upon whether the installment method of reporting is applied to the receipt of Earnout Shares. Generally, such gain or loss would be long-term capital gain or loss if the U.S. holder’s holding period in the ChargePoint Common Stock surrendered in the Business Combination is more than one year at the time of the Business Combination. U.S. holders who acquired different blocks of ChargePoint Common Stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged in the Business Combination. In addition, the U.S. holder’s aggregate tax basis in the shares of Class A Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of Class A Common Stock would commence the day after the closing of the Business Combination.

Non-U.S. Holders.    The tax consequences to Non-U.S. holders if the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) (or a tax-free contribution to a controlled corporation pursuant to Section 351) will generally be the same as described for U.S. holders above, except that the tax consequences of such characterization for Non-U.S. holders will generally differ from the consequences for U.S. holders as described below. Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination failing to qualify for tax-free treatment unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

•        ChargePoint is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held ChargePoint Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income on a net income basis at the regular rates applicable to U.S. holders. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s ChargePoint Common Stock as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, ChargePoint believes that it is not, and has not been at any time during the five-year testing period, a United States real property holding corporation and neither ChargePoint nor Switchback expects to be a United States real property holding corporation immediately after the Business Combination is completed.

Notwithstanding the foregoing, a Non-U.S. holder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earnout Shares treated as imputed interest.

THE FOREGOING DISCUSSION IS NOT TAX ADVICE OR A COMPREHENSIVE DISCUSSION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CHARGEPOINT COMMON STOCK. HOLDERS OF CHARGEPOINT COMMON STOCK WHO EXCHANGE THEIR CHARGEPOINT COMMON STOCK FOR CLASS A COMMON STOCK IN THE BUSINESS COMBINATION SHOULD CONSULT, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Regulatory Matters

Neither Switchback nor ChargePoint is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. The parties filed a pre-merger notification under the HSR Act on October 6, 2020. The 30-day waiting period will expire at 11:59 p.m. on November 5, 2020. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our stockholders to approve and adopt the Business Combination Agreement and the Business Combination. Our stockholders should carefully read this proxy statement/prospectus/consent solicitation statement in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus/consent solicitation statement. Please see the section above entitled “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the NYSE Proposal at the special meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) will be approved and adopted only if we obtain the affirmative vote (online or by proxy) of holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NOs. 2 – 6 — THE CHARTER PROPOSALs

Overview

Assuming the Business Combination Proposal and the NYSE Proposal are approved, Switchback will replace its current Charter with the Proposed Second A&R Charter in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B, which, in the judgment of the Switchback Board, is necessary to adequately address the needs of New ChargePoint following the Closing.

The following table sets forth a summary of the principal proposed changes between the Charter and the Proposed Second A&R Charter relating to each Charter Proposal. This summary is qualified by reference to the complete text of the Proposed Second A&R Charter, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex B. All Switchback stockholders are encouraged to read the Proposed Second A&R Charter in its entirety for a more complete description of its terms. Please also see the section entitled “Description of Securities” for a summary comparison of the principal differences between the Charter and the Proposed Second A&R Charter.

	Existing Charter	Proposed Second A&R Charter
Number of Authorized Shares (Proposal No. 2)

The existing Charter provides that the total number of authorized shares of all classes of capital stock is 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, par value $0.0001 per share, including (i) 200,000,000 shares of Class A Common Stock and (ii) 20,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of Preferred Stock.

The Proposed Second A&R Charter increases the total number of authorized shares of all classes of capital stock to 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, each having a par value of $0.0001, and of 10,000,000 shares of preferred stock, each having a par value of $0.0001.

	See Article IV of the existing Charter.	See Article FOURTH of the Proposed Second A&R Charter.
Director Removal (Proposal No. 3)	Under the existing Charter, the holders of Class B Common Stock have the exclusive right to remove directors from the Switchback Board prior to the initial business combination.

The Proposed Second A&R Charter will provide that any director or the entire Switchback Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Switchback’s capital stock entitled to vote thereon, voting together as a single class. For purposes of the director removal provision, “cause” will mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to New ChargePoint or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

	Existing Charter	Proposed Second A&R Charter
Supermajority Voting for Amendment of Certain Provisions of the Charter and Amendment of the Bylaws (Proposal Nos. 4 and 5)

Under the existing Charter, all matters subject to a stockholder vote, except for amendments to Article IX of the Charter prior to an Initial Business Combination, require the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote thereon. Amendment of Article IX of the existing Charter prior to an Initial Business Combination requires the affirmative vote of the holders of at least 65% of all then outstanding shares of common stock.

The Proposed Second A&R Charter will require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of New ChargePoint entitled to vote thereon, voting together as a single class, to (a) adopt, amend or repeal the Bylaws of New ChargePoint or (b) amend, alter, change or repeal, or adopt any provisions inconsistent with, any of Parts A and B of Article FOURTH, Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of the Proposed Second A&R Charter.

Additional Provisions (Proposal No. 6)

The existing Charter contains certain provisions relating to an Initial Business Combination, provides that the entity’s name is “Switchback Energy Acquisition Corporation” and sets forth various provisions related to Switchback’s operations as a blank check company prior to the consummation of an Initial Business Combination.

The Proposed Second A&R Charter will (a) eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to Switchback following the Closing, (b) change the post-combination company’s name to “ChargePoint Holdings, Inc.” and (c) make certain other changes that the Switchback Board deems appropriate for a public operating company.

Reasons for the Amendments to Switchback’s Existing Charter

In the judgment of the Switchback Board, the Second A&R Charter is necessary to address the needs of New ChargePoint following the Closing. In particular:

•        The Authorized Share Charter Proposal (Proposal No. 2) is intended to provide adequate authorized share capital to (a) accommodate the issuance of shares of Class A Common Stock as part of the exchange for outstanding securities of ChargePoint at Closing (or reservation for issuance in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options or in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants) pursuant to the Business Combination Agreement, PIPE Financing, 2020 Plan, ESPP and the future conversion of outstanding warrants into shares of Class A Common Stock and (b) provide flexibility for future issuances of Class A Common Stock and Preferred Stock if determined by the New ChargePoint Board to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•        The Director Removal Charter Proposal (Proposal No. 3), the Charter Amendment Charter Proposal (Proposal No. 4) and the Bylaw Amendment Charter Proposal (Proposal No. 5) are desirable to enhance the continuity and stability of the New ChargePoint Board. The supermajority voting requirements contained therein, and the requirement that directors be removed for cause, are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Switchback Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our Common Stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of New ChargePoint to negotiate with the New ChargePoint Board to reach terms that are appropriate for all stockholders.

•        The Additional Charter Proposal (Proposal No. 6) is appropriate to adequately update the Charter for the post-combination company, because it will eliminate obsolete language that will no longer be applicable following the consummation of the Business Combination and make such other changes that are more appropriate for a public operating company.

Vote Required for Approval

Each of the Charter Proposals is conditioned on the approval of the Business Combination Proposal and the NYSE Proposal at the special meeting. If either the Business Combination Proposal or the NYSE Proposal is not approved, Proposal Nos. 2, 3, 4, 5 and 6 will have no effect, even if approved by our stockholders.

The approval of each of the Charter Proposals requires the affirmative vote (online or by proxy) of holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” any of these proposals.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSALS.

PROPOSAL NO. 7 — THE NYSE PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve (a) the issuance pursuant to the Business Combination Agreement of up to an aggregate of 245,000,000 shares of Class A Common Stock to the Historical Rollover Stockholders and the Eligible ChargePoint Equityholders in connection with the Business Combination, (b) the issuance and sale of 22,500,000 shares of Class A Common Stock in the PIPE Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement and (c) the issuance of up to 78,249,121 shares of Class A Common Stock that may be reserved for issuance in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options and in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants.

Why Switchback Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Section 312.03(c) of the NYSE Listed Company Manual.

Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Switchback will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock of Switchback prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the PIPE Financing.

Effect of Proposal on Current Stockholders

If the NYSE Proposal is adopted, up to an aggregate of 267,500,000 shares of Class A Common Stock may be issued in connection with the Business Combination and the PIPE Financing. It is also anticipated that we will reserve for issuance up to 78,249,121 shares of Class A Common Stock in respect of New ChargePoint options issued in exchange for outstanding pre-merger ChargePoint Options or in respect of New ChargePoint warrants issued in exchange for outstanding pre-merger ChargePoint Warrants.

The issuance of the shares of Class A Common Stock described above would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Switchback.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the NYSE Proposal at the special meeting.

Approval of the NYSE Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NYSE Proposal.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

PROPOSAL NO. 8 — THE 2020 PLAN PROPOSAL

Overview

Prior to the consummation of the Business Combination, the Switchback Board is expected to approve and adopt, subject to Switchback stockholder approval, the 2020 Plan. If the 2020 Plan is approved by stockholders, the post-combination company will be authorized to grant equity awards to eligible service providers upon consummation of the Business Combination (the “Business Combination Date”). A copy of the 2020 Plan is attached to this proxy statement/prospectus/consent solicitation statement as Annex C. Switchback’s board of directors is still in the process of developing, approving and implementing the 2020 Plan and, accordingly, there can be no assurance that the 2020 Plan will be implemented or will contain the terms described below. Our stockholders are being asked to approve the 2020 Plan as presented.

Purpose of the 2020 Plan

The purpose of the 2020 Plan is to attract, retain, incentivize and reward service providers who will contribute to the post-combination company’s success. Switchback believes that equity compensation is critical in attracting and retaining top talent and will help focus them on the creation of long-term value consistent with the interests of Switchback’s stockholders.

Reasons for the Approval of the Stock Incentive Plan Proposal

Stockholder approval of the 2020 Plan is necessary in order for Switchback to (a) meet the stockholder approval requirements of The New York Stock Exchange and (b) grant incentive stock options (“ISOs”). Stockholders are also being asked to approve an annual limitation on the compensation paid to non-employee directors.

Consequences if the 2020 Plan Proposal is Not Approved

If the 2020 Plan Proposal is not approved by Switchback’s stockholders, the 2020 Plan will not become effective and the post-combination company will not be able to grant equity awards under the 2020 Plan. Switchback believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Equity Incentive Plan Proposal is not approved.

Material Terms of the 2020 Plan

The material terms of the 2020 Plan, as currently contemplated by Switchback’s board of directors, are summarized below. This summary, however, is not intended to be a complete description of the 2020 Plan and is qualified in its entirety by reference to the complete text of the 2020 Plan, which is attached to this proxy statement/prospectus/consent solicitation statement as Annex C. To the extent there is a conflict between the terms of this summary and the 2020 Plan, the terms of the 2020 Plan will control. As noted above, Switchback’s board of directors is in the process of developing, approving and implementing the 2020 Plan and, accordingly, there can be no assurance that the 2020 Plan will be implemented or will contain the terms described below. Accordingly, this summary is subject to change. Switchback’s stockholders are being asked to approve the 2020 Plan as presented.

Types of Awards.    The 2020 Plan provides for the grant stock options, which may be ISOs or nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares and restricted stock units (“RSUs”), or collectively, awards.

Administration.    The 2020 Plan will be administered by the New ChargePoint Board of directors or by one or more committees to which the board of directors delegates such administration (as applicable, the “Administrator”). Subject to the terms of the 2020 Plan, the Administrator will have the complete discretion to determine the eligible individuals who are to receive awards under the plan, to determine the terms and conditions of awards granted under the 2020 Plan and to make all decisions related to the 2020 Plan and awards granted thereunder.

Share Reserve.    The number of shares of New ChargePoint Class A Common Stock that may be issued under the 2020 Plan is equal to the sum of (x) 27,200,000 shares, plus (y) up to 39,000,000 shares subject to awards granted under ChargePoint’s 2017 Stock Plan and 2007 Stock Incentive Plan (the “Predecessor Plans”) that are outstanding on the Business Combination Date and that are subsequently forfeited, expire or lapse unexercised or unsettled or are reacquired by the post-combination company, plus (z) the annual increase in shares described below. While a maximum of 39,000,000 shares may be added to the 2020 Plan from the Predecessor Plans, since this assumes that all awards outstanding under the Predecessor Plans on the Business Combination Date will be forfeited, Switchback expects the actual number of shares added to the 2020 Plan to be less.

On the first day of each fiscal year during the term of the 2020 Plan, beginning on February 1, 2021 and ending on (and including) February 1, 2030, the number of shares of New ChargePoint Class A Common Stock that may be issued under the 2020 Plan will increase by a number of shares equal to the lesser of (a) 5% of the outstanding shares on the last day of the immediately preceding fiscal year or (b) such lesser number of shares (including zero) that the Administrator determines for purposes of the annual increase for that fiscal year.

If options, stock appreciation rights, restricted stock units or any other awards are forfeited, cancelled or expire, the shares subject to such awards will again be available for issuance under the 2020 Plan. If stock appreciation rights are exercised or restricted stock units are settled, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the 2020 Plan. If restricted shares or shares issued upon exercise of an option are reacquired by the post-combination company pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the 2020 Plan. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the 2020 Plan. To the extent an award is settled in cash, the cash settlement will not reduce the number of shares available for issuance under the 2020 Plan.

Shares issued under the 2020 Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the 2020 Plan.

Incentive Stock Option Limit.    No more than 75,000,000 shares of New ChargePoint Class A Common Stock may be issued under the 2020 Plan upon the exercise of ISOs.

Annual Limitation on Compensation of Non-Employee Directors.    The grant date fair value of awards granted to each non-employee director during any fiscal year of the post-combination company, together with the value of any cash compensation paid to the non-employee director during such fiscal year, may not exceed $750,000. This limit is increased to $1,000,000 in the fiscal year a non-employee director is initially appointed or elected to the board of directors. Compensation paid to an individual for services as an employee or consultant will not count towards these limitations.

Eligibility.    Employees (including officers), non-employee directors and consultants who render services to the post-combination company or a parent, subsidiary or affiliate thereof (whether now existing or subsequently established) are eligible to receive awards under the 2020 Plan. ISOs may only be granted to employees of the post-combination company or a parent or subsidiary thereof (whether now existing or subsequently established). As of November 15, 2020, and assuming closing of the Business Combination, approximately            persons (including 8 executive officers and 8 non-employee directors) would be eligible to participate in the 2020 Plan.

Repricing.    The Administrator has full authority to reprice (reduce the exercise price of) options and stock appreciation rights or to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the Administrator determines.

Stock Options.    A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the 2020 Plan, may not be less than 100% of the fair market value of the post-combination company’s Class A Common Stock on the date of grant. Subject to limited exceptions an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the Administrator. An optionee may pay the exercise price of an option in cash, or, with the administrator’s consent, with shares of Class A Common Stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.

Stock Appreciation Rights.    A stock appreciation right provides the recipient with the right to the appreciation in a specified number of shares of stock. The Administrator determines the exercise price of stock appreciation rights granted under the 2020 Plan, which may not be less than 100% of the fair market value of the post-combination company’s Class A Common Stock on the date of grant. Subject to limited exceptions a stock appreciation right may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of New ChargePoint Class A Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of the post-combination company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the post-combination company’s total combined voting power or that of any of the post-combination company’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards.    Shares of restricted stock may be issued under the 2020 Plan for such consideration as the Administrator may determine, including cash, services rendered or to be rendered to the post-combination company, promissory notes or such other forms of consideration permitted under applicable law. Restricted shares may be subject to vesting, as determined by the Administrator. Recipients of restricted shares generally have all of the rights of a stockholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions and conditions as the underlying shares.

Restricted Stock Units.    A restricted stock unit is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Administrator. RSUs vest at the rate determined by the Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of restricted stock units may be made in the form of cash, Class A Common Stock or a combination of cash and Class A Common Stock, as determined by the Administrator. Recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Administrator’s discretion and as set forth in the applicable restricted stock unit agreement, restricted stock units may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the restricted stock units to which they pertain.

Other Awards.    The Administrator may grant other awards based in whole or in part by reference to New ChargePoint Class A Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the 2020 Plan. The Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure.    In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2020 Plan, the number of shares that may be added to the 2020 Plan from the Predecessor Plans, the limit on the number of shares that may be issued under the 2020 Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Corporate Transactions.    If the post-combination company is party to a merger, consolidation or certain change in control transactions, each outstanding award will be treated as described in the definitive transaction agreement or as the Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full.

Change of Control.    The Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change of control or in connection with a termination of employment in connection with or following a change in control.

Transferability of Awards.    Unless the Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination.    The Administrator may amend or terminate the 2020 Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the 2020 Plan will terminate automatically in 2030, 10 years after its adoption by Switchback’s board of directors. Shareholder approval is not required for any amendment of the 2020 Plan, unless required by applicable law or exchange listing standards.

Certain Federal Income Tax Aspects of Awards Under the 2020 Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the 2020 Plan based on existing U.S. federal income tax laws as of the date of this proxy statement/prospectus/consent solicitation statement. This summary covers only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2020 Plan should consult their own professional tax advisors concerning tax aspects of awards under the 2020 Plan. The discussion below concerning tax deductions that may become available to the post-combination company under U.S. federal tax law is not intended to imply that the post-combination company will necessarily obtain a tax benefit or asset from those deductions. The tax consequences of awards under the 2020 Plan depend upon the type of award. Changes to tax laws following the date of this proxy statement/prospectus/consent solicitation statement could alter the tax consequences described below.

Incentive Stock Options.    No taxable income is recognized by an optionee upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

Nonstatutory Stock Options.    No taxable income is recognized by an optionee upon the grant or vesting of an NSO. The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionee.

Restricted Stock.    A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the cash, if any, paid for the shares. Alternatively a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

Restricted Stock Unit Awards.    In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.

Stock Appreciation Rights.    In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (i) the end of the post-combination company’s fiscal year in which vesting occurs or (ii) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

Tax Treatment of the Post-Combination Company.    The post-combination company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the 2020 Plan. However, Section 162(m) of the Code may limit the deductibility of certain awards granted under the 2020 Plan. Although the Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the stockholders’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that the post-combination company considers to be the most effective in attracting, motivating and retaining key employees.

2020 Plan Benefits

No awards will be made under the 2020 Plan until after the Business Combination Date. Because the 2020 Plan is discretionary, benefits to be received by individual participants are not determinable. However, assuming stockholder approval of the 2020 Plan, the post-combination company intends to grant RSU awards to certain non-employee directors and executive officers as set forth below:

Name	Dollar Value ($)(1)	Number of RSUs
Lawrence Lee Senior Vice President, Operations and Support	—	50,000	(2)
Eric Sidle Senior Vice President, Engineering	—	50,000	(2)
All Executive Officers as a Group	—	700,000	(2)
Non-Executive Director Group	—	111,000	(3)
Non-Executive Officer Employee Group (approximately 77 persons)	—	1,509,905	(4)
Total	—	2,420,905

____________

(1)      The actual dollar value of the RSU awards will not be determinable until the grant date.

(2)      The RSU awards to be granted to the executive officers of the post-combination company, including Messrs. Lee and Sidle, will vest in equal quarterly installments over four years of service from the Business Combination Date subject to each executive’s continued employment.

(3)      The RSU awards to be granted to the non-employee directors of the post-combination company will vest in full on the one-year anniversary of the Business Combination Date subject to the director’s continued service through such date.

(4)      Includes RSUs that New ChargePoint intends to grant in satisfaction of employment offer letters with recently hired ChargePoint employees. These RSU awards will vest over four years of service with ChargePoint and New ChargePoint.

Securities Authorized for Issuance under Equity Compensation Plans

As of July 31, 2020, an aggregate of 8,919,355 shares were to be issued upon the exercise of outstanding options under the 2007 Plan and an aggregate of 30,679,157 shares were to be issued upon the exercise of outstanding options under the 2017 Plan that will be assumed by the post-combination company. Following the Closing, no further grants or awards will be made under either the 2007 Plan or the 2017 Plan. The weighted-average exercise price of outstanding options under the 2007 Plan was $0.4714 and the 2017 Plan was $0.7275 as of July 31, 2020. As of         , 2020, the market value of a share of New ChargePoint Class A Common Stock is $        .

Registration with the SEC

If the 2020 Plan is approved by Switchback’s stockholders, Switchback intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2020 Plan as soon as reasonably practicable after Switchback becomes eligible to use such form.

Vote Required for Approval

The 2020 Plan Proposal is conditioned on the approval of the Business Combination Proposal and the NYSE Proposal at the special meeting. If the Business Combination Proposal or the NYSE Proposal are not approved, this Proposal No. 8 will have no effect, even if approved by the Switchback stockholders.

The approval of the 2020 Plan Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the 2020 Plan Proposal.

Recommendation of Switchback’s Board of Directors

SWITCHBACK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2020 PLAN PROPOSAL.

PROPOSAL NO. 9 — THE ESPP PROPOSAL

Overview

Prior to the consummation of the Business Combination, Switchback’s board of directors is expected to approve and adopt, subject to Switchback stockholder approval, the ESPP. If the ESPP is approved by stockholders, the post-combination company will be authorized to provide eligible employees with an opportunity to purchase shares of New ChargePoint Class A Common Stock at a discount to the market price and to pay for such purchases through payroll deductions in accordance with the ESPP’s terms. A copy of the ESPP is attached to this proxy statement/prospectus/consent solicitation statement as Annex D. Switchback’s board of directors is still in the process of developing, approving and implementing the ESPP and, accordingly, there can be no assurance that the ESPP will be implemented or will contain the terms described below. Switchback’s stockholders are being asked to approve the ESPP as presented.

Purpose of the ESPP

The purpose of the ESPP is to provide employees of the post-combination company and its designated subsidiaries and affiliates (whether now existing or subsequently established) with the ability to acquire shares of New ChargePoint Class A Common Stock at a discount to the market price and to pay for such purchases through payroll deductions or other approved contributions. Switchback believes that the ESPP will be important in helping to attract and retain employees.

Reasons for the Approval of the Employee Stock Purchase Plan Proposal

The ESPP, and the right of participants to make purchases thereunder, is intended to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Code. Stockholder approval of the ESPP is necessary in order to satisfy the requirements under Code Section 423.

Consequences if the Employee Stock Purchase Plan Proposal is Not Approved

If the Employee Stock Purchase Proposal is not approved by Switchback’s stockholders, the ESPP will not become effective and Switchback will not be able to provide employees with an opportunity to purchase New ChargePoint Class A Common Stock at a discount. Switchback believes its ability to recruit, retain and incentivize top talent may be adversely affected if the ESPP is not approved.

Summary of the ESPP’s Material Terms and Features

The following summary of the principal provisions of the ESPP is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP is attached as Annex D to this proxy statement/prospectus/consent solicitation statement. To the extent there is a conflict between this summary and the ESPP, the terms of the ESPP will govern. As described above, Switchback’s board of directors is in the process of developing, approving and implementing the ESPP and, accordingly, there can be no assurance that the ESPP will be implemented or will contain the terms described below. Switchback’s stockholders are being asked to approve the ESPP as presented.

General.    The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423; however, the ESPP also allows the post-combination company to conduct offerings for non-U.S. employees that do not qualify under Code Section 423 as described in “International Participation” below. During regularly scheduled “offering periods” under the ESPP, participants will be able to request payroll deductions which will be applied periodically to purchase a number of shares of New ChargePoint Class A Common Stock at a discount to the market price and in an amount determined in accordance with the ESPP’s terms.

Administration.    The ESPP will be administered by the New ChargePoint Board or by one or more committees to which the board of directors delegates such administration (as applicable, the “Administrator”). Subject to the terms of the ESPP, the Administrator will have the complete discretion to establish the terms and conditions of offering periods under the ESPP, to interpret the ESPP and to make all decisions related to the operation of the ESPP.

Shares Available for Issuance.    Up to a maximum of 5,400,000 shares of New ChargePoint Class A Common Stock may be issued under the ESPP, plus an annual increase in shares described below.

On the first day of each fiscal year during the term of the ESPP, beginning on February 1, 2021 and ending on (and including) February 1, 2040, the number of shares of New ChargePoint Class A Common Stock that may be issued under the ESPP will increase by a number of shares equal to the least of (a) 1% of the outstanding shares on the last day of the immediately preceding fiscal year, (b) 5,400,000 shares or (c) such lesser number of shares (including zero) that the Administrator determines for purposes of the annual increase for that fiscal year.

Shares issued under the ESPP may be authorized but unissued shares or treasury shares. As of the date hereof, no rights to purchase shares have been granted under the ESPP.

Eligibility and Participation.    All employees (including officers and employee directors) who are employed by the post-combination company or a designated subsidiary or, solely in the case of an offering period that is not intended to qualify under Code Section 423, a designated affiliate (whether currently existing or subsequently established) are eligible to participate in the ESPP, resulting in approximately eligible participants. The Administrator may exclude certain categories of employees from participating in any offering period to the extent permitted by Code Section 423, including part-time employees, seasonal employees, employees who have not completed a minimum period of service with the company and/or highly compensated employees. No employee will be allowed to participate in the ESPP if his or her participation in the ESPP is prohibited by local law or if complying with local law would cause the ESPP or an offering period that is intended to qualify under Code Section 423 to violate the requirements of Code Section 423. In the case of an offering period that is not intended to qualify under Code Section 423, the Administrator may exclude any individual(s) from participation if the Administrator determines that the participation of such individual(s) is not advisable or practicable. Also, in accordance with Code Section 423, no employee may be granted an option under the ESPP if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing more than 5% of the total combined voting power or value of all classes of the stock of the post-combination company or any parent or subsidiary.

The ESPP will permit an eligible employee to purchase New ChargePoint Class A Common Stock through payroll deductions, which may not exceed 15% of the employee’s eligible compensation (or such lower limit as may be determined by the Administrator for an offering period). Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering period. Participation in the ESPP will end automatically upon termination of employment. In the event of withdrawal or termination of participation in the ESPP, a participant’s accumulated payroll contributions will be refunded without interest.

Certain limitations on the number of shares that a participant may purchase apply. For example, the option granted to an employee may not permit him or her to purchase stock under the ESPP at a rate which exceeds $25,000 in fair market value of such stock (determined as of the start of the applicable offering period) for each calendar year in which the option is outstanding. The Administrator may also establish one or more limits on the number of shares that may be purchased during any offering period and/or purchase period. Unless the Administrator provides otherwise with respect to an offering period, no participant may purchase more than 10,000 shares during any purchase period within an offering period.

International Participation.    To provide the post-combination company with greater flexibility in structuring its equity compensation programs for non-U.S. employees, the ESPP also permits the post-combination company to grant employees of the post-combination company’s non-U.S. subsidiaries and affiliates rights to purchase shares of New ChargePoint Class A Common Stock pursuant to other offering periods and/or sub-plans adopted by the Administrator in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S.

Offering Periods and Purchase Price.    The ESPP will be implemented through a series of offerings periods of up to 27 months, which may consist of one or more purchase periods. During each purchase period, payroll contributions will accumulate without interest. On the last trading day of the purchase period, accumulated payroll deductions will be used to purchase New ChargePoint Class A Common Stock.

The purchase price for each offering period will be established by the Administrator and may not be less than 85% of the fair market value per share of New ChargePoint Class A Common Stock on either the first trading day in an offering period or on the purchase date, whichever is less.

Changes in Capital Structure.    In the event that there is a specified type of change in the post-combination company’s capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP and the maximum size of the annual increase in shares, (2) the individual participant share limitations described in the ESPP and (3) the purchase price per share and the number and class of stock covered by each outstanding option which has not yet been exercised.

Corporate Reorganization.    In the event of certain corporate reorganizations, any offering period then in progress will terminate unless the ESPP is continued, assumed or substituted by the surviving corporation or its parent. In the event an offering period is terminated, a new purchase date will be set for such offering period prior the effective time of the reorganization and each outstanding purchase right will be exercised on such date.

Amendment and Termination.    The Administrator will have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation. If not sooner terminated, the ESPP will terminate in 2040 on the twentieth anniversary of the date Switchback’s board of directors adopted the ESPP.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following is a brief summary of the general U.S. federal income tax consequences of participation in the ESPP as of the date of this proxy statement/prospectus/consent solicitation statement. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of awards under the ESPP.

As described above, the ESPP has a domestic component intended to qualify under Code Section 423 and an international component not intended to so qualify. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the domestic component or the international component. Further, changes to tax laws following the date of this proxy statement/prospectus/consent solicitation statement could alter the tax consequences described below.

U.S. Component

Payroll deductions under the ESPP are made on an after-tax basis (i.e., contributions to the ESPP do not reduce a participant’s taxable income).

The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Code Section 423. As a result, participants in the ESPP will generally not recognize taxable income until they sell or otherwise dispose of the shares purchased under the ESPP. The amount of taxable income a participant will recognize in connection with the sale or other disposition of shares purchased under the ESPP will depend on how long the shares were held. If the shares were held at least two years from the start of the offering period in which the shares were purchased and one year from the date the shares were purchased, then the amount of ordinary income recognized will be equal to the lesser of (1) the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares or (2) the excess of the fair market value of the shares at the start of the offering period in which the shares were acquired over the purchase price, and any additional gain will be long-term capital gain. If a sale or other disposition occurs before satisfying one or both holding periods, then the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares. Any additional gain or loss recognized upon disposition of the shares will be a capital gain or loss, which will be long-term if the shares were held at least one year. Under current law, no withholding applies to transactions under the ESPP.

International Component

Rights granted under the international component are not intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Code Section 423. With respect to any participant who is subject to U.S. federal income tax with respect to participation under this component, he or she will have compensation income equal to the value of the New ChargePoint Class A Common Stock on the day he or she purchases the New ChargePoint Class A Common Stock, less the purchase price, and will be subject to withholding for income, Medicare and social security taxes, as applicable, on such amount. When a participant sells the New ChargePoint Class A Common Stock purchased under the ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the New ChargePoint Class A Common Stock on the day he or she purchased the stock. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

Tax Consequences to Switchback

There are no federal income tax consequences to Switchback by reason of the grant or exercise of rights under the ESPP. Switchback is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant in connection with a sale or disposition of shares prior to satisfaction of holding periods described above.

New Plan Benefits

Benefits to be received under the ESPP are not determinable since they depend on terms to be established by the post-combination company and discretionary participant elections whether and to what extent to participate in the ESPP.

Registration with the SEC

If the ESPP is approved by Switchback’s stockholders and becomes effective, Switchback intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after Switchback becomes eligible to use such form.

Vote Required for Approval

The ESPP Proposal is conditioned on the approval of the Business Combination Proposal and the NYSE Proposal at the special meeting. If the Business Combination Proposal or the NYSE Proposal are not approved, this Proposal No. 9 will have no effect, even if approved by Switchback stockholders.

The approval of the ESPP Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the ESPP Proposal.

Recommendation of Switchback’s Board of Directors

SWITCHBACK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 10 — THE DIRECTOR ELECTION PROPOSAL

Overview

The Switchback Board currently consists of eight members. Pursuant to our Charter, the members of the Switchback Board are divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Scott McNeill, Scott Gieselman and Joseph Armes, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Sam Stoutner and Zane Arrott, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Jim Mutrie, Chris Carter and Ray Kubis, will expire at the third annual meeting of stockholders.

In addition, the Proposed Second A&R Charter provides that each director shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Pursuant to the Business Combination Agreement and the Proposed Second A&R Charter, effective immediately after the Effective Time, we will expand the size of our board of directors from eight directors to nine directors, and the New ChargePoint Board will consist of Pasquale Romano, Roxanne Bowman, Bruce Chizen, Neil Suslak, Michael Linse, Mark Leschly, G. Richard Wagoner, Jr., Axel Harries and Jeffrey Harris. It is currently contemplated that         ,          and          will be nominated to serve as Class I directors,         ,          and          will be nominated to serve as Class II directors and         ,          and will be nominated to serve as Class III directors.

Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Vote Required for Approval

The Director Election Proposal is conditioned on the approval of the Business Combination Proposal and the NYSE Proposal at the special meeting. If the Business Combination Proposal or the NYSE Proposal are not approved, this Proposal No. 10 will have no effect, even if approved by our stockholders.

The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock present online or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Director Election Proposal.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK STOCKHOLDERS VOTE “FOR ALL NOMINEES” FOR ELECTION TO THE SWITCHBACK BOARD.

PROPOSAL NO. 11 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Switchback Board to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal or the Director Election Proposal. If our stockholders approve the Adjournment Proposal, we may adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Switchback stockholders, the Switchback Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the 2020 Plan Proposal, the ESPP Proposal or the Director Election Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHARGEPOINT

The following discussion and analysis provides information which ChargePoint’s management believes is relevant to an assessment and understanding of ChargePoint’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial and Operating Data of ChargePoint” and the historical consolidated financial statements as of January 31, 2020 and 2019 and for the years ended January 31, 2020, 2019, and 2018 and unaudited interim condensed consolidated financial statements as of July 31, 2020 and the six-month periods ended July 31, 2020 and 2019, and the related notes that are included elsewhere in this proxy statement/prospectus/consent solicitation statement. The discussion and analysis should also be read together with the pro forma financial information as of and for the six months ended June 30, 2020 and for the year ended December 31, 2019. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. ChargePoint’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus/consent solicitation statement.

Overview

ChargePoint designs, develops and markets networked electric vehicle charging system infrastructure and cloud-based services which enable consumers the ability to locate, reserve, authenticate and transact EV charging sessions. As part of ChargePoint’s networked charging systems, subscriptions, and other offerings, it provides an open platform that integrates with system hardware from ChargePoint and multiple other manufacturers, connecting systems over an intelligent network that provides real-time information about charging sessions. This network provides multiple web-based portals for charging system owners, fleet managers, drivers and utilities.

ChargePoint generates revenue primarily through the sale of networked charging systems, Cloud Services and Assure, which are typically paid for upfront. Assure also includes proactive monitoring, fast response times, parts and labor warranty, expert advice and robust reporting. The ChargePoint CPaaS program combines the customer’s use of ChargePoint’s owned and operated systems with Cloud Services, Assure and other benefits available to subscribers into one subscription. ChargePoint targets three key markets: commercial customers, fleet customers and residential customers. Commercial customers have parking places largely within their workplaces. Fleet customers are comprised of municipal buses, delivery vehicles, port/airport/warehouse and other industrial applications, ridesharing services, and, will eventually include, autonomous transportation. Residential customers are generally located in multifamily residences.

Since ChargePoint’s inception in 2007, it has been engaged in developing and marketing its networked charging systems, subscriptions, and other offerings, raising capital, and recruiting personnel. ChargePoint has incurred net operating losses and negative cash flows from operations in every year since its inception. As of July 31, 2020, ChargePoint had an accumulated deficit of $547.8 million. ChargePoint has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities and customer payments.

Key Factors Affecting Operating Results

ChargePoint believes its performance and future success depend on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus/consent solicitation statement titled “Risk Factors.”

Growth in EV Adoption

ChargePoint’s revenue growth is directly tied to the continued acceptance of passenger and commercial EVs sold, which it believes drives the demand for charging infrastructure. The market for EVs is still rapidly evolving and although demand for EVs has grown in recent years, there is no guarantee of such future demand. Factors impacting the adoption of EVs include but are not limited to: perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; volatility in the cost of oil and gasoline; availability of services for EVs; consumers’ perception about the convenience and cost of charging EVs; and increases in fuel efficiency. In addition, macroeconomic factors could impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles when the automotive industry globally has been experiencing a recent decline in sales. If the market for EVs does not develop as expected or if there is any slow-down or delay in overall EV adoption rates, this would impact ChargePoint’s ability to increase its revenue or grow its business.

Competition

ChargePoint is currently a market leader in North America in the commercial Level 2, AC chargers. ChargePoint also offers Level 1 power chargers for use at home or multifamily settings, and high-power Level 3 DC faster chargers for urban fast charging, corridor or long-trip charging and fleet applications. ChargePoint intends to expand its market share over time in its product categories, leveraging the network effect of its products and Cloud Services software. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, ChargePoint’s competition includes other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy gasoline powered vehicles. If ChargePoint’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Europe Expansion

ChargePoint operates in North America and selected countries in Europe. Europe is expected to be a significant contributor to ChargePoint’s revenue in future years. ChargePoint plans to use a portion of the proceeds from this Business Combination to increase its sales and marketing activities, as well as to potentially pursue strategic acquisitions in Europe. ChargePoint is also positioned to grow its European business through existing partnerships with car leasing companies. However, ChargePoint primarily competes with smaller providers of EV charging station networks for installations, particularly in Europe. Many of these competitors have limited funding, which could cause poor experiences and have a negative impact on overall EV adoption in Europe. ChargePoint’s growth in Europe requires differentiating itself as compared to the several existing competitors. If ChargePoint is unable to penetrate the market in Europe, its future revenue growth and profits may be impacted.

Fleet Expansion

ChargePoint’s future growth is highly dependent upon the fleet applications associated with its technology. Because fleet operators often make large purchases of EVs, this cyclicality and volatility may be more pronounced, and any significant decline from these customers reduces ChargePoint’s potential for future growth.

Impact of New Product Releases

As ChargePoint introduces new products, its gross margins may be temporarily impacted by launch costs, until its supply chain achieves targeted cost reductions, such as the market introduction of its DC Fast Charger in fiscal year 2020. In addition, ChargePoint may accelerate its operating expenditures where it sees growth opportunities which may impact gross margin until upfront costs and inefficiencies are absorbed and normalized operations are achieved. ChargePoint also continuously evaluates and may adjust its operating expenditures based on its launch plans for its new products, as well as other factors including the pace and prioritization of current projects under development and the addition of new projects. As ChargePoint attains higher revenue, it expects operating expenses as a percentage of total revenue to continue to decrease in the future as it focuses on increasing operational efficiency and process automation.

Government Mandates, Incentives and Programs

The U.S. federal government, certain foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives. These governmental rebates, tax credits and other financial incentives significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on specified dates, end when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, the credits under Section 30C of the Code which benefit investments in EV charging stations are set to expire on December 31, 2020 and thus would not be available to support EV charging infrastructure investments unless extended. There can be no assurance that the credits under Section 30C of the Code will be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits or other financial incentives could reduce the demand for EVs and for charging infrastructure, including infrastructure offered by ChargePoint.

ChargePoint also derives other revenue from fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states. ChargePoint claims these regulatory credits only if they are not claimed by purchasers of its EV charging stations; only a small percentage of its customers currently elect to claim such credits. If a material percentage of its customers were to claim these regulatory credits, ChargePoint’s revenue from this source could decline significantly, which could have an adverse effect on its revenues and overall gross margin. Recently, ChargePoint has derived a slight majority of its other revenue from these regulatory credits, and ChargePoint expects revenue from this source as a percentage of other and total revenue will decline over time. Further, the availability of such credits depends on continued governmental support for these programs. If these programs are modified, reduced or eliminated, ChargePoint’s ability to generate this revenue in the future would be adversely impacted.

Impact of COVID-19

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a decrease in EV sales in markets around the world.

As a result of the COVID-19 pandemic, ChargePoint modified its business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), implemented additional safety protocols for essential workers, implemented cost cutting measures in order to reduce its operating costs, and it may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners.

While the ultimate duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic are likely to affect the rate of global infrastructure spending and could adversely affect demand for ChargePoint’s platforms, lengthen its sales cycles, reduce the value, renewal rate or duration of subscriptions, negatively impact collections of accounts receivable, reduce expected spending from new customers, cause some of its paying customers to go out of business and limit the ability of its direct sales force to travel to customers and potential customers, all of which could adversely affect its business, results of operations, and financial condition during the fiscal year ended January 31, 2021 and potentially future periods.

Components of Results of Operations

Revenue

Networked Charging Systems

Networked charging systems revenue includes revenue related to the deliveries of EV charging system infrastructure, which include lower priced Level 1 home chargers typically sold to drivers, Level 2 AC chargers for commercial use and Level 3 DC fast charging systems for urban/corridor charging and for fleet operators. A majority of ChargePoint’s networked charging systems revenue is derived from the sale of Level 2 AC chargers. ChargePoint recognizes revenue from sales of networked charging systems upon shipment to the customer, which is when the performance obligation has been satisfied.

Subscriptions

Subscriptions revenue consists of services related to Cloud, as well as extended maintenance service plans under Assure. Subscriptions revenue also consists of CPaaS revenue which combines the customer’s use of ChargePoint’s owned and operated systems with Cloud and Assure programs into a single subscription. CPaaS subscriptions contain a lease for the customer’s use of ChargePoint’s owned and operated systems unless the location allows it to receive incremental economic benefit from regulatory credits earned on that EV charging system. Lessor revenue relates to operating leases and historically has not been material. Subscriptions revenue is recognized over time on a straight-line basis as ChargePoint has a stand-ready obligation to deliver such services to the customer.

Other

Other revenue consists of fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states, charging related fees received from drivers using charging sites owned and operated by ChargePoint, net transaction fees earned for processing payments collected on driver charging sessions at charging sites owned by its customers, and other professional services. Revenue from regulatory credits is recognized at the point in time the regulatory credits are transferred. Revenue from fees for owned and operated sites is recognized over time on a straight-line basis over the performance period of the service contract as ChargePoint has a stand-ready obligation to deliver such services. Revenue from driver charging sessions and charging transaction fees is recognized at the point in time the charging session or transaction is completed. Revenue from professional services is recognized as the services are rendered.

For the remainder of fiscal year 2021, ChargePoint expects revenue to continue declining year-over-year given the challenges associated with the COVID-19 pandemic. While ChargePoint cannot predict the ultimate extent or duration of the impact of the COVID-19 pandemic on its financial condition and operating results, in fiscal year 2022 and beyond, it expects revenue to return to and exceed levels pre-existing the COVID-19 pandemic as it increases its sales to new and existing customers, expands in Europe, and broadens its product offerings, particularly for its fleet customers.

Cost of Revenue

Networked Charging Systems

ChargePoint uses contract manufacturers to manufacture the majority of its networked charging systems. ChargePoint conducts the remainder of its manufacturing in-house. ChargePoint’s cost of revenue for the sale of networked charging systems includes the contract manufacturer costs of finished goods. For ChargePoint’s limited in-house production, cost of revenue for the sale of networked charging systems also includes parts, labor, manufacturing costs, and allocated facilities and information technology expenses. Cost of revenue for the sale of networked charging systems also consists of salaries and related personnel expenses, including stock-based compensation, warranty provisions, depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software, and allocated facilities and information technology expenses. As revenue is recognized, ChargePoint accounts for estimated warranty cost as a charge to cost of revenue. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Costs incurred for shipping and handling are recorded in cost of revenue.

Subscriptions

Cost of subscriptions revenue includes network and wireless connectivity costs for subscription services, field maintenance costs for Assure to support ChargePoint’s network of systems, depreciation of owned and operated systems used in CPaaS arrangements, amortization of capitalized internal-use software development costs, allocated facilities and information technology expenses, salaries and related personnel expenses, including stock-based compensation and third-party support costs to manage the systems and helpdesk services for drivers and site hosts.

Other

Cost of other revenue includes salaries and related personnel expenses, including stock-based compensation, and other costs for ChargePoint’s owned and operated charging sites, as well as costs of environmental and professional services.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue and gross margin is gross profit as a percentage of revenue. ChargePoint offers a range of networked charging systems products which vary widely in selling price and associated margin. Accordingly, ChargePoint’s gross profit and gross margin have varied and are expected to continue to vary from period to period due to revenue levels; geographic, vertical and product mix; new product introductions, and its efforts to optimize its operations and supply chain.

In the long term, ChargePoint expects its gross profit to increase on an absolute basis and gross margin to increase over time as it expands its revenue and continues to optimize its operations and supply chain. However, in the short term, as ChargePoint launches new networked charging systems products, grows its presence in Europe where it has not yet achieved economies of scale, and expands its solutions for its fleet customers, it expects gross margin to experience variability from period to period.

Research and Development Expenses

Research and development (“R&D”) expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for ChargePoint’s services, as well as quality assurance, testing, product management, amortization of capitalized internal-use software, and allocated facilities and information technology expenses. Research and development costs are expensed as incurred.

ChargePoint expects its R&D expenses to increase on an absolute basis and they may increase as a percentage of total revenue for the foreseeable future as it continues to invest in research and development activities to achieve its technology and product roadmap.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, sales commissions, professional services fees, travel, marketing and promotional expenses amortization of capitalized internal-use software and allocated facilities and information technology expenses.

ChargePoint expects its sales and marketing expenses to increase on an absolute basis and they may increase as a percentage of total revenue during the fiscal year 2021 with revenue being lower than in the previous year while it continues to add sales and marketing personnel, expand its sales channels and expand in Europe.

General and Administrative Expenses

General and administrative (“G&A”) expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, related to finance, legal and human resource functions, contractor and professional services fees, audit and compliance expenses, insurance costs, bad debt expenses, amortization of capitalized internal-use software and general corporate expenses, including allocated facilities and information technology expenses.

ChargePoint expects its G&A expenses to increase in absolute dollars as it continues to grow its business but to decrease over time as a percentage of revenue. ChargePoint also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.

Interest Income

Interest income consists primarily of interest earned on ChargePoint’s cash, cash equivalents, and short-term investments.

Interest Expense

Interest expense consists primarily of the interest on ChargePoint’s term loan.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liability

ChargePoint’s redeemable convertible preferred stock warrant liability is subject to remeasurement to fair value at each balance sheet date. Changes in fair value of ChargePoint’s redeemable convertible preferred stock warrant liability are recognized in the consolidated statements of operations. ChargePoint will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of ChargePoint’s redeemable convertible preferred stock into ChargePoint Common Stock, or until the ChargePoint’s redeemable convertible preferred stock is otherwise no longer redeemable.

Other Income (Expense), Net

Other income (expense), net consists primarily of foreign currency transaction gains and losses.

Provision for Income Taxes

ChargePoint’s provision for income taxes consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in tax law. Due to the level of historical losses, ChargePoint maintains a valuation allowance against U.S. federal and state deferred tax assets as it has concluded it is more likely than not that these deferred tax assets will not be realized.

Results of Operations

Comparison of the Six Months Ended July 31, 2020 to the Six Months Ended July 31, 2019

The following table summarizes ChargePoint’s historical results of operations for the periods indicated:

	Six Months Ended July 31,		Period-over-Period Change Six Months Ended July 31, 2020 to 2019

	2020	2019
	(in thousands, except percentages)		Change ($)	Change (%)
Revenue
Networked charging systems	$41,025	$42,984	$(1,959)	(5)%
Subscriptions	18,815	13,533	5,282	39%
Other	7,893	5,618	2,275	40%
Total revenue	67,733	62,135	5,598	9%
Cost of revenue
Networked charging systems	39,024	43,726	(4,702)	(11)%
Subscriptions	9,225	7,527	1,698	23%
Other	2,692	1,377	1,315	95%
Total cost of revenue	50,941	52,630	(1,689)	(3)%
Gross profit	16,792	9,505	7,287	77%
Gross margin	25%	15%
Operating expenses
Research and development	35,152	32,113	3,039	9%
Sales and marketing	25,167	27,618	(2,451)	(9)%
General and administrative	9,555	12,396	(2,841)	(23)%
Total operating expenses	69,874	72,127	(2,253)	(3)%
Loss from operations	(53,082)	(62,622)	9,540	(15)%
Interest income	280	2,073	(1,793)	*
Interest expense	(1,628)	(1,795)	167	(9)%
Change in fair value of redeemable convertible preferred stock warrant liability	(10,981)	(438)	(10,543)	*
Other income (expense), net	131	(327)	458	*
Net loss before income taxes	(65,280)	(63,109)	(2,171)	3%
Provision for income taxes	105	75	30	40%
Net loss	$(65,385)	$(63,184)	(2,201)	3%
Accretion of beneficial conversion feature of redeemable convertible stock preferred stock	(58,625)	—	(58,625)	*
Net loss attributable to common stockholders	$(124,010)	$(63,184)	(60,826)	96%

____________

*        Not Meaningful

Revenue

Revenue increased by $5.6 million or 9% from $62.1 million during the six months ended July 31, 2019 to $67.7 million during the six months ended July 31, 2020, primarily attributable to a $5.3 million increase in subscriptions revenue due to growth of charging systems connected to ChargePoint’s network. Other revenue increased by $2.3 million due to increased regulatory credits transferred. This increase was offset by a $2.0 million decrease in volume of Level 2 AC and Level 3 DC chargers sold primarily due to the effects of the COVID-19 pandemic on ChargePoint’s business. Pricing remained consistent between the six months ended July 31, 2020 and 2019.

Cost of Revenue

Cost of revenue decreased by $1.7 million or 3% from $52.6 million during the six months ended July 31, 2019 to $50.9 million during the six months ended July 31, 2020, primarily due to a decrease of $4.7 million in networked charging systems cost of revenue resulting from a decline in the number of systems delivered and partially due to cost optimization initiatives related to the Level 3 DC Fast Charger, largely offset by a $1.7 million increase in subscriptions cost of revenue as ChargePoint expanded its network and support capabilities, and a $1.3 million increase in other cost of revenue primarily related to higher depreciation on owned and operated charging sites.

Gross Profit and Gross Margin

Gross profit increased by $7.3 million or 77% from $9.5 million during the six months ended July 31, 2019 to $16.8 million during the six months ended July 31, 2020. Gross margin increased from 15% during the six months ended July 31, 2019 to 25% during the six months ended July 31, 2020. The increase was primarily due to an increase in subscriptions revenue due to growth of charging systems connected to ChargePoint’s network, which have higher margin compared to other products, a decline in the number of lower margin systems delivered, and from cost optimization initiatives related to the Level 3 DC Fast Charger.

Research and Development Expenses

R&D expenses increased by $3.0 million or 9% from $32.1 million during the six months ended July 31, 2019 to $35.2 million during the six months ended July 31, 2020. The increase was primarily attributable to a $1.4 million increase in salaries and related stock-based compensation from increased headcount, as well as a $2.4 million increase in allocated facilities and information technology expenses.

Sales and Marketing Expenses

Sales and marketing expenses decreased by $2.5 million or 9% from $27.6 million during the six months ended July 31, 2019 to $25.2 million during the six months ended July 31, 2020, primarily attributable to reduced salaries, travel expenses, and marketing spend in response to the COVID-19 pandemic.

General and Administrative Expenses

G&A expenses decreased by $2.8 million or 23% from $12.4 million during the six months ended July 31, 2019 to $9.6 million during the six months ended July 31, 2020. The decrease was attributable to a $3.0 million legal provision incurred in the six months ended July 31, 2019 which did not recur in fiscal year 2020.

Interest Income

Interest income decreased from $2.1 million for the six months ended July 31, 2019 to $0.3 million for the six months ended July 31, 2020. The decrease in interest income was attributable to a decline in market interest rates and balance of short-term investments during the six months ended July 31, 2020.

Interest Expense

Interest expense decreased from $1.8 million for the six months ended July 31, 2019 to $1.6 million for the six months ended July 31, 2020, relating to ChargePoint’s outstanding term loan. The decrease was due to a decline in market interest rates.

Change in Redeemable Convertible Preferred Stock Warrant Liability

Change in fair value of redeemable convertible preferred stock warrant liability increased from $0.4 million during the six months ended July 31, 2019 to $11.0 million during the six months July 31, 2020, primarily due to higher probability of an exit event via a merger with a SPAC.

Other Income (Expense), Net

Other income (expense), net changed from $(0.3) million during the six months ended July 31, 2019 to $0.1 million during the six months ended July 31, 2020. This change was primarily due to the effects of foreign exchange transactions.

Provision for income taxes

The provision for income taxes did not significantly fluctuate during the six months ended July 31, 2020 as compared to the six months ended July 31, 2019.

Accretion of Beneficial Conversion Feature of Redeemable Convertible Preferred Stock

During the six months ended July 31, 2020, ChargePoint recorded a deemed dividend of $58.6 million resulting from the issuance of its Series H-1 redeemable convertible preferred stock, which contained a beneficial conversion feature which was immediately exercisable.

Comparison of the Fiscal Year Ended January 31, 2020 to the Fiscal Year Ended January 31, 2019 and the Fiscal Year Ended January 31, 2019 to the Fiscal Year Ended January 31, 2018

The following table summarizes ChargePoint’s results of operations for the periods indicated:

	Year Ended January 31,			Year-over-Year Change
	2020	2019	2018	2020 to 2019		2019 to 2018
	(in thousands, except percentages)			Change ($)	Change (%)	Change ($)	Change (%)
Revenue
Networked charging systems	$101,012	$61,338	$45,666	$39,674	65%	$15,672	34%
Subscriptions	28,930	22,504	12,818	6,426	29%	9,686	76%
Other	14,573	8,188	3,378	6,385	78%	4,810	142%
Total revenue	144,515	92,030	61,862	52,485	57%	30,168	49%
Cost of revenue
Networked charging systems	105,940	59,928	29,395	46,012	77%	30,533	104%
Subscriptions	16,244	10,441	7,968	5,803	56%	2,473	31%
Other	4,289	2,157	1,534	2,132	99%	623	41%
Total cost of revenue	126,473	72,526	38,897	53,947	74%	33,629	86%
Gross profit	18,042	19,504	22,965	(1,462)	(7)%	(3,461)	(15)%
Gross margin	12%	21%	37%
Operating expenses
Research and development	69,464	50,510	42,746	18,954	38%	7,764	18%
Sales and marketing	56,997	56,411	41,868	586	1%	14,543	35%
General and administrative	23,945	17,870	12,034	6,075	34%	5,836	48%
Total operating expenses	150,406	124,791	96,648	25,615	21%	28,143	29%
Loss from operations	(132,364)	(105,287)	(73,683)	(27,077)	26%	(31,604)	43%
Interest income	3,245	1,402	375	1,843	*	1,027	*
Interest expense	(3,544)	(3,690)	(2,496)	146	(4)%	(1,194)	48%
Change in fair value of redeemable convertible preferred stock warrant liability	(875)	(388)	737	(487)	*	(1,125)	*
Other income (expense), net	(565)	(5)	(349)	(560)	*	344	*
Net loss before income taxes	(134,103)	(107,968)	(75,416)	(26,135)	24%	(32,552)	43%
Provision for income taxes	224	119	62	105	*	57	*
Net loss	$(134,327)	$(108,087)	$(75,478)	$(26,240)	24%	$(32,609)	43%

____________

*        Not Meaningful

Revenue

Revenue increased by $52.5 million or 57% from $92.0 million during the year ended January 31, 2019 to $144.5 million during the year ended January 31, 2020, primarily due to a $39.7 million increase in networked charging systems revenue. This increase was primarily attributable to higher volumes of systems delivered across both ChargePoint’s Level 2 AC and Level 3 DC chargers as well as an increase in its overall average selling prices due to increased volumes of its higher priced DC chargers. ChargePoint’s subscriptions revenue increased by $6.4 million primarily due to growth of charging systems connected to its network while pricing remained consistent. Other revenue increased by $6.4 million primarily due to more regulatory credits transferred.

Revenue increased by $30.2 million or 49% from $61.9 million during the year ended January 31, 2018 to $92.0 million during the year ended January 31, 2019, primarily due to a $15.7 million increase in networked charging systems revenue. This increase was primarily due to higher sales of Level 2 AC and Level 3 DC chargers, partially offset by lower overall average selling prices due to expansion into new markets in Europe. ChargePoint’s subscriptions revenue increased by $9.7 million primarily due to growth of charging systems connected to its network. Other revenue increased by $4.8 million primarily due to more regulatory credits transferred.

Cost of Revenue

Cost of revenue increased by $53.9 million or 74% from $72.5 million during the year ended January 31, 2019 to $126.5 million during the year ended January 31, 2020, primarily due to an increase of $46.0 million in networked charging systems cost of revenue resulting from growth in the number of systems delivered and the launch costs associated with the market introduction of its Level 3 DC fast charging systems, a $5.8 million increase in subscriptions cost of revenue as it expanded its network and support capabilities, and a $2.1 million increase in other cost of revenue primarily due to higher depreciation on owned and operated charging sites.

Cost of revenue increased by $33.6 million or 86% from $38.9 million during the year ended January 31, 2018 to $72.5 million during the year ended January 31, 2019 primarily due to a $30.5 million increase in networked charging systems cost of revenue resulting from growth in the number of systems delivered and the launch costs associated with the market introduction of its Level 3 DC fast charging systems, a $2.5 million increase in subscriptions cost of revenue as it expanded its network and support capabilities, and a $0.6 million increase in other cost of revenue primarily due to higher personnel costs for owned and operated charging sites.

Gross Profit and Gross Margin

Gross profit decreased by $1.5 million, or 7% from $19.5 million during the year ended January 31, 2019 to $18.0 million during the year ended January 31, 2020. Gross margin decreased to 12% during the year ended January 31, 2020 compared to 21% during the year ended January 31, 2019. The decreases were primarily due to the launch costs associated with the continued market introduction of ChargePoint’s new Level 3 DC fast charging systems, which have a lower margin compared to other products.

Gross profit decreased by $3.5 million or 15% from $23.0 million during the year ended January 31, 2018 to $19.5 million during the year ended January 31, 2019. Gross margin decreased from 37% during the year ended January 31, 2018 to 21% during the year ended January 31, 2019. The decreases were primarily due to the launch of the Level 3 DC fast charging systems at the end fiscal year 2019.

Research and Development Expenses

R&D expenses increased by $19.0 million or 38% from $50.5 million during the year ended January 31, 2019 to $69.5 million during the year ended January 31, 2020, primarily due to a $14.4 million increase in personnel costs from increased headcount as ChargePoint expanded its product portfolio and the features of its Cloud Services software and a $4.3 million increase in allocated facilities and information technology expenses.

R&D expenses increased by $7.8 million or 18% from $42.7 million during the year ended January 31, 2018 to $50.5 million during the year ended January 31, 2019, primarily due to an increase of $7.0 million in personnel costs from increased headcount and related costs as ChargePoint expanded its product portfolio and the features of its Cloud Services software.

Sales and Marketing Expenses

Sales and marketing expenses increased by $0.6 million or 1% from $56.4 million during the year ended January 31, 2019 to $57.0 million during the year ended January 31, 2020, primarily due to an increase in personnel costs, including sales commissions, from increased headcount, partially offset by a decrease in marketing and consulting expenses.

Sales and marketing expenses increased by $14.5 million or 35% from $41.9 million during the year ended January 31, 2018 to $56.4 million during the year ended January 31, 2019, primarily due to a $15.9 million increase in personnel costs, including a $2.0 million increase in sales commissions, from increased headcount as ChargePoint expanded its operations to Europe, partially offset by a $2.3 million decrease in consulting expenses.

General and Administrative Expenses

G&A expenses increased by $6.1 million or 34% from $17.9 million during the year ended January 31, 2019 to $23.9 million during the year ended January 31, 2020, primarily due to a $3.9 million increase in personnel costs from increased headcount as ChargePoint expanded its corporate functions, and a $3.0 million increase in reserves for legal matters.

G&A expenses increased by $5.8 million or 48% from $12.0 million during the year ended January 31, 2018 to $17.9 million during the year ended January 31, 2019, primarily due to a $4.6 million increase in personnel costs from increased headcount and a $1.7 million increase in contractor and professional services fees.

Interest Income

Interest income increased by $1.8 million from $1.4 million during the year ended January 31, 2019 to $3.2 million during the year ended January 31, 2020, and increased by $1.0 million from $0.4 million during the year ended January 31, 2018 to $1.4 million during the year ended January 31, 2019. The increase in both periods was primarily due to increased balances and market interest rates on ChargePoint’s interest-bearing investments.

Interest Expense

Interest expense decreased by $0.1 million or 4% during the year ended January 31, 2020 as compared to the year ended January 31, 2019 primarily due to lower interest rates on ChargePoint’s term loan.

Interest expense increased by $1.2 million or 48% during the year ended January 31, 2019 as compared to the year ended January 31, 2018 as ChargePoint expanded its borrowings under a new term loan.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liability

Change in fair value of redeemable convertible preferred stock warrant liability changed from $(0.4) million during the year ended January 31, 2019 to $(0.9) million during the year ended January 31, 2020 due to increased fair value of the redeemable convertible preferred stock warrant liability.

Change in fair value of redeemable convertible preferred stock warrant liability changed from $0.7 million during the year ended January 31, 2018 to $(0.4) million during the year ended January 31, 2019 due to increased fair value of the redeemable convertible preferred stock warrant liability.

Other Income (Expense), Net

Other income (expense), net changed from $(5) thousand during the year ended January 31, 2019 to $(0.6) million during the year ended January 31, 2020, primarily due to the effects of foreign currency transactions.

Other income (expense), net changed from $(0.3) million during the year ended January 31, 2018 to $(5) thousand during the year ended January 31, 2019, primarily due to the effects of foreign currency transactions.

Provision for income taxes

The provision for income taxes did not significantly fluctuate during the year ended January 31, 2020 as compared to the year ended January 31, 2019, or during the year ended January 31, 2019 as compared to the year ended January 31, 2018.

Liquidity and Capital Resources

Sources of Liquidity

ChargePoint has incurred net losses and negative cash flows from operations since its inception which it anticipates will continue for the foreseeable future. To date, ChargePoint has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities, and customer payments. As of July 31, 2020, ChargePoint has raised net proceeds of $646.7 million from the issuances of redeemable convertible preferred stock and its term loan facility entered into in 2018. As of July 31, 2020, ChargePoint had cash, cash equivalents, and restricted cash of $189.5 million. ChargePoint believes that its cash on hand, together with cash generated from sales to customers will satisfy its working capital and capital requirements for at least the next twelve months as of October 19, 2020, the date on which ChargePoint’s consolidated financial statements were available to be issued.

From inception to July 31, 2020, ChargePoint has raised aggregate net cash proceeds of $612.7 million from the sale of shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H and Series H-1 redeemable convertible preferred stock.

Term Loan

ChargePoint had $34.7 million outstanding on its term loan as of July 31, 2020. The loan is secured by substantially all of ChargePoint’s assets and contains customary affirmative and negative covenants and requires it to maintain minimum cash balances and attain certain customer billing targets. As of July 31, 2020, ChargePoint was in compliance with all covenants. The loan is due in June 2023 and interest is calculated at London Interbank Offered Rate (“LIBOR”) plus 6.55%.

Long-Term Liquidity Requirements

Until ChargePoint can generate sufficient revenue to cover operating expenses, working capital and capital expenditures, it expects to primarily fund cash needs through a combination of equity and debt financing. If ChargePoint raises funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common stock. If ChargePoint raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of preferred and common stockholders. The terms of debt securities or borrowings could impose significant restrictions on ChargePoint’s operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

ChargePoint’s principal uses of cash in recent periods have been funding its operations and investing in capital expenditures. ChargePoint’s future capital requirements will depend on many factors, including its revenue growth rate, the timing and the amount of cash received from customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts, expenses associated with its international expansion, the introduction of network enhancements, and the continuing market adoption of its network. In the future, ChargePoint may enter into arrangements to acquire or invest in complementary businesses, products, and technologies. ChargePoint may be required to seek additional equity or debt financing. In the event that ChargePoint requires additional financing, it may not be able to raise such financing on acceptable terms or at all. If ChargePoint is unable to raise additional capital or generate cash flows necessary to expand its operations and invest in continued innovation, it may not be able to compete successfully, which would harm its business, results of operations, and financial condition. If adequate funds are not available, ChargePoint may need to reconsider its expansion plans or limit its research and development activities, which could have a material adverse impact on its business prospects and results of operations.

Cash Flows

For the Six Months Ended July 31, 2020 and 2019

The following table sets forth a summary of ChargePoint’s cash flows for the periods indicated:

	Six Months Ended July 31,
	2020	2019
	(in thousands)
Net cash (used in) provided by:
Operating activities	(50,069)	(56,778)
Investing activities	41,052	(109,472)
Financing activities	125,365	15,841
Effects of exchange rates on cash, cash equivalents, and restricted cash	36	(269)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$116,384	$(150,678)

Net Cash Used in Operating Activities

During the six months ended July 31, 2020, net cash used in operating activities was $50.1 million, consisting primarily of a net loss of $65.4 million and an increase in net operating assets of $5.4 million, offset by non-cash charges of $20.7 million. The increase in net operating assets was due to a $9.3 million decrease in accounts payable, a $7.4 million increase in inventories, a $4.1 million decrease in accrued and other liabilities, a $3.3 million increase in prepaid expenses and other assets, and a $2.0 million decrease in operating lease liabilities, partially offset by a $4.6 million increase in deferred revenue and a $16.2 million decrease in accounts receivable, net due to increased collections. The non-cash charges primarily consisted of $2.1 million of stock-based compensation expense, an $11.0 million change in the fair value of redeemable convertible preferred stock warrant liability, $4.7 million of depreciation and amortization expense and $1.7 million of non-cash operating lease cost.

During the six months ended July 31, 2019, net cash used in operating activities was $56.8 million, consisting primarily of a net loss of $63.2 million and an increase in net operating assets of $0.6 million, offset by non-cash charges of $7.0 million. The increase in net operating assets was primarily attributable to a $6.6 million increase in inventories, a $4.8 million decrease in accrued and other liabilities, a $1.5 million increase in prepaid expenses and other assets, and a $1.3 million decrease in operating lease liabilities, offset by a $6.2 million increase in deferred revenue, a $6.4 million increase in accounts payable and a $1.1 million decrease in accounts receivable, net due to collections. The non-cash charges primarily consisted of $1.4 million of stock-based compensation expense, $2.9 million of depreciation and amortization expense and $1.6 million of non-cash operating lease cost.

Net Cash Provided By (Used In) Investing Activities

During the six months ended July 31, 2020, net cash provided by investing activities was $41.1 million, consisting of maturities of investments of $47.0 million, offset by purchases of property and equipment of $6.0 million.

During the six months ended July 31, 2019, net cash used in investing activities was $109.5 million, consisting of purchases and maturities of investments of $102.4 million and purchases of property and equipment of $7.1 million.

Net Cash Provided by Financing Activities

During the six months ended July 31, 2020, net cash provided by financing activities was $125.4 million, consisting of net proceeds from the issuance of ChargePoint redeemable convertible preferred stock of $92.4 million, proceeds from the issuance of common stock warrants of $31.4 million and proceeds from exercises of vested and unvested stock options of $1.5 million.

During the six months ended July 31, 2019, net cash provided by financing activities was $15.8 million, consisting of net proceeds from the issuance of redeemable convertible preferred stock of $14.8 million, proceeds from the issuance of common stock warrants of $0.2 million and proceeds from exercises of vested and unvested stock options of $0.9 million.

For the Fiscal Years Ended January 31, 2020, 2019, and 2018

The following table sets forth a summary of ChargePoint’s cash flows for the periods indicated:

	Year Ended January 31,
	2020	2019	2018
	(in thousands)
Net cash (used in) provided by:
Operating activities	(87,936)	(100,546)	(71,893)
Investing activities	(61,899)	(16,297)	(6,325)
Financing activities	17,158	233,798	123,362
Effects of exchange rates on cash, cash equivalents, and restricted cash	132	(101)	11
Net increase (decrease) in cash, cash equivalents and restricted cash	$(132,545)	$116,854	$45,155

Net Cash Used in Operating Activities

During the year ended January 31, 2020, net cash used in operating activities was $87.9 million, consisting primarily of a net loss of $134.3 million, offset by a decrease in net operating assets of $29.1 million and non-cash charges of $17.3 million. The decrease in net operating assets was primarily attributable to a $27.6 million increase in deferred revenue from customer prepayments for subscriptions as ChargePoint’s business expanded and a $15.7 million increase in accounts payable, partially offset by a $8.7 million increase in accounts receivable, net, a $3.0 million increase in prepaid expenses and other assets, a $1.5 million increase in inventories and a $1.2 million decrease in operating lease liabilities. The non-cash charges primarily consisted of $7.7 million of depreciation and amortization expense, $3.1 million of non-cash operating lease costs, as well as $2.9 million of stock-based compensation expense.

During the year ended January 31, 2019, net cash used in operating activities was $100.5 million, consisting primarily of a net loss of $108.1 million and an increase in net operating assets of $1.6 million, partially offset by non-cash charges of $9.1 million. In net operating assets, a $2.7 million increase in accounts receivable, net, a $19.5 million increase in inventories, a $1.8 million increase in prepaid expenses and other assets and a $1.1 million decrease in accounts payable were primarily offset by a $10.8 million increase in accrued and other liabilities and a $12.7 million increase in deferred revenue as ChargePoint’s business expanded. The non-cash charges primarily consisted of $4.1 million of depreciation and amortization expense, $1.7 million of stock-based compensation expense and $1.1 million of inventory reserves.

During the year ended January 31, 2018, net cash used in operating activities was $71.9 million, consisting primarily of a net loss of $75.5 million and an increase in net operating assets of $2.5 million, partially offset by non-cash charges of $6.0 million. The increase in net operating assets was primarily attributable to a $14.0 million increase in accounts receivable, net, a $5.6 million increase in inventories, a $2.8 million increase in prepaid expenses and other assets, and a $1.5 million decrease in accounts payable, partially offset by a $12.8 million increase in accrued and other liabilities and an $8.7 million increase in deferred revenue as ChargePoint’s business expanded. The non-cash charges primarily consisted of $3.0 million in inventory reserves, $1.6 million of depreciation and amortization expense as well as $1.0 million of stock-based compensation expense.

Net Cash Used Investing Activities

During the year ended January 31, 2020, net cash used in investing activities was $61.9 million, consisting of purchases and maturities of investments of $47.0 million and purchases of property and equipment of $14.9 million.

During the year ended January 31, 2019, net cash used in investing activities was $16.3 million, consisting of purchases of property and equipment of $14.8 million and cash paid for an acquisition, net of cash acquired of $1.5 million.

During the year ended January 31, 2018, net cash used in investing activities was $6.3 million, consisting entirely of purchases of property and equipment.

Net Cash Provided by Financing Activities

During the year ended January 31, 2020, net cash provided by financing activities was $17.2 million, consisting of net proceeds from the issuance of ChargePoint redeemable convertible preferred stock of $14.8 million, proceeds from the issuance of common stock warrants of $0.2 million and proceeds from exercises of vested and unvested stock options of $2.2 million.

During the year ended January 31, 2019, net cash provided by financing activities was $233.8 million, consisting of net proceeds from the issuance of redeemable convertible preferred stock of $215.2 million, proceeds from the issuance of common stock warrants of $1.5 million, net proceeds from issuance of debt of $34.0 million and proceeds from exercises of vested and unvested stock options of $1.4 million, offset by repayment of debt of $18.2 million.

During the year ended January 31, 2018, net cash provided by financing activities was $123.4 million, consisting of net proceeds from the issuance of redeemable convertible preferred stock of $124.7 million, and proceeds from exercises of vested and unvested stock options of $0.2 million, offset by repayment of debt of $1.6 million.

Off-Balance Sheet Arrangements

ChargePoint is not a party to any off-balance sheet arrangements.

Contractual Obligations and Commitments

The following table summarizes ChargePoint’s contractual obligations and commitments as of January 31, 2020:

	Due by Period
	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Total
	(in thousands)
Operating lease obligations	$4,849	$7,480	$560	$1,341	$14,230
Term Loan	—	29,167	5,833	—	35,000
Purchase commitments	8,888	—	—	—	8,888
	$13,737	$36,647	$6,393	$1,341	$58,118

ChargePoint enters into purchase commitments that include purchase orders and agreements in the normal course of business with contract manufacturers, parts manufacturers, vendors for research and development services and outsourced services. ChargePoint’s contractual obligations have not significantly changed from January 31, 2020.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of ChargePoint’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires ChargePoint to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. ChargePoint’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While ChargePoint’s significant accounting policies are described in more detail in Note 2 to its consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement, it believes the following accounting policies and estimates to be most critical to the preparation of its consolidated financial statements.

Revenue Recognition

On February 1, 2019, ChargePoint adopted ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606), as amended, using the modified retrospective method applied to contracts which were not completed as of that date. During fiscal year 2020, ChargePoint recognizes revenue using the five-step model in determining revenue recognition: (a) identification of the contract, or contracts, with a customer; (b) identification of the performance obligations in the contract; (c) determination of the transaction price; (d) allocation of the transaction price to the performance obligations in the contract; and (e) recognition of revenue when, or as, it satisfies a performance obligation.

ChargePoint enters into contracts with customers that regularly include promises to transfer multiple products and services, such as charging systems, software subscriptions, extended maintenance, and professional services. For arrangements with multiple products and services, ChargePoint evaluates whether the individual products and services qualify as distinct performance obligations. In ChargePoint’s assessment of whether products and services are a distinct performance obligation, it determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires ChargePoint to assess the nature of each of its networked charging systems, subscriptions, and other offerings and how they are provided in the context of the contract, including whether they are significantly integrated which may require judgment based on the facts and circumstances of the contract.

The transaction price for each contract is determined based on the amount ChargePoint expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees ChargePoint charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities, or driver fees, collected on behalf of customers who offer public charging for a fee.

When agreements involve multiple distinct performance obligations, ChargePoint accounts for individual performance obligations separately if they are distinct. ChargePoint applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. ChargePoint determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices and its overall pricing objectives, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, ChargePoint estimates the SSP using the residual approach.

Areas of Judgment and Estimates

Determining whether the networked charging systems, Cloud, Assure, and professional services are considered distinct performance obligations that should be accounted for separately or as a single performance obligation requires significant judgment. In reaching its conclusion, ChargePoint assesses the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated which may require judgment based on the facts and circumstances of the contract.

Determining the relative SSP for contracts that contain multiple performance obligations requires significant judgment. ChargePoint determines SSP using observable pricing when available, which takes into consideration market conditions and customer specific factors. When observable pricing is not available, ChargePoint first allocates to the performance obligations with established SSPs and then applies the residual approach to allocate the remaining transaction price.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand. ChargePoint analyzes current and future product demand relative to the remaining product life to identify potential excess inventories. These forecasts of future demand are based upon historical trends and analysis as adjusted for overall market conditions. Inventory write-downs are measured as the difference between the cost of the inventory and its net realizable value, and charged to inventory reserves, which is a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Stock-based compensation

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. These estimates involve inherent uncertainties, and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded. Stock-based compensation is measured at the grant date, based on the fair value of the award and is recognized as an expense, net of estimated forfeitures, on a straight-line basis over the requisite service period. ChargePoint estimates the forfeiture rate based on the historical experience at the date of grant and revises it, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For performance-based stock options issued, the value of the award is measured at the grant date as the fair value of the award and is expensed over the requisite service period, using the accelerated attribution method, once the performance condition becomes probable of being achieved. These inputs are subjective and generally required significant analysis and judgment to develop.

The determination of the grant date fair value of stock option awards issued is affected by a number of variables, including the fair value of ChargePoint’s underlying common stock, its expected common stock price volatility over the term of the option award, the expected term of the award, risk-free interest rates, and the expected dividend yield of ChargePoint Common Stock.

The following table summarizes the weighted-average assumptions used in estimating the fair value of stock options granted during each of the periods presented:

	Six Months Ended July 31,		Year ended January 31,
	2020	2019	2020	2019	2018
Expected volatility	49.1% – 51.6%	40.8% – 40.9%	40.3% – 40.9%	40.9% – 41.6%	45.0% – 47.2%
Risk-free interest rate	0.3% – 1.6%	2.1% – 2.4%	1.4% – 2.4%	2.7% – 2.9%	2.3% – 2.5%
Dividend rate	0.0%	0.0%	0.0%	0.0%	0.0%
Expected term (in years)	5.6 – 5.8	5.9 – 5.9	5.0 – 5.9	6.1 – 6.4	6.3 – 6.5

Expected Volatility.    The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the ChargePoint’s business corresponding to the expected term of the awards.

ChargePoint also grants stock-based awards to non-employees. Therefore, ChargePoint estimates the fair value of non-employee stock options using a Black-Scholes valuation model with appropriate assumptions.

Dividend Yield.    The expected dividend yield is zero as ChargePoint has never declared or paid cash dividends and have no current plans to do so in the foreseeable future.

Risk Free Interest Rate.    The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected Term.    The expected term represents the period that ChargePoint’s stock-based awards are expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Common Stock Valuation

The fair value of ChargePoint Common Stock has historically been determined by the ChargePoint Board of Directors with the assistance of management.

In the absence of a public trading market for ChargePoint Common Stock, on each grant date, ChargePoint develops an estimate of the fair value of ChargePoint Common Stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of ChargePoint Common Stock, and in part on input from contemporaneous third-party valuations.

ChargePoint’s valuations of ChargePoint Common Stock was determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions used to determine the estimated fair value of ChargePoint Common Stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

•        contemporaneous third-party valuations of its common stock;

•        external market conditions affecting the EV industry and trends within the industry;

•        the rights, preferences, and privileges of ChargePoint redeemable convertible preferred stock relative to those of ChargePoint Common Stock;

•        the prices at which it sold shares of ChargePoint redeemable convertible preferred stock and ChargePoint Common Stock;

•        the prices paid in secondary transactions involving its capital stock and the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange, such as transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to its financial information;

•        its financial condition and operating results, including its levels of available capital resources;

•        the progress of its research and development efforts, its stage of development, and business strategy;

•        the likelihood of achieving a liquidity event, such as an initial public offering or a sale of ChargePoint given prevailing market conditions;

•        the history and nature of its business, industry trends, and competitive environment;

•        the lack of marketability of ChargePoint Common Stock;

•        equity market conditions affecting comparable public companies; and

•        general U.S. and global market conditions.

In determining the fair value of ChargePoint Common Stock, ChargePoint established the enterprise value of its business using the market approach and the income approach. ChargePoint also estimated the enterprise value by reference to the closest round of equity financing preceding the date of the valuation if such financing took place around the valuation date. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by ChargePoint’s management and a terminal value for the residual period beyond the discrete forecast, which are discounted at its estimated weighted-average cost of capital to estimate its enterprise value. Under the market approach, a group of guideline publicly-traded companies with similar financial and operating characteristics to ChargePoint are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to ChargePoint’s historical and forecasted revenue results.

In allocating the equity value of ChargePoint’s business among the various classes of equity securities prior to July 2020, it used the option pricing model (“OPM”) method, which models each class of equity securities as a call option with a unique claim on its assets. The OPM treats ChargePoint Common Stock and redeemable convertible preferred stock as call options on an equity value with exercise prices based on the liquidation preference of its redeemable convertible preferred stock. The common stock is modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after its redeemable convertible preferred stock is liquidated. The exclusive reliance on the OPM until July 2020 was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.

Since July 2020, ChargePoint used a hybrid method utilizing a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values for ChargePoint, assuming various outcomes. The common share value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common shares under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common shares. ChargePoint considered three different scenarios: (i) a transaction with a SPAC, (ii) remaining a private company and (iii) an acquisition by another company. Under the hybrid method, ChargePoint used the OPM, the if-converted method, and the liquidation method to allocate the equity value of its business among the various classes of stock. The if-converted method presumes that all shares of ChargePoint redeemable convertible preferred stock convert into ChargePoint Common Stock based upon their conversion terms and differences in the rights and preferences of the share of ChargePoint redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock.

After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent sales of common stock.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding ChargePoint’s expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact ChargePoint’s valuations as of each valuation date and may have a material impact on the valuation of ChargePoint Common Stock. Following the Business Combination, it will not be necessary to determine the fair value of New ChargePoint Class A Common Stock as the shares will be traded in a public market.

Redeemable Convertible Preferred Stock Warrant Liability

Warrants to purchase shares of Series B, D and E redeemable convertible preferred stock are classified as a liability as the underlying ChargePoint redeemable convertible preferred stock is considered redeemable and may require ChargePoint to transfer assets upon exercise. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of the ChargePoint redeemable convertible preferred stock warrant liability are recognized in ChargePoint’s consolidated statements of operations. ChargePoint will continue to adjust the liability for changes in fair value until the exercise or expiration of the warrants, conversion of ChargePoint redeemable convertible preferred stock into ChargePoint Common Stock, or until the ChargePoint redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the ChargePoint redeemable convertible preferred stock warrant liability will be reclassified to ChargePoint redeemable convertible preferred stock or additional paid-in capital, as applicable.

Income Taxes

ChargePoint utilizes the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities reflect the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. ChargePoint makes estimates, assumptions, and judgments to determine its provision for its income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. ChargePoint assesses the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

ChargePoint recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this proxy statement/prospectus/consent solicitation statement, have not been material, are recognized within provision for income taxes.

Recent Accounting Pronouncements

See Note 2 of ChargePoint’s consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement for more information regarding recently issued accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

ChargePoint is exposed to market risk for changes in interest rates applicable to its short-term investments and term loan. ChargePoint had cash, cash equivalents and restricted cash totaling $189.5 million as of July 31, 2020. Cash equivalents and short-term investments were invested primarily in money market funds and U.S. treasury bills. ChargePoint’s investment policy is focused on the preservation of capital and supporting its liquidity needs. Under the policy, ChargePoint invests in highly rated securities, issued by the U.S. government or liquid money market funds. ChargePoint does not invest in financial instruments for trading or speculative purposes, nor does it use leveraged financial instruments. ChargePoint utilizes external investment managers who adhere to the guidelines of its investment policy. A hypothetical 10% change in interest rates would not have a material impact on the value of ChargePoint’s cash, cash equivalents or short-term investments.

The term loan matures in 2023 with monthly interest calculated at 6.55% plus LIBOR. As of July 31, 2020, the outstanding debt obligation was $34.7 million. ChargePoint carries the term loan at face value less unamortized discount on its consolidated balance sheets, and it believes the fair value of the term loan approximates the recorded amount, as the interest rates on the term loan are variable and the rates are based on market interest rates after consideration of default and credit risk. Any changes in market interest rates will generally not affect the carrying value of the loan, but the amount of interest ChargePoint incurs impacts its earnings in the consolidated statements of operations.

A hypothetical 10% change in interest rates would not have a material impact on the value of ChargePoint’s cash, cash equivalents, short-term investments, debt, net loss or cash flows.

Foreign Currency Risk

ChargePoint has foreign currency risks related to its revenue and operating expenses denominated in currencies other than the U.S. dollar, primarily the Euro, causing both its revenue and its operating results to be impacted by fluctuations in the exchange rates.

Gains or losses from the revaluation of certain cash balances, accounts receivable balances and intercompany balances that are denominated in these currencies impact ChargePoint’s net loss. A hypothetical decrease in all foreign currencies against the U.S. dollar of 10%, would not result in a material foreign currency loss on foreign-denominated balances, as of July 31, 2020. As ChargePoint’s foreign operations expand, its results may be more materially impacted by fluctuations in the exchange rates of the currencies in which it does business.

At this time, ChargePoint does not enter into financial instruments to hedge its foreign currency exchange risk, but it may in the future.

Internal Control Over Financial Reporting

In connection with the preparation and audit of ChargePoint’s consolidated financial statements as of January 31, 2020 and 2019 and for the years ended January 31, 2020, 2019 and 2018, material weaknesses were identified in its internal control over financial reporting. See the subsection titled “Risk Factors — ChargePoint has identified material weaknesses in its internal control over financial reporting.”

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Switchback is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.

New ChargePoint expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date New ChargePoint (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare New ChargePoint’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements of ChargePoint included elsewhere in this proxy statement/prospectus/consent solicitation statement for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended January 31, 2020, 2019 and 2018 and for the six months ended July 31, 2020.

In addition, New ChargePoint intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, New ChargePoint intends to rely on such exemptions, New ChargePoint is not required to, among other things: (a) provide an auditor’s attestation report on New ChargePoint’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

New ChargePoint will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of New ChargePoint’s first fiscal year following the fifth anniversary of Switchback’s IPO, (b) the last date of New ChargePoint’s fiscal year in which New ChargePoint has total annual gross revenue of at least $1.07 billion, (c) the date on which New ChargePoint is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which New ChargePoint has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

INFORMATION ABOUT CHARGEPOINT

ChargePoint is a leading EV charging network provider committed to enabling the electrification of mobility for all people and goods. Years before EVs were widely available, ChargePoint envisioned a new way of fueling, conveniently located where drivers live, work and play. By pioneering networked EV charging, ChargePoint has helped make electrified mobility a reality with consumers and fleets rapidly adopting EVs. With 13 years of focused development, over 4,000 existing commercial customers and over $650 million of private capital raised from a diversified set of high-profile investors from automotive, energy, manufacturing and venture funding, ChargePoint is driving the shift to electric mobility by providing charging solutions in North America and Europe for all segments, including commercial (e.g., retail, workplace, parking, recreation, education and highway fast charge), fleet (e.g., delivery, logistics, motorpool, transit and shared mobility) and residential (e.g. homes, apartments and condos).

Major auto manufacturers have committed to electrification and large battery EVs are winning the day across vehicle categories. ChargePoint’s networked solutions can charge EV passenger cars or fleet vehicles regardless of manufacturer. ChargePoint believes it should benefit from the broader electrification trend without needing to identify which vehicle brands, traditional or more recent “born electric” entrants, will be successful. ChargePoint believes it will continue to grow proportionally to EV market growth due to the fact that for almost a decade, ChargePoint charging port (electrified parking space) growth in North America has correlated closely with new passenger EV sales in North America (as illustrated below). Passenger EV sales are expected to increase from 2.6% of new vehicles sold in 2019 to 29.2% in 2030 in the United States and Europe according to the BNEF Report. Additional factors propelling this shift to electrification include proposed fossil fuel bans or restrictions, transit electrification mandates and utility incentive programs. Accordingly, the BNEF Report projects that the cumulative EV charging infrastructure investment in North America and Europe will be approximately $60 billion by 2030 and increasing to $192 billion by 2040.

The ChargePoint Model for EV Fueling

Because vehicles spend most of their time parked and electricity is pervasively and safely distributed, fueling can shift to a model where vehicles charge while their drivers are doing something else and the locations where the vehicle is parked will offer fueling with charging speeds matched to the natural parking duration of vehicles at the site. With the exception of occasional drives beyond a vehicle’s battery range, EV charging is primarily a top-up model and fueling is transitioning from being a chore commonly performed by having to make a dedicated stop to being conveniently located where drivers live, work and play. For example, EV drivers might top-up with Level 2 AC charging while parked at a shopping center for a few hours, but choose DC Fast Charging for occasional road trips. ChargePoint offers a platform of products, cloud software subscriptions, support, warranty coverage and professional services enabling turn-key development of charging at any location.

ChargePoint’s founders understood that the widespread adoption of electric mobility required a more sustainable, efficient and convenient fueling infrastructure. Fueling with electricity is expected to be less expensive, more sustainable and more convenient than traditional liquid fueling. Further, EV charging does not present all of the same environmental risks of liquid fueling, as it does not involve the storage and potential release of hydrocarbons at the fueling site. ChargePoint believes the development and expanding capacity of renewable energy sources, including wind and solar, can play an increasing and complementary role in electric mobility as the world becomes more electrified and continues to shift to clean energy.

ChargePoint is tackling this growing addressable market one parking lot at a time with a business model it believes is unique in the industry in that it (a) encourages businesses and fleets to directly invest in charging infrastructure, therefore crowdsourcing the buildout of charging infrastructure, (b) delivers consistent revenue aligned closely to EV sales growth and (c) provides a quality experience for businesses and drivers that yields significant network effects. ChargePoint sells charging solutions in the form of networked hardware and recurring software subscriptions and services primarily sold to commercial and fleet customers. With rare exceptions, ChargePoint does not own charging sites or stations, monetize driver access to stations or monetize the sale of energy. Because customers own the charging, ChargePoint can focus its resources on product development, customer acquisition and public policy to drive innovation, competition and customer choice in the market.

For 13 years, ChargePoint has been optimizing its operating model, combining high quality charging hardware and software subscriptions with turn-key support and parts and labor warranty services that are among the most comprehensive on the market. ChargePoint believes this approach is unique in the industry, creates significant network effects and, when combined with ChargePoint’s first mover advantage, provides consistent revenue streams. ChargePoint’s user experience is designed to generate high driver satisfaction and awareness and to keep site hosts engaged and loyal. This creates a virtuous cycle of brand awareness, recurring software revenues and meaningful charging footprint growth with existing customers (with the opportunity for high land and expand rates), all supported by mass market EV adoption.

The Portfolio

ChargePoint primarily generates revenue through the sale of networked charging hardware, combined with its Cloud Services billed as an annual subscription and attached to each charging port. Its extended parts and labor warranty, Assure, is also offered as an annual subscription. ChargePoint offers both an upfront sale of the charging stations with subsequent payment for Cloud Services and Assure or CPaaS in which charging station hardware, Cloud Services and Assure are bundled into an annual subscription payment.

•        Hardware Portfolio Powered by Software.    While software is at the center of a scaled EV fueling network, ChargePoint believes it offers among the industry’s best in hardware for both Level 2 AC and DC Fast Charging. It does not sell these solutions without a Cloud Services subscription. The ChargePoint portfolio includes solutions for many use cases and is designed from the ground up with the software in mind. ChargePoint’s solutions deliver differentiated features and high efficiency in power and footprint, with a modular and scalable architecture that is created for high availability, easy expansion and serviceability. ChargePoint thoroughly tests its products, including compatibility checks for different types of EVs, for a range of functional, climate and environmental conditions and for high, long-term reliability. ChargePoint’s stations are available with customizable video and signage options for customers who want to promote their brand.

•        Advanced Cloud Services to Scale Charging Infrastructure. ChargePoint’s network, sold as a Cloud Services subscription, enables commercial and fleet customers to manage charging in their parking lots and depots. Features are tuned for a variety of settings. Retailers can optimize for foot traffic and loyalty, employers can make fueling an efficient benefit to attract talent and parking operators can vary pricing to reflect market conditions. Cloud Services capabilities include the following:

•        Station and site host management, making charging accessible to the public or select users, simplifying management of multiple charging sites and their parking policies, enabling sub-hosts, delivery of analytics, utilization reporting, remote diagnosis and updates with the latest software features.

•        Host pricing and payment remittance capabilities, enabling site hosts to set pricing, including support for pricing scenarios (by driver group, time of day, idle status, energy dispensed, by session, etc.). Remittance is possible to one or many accounts.

•        Energy management, enabling stations to share circuits, oversubscribe electrical panels to add more ports beyond the peak electrical capacity and support the creation of advanced groups and rules, which enable energy use policies. Energy management can be integrated with support for building load management and integration with utility load management programs.

•        Driver management tools, enabling convenience features including specific user access via the ChargePoint connections system, the creation of driver groups to support a site host policy and the waitlist feature for drivers to reserve a place in line, among other features.

•        Integration with route planning systems for fleets, enabling on-budget deadline scheduling in accordance with energy rate structures and on-site energy storage. On-site and on-route charging are supported and fueling payment is facilitated by integration with leading fuel cards.

ChargePoint believes that as EV penetration rises, so does the importance of Cloud Services to help manage charging complexity. Some examples include:

•        The ability for commercial customers to adjust the rate at which vehicles charge to match the natural parking duration of the site and to avoid peak or demand charges.

•        Charging infrastructure made available to the public during the day can be reserved for private fleets at night. Fleet software integrations also offer load control, charging scheduling and alerts to reduce cost and improve reliability. The software is designed to integrate with fuel management systems, fleet operations software and vehicle telematics to enable seamless integration into fleet processes.

•        Ecosystem integrations enable drivers to access charging functionality via in-vehicle infotainment systems, consumer mobile applications, payment systems, mapping tools, home automation assistants, fleet fuel cards, wearables and residential utility programs.

All ChargePoint commercial ports are integrated into one network available to drivers who can use the ChargePoint mobile application to find charging locations, check availability, start sessions, pay for charging, use their ChargePoint account to roam across networks, access preferential pricing and loyalty offers and track the estimated avoidance of CO2 emissions in comparison to the use of liquid fuel, though this does not account for any emissions associated with the generation of the electricity used to charge the EV at the commercial ports.

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•        Parts and Labor Warranty Subscriptions and Customer Support Foster Loyalty.    ChargePoint offers Assure services which include proactive monitoring, fast response times, parts and labor warranty, expert advice and robust reporting. ChargePoint also provides phone support in multiple languages to both site hosts and drivers. Rising EV adoption creates more awareness and utilization. ChargePoint believes the quality of the ChargePoint experience generates driver satisfaction and therefore encourages customers to purchase additional networked chargers and software, creating a virtuous cycle of growth from customers expanding their charging capacity.

Go to Market Strategy

ChargePoint sells networked charging solutions in North America and Europe and has over 4,000 existing commercial customers including 62% of the 2018 Fortune 50 list of companies. It is focused on three key markets: commercial, fleet and residential.

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•        Commercial:    Commercial businesses already own or lease parking and many wish to electrify some or all of these parking spaces. These include retail centers, offices, medical complexes, schools, airports, convenience stores, recreation centers and fast fueling sites, among others. ChargePoint believes commercial businesses view charging as essential and invest to attract tenants, employees, customers and visitors, generate direct and indirect income, reduce expenses and achieve sustainability goals. ChargePoint believes commercial businesses choose ChargePoint based on solution completeness (they are not responsible for being the integrator or support agent for drivers) and the quality that comes from designing hardware, software and services together. Customers benefit from drivers typically being familiar with ChargePoint including access to a free, top-rated application, around-the-clock support, integration to popular mapping platforms, payment systems and wearables. Awareness, education and demand marketing programs generate sales opportunities. The commercial market is accessed via a direct sales force (inside and field teams) and by channel partners.

•        Fleet:    Fleet customers are organizations that operate vehicle fleets in delivery/logistics, sales/service/motorpool shared transit and ridesharing service operators. ChargePoint believes these customers choose to electrify their fleets for economic reasons, as the comparative total cost of ownership compellingly favors electrification. EV charging solutions can help them design and fuel operations, manage operating costs and achieve sustainability goals. ChargePoint provides a flexible architecture of networked charging stations, software subscriptions, professional services, support, monitoring and parts and labor warranties needed to run electrified depots at scale. The fleet market is accessed via a direct sales force and a curated set of channel partners.

•        Residential:    ChargePoint offers residential EV charging solutions for drivers in single family residences who want the convenience of fueling at home with the ability to optimize energy costs and full integration with the same mobile application they use for charging away from home. Residential charging solutions include the capability to manage grid load in conjunction with utility programs and EV fueling rate programs. Single family residential opportunities are accessed by direct marketing to the consumer using proprietary and third party e-commerce platforms. For apartments and condominium settings,

ChargePoint offers landlords and owner associations the ability to offer charging billed directly to the tenant. ChargePoint also offers customer support around-the-clock and in multiple languages. This residential aspect is accessed via marketing and direct and channel partners.

With its capital light business model, ChargePoint is able to allocate its capital strategically in research and development, marketing and sales and public policy.

•        Research and Development.    With a singular focus on EV charging for 13 years, ChargePoint now offers a complete set of solutions for most EV charging use cases in North America and Europe.

•        Go to Market.    ChargePoint has built a global marketing and sales engine, with an established sales channel, digital marketing capability and substantial direct sales. ChargePoint has focused on category awareness, consistent branding and customer acquisition. ChargePoint also has nationwide and local partners who sell, install and maintain ChargePoint solutions.

•        Public Policy.    ChargePoint has also supported early and sustained investments in policy and utility relationships. ChargePoint advocates for policies that advance electric mobility and ensure a healthy industry with a focus on competition, innovation and customer choice, including:

•        Support for vehicle policy and climate action, such as zero emission vehicle requirements, fossil fuel bans and transit electrification directives;

•        Partnership with North America’s leading utilities to scale the new electric fueling network, including enabling the resale of electricity, securing fast charging-friendly tariffs, protecting site host choice, developing make-ready programs, creating rebate programs and informing utility commission decisions and legislation; and

•        Reduction in barriers to infrastructure deployment including construction costs, permitting, building codes and right to charge policies for renters and tenants.

ChargePoint operates in all segments of EV charging in North America and Europe. However, there are “point solutions” that ChargePoint may compete with at a category level or in a given geography (e.g. Level 2 AC workplace charging in the United States). ChargePoint does not directly compete with charging asset owners or charging networks that monetize the driver. Rather, it makes solutions available to them for purchase as a platform to enable their services.

Growth Strategies

Today, ChargePoint estimates it has an over 70% market share in networked Level 2 AC charging in North America. ChargePoint began European operations in late 2017 and currently operates in 16 European countries. It expects significant market opportunities for fleet solutions as fleet EVs begin to arrive in more meaningful volume in coming years. ChargePoint believes that the breadth and quality of its networked EV charging solutions, market share and driver awareness typically leads to customer loyalty, whereby they typically choose to expand their charging footprint with ChargePoint as EV penetration rises and/or charging utilization at their location increases. Over the years, ChargePoint’s customers typically renew their cloud subscriptions and expand the number of charging ports they purchase from ChargePoint. Additional spread effects result from the breadth of ecosystem integrations ChargePoint has enabled that keep the brand top of mind with drivers, including in-vehicle infotainment systems, consumer mobile applications, payment systems, mapping tools, home automation assistants, fleet fuel cards, wearables and residential utility programs.

ChargePoint’s growth strategies to continue to scale networked EV charging are as follows:

•        Accelerate new product offerings.    ChargePoint intends to maintain its leadership position with continued efficient investment in product development.

•        Invest incrementally in marketing and sales.    In both North America and Europe, ChargePoint intends to continue to attract new customers and pursue a “land-and-expand” model which encourages existing customers to increase their charging footprint over time as EV penetration increases. ChargePoint will also fund more CPaaS opportunities for commercial and fleet customers.

•        Pursue strategic acquisitions.    ChargePoint will continue to explore potential high-quality acquisition opportunities.

Manufacturing

ChargePoint designs its products in-house and outsources production to an assortment of contract manufacturers based in the US, Mexico and Europe. The majority of its hardware products are manufactured in Mexico. Components are sourced from a number of global suppliers, with concentrations in the United States and Asia. ChargePoint deploys a global supply chain management team that works proactively with piece part and final assembly supply partners. That supply management team readies factories for new products, puts in place and monitors quality control points, plans ongoing production, issues purchase orders and coordinates deliveries to distribution hubs that ChargePoint manages in North America and Europe.

Government Regulation and Incentives

State, regional and local regulations for installation of EV charging stations vary from jurisdiction to jurisdiction and may include permitting requirements, inspection requirements, licensing of contractors and certifications as examples. Compliance with such regulation(s) may cause installation delays.

OSHA

ChargePoint is subject to the Occupational Safety and Health Act of 1970, as amended (“OSHA”). OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to ChargePoint’s operations. ChargePoint is in full compliance with OSHA regulations.

NEMA

The National Electrical Manufacturers Association (“NEMA”) is the association of electrical equipment and medical imaging manufacturers. NEMA provides a forum for the development of technical standards that are in the best interests of the industry and users, advocacy of industry policies on legislative and regulatory matters, and collection, analysis, and dissemination of industry data. All of ChargePoint’s products comply with the NEMA standards that are applicable to such products.

CAFE Standards

The regulations mandated by the Corporate Average Fuel Economy (“CAFE”) standards set the average new vehicle fuel economy, as weighted by sales, that a manufacturer’s fleet must achieve. Although ChargePoint is not a car manufacturer and are thus not directly subject to the CAFE standards, ChargePoint believes such standards may have a material effect on its business. The Energy Independence and Security Act of 2007 raised the fuel economy standards of America’s cars, light trucks, and sport utility vehicles to a combined average of at least 35 miles per gallon (“MPG”) by 2020 — a 10 mpg increase over 2007 levels — and required standards to be met at maximum feasible levels through 2030. Building on the success of the first phase of the National Program, the second phase of fuel economy and global warming pollution standards for light duty vehicles covers model years 2017 – 2025. These standards were finalized by the U.S. Environmental Protection Agency (“EPA”) and the National Highway Traffic Safety Administration (“NHTSA”) in August 2012. These standards would have required a reduction in average carbon dioxide emissions of new passenger cars and light trucks to 163 grams per mile (g/mi) in model year 2025. Manufacturers may choose to comply with these standards by manufacturing more EVs which would mean that more charging stations of the type ChargePoint manufactures will be needed.

However, in April 2020, EPA and NHTSA finalized the Safer Affordable Fuel-Efficient Vehicles Rule (the “SAFE Rule”), which reformulated the required reductions, establishing average carbon dioxide emissions of new passenger cars and light trucks of 240 g/mi in model year 2026. Several states and groups have announced intentions to sue the United States government over this reformulation, so the final CAFE standards cannot currently be predicted with any certainty. However, to the extent fuel-efficiency standards are decreased, this may result in less demand for EVs and, in turn, charging stations of the type ChargePoint manufactures.

Waste Handling and Disposal

ChargePoint is subject to laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, CERCLA, also known as the Superfund law, in the United States and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environmental and to seek to recover from the responsible classes of persons the costs they incur. ChargePoint may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

ChargePoint also generate solid wastes, which may include hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain components of ChargePoint’s products are excluded from RCRA’s hazardous waste regulations, provided certain requirements are met. However, if these components do not meet all of the established requirements for the exclusion, or if the requirements for the exclusion change, ChargePoint may be required to treat such products as hazardous waste, which are subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations, or ChargePoint’s ability to qualify the materials it uses for exclusions under such laws and regulations, could adversely affect ChargePoint’s operating expenses.

Similar laws exist in other jurisdictions where ChargePoint operates. Additionally, in the European Union (“EU”), ChargePoint is subject to the Waste Electrical and Electronic Equipment (“WEEE”) Directive. The WEEE Directive provides for the creation of collection scheme where consumers return WEEE to merchants, such as ChargePoint. If ChargePoint fails to properly manage such WEEE, it may be subject to fines, sanctions, or other actions that may adversely affect ChargePoint’s financial operations.

Research and Development

ChargePoint has invested a significant amount of time and expense into research and development of its networked charging platform technologies. ChargePoint’s ability to maintain its leadership position depends in part on its ongoing research and development activities. ChargePoint’s research and development team is responsible for the design, development, manufacturing and testing of its products. ChargePoint focuses its efforts on developing its charging hardware and developing the technology to support ChargePoint’s software subscriptions and support services.

ChargePoint’s hardware research and development is principally conducted at its headquarters in Campbell, California. As of August 31, 2020, ChargePoint had 231 full-time employees in total engaged in its research and development activities.

Intellectual Property

ChargePoint relies on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. ChargePoint’s success depends in part upon its ability to obtain and maintain proprietary protection for ChargePoint’s products, technology and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing ChargePoint’s proprietary rights.

As of September 30, 2020, ChargePoint had 71 United States patents issued, 21 United States pending non-provisional patent applications and 3 United States pending provisional patent applications. Additionally, ChargePoint had 17 issued foreign patents (Canada, Japan, Australia, China, Taiwan and Korea) and 7 foreign patent applications currently pending in various foreign jurisdictions. In addition, as of September 30, 2020, there were 3 pending Patent Cooperation Treaty (PCT) applications. These patents relate to various EV charging station designs and/or EV charging functionality.

ChargePoint intends to continue to regularly assess opportunities for seeking patent protection for those aspects of its technology, designs and methodologies that ChargePoint believes provide a meaningful competitive advantage. However, ChargePoint’s ability to do so may be limited until such time as it is able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in ChargePoint’s intellectual property. For example, maintaining patents in the United States and other countries requires the payment of maintenance fees which, if ChargePoint is unable to pay, may result in loss of its patent rights. If ChargePoint is unable to do so, its ability to protect its intellectual property or prevent others from infringing its proprietary rights may be impaired.

Competition

Europe

ChargePoint primarily competes with smaller providers of EV charging station networks for installations, particularly in Europe. Large early stage markets, such as Europe, require early engagement across verticals and customers to gain market share, requires ongoing efforts to scale channels, installers, teams and processes. Some European customers require solutions not yet available and ChargePoint’s recent entrance into Europe requires establishing itself as compared to existing competitors. In addition, there are multiple competitors in Europe with limited funding, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider.

North America

ChargePoint is currently a market leader in North America in the commercial Level 2 AC chargers. ChargePoint also offers Level 1 power chargers for use at home or multifamily settings and high-power Level 3 DC faster chargers for urban fast charging, corridor or long-trip charging and fleet applications. Furthermore, ChargePoint’s competition includes other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy gasoline powered vehicles.

In addition, there are other means for charging EVs, which could affect the level of demand for onsite charging capabilities at businesses. For example, Tesla Inc. continues to build out its supercharger network across the United States for Tesla Inc. vehicles, which could reduce overall demand for EV charging at other sites. Also, third-party contractors can provide basic electric charging capabilities to potential customers seeking to have on premise EV charging capability as well as for home charging. In addition, many EV manufacturers are offering home charging equipment which could reduce the demand for onsite charging capabilities if EV owners find charging at home to be sufficient.

ChargePoint believes the primary factors on which it competes include:

•        variety and quality of product offerings;

•        product performance;

•        software functionality for its network;

•        ease of use;

•        brand awareness;

•        quality of support;

•        size and scale of network; and

•        scale of operations.

ChargePoint believes it competes favorably with respect to each of these factors.

Facilities

ChargePoint’s headquarters are located in Campbell, California where it currently leases approximately 72,000 square feet of office space under a lease that expires on August 31, 2029. ChargePoint believes this space is sufficient to meet its needs for the foreseeable future and that any additional space ChargePoint may require will be available on commercially reasonable terms. ChargePoint also maintains facilities in Amsterdam, the Netherlands; Gurgaon, India; Scottsdale, Arizona; and Reading, United Kingdom, as well as smaller sales offices in the U.S. and Europe.

Employees

As of August 31, 2020, ChargePoint had 769 employees, 757 of whom were regular full-time and 231 of whom were engaged in research and development activity. None of ChargePoint’s employees are represented by a labor union and ChargePoint believes it maintains good relations with its employees.

Legal Proceedings

ChargePoint is not party to any material legal proceedings. From time to time, ChargePoint may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on ChargePoint because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SWITCHBACK

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Switchback included elsewhere in this proxy statement/prospectus/consent solicitation statement. This discussion includes forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those included in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated in Delaware on May 10, 2019 for the purpose of effecting an Initial Business Combination. On July 30, 2019, we consummated the IPO of 30,000,000 units at $10.00 per unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.0 million, inclusive of $10.43 million in deferred underwriting commissions. Certain of our officers and directors purchased 200,000 (the “Affiliated Units”) of the 30,000,000 units sold in the IPO for an aggregate purchase price of $2.0 million. The underwriters were granted a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 4,500,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. On September 4, 2019, the underwriters partially exercised the over-allotment option and, on September 6, 2019, the underwriters purchased an additional 1,411,763 Over-Allotment Units, generating gross proceeds of approximately $14.1 million. The remaining over-allotment option subsequently expired.

Simultaneously with the closing of the IPO, we consummated the sale of 5,333,333 private placement warrants at a price of $1.50 per private placement warrant in a private placement to our Sponsor (the “Private Placement”), generating gross proceeds of approximately $8.0 million. Simultaneously with the closing of the sale of the Over-allotment Units, our Sponsor purchased an additional 188,235 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of approximately $282,000.

Approximately $314.1 million ($10.00 per unit) of the net proceeds of the IPO (including the Over-allotment Units) and certain of the proceeds of the Private Placement was placed the Trust Account and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by Switchback, until the earlier of: (a) the completion of our Initial Business Combination and (b) the distribution of the Trust Account as described below. If we are unable to complete an Initial Business Combination within 24 months from the closing of the IPO, or July 30, 2021, we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

Our only activities from inception through June 30, 2020 related to our formation and the IPO, and, since the closing of the IPO, the search for a prospective Initial Business Combination. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as costs in the pursuit of our acquisition plans.

For the three months ended June 30, 2020, we had a net loss of approximately $124,000, which consisted of approximately $130,000 of gain on marketable securities, dividends and interest held in Trust Account, offset by approximately $177,000 in general and administrative expenses, $50,000 in franchise tax expense, and approximately $27,000 in income tax expense.

For the period from May 10, 2019 (inception) through June 30, 2019, we had a net loss of approximately $56,000, which consisted solely of approximately $56,000 in general and administrative expenses.

For the six months ended June 30, 2020, we had net income of approximately $342,000, which consisted of approximately $1.1 million of gain on marketable securities, dividends and interest held in Trust Account, offset by approximately $449,000 in general and administrative expenses, $100,000 in franchise tax expense, and approximately $237,000 in income tax expense.

For the period from May 10, 2019 (inception) through December 31, 2019, we had net income of approximately $780,000, which consisted of approximately $2.3 million of gain on marketable securities, dividends and interest held in the Trust Account, offset by approximately $935,000 in general and administrative expenses, approximately $88,000 in franchise tax expense, and approximately $479,000 in income tax expense.

Going Concern Consideration

Our unaudited condensed financial statements have been prepared assuming that Switchback will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2020, we had approximately $42,000 in our operating bank account, approximately $3.4 million of gain on marketable securities, dividends and interest held in Trust Account available to fund a Business Combination (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), and a working capital deficit of approximately $693,000 (including approximately $816,000 in tax obligations, which will be paid using investment income held in Trust Account). In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). As of June 30, 2020, there were no amounts outstanding under any Working Capital Loan.

Our liquidity needs up to June 30, 2020 were satisfied through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of Founder Shares to our Sponsor, approximately $251,000 in loans from our Sponsor (which was fully repaid on August 12, 2019), and the net proceeds from the consummation of the private placement not held in the Trust Account.

Management has determined that Switchback has access to funds from our Sponsor that are sufficient to fund our working capital needs until the consummation of an Initial Business Combination or for a minimum of one year from the date of issuance of the unaudited condensed financial statements. However, in connection with our assessment of going concern considerations in accordance with FASB Accounting Standards Update 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that Switchback’s mandatory liquidation and subsequent dissolution raise substantial doubt about Switchback’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Switchback be required to liquidate and dissolve after July 30, 2021.

Contractual Obligations

Registration Rights

The holders of Founder Shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares will be entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Except for the Affiliated Units, the underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.96 million in the aggregate, paid upon closing of the IPO. An additional fee of approximately $282,000 in the aggregate was due in connection with the closing of the sale of the Over-allotment Units.

In addition, $0.35 per unit (but not including the Affiliated Units), or approximately $10.92 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Administrative Services Agreement

Commencing on the date that our securities were first listed on the NYSE and continuing until the earlier of our consummation of an Initial Business Combination or our liquidation, we have agreed to pay our Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. We recorded an aggregate of $30,000 and $60,000 for the three and six months ended June 30, 2020, respectively, in general and administrative expenses in connection with the related agreement in the accompanying condensed statements of operations. As of June 30, 2020, we recorded an aggregate of approximately $17,000 in related party accrued expenses.

Critical Accounting Policies

Shares of Class A Common Stock Subject to Possible Redemption

Shares of our Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of our Class A Common Stock (including shares of our Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of our Class A Common Stock are classified as stockholders’ equity. Shares of our Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2020 and December 31, 2019, 30,082,207 and 30,047,981 shares of our Class A Common Stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the periods. We have not considered the effect of the warrants sold in the IPO (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 15,992,155 shares of our Class A Common Stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

Our unaudited condensed statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for our Class A Common Stock for the three months ended June 30, 2020 is calculated by dividing (i) the gain on marketable securities, dividends and interest held in Trust Account of approximately $130,000, net of applicable taxes and funds available to be withdrawn from the Trust Account for franchise and income tax obligations of approximately $77,000, resulting in an aggregate of approximately $53,000, by (ii) the weighted average number of shares of our Class A Common Stock outstanding for the period of 31,411,763 shares. Net loss per share, basic and diluted for our Class B Common Stock for the three months ended June 30, 2020 is calculated by dividing (i) the net loss of approximately $124,000, less income attributable to public shares of approximately $53,000, resulting in a net loss of approximately $177,000, by (ii) the weighted average number of shares of our Class B Common Stock outstanding for the period of 7,852,941 shares.

Net loss per share of common stock for the period from May 10, 2019 (inception) through June 30, 2019 is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. At June 30, 2019, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Net income per share, basic and diluted for our Class A Common Stock for the six months ended June 30, 2020 is calculated by dividing (i) the gain on marketable securities, dividends and interest held in Trust Account of approximately $1.1 million, net of applicable taxes and funds available to be withdrawn from the Trust Account for franchise and income tax obligations of approximately $337,000, resulting in an aggregate of approximately $792,000, by (ii) the weighted average number of shares of our Class A Common Stock outstanding for the period of 31,411,763 shares. Net loss per share, basic and diluted for our Class B Common Stock for the six months ended June 30, 2020 is calculated by dividing (i) the net income of approximately $342,000, less income attributable to public shares of approximately $792,000, resulting in a net loss of approximately $449,000, by (ii) the weighted average number of shares of our Class B Common Stock outstanding for the period of 7,852,941 shares.

Off-Balance Sheet Arrangements

As of June 30, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Recent Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” we are not required to, among other things, (a) provide an auditor’s attestation report on our system of internal control over financial reporting, (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (d) disclose comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we otherwise no longer qualify as an “emerging growth company.”

INFORMATION ABOUT SWITCHBACK

Overview

Switchback is a blank check company incorporated on May 10, 2019 as a Delaware corporation and formed for the purpose of effecting an Initial Business Combination. Switchback has neither engaged in any operations nor generated any revenue to date. Based on its business activities, it is a “shell company” as defined in the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

In May 2019, our Sponsor purchased 8,625,000 shares of Class B Common Stock for $25,000, or approximately $0.003 per share. On July 25, 2019, our Sponsor transferred an aggregate of 80,000 Founder Shares to two of our independent directors at their original purchase price. In September 2019, our Sponsor forfeited an aggregate of 772,059 Founder Shares. On July 31, 2020, our Sponsor transferred an aggregate of 40,000 Founder Shares to our third independent director at their original purchase price.

On July 30, 2019, we consummated the IPO of 30,000,000 units. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $300,000,000. Each unit consists of one share of Class A Common Stock and one-third of one warrant. Each public warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. The public warrants will become exercisable 30 days after the completion of our Initial Business Combination and will expire five years after the completion of our Initial Business Combination or earlier upon redemption or liquidation.

On July 30, 2019, simultaneously with the consummation of the IPO, we completed the private sale of 5,333,333 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor, generating gross proceeds to us of approximately $8,000,000. Each private placement warrant entitles the holder to purchase one share of our Class A Common Stock at $11.50 per share, subject to adjustment. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.

In connection with the IPO, the underwriters of the IPO were granted an option to purchase up to an additional 4,500,000 units. On September 4, 2019, the underwriters partially exercised their overallotment option and, on September 6, 2019, the underwriters purchased 1,411,763 Over-allotment Units at an offering price of $10.00 per unit, generating gross proceeds to us of approximately $14.1 million. Simultaneously with the sale of these Over-allotment Units, we completed a private placement with our Sponsor for an additional 188,235 Private Placement Warrants at a purchase price of $1.50 per warrant, generating gross proceeds of approximately $282,000.

Approximately $314.1 million of the net proceeds from the IPO and the private placement with our Sponsor has been deposited in the Trust Account. The net proceeds held in the Trust Account includes $10,920,000 of deferred underwriting discounts and commissions that will be released to the underwriters of the IPO upon completion of our Initial Business Combination. Of the gross proceeds from the IPO and the sale of the private placement warrants that were not deposited in the Trust Account, $6,242,000 was used to pay underwriting discounts and commissions in the IPO, $251,000 was used to repay loans and advances from our Sponsor, and the balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

The Founder Shares that we issued prior to the IPO will automatically convert into shares of our Class A Common Stock at the time of the Business Combination on a one-for-one basis. In connection with the execution of the Business Combination Agreement, the initial stockholders entered into the Founders Stock Letter with Switchback pursuant to which, among other things, the initial stockholders will, (a) subject to the satisfaction of the conditions to Closing set forth in the Business Combination Agreement, immediately prior to the Closing, surrender to Switchback, for no consideration and as a capital contribution to Switchback, 984,706 Founder Shares held by them (on a pro rata basis), whereupon such Founder Shares will be immediately cancelled and (b) upon and subject to the Closing, subject the 900,000 Founder Earn Back Shares (including any Class A Common Stock issued in exchange therefor in the Merger) held by them (on a pro rata basis) to potential forfeiture if the Closing VWAP of one share of Class A Common Stock quoted on the NYSE does not satisfy the price target set forth in the Founders Stock Letter for any ten trading days within any 20 consecutive trading day period within the Earnout Period. The Founders Stock Letter also provides that our Sponsor will bear any Switchback Transaction Costs in excess of the Switchback Transaction Costs Cap, excluding PIPE Financing Transaction Costs.

Initial Business Combination

The NYSE rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of June 30, 2020, the amount in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, is approximately $10.11 per share. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Initial Business Combination to a Stockholder Vote

The special meeting of Switchback stockholders to which this proxy statement/prospectus/consent solicitation statement relates is being held to solicit your approval of, among other things, the Business Combination. Unlike many other blank check companies, Switchback public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the shares of Class A Common Stock included in the units sold in the IPO.

Employees

Switchback currently has three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the stage of the Business Combination process we are in.

Management

Executive Officers and Directors

Our current executive officers and directors are set forth below:

Name	Age	Position
Scott McNeill*	49	Chief Executive Officer, Chief Financial Officer and Director
Jim Mutrie*	48	Chief Commercial Officer, General Counsel, Secretary and Director
Josh Rosinski*	40	Chief Operating Officer
Chris Carter	41	Director
Scott Gieselman	57	Director
Sam Stoutner	33	Director
Joseph Armes	58	Independent Director
Zane Arrott	62	Independent Director
Ray Kubis	66	Independent Director

____________

*        Denotes an executive officer.

Scott McNeill — Chief Executive Officer, Chief Financial Officer and Director. Mr. McNeill has over 20 years of experience in the energy industry. Mr. McNeill served as Chief Financial Officer of RSP Permian, Inc. (“RSP”) from April 2013 through the completion of its acquisition by Concho Resources, Inc. (“Concho”) in July 2018. Mr. McNeill also served as a member of the board of directors of RSP from December 2013 through July 2018. Mr. McNeill joined RSP prior to its initial public offering in January 2014 and helped build the organization during its early growth phase while positioning it for its initial public offering. During Mr. McNeill’s tenure at RSP, RSP’s production grew from approximately 2,500 barrels of oil equivalents (“boe”) per day to approximately 80,000 boe per day, and RSP executed over $13 billion in M&A transactions and approximately $7 billion of financings. Before joining RSP, Mr. McNeill served as a managing director in the energy investment banking group of Raymond James Financial, Inc., advising companies operating in the exploration and production, midstream and energy service and equipment segments of the energy industry. Mr. McNeill holds a B.B.A from Baylor University and an M.B.A from The University of Texas at Austin and is a certified public accountant in the State of Texas. We believe Mr. McNeill’s extensive knowledge of the energy industry, as well as his substantial business, leadership and management experience, including serving as the Chief Financial Officer and a member of the board of directors of a publicly traded company, brings important and valuable skills to our board of directors.

Jim Mutrie — Chief Commercial Officer, General Counsel, Secretary and Director. Mr. Mutrie served as RSP’s Vice President, General Counsel and Corporate Secretary from June 2014 through the completion of the acquisition of RSP by Concho in July 2018. During his tenure, Mr. Mutrie led the negotiation and execution of approximately $13 billion of M&A transactions and over $6 billion of financings, and oversaw Legal, Information Technology, Health and Safety, Human Resources and Government Affairs at RSP. While at RSP, Mr. Mutrie was a board member of the Texas Oil and Gas Association, the largest and oldest group in Texas representing petroleum interests. Prior to RSP, Mr. Mutrie served as General Counsel and Compliance Officer at United Surgical Partners International (NASDAQ: USPI). From October 2003 to January 2007, Mr. Mutrie practiced corporate law at Vinson & Elkins L.L.P., representing public and private companies in M&A transactions and capital market offerings, predominantly in the oil and gas industry. Mr. Mutrie holds a B.A. from Cornell University, a J.D. from Northwestern University School of Law, a Certificate in Financial Management from Cornell University and a Certificate in Financial Skills for The Energy Industry from SMU Cox School of Business, Executive Education. We believe Mr. Mutrie’s extensive experience in managing public company M&A and financing transactions, as well as his extensive knowledge of the energy industry, brings important and valuable skills to our board of directors.

Josh Rosinski — Chief Operating Officer. Mr. Rosinski has been our Chief Operating Officer since May 2019. Mr. Rosinski joined RSP in September 2014 and served as RSP’s Vice President of Reservoir Engineering from February 2017 through the completion of RSP’s acquisition by Concho in July 2018. Prior to RSP, Josh served as Vice President of Engineering at Simmons & Co. in the upstream advisory group where he directed engineering valuations supporting transactions across a variety of basins across the continental United States. Prior to Simmons & Co., Mr. Rosinski managed and implemented completion engineering operations in the East Texas Haynesville asset for Exco Resources. Mr. Rosinski began his career at Devon Energy in Houston and worked in multiple operational, reservoir and corporate engineering functions throughout Texas and Louisiana assets. Mr. Rosinski graduated from Texas A&M with a B.S. in Petroleum Engineering.

Chris Carter — Director. Mr. Carter has been a member of our board of directors since May 2019. Mr. Carter joined NGP in 2004 and currently serves as Managing Partner and as a director of certain private NGP portfolio companies. Prior to joining NGP, Mr. Carter was an analyst with Deutsche Bank’s Energy Investment Banking group in Houston, where he focused on financing and merger and acquisition transactions in the oil and gas and oilfield services industries. Mr. Carter served on the Board of Directors of PennTex Midstream GP, LLC from June 2015 to November 2016 and on the Board of Directors of Parsley Energy, Inc. from December 2013 to January 2016. Mr. Carter also served on the Board of Directors of Rice Energy, Inc. from October 2013 to November 2014. Mr. Carter received a B.B.A. and an M.P.A. in Accounting, summa cum laude, in 2002 from The University of Texas, where he was a member of the Business Honors Program. He received an M.B.A. in 2008 from Stanford University, where he graduated as an Arjay Miller Scholar. We believe that Mr. Carter’s considerable experience with financing and merger and acquisition transactions in the energy industry, as well as his experience on the boards of several public and private energy companies, bring important and valuable skills to our board of directors.

Scott Gieselman — Director. Mr. Gieselman has been a member of our board of directors since May 2019. Mr. Gieselman has served as a Partner for NGP since April 2007. Mr. Gieselman serves as a director of certain private NGP portfolio companies. Prior to joining NGP, Mr. Gieselman worked in various positions in the investment banking energy group of Goldman Sachs & Co. LLC, where he became a partner in 2002. He has served on the board of directors of HighPoint Resources Corporation since March 2018 and on the board of directors of Chesapeake Energy Corporation since May 2019. Mr. Gieselman served on the board of directors of WildHorse Resource Development Corporation from September 2016 until it was acquired by Chesapeake Energy Corporation in February 2019. Mr. Gieselman also served as a member of the board of directors of Rice Energy, Inc. from January 2014 until April 2017 and was a member of the board of directors of Memorial Resource Development Corp. from its formation until it was acquired by Range Resources Corporation in September 2016. In addition, Mr. Gieselman served as a member of the board of directors of Memorial Production Partners GP LLC from December 2011 to March 2016. Mr. Gieselman received a B.S. in 1985 and an M.B.A. in 1988 from Boston College. We believe that Mr. Gieselman’s considerable financial and energy investment banking experience, as well as his experience on the boards of several public and private energy companies, bring important and valuable skills to our board of directors.

Sam Stoutner — Director. Mr. Stoutner has been a member of our board of directors since May 2019. Mr. Stoutner joined NGP in 2011 and currently serves as Principal and as a director of certain private NGP portfolio companies. Prior to joining NGP, Mr. Stoutner was an investment banking analyst with Madison Williams and Company’s Energy Investment Banking Group in Houston, where he focused on financing and merger and acquisition transactions in the oil and gas industry. Mr. Stoutner received a B.B.A. and M.P.A. in Accounting, summa cum laude, in 2010 from The University of Texas at Austin. He received an M.B.A. in 2016 from Stanford University. We believe that Mr. Stoutner’s considerable experience with financing and merger and acquisition transactions in the energy industry, as well as his experience on the boards of several private energy companies, bring important and valuable skills to our board of directors.

Joseph Armes — Director. Mr. Armes has been a member of our board of directors since July 2019. Mr. Armes has served as Chief Executive Officer and Chairman of the Board of Directors of CSW Industrials, Inc., a publicly traded industrial products company (“CSWI”), since September 2015, and as President of CSWI since February 2018. Prior to CSWI’s spin-off from Capital Southwest Corporation, a capital provider to middle market companies, in September 2015, Mr. Armes served as the Chief Executive Officer and President of Capital Southwest Corporation from June 2013 to September 2015 and Chairman of the Board of Directors of Capital Southwest Corporation from January 2014 to August 2017. From December 2013 until the completion of the acquisition of RSP by Concho in July 2018, Mr. Armes served as a board member and as audit committee chairman for RSP. Mr. Armes has a B.B.A. and M.B.A. from Baylor University, and a J.D. from Southern Methodist University’s School of Law. We believe that Mr. Armes’s broad executive and board leadership experience, compliance and governance expertise and extensive corporate development experience, bring important and valuable skills to our board of directors.

Zane Arrott — Director. Mr. Arrott has been a member of our board of directors since July 2019. Mr. Arrott served as Chief Operating Officer of RSP from its formation in 2013 until the completion of the acquisition of RSP by Concho in July 2018. Since 1995, Mr. Arrott has served as the Chief Operating Officer for Rising Star Energy Development Company, L.L.C. and continues to serve on the boards of Rising Star Energy Development Company, L.L.C. and Rising Star Petroleum, L.L.C. From 1982 to 1995, Mr. Arrott held several positions with Placid Oil Company and was elevated to General Manager of its Canadian Division in 1988. He has a B.S. in Petroleum Engineering from Texas Tech University. We believe that Mr. Arrott’s extensive experience with reservoir engineering, production engineering, project economic forecasting and reserve acquisitions brings important and valuable skills to our board of directors.

Ray Kubis — Director. Mr. Kubis has been a member of our board of directors since July 2020. Mr. Kubis has served as a director of Gridtential Energy, Inc., an inventor and developer of battery technology (“Gridtential”), since October 2015 and as the Chairman of Gridtential since November 2016. From June 2013 to October 2015, Mr. Kubis served as President of ECO-BAT Technologies Limited, which collects, recycles and produces products to the battery, mining and other industries, and from June 2013 to January 2020, as a member of the Board of Directors. From March 2002 to January 2013, Mr. Kubis served as President — Europe, Middle East and Africa of EnerSys, a manufacturer, marketer and distributor of industrial batteries. From October 1998 to March 2002, Mr. Kubis served as Vice President, General Manager for the Energy Storage Group of Invensys plc. He has also worked in senior leadership positions with Johnson Controls and Exide in the automotive battery industry. Mr. Kubis received his Master of Business Administration degree from The Wharton School of the University of Pennsylvania and his Bachelor of Science degree in Accounting from the University of Illinois. We believe that Mr. Kubis’ extensive experience in various leadership roles throughout the transportation and industrial battery industries brings important and valuable skills to our board of directors.

Number and Terms of Office of Officers and Directors

Switchback has eight directors. The Switchback Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Switchback’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Scott McNeill, Scott Gieselman and Joseph Armes, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Sam Stoutner and Zane Arrott, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Jim Mutrie, Chris Carter and Ray Kubis, will expire at the third annual meeting of stockholders.

Switchback’s officers are appointed by the Switchback Board and serve at the discretion of the Switchback Board, rather than for specific terms of office. The Switchback Board is authorized to appoint persons to the offices set forth in Switchback’s bylaws as it deems appropriate. Switchback’s bylaws provide that Switchback’s officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary and such other offices as may be determined by the board of directors.

Board Leadership Structure and Role in Risk Oversight

The Switchback Board currently has no chairman. The Chief Executive Officer, who is also a director, is responsible for leading our management and operations. The Switchback Board believes that its small size and collaborative nature of the remaining members on oversight of the execution of the business plans and strategy of Switchback are such that a designated individual responsible solely for board leadership is not required at this time. The Switchback Board believes that the current leadership structure is efficient for a company of our size, and promotes good corporate governance. However, the Switchback Board will continue to evaluate its leadership structure and may change it if, in the opinion of the Switchback Board, a change is required by the needs of our business and operations.

The Switchback Board is actively involved in overseeing our risk assessment and monitoring processes. The Switchback Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the Switchback Board include consideration of the challenges and risks of our businesses, and the Switchback Board and management actively engage in discussion on these topics. In addition, each of the Switchback Board’s committees considers risk within its area of responsibility.

Director Independence

The NYSE listing standards require that a majority of the Switchback Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Switchback Board has determined that Joseph Armes, Zane Arrott and Ray Kubis are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Switchback Board

The Switchback Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee is available on our website.

Audit Committee

The Switchback Board has established an audit committee of the board of directors. Joseph Armes, Zane Arrott and Ray Kubis, all of whom are independent, serve as members of our audit committee. Joseph Armes serves as chair of the audit committee. All of the members of the audit committee are financially literate, and the Switchback Board has determined that Joseph Armes as an “audit committee financial expert” as defined in applicable SEC rules.

The Switchback Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (a) the independent auditor’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The Switchback Board has established a compensation committee of the board of directors. Joseph Armes and Zane Arrott serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Joseph Armes and Zane Arrott are independent. Zane Arrott serves as chair of the compensation committee.

The Switchback Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The Switchback Board has established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance are Joseph Armes and Zane Arrott. Joseph Armes serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Committee Membership, Meetings and Attendance

During the fiscal year ended December 31, 2019, the Switchback Board held four meetings, our audit committee held three meetings, our compensation committee held no meetings and our nominating and corporate governance committee held no meetings.

Each of our incumbent directors attended or participated in at least 75% of the meetings of the Switchback Board and the respective committees of which he or she is a member held during the period such incumbent director was a director during the fiscal year ended December 31, 2019. We encourage all of our directors to attend our annual meetings of stockholders.

Director Nominations

Our nominating and corporate governance committee recommends to the Switchback Board candidates for nomination for election at the annual meeting of the stockholders. The Switchback Board also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Switchback Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Stockholder Communications

The Switchback Board welcomes communications from our stockholders. Our stockholders may send communications to the Switchback Board, any committee of the Switchback Board or any other director in particular to:

Switchback Energy Acquisition Corporation
5949 Sherry Lane, Suite 1010
Dallas, TX 75225

Our stockholders should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Switchback’s Chief Executive Officer will review each communication received from our stockholders and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (a) the communication complies with the requirements of any applicable policy adopted by the Switchback Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the Switchback Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Switchback Board to a committee or to an executive officer of Switchback, then Switchback’s Chief Executive Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Switchback Board or an executive officer does not imply or create any fiduciary duty of any Switchback Board member or executive officer to the person submitting the communications.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics and our audit, compensation and nominating and corporate governance committee charters are available on our website, https://switchback-energy.com/, under the “Corporate Governance” tab. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 5949 Sherry Lane, Suite 1010, Dallas, TX 75225 or by telephone at (214) 368-0821. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

NGP manages several investment vehicles. NGP Funds and other NGP affiliates and portfolio companies may compete with us for acquisition opportunities. If these entities or companies decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within NGP may be suitable for both us and for a current or future NGP Fund or other portfolio company and may be directed to such investment vehicle rather than to us. Neither NGP nor members of our board of directors who are also employed by NGP have any obligation to present us with any opportunity for a potential business combination of which they become aware. NGP and/or our management, in their capacities as partners, officers or managing directors of NGP or in their other endeavors, may be required to present potential business combinations to the related entities described above, current or future NGP Funds or portfolio companies, or third parties, before they present such opportunities to us.

Notwithstanding the foregoing, we may pursue an acquisition opportunity jointly with our Sponsor, NGP, or one or more of its affiliates, one or more NGP Funds and/or investors in the NGP Funds, which we refer to as an “Affiliated Joint Acquisition.” Such entities may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Certain of our directors presently have, and any of our officers and directors in the future may have, additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our Business Combination. In addition, we may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Our Sponsor, officers and directors may become involved with subsequent blank check companies similar to the Company, although they have agreed, pursuant to a written letter agreement, not to participate in the formation of, or become an officer or director of, any other blank check company until we have entered into a definitive agreement regarding our Initial Business Combination or we have failed to complete our Initial Business Combination within 24 months after the closing of our IPO. Investors and potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are then affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the consummation of our Initial Business Combination. Additionally, our initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares held by them if we fail to consummate our Initial Business Combination within 24 months after the closing of our IPO. If we do not complete our Initial Business Combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. Furthermore, our initial stockholders have agreed not to transfer, assign or sell any Founder Shares held by them until one year after the date of the consummation of our Initial Business Combination or earlier if, subsequent to our Initial Business Combination, (a) the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Initial Business Combination or (b) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. With certain limited exceptions, the private placement warrants and the Class A Common Stock underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of our Initial Business Combination. Since our Sponsor and officers and directors directly or indirectly own Common Stock and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

•        Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the Company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with Apollo, our Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our Initial Business Combination with a business combination target that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or from an independent accounting firm that such Initial Business Combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our Initial Business Combination. Further, we pay an amount equal to $10,000 per month to our Sponsor for office space, utilities, secretarial support and administrative services provided to us.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our Initial Business Combination to our public stockholders for a vote, we will complete our Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. Our initial stockholders have agreed to vote any Founder Shares held by them and any public shares held by them in favor of our Initial Business Combination, and our officers and directors have also agreed to vote any public shares held by them in favor of our Initial Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

Switchback

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our Initial Business Combination and our liquidation, we have agreed to pay our Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the Company to our Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our Initial Business Combination.

For more information about the interests of our Sponsor, directors and officers in the Business Combination, see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

ChargePoint

For the fiscal year ended January 31, 2020, ChargePoint’s named executive officers were:

•        Pasquale Romano, Chief Executive Officer

•        Lawrence Lee, Senior Vice President, Operations and Services

•        Eric Sidle, Senior Vice President, Engineering

Fiscal Year 2020 Summary Compensation Table

The following table shows information regarding the compensation of ChargePoint’s named executive officers for services performed during the fiscal year ended January 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Total ($)
Pasquale Romano, Chief Executive Officer	2020	500,000	112,500	1,125,000	262,500	2,000,000
Lawrence Lee, Senior Vice President, Operations and Services	2020	290,000	34,800	450,000	81,200	856,000
Eric Sidle, Senior Vice President, Engineering	2020	350,000	42,000	225,000	98,000	715,000

____________

(1)      Reflects cash bonuses paid pursuant to the discretionary individual performance-based aspect of ChargePoint’s annual bonus program.

(2)      The amounts in this column represent the aggregate grant date fair value of option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to ChargePoint’s consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement for a discussion of the assumptions made by ChargePoint in determining the grant date fair value of its equity awards.

(3)      Reflects cash bonuses paid pursuant to the company performance-based aspect of ChargePoint’s annual bonus program.

Narrative Disclosure to Summary Compensation Table

The compensation of ChargePoint’s named executive officers generally consists of base salary, annual incentive compensation and equity compensation. In making executive compensation decisions, ChargePoint’s board of directors and compensation committee have considered such factors as they deem appropriate in their exercise of discretion and business judgment, including a subjective assessment of the named executive officer’s performance, the amount of vested and unvested equity held by the officer, amounts paid to ChargePoint’s other executive officers and competitive market conditions.

Each of ChargePoint’s named executive officers has a target bonus opportunity stated as a percentage of the officer’s base salary. For fiscal year 2020, these target bonus opportunities were 75% in the case of Mr. Romano and 40% in the case of Messrs. Lee and Sidle. ChargePoint’s named executive officers’ fiscal year 2020 bonuses depended on both company performance and individual performance. The amounts earned based on a subjective review of each officer’s individual performance are reflected in the “Bonus” column of the Fiscal Year 2020 Summary Compensation Table above and the amounts based on company performance are reflected in the “Non-Equity Incentive Plan Compensation” column of the Fiscal Year 2020 Summary Compensation Table above. As part of a COVID-19-related expense reduction program, ChargePoint did not adopt a formal executive bonus program for the fiscal year ended January 31, 2021. Any bonuses for the fiscal year ended January 31, 2021 will be at the discretion of ChargePoint’s board of directors and compensation committee.

The salaries and target bonus opportunities of ChargePoint’s named executive officers are typically reviewed annually and adjusted when ChargePoint’s board or compensation committee determines it is appropriate. Effective as of the closing of the business combination, ChargePoint’s board of directors approved the following changes in the base salaries and target bonuses of ChargePoint’s named executive officers: Mr. Romano’s target bonus will be increased to 100% of base salary and his base salary will remain unchanged, Mr. Lee’s base salary will be increased to $320,000 per year and his target bonus will be increased to 50% of base salary and Mr. Sidle’s target bonus will be increased to 50% of base salary and his base salary will remain unchanged.

Historically, the equity compensation granted to ChargePoint’s named executive officers has consisted of stock options. For a description of the stock options granted to ChargePoint’s named executive officers in fiscal year 2020, please see the “Outstanding Equity Award at Fiscal Year 2020 Year-End” table below.

In June 2020, ChargePoint granted Mr. Romano an option to purchase 1,500,000 shares of its common stock. This option will vest in a single installment on January 31, 2024 subject to Mr. Romano’s continuous service through the vesting date. Mr. Romano’s June 2020 option is not reflected in the “Outstanding Equity Awards at 2020 Fiscal Year End” table below as it was granted in the fiscal year ended January 31, 2021. Following the business combination, ChargePoint intends to grant 50,000 restricted stock units to each of Messrs. Lee and Sidle. These RSU awards will vest in quarterly installments over four years of service subject to the officer’s continuous service through each vesting date.

ChargePoint’s named executive officers are eligible to participate in ChargePoint’s health and welfare plans to the same extent as other full-time employees generally. ChargePoint generally does not provide ChargePoint’s named executive officers with perquisites or other personal benefits. However, ChargePoint does reimburse ChargePoint’s named executive officers for their necessary and reasonable business and travel expenses incurred in connection with their services to us.

Employment Arrangements with ChargePoint’s Named Executive Officers

ChargePoint has entered into offer letters with each of its named executive officers setting forth the initial terms of the officer’s employment and providing that the officer’s employment will be “at will” and may be terminated at any time. The severance benefits that ChargePoint’s named executive officers are entitled to are described in “Severance and Change in Control Benefits” below.

Severance and Change in Control Benefits

Each of the named executive officers is entitled to severance payments in the event the named executive officer’s employment is terminated by ChargePoint without Cause (as defined below) or if the officer resigns for Good Reason (as defined below) (either of which, a “Qualifying Termination”). In the case of a Qualifying Termination, the named executive officer is eligible to receive a lump sum payment equal to six months of his then current base salary and a lump sum payment equal to six months of premiums under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Action of 1985 (in the case of Mr. Romano) or benefits premiums (in the case of Messrs. Lee and Sidle). As a condition to the receipt of severance benefits, the officer must execute a release of claims, resign from all positions with ChargePoint and return all company property.

The stock options granted to Mr. Romano on January 26, 2018, October 23, 2019 and June 2, 2020, to Mr. Lee on April 13, 2019, and to Mr. Sidle on September 4, 2019 include a double trigger vesting provision whereby 50% of the unvested options (100% in the case of the option granted to Mr. Romano in June 2020) subject to such grant will vest if the named executive officer undergoes a Qualifying Termination within 12 months after a “Corporate Transaction” (as defined below), provided however, the named executive officer is required to execute a release of claims in order to receive such acceleration.

“Cause” means (a) the named executive officer is convicted of a felony (including a plea of nolo contendere) which is to ChargePoint’s material economic detriment, or (b) the named executive officer’s intentional misconduct in the performance of his duties for ChargePoint that is materially detrimental to ChargePoint after written notice thereof and failure to cure within 30 days of such notice.

“Corporate Transaction” means any of the following transactions whether accomplished through one or a series of related transactions: (a) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which ChargePoint is incorporated, (b) the sale, transfer, or other disposition of all or substantially all of the assets of ChargePoint whether through a single transaction or a series of transactions, (c) any reverse merger in which ChargePoint is the surviving entity but in which 50% or more of ChargePoint’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, or (d) a transaction or series of related transactions in which any “person” or “group” (as defined in the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than 50% of the voting power of ChargePoint then outstanding.

“Good Reason” means (a) a material diminution in the named executive officer’s duties and responsibilities (other than a change of title), (b) the named executive officer’s office is relocated more than 50 miles from its current location, or (c) there is a material reduction in the named executive officer’s salary or benefits. In order to resign for Good Reason, the named executive officer must provide written notice to ChargePoint of the existence of one or more of the above conditions within 90 days of its initial existence and ChargePoint must be provided with 30 days to cure the condition. If the condition is not cured within such 30 day period, the named executive officer must terminate employment within 30 days of the end of such cure period.

The Business Combination is not expected to be considered a Corporate Transaction for purposes of these acceleration provisions.

Outstanding Equity Awards at Fiscal Year 2020 Year-End

The following table provides information regarding outstanding equity awards held by ChargePoint’s named executive officers as of January 31, 2020.

The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to ChargePoint’s named executive officers’ equity awards, see “— Severance and Change in Control Benefits” above.

Some of the options granted to ChargePoint’s named executive officers are immediately exercisable with respect to all of the option shares, subject to ChargePoint’s repurchase right in the event the officer’s service terminates prior to vesting. ChargePoint refers to option shares that are subject to the right of repurchase as “unvested shares” and those that are no longer subject to the right of repurchase as “vested shares.” Any unvested shares held by ChargePoint’s named executive officers would be disclosed as “stock awards” in the following table; however, as of January 31, 2020, none of ChargePoint’s named executive officers held any unvested shares.

			Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Pasquale Romano	3/1/2011	—	16,680	—	60.00	2/28/2021
	6/11/2012	—	2,837,517	—	0.26	6/10/2022
	11/6/2014	—	1,369,368	—	0.26	11/5/2024
	1/26/2018	11/1/2017	1,462,500(1)	1,237,500	0.83	1/25/2028
	10/23/2019	2/1/2020	—(1)	1,500,000	0.75	10/22/2029
Lawrence Lee	4/13/2019	11/6/2018	87,500(2)	212,500	0.75	4/12/2029
	5/29/2019	5/29/2019	50,000(1)	250,000	0.75	5/28/2029
Eric Sidle	9/4/2018	9/4/2018	120,000(1)	400,000	0.55	9/3/2028
	5/29/2019	5/29/2019	50,000(1)	250,000	0.75	5/28/2029

____________

(1)      Option vests in 48 equal monthly installments beginning with the vesting commencement date set forth above, subject to the named executive officer’s continued employment through the applicable vesting date.

(2)      25% of the option vests on the one-year anniversary of the vesting commencement date set forth above and 1/48th of the option vests per month thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

401(k) Plan

ChargePoint maintains a 401(k) plan for employees. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Service Code, so that contributions to the 401(k) plan by employees or by ChargePoint, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by ChargePoint, if any, will be deductible by ChargePoint when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their 401(k) plans. The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. ChargePoint currently does not make matching contributions under its 401(k) plan.

Equity Plans

2017 Stock Plan

General.    ChargePoint’s board of directors adopted ChargePoint’s 2017 Stock Plan on December 21, 2017, and it was approved by ChargePoint’s stockholders on December 21, 2017. No further awards will be made under ChargePoint’s 2017 Stock Plan after the consummation of the Business Combination; however, awards outstanding under ChargePoint’s 2017 Stock Plan will continue to be governed by their existing terms.

Share Reserve.    As of July 31, 2020, ChargePoint has reserved 37,454,289 shares of ChargePoint Common Stock for issuance under ChargePoint’s 2017 Stock Plan plus up to 11,775,302 shares of ChargePoint Common Stock that recycle from the ChargePoint 2007 Stock Incentive Plan, all of which may be issued as incentive stock options. As of July 31, 2020, options to purchase 30,679,157 shares of common stock, at exercise prices ranging from $0.55 to $0.83 per share, or a weighted-average exercise price of $ $0.7275 per share were outstanding under

ChargePoint’s 2017 Stock Plan, and 4,069,885 shares of common stock remained available for future issuance. Unissued shares subject to awards that expire or are cancelled, shares reacquired by us, and shares withheld in payment of the purchase price or exercise price of an award or in satisfaction of withholding taxes will again become available for issuance under ChargePoint’s 2017 Stock Plan or, following the Business Combination and assuming the approval of Proposal 5, under the 2020 Plan.

2007 Stock Incentive Plan

ChargePoint’s board of directors adopted ChargePoint’s 2007 Stock Incentive Plan on September 13, 2007, and it was approved by ChargePoint’s stockholders on November 15, 2007. ChargePoint ceased making awards under the 2007 Stock Incentive Plan after the 2017 Stock Plan was adopted and, as of July 31, 2020, there were options to purchase 8,919,355 shares of common stock, at exercise prices ranging from $0.26 to $65.00 per share, or a weighted-average exercise price of $0.4714 per share outstanding under ChargePoint’s 2007 Stock Incentive Plan.

2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan

Assuming the approval of Proposal No. 8 and Proposal No. 9, following the closing of the Business Combination, the post-combination company will have the 2020 Plan and the ESPP. For a description of these plans see “Proposal No. 8 – 2020 Plan Proposal” and “Proposal No. 9 – ESPP Proposal.”

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, ChargePoint intends to develop an executive compensation program that is designed to align compensation with the post-combination company’s business objectives and the creation of stockholder value, while enabling the post-combination company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the post-combination company. Decisions on the executive compensation program will be made by the compensation committee.

Fiscal Year 2020 Director Compensation

In fiscal year 2020 ChargePoint paid certain of its directors an annual retainer in connection with their service on ChargePoint’s board of directors. ChargePoint also has a policy of reimbursing all of its non-employee directors for their reasonable out-of-pocket expenses in connection with attending board of directors and committee meetings. From time to time ChargePoint has granted stock options to certain of its non-employee directors, typically in connection with a non-employee director’s initial appointment to ChargePoint’s board.

The following table sets forth information regarding the compensation of ChargePoint’s non-employee directors during the fiscal year ended January 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Bruce Chizen	20,000	—	(2)	20,000
Roxanne Bowman(3)	16,413	262,500	(4)	278,913
Axel Harries	—	—		—
Jeffrey Harris	—	—		—
Mark Leschly	—	—		—
Michael Linse	—	—		—
Richard Lowenthal	—	—	(5)	—
Neil S. Suslak	—	—		—
G. Richard Wagoner Jr.	20,000	—	(6)	20,000
Raif Christian(7)	—	—		—

____________

(1)      The amounts in this column represent the aggregate grant date fair value of option awards granted to the non-employee director in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to ChargePoint’s consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement for a discussion of the assumptions made by ChargePoint in determining the grant date fair value of its equity awards.

(2)      As of January 31, 2020, Mr. Chizen held 62,537 options to purchase ChargePoint Common Stock in the aggregate.

(3)      Ms. Bowman joined the ChargePoint board on August 15, 2019.

(4)      As of January 31, 2020, Ms. Bowman held 350,000 options to purchase ChargePoint Common Stock in the aggregate.

(5)      As of January 31, 2020, Mr. Lowenthal held 236,769 options to purchase ChargePoint Common Stock in the aggregate.

(6)      As of January 31, 2020, Mr. Wagoner held 381,013 options to purchase ChargePoint Common Stock in the aggregate.

(7)      Mr. Christian resigned from the ChargePoint board on March 12, 2019 and did not receive compensation for his services during the fiscal year ended January 31, 2020.

Following the Business Combination, the post-combination company will implement a compensation program for its non-employee directors. Pursuant to this program, non-employee directors will receive the following cash compensation, paid quarterly in arrears:

Position	Annual Retainer
Board service	$40,000
plus (as applicable):
Board Chair	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating/Governance Committee Chair	$8,000

The post-combination company will reimburse non-employee directors for their reasonable out-of-pocket expenses incurred in connection with attending board of directors and committee meetings.

In addition, non-employee directors of the post-combination company will receive automatic grants of equity awards under the 2020 Plan. Upon joining the board of directors, a new non-employee director will receive RSUs with an approximate grant date value of $350,000. This new director equity award will vest in three annual installments on each anniversary of the date of grant subject to the director’s continued service on the board through each such anniversary. In connection with each annual meeting of stockholders, each non-employee director who will continue to serve on ChargePoint’s board of directors (other than a director who joined the board within three months prior to the annual meeting) will receive RSUs with an approximate grant date value of $185,000 ($92,500 in the case of a non-employee director who joined the board at least three, but less than six, months prior to the date of the annual meeting). These annual equity awards will vest in full on the earlier of the one-year anniversary of the date of grant or the date of the next annual meeting of stockholders subject to the director’s continued service on the board through such date. Both new director equity awards and annual equity awards will vest in full in the event of a change in control while the non-employee director remains in service.

ChargePoint’s current non-employee directors are not eligible for new director equity awards in connection with joining the New ChargePoint Board. Instead, following closing of the business combination, certain of ChargePoint’s directors, Messrs. Harries, Harris, Leschly, Linse, Suslak and Wagoner will receive one-time equity awards consisting of 18,500 restricted stock units that will vest in full on the earlier of the one-year anniversary of closing of the Business Combination or a change in control of the post-combination company subject to the director’s continued service on the board through such date.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Effective immediately after the consummation of the Business Combination, the business and affairs of the post-combination company will be managed by or under the direction of the board of directors of the post-combination company. The management team of the post-combination company is expected to be composed of the management team of ChargePoint. The following table lists the names, ages as of October 15, 2020 and positions of the individuals who are expected to serve as directors and executive officers of the post-combination company upon consummation of the Business Combination:

Name	Age	Position(s)
Executive Officers
Pasquale Romano	55	President, Chief Executive Officer and Director
Christopher Burghardt	46	Managing Director, Europe
Michael Hughes	53	Chief Commercial and Revenue Officer
Rex Jackson	60	Chief Financial Officer
Colleen Jansen	49	Chief Marketing Officer
Lawrence Lee	46	Senior Vice President, Operations and Support
Bill Loewenthal	58	Senior Vice President, Product
Eric Sidle	46	Senior Vice President, Engineering
Non-Employee Directors
Roxanne Bowman	54	Director( )
Bruce Chizen	65	Director( )
Axel Harries	56	Director( )
Jeffrey Harris	64	Director( )
Mark Leschly	52	Director( )
Michael Linse	46	Director( )
Neil S. Suslak	61	Director( )
G. Richard Wagoner Jr.	67	Director( )

____________

(1)      Member of the audit committee, effective upon completion of the Business Combination.

(2)      Member of the compensation committee, effective upon completion of the Business Combination.

(3)      Member of the nominating and corporate governance committee, effective upon completion of the Business Combination.

Executive Officers

Pasquale Romano.    Mr. Romano has served as President and Chief Executive Officer and a member of the board of directors for ChargePoint since February 2011. Prior to ChargePoint, Mr. Romano co-founded 2Wire, Inc., a provider of broadband service delivery platforms, where he served as its President and Chief Executive Officer from October 2006 until July 2010 when 2Wire, Inc. was acquired by Pace plc. In 1989, he co-founded Fluent, Inc., a digital video networking company and served as its Chief Architect until the company was sold to Novell Corporation in 1993. Mr. Romano holds an A.B. in Computer Science from Harvard University and an M.S. from MIT. ChargePoint believes Mr. Romano is qualified to serve as a member of the New ChargePoint Board due to his extensive executive management and technology industry leadership experience.

Christopher Burghardt.    Mr. Burghardt has served as ChargePoint’s Managing Director for Europe since November 2017. Prior to ChargePoint, Mr. Burghardt served as Head of Policy and Communications, EMEA for Uber, from September 2016 to November 2017. Mr. Burghardt served in senior management positions including Managing Director and Vice President of Business Development and Sales at First Solar, Inc., a provider of solar panels and utility-scale PV power plants in Europe. He also served as Vice President of Corporate Affairs for Western Europe, among other roles, at Anheuser-Busch InBev. Mr. Burghardt has served as a founding board member for ChargeUp Europe, a EV charging industry alliance, since its inception in March 2020. He holds a B.A. from the University of Sussex and the Institut d’Etudes Politiques of Aix-en-Provence, an MBA from the Wharton School at the University of Pennsylvania and an M.A. from the College of Europe.

Michael Hughes.    Mr. Hughes has served as ChargePoint’s Chief Revenue Officer since August 2019. Prior to ChargePoint, Mr. Hughes served as Senior Vice President of Worldwide Sales and Services for Barracuda Networks, Inc., a provider of security, networking and storage products, from June 2009 to August 2019. Before Barracuda Networks, Mr. Hughes served as Vice President of Sales for Asempra Technologies, a provider of one click, instant recovery solutions for Microsoft® Exchange, SQL and Windows File Servers. Mr. Hughes also serves as a board advisor for technology start-ups in the areas of data residency and security, threat intelligence and multi-cloud container data management. He holds a B.S. in Marketing from Miami University and an MBA from the University of Michigan.

Rex Jackson.    Mr. Jackson has served as Chief Financial Officer for ChargePoint since May 2018. Prior to ChargePoint, Mr. Jackson served as CFO of Gigamon, Inc., a developer of network and security visibility solutions, from October 2016 to April 2018 through its go-private transaction. Mr. Jackson served as Chief Financial Officer of Rocket Fuel Inc., an advertising technology company, from March 2016 to October 2016. Prior, Mr. Jackson served as Chief Financial Officer of JDS Uniphase Corporation (JDSU), a provider of network and service enablement solutions and optical products for service providers, cable operators and network equipment manufacturers, from January 2013 to September 2015, where he drove the separation of JDSU into two independent public companies (Lumentum/Viavi) in August 2015. Mr. Jackson joined JDSU in January 2011 as Senior Vice President, Business Services, with responsibility for corporate development, legal, corporate marketing and information technology. Prior to JDSU, Mr. Jackson served as CFO of Symyx Technologies from 2007 to 2010, where he led the company’s acquisition of MDL Information Systems and subsequent merger of equals with another public company. Previously, Mr. Jackson also served as acting Chief Financial Officer for Synopsys and General Counsel at Avago, AdForce and Read-Rite. Mr. Jackson holds a B.A. from Duke University and a J.D. from Stanford University Law School.

Colleen Jansen.    Ms. Jansen has served as ChargePoint’s Chief Marketing Officer since July 2016. Prior to ChargePoint, she served as Vice President of Marketing at Jive Software, a provider of enterprise collaboration solutions, from April 2014 to September 2015. Prior, Ms. Jansen served as Senior Director of Global Consumer Marketing, among other roles, at LinkedIn, the world’s leading professional network, from 2011 to 2014. Previously, she served as Vice President Marketing at Yahoo, a consumer internet company as well as leadership roles in public companies and privately-funded start-ups focused on software. Ms. Jansen has served as a member of the board of directors of CALSTART since February 2020. She holds a B.S. in Business Administration from California State University, Fresno.

Lawrence Lee.    Mr. Lee has served as ChargePoint’s Senior Vice President of Operations and Services since November 2018. Prior to ChargePoint, Mr. Lee served in several roles over nine years at Apple, Inc., a multinational technology company that designs, develops and sells consumer electronics, computer software and online services, including as Director of New Product Introduction, from June 2015 to October 2018. Prior to Apple, Mr. Lee served as Senior Operations Manager for Brooks Automation, a worldwide provider of semiconductor manufacturing solutions and life science sample-based services and solutions. Mr. Lee holds a B.S. in Mechanical Engineering from Texas A&M University, an M.S. in Mechanical Engineering and an MBA from the University of California, Berkeley.

Bill Loewenthal.    Mr. Loewenthal has served as ChargePoint’s Senior Vice President, Product since July 2018. Prior to ChargePoint, Mr. Loewenthal served as Vice President of Product Portfolio Management at Avaya, a provider of business communication solutions, from July 2017 until February 2018. Since 2010, Mr. Loewenthal held various roles at audio communications leader Poly (formerly Plantronics), including from February 2012 to February 2016 when he served as Vice President Enterprise Solutions. His career includes leadership roles in public and startup companies with an emphasis on hardware and software solutions. Mr. Loewenthal holds a B.S. from San Jose State University.

Eric Sidle.    Mr. Sidle has served as ChargePoint’s Senior Vice President of Engineering since September 2018. Prior, Mr. Sidle served in several leadership roles at NIO, a manufacturer of electric vehicles, including Senior Director of Autonomous Driving Hardware, from December 2017 to August 2018 and as Director of Hardware and Advanced Technologies from December 2016 to December 2017. Before NIO, Mr. Sidle led multiple teams in special projects as well as Mac development at Apple, Inc., a multinational technology company that designs, develops and sells consumer electronics, computer software, and online services, from September 2011 to December 2016. He holds a B.S. in Electrical Engineering from the University of Illinois at Urbana-Champaign.

Non-Employee Directors

Roxanne Bowman.    Ms. Bowman has served as a member of ChargePoint’s board of directors since August 2019. Ms. Bowman has served as Operating Executive at NMS Capital, a private investment firm, since March 2019. From September 2013 to November 2018, Ms. Bowman served as Chief Executive Officer of PowerTeam Services, LLC, a gas and electric utility service provider. Ms. Bowman holds a B.S. in Electrical Engineering from Clemson University and an MBA from the Pamplin College of Business at Virginia Polytechnic Institute and State University. ChargePoint believes Ms. Bowman is qualified to serve as a member of the New ChargePoint Board based on her wide ranging experience in management, sales, marketing and strategic planning within the utilities industry.

Bruce Chizen.    Mr. Chizen has served as a member of ChargePoint’s board of directors since December 2014. Mr. Chizen is currently an independent consultant and has served as Senior Adviser to Permira Advisers LLP (Permira), a private equity fund, since July 2008, and as a Venture Partner at Voyager Capital, a venture capital firm, since August 2009. He has also served as an Operating Partner for Permira Growth Opportunities, a private equity fund since June 2018. From 1994 until 2008, Mr. Chizen served in a number of positions at Adobe Systems Incorporated, a provider of design, imaging and publishing software, including as its Chief Executive Officer from 2000 until 2007, President from 2000 until 2005, acting Chief Financial Officer from 2006 until 2007 and Strategic Advisor from 2007 until 2008. Mr. Chizen currently serves as a director of Synopsys, Inc. and Oracle Corporation. Mr. Chizen holds a bachelor’s degree from Brooklyn College, City University of New York. ChargePoint believes Mr. Chizen is qualified to serve as a member of the New ChargePoint Board based on his extensive leadership experience in digital media and software.

Axel Harries.    Mr. Harries has served as a member of ChargePoint’s board of directors since October 2016. Mr. Harries has served as Vice President of Product Management and Sales for Mercedes-Benz AG since June 2017. Prior to this, from June 1993 to June 2017, Mr. Harries held several roles at Daimler AG, including leading the Connected, Autonomous, Shared & Services and Electric Drive (CASE) unit, which is responsible for all-electric vehicle architecture from July 2016 to June 2017 and Quality Management of Mercedez-Benz Cars from July 2014 until July 2016 and Head of the G-Wagon Business Unit at Mercedes-Benz Cars from July 2008 until June 2014. Mr. Harries has served as a member of the board of Carwow and Mercedes-Benz USA since July 2019 and June 2017 respectively. Mr. Harries studied product engineering with finance and management accounting at Furtwangen University, Germany. We believe Mr. Harries is qualified to serve as a member of the New ChargePoint Board based on his extensive management experience in the automotive industry and knowledge of Europe’s auto charging market.

Jeffrey Harris.    Mr. Harris has served as a member of ChargePoint’s board of directors since December 2018. In 2012 Mr. Harris founded of Global Reserve Group LLC, a financial advisory and investment firm focused primarily on the energy and technology industries. In addition, he has been a Venture Partner of Quantum Energy Partners since 2012. Previously, Mr. Harris was a managing director of Warburg Pincus LLC, a private equity firm, from 1983 until 2011. Mr. Harris currently serves as a director of Knoll, Inc., InterPrivate Acquisition Corp. and several private companies. Mr. Harris holds a B.S. in Economics from the Wharton School of the University of Pennsylvania, and an MBA from Harvard Business School. We believe Mr. Harris is qualified to serve as a member of the New ChargePoint Board based on his extensive financial expertise and knowledge of the energy industry and clean technology.

Mark Leschly.    Mr. Leschly has served as a member of ChargePoint’s board of directors since December 2009. Since July 1999, Mr. Leschly has served as a managing partner of Rho Capital Partners, Inc., an investment and venture capital management company. Since 2017, Mr. Leschly has been the chairman and chief executive officer of Universal Tennis, LLC, which is the developer of a software platform for tennis analytics and tournament management. Since 2014, Mr. Leschly has also been the owner and managing member of Iconica LLC, which primarily focuses on investments at the intersection of sports, media and technology. Mr. Leschly has served as a director of NGM Biopharmaceuticals, Inc. since January 2008. From 2002 until June 2016 Mr. Leschly served as a director of Anacor Pharmaceuticals, Inc. Mr. Leschly holds an MBA from Stanford Graduate School of Business and a B.A. from Harvard University. ChargePoint believes Mr. Leschly is qualified to serve as a member of the New ChargePoint Board based on his extensive experience in corporate finance and investing in energy companies.

Michael Linse.    Mr. Linse has served as a member of ChargePoint’s board of directors since April 2012. Mr. Linse has served as the founder and managing director of Linse Capital LLC since October 2015, a growth equity firm investing in late-stage technology companies, and Levitate Capital, a venture capital firm, since March 2017. Prior to founding Linse Capital, Mr. Linse served as a partner at Kleiner Perkins Caufield & Byers (“KPCB”) from 2008 until March 2016. Prior to joining KPCB, Mr. Linse worked at Goldman Sachs for over a decade, most recently as Managing Director of the alternative energy investing team. Mr. Linse holds a B.A. in Economics from Harvard University and an MBA from Harvard Business School. ChargePoint believes Mr. Linse is qualified to serve as a member of the New ChargePoint Board based on his extensive experience in corporate finance and investing in alternative energy space.

Neil S. Suslak.    Mr. Suslak has served as a member of ChargePoint’s board of directors since March 2014. Since 2003, Mr. Suslak has served as a Managing Partner and co-founder of Braemar Energy Ventures, a venture capital firm investing in new technologies in the energy markets. Mr. Suslak holds an MBA from Columbia Business School and a B.A. from the University of Rochester. ChargePoint believes Mr. Suslak is qualified to serve as a member of the New ChargePoint Board based on his extensive experience in the venture capital and investment banking industries, especially in the energy space.

G. Richard Wagoner, Jr.    Mr. Wagoner has served as a member of ChargePoint’s board of directors since February 2017. From 1977 to 2009, Mr. Wagoner held numerous senior positions at General Motors Corporation, including Chairman and Chief Executive Officer from 2003 to 2009. Mr. Wagoner currently serves as a director of Invesco Ltd., where he has served since October 2013, and Graham Holdings Inc., where he has served since June 2010. Mr. Wagoner previously served as a director of Aleris Corporation from August 2010 until April 2020. Mr. Wagoner holds a bachelor’s degree from Duke University and an MBA from Harvard Business School. ChargePoint believes Mr. Wagoner is qualified to serve as a member of the New ChargePoint Board based on his extensive experience in the automobile industry, general management and public company board service.

Family Relationships

There are no familial relationships among the ChargePoint directors and executive officers.

Board Composition

Switchback’s Board is currently authorized to have eight members and currently consists of eight members including Scott McNeill, Jim Mutrie, Chris Carter, Scott Gieselman, Sam Stoutner, Joseph Armes, Zane Arrott and Ray Kubis. Pursuant to the Business Combination Agreement, all of Switchback’s current directors will no longer be members of Switchback’s Board immediately after the Effective Time and will resign at or prior to the Effective Time. In accordance with New ChargePoint’s Proposed Second A&R Charter and second amended and restated bylaws that will be in effect upon the consummation of the Business Combination, New ChargePoint’s Board will be comprised of 9 directors and will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. New ChargePoint’s directors will be divided among the three classes as follows:

•        the Class I directors will be              ,              and              and their terms will expire at the annual meeting of stockholders to be held in 2021;

•        the Class II directors will be              ,              and              and their terms will expire at the annual meeting of stockholders to be held in 2022; and

•        the Class III directors will be              ,              ,              and              and their terms will expire at the annual meeting of stockholders to be held in 2023.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal.

New ChargePoint’s second amended and restated certificate of incorporation and second amended and restated bylaws that will be in effect upon the completion of this offering provide that only New ChargePoint’s board of directors can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.

Director Independence

Upon the consummation of the Business Combination, the New ChargePoint Board anticipates that each member of the New ChargePoint Board, other than Pasquale Romano, will qualify as independent, as defined under the listing rules of the NYSE. In addition, the post-combination company will be subject to the rules of the SEC and NYSE relating to the memberships, qualifications, and operations of the audit committee, as discussed below.

Board Oversight of Risk

Upon the Closing of the Business Combination, one of the key functions of the New ChargePoint Board will be informed oversight of the post-combination company’s risk management process. The New ChargePoint Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New ChargePoint Board as a whole, as well as through various standing committees of the New ChargePoint Board that address risks inherent in their respective areas of oversight. For example, the post-combination company audit committee will be responsible for overseeing the management of risks associated with the post-combination company’s financial reporting, accounting, and auditing matters; the post-combination company’s compensation committee will oversee the management of risks associated with New ChargePoint’s compensation policies and programs.

Board Committees

Upon the consummation of the Business Combination, the New ChargePoint Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The New ChargePoint Board may establish other committees to facilitate the management of the post-combination company’s business. The New ChargePoint Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The New ChargePoint Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of the New ChargePoint Board is expected to qualify as an independent director in accordance with the listing standards of the NYSE. Each committee of the New ChargePoint Board will have a written charter approved by the New ChargePoint Board. Upon the consummation of the Business Combination, copies of each charter will be posted on the post-combination company’s website at www.            .com under the                        section. The inclusion of the post-combination company’s website address in this proxy statement/prospectus/consent solicitation statement does not include or incorporate by reference the information on ChargePoint’s website into this proxy statement/prospectus/consent solicitation statement. Members will serve on these committees until their resignation or until otherwise determined by the New ChargePoint Board.

Audit Committee

Upon the consummation of the Business Combination, the members of the audit committee will be           ,            and           , each of whom can read and understand fundamental financial statements. The New ChargePoint Board has determined that each of           ,            and            is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members.            will be the chair of the audit committee. The New ChargePoint Board has determined that each of            and            qualify as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the NYSE. The post-combination company’s audit committee will assist the New ChargePoint Board with its oversight of the following: the integrity of the post-combination company’s financial statements; the post-combination company’s compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; the design and implementation of the post-combination company’s internal audit function and risk assessment and risk management. Among other things, the post-combination company’s audit committee will be responsible for reviewing and discussing with New ChargePoint’s management the adequacy and effectiveness of the post-combination company’s disclosure controls and procedures. The audit committee will also discuss with the post-combination company’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of the post-combination company’s financial statements, and the results of the audit, quarterly reviews of the post-combination company’s financial statements and, as appropriate, will initiate inquiries into certain aspects of the post-combination company’s financial affairs. The post-combination company’s audit committee will be responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by the post-combination company’s employees of concerns regarding questionable accounting or auditing matters. In addition, the post-combination company’s audit committee will have direct responsibility for the appointment, compensation, retention, and oversight of the work of the post-combination company’s independent registered public accounting firm. The post-combination company’s audit committee will have sole authority to approve the hiring and discharging of the post-combination company’s independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. The post-combination company’s audit committee will review and oversee all related person transactions in accordance with the post-combination company’s policies and procedures.

Compensation Committee

Upon the consummation of the Business Combination, the members of the post-combination company’s compensation committee will be            and           .            will be the chair of the compensation committee. Each member of the post-combination company’s compensation committee is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to compensation committee members. The post-combination company’s compensation committee will assist the New ChargePoint Board in discharging certain of the post-combination company’s responsibilities with respect to compensating the post-combination company’s executive officers, and the administration and review of the post-combination company’s incentive plans for employees and other service providers, including the post-combination company’s equity incentive plans, and certain other matters related to the post-combination company’s compensation programs.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, the members of New ChargePoint’s nominating and corporate governance committee will be            and           .            will be the chair of the nominating and corporate governance committee. New ChargePoint’s nominating and corporate governance committee will assist New ChargePoint’s board of directors with its oversight of and identification of individuals qualified to become members of New ChargePoint’s board of directors, consistent with criteria approved by New ChargePoint’s board of directors, and selects, or recommends that New ChargePoint’s board of directors selects, director nominees, develops and recommends to New ChargePoint’s board of directors a set of corporate governance guidelines, and oversees the evaluation of New ChargePoint’s board of directors.

Code of Conduct

Upon the consummation of the Business Combination, the New ChargePoint Board will adopt a Code of Conduct, or the Code. The Code will apply to all of New ChargePoint’s employees, officers, and directors, as well as all of New ChargePoint’s contractors, consultants, suppliers, and agents in connection with their work for New ChargePoint. Upon the consummation of the Business Combination, the full text of the post-combination company’s code of conduct will be posted on the post-combination company’s website at www.            .com under the                        section. New ChargePoint intends to disclose future amendments to, or waivers of, the post-combination company’s Code, as and to the extent required by SEC regulations, at the same location on the post-combination company’s website identified above or in public filings. Information contained on the post-combination company’s website is not incorporated by reference into this proxy statement/prospectus/consent solicitation statement, and you should not consider information contained on the post-combination company’s website to be part of this proxy statement/prospectus/consent solicitation statement.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the post-combination company’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the New ChargePoint Board or compensation committee.

DESCRIPTION OF SECURITIES

If the Business Combination is consummated, New ChargePoint will replace its current Charter with the Proposed Second A&R Charter in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B, which, in the judgment of the Switchback Board, is necessary to adequately address the needs of the post-combination company.

The following table sets forth a summary of the principal proposed changes and the differences between Switchback’s stockholders’ rights under the existing Charter and the Proposed Second A&R Charter. This summary is qualified by reference to the complete text of the Proposed Second A&R Charter, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex B. We urge you to read the Proposed Second A&R Charter in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Business Combination.

For more information on the Charter Proposals, see the section entitled “Proposal Nos. 2 – 6 — The Charter Proposals.”

	Existing Charter	Proposed Second A&R Charter
Number of Authorized Shares

The existing Charter provides that the total number of authorized shares of all classes of capital stock is 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, par value $0.0001 per share, including (i) 200,000,000 shares of Class A Common Stock and (ii) 20,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of Preferred Stock.

See Article IV of the existing Charter.

The Proposed Second A&R Charter increases the total number of authorized shares of all classes of capital stock to 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, each having a par value of $0.0001, and of 10,000,000 shares of preferred stock, each having a par value of $0.0001.

See Article FOURTH of the Proposed Second A&R Charter.

Class B Common Stock

The existing Charter authorizes 20,000,000 shares of Class B Common Stock. Under the existing Charter, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-for-one basis at the Closing of the Initial Business Combination.

See Article IV of the existing Charter.

None.
Preferred Stock

The existing Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The Switchback Board is authorized to fix the voting rights, if any, designations, powers, preferences, and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions, applicable to the shares of each series. The Switchback Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A Common Stock and

The Proposed Second A&R Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The New ChargePoint Board will be authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

	Existing Charter	Proposed Second A&R Charter

Class B Common Stock and could have anti-takeover effects. The ability of the Switchback Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of New ChargePoint entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of Preferred Stock.

The New ChargePoint Board will be able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the New ChargePoint Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New ChargePoint or the removal of New ChargePoint’s management. New ChargePoint will have no Preferred Stock outstanding at the date the Proposed Second A&R Charter becomes effective. Although the Switchback Board does not currently intend to issue any shares of Preferred Stock, we cannot assure you that the New ChargePoint Board will not do so in the future.

Voting Power

Except as otherwise required by law, the Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A Common Stock and Class B Common Stock possess all voting power for the election of our directors (subject to the limitation on director elections prior to an Initial Business Combination) and all other matters requiring stockholder action. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

See Article IV of the existing Charter.

Except as otherwise expressly provided in the Proposed Second A&R Charter or required by applicable law, each holder of Common Stock will have the right to one vote per share of Common Stock held of record by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Proposed Second A&R Charter (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of

	Existing Charter	Proposed Second A&R Charter

Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Second A&R Charter (including any certificate of designation relating to any series of Preferred Stock).

See Article FOURTH of the Proposed Second A&R Charter.

Director Elections

Currently, the Switchback Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Prior to the closing of an Initial Business Combination, the holders of Class B Common Stock have the exclusive right to elect, remove and replace any director, and the holders of Class A Common Stock have no such right to vote on the election, removal or replacement of any director.

See Article V and Article IX of the existing Charter.

Under the Proposed Second A&R Charter, the New ChargePoint Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

See Article SIXTH of the Proposed Second A&R Charter.

Dividends

Subject to applicable law and the rights, if any, of holders of outstanding series of Preferred Stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the Switchback Board from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions. Switchback has not paid any cash dividends on its Class A Common Stock or Class B Common Stock to date and does not intend to pay cash dividends prior to the completion of the business combination.

Subject to applicable law and the rights, if any, of the holders of one or more outstanding series of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of New ChargePoint when, as and if declared thereon by the Board in its discretion from time to time out of assets or funds of New ChargePoint legally available therefor and shall share equally on a per share basis in all such dividends or other distributions.

	Existing Charter	Proposed Second A&R Charter
Supermajority Voting Provisions

Under the existing Charter and bylaws, all matters subject to a stockholder vote, except for amendments to Article IX of the Charter prior to an Initial Business Combination, require the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote thereon. Amendment of Article IX of the existing Charter prior to an Initial Business Combination requires the affirmative vote of the holders of at least 65% of all then outstanding shares of common stock.

The Proposed Second A&R Charter will require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of New ChargePoint entitled to vote thereon, voting together as a single class, to (a) remove a director, (b) adopt, amend or repeal the Bylaws of New ChargePoint or (c) amend, alter, change or repeal, or adopt any provisions inconsistent with, any of Parts A and B of Article FOURTH, Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of the Proposed Second A&R Charter.

Corporate Opportunity Doctrine

Under the existing Charter, the doctrine of corporate opportunity does not apply with respect to Switchback or any of its officers, directors or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Charter or in the future and Switchback renounces any expectancy that any of the directors or officers of Switchback will offer any such corporate opportunity of which he or she may become aware to Switchback. In addition, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Switchback and such opportunity is one Switchback is legally and contractually permitted to undertake and would otherwise be reasonable for Switchback to pursue.

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to New ChargePoint or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Second A&R Charter or in the future, and New ChargePoint renounces any expectancy that any of the directors or officers of New ChargePoint will offer any such corporate opportunity of which he or she may become aware to New ChargePoint. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of New ChargePoint unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of New ChargePoint and such opportunity is one New ChargePoint is legally and contractually permitted to undertake and would otherwise be reasonable for New ChargePoint to pursue.

	Existing Charter	Proposed Second A&R Charter
Exclusive Forum

Unless Switchback consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of Switchback, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Switchback to Switchback or Switchback’s stockholders, (c) any action asserting a claim against Switchback, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or Switchback’s Bylaws or (d) any action asserting a claim against Switchback, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions described above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

See Article XII of the existing Charter.

Unless New ChargePoint consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of New ChargePoint; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New ChargePoint or any stockholder to New ChargePoint or New ChargePoint’s stockholders; (c) any action or proceeding asserting a claim against New ChargePoint or any current or former director, officer or other employee of New ChargePoint or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Proposed Second A&R Charter or the Bylaws of New ChargePoint (as each may be amended from time to time); (d) any action asserting a claim against New ChargePoint or any director or officer or other employee of New ChargePoint governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, (i) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination) and (ii) any action asserted to enforce any liability or duty created by the Securities Act, the Exchange Act or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction.

	Existing Charter	Proposed Second A&R Charter

Unless New ChargePoint consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

See Article TWELFTH of the Proposed Second A&R Charter.

Section 203 of the DGCL

The existing Charter provides that Switchback is not subject to Section 203 of the DGCL and, instead, is governed by similar provisions providing that Switchback may not engage in certain business combinations with any stockholder for a period of three years following the time that such stockholder came to own at least 20% of the outstanding voting stock of Switchback, subject to certain exceptions.

See Article XIII of the existing Charter.

New ChargePoint will not opt out of Section 203 of the DGCL under the Proposed Second A&R Charter. Under Section 203 of the DGCL, New ChargePoint will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder came to own at least 15% of the outstanding voting stock of New ChargePoint, subject to certain exceptions.

See “— Certain Anti-Takeover Provisions of Delaware Law and our Proposed Second A&R Charter and Bylaws” below.

Liquidation, Dissolution and Winding Up

Subject to applicable law and the rights, if any, of holders of outstanding Preferred Stock, in the event of Switchback’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Switchback, the holders of the Common Stock will be entitled to receive all the remaining assets of Switchback available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Subject to the rights, if any, of the holders of one or more outstanding series of Preferred Stock and after payment or provision for payment of the debt and other liabilities of New ChargePoint, holders of shares of Common Stock shall be entitled to receive (ratably in proportion to the number of shares held by them) the assets and funds of New ChargePoint available for distribution in the event of any liquidation, dissolution or winding up of the affairs of New ChargePoint, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of New ChargePoint, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of New ChargePoint with or into any other person or a sale, lease, exchange, exclusive license, conveyance or other disposition of all or any part of its assets.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our Initial Business Combination, provided that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. The warrants will expire five years after the completion of our Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our Initial Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants (including the Switchback Warrants) for shares of Class A Common Stock:

•        in whole and not in part;

•        at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described below;

•        upon a minimum of 30 days’ prior written notice; and

•        if, and only if, the last sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrantholders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a warrantholder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A Common Stock shall mean the average reported last sale price of our Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year.

No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. Any redemption of the warrants for shares of Class A Common Stock will apply to both the public warrants and the private placement warrants.

If we call the warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined above) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our Initial Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted pursuant to the following three paragraphs. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends (initially defined as up to $0.10 per share in a 365 day period), (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed Initial Business Combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to approve an amendment to our Charter that would affect the substance or timing of our obligation to redeem 100% of our Class A Common Stock if we have not consummated an Initial Business Combination within the time period set forth in the Charter, or (e) in connection with the redemption of our public shares upon our failure to complete our Initial Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised his, her or its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The warrant exercise price will not be adjusted for other events.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. If an amendment adversely affects the private placement warrants in a different manner than the public warrants or vice versa, then approval of holders of at least 65% of the then-outstanding public warrants and 65% of the then-outstanding private placement warrants, voting as separate classes, will be required.

In addition, if we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our Initial Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by our Sponsor or such affiliates, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrantholder.

Private Placement Warrants

The private placement warrants (including the shares of Class A Common Stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of our Initial Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor), and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our Initial Public Offering, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in our Initial Public Offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

ChargePoint Warrants

ChargePoint has outstanding warrants to purchase shares of ChargePoint Common Stock and ChargePoint Preferred Stock. The currently outstanding ChargePoint Warrants and the warrants in New ChargePoint to be issued in exchange for the ChargePoint Warrants are described in the table below.

Holder	ChargePoint Security Underlying Warrant	Number of Warrant Shares Outstanding (on an as-converted basis)	Current Exercise Price per Share (on an as-converted basis)	Number of New ChargePoint Warrant Shares(1)	Post-Closing Exercise Price per Share(1)	Expiration Date
Q-GRG VII (CP) Investment Partners, LLC	Common Stock	5,874,750	$9.00	5,933,497	$8.92	Nov. 16, 2028
Canada Pension Plan Investment Board	Common Stock	2,937,375	$9.00	2,966,748	$8.92	Nov. 16, 2028
Linse Capital CP V, LLC	Common Stock	1,351,193	$9.00	1,364,704	$8.92	Nov. 16, 2028
Next47 Services GmbH	Common Stock	117,495	$9.00	118,669	$8.92	Nov. 16, 2028
Clearvision Ventures Ecosystem Fund, LP	Common Stock	117,495	$9.00	118,669	$8.92	Nov. 16, 2028
Braemar Energy Ventures III L.P.	Common Stock	29,373	$9.00	29,666	$8.92	Nov. 16, 2028
BMW i Ventures SCS SIVAC-RAIF	Common Stock	5,875	$9.00	5,932	$8.92	Nov. 16, 2028
AEP Investments, Inc.	Common Stock	234,990	$9.00	237,339	$8.92	Nov. 30, 2028
CTTV Investments, LLC	Common Stock	293,738	$9.00	296,675	$8.92	Dec. 5, 2028
Purple Green Investments Pte Ltd.	Common Stock	1,521,560	$9.00	1,536,775	$8.92	Dec. 20, 2028
Linse Capital CP V, LLC	Common Stock	704,970	$9.00	712,019	$8.92	Dec. 21, 2028
Daimler Trucks & Buses Holding Inc.	Common Stock	29,374	$9.00	29,667	$8.92	Jan. 11, 2029
Linse Capital CP V, LLC	Common Stock	117,495	$9.00	118,669	$8.92	Feb. 14, 2029
Canada Pension Plan Investment Board	Common Stock	763,718	$9.00	771,355	$8.92	Feb. 14, 2029
Linse Capital CP VI, LLC	Common Stock	8,939,923	$6.00	9,029,322	$5.95	Jul. 31, 2030
Q-GRG VII (CP) Investments Partners, LLC	Common Stock	5,287,275	$6.00	5,340,147	$5.95	Jul. 31, 2030
Purple Green Investments Pte Ltd.	Common Stock	2,784,632	$6.00	2,812,478	$5.95	Jul. 31, 2030
Canada Pension Plan Investment Board	Common Stock	1,762,425	$6.00	1,780,049	$5.95	Jul. 31, 2030
AEP Investments, Inc.	Common Stock	704,970	$6.00	712,019	$5.95	Jul. 31, 2030
Richard Lowenthal	Common Stock	176,243	$6.00	178,005	$5.95	Jul. 31, 2030
Bruce Chizen 2009 Irrevocable Trust, dated January 24, 2009	Common Stock	88,121	$6.00	89,002	$5.95	Jul. 31, 2030
CTTV Investments, LLC	Common Stock	105,469	$6.00	106,523	$5.95	Jul. 31, 2030
G. Richard Wagoner, Jr. Trust, dated July 13, 1989, as amended and restated October 19, 2018	Common Stock	35,249	$6.00	35,601	$5.95	Jul. 31, 2030
Braemar Chargepoint Investments III, LLC	Common Stock	1,471,053	$6.00	1,485,763	$5.95	Jul. 31, 2030
Clearvision Ventures Ecosystem Fund, LP	Common Stock	88,121	$6.00	89,002	$5.95	Jul. 31, 2030
Clearvision Ventures Ecosystem Fund 2, LP	Common Stock	352,485	$6.00	356,009	$5.95	Jul. 31, 2030
Five Plus Nine, LLC	Common Stock	61,684	$6.00	62,300	$5.95	Jul. 31, 2030
Linse Capital CP VI, LLC	Common Stock	481,535	$6.00	486,350	$5.95	Aug. 3, 2030
Jackson 1997 Trust, dated November 6, 1997	Common Stock	88,121	$6.00	89,002	$5.95	Aug. 6, 2030
Venture Lending and Leasing V	Series B Preferred Stock	57,817	$2.50	58,395	$2.48	Apr. 30, 2021
Venture Lending and Leasing VI	Series B Preferred Stock	57,817	$2.50	58,395	$2.48	Apr. 30, 2021
Venture Lending and Leasing V	Series D Preferred Stock	41,720	$1.2359	42,137	$1.23	Apr. 30, 2021
Venture Lending and Leasing VI	Series D Preferred Stock	41,720	$1.2359	42,137	$1.23	Apr. 30, 2021
Rho Ventures VI L.P.	Series D Preferred Stock	97,662	$1.2359	98,638	$1.23	Jun. 20, 2021
Rho Ventures VI L.P.	Series D Preferred Stock	116,268	$1.2359	117,430	$1.23	Sep. 12, 2021
Rho Ventures VI L.P.	Series D Preferred Stock	116,268	$1.2359	117,430	$1.23	Oct. 28, 2021
Rho Ventures VI L.P.	Series D Preferred Stock	103,874	$1.2359	104,912	$1.23	Jan. 5, 2022
Rho Ventures VI L.P.	Series D Preferred Stock	78,478	$1.2359	79,262	$1.23	Mar. 5, 2022
Richard Lowenthal	Series D Preferred Stock	121,369	$1.2359	122,582	$1.23	Jan. 5, 2022
Richard Lowenthal	Series D Preferred Stock	28,319	$1.2359	28,602	$1.23	Mar. 4, 2022
Silicon Valley Bank	Series D Preferred Stock	206,328	$1.2359	208,391	$1.23	Dec. 12, 2022
Silicon Valley Bank	Series D Preferred Stock	97,096	$1.2359	98,066	$1.23	Dec. 12, 2022
Silicon Valley Bank	Series D Preferred Stock	40,456	$1.2359	40,860	$1.23	Dec. 12, 2022

Holder	ChargePoint Security Underlying Warrant	Number of Warrant Shares Outstanding (on an as-converted basis)	Current Exercise Price per Share (on an as-converted basis)	Number of New ChargePoint Warrant Shares(1)	Post-Closing Exercise Price per Share(1)	Expiration Date
ChargePoint Investments LLC	Series D Preferred Stock	603	$1.2359	609	$1.23	Jun. 20, 2021
ChargePoint Investments LLC	Series D Preferred Stock	456	$1.2359	460	$1.23	Sep. 12, 2021
ChargePoint Investments LLC	Series D Preferred Stock	456	$1.2359	460	$1.23	Oct. 28, 2021
ChargePoint Investments LLC	Series D Preferred Stock	2,066	$1.2359	2,086	$1.23	Jan. 5, 2022
ChargePoint Investments LLC	Series D Preferred Stock	1,373	$1.2359	1,386	$1.23	Mar. 4, 2022
ChargePoint Investments LLC	Series D Preferred Stock	21,812	$1.2359	22,030	$1.23	Jun. 20, 2021
ChargePoint Investments LLC	Series D Preferred Stock	16,482	$1.2359	16,646	$1.23	Sep. 12, 2021
ChargePoint Investments LLC	Series D Preferred Stock	16,482	$1.2359	16,646	$1.23	Oct. 28, 2021
ChargePoint Investments LLC	Series D Preferred Stock	20,338	$1.2359	20,541	$1.23	Jan. 5, 2022
ChargePoint Investments LLC	Series D Preferred Stock	13,246	$1.2359	13,378	$1.23	Mar. 4, 2022
Next47 Services GmbH	Series D Preferred Stock	54,926	$1.2359	55,475	$1.23	Jun. 20, 2021
Next47 Services GmbH	Series D Preferred Stock	58,162	$1.2359	58,743	$1.23	Oct. 12, 2021
Next47 Services GmbH	Series D Preferred Stock	58,162	$1.2359	58,743	$1.23	Oct. 28, 2021
Next47 Services GmbH	Series D Preferred Stock	58,419	$1.2359	59,003	$1.23	Jan. 30, 2022
Next47 Services GmbH	Series D Preferred Stock	29,293	$1.2359	29,585	$1.23	Mar. 27, 2022
Ares Capital Corporation	Series E Preferred Stock	809,126	$1.2359	817,217	$1.23	Dec. 24, 2024

____________

(1)      Calculated using estimated Exchange Ratio of 1.01.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Proposed Second A&R Charter and Bylaws

Although we have opted out of Section 203 of the DGCL under the existing Charter, we will not opt out of Section 203 of the DGCL under the Proposed Second A&R Charter. Under Section 203 of the DGCL, New ChargePoint will be prohibited from engaging in any Business Combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of New ChargePoint (the “acquisition”), except if:

•        the New ChargePoint Board approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the Business Combination is approved by the New ChargePoint Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New ChargePoint for a three-year period. This may encourage companies interested in acquiring New ChargePoint to negotiate in advance with the New ChargePoint Board because the stockholder approval requirement would be avoided if the New ChargePoint Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the New ChargePoint Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under the Proposed Second A&R Charter, subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of New ChargePoint must be effected at a duly called annual or special meeting of stockholders of New ChargePoint and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under the Proposed Second A&R Charter, special meetings of stockholders of New ChargePoint may be called only by the chairperson of the New ChargePoint Board, the chief executive officer of New ChargePoint or the New ChargePoint Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the Proposed Second A&R Charter, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of New ChargePoint shall be given in the manner and to the extent provided in New ChargePoint’s bylaws.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of New ChargePoint Class A Common Stock or ChargePoint Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of such New ChargePoint securities then-outstanding; or

•        the average weekly reported trading volume of such New ChargePoint securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their Founder Shares pursuant to Rule 144 without registration one year after we have completed an Initial Business Combination, although these shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

Listing of Securities

We have applied to continue the listing of our Class A Common Stock and public warrants on the NYSE under the symbols “            ” and “            WS,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Switchback regarding (a) the actual beneficial ownership of our voting common stock as of the record date (prior to the Business Combination and PIPE Financing) and (b) the expected beneficial ownership of our voting common stock immediately following consummation of the Business Combination and PIPE Financing, assuming that no public shares of Switchback are redeemed, and alternatively the maximum redemptions scenario, which assumes that 21,075,290 shares of Class A Common Stock are redeemed as further described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” resulting in an aggregate payment of $213.0 million out of the Trust Account, in each case, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock;

•        each of our named executive officers and directors;

•        each person who will become a named executive officer or director of New ChargePoint post-Business Combination; and

•        all current executive officers and directors of Switchback, as a group pre-Business Combination and all executive officers and directors of New ChargePoint post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our voting common stock prior to the Business Combination and PIPE Financing is based on 39,264,704 shares of Class A Common Stock and Class B Common Stock (including Founder Shares) issued and outstanding in the aggregate as of September 30, 2020.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the Business Combination and PIPE Financing, assuming none of our public shares are redeemed, (a) assumes (i) that none of Switchback’s initial stockholders or the Historical Rollover Stockholders purchase shares of Class A Common Stock in the open market, (ii) a Closing Date of December 15, 2020, (iii) that are no other issuances of equity interests of Switchback and (iv) that there are no exercises of ChargePoint Options or ChargePoint Warrants other than exercises of ChargePoint Options that would expire prior to the assumed Closing Date and (b) does not take into account (i) Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the Business Combination and PIPE Financing, assuming the maximum redemptions scenario where 21,075,290 public shares have been redeemed, (a) assumes (i) that none of Switchback’s initial stockholders or the Historical Rollover Stockholders purchase shares of Class A Common Stock in the open market, (ii) a Closing Date of December 15, 2020, (iii) that there are no other issuances of equity interests of Switchback and (iv) that there are no exercises of ChargePoint Options or ChargePoint Warrants other than exercises of ChargePoint Options that would expire prior to the assumed Closing Date and (b) does not take into account (i) Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

Shares of ChargePoint Common Stock that may be acquired by an individual or group within 60 days of September 30, 2020, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated, the address for each ChargePoint stockholder listed is: 240 East Hacienda Avenue, Campbell, CA 95008.

			After the Business Combination
	Prior to the Business Combination		Assuming No Redemptions Scenario		Assuming Maximum Redemptions Scenario
Name and Address of Beneficial Owners(1)	Number of shares of Common Stock	%	Number of shares of Common Stock	%	Number of shares of Common Stock	%
Five Percent Holders of Switchback
NGP Switchback, LLC(2)(3)	7,732,941	19.7	6,748,235	2.5	6,748,235	2.7
Glazer Capital, LLC(4)	3,060,483	7.8	3,060,483	1.1	0	*
Hayman Capital Management, L.P.(5)	2,853,225	7.3	2,853,225	1.0	0	*
Adage Capital Partners, L.P.(6)	2,400,000	6.1	2,400,000	*	0	*
Davidson Kempner Partners(7)	2,000,000	5.1	2,000,000	*	0	*
HITE Hedge Asset Management LLC(8)	2,000,000	5.1	2,000,000	*	0	*
Directors and Executive Officers of Switchback
Scott McNeill(3)	7,835,941	20.0	6,851,235	2.5	6,851,235	2.7
Jim Mutrie(3)	7,775,941	19.8	6,791,235	2.5	6,791,235	2.7
Josh Rosinski	5,000	*	5,000	*	5,000	*
Chris Carter(9)	7,732,941	19.7	6,748,235	2.5	6,748,235	2.7
Scott Gieselman(9)	7,732,941	19.7	7,732,941	2.8	7,732,941	3.1
Sam Stoutner(9)	7,732,941	19.7	6,748,235	2.5	6,748,235	2.7
Joseph Armes	65,000	*	65,000	*	65,000	*
Zane Arrott	64,000	*	64,000	*	64,000	*
Ray Kubis	40,000	*	40,000	*	40,000	*
All Directors and Executive Officers of Switchback as a Group (9 Individuals)	8,052,941	20.5	7,068,235	2.6	7,068,235	2.8
Five Percent Holders of ChargePoint:
Entities affiliated with Linse Capital, LLC(10)	—	—	80,415,628	29.5	80,415,628	32.0
Q-GRG VII (CP) Investment Partners, LLC(11)	—	—	34,550,580	12.7	34,550,580	13.7
Entities affiliated with Rho Capital Partners LLC(12)	—	—	23,394,256	8.6	23,394,256	9.3
Entities affiliated with Braemar Energy Ventures III, LP(13)	—	—	20,283,061	7.4	20,283,061	8.1
CPP Investment Board (USRE) Inc.(14)	—	—	18,585,830	6.8	18,585,830	7.4
Next47 Services GmbH(15)	—	—	—		—
Directors and Executive Officers of New ChargePoint After Consummation of the Business Combination
Pasquale Romano(16)	—	—	7,901,407	2.9	7,901,407	3.1
Lawrence Lee(17)	—	—	378,595	*	378,595	*
Eric Sidle(18)	—	—	424,612	*	424,612	*
Roxanne Bowman(19)	—	—	96,118	*	96,118	*
Bruce Chizen(20)	—	—	878,887	*	878,887	*
Axel Harries(21)	—	—	9,409,320	3.5	9,409,320	3.7
Mark Leschly(22)	—	—	26,106,487	9.6	26,106,487	10.4
Michael Linse(23)	—	—	80,415,628	29.5	80,415,628	32.0
Neil S. Suslak(24)	—	—	20,283,061	7.4	20,283,061	8.1
G. Richard Wagoner, Jr.(25)	—	—	420,211	*	420,211	*
Jeffrey Harris(26)	—	—	34,550,580	12.7	34,550,580	13.7
All Directors and Executive Officers of New ChargePoint as a Group (16 Individuals)(26)	—	—	184,198,024	67.6	184,198,024	73.2

____________

*        Less than one percent.

(1)      This table is based on 39,264,704 shares of Common Stock outstanding at          ,         of which 31,411,763 were shares of Class A Common Stock and 7,852,941 were shares of Class B Common Stock. Unless otherwise noted, the business address of each of the entities, directors and executive officers in this table is 5949 Sherry Lane, Suite 1010, Dallas, TX 75225.

(2)      Interests shown consist solely of Founder Shares, classified as shares of Class B Common Stock. Such shares will automatically convert into shares of Class A Common Stock at the time of our Initial Business Combination on a one-for-one basis, subject to adjustment.

(3)      NGP Switchback, LLC is the record holder of the shares reported herein. Mr. McNeill is a manager and the Chief Executive Officer and Chief Financial Officer of NGP Switchback, LLC. Mr. Mutrie is a manager and the Chief Commercial Officer, General Counsel and Secretary of NGP Switchback, LLC. As such, Messrs. McNeill and Mutrie may be deemed to have or share beneficial ownership of the common stock held directly by NGP Switchback, LLC. Messrs. McNeill and Mutrie disclaim any such beneficial ownership of such securities. On July 30, 2019, Messrs. McNeill and Mutrie purchased, for $10.00 per unit, 103,000 units and 43,000 units, respectively, directly from the underwriters in connection with our IPO. Each unit consists of one share of our Class A Common Stock and one-third of one warrant. In addition, NGP ETP III Investments, LLC directly owns a majority of the limited liability company interests of NGP Switchback, LLC. NGP XII US Holdings, L.P. is the sole member of NGP ETP III Investments, LLC, NGP XII Holdings GP, L.L.C. is the general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage NGP ETP III Investments, LLC to NGP Energy Capital Management, L.L.C. Chris Carter, Tony R. Weber, Craig Glick and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. Accordingly, each of NGP ETP III Investments, LLC, NGP XII US Holdings, L.P., NGP XII Holdings GP, L.L.C., NGP Natural Resources XII, L.P., G.F.W. Energy XII, L.P., GFW XII, L.L.C., NGP Energy Capital Management, L.L.C., Tony R. Weber, Chris Carter, Craig Glick and Jill Lampert may be deemed to have or share beneficial ownership of the common stock held directly by NGP Switchback, LLC.

(4)      According to a Form 4 filed with the SEC on August 24, 2020 on behalf of Glazer Capital, LLC, a Delaware limited liability company (“Glazer Capital”), and Paul J. Glazer, the shares reported herein are held by certain funds and accounts to which Glazer Capital serves as investment manager. Paul J. Glazer serves as the managing member of Glazer Capital. The business address of this stockholder is 250 West 55th Street, Suite 30A, New York, NY 10019.

(5)     According to a Schedule 13G filed with the SEC on October 8, 2020 on behalf of Hayman Capital Management, L.P. (“HCM”), Hayman Capital Master Fund, L.P. (“HCMF”) and J. Kyle Bass, HCM serves as the investment adviser to and general partner of HCMF. Mr. Bass is the managing partner of, and may be deemed to beneficially own the securities held by HCM and HCMF reported herein. The business address of this stockholder is 2305 Cedar Springs Road, Suite 400, Dallas, TX 75201.

(6)     According to a Schedule 13G filed with the SEC on August 5, 2019 on behalf of Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”), Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), Robert Atchinson and Phillip Gross, the shares reported herein are directly owned by ACP. ACPGP is the general partner of ACP, ACA is the managing member of ACPGP, and Messrs. Atchinson and Gross are managing members of ACA. ACP has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the shares of Class A Common Stock beneficially owned by ACP. The business address of this stockholder is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(7)      According to a Schedule 13G filed with the SEC on August 5, 2019 on behalf of Davidson Kempner Partners (“DKP”), Davidson Kempner Institutional Partners, L.P. (“DKIP”), Davidson Kempner International, Ltd. (“DKIL”), Davidson Kempner Capital Management LP (“DKCM”), Thomas L. Kempner, Jr. and Anthony A. Yoseloff, DKCM acts as investment manager to each of DKP, DKIP and DKIL. Messrs. Kempner and Yoseloff, through DKCM, are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL reported herein. The business address of this stockholder is 520 Madison Avenue, 30th Floor, New York, NY 10022.

(8)      According to a Schedule 13G filed with the SEC on February 13, 2020 by HITE Hedge Asset Management LLC, a Delaware limited liability company, the shares reported herein are included in units held by HITE Hedge LP, HITE MLP LP, HITE Hedge QP LP, HITE MLP Advantage LP, HITE Energy LP, and HITE Hedge Offshore Ltd., for all of which HITE Hedge Asset Management LLC is the investment adviser. The business address of this stockholder is 300 Crown Colony Drive, Suite 108, Quincy, MA 02169.

(9)      NGP Switchback, LLC is the record holder of the shares reported herein. Messrs. Carter, Gieselman and Stoutner are managers of NGP Switchback, LLC. As such, Messrs. Carter, Gieselman and Stoutner may be deemed to have or share beneficial ownership of the common stock held directly by NGP Switchback, LLC. Messrs. Carter, Gieselman and Stoutner disclaim any such beneficial ownership of such securities.

(10)    Consists of (a) 28,122,060 shares of ChargePoint Common Stock issuable upon conversion of 25,207,064 shares of ChargePoint Preferred Stock, all of which is held directly by Linse Capital CP LLC, (b) 8,142,844 shares of ChargePoint Common Stock issuable upon conversion of 8,142,844 shares of ChargePoint Preferred Stock held directly by Linse Capital CP II LLC, (c) 9,161,913 shares of ChargePoint Common Stock issuable upon conversion of 9,161,913 shares of ChargePoint Preferred Stock held directly by Linse Capital CP III, LLC, (d) 6,340,990 shares of ChargePoint Common Stock issuable upon conversion of 6,094,015 shares of ChargePoint Preferred Stock, all of which is held directly by Linse Capital CP IV, LLC, (e) 6,520,973 shares of ChargePoint Common Stock issuable upon conversion of 6,520,973 shares of ChargePoint Preferred Stock and 2,173,658 shares of ChargePoint Common Stock subject to a warrant exercisable within 60 days of August 31, 2020, all of which is held directly by Linse Capital CP V, LLC and (f) 9,421,458 shares of ChargePoint Common Stock issuable upon conversion of 9,421,458 shares of ChargePoint Preferred Stock and 9,421,458 shares of ChargePoint Common Stock subject to a warrant exercisable within 60 days of August 31, 2020, all of which is held directly by Linse Capital CP VI, LLC (collectively, the “Linse Funds”). Mr. Linse is the managing director of Linse Capital LLC, which is the managing member of each of the Linse Funds. Mr. Linse has sole voting and investment power over the shares held by each of the Linse Funds. The principal address of each of the funds is 53 Calle Palmeras, Suite 601, San Juan, Puerto Rico 00901.

(11)    Consists of (a) 22,911,526 shares of ChargePoint Common Stock issuable upon conversion of 22,911,526 shares of ChargePoint Preferred Stock and (b) 11,162,025 shares of ChargePoint Common Stock subject to a warrant exercisable within 60 days of August 31, 2020, all of which is held directly by Q-GRG VII (CP) Investment Partners, LLC (“Q-GRG”). QEM VII, LLC (“QEM VII”) is the managing member of Q-GRG. Therefore, QEM VII may be deemed to share voting and dispositive power over the securities held by Q-GRG and may also be deemed to be the beneficial owner of these securities. QEM VII disclaims beneficial ownership of such securities in excess of its pecuniary interest in the securities. Any decision taken by QEM VII to vote, or to direct to vote, and to dispose, or to direct the disposition of, the securities held by Q-GRG has to be approved by a majority of the members of its investment committee, which majority must include S. Wil VanLoh, Jr. and Dheeraj Verma. Therefore, Mr. VanLoh, Jr. and Mr. Verma may be deemed to share voting and dispositive power over the securities held by Q-GRG and may also be deemed to be the beneficial owner of these securities. Mr. VanLoh, Jr. and Mr. Verma disclaim beneficial ownership of such securities in excess of their pecuniary interests in the securities. The principal address of Q-GRG is 800 Capitol Street, Suite 3600, Houston, TX 77002.

(12)    Consists of 23,071,259 shares of ChargePoint Common Stock issuable upon conversion of 19,717,745 shares of ChargePoint Preferred Stock, all of which is held directly by Rho Ventures VI, L.P. (“RV VI”). RMV VI, L.L.C. (“RMV VI”) is the general partner of RV VI, and Rho Capital Partners LLC (“RCP LLC”) is the managing member of RMV VI, and as such, each of RCP LLC and RMV VI has the power to direct the voting and disposition of the shares owned by RV VI and may be deemed to have indirect beneficial ownership of the shares held by RV VI. As the managing members of RCP LLC, Joshua Ruch, Habib Kairouz and Mark Leschly possess power to direct the voting and disposition of the shares owned by RV VI and may be deemed to have indirect beneficial ownership of the shares held by RV VI. Each of Mr. Ruch, Mr. Kairouz and Mr. Leschly disclaim beneficial ownership of the shares held by RV VI except to the extent of his pecuniary interest therein. The principal address of each of RV VI is 152 West 57th St., 23rd Floor, New York, NY 10019.

(13)    Consists of (a) 320,585 shares of ChargePoint Common Stock issuable upon conversion of 320,585 shares of ChargePoint Preferred Stock, all of which is held directly by Braemar CP Investments 2019 LLC, (b) 2,467,396 shares of ChargePoint Common Stock issuable upon conversion of 2,467,396 shares of ChargePoint Preferred Stock, all of which is held directly by Braemar CP Investments II 2020, LLC, (c) 10,582,027 shares of ChargePoint Common Stock issuable upon conversion of 10,582,027 shares of ChargePoint Preferred Stock and 29,373 shares of ChargePoint Common Stock subject to a warrant exercisable within 60 days of August 31, 2020, all of which is held directly by Braemar Energy Ventures III, L.P., (d) 2,759,221 shares of ChargePoint Common Stock issuable upon conversion of 2,759,221 shares of ChargePoint Preferred Stock and 93,314 shares of ChargePoint Series D Preferred Stock subject to a warrant exercisable within 60 days of August 30, 2020, all of which is held directly by ChargePoint Investments LLC, (e) 808,997 shares of ChargePoint Common Stock issuable upon conversion of 808,997 shares of ChargePoint Preferred Stock held directly by ChargePoint Investments II, LLC and (f) 1,471,053 shares of ChargePoint Common Stock issuable upon conversion of 1,471,053 shares of ChargePoint Preferred Stock and 1,471,053 shares of ChargePoint Common Stock subject to a warrant exercisable within 60 days of August 31, 2020, all of which is held directly by Braemar ChargePoint Investments III, LLC (collectively, the “Braemar Funds”). Mr. Suslak is the Managing Partner of Braemar Energy Ventures, which is the General Partner of each of the Braemar Funds. Mr. Suslak shares voting and investment power over the shares held by each of the Braemar Funds with William D. Lese and Donald F. Tappan, III. Each of Mr. Suslak, Mr. Lese and Mr. Tappan disclaim beneficial ownership of the securities held by the Braemar Funds. The principal address of each of the funds is c/o Braemar Energy Ventures, 350 Madison Avenue, 23rd Floor, New York, NY 10017.

(14)    Canada Pension Plan Investment Board (“CPPIB”), through its wholly-owned subsidiary CPP Investment Board (USRE) Inc. (“USRE”), beneficially owns (a) 12,865,703 shares of ChargePoint Common Stock issuable upon conversion of 12,865,703 shares of ChargePoint Preferred Stock and (b) 5,463,518 shares of ChargePoint Common Stock subject to a warrant exercisable within 60 days of August 31, 2020. CPPIB is managed by a board of directors and because the board of directors acts by consensus/majority approval, none of the members of the CPPIB board of directors has sole voting or dispositive power with respect to the securities of ChargePoint held by USRE. The principal address of USRE is c/o Canada Pension Plan Investment Board, One Queen St., E Suite 2600, Toronto, ON M5C 2W5, Canada.

(15)    Consists of (a) 10,991,013 shares of ChargePoint Common Stock issuable upon exercise of 8,855,916 shares of ChargePoint Preferred Stock, (b) 117,495 shares of ChargePoint Common Stock subject to a warrant exercisable within 60 days of August 31, 2020 and (c) 258,962 shares of ChargePoint Common Stock issuable upon conversion of 258,962 shares of ChargePoint Series D Preferred Stock subject to a warrant exercisable within 60 days of August 31, 2020, all of which is held directly by Next47 Services GmBH. The principal address of Next47 Services GmBH is Otto-Hahn-Ring 6, 81739 Munich, Germany.

(16)    Consists of 7,792,315 shares of ChargePoint common stock subject to options exercisable within 60 days of August 31, 2020 held directly by Mr. Romano.

(17)    Consists of (a) 250,000 shares of ChargePoint common stock subject to options exercisable within 60 days of August 31, 2020 held directly by Mr. Lee and (b) 61,684 shares of ChargePoint common stock issuable upon conversion of 61,684 shares of ChargePoint Preferred Stock and 61,684 shares of ChargePoint common stock subject to a warrant exercisable within 60 days of August 31, 2020, each of which is held directly by Five Plus Nine, LLC. Mr. Lee and Pei Ying Chow are the President and Vice President, respectively, of Five Plus Nine LLC. Mr. Lee and Mr. Chow share voting and investment power over the shares held by Five Plus Nine, LLC. The principal address of Five Plus Nine, LLC is 1918 Whitelaw Drive, Spring, TX 77386.

(18)    Consists of (a) 80,000 shares of ChargePoint common stock and (b) 338,750 shares of ChargePoint common stock subject to options exercisable within 60 days of August 31, 2020, all of which is held directly by Mr. Sidle.

(19)    Consists of 94,791 shares of ChargePoint common stock subject to options exercisable within 60 days of August 31, 2020 held by Ms. Bowman.

(20)    Consists of: (a) 50,000 shares of ChargePoint common stock subject to options exercisable within 60 days of August 31, 2020 held directly by Mr. Chizen, (b) 600,355 shares of ChargePoint common stock, 88,121 shares of ChargePoint common stock issuable upon conversion of 88,121 shares of ChargePoint Preferred Stock and 88,121 shares of ChargePoint common stock subject to a warrant exercisable within 60 days of August 31, 2020, all of which is held directly by Bruce Chizen 2009 Irrevocable Trust, dated January 24, 2009 (the “Chizen Trust”) and (c) 40,156 shares of ChargePoint common stock issuable upon conversion of 40,156 shares of ChargePoint Preferred Stock held directly by the Gail Chizen 2009 Irrevocable Trust (the “Gail Chizen Trust”). Mr. Chizen is the co-trustee of each the Chizen Trust and the Gail Chizen Trust and has shared voting and investment power over the shares held by each of the Chizen Trust and the Gail Chizen Trust.

(21)   Consists of: (a) 88,121 shares of ChargePoint common stock issuable upon conversion of 88,121 shares of ChargePoint Preferred Stock and 29,374 shares of ChargePoint common stock subject to a warrant exercisable within 60 days of August 31, 2020, all of which is held directly by Daimler Trucks & Buses Holding Inc. (“Daimler Holding”) and (b) 9,161,914 shares of ChargePoint common stock issuable upon conversion of 9,161,914 shares of ChargePoint Preferred Stock held directly by Mercedes-Benz Investment Company LLC (“MB Investment”). Mr. Harries is a Vice President of Daimler AG, which indirectly controls Daimler Holding and MB Investment, and has no shared voting and investment power over the shares held by either of Daimler Holding or MB Investment. The principal address of Daimler Holding Inc.is 4555 North Channel Ave, Portland, OR 97217. The principal address of MB Investment is One Mercedes-Benz Drive, Atlanta, GA 30328.

(22)    Consists of (a) 361,401 shares of ChargePoint Common Stock issuable upon conversion of 361,401 shares of ChargePoint Preferred Stock held directly by Iconica LLC and (b) 2,313,383 shares of ChargePoint Common Stock issuable upon conversion of 2,313,383 shares of ChargePoint Preferred Stock held directly by Iconica Partners F LLC (“Iconica F”). As the managing member of Iconica LLC, Mr. Leschly possesses sole power to direct the voting and disposition of the shares owned by Iconica F and Iconica LLC. Iconica LLC is the managing member of Iconica F, and as such, has the power to direct the vote and disposition of the shares owned by Iconica F. Mr. Leschly disclaims beneficial ownership of the shares held by Iconica F except to the extent of his pecuniary interest therein. The principal address of Iconica F is c/o Iconica Partners, 525 University Avenue, Suite 1350, Palo Alto, CA 94301.

(23)    See footnote 10.

(24)    See footnote 13.

(25)    Consists of (a) 379,161 shares of ChargePoint common stock subject to options exercisable within 60 days of August 31, 2020 held by Mr. Wagoner and (b) 35,249 shares of ChargePoint common stock issuable upon conversion of 35,249 shares of ChargePoint Preferred Stock and 35,249 shares of ChargePoint common stock subject to a warrant exercisable within 60 days of August 31, 2020, all of which is held directly by G. Richard Wagoner, Jr. Trust dated 7/13/1989, as amended and restated 10/19/2018 (the “Wagoner Trust”). Mr. Wagoner is the trustee of the Wagoner Trust and has sole voting and investment power over the shares held by the Wagoner Trust.

(26)    See footnote 11.

(27)    Consists of (a) 1,305,355 shares of ChargePoint common stock, (b) 11,355,620 shares of ChargePoint common stock subject to options exercisable within 60 days of August 31, 2020, (c) 137,824,967 shares of ChargePoint common stock issuable upon conversion of 144,340,452 shares of ChargePoint Preferred Stock, (d) 24,560,116 shares of ChargePoint common stock subject to warrants exercisable within 60 days of August 31, 2020 and (e) 93,314 shares of ChargePoint common stock issuable upon conversion of 93,314 shares of ChargePoint Series D Preferred Stock subject to warrants exercisable within 60 days of August 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Switchback Related Party Transactions

Founder Shares

On May 16, 2019, we issued an aggregate of 8,625,000 Founder Shares to our Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. In July 2019, our Sponsor transferred 40,000 Founder Shares to each of our independent director nominees at their original purchase price. In September 2019, our Sponsor forfeited an aggregate of 772,059 Founder Shares. On July 31, 2020, our Sponsor transferred an aggregate of 40,000 Founder Shares to our third independent director at their original purchase price.

In connection with the execution of the Business Combination Agreement, the initial stockholders entered into the Founders Stock Letter with Switchback pursuant to which, among other things, the initial stockholders will, (a) subject to the satisfaction of the conditions to Closing set forth in the Business Combination Agreement, immediately prior to the Closing, surrender to Switchback, for no consideration and as a capital contribution to Switchback, 984,706 Founder Shares held by them (on a pro rata basis), whereupon such Founder Shares will be immediately cancelled and (b) upon and subject to the Closing, subject the 900,000 Founder Earn Back Shares (including any Class A Common Stock issued in exchange therefor in the Merger) held by them (on a pro rata basis) to potential forfeiture if the Closing VWAP of one share of Class A Common Stock quoted on the NYSE does not satisfy the price target set forth in the Founders Stock Letter for any ten trading days within any 20 consecutive trading day period within the Earnout Period. The Founders Stock Letter also provides that our Sponsor will bear any Switchback Transaction Costs in excess of the Switchback Transaction Costs Cap, excluding any PIPE Financing Transaction Costs.

Private Placement Warrants

Our Sponsor purchased an aggregate of 5,521,568 private placement warrants for a purchase price of $1.50 per warrant in private placements that occurred simultaneously with the closing of our IPO and the sale of the Over-allotment Units. As such, our Sponsor’s interest in this transaction is valued at approximately $8.3 million. Each private placement warrant entitles the holder to purchase one share of our Class A Common Stock at $11.50 per share. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.

Administrative Services Agreement

On July 25, 2019, we entered into an administrative services agreement pursuant to which have agreed to pay our Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of our Initial Business Combination or our liquidation, we will cease paying these monthly fees.

Other than these monthly fees, no compensation of any kind, including finder’s and consulting fees, will be paid by Switchback to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an Initial Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Related Party Loans and Advances

Until the consummation of our IPO, our only source of liquidity was an initial sale of Founder Shares to our Sponsor, and the proceeds of loans and advances from our Sponsor in the amount of $251,000. In August 2019, Switchback repaid our Sponsor $251,000 in settlement of the outstanding loan and advances.

In addition, in order to finance transaction costs in connection with an intended Initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an Initial Business Combination, we would repay such loaned amounts. In the event that our Initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except as set forth above, the terms of such loans by our officers and directors, if any, have not been determined, and no written agreements exist with respect to such loans. Prior to the completion of our Initial Business Combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Registration Rights

The holders of the Founder Shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to the IPO Registration Rights Agreement, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Common Stock). The holders of at least $25 million in value of these securities are entitled to demand that we file a registration statement covering such securities and to require us to effect up to an aggregate of three underwritten offerings of such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our Initial Business Combination. However, the IPO Registration Rights Agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (a) in the case of the Founder Shares, on the earlier of (i) one year after the completion of our Initial Business Combination or (ii) subsequent to our Business Combination, (A) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Initial Business Combination or (B) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (b) in the case of the private placement warrants and the respective Class A Common Stock underlying such warrants, 30 days after the completion of our Initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Closing, the IPO Registration Rights Agreement will be amended and restated and Switchback and the Registration Rights Holders will enter into that amended and restated IPO Registration Rights Agreement attached as an exhibit to the Business Combination Agreement. Pursuant to the A&R Registration Rights Agreement, Switchback will agree that, within 15 business days after the Closing, Switchback will file with the SEC (at Switchback’s sole cost and expense) the Resale Registration Statement, and Switchback will use its commercially reasonable efforts to have the Resale Registration Statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to four underwritten offerings and will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Switchback if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

ChargePoint’s Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “Management After the Business Combination” and “Executive Compensation” and the registration rights described in the section titled “Description of Securities,” the following is a description of each transaction since February 1, 2017 and each currently proposed transaction in which:

•        ChargePoint has been or is to be a participant;

•        the amount involved exceeded or exceeds $120,000; and

•        any of ChargePoint’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Equity Financings

Sales of Series G Preferred Stock

In February 2017, ChargePoint sold an aggregate of 28,630,981 shares of its Series G Preferred Stock at a purchase price of $4.3659 per share to accredited investors for an aggregate purchase price of approximately $125.0 million. Each share of ChargePoint’s Series G Preferred Stock will convert automatically into shares of common stock of the Company in connection with the Conversion, as provided in the Business Combination Agreement.

The following table summarizes purchases of shares of ChargePoint’s Series G Preferred Stock by its executive officers, directors, and holders of more than 5% of its capital stock.

Purchaser	Affiliated Director(s) or Officer(s)	Shares of Series G Preferred Stock
		Number of Shares	Aggregate Gross Consideration ($)
Braemar Energy Ventures(1)	Neil S. Suslak	639,844	$3,000,001.99
Entities affiliated with Linse Capital LLC(2)	Michael Linse	5,955,244	$25,999,999.78
Rho Ventures VI, L.P.(3)	Mark Leschly	1,145,239	$4,999,998.96

____________

(1)      Entities affiliated with Braemar Energy holding shares of ChargePoint’s series C preferred stock which are aggregated for purposes of reporting share ownership information include Braemar CP Investments 2019 LLC, Braemar ChargePoint Investments II, LLC and Braemar ChargePoint Investments III, LLC.

(2)      Entities affiliated with Linse Capital, LLC held more than 5% of ChargePoint’s capital stock prior to the Business Combination.

(3)      Entities affiliated with Rho Ventures VI, L.P. held more than 5% of ChargePoint’s capital stock prior to the Business Combination.

Sales of Series H Preferred Stock and Warrants

From November 2018 to February 2019, ChargePoint sold an aggregate of 42,298,202 shares of its Series H Preferred Stock and warrants to purchase up to an aggregate of 14,099,400 shares of ChargePoint Common Stock at a purchase price of $5.674 per unit consisting of (a) one share of Series H Preferred Stock and (b) a warrant to purchase one-third of a share of ChargePoint Common Stock to accredited investors for an aggregate purchase price of approximately $240.0 million. Each share of ChargePoint’s Series H Preferred Stock will convert automatically into shares of common stock of ChargePoint in connection with the Conversion, as provided in the Business Combination Agreement. As of September 30, 2020, the warrants remained outstanding and exercisable.

The following table summarizes purchases of shares of ChargePoint’s Series H Preferred Stock by its executive officers, directors, and holders of more than 5% of its capital stock.

Purchaser	Affiliated Director(s) or Officer(s)	Shares of Series H Preferred Stock
		Shares Purchased	Warrants Purchased	Aggregate Purchase Price
Entities affiliated with Braemar Energy Ventures III, L.P.(1)	Neil S. Suslak	88,121	29,373	$499,998.56
Canada Pension Plan Investment Board		11,103,278	3,701,093	$62,999,999.38
Entities affiliated with Linse Capital LLC(2)	Michael Linse	6,520,973	2,173,658	$37,000,000.81
Next47 Services GmbH		352,485	117,495	$1,999,999.89
Q-GRG VII (CP) Investment Partners, LLC(3)	Jeffrey Harris	17,624,251	5,874,750	$100,000,000.18

____________

(1)      Entities affiliated with Braemar Energy Ventures III, L.P. held more than 5% of ChargePoint’s capital stock prior to the Business Combination.

(2)      Entities affiliated with Linse Capital, LLC held more than 5% of ChargePoint’s capital stock prior to the Business Combination.

(3)      Entities affiliated with Q-GRG VII (CP) Investment Partners, LLC held more than 5% of ChargePoint’s capital stock prior to the Business Combination.

Sales of Series H-1 Preferred Stock

In July 2020, ChargePoint sold an aggregate of 22,427,306 shares of its Series H-1 Preferred Stock and warrants to purchase up to an aggregate of 22,427,306 shares of ChargePoint Common Stock at a purchase price of $5.674 per unit consisting of (a) one share of Series H Preferred Stock and (b) a warrant to purchase one share of ChargePoint Common Stock to accredited investors for an aggregate purchase price of approximately $127.3 million. Each share of ChargePoint’s Series H-1 Preferred Stock will convert automatically into shares of common stock of ChargePoint in connection with the Conversion, as provided in the Business Combination Agreement. As of September 30, 2020, the warrants remained outstanding and exercisable.

The following table summarizes purchases of shares of ChargePoint’s Series H-1 Preferred Stock by its executive officers, directors, and holders of more than 5% of its capital stock.

Purchaser	Affiliated Director(s) or Officer(s)	Shares of Series H-1 Preferred Stock
		Shares Purchased	Warrants Purchased	Aggregate Purchase Price
Braemar ChargePoint Investments III, LLC(1)	Neil S. Suslak	1,471,053	1,471,053	$8,346,754.73
Bruce Chizen 2009 Irrevocable Trust, dated January 24, 2009	Bruce Chizen	88,121	88,121	$499,998.56
CPP Investment Board (USRE) Inc.(2)		1,762,425	1,762,425	$9,999,999.45
G. Richard Wagoner, Jr. Trust, dated July 13, 1989, as amended and restated October 19, 2018	G. Richard Wagoner, Jr.	35,249	35,249	$200,002.83
Jackson 1997 Trust, dated November 6, 1997	Rex Jackson	88,121	88,121	$499,998.56
Five Plus Nine LLC	Lawrence Lee	61,684	61,684	$349,995.02
Entities affiliated with Linse Capital, LLC(3)	Michael Linse	9,421,458	9,421,458	$53,457,352.70
Richard Lowenthal	Richard Lowenthal	176,243	176,243	$1,000,002.79
Q-GRG VII (CP) Investment Partners, LLC(4)	Jeffrey Harris	5,287,275	5,287,275	$29,999,998.35

____________

(1)      Entities affiliated with Braemar ChargePoint Investments III, LLC held more than 5% of ChargePoint’s capital stock prior to the Business Combination.

(2)      CPP Investment (USRE) Inc. is affiliated with Canada Pension Plan Investment Board, which held more than 5% of ChargePoint’s capital stock prior to the Business Combination.

(3)      Entities affiliated with Linse Capital, LLC held more than 5% of ChargePoint’s capital stock prior to the Business Combination.

(4)      Entities affiliated with Q-GRG VII (CP) Investment Partners, LLC held more than 5% of ChargePoint’s capital stock prior to the Business Combination.

Indemnification Agreements

ChargePoint has entered into indemnification agreements with each of its officers and directors and purchased directors’ and officers’ liability insurance. The indemnification agreements, ChargePoint’s amended and restated certificate of incorporation, as amended, and its bylaws, as amended currently in effect require ChargePoint to indemnify its directors and officers to the fullest extent permitted under Delaware law.

New ChargePoint’s Proposed Second A&R Charter, which will be effective upon the completion of the business combination, will contain provisions limiting the liability of directors, and the post-combination company’s second amended and restated bylaws, which will be effective upon the completion of the Business Combination, will provide that the post-combination company will indemnify each of its directors to the fullest extent permitted under Delaware law. The Proposed Second A&R Charter and the second amended and restated bylaws will also provide the Board with discretion to indemnify officers and employees when determined appropriate by the New ChargePoint Board.

New ChargePoint intends to enter into new indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements will provide that the post-combination company will indemnify each of its directors, executive officers, and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the post-combination company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, New ChargePoint’s Proposed Second A&R Charter and second amended and restated bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the post-combination company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Customer Agreements

ChargePoint has entered into certain business relationships with Daimler AG and its affiliated entities (“Daimler”). Daimler is an affiliate of Axel Harries, a director of ChargePoint and New ChargePoint after completion of the Business Combination. Revenue from Daimler was $3.1 million, $1.1 million and $1.6 million for the fiscal years ended January 31, 2020, 2019 and the six months ended July 31, 2020, respectively.

Amended and Restated Investors’ Rights Agreement

In connection with the issuances of shares of its Series H-1 Preferred Stock in July 2020, ChargePoint entered into an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) with certain holders of ChargePoint’s capital stock. The Investors’ Rights Agreement provides for, among other things, certain demand, piggy-back and S-3 registration rights. The following directors, executive officers and holders of more than 5% of ChargePoint capital stock and their affiliates are parties to the Investors’ Rights Agreement:

•        Entities affiliated with Braemar ChargePoint Investments III, LLC;

•        An entity affiliated with Bruce Chizen;

•        Canada Pension Plan Investment Board;

•        An entity affiliated with Rex Jackson;

•        An entity affiliated with Lawrence Lee;

•        Entities affiliated with Mark Leschly;

•        Entities affiliated with Linse Capital CP VI, LLC;

•        Next47 Services GmbH;

•        Richard Lowenthal;

•        Q-GRG VII (CP) Investment Partners, LLC;

•        Rho Ventures VI L.P.; and

•        An entity affiliated with G. Richard Wagoner, Jr.

The Investors’ Rights Agreement will terminate upon the Closing of the Business Combination.

Amended and Restated Voting Agreement

In connection with the issuances of shares of its Series H-1 Preferred Stock in July 2020, ChargePoint entered into an amended and restated voting agreement (the “Voting Agreement”) with certain holders of ChargePoint’s capital stock. The Voting Agreement provides for, among other things, such holders to vote in accordance with its terms, including in matters related to the composition of ChargePoint’s board of directors, and provides for drag-along rights with respect to proposed sales of ChargePoint securities. The following directors, executive officers and holders of more than 5% of ChargePoint capital stock and their affiliates are parties to the Voting Agreement:

•        Entities affiliated with Braemar ChargePoint Investments III, LLC;

•        An entity affiliated with Bruce Chizen;

•        Canada Pension Plan Investment Board;

•        An entity affiliated with Rex Jackson;

•        An entity affiliated with Lawrence Lee;

•        Entities affiliated with Mark Leschly;

•        Entities affiliated with Linse Capital CP VI, LLC;

•        Richard Lowenthal;

•        Next47 Services GmbH;

•        Q-GRG VII (CP) Investment Partners, LLC;

•        Rho Ventures VI L.P.;

•        An entity affiliated with G. Richard Wagoner, Jr.; and

•        The Voting Agreement will terminate upon the Closing of the Business Combination.

Amended and Restated Right of First Refusal and Co-Sale Agreement

In connection with the issuances of shares of its Series H-1 Preferred Stock in July 2020, ChargePoint entered into an amended and restated right of first refusal and co-sale agreement (the “Co-Sale Agreement”) with certain holders of ChargePoint’s capital stock. The following directors, executive officers and holders of more than 5% of ChargePoint capital stock and their affiliates are parties to the Co-Sale Agreement:

•        Entities affiliated with Braemar ChargePoint Investments III, LLC;

•        An entity affiliated with Bruce Chizen;

•        Canada Pension Plan Investment Board;

•        An entity affiliated with Rex Jackson;

•        An entity affiliated with Lawrence Lee;

•        Entities affiliated with Mark Leschly;

•        Entities affiliated with Linse Capital CP VI, LLC;

•        Richard Lowenthal;

•        Next47 Services GmbH;

•        Q-GRG VII (CP) Investment Partners, LLC;

•        Rho Ventures VI L.P.;

•        Pasquale Romano; and

•        An entity affiliated with G. Richard Wagoner, Jr.

The Co-Sale Agreement will terminate upon the Closing of the business combination.

A&R Registration Rights Agreement

In connection with the business Combination, certain holders of ChargePoint’s capital stock plan to enter into an amended and restated registration rights agreement with the Company. See “The Business Combination — A&R Registration Rights Agreement” for more information relating to the amended and restated registration rights agreement.

Policies and Procedures for Related Party Transactions

The board of directors of ChargePoint reviews and considers the interests of its directors, executive officers and principal stockholders in its review and consideration of transactions and forms committees of non-interested directors when it determines that the formation of such committees is appropriate under the circumstances.

The post-combination company intends to adopt a new written related party transaction policy to be effective upon the completion of the business combination. The policy will provide that officers, directors, holders of more than 5% of any class of the post-combination company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the post-combination company without the prior consent of the audit committee, or other independent members of the New ChargePoint Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the post-combination company to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

All of the transactions described in this section were entered into prior to the adoption of this policy. Although ChargePoint has not had a written policy for the review and approval of transactions with related persons, the board of directors of ChargePoint has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to the ChargePoint board of directors. The ChargePoint board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to ChargePoint and in the best interest of all ChargePoint stockholders.

EXPERTS

The financial statements of ChargePoint, Inc. as of January 31, 2020 and 2019 and for each of the three years in the period ended January 31, 2020 included in this proxy statement/prospectus/consent solicitation have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Switchback Energy Acquisition Corporation as of December 31, 2019 and for the period from May 10, 2019 (inception) through December 31, 2019, appearing in this Registration Statement on Form S-4 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus/consent solicitation statement, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless Switchback has received contrary instructions, Switchback may send a single copy of this proxy statement/prospectus/consent solicitation statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of Switchback’s disclosure documents at the same address this year, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Switchback’s disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact Switchback at its offices at 5949 Sherry Lane, Suite 1010, Dallas, TX 75225 or its telephone number at (214) 368-0821 or send an email to info@switchback-energy.com to inform Switchback of his or her request; or

•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Switchback Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

We anticipate that the 2021 annual meeting of stockholders will be held no later than            , 2021. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2021 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Assuming the meeting is held on or about            , 2021, such proposals must be received by New ChargePoint at its offices at 240 East Hacienda Avenue, Campbell, CA 95008, within a reasonable time before New ChargePoint begins to print and send its proxy materials for the meeting.

In addition, New ChargePoint’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New ChargePoint not later than the close of business on the 90th day nor earlier than the close of business 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after such anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made. Thus, for our 2021 annual meeting of stockholders, notice of a proposal must be delivered to our Secretary no later than            , 2021 and no earlier than            , 2021. The Chairman of the New ChargePoint Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Further, New ChargePoint’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New ChargePoint in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. Thus, for our 2021 annual meeting of stockholders, notice of a nomination must be delivered to our Secretary no later than            , 2021 and no earlier than            , 2021. The Chairman of the New ChargePoint Board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Switchback files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Switchback’s SEC filings, including this proxy statement/prospectus/consent solicitation statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus/consent solicitation statement or if you have questions about the Business Combination or the Proposals to be presented at the special meeting, you should contact Switchback’s proxy solicitation agent at the following address and telephone number:

If you are a Switchback stockholder and would like to request documents, please do so by            , 2020, in order to receive them before the special meeting. If you request any documents from Switchback, Switchback will mail them to you by first class mail, or another equally prompt means.

All information included in this proxy statement/prospectus/consent solicitation statement relating to Switchback has been supplied by Switchback, and all such information relating to ChargePoint has been supplied by ChargePoint. Information provided by either Switchback or ChargePoint does not constitute any representation, estimate or projection of any other party.

Neither Switchback nor ChargePoint has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus/consent solicitation statement or in any of the materials that have been incorporated in this proxy statement/prospectus/consent solicitation statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus/consent solicitation statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus/consent solicitation statement does not extend to you. The information included in this proxy statement/prospectus/consent solicitation statement speaks only as of the date of this proxy statement/prospectus/consent solicitation statement unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Switchback Energy Acquisition Corporation Unaudited Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2020 (Unaudited) and December 31, 2019	F-2
Unaudited Condensed Statements of Operations for the Three and Six Months Ended June 30, 2020 and for the period from May 10, 2019 (inception) through June 30, 2019	F-3
Unaudited Condensed Statement of Changes in Stockholders’ Equity for the Three and Six Months Ended June 30, 2020 and for the period from May 10, 2019 (inception) through June 30, 2019	F-4
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2020 and for the period from May 10, 2019 (inception) through June 30, 2019	F-5
Notes to Unaudited Condensed Financial Statements	F-6

Switchback Energy Acquisition Corporation Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-18
Balance Sheet as of December 31, 2019	F-19
Statement of Operations for the period from May 10, 2019 (inception) through December 31, 2019	F-20
Statements of Changes in Stockholders’ Equity for the period from May 10, 2019 (inception) through December 31, 2019	F-21
Statement of Cash Flows for the period from May 10, 2019 (inception) through December 31, 2019	F-22
Notes to Financial Statements	F-23

ChargePoint, Inc. Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of July 31, 2020 and January 31, 2020 (unaudited)	F-35
Condensed Consolidated Statements of Operations for the Six Months Ended July 31, 2020 and 2019 (unaudited)	F-36
Condensed Consolidated Statements of Comprehensive Loss for the Six Months Ended July 31, 2020 and 2019 (unaudited)	F-37
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended July 31, 2020 and 2019 (unaudited)	F-38
Condensed Consolidated Statements of Cash Flows for the Six Months Ended July 31, 2020 and 2019 (unaudited)	F-39
Notes to Condensed Consolidated Financial Statements (unaudited)	F-40

ChargePoint, Inc. Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-58
Consolidated Balance Sheets as of January 31, 2020 and 2019	F-59
Consolidated Statements of Operations for the years ended January 31, 2020, 2019, and 2018	F-60
Consolidated Statements of Comprehensive Loss for the years ended January 31, 2020, 2019, and 2018	F-61
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended January 31, 2020, 2019, and 2018	F-62
Consolidated Statements of Cash Flows for the years ended January 31, 2020, 2019, and 2018	F-64
Notes to Consolidated Financial Statements	F-65

SWITCHBACK ENERGY ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets:
Current assets:
Cash	$42,465	$398,721
Prepaid expenses	245,011	374,286
Total current assets	287,476	773,007
Investments held in Trust Account	317,439,598	316,398,889
Total Assets	$317,727,074	$317,171,896
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$66,636	$200,971
Accrued expenses	81,394	—
Accrued expenses – related party	16,795	—
Franchise tax payable	100,000	87,928
Income tax payable	716,059	479,064
Total current liabilities	980,884	767,963
Deferred underwriting commissions	10,924,117	10,924,117
Total liabilities	11,905,001	11,692,080
Commitments and Contingencies
Class A common stock, $0.0001 par value; 30,082,207 and 30,047,981 shares subject to possible redemption at $10.00 per share at June 30, 2020 and December 31, 2019, respectively	300,822,070	300,479,810
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,329,556 and 1,363,782 shares issued and outstanding (excluding 30,082,207 and 30,047,981 shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	133	136
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,852,941 shares issued and outstanding	785	785
Additional paid-in capital	3,877,256	4,219,513
Retained earnings	1,121,829	779,572
Total stockholders’ equity	5,000,003	5,000,006
Total Liabilities and Stockholders’ Equity	$317,727,074	$317,171,896

See accompanying notes to unaudited condensed financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended June 30, 2020	For the period from May 10, 2019 (inception) through June 30, 2019	For the six months ended June 30, 2020
General and administrative expenses	$176,818	$56,219	$449,295
Franchise tax expense	50,000	—	100,000
Loss from operations	(226,818)	(56,219)	(549,295)
Gain on marketable securities, dividends and interest held in Trust Account	129,929	—	1,128,547
Income (loss) before income tax expense	(96,889)	(56,219)	579,252
Income tax expense	27,285	—	236,995
Net income (loss)	$(124,174)	$(56,219)	$342,257
Basic and diluted weighted average shares outstanding, Class A	31,411,763	—	31,411,763
Basic and diluted net income per share, Class A	$0.00	$—	$0.03
Basic and diluted weighted average shares outstanding, Class B(1)	7,852,941	7,500,000	7,852,941
Basic and diluted net loss per share, Class B	$(0.02)	$(0.01)	$(0.06)

____________

(1)      As of June 30, 2019, the number excluded an aggregate of up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On September 6, 2019, the underwriters partially purchased the over-allotment units, and the remaining over-allotment option subsequently expired. As a result, an aggregate of 772,059 Founder Shares were forfeited accordingly.

See accompanying notes to unaudited condensed financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	For the three and six months ended June 30, 2020
	Common Stock				Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	1,363,782	$136	7,852,941	$785	$4,219,513	$779,572	$5,000,006
Change in value of Class A common stock subject to possible redemption	(46,643)	(4)	—	—	(466,426)	—	(466,430)
Net income	—	—	—	—	—	466,431	466,431
Balance – March 31, 2020	1,317,139	$132	7,852,941	$785	$3,753,087	$1,246,003	$5,000,007
Change in value of Class A common stock subject to possible redemption	12,417	1	—	—	124,169	—	124,170
Net loss	—	—	—	—	—	(124,174)	(124,174)
Balance – June 30, 2020	1,329,556	$133	7,852,941	$785	$3,877,256	$1,121,829	$5,000,003
	For the period from May 10, 2019 (Inception) through June 30, 2019
	Common Stock				Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – May 10, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(56,219)	(56,219)
Balance – June 30, 2019	—	$—	8,625,000	$863	$24,137	$(56,219)	$(31,219)

____________

(1)      As of June 30, 2019, the number includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On September 6, 2019, the underwriters partially purchased the over-allotment units, and the remaining over-allotment option subsequently expired. As a result, an aggregate of 772,059 Founder Shares were forfeited accordingly.

See accompanying notes to unaudited condensed financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the six months ended June 30, 2020	For the period from May 10, 2019 (inception) through June 30, 2019
Cash Flows from Operating Activities:
Net income (loss)	$342,257	$(56,219)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on marketable securities, dividends and interest held in Trust Account	(1,128,547)	—
Changes in operating assets and liabilities:
Prepaid expenses	129,275	—
Accounts payable	(134,335)	6,023
Accrued expenses	81,394	50,109
Accrued expenses – related party	16,795	—
Franchise tax payable	12,072	—
Income tax payable	236,995	—
Net cash used in operating activities	(444,094)	(87)
Cash Flows from Investing Activities
Income released from Trust Account to pay taxes	87,838	—
Net cash provided by investing activities	87,838	—
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds received under note payable from related party	—	41,814
Net cash provided by financing activities	—	66,814
Net change in cash	(356,256)	66,727
Cash – beginning of the period	398,721	—
Cash – end of the period	$42,465	$66,727
Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$—	$228,954
Offering costs included in accounts payable	$—	$3,052
Offering costs paid by related party under note payable from related party	$—	$84,410
Change in value of Class A common stock subject to possible redemption	$342,260	$—

See accompanying notes to unaudited condensed financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Switchback Energy Acquisition Corporation (the “Company”) was incorporated in Delaware on May 10, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for a target business in the energy industry in North America. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2020, the Company had not commenced any operations. All activity for the period from May 10, 2019 (inception) through June 30, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), and, since the closing of the Initial Public Offering, the search for a prospective initial Business Combination.

The Company’s sponsor is NGP Switchback, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on July 25, 2019. On July 30, 2019, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $300.0 million. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 4, 2019, the underwriters partially exercised the over-allotment option and, on September 6, 2019, the underwriters purchased an additional 1,411,763 units (the “Over-allotment Units”), generating gross proceeds of approximately $14.1 million, and the remaining over-allotment option subsequently expired. The Company incurred offering costs of approximately of approximately $17.7 million, inclusive of $10.9 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale (the “Private Placement”) of 5,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of approximately $8.0 million (Note 4). Simultaneously with the closing of the sale of the Over-allotment Units, the Sponsor purchased an additional 188,235 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $282,000.

Approximately $314.1 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering (including the Over-allotment Units) and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide holders of the Company’s outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will only proceed with a Business Combination if, among other things, the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem its Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares.

The Sponsor and the Company’s officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the time frame described below, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or July 30, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, the Initial Stockholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares that they hold if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 30, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern Consideration

The accompanying unaudited condensed financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. Through June 30, 2020, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 4) to the Sponsor, approximately $251,000 in loans from the Sponsor (which were fully repaid on August 12, 2019), and the net proceeds from the consummation of the Private Placement not held in the Trust Account.

As of June 30, 2020, the Company had approximately $42,000 in its operating bank account, approximately $3.4 million of gain on marketable securities, dividends and interest held in Trust Account available to fund a Business Combination (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), and a working capital deficit of approximately $693,000 (including approximately $816,000 in tax obligations, which will be paid using investment income held in the Trust Account). In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). As of June 30, 2020, there were no amounts outstanding under any Working Capital Loan.

Management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the consummation of an initial Business Combination or for a minimum of one year from the date of issuance of these unaudited condensed financial statements. However, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board Accounting Standards Update 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate and dissolve after July 30, 2021.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting period. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change due to one or more future events. Actual results could differ from these estimates.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and investments held in the Trust Account. At June 30, 2020, the Company has not experienced losses on these accounts, and management believes that the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of June 30, 2020 is comprised of money market funds which invest only in direct U.S. government treasury obligations.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, and taxes payable approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less, or in money market funds which invest only in direct U.S. government treasury obligations, and are recognized at fair value. The fair value for trading securities is determined using quoted market prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering in July and September 2019.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Shares of Class A Common Stock Subject to Possible Redemption

Shares of the Company’s Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of the Company’s Class A common stock (including shares of the Company’s Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of the Company’s Class A common stock are classified as stockholders’ equity. Shares of the Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2020 and December 31, 2019, 30,082,207 and 30,047,981 shares of the Company’s Class A common stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 15,992,155 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed statements of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for the Company’s Class A common stock for the three months ended June 30, 2020 is calculated by dividing (i) the gain on marketable securities, dividends and interest held in Trust Account of approximately $130,000, net of applicable taxes and funds available to be withdrawn from the Trust Account for franchise and income tax obligations of approximately $77,000, resulting in an aggregate of approximately $53,000, by (ii) the weighted average number of shares of the Company’s Class A common stock outstanding for the period of 31,411,763 shares. Net loss per share, basic and diluted for the Company’s Class B common stock for the three months ended June 30, 2020 is calculated by dividing (i) the net loss of approximately $124,000, less income attributable to Public Shares of approximately $53,000, resulting in a net loss of approximately $177,000, by (ii) the weighted average number of shares of the Company’s Class B common stock outstanding for the period of 7,852,941 shares.

Net loss per share of common stock for the period from May 10, 2019 (inception) through June 30, 2019 is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. At June 30, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Net income per share, basic and diluted for the Company’s Class A common stock for the six months ended June 30, 2020 is calculated by dividing (i) the gain on marketable securities, dividends and interest held in Trust Account of approximately $1.1 million, net of applicable taxes and funds available to be withdrawn from the Trust Account for franchise and income tax obligations of approximately $337,000, resulting in an aggregate of approximately $792,000, by (ii) the weighted average number of shares of the Company’s Class A common stock outstanding for the period of 31,411,763 shares. Net loss per share, basic and diluted for the Company’s Class B common stock for the six months ended June 30, 2020 is calculated by dividing (i) the net income of approximately $342,000, less income attributable to Public Shares of approximately $792,000, resulting in a net loss of approximately $449,000, by (ii) the weighted average number of shares of the Company’s Class B common stock outstanding for the period of 7,852,941 shares.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2020, and December 31, 2019, the Company had a deferred tax asset of approximately $338,000 and $223,000, respectively, which had a full valuation allowance recorded against it of approximately $338,000 and $223,000, respectively.

For tax benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on the Company’s unaudited condensed financial statements.

NOTE 3. PUBLIC OFFERING

On July 30, 2019, the Company sold 30,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). Certain officers and directors of the Company purchased 200,000 (the “Affiliated Units”) of the 30,000,000 Units sold in the Initial Public Offering for an aggregate purchase price of $2.0 million.

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. On September 4, 2019, the underwriters partially exercised the over-allotment option and, on September 6, 2019, the underwriters purchased the Over-allotment Units, generating gross proceeds of approximately $14.1 million. The remaining over-allotment option subsequently expired.

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On May 16, 2019, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share, for an aggregate price of $25,000. The Initial Stockholders agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 6, 2019, the underwriters purchased the Over-allotment Units, and the remaining over-allotment option subsequently expired. As a result, an aggregate of 772,059 Founder Shares were forfeited accordingly.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $8.0 million. Simultaneously with the closing of the sale of the Over-allotment Units, the Sponsor purchased an additional 188,235 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $282,000.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On May 16, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover organizational expenses and expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the completion of the Initial Public Offering. The Company borrowed approximately $251,000 under the Note, and then repaid the Note in full to the Sponsor on August 12, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

Commencing on the date that the securities of the Company were first listed on the New York Stock Exchange and continuing until the earlier of the Company’s consummation of its initial Business Combination or the Company’s liquidation, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. The Company recorded an aggregate of $30,000 and $60,000 during the three and six months ended June 30, 2020, respectively, in general and administrative expenses in connection with the related agreement in the accompanying unaudited condensed statements of operations. As of June 30, 2020, the Company recorded an aggregate of approximately $17,000 in related party accrued expenses.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position, results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares will be entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Except for the Affiliated Units, the underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.96 million in the aggregate, paid upon closing of the Initial Public Offering. An additional fee of approximately $282,000 in the aggregate was due in connection with the closing of the sale of the Over-allotment Units.

In addition, $0.35 per unit (but not including the Affiliated Units), or approximately $10.92 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 6. STOCKHOLDERS’ EQUITY

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2020, and December 31, 2019, there were 31,411,763 shares of Class A common stock issued and outstanding, of which 30,082,207 and 30,047,981 shares of Class A common stock were classified outside of permanent equity, respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock. In May 2019, the Company issued 8,625,000 shares of Class B common stock, including an aggregate of up to 1,125,000 shares of Class B common stock that were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option for the Initial Public Offering was not exercised in full. On September 6, 2019, the underwriters purchased the Over-allotment Units, and the remaining over-allotment option subsequently expired. As a result, an aggregate of 772,059 shares of Class B common stock were forfeited accordingly. As of June 30, 2020, and December 31, 2019, there were 7,852,941 shares of Class B common stock outstanding.

Prior to the initial Business Combination, only holders of the Company’s Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. These provisions of the Certificate of Incorporation may only be amended if approved by a majority of at least 90% of the Company’s common stock. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial Business Combination, except as required by applicable law or stock exchange rule, holders of the Company’s Class A common stock and holders of the Company’s Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2020, and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 6. STOCKHOLDERS’ EQUITY (cont.)

exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable for cash so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock (including the Switchback Warrants):

•        in whole and not in part;

•        at a price equal to a number of shares of Class A common stock to be determined by reference to the agreed table set forth in the warrant agreement based on the redemption date and the “fair market value” of the Class A common stock;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 6. STOCKHOLDERS’ EQUITY (cont.)

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 7. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis as of June 30, 2020 and December 31, 2019 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

June 30, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account
Money Market Funds	$317,439,598	$—	$—

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account
Money Market Funds	$316,398,889	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting periods. There were no transfers between levels of the hierarchy for the three and six months ended June 30, 2020.

NOTE 8. SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed financial statements were available for issuance require potential adjustment to or disclosure in the unaudited condensed financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Switchback Energy Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Switchback Energy Acquisition Corporation (the “Company”), as of December 31, 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 10, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from May 10, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to complete a Business Combination by the close of business on July 30, 2021, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York
March 30, 2020

SWITCHBACK ENERGY ACQUISITION CORPORATION
BALANCE SHEET

December 31, 2019
Assets:
Current assets:
Cash	$398,721
Prepaid expenses	374,286
Total current assets	773,007
Marketable securities held in Trust Account	316,398,889
Total Assets	$317,171,896
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$200,971
Franchise tax payable	87,928
Income tax payable	479,064
Total current liabilities	767,963
Deferred underwriting commissions	10,924,117
Total liabilities	11,692,080
Commitments and Contingencies
Class A common stock, $0.0001 par value; 30,047,981 shares subject to possible redemption at $10.00 per share	300,479,810
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,363,782 shares issued and outstanding (excluding 30,047,981 shares subject to possible redemption)	136
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,852,941 shares issued and outstanding	785
Additional paid-in capital	4,219,513
Retained earnings	779,572
Total stockholders’ equity	5,000,006
Total Liabilities and Stockholders’ Equity	$317,171,896

See accompanying notes to financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION
STATEMENT OF OPERATIONS

For The Period From May 10, 2019 (Inception) Through December 31, 2019
General and administrative expenses	$934,695
Franchise tax expense	87,928
Loss from operations	1,022,623
Gain on marketable securities, dividends and interest held in Trust Account	2,281,259
Income before income tax expense	1,258,636
Income tax expense	479,064
Net income	$779,572
Basic and diluted weighted average shares outstanding, Class A	31,092,978
Basic and diluted net income per share, Class A	$0.06
Basic and diluted weighted average shares outstanding, Class B	7,852,941
Basic and diluted net loss per share, Class B	$(0.12)

See accompanying notes to financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Common Stock	For the Period from May 10, 2019 (Inception) Through December 31, 2109
	Common Stock				Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – May 10, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	8,625,000	863	24,137	—	25,000
Sale of units in initial public offering, gross	31,411,763	3,141	—	—	314,114,489	—	314,117,630
Offering costs	—	—	—	—	(17,724,739)	—	(17,724,739)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	8,282,353	—	8,282,353
Forfeiture of Class B common stock(1)	—	—	(772,059)	(78)	78	—	—
Class A common stock subject to possible redemption	(30,047,981)	(3,005)	—	—	(300,476,805)	—	(300,479,810)
Net income	—	—	—	—	—	779,572	779,572
Balance – December 31, 2019	1,363,782	$136	7,852,941	$785	$4,219,513	$779,572	$5,000,006

____________

(1)      Includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On September 6, 2019, the underwriters partially purchased the over-allotment units, and the remaining over-allotment option subsequently expired. As a result, an aggregate of 772,059 Founder Shares were forfeited accordingly.

See accompanying notes to financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS

For The Period From May 10, 2019 (Inception) Through December 31, 2019
Cash Flows from Operating Activities:
Net income	$779,572
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid by related parties	125,151
Gain on marketable securities, dividends and interest held in Trust Account	(2,281,259)
Changes in operating assets and liabilities:
Prepaid expenses	(374,286)
Accounts payable	186,470
Franchise tax payable	87,928
Income tax payable	479,064
Net cash used in operating activities	(997,360)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(314,117,630)
Net cash used in investing activities	(314,117,630)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Repayment of loans from related party	(251,375)
Proceeds received from initial public offering, gross	314,117,630
Proceeds received from private placement	8,282,353
Offering costs paid	(6,659,897)
Net cash provided by financing activities	315,513,711
Net change in cash	398,721
Cash – beginning of the period	—
Cash – end of the period	$398,721
Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$14,501
Offering costs paid by related party under note payable from related party	$126,224
Deferred underwriting commissions	$10,924,117
Forfeiture of Class B common stock	$78
Class A common stock subject to possible redemption	$300,479,810

See accompanying notes to financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Switchback Energy Acquisition Corporation (the “Company”) was incorporated in Delaware on May 10, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for a target business in the energy industry in North America. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from May 10, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), and, since the closing of the Initial Public Offering, the search for a prospective initial Business Combination.

The Company’s sponsor is NGP Switchback, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on July 25, 2019. On July 30, 2019, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $300.0 million. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 4, 2019, the underwriters partially exercised the over-allotment option and, on September 6, 2019, the underwriters purchased an additional 1,411,763 units (the “Over-allotment Units”), generating gross proceeds of approximately $14.1 million, and the remaining over-allotment option subsequently expired. The Company incurred offering costs of approximately of approximately $17.7 million, inclusive of $10.9 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale (the “Private Placement”) of 5,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of approximately $8.0 million (Note 4). Simultaneously with the closing of the sale of the Over-allotment Units, the Sponsor purchased an additional 188,235 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $282,000.

Approximately $314.1 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering (including the Over-allotment Units) and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, the Initial Stockholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares that they hold if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern Consideration

Through December 31, 2019, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 4) to the Sponsor, approximately $251,000 in loans from the Sponsor (which were fully repaid on August 12, 2019), and the net proceeds from the consummation of the Private Placement not held in the Trust Account.

As of December 31, 2019, the Company had approximately $399,000 in its operating bank account, approximately $2.3 million of gain on marketable securities, dividends and interest held in Trust Account available to fund a Business Combination (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), and working capital of approximately $5,000 (including approximately $567,000 in tax obligations, which will be paid using investment income held in Trust Account). In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). As of December 31, 2019, there were no amounts outstanding under any Working Capital Loan.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company may not have sufficient liquidity to meet its future obligation. Management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until Business Combination or for a minimum of one year from the date of issuance of these financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000. At December 31, 2019, the Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts.

Marketable Securities Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in Trust Account in the accompanying statement of operations. The estimated fair values of marketable securities held in Trust Account are determined using available market information.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting period. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change due to one or more future confirming events. Actual results could differ from these estimates.

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2019, the carrying values of cash, prepaid expenses, accounts payable, and tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of marketable securities held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering were charged to stockholders’ equity upon the completion of the Initial Public Offering in July and September 2019.

Class A Common Stock Subject to Possible Redemption

Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019, 30,047,981 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share is computed by dividing net income by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 15,992,155 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the gain on marketable securities, dividends and interest held in Trust Account of approximately $2.3 million, net of applicable taxes and funds available to be withdrawn from Trust for tax obligations of approximately $567,000, resulted to an aggregate of approximately $1.7 million, by the weighted average number of Class A common stock outstanding for the period of 31,092,978 shares. Net loss per share, basic and diluted for Class B common stock is calculated by dividing the net income of approximately $780,000, less income attributable to Public Shares of approximately $1.7 million, resulted to a net loss of approximately $935,000, by the weighted average number of Class B common stock outstanding for the period of 7,852,941 shares.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

For tax benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In July 2017, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company adopted this guidance at inception. As a result, the warrants to be issued in connection with the Initial Public Offering and the sale of the Private Placement Warrants to the Sponsor will be equity-classified.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on the Company’s financial statements.

NOTE 3. PUBLIC OFFERING

On July 30, 2019, the Company sold 30,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). Certain officers and directors of the Company purchased 200,000 (the “Affiliated Units”) of the 30,000,000 Units sold in the Initial Public Offering for an aggregate purchase price of $2.0 million.

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. On September 4, 2019, the underwriters partially exercised the over-allotment option and, on September 6, 2019, the underwriters purchased the Over-allotment Units, generating gross proceeds of approximately $14.1 million. The remaining over-allotment option subsequently expired.

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On May 16, 2019, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share, for an aggregate price of $25,000. The Initial Stockholders agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 6, 2019, the underwriters partially purchased the Over-allotment Units, and the remaining over-allotment option subsequently expired. As a result, an aggregate of 772,059 Founder Shares were forfeited accordingly.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $8.0 million in the aggregate. Simultaneously with the closing of the sale of the Over-allotment Units, the Sponsor purchased an additional 188,235 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $282,000.

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On May 16, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover organizational expenses and expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the completion of the Initial Public Offering. The Company borrowed approximately $251,000 under the Note, and then repaid the Note in full to the Sponsor on August 12, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date that the securities of the Company were first listed on the New York Stock Exchange and continuing until the earlier of the Company’s consummation of its initial Business Combination or the Company’s liquidation, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. The Company recorded an aggregate of $50,000 during the period from May 10, 2019 (inception) through December 31, 2019 in general and administrative expenses in connection with the related agreement in the accompanying statement of operations.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 5. COMMITMENTS AND CONTINGENCIES (cont.)

Underwriting Agreement

Except for the Affiliated Units, the underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.96 million in the aggregate, paid upon closing of the Initial Public Offering. An additional fee of approximately $282,000 in the aggregate was due in connection with the closing of the sale of the Over-allotment Units.

In addition, $0.35 per unit (but not including the Affiliated Units), or approximately $10.92 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 6. STOCKHOLDERS’ EQUITY

Class A Common Stock

The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2019, there were 31,411,763 Class A ordinary shares issued or outstanding, including 30,047,981 Class A ordinary shares subject to possible redemption.

Class B Common Stock

The Company is authorized to issue 20,000,000 shares of Class B common stock. In May 2019, the Company issued 8,625,000 shares of Class B common stock, including an aggregate of up to 1,125,000 shares of Class B common stock that are subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part. On September 6, 2019, the underwriters partially purchased the Over-allotment Units, and the remaining over-allotment option subsequently expired. As a result, an aggregate of 772,059 Class B common stock were forfeited accordingly.

Prior to the initial Business Combination, only holders of the Company’s Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. These provisions of the Certificate of Incorporation may only be amended if approved by a majority of at least 90% of the Company’s common stock voting at a stockholder meeting. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial Business Combination, except as required by applicable law or stock exchange rule, holders of the Company’s Class A common stock and holders of the Company’s Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. STOCKHOLDERS’ EQUITY (cont.)

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable for cash so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. STOCKHOLDERS’ EQUITY (cont.)

In addition, commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock (including the Switchback Warrants):

•        in whole and not in part;

•        at a price equal to a number of shares of Class A common stock to be determined by reference to the agreed table set forth in the warrant agreement based on the redemption date and the “fair market value” of the Class A common stock;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 7. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Marketable securities held in Trust Account	$316,398,889	$—	$—

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES

The income tax provision consists of the following:

For The Period From May 10, 2019 (Inception) Through December 31, 2019
Current
Federal	$479,064
State	—
Deferred
Federal	(222,823)
State	—
Valuation allowance	222,823
Income tax provision	$479,064

The Company’s net deferred tax assets are as follows:

December 31, 2019
Deferred tax assets:
Start Up/Organization Costs	$222,823
Total deferred tax assets	222,823
Valuation allowance	(222,823)
Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2019, the valuation allowance was approximately $223,000.

A reconciliation of the statutory tax rate to the Company’s effective tax rates as of December 31, 2019 and 2018 is as follows:

For The Period From May 10, 2019 (Inception) Through December 31, 2019
Statutory Federal income tax rate	21.0%
Meals & entertainment	0.0%
Change in Valuation Allowance	18.3%
Income Taxes Provision (Benefit)	39.3%

SWITCHBACK ENERGY ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 9. SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were available for issuance require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ChargePoint, Inc.
Condensed Consolidated Balance Sheets
July 31, 2020 and January 31, 2020 (unaudited)

	July 31, 2020	January 31, 2020
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$189,137	$72,753
Restricted cash	400	400
Short-term investments	—	47,037
Accounts receivable, net of allowance of $2,000 as of July 31, 2020 and January 31, 2020	22,226	38,488
Inventories	32,339	25,419
Prepaid expenses and other current assets	9,491	7,221
Total current assets	253,593	191,318
Property and equipment, net	28,363	27,941
Operating lease right-of-use assets	9,461	10,269
Goodwill	1,215	1,215
Other assets	3,973	3,448
Total assets	$296,605	$234,191

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$9,451	$19,631
Accrued and other current liabilities	33,664	37,659
Deferred revenue	35,756	39,408
Debt, current	1,458	—
Total current liabilities	80,329	96,698
Deferred revenue, noncurrent	41,483	33,266
Debt, noncurrent	33,210	34,261
Operating lease liabilities	6,776	8,230
Redeemable convertible preferred stock warrant liability	13,699	2,718
Other long-term liabilities	795	798
Total liabilities	176,292	175,971
Commitments and contingencies (Note 5)
Redeemable convertible preferred stock: $0.0001 par value; 185,415,017 shares authorized as of July 31, 2020 and January 31, 2020; 182,988,699 and 161,131,049 shares issued and outstanding as of July 31, 2020 and January 31, 2020, respectively (liquidation value: $687,773 and $563,753 as of July 31, 2020 and January 31, 2020, respectively)	612,674	520,241
Stockholders’ deficit:
Common stock: $0.0001 par value; 300,000,000 and 241,000,000 shares authorized as of July 31, 2020 and January 31, 2020, respectively; 14,629,442 and 11,959,079 shares issued and outstanding as of July 31, 2020 and January 31, 2020, respectively	1	1
Additional paid-in capital	55,363	20,331
Accumulated other comprehensive income (loss)	50	37
Accumulated deficit	(547,775)	(482,390)
Total stockholders’ deficit	(492,361)	(462,021)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$296,605	$234,191

The accompanying notes are an integral part of these condensed consolidated financial statements.

ChargePoint, Inc.
Condensed Consolidated Statements of Operations
Six Months Ended July 31, 2020 and 2019 (unaudited)

	Six Months Ended July 31,
	2020	2019
	(in thousands, except share and per share data)
Revenue
Networked charging systems	$41,025	$42,984
Subscriptions	18,815	13,533
Other	7,893	5,618
Total revenue	67,733	62,135
Cost of revenue
Networked charging systems	39,024	43,726
Subscriptions	9,225	7,527
Other	2,692	1,377
Total cost of revenue	50,941	52,630
Gross profit	16,792	9,505
Operating expenses
Research and development	35,152	32,113
Sales and marketing	25,167	27,618
General and administrative	9,555	12,396
Total operating expenses	69,874	72,127
Loss from operations	(53,082)	(62,622)
Interest income	280	2,073
Interest expense	(1,628)	(1,795)
Change in fair value of redeemable convertible preferred stock warrant liability	(10,981)	(438)
Other income (expense), net	131	(327)
Net loss before income taxes	(65,280)	(63,109)
Provision for income taxes	105	75
Net loss	$(65,385)	$(63,184)
Accretion of beneficial conversion feature of redeemable convertible preferred stock	(58,625)	—
Net loss attributable to common stockholders	$(124,010)	$(63,184)
Net loss per share attributable to common stockholders, basic and diluted	$(9.64)	$(8.58)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	12,866,226	7,360,617

The accompanying notes are an integral part of these condensed consolidated financial statements.

ChargePoint, Inc.
Condensed Consolidated Statements of Comprehensive Loss
Six Months Ended July 31, 2020 and 2019 (unaudited)

	Six Months Ended July 31,
	2020	2019
	(in thousands)
Net loss	$(65,385)	$(63,184)
Other comprehensive income (loss)
Unrealized gain (loss) on short-term investments, net of tax	(23)	23
Foreign currency translation adjustment	36	260
Other comprehensive income	13	283
Comprehensive loss	$(65,372)	$(62,901)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ChargePoint, Inc.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit Six Months Ended July 31, 2020 and 2019 (unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
			(in thousands, except share and per share data)
Balances as of January 31, 2020	161,131,049	$520,241	11,959,079	$1	$20,331	$37	$(482,390)	$(462,021)
Issuance of Series H-1 redeemable convertible preferred stock, net of issuance costs of $0.1 million	21,857,650	92,433	—	—	—	—	—	—
Issuance of common stock warrants in connection with Series H-1 redeemable convertible preferred stock	—	—	—	—	31,390	—	—	31,390
Beneficial conversion feature in connection with Series H-1 redeemable convertible preferred stock	—	(58,625)	—	—	58,625	—	—	58,625
Accretion of beneficial conversion feature in connection with Series H-1 redeemable convertible preferred stock	—	58,625	—	—	(58,625)	—	—	(58,625)
Issuance of common stock upon exercise of vested stock options	—	—	2,603,696	—	1,531	—	—	1,531
Issuance of common stock upon early exercise of stock options	—	—	66,667	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	11	—	—	11
Stock-based compensation	—	—	—	—	2,100	—	—	2,100
Net loss	—	—	—	—	—	—	(65,385)	(65,385)
Other comprehensive income	—	—	—	—	—	13	—	13
Balances as of July 31, 2020	182,988,699	$612,674	14,629,442	$1	$55,363	$50	$(547,775)	$(492,361)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
			(in thousands, except share and per share data)
Balances as of January 31, 2019	158,487,411	$505,485	7,112,130	$1	$14,993	$(117)	$(350,252)	$(335,375)
Effect of adoption of ASC 340	—	—	—	—	—	—	2,189	2,189
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $0.1 million	2,643,638	14,756	—	—	—	—	—	—
Issuance of common stock warrants in connection with Series H redeemable convertible preferred stock	—	—	—	—	185	—	—	185
Issuance of common stock upon exercise of vested stock options			2,478,290	—	892	—	—	892
Vesting of early exercised stock options	—	—	—	—	8	—	—	8
Stock-based compensation	—	—	—	—	1,352	—	—	1,352
Net loss	—	—	—	—	—	—	(63,184)	(63,184)
Other comprehensive income	—	—	—	—	—	283	—	283
Balances as of July 31, 2019	161,131,049	$520,241	9,590,420	$1	$17,430	$166	$(411,247)	$(393,650)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ChargePoint, Inc.
Condensed Consolidated Statements of Cash Flows
Six Months Ended July 31, 2020 and 2019 (Unaudited)

	Six Months Ended July 31,
	2020	2019
	(in thousands)
Cash flows from operating activities
Net loss	$(65,385)	$(63,184)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,684	2,913
Non-cash operating lease cost	1,749	1,583
Stock-based compensation	2,100	1,352
Amortization of deferred contract acquisition costs	538	289
Change in fair value of redeemable convertible preferred stock warrant liability	10,981	438
Inventory reserves	508	206
Other	175	259
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	16,188	1,074
Inventories	(7,427)	(6,604)
Prepaid expenses and other assets	(3,335)	(1,545)
Operating lease liabilities	(2,031)	(1,334)
Accounts payable	(9,324)	6,377
Accrued and other liabilities	(4,054)	(4,800)
Deferred revenue	4,564	6,198
Net cash used in operating activities	(50,069)	(56,778)
Cash flows from investing activities
Purchases of property and equipment	(5,962)	(7,098)
Purchases of investments	—	(162,374)
Maturities of investments	47,014	60,000
Net cash provided by (used in) investing activities	41,052	(109,472)
Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	92,433	14,756
Proceeds from issuance of common stock warrants	31,390	185
Proceeds from exercises of vested and unvested stock options	1,542	900
Net cash provided by financing activities	125,365	15,841
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	36	(269)
Net increase (decrease) in cash, cash equivalents, and restricted cash	116,384	(150,678)
Cash, cash equivalents, and restricted cash at beginning of period	73,153	205,698
Cash, cash equivalents, and restricted cash at end of period	$189,537	$55,020
Supplementary cash flow information on noncash investing and financing activities
Accretion of beneficial conversion feature of redeemable convertible preferred stock	$58,625	$—
Right-of-use assets obtained in exchange for lease liabilities	$856	$2,054
Acquisitions of property and equipment included in accounts payable and accrued and other current liabilities	$431	$1,142
Vesting of early exercised stock options	$11	$8

The accompanying notes are an integral part of these condensed consolidated financial statements.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.     Description of Business and Basis of Presentation

ChargePoint, Inc. (“ChargePoint” or the “Company,” “it,” “its”) designs, develops, and markets networked electric vehicle (“EV”) charging system infrastructure and cloud-based services which enable consumers the ability to locate, reserve, authenticate, and transact charging sessions for EVs. As part of its networked charging systems, subscriptions, and other offerings, the Company provides an open platform that integrates with system hardware from multiple manufacturers, connecting systems over an intelligent network that provides real-time information about charging systems. This network provides multiple web-based portals for charging system owners, fleet managers, drivers, and utilities.

The Company’s fiscal year ends on January 31. References to fiscal years 2021 and 2020 relate to the fiscal years ended January 31, 2021 and January 31, 2020, respectively.

Basis of Presentation

The condensed consolidated financial statements and accompanying notes are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and regulations of the U.S. Securities and Exchange Commission for interim financial reporting. The Company’s condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended January 31, 2020 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The information as of January 31, 2020 included on the condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements. The condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for a fair statement of the Company’s financial position as of July 31, 2020 and the results of operations and cash flows for the six months ended July 31, 2020 and 2019. The results of operations for the six months ended July 31, 2020 are not necessarily indicative of the results that may be expected for the year ending January 31, 2021.

The Company’s condensed consolidated financial statements have been prepared on the basis of continuity of operations, the realization of assets, and the satisfaction of liabilities in the ordinary course of business. Since inception, the Company has been engaged in developing its product offerings, raising capital, and recruiting personnel. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than planned. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders. The Company has incurred net operating losses and negative cash flows from operations in every year since inception and expects this to continue for the foreseeable future. As of July 31, 2020, the Company had an accumulated deficit of $547.8 million.

The Company has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities, and customer payments. The Company had cash, cash equivalents, and restricted cash of $189.5 million as of July 31, 2020. As of October 19, 2020, the date on which these condensed consolidated financial statements were available to be issued, the Company believes that its cash on hand, together with cash generated from sales to customers, will satisfy its working capital and capital requirements for at least the next twelve months.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.     Description of Business and Basis of Presentation (cont.)

The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of, and its near- and long-term future capital requirements will depend on, many factors, including its growth rate, subscription renewal activity, the timing and extent of spending to support its infrastructure and research and development efforts, the expansion of sales and marketing activities, the timing of new introductions of products or features, the continuing market adoption of its networked charging systems platform, and the overall market acceptance of EVs. The Company may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights, although it has no agreements or commitments to complete any material transactions as of October 19, 2020, the date on which these condensed consolidated financial statements were available to be issued. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than it currently expects. The Company may be required to seek additional equity or debt financing. Future liquidity and cash requirements will depend on numerous factors, including market penetration, the introduction of new products, and potential acquisitions of related businesses or technology. In the event that additional financing is required from outside sources, the Company may not be able to raise it on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected.

2.     Summary of Significant Accounting Policies

Other than policies noted below, there have been no significant changes to the significant accounting policies disclosed in Note 2 of the audited consolidated financial statements as of January 31, 2020 and 2019 and for the years ended January 31, 2020, 2019, and 2018.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include determining standalone selling price for performance obligations in contracts with customers, the estimated expected benefit period for deferred contract acquisition costs, allowances for doubtful accounts, inventory reserves, the useful lives of long-lived assets, the determination of the incremental borrowing rate used for operating lease liabilities, the valuation of redeemable convertible preferred stock warrants and common stock warrants, the value of common stock and other assumptions used to measure stock-based compensation, and the valuation of deferred income tax assets and uncertain tax positions. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

2.     Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. Cash and cash equivalents are held in domestic and foreign cash accounts with large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents through deposits with federally insured commercial banks and at times cash balances may be in excess of federal insurance limits. Short-term investments consist of Triple-A rated money market funds. The Company has not experienced any losses on its deposits of cash and cash equivalents and short-term investments.

Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.

Concentration of credit risk with respect to trade accounts receivable is considered to be limited due to the diversity of the Company’s customer base and geographic sales areas. As of July 31, 2020 and January 31, 2020, there were no customers that accounted for 10% or more of accounts receivable, net. For the six months ended July 31, 2020 and 2019, there were no customers that represented 10% or more of total revenue.

The Company’s revenue is concentrated in the infrastructure needed for charging EVs, an industry which is highly competitive and rapidly changing. Significant technological changes within the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s operating results.

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. As a result, the Company has temporarily closed its headquarters and most of its other offices, enabled its employees and contractors to work remotely, implemented travel restrictions, implemented cost-cutting measures, and shifted Company events and meetings to virtual-only experiences, all of which may continue for an indefinite amount of time and represent a significant disruption in how it operate its business. The operations of the Company’s partners, vendors, and customers have likewise been disrupted.

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, it has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic may affect the rate of global infrastructure spending, which could adversely affect demand for the Company’s platform. Further, the COVID-19 pandemic has caused the Company to experience, in some cases, longer sales cycles and an increase in certain prospective and current customers seeking lower prices or other more favorable contract terms, and has limited the ability of its direct sales force to travel to customers and potential customers. In addition, the COVID-19 pandemic could reduce the value or duration of subscriptions, negatively impact collections of accounts receivable, reduce expected spending from the Company’s paying customers, cause some of its paying customers to go out of business, and affect contraction or attrition rates of its paying customers, all of which could adversely affect the Company’s business, results of operations, and financial condition. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets, which may adversely affect the Company’s ability to access capital markets in the future.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

2.     Summary of Significant Accounting Policies (cont.)

While the Company has developed and continues to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of its efforts. Accordingly, it is not possible for the Company to predict the duration and ultimate extent to which this will affect its business, future results of operations, and financial condition at this time.

Segment Reporting

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as one operating segment because its CODM, who is its Chief Executive Officer, reviews its financial information on a consolidated basis for purposes of making decisions regarding allocating resources and assessing performance. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels of components below the consolidated unit level.

Fair Value of Financial Instruments

Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities measured at fair value are classified into the following categories based on the inputs used to measure fair value:

•        (Level 1) — Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

•        (Level 2) — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and

•        (Level 3) — Inputs that are unobservable for the asset or liability.

The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. The Company’s assessment of a particular input to the fair value measurement requires management to make judgments and consider factors specific to the asset or liability. The fair value hierarchy requires the use of observable market data when available in determining fair value. The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each period. There were no transfers between levels during the periods presented The Company had no material non-financial assets valued on a non-recurring basis that resulted in an impairment in any period presented.

The carrying values of the Company’s cash equivalents, short-term investments, accounts receivable, net, accounts payable, and accrued and other current liabilities approximate fair value based on the highly liquid, short-term nature of these instruments.

Remaining Performance Obligations

Remaining performance obligations represents the amount of contracted future revenue not yet recognized as the amounts relate to undelivered performance obligations, including both deferred revenue and non-cancellable contracted amounts that will be invoiced and recognized as revenue in future periods. The Company’s Assure, Cloud, and CPaaS subscription terms typically range from one to five years. Revenue expected to be recognized from remaining performance obligations was $85.8 million as of July 31, 2020, of which 48% is expected to be recognized over the next twelve months and the remainder thereafter.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

2.     Summary of Significant Accounting Policies (cont.)

Deferred Revenue

Deferred revenue represents billings or payments received in advance of revenue recognition and is recognized in revenue upon transfer of control. Balances consist primarily of software subscription services and extended Assure maintenance services not yet provided as of the balance sheet date. Contract assets, which represent services provided or products transferred to customers in advance of the date the Company has a right to invoice, are netted against deferred revenue on a customer-by-customer basis. Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as deferred revenue with the remainder recorded as deferred revenue, noncurrent on the condensed consolidated balance sheets. Total deferred revenue was $77.2 million and $72.7 million as of July 31, 2020 and January 31, 2020, respectively. The Company recognized $19.1 million and $13.3 million of revenue during the six months ended July 31, 2020 and July 31, 2019, respectively, that was included in the deferred revenue balance at the beginning of the respective period.

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recently Adopted Accounting Standards

In June 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurements,” which expands the disclosure requirements for Level 3 fair value measurements and expands disclosures for measurement uncertainty. This guidance became effective for annual reporting periods beginning after December 15, 2019. The Company adopted the guidance at the beginning of fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements and disclosures.

In August 2018, the FASB issued 2018-15, “Intangibles-Goodwill and Other-Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred In a Cloud Computing Arrangement That Is a Service Contract,” which reduces complexity of the accounting for costs of implementing a cloud computing service arrangement. The guidance is effective for annual reporting periods beginning after December 15, 2020. The Company early adopted this guidance at the beginning of fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting,” which provides optional expedients and exceptions for applying U.S. GAAP to contract modifications, hedging relationships, and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The guidance is effective for the Company beginning on March 12, 2020 and it will apply the amendments prospectively through December 31, 2022. The Company adopted this guidance during fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements and disclosures.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” and has since released various amendments including ASU No. 2019-04. The guidance modifies the measurement of expected credit losses on certain financial instruments. This

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

2.     Summary of Significant Accounting Policies (cont.)

guidance is effective for annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of the guidance on its condensed consolidated financial statements and disclosures.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles-Goodwill and Other-Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract,” (“ASC 350-40”) which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to defer and recognize as an asset. The guidance is effective for annual reporting periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance on its condensed consolidated financial statements and disclosures.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606,” which clarifies when certain transactions between collaborative arrangement participants should be accounted for under ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, (“ASC 606”) and incorporates unit-of-account guidance consistent with ASC 606 to aid in this determination. The guidance is effective for annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its condensed consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, the recognition of deferred tax liabilities for outside basis differences, ownership changes in investments, and tax basis step-up in goodwill obtained in a transaction that is not a business combination. The guidance will be effective for annual reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of this guidance on its condensed consolidated financial statements and disclosures.

3.     Fair Value Measurements

As of July 31, 2020, all of the Company’s short-term investments matured. All unrealized gains and losses, net of tax, on short-term investments were reclassified out of accumulated other comprehensive income and recorded in other income (expense), net in the condensed consolidated statements of operations. As of July 31, 2020 and January 31, 2020, the money market funds were classified as cash and cash equivalents on the condensed consolidated balance sheets and were within Level 1 of the fair value hierarchy. The aggregate fair value of the Company’s money market funds approximated amortized cost and, as such, there were no unrealized gains or losses on money market funds as of July 31, 2020 and January 31, 2020.

All of the Company’s U.S. treasury bills were classified as short-term investments on the condensed consolidated balance sheets and were within Level 2 of the fair value hierarchy because they were valued using inputs other than quoted prices in active markets that were observable either directly or indirectly that may include benchmark yields, reported trades, broker/dealer quotes, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

3.     Fair Value Measurements (cont.)

As of July 31, 2020 and January 31, 2020, the Company’s assets and liabilities that were measured at fair value on a recurring basis were as follows:

	Amortized Cost	Gross Unrealized		Fair Value	Reported as:
July 31, 2020		Gains	Losses		Cash and cash equivalents	Short-term investments
	(in thousands)
Cash	$149,435	$—	$—	$149,435	$149,435	$—
Level 1
Money market funds	39,702	—	—	39,702	39,702	—
Level 2
U.S. treasury bills	—	—	—	—	—	—
Total assets measured at fair value on a recurring basis	$189,137	$—	$—	$189,137	$189,137	$—
	Amortized Cost	Gross Unrealized		Fair Value	Reported as:
January 31, 2020		Gains	Losses		Cash and cash equivalents	Short-term investments
	(in thousands)
Cash	$33,266	$—	$—	$33,266	$33,266	$—
Level 1
Money market funds Level 2	39,487	—	—	39,487	39,487	—
Level 2
U.S. treasury bills	47,014	23	—	47,037	—	47,037
Total assets measured at fair value on a recurring basis	$119,767	$23	$—	$119,790	$72,753	$47,037

As of July 31, 2020 and January 31, 2020, the Company had no investments with a contractual maturity of greater than one year.

The Company’s only Level 3 financial instruments were its redeemable convertible preferred stock warrants. See Note 8 for information on the valuation of the redeemable convertible preferred stock warrant liability.

4.     Composition of Certain Financial Statement Items

Inventories

Inventories consisted of the following:

	July 31, 2020	January 31, 2020
	(in thousands)
Raw materials	$12,506	$11,335
Work-in-progress	227	—
Finished goods	19,606	14,084
Total Inventories	$32,339	$25,419

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

4.     Composition of Certain Financial Statement Items (cont.)

Revenue

Revenue consisted of the following:

	Six Months Ended July 31,
	2020	2019
	(in thousands)
United States	$62,638	$58,275
Rest of World	5,095	3,860
Total revenue	$67,733	$62,135

5.     Commitments and Contingencies

Legal Proceedings

The Company may be involved in various lawsuits, claims, and proceedings, including intellectual property, commercial, securities, and employment matters that arise in the normal course of business. The Company accrues a liability when management believes information available prior to the issuance of the condensed consolidated financial statements indicates it is probable a loss has been incurred as of the date of the condensed consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred.

The Company believes it has recorded adequate provisions for any such lawsuits, claims, and proceedings and, as of July 31, 2020, it was not reasonably possible that a material loss had been incurred in excess of the amounts recognized in the condensed consolidated financial statements. Based on its experience, the Company believes that damage amounts claimed in these matters are not meaningful indicators of potential liability. Given the inherent uncertainties of litigation, the ultimate outcome of the ongoing matters described herein cannot be predicted with certainty. While litigation is inherently unpredictable, the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the condensed consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingencies are resolved; and such changes are recorded in the accompanying condensed consolidated statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying condensed consolidated balance sheets.

Guarantees and Indemnifications

The Company has service level commitments to its customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels. As of July 31, 2020, the Company has not incurred any material costs as a result of such commitments.

The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party’s intellectual property rights. Additionally, the Company may be required to indemnify for claims caused by its negligence or willful misconduct. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. As of July 31, 2020, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the condensed consolidated financial statements.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

5.     Commitments and Contingencies (cont.)

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by them in any action or proceeding to which any of them are, or are threatened to be, made a party by reason of their service as a director or officer. The Company maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company also may be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

Letters of Credit

The Company had $0.4 million and $0.4 million of secured letters of credit outstanding as of July 31, 2020 and January 31, 2020, respectively. These primarily relate to support of customer agreements and are fully collateralized by cash deposits which the Company recorded in restricted cash on its condensed consolidated balance sheets based on the term of the remaining restriction.

6.     Redeemable Convertible Preferred Stock

During the six months ended July 31, 2020, the Company issued 21.9 million shares of Series H-1 redeemable convertible preferred stock and 21.9 million common stock warrants for total cash proceeds of $124.0 million, net of issuance costs of $0.2 million. On issuance, the Company’s redeemable convertible preferred stock and common stock warrants were recorded at fair value of the amount of allocated proceeds, net of issuance costs. The Company performed a valuation of the Series H-1 redeemable convertible preferred stock as well as the common stock warrants. The common stock warrants were valued using a Black-Scholes Option pricing model. Based upon that valuation, the Company allocated the net proceeds between the Series H-1 redeemable convertible preferred stock and common stock warrants of $92.4 million and $31.4 million, respectively, based on their relative fair values. In addition, the Company evaluated the conversion feature of the Series H-1 redeemable convertible preferred stock to assess whether it met the definition of a beneficial conversion feature (“BCF”). As the fair value of a share of common stock exceeded the effective conversion price at the issuance date, the Series H-1 redeemable convertible preferred stock contained a BCF. The intrinsic value of $58.6 million was recorded as a discount to the Series H-1 redeemable convertible preferred stock and a credit to additional paid-in capital. As a result of the shares being readily convertible into shares of the Company’s common stock at the option of the holders, the full value of the BCF was immediately recorded as a deemed dividend through additional paid-in capital to reflect the accretion of the discount resulting from the at-issuance BCF embedded within the redeemable convertible preferred stock.

During the first half of fiscal year 2020 the Company issued 2.6 million shares of Series H redeemable convertible preferred stock and 0.9 million common stock warrants for total cash proceeds of $14.9 million, net of $0.1 million of issuance costs. Of the total cash proceeds, $14.8 million, net of $0.1 million of issuance costs, was allocated to the Series H redeemable convertible preferred stock, based on the estimated fair value of the redeemable convertible preferred stock relative to the estimated fair value of the common stock warrants.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

6.     Redeemable Convertible Preferred Stock (cont.)

Redeemable convertible preferred stock as of July 31, 2020 and January 31, 2020, respectively, consisted of the following:

	July 31, 2020
	Shares		Liquidation Amount	Carrying Value
	Authorized	Outstanding
	(in thousands, except share data)
Series A	29,126	29,126	$3,746	$3,697
Series B	133,284	130,590	13,993	13,947
Series C	45,376	45,376	13,068	13,039
Series D	45,900,255	44,458,421	54,946	49,469
Series E	22,655,554	21,846,428	54,000	26,795
Series F	23,691,925	23,691,925	59,000	58,624
Series G	28,630,981	28,630,981	125,000	124,745
Series H	42,298,202	42,298,202	240,000	229,925
Series H-1	22,030,314	21,857,650	124,020	92,433
	185,415,017	182,988,699	$687,773	$612,674
	January 31, 2020
	Shares		Liquidation Amount	Carrying Value
	Authorized	Outstanding
	(in thousands, except share data)
Series A	29,126	29,126	$3,746	$3,697
Series B	133,284	130,590	13,993	13,947
Series C	45,376	45,376	13,068	13,039
Series D	45,900,255	44,458,421	54,946	49,469
Series E	22,655,554	21,846,428	54,000	26,795
Series F	23,691,925	23,691,925	59,000	58,624
Series G	28,630,981	28,630,981	125,000	124,745
Series H	42,298,202	42,298,202	240,000	229,925
	163,384,703	161,131,049	$563,753	$520,241

The significant features of the Company’s redeemable convertible preferred stock are as follows:

Dividend provisions — The holders of the outstanding shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, and Series H redeemable convertible preferred stock are entitled to receive, when and if declared by the Company’s Board of Directors, a noncumulative dividend at the annual rate per share of $10.29, $8.55, $23.05, $0.0989, $0.0989, $0.1992, $0.3493, and $0.4539, respectively, per annum, adjustable for certain events, such as stock splits and combinations. The holders of the outstanding shares of Series H-1 redeemable convertible preferred stock are entitled to receive a cumulative dividend accrued at the annual rate of $0.4539 per share, accruing on a daily basis through the second anniversary of the issuance of the Series H-1 redeemable convertible preferred stock. In addition, holders of redeemable convertible preferred stock participate in any distribution in excess of preferred dividends on an as converted basis. The Company has declared no dividends as of July 31, 2020. As of July 31, 2020, total unpaid accumulated dividends due to the Series H-1 redeemable convertible preferred stockholders were not material because the initial issuance was on July 31, 2020.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

6.     Redeemable Convertible Preferred Stock (cont.)

Liquidation preference — In the event of any liquidation, dissolution, winding up or change of control of the Company, whether voluntary or involuntary, the holders of Series H-1 redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $5.674 per share for each share of Series H-1 redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series H-1 redeemable convertible preferred stock, the holders of Series H redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $5.674 per share for each share of Series H redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series H redeemable convertible preferred stock, holders of Series G redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $4.3659 per share for each share of Series G redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series G redeemable convertible preferred stock, holders of Series F redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $2.4903 per share for each share of Series F redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series F redeemable convertible preferred stock, holders of Series E redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $2.4718 per share for each share of Series E redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series E redeemable convertible preferred stock, holders of Series D redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $1.2359 per share for each share of Series D redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series D redeemable convertible preferred stock, the holders of the Series C and Series B redeemable convertible preferred stock are entitled to receive the amount of $288.00 and $107.15 per share, respectively, for each share of Series C and Series B redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series C and Series B redeemable convertible preferred stock, the holders of the Series A redeemable convertible preferred stock are entitled to receive the amount of $128.60 per share, respectively, for each share of Series A redeemable convertible preferred stock share then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

6.     Redeemable Convertible Preferred Stock (cont.)

After payments to the holders of Series A redeemable convertible preferred stock, the entire remaining assets and surplus funds of the Company legally available for distribution, if any, shall be distributed pro rata among the holders of the then outstanding common stock and redeemable convertible preferred stock on an as-converted basis, rounded down to the next whole number of shares on a pari passu basis according to the number of shares of common stock held by such holders, until such time as each holder of then outstanding Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series H-1 redeemable convertible preferred stock have received an aggregate amount equal to 2, 4, 4, 4, 2.5, 4, 2, 2, and 2 times the preference amount, respectively, of each share of redeemable convertible preferred stock held by each holder. After these distributions have been paid to all holders of redeemable convertible preferred stock, then the holders of then outstanding common stock will be entitled to receive all remaining assets of the Company legally available for distribution pro rata according to the number of outstanding shares of common stock then held by each holder. The redeemable convertible preferred stock will be deemed to have been automatically converted into common stock if the redemption amount per share on an as-converted basis would be greater than such holder would otherwise be entitled to.

Conversion rights — Each share of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series H-1 redeemable convertible preferred stock are convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of common stock as is determined by dividing $91.42, $81.32, $139.14, $1.2359, $1.2359, $2.4903, $4.3659, $5.674, and $5.674, respectively, by the conversion price of $1.8946, $1.8946, $1.8946, $1.2359, $1.2359, $2.4903, $4.3659, $5.674, and $5.674, respectively, in effect on the date the certificate is surrendered for conversion.

The holders of each series of redeemable convertible preferred stock shall benefit from certain anti-dilution adjustments in the event the Company issues shares at a per share price lower than the respective issuance price of each series of redeemable convertible preferred stock.

The redeemable convertible preferred stock will automatically convert into shares of common stock at the then effective conversion price for each such share immediately upon the Company’s sale of its common stock in a firm commitment of an underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, that has a public offering price of not less than $11.348 per share, adjusted for any stock dividends, combinations, splits, or recapitalizations, and which results in aggregate gross proceeds to the Company of not less than $100.0 million, net of underwriting discounts, commissions, and expenses.

Redemption and Balance Sheet Classification — While the redeemable convertible preferred stock does not have mandatory redemption provisions, the deemed liquidation preference provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. These elements primarily relate to deemed liquidation events such as a change of control. Accordingly, the Company’s redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the condensed consolidated balance sheets.

Voting rights — The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of redeemable convertible preferred stock could be converted. The holder of each share of common stock shall have the right to one vote for each such share and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Holders of Series A, Series B, Series D, Series, F, and Series H redeemable convertible preferred stock have the right to appoint one, two, three, two, and two directors to the Company’s board of directors, respectively.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

7.     Common Stock

As of July 31, 2020 and January 31, 2020, the Company was authorized to issue 300,000,000 and 241,000,000 shares of common stock, respectively, with a par value of $0.0001 per share. There were 14,629,442 and 11,959,079 shares issued and outstanding as of July 31, 2020 and January 31, 2020, respectively.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of the Company’s liquidation, dissolution, or winding up, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Restricted Common Stock

In connection with a business combination in fiscal year 2019, the Company granted 800,000 shares of restricted common stock to employees for future services that vest over two years from the date of the acquisition. During the years ended January 31, 2020 and 2019, 400,000 and 233,333 shares of restricted common stock vested, respectively. As of July 31, 2020 and January 31, 2020, 0 and 166,667 shares of restricted common stock, respectively, remained unvested.

Common Stock Reserved for Future Issuance

Shares of common stock reserved for future issuance, on an as-if converted basis, were as follows:

	July 31, 2020	January 31, 2020
Conversion of redeemable convertible preferred stock	193,126,626	171,268,976
Stock options issued and outstanding	39,598,512	35,002,473
Redeemable convertible preferred stock warrants outstanding	2,366,592	2,366,592
Common stock warrants outstanding	35,957,050	14,099,400
Shares available for grant under 2017 Stock Option Plan	4,069,885	5,864,849
Total shares of common stock reserved	275,118,665	228,602,290

8.     Stock Warrants

In connection with its issuance of Series H-1 redeemable convertible preferred stock in the six months ended July 31, 2020, the Company issued 21.9 million common stock warrants which were recorded at fair value within additional paid-in capital in stockholders’ deficit.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

8.     Stock Warrants (cont.)

In connection with its issuance of Series H redeemable convertible preferred stock in the fiscal year ended January 31, 2020, the Company issued 0.9 million common stock warrants which were recorded at fair value within additional paid-in capital in stockholders’ deficit.

Redeemable convertible preferred stock warrants were issued prior to the periods presented.

Warrants issued and outstanding as of July 31, 2020 and January 31, 2020 consisted of the following:

Common Stock Warrants

	July 31, 2020
	Outstanding Warrants		Expiration Date
	Number of Warrants	Exercise Price
Common Stock	21,857,650	$6.00	7/31/2030
Common Stock	14,099,400	$9.00	11/16/2028 – 2/14/2029
Total outstanding common stock warrants	35,957,050
	January 31, 2020
	Outstanding Warrants		Expiration Date
	Number of Warrants	Exercise Price
Common Stock	14,099,400	$9.00	11/16/2028 – 2/14/2029
Total outstanding common stock warrants	14,099,400

Redeemable Convertible Preferred Stock Warrants

	July 31, 2020 and January 31, 2020
	Outstanding Warrants		Expiration Date
	Number of Warrants	Exercise Price
Series B Preferred Stock	2,694	$107.15	4/30/2021
Series D Preferred Stock	1,441,834	$1.24	4/20/2022 – 1/24/2024
Series E Preferred Stock	809,126	$1.24	12/24/2024 – 7/15/2025
Total outstanding redeemable convertible preferred stock warrants	2,253,654

The liability associated with these warrants was subject to remeasurement at each balance sheet date using the Level 3 fair value inputs as follows:

	Six Months Ended July 31, 2020	Year Ended January 31, 2020
	(in thousands)
Fair value at beginning of period	$2,718	$1,843
Change in fair value	10,981	875
Fair value at end of period	$13,699	$2,718

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

8.     Stock Warrants (cont.)

The level 3 fair value inputs used in the recurring valuation of the redeemable convertible preferred stock warrant liability were as follows:

	July 31, 2020	January 31, 2020
Expected volatility	74.7%	58.4%
Risk-free interest rate	0.1%	1.60%
Dividend rate	0.0%	0.0%
Expected term (years)	1.8	2.0

Historically, value was assigned to each class of equity securities using an option pricing model method (“OPM”). In July 2020, the Company began allocating the equity value using a hybrid method that utilizes a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of equity securities based upon an analysis of future values for the Company, assuming various outcomes. As the probability of a transaction with a special purpose acquisition company (“SPAC”) increased, the fair value of the redeemable convertible preferred stock warrant liability increased as of July 31, 2020.

9.     Stock Option Plan and Stock-based Compensation

Activity under the Company’s stock option plans is set forth below:

			Weighted Average Remaining Contractual term (in years)	Aggregate Intrinsic Value
	Number of Stock Option Awards	Weighted Average Exercise Price
Outstanding as of January 31, 2020	35,002,473	$0.65	7.3	$19,314,017
Granted	8,942,585	$0.75
Exercised	(2,670,363)	$0.57		$(7,482,939)
Cancelled	(1,676,183)	$0.83
Outstanding as of July 31, 2020	39,598,512	$0.67	7.5	$248,685,409
Options vested and expected to vest as of July 31, 2020	35,627,129	$0.66	7.4	$232,390,027
Exercisable as of July 31, 2020	19,171,523	$0.61	5.9	$122,214,366

Activity for exercised awards includes early exercises of stock options such that these awards are not considered outstanding stock options upon exercise. As of July 31, 2020 and January 31, 2020, liabilities for unvested shares related to early exercises of stock options were not material. The related number of unvested shares subject to repurchase was also not material for any period presented.

The activity above also includes a grant of a total of 1.5 million stock option awards subject to both service and performance-based vesting conditions to the Chief Executive Officer under the 2017 Plan. These stock option awards will vest on the fourth anniversary from the date of grant provided that positive operating income is achieved at the end of fiscal year 2024. These stock options have a weighted-average exercise price of $0.75 per share.

Total stock-based compensation expense for stock awards recognized during the six months ended July 31, 2020 and 2019 was $2.1 million and $1.4 million, respectively. As of July 31, 2020, total unrecognized compensation cost related to stock awards was $11.9 million and is expected to be recognized over a weighted-average period of 2.4 years.

The weighted-average grant date fair value of options granted in the six months ended July 31, 2020 and 2019 was $0.35 and $0.32, respectively. The total grant date fair value of options vested during the six months ended July 31, 2020 and 2019 was $1.7 million and $0.9 million, respectively.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

9.     Stock Option Plan and Stock-based Compensation (cont.)

The weighted-average assumptions in the Black-Scholes option-pricing models used to determine the fair value of stock options granted during the six months ended July 31, 2020 and 2019 were as follows:

	Six Months Ended July 31,
	2020	2019
Expected volatility	49.1% – 51.6%	40.8% – 40.9%
Risk-free interest rate	0.3% – 1.6%	2.1% – 2.4%
Dividend rate	0.0%	0.0%
Expected term (in years)	5.6 – 5.8	5.9 – 5.9

The following sets forth the total stock-based compensation expense for the Company’s stock options and restricted common stock included in the Company’s condensed consolidated statements of operations:

	Six Months Ended July 31,
	2020	2019
	(in thousands)
Cost of revenue	$64	$17
Research and development	757	327
Sales and marketing	655	626
General and administrative	624	382
Total stock-based compensation expense	$2,100	$1,352

10.     Income Taxes

The income tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate as adjusted for discrete items arising in that quarter. The effective income tax rate was nil for the six months ended July 31, 2020 and 2019. The effective tax rate differs from the U.S. statutory rate primarily due to full valuation allowances on the Company’s net domestic deferred tax assets as it is more likely than not that all of the deferred tax assets will not be realized.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted and signed into law in the United States. The CARES Act includes measures to assist companies, including temporary changes to income and non-income-based tax laws. The Company did not receive a stimulus payment related to the CARES Act. The Company is still evaluating the new law but does not expect there to be a significant impact on the Company’s condensed consolidated financial statements.

11.     Related Party Transactions

Daimler AG and its affiliated entities (“Daimler”) is an investor in the Company and one of its employees is a member of the Company’s Board of Directors. The following revenue transactions took place between the Company and Daimler during the six months ended July 31, 2020 and 2019:

	Six Months Ended July 31,
	2020	2019
	(in thousands)
Daimler	$1,576	$1,193
Revenue from related parties	$1,576	$1,193

Related party accounts receivable as of July 31, 2020 and January 31, 2020 from Daimler was $0.6 million and $0.9 million, respectively.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

12.     Basic and Diluted Net Loss per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the six months ended July 31, 2020 and 2019:

	Six Months Ended July 31,
	2020	2019
	(in thousands, except share and per share data)
Numerator:
Net loss attributable to common stockholders	$(124,010)	$(63,184)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	12,866,226	7,360,617
Net loss per share attributable to common stockholders, basic and diluted	$(9.64)	$(8.58)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:

	Six Months Ended July 31,
	2020	2019
Redeemable convertible preferred stock (on an as-converted basis)	193,126,626	171,268,976
Options to purchase common stock	39,598,512	31,348,884
Unvested restricted common stock	—	366,667
Unvested early exercised common stock options	103,132	41,601
Redeemable convertible preferred stock warrants (on an as-converted basis)	2,366,592	2,366,592
Common stock warrants	35,957,050	14,099,400
Total potentially dilutive common share equivalents	271,151,912	219,492,120

13.     Subsequent Events

Subsequent events have been evaluated from the condensed consolidated balance sheets date through October 19, 2020, the date on which these condensed consolidated financial statements were available to be issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s condensed consolidated financial statements or disclosures in the notes to the condensed consolidated financial statements herein, except as follows:

In August 2020, the Company issued an additional 0.6 million shares of Series H-1 redeemable convertible preferred stock and 0.6 million common stock warrants for total proceeds of $3.3 million.

ChargePoint, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

13.     Subsequent Events (cont.)

On August 3, 2020, the Company’s board of directors unanimously approved the pursuit of a business combination transaction involving the Company. On September 23, 2020, the Company entered into a business combination agreement (“Merger”) with Switchback Energy Acquisition Corporation (“Switchback”), where a subsidiary of Switchback will merge with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Switchback. As a result of the proposed Merger, Switchback will be renamed to ChargePoint Holdings, Inc.

In August 2020, the Company amended a building lease to extend the term by 84 months through August 31, 2029. The lease amendment constitutes a modification as it extends the original lease term and requires evaluation of the remeasurement of the lease liability and corresponding right-of-use asset. The reassessment resulted in continuing to classify the lease as an operating lease and remeasurement of the lease liability on the basis of the extended lease term. The total amount of future rent payments under the amendment is $19.8 million.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of ChargePoint, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ChargePoint, Inc. and its subsidiaries (the “Company”) as of January 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive loss, of redeemable convertible preferred stock and stockholder’s deficit and of cash flows for each of the three years in the period ended January 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2020 and January 31, 2019, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 19, 2020

We have served as the Company’s auditor since 2016.

ChargePoint, Inc.
Consolidated Balance Sheets
January 31, 2020 and 2019
(in thousands, except share and per share data)

	January 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$72,753	$205,238
Restricted cash	400	460
Short-term investments	47,037	—
Accounts receivable, net of allowance of $2,000 and $3,124 as of January 31, 2020 and 2019, respectively	38,488	30,086
Inventories	25,419	25,373
Prepaid expenses and other current assets	7,221	5,597
Total current assets	191,318	266,754
Property and equipment, net	27,941	18,969
Operating lease right-of-use assets	10,269	—
Intangible assets, net	—	570
Goodwill	1,215	1,215
Other assets	3,448	593
Total assets	$234,191	$288,101
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$19,631	$2,640
Accrued and other current liabilities	37,659	32,710
Deferred revenue	39,408	25,532
Total current liabilities	96,698	60,882
Deferred revenue, noncurrent	33,266	19,552
Debt, noncurrent	34,261	34,042
Operating lease liabilities	8,230	—
Other long-term liabilities	3,516	3,515
Total liabilities	175,971	117,991
Commitments and contingencies (Note 9)
Redeemable convertible preferred stock: $0.0001 par value; 163,384,703 shares authorized as of January 31, 2020 and 2019; 161,131,049 and 158,487,411 shares issued and outstanding as of January 31, 2020 and 2019, respectively (liquidation value: $563,753 and $548,753 as of January 31, 2020 and 2019, respectively)	520,241	505,485
Stockholders’ deficit:
Common stock: $0.0001 par value; 241,000,000 and 240,000,000 shares authorized as of January 31, 2020 and 2019, respectively; 11,959,079 and 7,112,130 shares issued and outstanding as of January 31, 2020 and 2019, respectively	1	1
Additional paid-in capital	20,331	14,993
Accumulated other comprehensive income (loss)	37	(117)
Accumulated deficit	(482,390)	(350,252)
Total stockholders’ deficit	(462,021)	(335,375)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$234,191	$288,101

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.
Consolidated Statements of Operations
Years Ended January 31, 2020, 2019, and 2018
(in thousands, except share and per share data)

	Year Ended January 31,
	2020	2019	2018
Revenue
Networked charging systems	$101,012	$61,338	$45,666
Subscriptions	28,930	22,504	12,818
Other	14,573	8,188	3,378
Total revenue	144,515	92,030	61,862
Cost of revenue
Networked charging systems	105,940	59,928	29,395
Subscriptions	16,244	10,441	7,968
Other	4,289	2,157	1,534
Total cost of revenue	126,473	72,526	38,897
Gross profit	18,042	19,504	22,965
Operating expenses
Research and development	69,464	50,510	42,746
Sales and marketing	56,997	56,411	41,868
General and administrative	23,945	17,870	12,034
Total operating expenses	150,406	124,791	96,648
Loss from operations	(132,364)	(105,287)	(73,683)
Interest income	3,245	1,402	375
Interest expense	(3,544)	(3,690)	(2,496)
Change in fair value of redeemable convertible preferred stock warrant liability	(875)	(388)	737
Other income (expense), net	(565)	(5)	(349)

Net loss before income taxes	$(134,103)	$(107,968)	$(75,416)

Provision for income taxes	224	119	62
Net loss	$(134,327)	$(108,087)	$(75,478)
Net loss per share attributable to common stockholders, basic and diluted	$(15.05)	$(24.81)	$(39.26)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,924,129	4,357,332	1,922,558

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.
Consolidated Statements of Comprehensive Loss
Years Ended January 31, 2020, 2019, and 2018
(in thousands)

	Year Ended January 31,
	2020	2019	2018
Net loss	$(134,327)	$(108,087)	$(75,478)
Other comprehensive income (loss):
Unrealized gain on short-term investments, net of tax	23	—	—
Foreign currency translation adjustment	131	(106)	(11)
Other comprehensive income (loss)	154	(106)	(11)
Comprehensive loss	$(134,173)	$(108,193)	$(75,489)

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and
Stockholders’ Deficit
Years Ended January 31, 2020, 2019, and 2018
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of January 31, 2017	90,201,866	$165,571	1,552,959	$—	$9,180	$—	$(166,687)	$(157,507)
Issuance of Series G redeemable convertible preferred stock, net of issuance costs of $0.3 million	28,630,981	124,745	—	—	—	—	—	—
Repurchase of unvested common stock	—	—	(729)	—	—	—	—	—
Issuance of common stock upon exercise of vested stock options	—	—	892,817	—	248	—	—	248
Stock-based compensation	—	—	—	—	1,035	—	—	1,035
Net loss	—	—	—	—	—	—	(75,478)	(75,478)
Other comprehensive loss	—	—	—	—	—	(11)	—	(11)
Balances as of January 31, 2018	118,832,847	$290,316	2,445,047	$—	$10,463	$(11)	$(242,165)	$(231,713)
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $8.4 million	39,654,564	215,169	—	—	—	—	—	—
Issuance of common stock warrants issued in connection with Series H redeemable convertible preferred stock	—	—	—	—	1,454	—	—	1,454
Issuance of common stock upon exercise of vested stock options	—	—	3,807,911	1	1,366	—	—	1,367
Issuance of common stock upon early exercise of stock options	—	—	59,172	—	—	—	—	—
Issuance of restricted common stock	—	—	800,000	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	4	—	—	4
Stock-based compensation	—	—	—	—	1,706	—	—	1,706
Net loss	—	—	—	—	—	—	(108,087)	(108,087)
Other comprehensive loss	—	—	—	—	—	(106)	—	(106)
Balances as of January 31, 2019	158,487,411	$505,485	7,112,130	$1	$14,993	$(117)	$(350,252)	$(335,375)

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and
Stockholders’ Deficit — (continued)
Years Ended January 31, 2020, 2019, and 2018
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Effect of adoption of ASC 340	—	—	—	—	—	—	2,189	2,189
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $0.1 million	2,643,638	14,756	—	—	—	—	—	—
Issuance of common stock warrants issued in connection with Series H redeemable convertible preferred stock	—	—	—	—	185	—	—	185
Issuance of common stock upon exercise of vested stock options	—	—	4,811,949	—	2,201	—	—	2,201
Issuance of common stock related to early exercise of stock options	—	—	35,000	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	15	—	—	15
Stock-based compensation	—	—	—	—	2,937	—	—	2,937
Net loss	—	—	—	—	—	—	(134,327)	(134,327)
Other comprehensive income	—	—	—	—	—	154	—	154
Balances as of January 31, 2020	161,131,049	$520,241	11,959,079	$1	$20,331	$37	$(482,390)	$(462,021)

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.
Consolidated Statements of Cash Flows
Years Ended January 31, 2020, 2019, and 2018
(in thousands)

	Year Ended January 31,
	2020	2019	2018
Cash flows from operating activities
Net loss	$(134,327)	$(108,087)	$(75,478)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,698	4,086	1,612
Non-cash operating lease cost	3,121	—	—
Stock-based compensation	2,937	1,706	1,035
Amortization of deferred contract acquisition costs	675	—	—
Change in fair value of redeemable convertible preferred stock warrant liability	875	388	(737)
Inventory reserves	1,425	1,089	3,021
Other	589	1,822	1,117
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(8,702)	(2,735)	(13,987)
Inventories	(1,472)	(19,457)	(5,583)
Prepaid expenses and other assets	(2,961)	(1,760)	(2,825)
Operating lease liabilities	(1,181)	—	—
Accounts payable	15,704	(1,120)	(1,537)
Accrued and other liabilities	93	10,802	12,812
Deferred revenue	27,590	12,720	8,657
Net cash used in operating activities	(87,936)	(100,546)	(71,893)
Cash flows from investing activities
Purchases of property and equipment	(14,885)	(14,822)	(6,325)
Purchases of investments	(179,514)	—	—
Maturities of investments	132,500	—	—
Cash paid for acquisition, net of cash acquired	—	(1,475)	—
Net cash used in investing activities	(61,899)	(16,297)	(6,325)
Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	14,756	215,168	124,745
Proceeds from issuance of common stock warrants	185	1,454	—
Proceeds from issuance of debt, net of issuance costs	—	33,988	—
Repayment of debt	—	(18,182)	(1,620)
Proceeds from exercises of vested and unvested stock options	2,217	1,370	237
Net cash provided by financing activities	17,158	233,798	123,362
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	132	(101)	11
Net increase (decrease) in cash, cash equivalents, and restricted cash	(132,545)	116,854	45,155
Cash, cash equivalents, and restricted cash at beginning of period	205,698	88,844	43,689
Cash, cash equivalents, and restricted cash at end of period	$73,153	$205,698	$88,844
Supplementary cash flow information
Cash paid for interest	$3,414	$2,583	$1,671
Cash paid for taxes	$153	$117	$62
Supplementary cash flow information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for lease liabilities	$2,906	$—	$—
Acquisitions of property and equipment included in accounts payable and accrued and other current liabilities	$1,287	$—	$502
Vesting of early exercised stock options	$15	$4	$—

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

1.     Description of Business and Basis of Presentation

ChargePoint, Inc. (“ChargePoint” or the “Company”, “it”, “its”) designs, develops, and markets networked electric vehicle (“EV”) charging system infrastructure and cloud-based services which enable consumers the ability to locate, reserve, authenticate, and transact charging sessions for EVs. As part of its networked charging systems, subscriptions, and other offerings, the Company provides an open platform that integrates with system hardware from multiple manufacturers, connecting systems over an intelligent network that provides real-time information about charging systems. This network provides multiple web-based portals for charging system owners, fleet managers, drivers, and utilities.

The Company’s fiscal year ends on January 31. References to fiscal years 2020, 2019, and 2018 relate to the fiscal years ended January 31, 2020, January 31, 2019, and January 31, 2018, respectively.

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The Company’s consolidated financial statements have been prepared on the basis of continuity of operations, the realization of assets, and the satisfaction of liabilities in the ordinary course of business. Since inception, the Company has been engaged in developing its product offerings, raising capital, and recruiting personnel. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than planned. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders. The Company has incurred net operating losses and negative cash flows from operations in every year since inception and expects this to continue for the foreseeable future. As of January 31, 2020, the Company had an accumulated deficit of $482.4 million.

The Company has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities, and customer payments. The Company had cash, cash equivalents, restricted cash, and short-term investments of $120.2 million as of January 31, 2020 and, in addition to funds from customer payments, the Company received cash proceeds of $127.3 million, net of issuance costs of $0.2 million in July and August 2020 through the issuance of 22.4 million shares of Series H-1 redeemable convertible preferred stock and 22.4 million common stock warrants. As of October 19, 2020, the date on which these consolidated financial statements were available to be issued, the Company believes that its cash on hand as of January 31, 2020 and the proceeds from the issuance of Series H-1 redeemable convertible preferred stock, together with cash generated from sales to customers will satisfy its working capital and capital requirements for at least the next twelve months following the issuance of the consolidated financial statements. The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of, and its near- and long-term future capital requirements will depend on, many factors, including its growth rate, subscription renewal activity, the timing and extent of spending to support its infrastructure and research and development efforts, the expansion of sales and marketing activities, the timing of new introductions of products or features, the continuing market adoption of its networked charging systems platform, and the overall market acceptance of EVs. The Company may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights, although it has no agreements or commitments to complete any material transactions as of October 19, 2020, the date on which these consolidated financial statements were available to be issued. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than it currently expects. The Company may be required to seek additional equity or debt financing. Future liquidity and cash requirements will depend on numerous factors, including market penetration, the introduction of new products, and potential acquisitions of related businesses or technology. In the event that additional financing is required from

ChargePoint, Inc.
Notes to Consolidated Financial Statements

1.     Description of Business and Basis of Presentation (cont.)

outside sources, the Company may not be able to raise it on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected.

2.     Summary of Significant Accounting Policies

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include determining standalone selling price for performance obligations in contracts with customers, the estimated expected benefit period for deferred contract acquisition costs, allowances for doubtful accounts, inventory reserves, the useful lives of long-lived assets, the determination of the incremental borrowing rate used for operating lease liabilities, the valuation of redeemable convertible preferred stock warrants and common stock warrants, the value of common stock and other assumptions used to measure stock-based compensation, and the valuation of deferred income tax assets and uncertain tax positions. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. Cash and cash equivalents are held in domestic and foreign cash accounts with large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents through deposits with federally insured commercial banks and at times cash balances may be in excess of federal insurance limits. Short-term investments consist of U.S. treasury bills that carry high-credit ratings and accordingly, minimal credit risk exists with respect to these balances.

Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.

Concentration of credit risk with respect to trade accounts receivable is considered to be limited due to the diversity of the Company’s customer base and geographic sales areas. As of January 31, 2020 and 2019, there were no customers that accounted for 10% or more of accounts receivable, net. For the years ended January 31, 2020, 2019, and 2018 there were no customers that represented 10% or more of total revenue.

The Company’s revenue is concentrated in the infrastructure needed for charging EVs, an industry which is highly competitive and rapidly changing. Significant technological changes within the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s operating results.

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. As a result, the Company has temporarily closed its headquarters and most of its other offices, enabled its employees and contractors to work remotely, implemented travel restrictions, implemented cost cutting measures, and shifted Company events and

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

meetings to virtual-only experiences, all of which may continue for an indefinite amount of time and represent a significant disruption in how it operate its business. The operations of the Company’s partners, vendors, and customers have likewise been disrupted.

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, it has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic may affect the rate of global infrastructure spending, which could adversely affect demand for the Company’s platform. Further, the COVID-19 pandemic has caused the Company to experience, in some cases, longer sales cycles and an increase in certain prospective and current customers seeking lower prices or other more favorable contract terms, and has limited the ability of its direct sales force to travel to customers and potential customers. In addition, the COVID-19 pandemic could reduce the value or duration of subscriptions, negatively impact collections of accounts receivable, reduce expected spending from the Company’s paying customers, cause some of its paying customers to go out of business, and affect contraction or attrition rates of its paying customers, all of which could adversely affect the Company’s business, results of operations, and financial condition. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets, which may adversely affect the Company’s ability to access capital markets in the future.

While the Company has developed and continues to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of its efforts. Accordingly, it is not possible for the Company to predict the duration and ultimate extent to which this will affect its business, future results of operations, and financial condition at this time.

Segment Reporting

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as one operating segment because its CODM, who is its Chief Executive Officer, reviews its financial information on a consolidated basis for purposes of making decisions regarding allocating resources and assessing performance. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels of components below the consolidated unit level.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. Cash equivalents may be invested in money market funds. Cash and cash equivalents are carried at cost, which approximates their fair value.

Restricted cash of $0.4 million and $0.5 million as of January 31, 2020 and 2019, respectively, relates to cash deposits restricted under letters of credit issued in support of customer agreements.

The reconciliation of cash, cash equivalents, and restricted cash to amounts presented in the consolidated statements of cash flows were as follows:

	January 31,
	2020	2019	2018
	(in thousands)
Cash and cash equivalents	$72,753	$205,238	$88,310
Restricted cash	400	460	534
Total cash, cash equivalents, and restricted cash	$73,153	$205,698	$88,844

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

Short-term Investments

The Company considers investments with original maturities greater than three months and remaining maturities less than one year to be short-term investments. The Company’s short-term investments consist of U.S. treasury bills and are classified as available for sale and reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). For short-term investments sold prior to maturity, the cost of investments sold is based on the specific identification method. Realized gains and losses on the sale of short-term investments are recorded in other income (expense), net in the consolidated statements of operations.

Other-than-temporary Impairment

The Company evaluates its short-term investments with unrealized losses for other-than-temporary impairment. When assessing short-term investments for other-than-temporary declines in value, the Company considers factors such as, among other things, the extent and length of time the investment’s fair value has been lower than its cost basis, the financial condition and near-term prospects of the investee, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and the expected cash flows from the security. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge to the consolidated statements of operations and consolidated statements of comprehensive loss. No such adjustments were necessary during the periods presented.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectibility. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. If circumstances related to customers change, estimates of the recoverability of receivables are further adjusted. The Company also considers broader factors in evaluating the sufficiency of its allowances for doubtful accounts, including the length of time receivables are past due, macroeconomic conditions, significant one-time events, and historical experience. When the Company determines that there are accounts receivable that are uncollectible, they are written off against the allowance for doubtful accounts. The change in the allowance for doubtful accounts for the years ended January 31, 2020, 2019, and 2018 was as follows:

	Beginning Balance	Additions Charged To Expense	Write-offs	Ending Balance
	(in thousands)
Year ended January 31, 2020
Allowance for doubtful accounts	$3,124	$339	$(1,463)	$2,000
Year ended January 31, 2019
Allowance for doubtful accounts	$1,316	$1,812	$(4)	$3,124
Year ended January 31, 2018
Allowance for doubtful accounts	$483	$833	$—	$1,316

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand. The Company analyzes current and future product demand relative to the

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

remaining product life to identify potential excess inventories. The write-down is measured as the difference between the cost of the inventories and net realizable value and charged to inventory reserves, which is a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, as follows:

Useful Lives
Furniture and fixtures	3 to 5 years
Computers and software	3 to 5 years
Machinery and equipment	3 to 5 years
Tooling	3 to 5 years
Leasehold improvements	Shorter of the estimated lease term or useful life
Owned and operated systems	5 to 7 years

Leasehold improvements are amortized over the shorter of estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the consolidated statements of operations.

ChargePoint-as-a-Service (“CPaaS”) combines the customer’s use of the Company’s owned and operated systems with Cloud subscription software (“Cloud”) and the Company’s Assure program (“Assure”) into a single subscription. When CPaaS contracts contain a lease, the underlying asset is carried at its carrying value within property and equipment, net on the consolidated balance sheets.

Internal-Use Software Development Costs

The Company capitalizes qualifying internal-use software development costs incurred during the application development stage for internal tools and cloud-based applications used to deliver its services, provided that management with the relevant authority authorizes and commits to the funding of the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Capitalized internal-use software development costs are included in property and equipment and are amortized on a straight-line basis over their estimated useful lives once it is ready for its intended use. Amortization of capitalized internal-use software development costs is included within cost of revenue for networked charging systems and subscriptions, research and development expense, sales and marketing expense, and general and administrative expense based on the use of the software. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized. As of January 31, 2020 and 2019, capitalized costs have not been material.

Leases

On February 1, 2019, the Company early adopted the requirements of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASC 842”), using the modified retrospective approach with no adjustment to comparative periods.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

Lessee

The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”) assets are presented separately on the Company’s consolidated balance sheets. Operating lease liabilities are separated into a current portion, included within accrued and other current liabilities on the Company’s consolidated balance sheets, and a noncurrent portion included within operating lease liabilities on the Company’s consolidated balance sheets. The Company does not have material finance leases. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the asset until the lease commencement date.

The Company’s lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s ROU assets are also recognized at the applicable lease commencement date. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The term of the Company’s leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also includes options to renew or extend the lease (including by not terminating the lease) that the Company is reasonably certain to exercise. The Company establishes the term of each lease at lease commencement and reassesses that term in subsequent periods when one of the triggering events outlined in ASC 842 occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

The Company’s lease contracts often include lease and non-lease components. The Company has elected the practical expedient offered by the standard to not separate the lease from non-lease components and accounts for them as a single lease component.

The Company elected the package of practical expedients permitted under the transition guidance, which allows the Company to carry forward its historical lease classification, its assessment on whether a contract is or contains a lease, and its initial direct costs for any leases that existed prior to adoption of the new standard. The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

See Note 3 for further information on the adoption of ASC 842 on the Company’s accounting for leases as a lessee.

Lessor

The Company leases networked charging systems to customers within certain CPaaS contracts. The leasing arrangements the Company enters into with lessees are operating leases, and as a result, the underlying asset is carried at its carrying value as owned and operated systems within property and equipment, net on the consolidated balance sheets. Adoption of ASC 842 did not have a material impact on the Company’s accounting as a lessor.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets or asset groups for impairment whenever events indicate that the carrying amount of an asset or asset group may not be recoverable based on expected future cash flows attributable to that asset or asset group. Recoverability of assets held and used is measured by comparison of the carrying amounts of an asset or an asset group to the estimated future undiscounted cash flows which the asset or asset group is expected

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

to generate. If the carrying amount of an asset or asset group exceeds estimated undiscounted future cash flows, then an impairment charge would be recognized based on the excess of the carrying amount of the asset or asset group over its fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended January 31, 2020, 2019, and 2018.

Business Combinations

The total purchase consideration for an acquisition is measured as the fair value of the assets transferred, equity instruments issued, and liabilities assumed at the acquisition date. Costs that are directly attributable to the acquisition are expensed as incurred and included in general and administrative expense in the Company’s consolidated statements of operations. Identifiable assets (including intangible assets), liabilities assumed (including contingent liabilities), and noncontrolling interests in an acquisition are measured initially at their fair values at the acquisition date. The Company recognizes goodwill if the fair value of the total purchase consideration and any noncontrolling interests is in excess of the net fair value of the identifiable assets acquired and the liabilities assumed. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, cost of capital, future cash flows, and discount rates. The Company’s estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. The Company includes the results of operations of the acquired business in the consolidated financial statements beginning on the acquisition date.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. The carrying amount of goodwill is reviewed for impairment at least annually, in the second quarter, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. As of January 31, 2020 and 2019, the Company had a single operating segment and reporting unit structure. As part of the annual goodwill impairment test performed in the second quarter, the Company first performs a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of the qualitative assessment, it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test will be required. If the Company has determined it necessary to perform a quantitative impairment assessment, the Company will compare the fair value of the reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, limited to the total amount of goodwill of the reporting unit. The carrying value of goodwill was $1.2 million as of January 31, 2020 and 2019, and no goodwill impairment has been recognized to date.

Fair Value of Financial Instruments

Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities measured at fair value are classified into the following categories based on the inputs used to measure fair value:

•        (Level 1) — Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

•        (Level 2) — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and

•        (Level 3) — Inputs that are unobservable for the asset or liability.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. The Company’s assessment of a particular input to the fair value measurement requires management to make judgments and consider factors specific to the asset or liability. The fair value hierarchy requires the use of observable market data when available in determining fair value. The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each period. There were no transfers between levels during the periods presented. The Company had no material non-financial assets valued on a non-recurring basis that resulted in an impairment in any period presented.

The carrying values of the Company’s cash equivalents, short-term investments, accounts receivable, net, accounts payable, and accrued and other current liabilities approximate fair value based on the highly liquid, short-term nature of these instruments.

Redeemable Convertible Preferred Stock Warrants

Warrants to purchase shares of the Company’s Series B, D, and E redeemable convertible preferred stock are classified as liabilities as the underlying redeemable convertible preferred stock is considered redeemable and may require the Company to transfer assets upon exercise. Redeemable convertible preferred stock warrants are recorded within other long-term liabilities on the consolidated balance sheets. The warrants were recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of the redeemable convertible preferred stock warrant liability are recorded in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of redeemable convertible preferred stock into common stock, or until the redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the redeemable convertible preferred stock warrant liability will be reclassified to redeemable convertible preferred stock or additional paid-in capital, as applicable.

Common Stock Warrants

Warrants to purchase shares of the Company’s common stock are equity classified and recognized within additional paid-in capital with no subsequent remeasurement. The amount recognized within additional paid-in capital is determined by allocating proceeds received and issuance costs incurred between the instruments issued based on their relative fair value.

Revenue Recognition

On February 1, 2019, the Company early adopted ASU No. 2014-09. Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), using the modified retrospective method applied to contracts which were not completed as of that date. During the fiscal year ended January 31, 2020, the Company recognized revenue using the following five-step model as prescribed by ASC 606:

•        Identification of the contract, or contracts, with a customer;

•        Identification of the performance obligations in the contract;

•        Determination of the transaction price;

•        Allocation of the transaction price to the performance obligations in the contract; and

•        Recognition of revenue when, or as, the Company satisfies a performance obligation.

Significant judgment and estimates are necessary for the allocation of the proceeds received from an arrangement to the multiple performance obligations and the appropriate timing of revenue recognition. The Company enters into contracts with customers that regularly include promises to transfer multiple products and

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

services, such as charging systems, software subscriptions, extended maintenance, and professional services. For arrangements with multiple products or services, the Company evaluates whether the individual products or services qualify as distinct performance obligations. In its assessment of whether products or services are a distinct performance obligation, the Company determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires the Company to assess the nature of each of its networked charging systems, subscriptions, and other offerings and how each is provided in the context of the contract, including whether they are significantly integrated which may require judgment based on the facts and circumstances of the contract.

The transaction price for each contract is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees the Company charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities, or driver fees, collected on behalf of customers who offer public charging for a fee.

When agreements involve multiple distinct performance obligations, the Company accounts for individual performance obligations separately if they are distinct. The Company applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. The Company determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices, and its overall pricing objectives, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, the Company estimates the SSP using the residual approach.

The Company usually bills its customers at the onset of the arrangement for both the products and a predetermined period of time for services. Contracts for services typically range from annual to multi-year agreements with typical payment terms of 30 to 90 days.

Networked charging systems revenue

Networked charging systems revenue includes revenue related to the deliveries of EV charging system infrastructure. The Company recognizes revenue from sales of networked charging systems upon shipment to the customer, which is when the performance obligation has been satisfied.

Subscriptions revenue

Subscriptions revenue consists of services related to Cloud, as well as extended maintenance service plans under Assure. Subscriptions revenue also consists of CPaaS revenue, which combines the customer’s use of the Company’s owned and operated systems with Cloud and Assure programs into a single subscription. CPaaS subscriptions contain a lease for the customer’s use of the Company’s owned and operated systems unless the location allows the Company to receive incremental economic benefit from regulatory credits earned on that owned and operated system. Lessor revenue relates to operating leases and historically has not been material. Subscriptions revenue is recognized over time on a straight-line basis as the Company has a stand-ready obligation to deliver such services to the customer.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

Other revenue

Other revenue consists of fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states, charging related fees received from drivers using charging sites owned and operated by the Company, net transaction fees earned for processing payments collected on driver charging sessions at charging sites owned by ChargePoint customers, and other professional services. Revenue from regulatory credits is recognized at the point in time the regulatory credits are transferred. Revenue from fees for owned and operated sites is recognized over time on a straight-line basis over the performance period of the service contract as the Company has a stand-ready obligation to deliver such services. Revenue from driver charging sessions and charging transaction fees is recognized at the point in time the charging session or transaction is completed. Revenue from professional services is recognized as the services are rendered.

Revenue Recognition (ASC 605)

During the fiscal years ended January 31, 2019 and January 31, 2018, the Company recognized revenue under ASC Topic 605, Revenue Recognition (“ASC 605”) when persuasive evidence of an arrangement existed, delivery had occurred, the fee was fixed or determinable, and collectability was probable. Revenue for these periods was generally recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

When a sales arrangement contained multiple elements, the Company first determined whether the delivered items qualify as separate units of accounting. A delivered item qualified as a separate unit of accounting when it had value to the customer on a standalone basis and when an arrangement included a general right of return relative to the delivered item, delivery, or performance of any undelivered items was considered probable or substantially in control of the Company. The Company then allocated revenue to each separate unit of accounting based on the relative selling price method and using the established selling price hierarchy. The selling price for a unit of accounting was based on its vendor specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”) if VSOE was not available, or best estimate of selling price (“ESP”) if neither VSOE nor TPE was available. The Company generally utilized ESP.

The objective of ESP was to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis. ESP was generally used for new or highly customized offerings and solutions or offerings not priced within a narrow range, and it applied to a large proportion of the Company’s arrangements with multiple deliverables.

The process for determining ESP requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Lessor Revenue

The leasing arrangements the Company enters into with lessees are operating leases. The Company recognizes operating lease revenue on a straight-line basis over the lease term and expenses deferred initial direct costs on the same basis.

Operating lease revenue is classified as subscriptions revenue in the Company’s consolidated statements of operations. Operating lease revenue and the future maturities of lease payments from lessees was not material to the consolidated financial statements for all periods presented.

Remaining Performance Obligations

Remaining performance obligations represents the amount of contracted future revenue not yet recognized as the amounts relate to undelivered performance obligations, including both deferred revenue and non-cancelable

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

contracted amounts that will be invoiced and recognized as revenue in future periods. The Company’s Assure, Cloud, and CPaaS subscription terms typically range from one to five years. Revenue expected to be recognized from remaining performance obligations was $79.2 million as of January 31, 2020, of which 51% is expected to be recognized over the next twelve months and the remainder thereafter.

Deferred Revenue

Deferred revenue represents billings or payments received in advance of revenue recognition and is recognized in revenue upon transfer of control. Balances consist primarily of software subscription services and extended Assure maintenance services not yet provided as of the balance sheet date. Contract assets, which represent services provided or products transferred to customers in advance of the date the Company has a right to invoice, are netted against deferred revenue on a customer-by-customer basis. Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as deferred revenue with the remainder recorded as deferred revenue, noncurrent on the consolidated balance sheets. Total deferred revenue was $72.7 million and $45.1 million as of January 31, 2020 and 2019, respectively. The Company recognized $25.5 million, $16.0 million, and $9.2 million of revenue during the years ended January 31, 2020, 2019, and 2018, respectively, that was included in the deferred revenue balance at the beginning of the respective period.

Cost of Revenue

Cost of networked charging systems revenue includes the material costs for parts and manufacturing costs for the hardware products, compensation, including salaries and related personnel expenses, including stock-based compensation, warranty provisions, depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software development costs, and allocated overhead costs. Costs for shipping and handling are recorded in cost of revenue as incurred.

Cost of subscriptions revenue includes network and wireless connectivity costs for subscription services, field maintenance costs for Assure to support the Company’s network of systems, depreciation of owned and operated systems used in CPaaS arrangements, amortization of capitalized internal-use software development costs, allocated overhead costs, and support costs to manage the systems and helpdesk services for drivers and site hosts.

Cost of other revenue includes costs for the Company’s owned and operated charging sites, as well as costs of environmental and professional services.

Costs to Obtain a Customer Contract

Sales commissions are considered incremental and recoverable costs of acquiring customer contracts. Beginning at the Company’s adoption of ASC 606 on February 1, 2019, incremental and recoverable costs for the sale of cloud enabled software and extended maintenance service plans are capitalized as deferred contract acquisition costs within prepaid expenses and other current assets and other assets on the consolidated balance sheets and amortized on a straight-line basis over the anticipated benefit period of five years. The benefit period was estimated by taking into consideration the length of customer contracts, renewals, technology lifecycle, and other factors. This amortization is recorded within sales and marketing expense in the Company’s consolidated statements of operations. The sales commissions paid related to the sale of networked charging systems are expensed as incurred.

The Company elected the practical expedient that permits the Company to apply ASC Subtopic 340-40, “Other Assets and Deferred Costs- Contracts with Customers,” (“ASC 340”) to a portfolio containing multiple contracts, as they are similar in their characteristics, and the financial statement effects of applying ASC Subtopic 340-40 to that portfolio would not differ materially from applying it to the individual contracts within that portfolio.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

Changes in the deferred contract acquisition costs during the year ended January 31, 2020 were as follows:

Year Ended January 31, 2020
(in thousands)
Balance upon adoption of ASC 340 on February 1, 2019	$2,189
Capitalization of deferred contract acquisition costs	2,318
Amortization of deferred contract acquisition costs	(675)
Balance as of January 31, 2020	$3,832
Deferred contract acquisition costs, current	1,013
Deferred contract acquisition costs, noncurrent	2,819
Total deferred contract acquisition costs	$3,832

Research and Development

Research and development expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for the Company’s products and services, as well as quality assurance, testing, product management, amortization of capitalized internal-use software, and allocated overhead. Research and development costs are expensed as incurred.

Stock-based Compensation

The Company measures and recognizes compensation expense for all stock-based awards, including stock options and restricted common stock, granted to employees and directors based on the estimated fair value of the awards on the date of grant. The fair value of each stock option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of the Company’s common stock. The assumptions used to determine the fair value of the awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The Company amortizes the fair value of each stock award on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense is based on the value of the portion of stock-based awards that is ultimately expected to vest. As such, the Company’s stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Advertising

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expenses for the years ended January 31, 2020, 2019, and 2018 were not material.

Warranty

The Company provides standard warranty coverage on its products for twelve months, providing parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to networked charging systems cost of revenue when revenue is recognized. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Warranty expense for the years ended January 31, 2020, 2019, and 2018 was $2.8 million, $2.0 million, and $1.9 million, respectively.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

In addition, the Company offers paid-for subscriptions to extended maintenance service plans under Assure. Assure provides both the labor and parts to maintain the products over the subscription terms of typically one to five years. The costs related to the Assure program are expensed as incurred and charged to subscriptions cost of revenue.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is generally the local currency. The translation of foreign currencies into U.S. dollars is performed for monetary assets and liabilities at the end of each reporting period based on the then current exchange rates. Non-monetary items are translated using historical exchange rates. For revenue and expense accounts, an average foreign currency rate during the period is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ deficit and reported in the consolidated statements of comprehensive loss. Foreign currency transaction gains and losses are included in other income (expense), net for the period.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of historical losses, the Company has established a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position.

Net Loss per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. The Company also considers any shares issued on the early exercise of stock options subject to repurchase to be participating securities because holders of such shares have nonforfeitable dividend rights in the event a dividend is paid on common stock. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. The holders of the redeemable convertible preferred stock, as well as the holders of early exercised shares subject to repurchase, do not have a contractual obligation to share in the losses of the Company. As such, the Company’s net losses for the years ended January 31, 2020, 2019, and 2018 were not allocated to these participating securities. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted net loss per share attributable to common stockholders adjusts basic net loss per share for the effect of dilutive securities, including stock options. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recently Adopted Accounting Standards

In May 2014, the FASB issued ASC 606 with several subsequent amendments. ASC 606 amends the existing accounting standards for revenue recognition. The new guidance provides a new model to determine when and over what period revenue is recognized. Revenue is recognized for the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company early adopted the new revenue standard as of February 1, 2019 using the modified retrospective approach. The impact of the adoption was not material to the Company’s consolidated financial statements and disclosures.

With the adoption of ASC 606 the Company also early adopted ASC 340 which requires the deferral of incremental costs of obtaining a customer contract which, under the old guidance, were expensed as incurred. The guidance requires the deferral of incremental contract acquisition costs and subsequent amortization over the expected period of benefit. The benefit period was estimated by taking into consideration the length of customer contracts, renewals, technology lifecycle, and other factors. The amortization of these costs is charged to sales and marketing expenses in the consolidated statements of operations. As a result, the Company recorded the cumulative impact of adoption as an adjustment to the Company’s accumulated deficit on February 1, 2019. Prior periods were not retroactively adjusted. See Note 3 for the impact of adopting the new standard.

In February 2016, the FASB issued ASC 842. The guidance is effective for annual reporting periods for non-public business entities beginning after December 15, 2021 and early adoption is permitted. The new standard requires lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding ROU assets. This standard also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using the modified retrospective approach, with the option of applying the requirements of the standard either (a) retrospectively to each prior comparative reporting period presented, or (b) retrospectively at the beginning of the period of adoption.

The Company has early adopted ASC 842 as of February 1, 2019 on a modified retrospective basis and will not restate prior comparative periods. For lessee accounting, the impact of the adoption on the consolidated balance sheets is presented in Note 3. For lessor accounting, the impact was not material to the Company’s consolidated financial statements and disclosures.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which simplifies the accounting and reporting of share-based payment transactions, including adjustments to how excess tax benefits and payment for tax withholdings should be classified. In addition, entities are permitted to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards. Forfeitures can be estimated or recognized when they occur. The guidance became effective for annual reporting periods beginning after December 15, 2017. The Company adopted this guidance in fiscal year 2019 and has elected to continue to apply a forfeiture rate on the recognition of expense for stock-based payment awards. The impact of the adoption was not material to the Company’s consolidated financial statements and disclosures.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The new standard simplifies the measurement of goodwill by eliminating step two of the two-step impairment test. Step two measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The new guidance requires an entity to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance is effective for annual reporting periods beginning after December 15, 2021. The Company early adopted this guidance at the beginning of fiscal year 2020. The impact of the adoption had no impact on the Company’s consolidated financial statements and disclosures.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting.” The ASU provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting under Topic 718. The guidance became effective for annual reporting periods beginning after December 15, 2017. The Company adopted the guidance at the beginning of fiscal year 2019 using a prospective transition method. Adoption of this guidance did not have a material impact to the Company’s consolidated financial statements and disclosures.

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.” The new guidance reduces the complexity associated with an issuer’s accounting for certain financial instruments with characteristics of liability and equity. Specifically, the FASB determined that a down round feature would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. This guidance is effective for annual reporting periods beginning after December 15, 2019. The Company early adopted this guidance at the beginning of fiscal year 2020. The adoption of this guidance did not have a material impact to the Company’s consolidated financial statements and disclosures.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement- Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” The new guidance permits, but does not require, companies to reclassify the stranded tax effects of the Tax Cuts and Jobs Act (the “Act”) on items within accumulated other comprehensive income to retained earnings. This guidance became effective for annual reporting periods beginning after December 15, 2018. The Company did not elect to reclassify the stranded tax effects of the Act on items within accumulated other comprehensive income to retained earnings.

In March 2018, the FASB issued ASU No. 2018-05, “Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (“SAB 118”).” The guidance amends several paragraphs in ASC 740 Income Taxes, that contain SEC guidance related to SAB 118, which was previously issued in December 2017 by the SEC. The Company’s final analysis and impact of this guidance is reflected in the tax provision and related tax disclosures for the year ended January 31, 2019. There was no material change in estimate which would have been reflected within the measurement period in accordance with SAB 118.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting.” The new guidance expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees and to account for awards to non-employees using the grant date fair value without subsequent periodic measurement. The guidance is effective for annual reporting periods beginning after December 15, 2019. The Company early adopted this guidance in fiscal year 2020 using a modified retrospective transition method. Adoption of this guidance did not have a material impact to the Company’s consolidated financial statements and disclosures.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (cont.)

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” and has since released various amendments including ASU No. 2019-04. The guidance modifies the measurement of expected credit losses on certain financial instruments. This guidance is effective for the Company’s annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.

In June 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurements,” which expands the disclosure requirements for Level 3 fair value measurements and expands disclosures for measurement uncertainty. This guidance is effective for the Company’s annual reporting periods beginning after December 15, 2019. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements and disclosures.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles-Goodwill and Other — Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”, which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to defer and recognize as an asset. The guidance is effective for the Company’s annual reporting periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements and disclosures.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606”, which clarifies when certain transactions between collaborative arrangement participants should be accounted for under ASC 606 and incorporates unit-of-account guidance consistent with ASC 606 to aid in this determination. The guidance is effective for the Company’s annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, the recognition of deferred tax liabilities for outside basis differences, ownership changes in investments, and tax basis step-up in goodwill obtained in a transaction that is not a business combination. The guidance will be effective for the Company’s annual reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting,” which provides optional expedients and exceptions for applying U.S. GAAP to contract modifications, hedging relationships, and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The guidance is effective for the Company beginning on March 12, 2020 and it will apply the amendments prospectively through December 31, 2022. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

3.     Adoption Impact of Recently Adopted Accounting Standards

Adoption Impact of ASC 340

Upon adoption of ASC 340, the Company recorded an increase of $2.2 million in total assets related to costs to obtain customer contracts that were previously expensed as incurred but would have been capitalized under ASC 340.

In accordance with the modified retrospective method transition requirements, the Company has presented the financial statement line items impacted and adjusted to compare to presentation under ASC 340 for the periods during the first year of adoption.

Total reported assets under ASC 340 as of January 31, 2020 were $3.8 million higher than the total assets without adoption of ASC 340 due to deferred contract acquisition costs capitalized under ASC 340 that would have been expensed as incurred under legacy U.S. GAAP.

	February 1, 2019
	Adjusted without adoption to ASC 340	Adjustments	As reported Under ASC 340
	(in thousands)
Current assets:
Deferred contract acquisition costs, current	$—	$550	$550
Noncurrent assets:
Deferred contract acquisition costs, noncurrent	$—	$1,639	$1,639
Stockholders’ deficit
Accumulated deficit	$(350,252)	$2,189	$(348,063)
	Year Ended January 31, 2020
	Adjusted without adoption to ASC 340	Adjustments	As reported Under ASC 340
	(in thousands, except per share amounts)
Operating expenses
Sales and marketing	$58,640	$(1,643)	$56,997
Loss from operations	$(134,007)	$1,643	$(132,364)
Net loss	$(135,970)	$1,643	$(134,327)
Net loss per share attributable to common stockholders, basic and diluted:	$(15.23)	$0.18	$(15.05)

The adoption of ASC 340 resulted in a net decrease in sales and marketing expenses due to the capitalization and related amortization of deferred contract acquisition costs that would have been expensed as incurred prior to adoption. During the year ended January 31, 2020, the adoption of ASC 340 resulted in offsetting changes within operating assets and liabilities and had no net impact on the consolidated statements of cash flows.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

3.     Adoption Impact of Recently Adopted Accounting Standards (cont.)

Adoption Impact of ASC 842

The Company adopted ASC 842 as of February 1, 2019 on a modified retrospective basis and will not restate prior comparative periods.

Upon adopting ASC 842 at the beginning of the fiscal year ended January 31, 2020, as a lessee, the Company recognized operating lease right-of-use assets of $11.3 million and operating lease liabilities of $12.5 million and corresponding reductions of $1.6 million to deferred rent and $0.4 million to prepaid rent. The adoption of the standard did not result in any adjustments to accumulated deficit.

	January 31, 2019	Adjustments Due to ASC 842	As Adjusted February 1, 2019
	(in thousands)
Operating lease right-of-use assets	$—	$11,275	$11,275
Prepaid expenses and other current assets (prepaid rent)	355	(355)	—
Total assets	$355	$10,920	$11,275
Operating lease liabilities	$—	$12,489	$12,489
Accrued and other current liabilities (deferred rent)	1,569	(1,569)	—
Total liabilities	$1,569	$10,920	$12,489

4.     Fair Value Measurements

The Company’s assets and liabilities that were measured at fair value on a recurring basis were as follows:

	Amortized Cost	Gross Unrealized		Fair Value	Reported as:
January 31, 2020		Gains	Losses		Cash and cash equivalents	Short-term investments
	(in thousands)
Cash	$33,266	$—	$—	$33,266	$33,266	$—
Level 1
Money market funds	39,487	—	—	39,487	39,487	—
Level 2
U.S. treasury bills	47,014	23	—	47,037	—	47,037
Total assets measured at fair value on a recurring basis	$119,767	$23	$—	$119,790	$72,753	$47,037
January 31, 2019	Amortized Cost	Gross Unrealized		Fair Value	Reported as:
		Gains	Losses		Cash and cash equivalents	Short-term investments
	(in thousands)
Cash	$26,690	$—	$—	$26,690	$26,690	$—
Level 1
Money market funds	178,548	—	—	178,548	178,548	—
Total assets measured at fair value on a recurring basis	$205,238	$—	$—	$205,238	$205,238	$—

ChargePoint, Inc.
Notes to Consolidated Financial Statements

4.     Fair Value Measurements (cont.)

The money market funds were classified as cash and cash equivalents on the consolidated balance sheets and were within Level 1 of the fair value hierarchy. The aggregate fair value of the Company’s money market funds approximated amortized cost and, as such, there were no unrealized gains or losses on money market funds as of January 31, 2020 and 2019. Realized gains and losses, net of tax, were not material for any of the periods presented.

All of the Company’s U.S. treasury bills were classified as short-term investments on the consolidated balance sheets and were within Level 2 of the fair value hierarchy because they were valued using inputs other than quoted prices in active markets that were observable either directly or indirectly that may include benchmark yields, reported trades, broker/dealer quotes, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. Realized gains and losses, net of tax, were not material for any of the periods presented.

As of January 31, 2020 and 2019, the Company had no investments with a contractual maturity of greater than one year.

The Company’s only Level 3 financial instruments were its redeemable convertible preferred stock warrants. See Note 12 for information on the valuation of the redeemable convertible preferred stock warrant liability.

5.     Acquisitions

In fiscal year 2019, the Company acquired an electric fleet and energy management business for a total purchase consideration of $1.5 million in cash. The Company recognized intangible assets related to customer relationships of $0.3 million and goodwill of $1.2 million. The goodwill amount represented synergies related to the Company’s existing platform expected to be realized from this business combination and assembled workforce. The associated goodwill and intangible assets are not deductible for tax purposes. Acquisition costs were not material and were charged to general and administrative expenses in the consolidated statements of operations as incurred. The intangible assets were recorded at fair value and were fully amortized as of January 31, 2020.

Unaudited pro forma results of operations for fiscal years 2019 and 2018 are not provided because the historical operating results of the acquired business was not material and pro forma results would not be materially different from reported results for the periods presented.

In addition to the purchase consideration, the Company provided an additional $1.0 million of cash compensation awards and 800,000 shares of restricted common stock to employees for future services that vest over two years from the date of the acquisition. Total grant date fair value for the restricted common stock was $0.6 million. The Company recognizes expenses related to the cash compensation awards and restricted common stock on a straight-line basis over the requisite service period of two years. See Note 11 for further information on the restricted common stock.

6.     Balance Sheet Components

Inventories

Inventories consisted of the following:

	January 31,
	2020	2019
	(in thousands)
Raw materials	$11,335	$12,043
Work-in-progress	—	741
Finished goods	14,084	12,589
Total Inventories	$25,419	$25,373

ChargePoint, Inc.
Notes to Consolidated Financial Statements

6.     Balance Sheet Components (cont.)

Property and equipment, net

Property and equipment, net consisted of the following:

	January 31,
	2020	2019
	(in thousands)
Furniture and fixtures	$1,347	$878
Computers and software	4,350	3,025
Machinery and equipment	7,614	4,340
Tooling	6,299	3,743
Leasehold improvements	8,869	5,699
Owned and operated systems	8,422	3,164
Construction in progress	5,796	5,798
	42,697	26,647
Less: Accumulated depreciation	(14,756)	(7,678)
Total Property and Equipment, Net	$27,941	$18,969

Depreciation expense for the years ended January 31, 2020, 2019, and 2018 was $7.1 million, $3.9 million, and $1.6 million, respectively.

Amortization expense for intangible assets for the years ended January 31, 2020, 2019, and 2018 was $0.6 million, $0.2 million, and $0.1 million, respectively.

Accrued and other current liabilities

Accrued and other current liabilities consisted of the following:

	January 31,
	2020	2019
	(in thousands)
Accrued expenses	$11,335	$16,873
Refundable customer deposits	5,241	4,231
Payroll and related expenses	6,727	5,434
Taxes payable	5,348	4,374
Operating lease liabilities, current	3,979	—
Warranty accruals	2,000	645
Other liabilities	3,029	1,153
Total Accrued and Other Current Liabilities	$37,659	$32,710

7.     Leases

The Company leases its office facilities under non-cancellable operating leases with various lease terms. The Company also leases certain office equipment under operating lease agreements. As of January 31, 2020, non-cancellable leases expire on various dates between 2020 and 2030.

Generally, the Company’s non-cancellable leases include renewal options to extend the lease term from one to five years. The Company has not included any renewal options in its lease terms as these options are not reasonably certain of being exercised. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

7.     Leases (cont.)

As of January 31, 2020, lease balances were as follows:

(in thousands)
Operating leases
Operating lease right-of-use assets	$10,269

Operating lease liabilities, current	3,979
Operating lease liabilities, noncurrent	8,230
Total operating lease liabilities	$12,209

The Company recognizes operating lease costs on a straight-line basis over the lease period. Lease expense for the years ended January 31, 2020, 2019, and 2018 was $4.5 million, $3.1 million, and $2.2 million, respectively. Operating lease costs for short-term leases and variable lease costs were not material during the year ended January 31, 2020.

Maturities of the operating lease liabilities as of January 31, 2020 were as follows:

(in thousands)
Years Ending January 31,
2021	$4,849
2022	4,809
2023	2,671
2024	268
2025	292
Thereafter	1,341
Total undiscounted operating lease payments	$14,230
Less: imputed interest	(2,021)
Total operating lease liabilities	$12,209

Other supplemental information as of January 31, 2020 was as follows:

January 31, 2020
Lease Term and Discount Rate
Weighted-average remaining operating lease term (years)	3.7
Weighted-average operating lease discount rate	8.7%

Other supplemental cash flow information for the year ended January 31, 2020 was as follows:

Year ended January 31, 2020
(in thousands)
Supplemental Cash Flow Information
Cash paid for amounts in the measurement of operating lease liabilities	$4,527

ChargePoint, Inc.
Notes to Consolidated Financial Statements

7.     Leases (cont.)

Prior to the Company’s adoption of ASC 842, future minimum operating lease payments required under non-cancellable operating leases as of January 31, 2019 were as follows:

(in thousands)
Years Ending January 31,
2020	$3,518
2021	3,347
2022	3,230
2023	1,689
2024 and beyond	—
Total future minimum lease payments	$11,784

8.     Debt

In December 2014, the Company entered into a $20.0 million term loan agreement to finance working capital requirements and repay certain indebtedness of the Company’s original credit facility (the “2014 Loan”). The 2014 Loan was to be repaid in forty-eight monthly installments commencing on September 1, 2016; the first fifteen payments were interest only, followed by thirty-three equal monthly payments of principal and interest. Interest was calculated at 8.75% plus LIBOR, provided that the interest rate could not be less than 9.75%. The borrowings were secured by substantially all of the Company’s assets.

In July 2018, the Company entered into a term loan facility with certain lenders (the “2018 Loan”) with a borrowing capacity of $45.0 million to finance working capital and repay all outstanding amounts owed under the 2014 Loan, of which $10.0 million expired unused in June 2019. The Company borrowed $35.0 million, with issuance costs of $1.1 million and net proceeds of $33.9 million. The 2018 Loan is secured by substantially all of the Company’s assets, contains customary affirmative and negative covenants, and requires the Company to maintain minimum cash balances and attain certain customer billing targets. The 2018 Loan has a five-year maturity and interest is calculated at LIBOR plus 6.55%. The 2018 Loan agreement was amended on March 20, 2019 to extend the interest only monthly payments through June 30, 2021 to be followed by equal monthly payments of principal and interest. The Company believes that the fair value of the term loan approximates the recorded amount as of January 31, 2020, as the interest rates on the long-term debt are variable and the rates are based on market interest rates after consideration of default and credit risk (using Level 2 inputs). As of January 31, 2020 and 2019 the Company was in compliance with all financial and non-financial debt covenants.

Transaction costs upon entering into the 2018 Loan were recorded as debt discount and are amortized over the term of the 2018 Loan.

Total interest expense incurred during the years ended January 31, 2020, 2019, and 2018 was $3.5 million, $3.7 million, and $2.5 million, respectively. There was no accrued interest as of January 31, 2020 and 2019.

Total future principal payments under all borrowings as of January 31, 2020 were as follows:

(in thousands)
Years Ending January 31,
2021	$—
2022	11,667
2023	17,500
2024	5,833
Total payments	$35,000

ChargePoint, Inc.
Notes to Consolidated Financial Statements

9.     Commitments and Contingencies

Purchase Commitments

Open purchase commitments are for the purchase of goods and services related to, but not limited to, manufacturing, facilities, and professional services under non-cancellable contracts. They were not recorded as liabilities on the consolidated balance sheets as of January 31, 2020 as the Company had not yet received the related goods or services. As of January 31, 2020, the Company had open purchase commitments for goods and services of $8.9 million, all of which are expected to be received by January 31, 2021.

Legal Proceedings

The Company may be involved in various lawsuits, claims, and proceedings, including intellectual property, commercial, securities, and employment matters that arise in the normal course of business. The Company accrues a liability when management believes information available prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred.

The Company believes it has recorded adequate provisions for any such lawsuits, claims, and proceedings and, as of January 31, 2020, it was not reasonably possible that a material loss had been incurred in excess of the amounts recognized in the consolidated financial statements. Based on its experience, the Company believes that damage amounts claimed in these matters are not meaningful indicators of potential liability. Given the inherent uncertainties of litigation, the ultimate outcome of the ongoing matters described herein cannot be predicted with certainty. While litigation is inherently unpredictable, the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingencies are resolved; and such changes are recorded in the accompanying consolidated statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.

Guarantees and Indemnifications

The Company has service level commitments to its customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels. To date, the Company has not incurred any material costs as a result of such commitments.

The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party’s intellectual property rights. Additionally, the Company may be required to indemnify for claims caused by its negligence or willful misconduct. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the consolidated financial statements.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by them in any action or proceeding to which any of them are, or are threatened to be, made a party by reason of their service as a director or officer. The Company maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company also may be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

9.     Commitments and Contingencies (cont.)

Letters of Credit

The Company had $0.4 million and $0.5 million of secured letters of credit outstanding as of January 31, 2020 and 2019, respectively. These primarily relate to support of customer agreements and are fully collateralized by cash deposits which the Company recorded in restricted cash on its consolidated balance sheets based on the term of the remaining restriction.

10.     Redeemable Convertible Preferred Stock

In fiscal year 2020 the Company issued 2.6 million shares of Series H redeemable convertible preferred stock and 0.9 million common stock warrants for total cash proceeds of $14.9 million, net of $0.1 million of issuance costs. Of the total cash proceeds, $14.8 million, net of $0.1 million of issuance costs, was allocated to the Series H redeemable convertible preferred stock, based on the estimated fair value of the redeemable convertible preferred stock relative to the estimated fair value of the common stock warrants.

In fiscal year 2019, the Company issued 39.7 million shares of Series H redeemable convertible preferred stock and 13.2 million common stock warrants for total cash proceeds of $216.6 million, net of $8.4 million of issuance costs. Of the total cash proceeds, $215.2 million, net of $8.4 million of issuance costs was allocated to the Series H redeemable convertible preferred stock, based on the estimated fair value of the redeemable convertible preferred stock relative to the estimated fair value of the common stock warrants.

In fiscal year 2018, the Company issued 28.6 million shares of Series G redeemable convertible preferred stock for total cash proceeds of $124.7 million, net of $0.3 million of issuance costs.

Redeemable convertible preferred stock as of January 31, 2020, 2019, and 2018 consisted of the following:

(in thousands, except share and per share data)

	January 31, 2020
	Shares		Original Issue Price per Share	Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series A	29,126	29,126	$128.60	$3,746	$3,697
Series B	133,284	130,590	$107.15	13,993	13,947
Series C	45,376	45,376	$288.00	13,068	13,039
Series D	45,900,255	44,458,421	$1.24	54,946	49,469
Series E	22,655,554	21,846,428	$2.47	54,000	26,795
Series F	23,691,925	23,691,925	$2.49	59,000	58,624
Series G	28,630,981	28,630,981	$4.37	125,000	124,745
Series H	42,298,202	42,298,202	$5.67	240,000	229,925
	163,384,703	161,131,049		$563,753	$520,241
	January 31, 2019
	Shares		Original Issue Price per Share	Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series A	29,126	29,126	$128.60	$3,746	$3,697
Series B	133,284	130,590	$107.15	13,993	13,947
Series C	45,376	45,376	$288.00	13,068	13,039
Series D	45,900,255	44,458,421	$1.24	54,946	49,469
Series E	22,655,554	21,846,428	$2.47	54,000	26,795
Series F	23,691,925	23,691,925	$2.49	59,000	58,624
Series G	28,630,981	28,630,981	$4.37	125,000	124,745
Series H	42,298,202	39,654,564	$5.67	225,000	215,169
	163,384,703	158,487,411		$548,753	$505,485

ChargePoint, Inc.
Notes to Consolidated Financial Statements

10.     Redeemable Convertible Preferred Stock (cont.)

	January 31, 2018
	Shares		Original Issue Price per Share	Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series A	29,126	29,126	$128.60	$3,746	$3,697
Series B	139,690	130,590	$107.15	13,993	13,947
Series C	45,376	45,376	$288.00	13,068	13,039
Series D	45,900,255	44,458,421	$1.24	54,946	49,469
Series E	22,655,554	21,846,428	$2.47	54,000	26,795
Series F	23,691,925	23,691,925	$2.49	59,000	58,624
Series G	28,630,981	28,630,981	$4.37	125,000	124,745
	121,092,907	118,832,847		$323,753	$290,316

The significant features of the Company’s redeemable convertible preferred stock are as follows:

Dividend provisions — The holders of the outstanding shares of redeemable convertible preferred stock are entitled to receive, when and if declared by the Company’s board of directors, a noncumulative dividend at the annual rate per share of Series A, Series B, Series C, Series D, Series E, Series F, Series G, and Series H redeemable convertible preferred stock of $10.29, $8.55, $23.05, $0.0989, $0.0989, $0.1992, $0.3493, and $0.4539, respectively, per annum, adjustable for certain events, such as stock splits and combinations. In addition, holders of redeemable convertible preferred stock participate in any distribution in excess of preferred dividends on an as converted basis. The Company has declared no dividends to date.

Liquidation preference — In the event of any liquidation, dissolution, winding up, or change of control of the Company, whether voluntary or involuntary, the holders of Series H redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $5.674 per share for each share of Series H redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series H redeemable convertible preferred stock, holders of Series G redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $4.3659 per share for each share of Series G redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series G redeemable convertible preferred stock, holders of Series F redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $2.4903 per share for each share of Series F redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series F redeemable convertible preferred stock, holders of Series E redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $2.4718 per share for each share of Series E redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series E redeemable convertible preferred stock, holders of Series D redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $1.2359 per share for each share of Series D redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

10.     Redeemable Convertible Preferred Stock (cont.)

After payments to the holders of Series D redeemable convertible preferred stock, the holders of the Series C and Series B redeemable convertible preferred stock are entitled to receive the amount of $288.00 and $107.15 per share, respectively, for each share of Series C and Series B redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series C and Series B redeemable convertible preferred stock, the holders of the Series A redeemable convertible preferred stock are entitled to receive the amount of $128.60 per share, respectively, for each share of Series A redeemable convertible preferred stock share then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series A redeemable convertible preferred stock, the entire remaining assets and surplus funds of the Company legally available for distribution, if any, shall be distributed pro rata among the holders of the then outstanding common stock and redeemable convertible preferred stock on an as-converted basis, rounded down to the next whole number of shares on a pari passu basis according to the number of shares of common stock held by such holders, until such time as each holder of then outstanding Series A, Series B, Series C, Series D, Series E, Series F, Series G, and Series H redeemable convertible preferred stock have received an aggregate amount equal to 2, 4, 4, 4, 2.5, 4, 2, and 2 times the preference amount, respectively, of each share of redeemable convertible preferred stock held by each holder. After these distributions have been paid to all holders of redeemable convertible preferred stock, the holders of the then outstanding common stock will be entitled to receive all remaining assets of the Company legally available for distribution pro rata according to the number of outstanding shares of common stock then held by each holder. The redeemable convertible preferred stock will be deemed to have been automatically converted into common stock if the redemption amount per share on an as-converted basis would be greater than such holder would otherwise be entitled to.

Conversion rights — Each share of Series A, Series B, Series C, Series D, Series E, Series F, Series G, and Series H redeemable convertible preferred stock are convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of common stock as is determined by dividing $91.42, $81.32, $139.14, $1.2359, $1.2359, $2.4903, $4.3659, and $5.674, respectively, by the conversion price of $1.8946, $1.8946, $1.8946, $1.2359, $1.2359, $2.4903, $4.3659, and $5.674, respectively, in effect on the date the certificate is surrendered for conversion.

The holders of each series of redeemable convertible preferred stock shall benefit from certain anti-dilution adjustments in the event the Company issues shares at a per share price lower than the respective issuance price of each series of redeemable convertible preferred stock.

The redeemable convertible preferred stock will automatically convert into shares of common stock at the then effective conversion price for each such share immediately upon the Company’s sale of its common stock in a firm commitment of an underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, that has a public offering price of not less than $11.348 per share (adjusted for any stock dividends, combinations, splits, or recapitalizations) and which results in aggregate gross proceeds to the Company of not less than $100.0 million (net of underwriting discounts, commissions, and expenses).

Redemption and Balance Sheet Classification — While the redeemable convertible preferred stock does not have mandatory redemption provisions, the deemed liquidation preference provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. These elements primarily relate to deemed liquidation events such as a change of control. Accordingly, the Company’s redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.

Voting rights — The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of redeemable convertible preferred stock could be converted. The holder of each share of common stock shall have the right to one vote for

ChargePoint, Inc.
Notes to Consolidated Financial Statements

10.     Redeemable Convertible Preferred Stock (cont.)

each such share and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Holders of Series A, Series B, Series D, Series, F, and Series H redeemable convertible preferred stock have the right to appoint one, two, three, two, and two directors to the Company’s board of directors, respectively.

11.     Common Stock

As of January 31, 2020 and 2019, the Company was authorized to issue 241,000,000 and 240,000,000 shares of common stock, respectively, with a par value of $0.0001 per share. There were 11,959,079 and 7,112,130 shares issued and outstanding as of January 31, 2020 and 2019, respectively.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of the Company’s liquidation, dissolution, or winding up, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Restricted Common Stock

In connection with a business combination in fiscal year 2019 as referenced in Note 5, the Company granted 800,000 shares of restricted common stock to employees for future services that vest over two years from the date of the acquisition. During the years ended January 31, 2020 and 2019, 400,000 and 233,333 shares of restricted common stock vested, respectively. As of January 31, 2020, 166,667 shares of restricted common stock remained unvested.

Common Stock Reserved for Future Issuance

Shares of common stock reserved for future issuance on an as-if converted basis, were as follows:

	January 31,
	2020	2019
Conversion of redeemable convertible preferred stock	171,268,976	168,625,338
Stock options issued and outstanding	35,002,473	31,770,040
Redeemable convertible preferred stock warrants outstanding	2,366,592	2,366,592
Common stock warrants outstanding	14,099,400	13,218,187
Shares available for grant under 2017 Stock Option Plan	5,864,849	4,182,258
Total shares of common stock reserved	228,602,290	220,162,415

ChargePoint, Inc.
Notes to Consolidated Financial Statements

12.     Stock Warrants

In connection with its issuance of Series H redeemable convertible preferred stock in fiscal years 2020 and 2019, the Company issued 0.9 million and 13.2 million common stock warrants, respectively, which were recorded at fair value within additional paid-in capital in stockholders’ deficit. There were no common stock warrants issued in fiscal year 2018. Redeemable convertible preferred stock warrants were issued prior to the periods presented. Warrants issued and outstanding as of January 31, 2020 and 2019 consisted of the following:

Common Stock Warrants

	January 31, 2020
	Outstanding Warrants		Expiration Date
	Number of Warrants	Exercise Price
Common Stock	14,099,400	$9.00	11/16/2028 – 2/14/2029
Total outstanding common stock warrants	14,099,400
	January 31, 2019
	Outstanding Warrants		Expiration Date
	Number of Warrants	Exercise Price
Common Stock	13,218,187	$9.00	11/16/2028
Total outstanding common stock warrants	13,218,187

Redeemable Convertible Preferred Stock Warrants

	January 31, 2020 and 2019
	Outstanding Warrants		Expiration Date
	Number of Warrants	Exercise Price
Series B Preferred Stock	2,694	$107.15	4/30/2021
Series D Preferred Stock	1,441,834	$1.24	4/20/2022 – 1/24/2024
Series E Preferred Stock	809,126	$1.24	12/24/2024 – 7/15/2025
Total outstanding redeemable convertible preferred stock warrants	2,253,654

ChargePoint, Inc.
Notes to Consolidated Financial Statements

12.     Stock Warrants (cont.)

The liability associated with these warrants was subject to remeasurement at each balance sheet date using the Level 3 fair value inputs as follows:

	Year Ended January 31,
	2020	2019	2018
	(in thousands)
Fair value at beginning of period	$1,843	$1,455	$2,192
Change in fair value	875	388	(737)
Fair value at end of period	$2,718	$1,843	$1,455

The fair value of the redeemable convertible preferred stock warrant liability was estimated using an option pricing model that takes into account the contract terms as well as multiple unobservable inputs such as the aggregate equity value, risk-free interest rates, and expected volatility. The level 3 fair value inputs used in the recurring valuation of the redeemable convertible preferred stock warrant liability were as follows:

	January 31,
	2020	2019	2018
Expected volatility	58.4%	65.0%	70.0%
Risk-free interest rate	1.6%	2.8%	2.1%
Dividend rate	0.0%	0.0%	0.0%
Expected term (years)	2.0	2.0	2.0

13.     Stock Option Plan and Stock-based Compensation

In 2007, the Company adopted its 2007 Stock Option Plan (the “2007 Plan”) which provides for the granting of stock options to employees, directors, and consultants of the Company. In 2017, the Company adopted its 2017 Stock Option Plan (the “2017 Plan”). Stock options granted under both the 2007 and 2017 Plans may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). As of January 31, 2020, 5.9 million shares of common stock remained available for issuance under the 2017 Plan. Stock-based awards forfeited, cancelled, or repurchased generally are returned to the pool of shares of common stock available for issuance under the 2017 Plan.

The 2007 Plan and 2017 Plan allow for the early exercise of stock options for certain individuals as determined by the Company’s board of directors. Stock options that are early exercised are subject to a repurchase option that allows the Company to repurchase any unvested shares. Early exercises of stock options are not deemed to be outstanding shares for accounting purposes until those shares vest according to their respective vesting schedules. Accordingly, the consideration received for early exercises of stock options are initially recorded as a liability and reclassified to common stock and additional paid-in capital as the underlying awards vest. As of January 31, 2020 and 2019, liabilities for unvested shares related to early exercises of stock options were not material. The related number of unvested shares subject to repurchase was also not material for any period presented.

Stock options under the 2017 Plan generally expire 10 years from the date of grant, or earlier if services are terminated. The exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s board of directors. Stock options granted generally vest over four years and at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

13.     Stock Option Plan and Stock-based Compensation (cont.)

Activity under the Company’s stock option plans is set forth below:

	Number of Stock Option Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual term (in years)	Aggregate Intrinsic Value
Outstanding as of January 31, 2017	17,988,530	$0.41	7.1	$2,373,423
Granted	12,474,542	$0.83
Exercised	(892,817)	$0.29		$(434,628)
Cancelled	(516,130)	$0.55
Outstanding as of January 31, 2018	29,054,125	$0.59	7.7	$8,905,754
Granted	8,841,667	$0.57
Exercised	(3,867,083)	$0.35		$(1,364,006)
Cancelled	(2,258,669)	$0.75
Outstanding as of January 31, 2019	31,770,040	$0.60	7.4	$7,456,493
Granted	10,817,150	$0.75
Exercised	(4,846,949)	$0.47		$(3,464,262)
Cancelled	(2,737,768)	$0.83
Outstanding as of January 31, 2020	35,002,473	$0.65	7.3	$19,314,017
Options vested and expected to vest as of January 31, 2020	32,573,651	$0.65	7.2	$17,813,592
Exercisable as of January 31, 2020	17,888,383	$0.59	5.8	$14,241,201

Activity for exercised awards includes early exercises of stock options such that these awards are not considered outstanding stock options upon exercise.

Total stock-based compensation expense for stock awards recognized during the years ended January 31, 2020, 2019, and 2018 was $2.9 million, $1.7 million, and $1.0 million, respectively. As of January 31, 2020, total unrecognized compensation cost related to stock awards was $7.6 million and is expected to be recognized over a weighted-average period of 2.9 years.

The weighted-average grant date fair value of options granted in the years ended January 31, 2020, 2019, and 2018 was $0.31, $0.24, and $0.40 per share, respectively. The total grant date fair value of options vested during the years ended January 31, 2020, 2019, and 2018 was $2.5 million, $1.8 million, and $0.8 million, respectively.

Stock-based Compensation Associated with Awards

The Company records stock-based compensation expense for stock options based on the estimated fair value of the options on the date of the grant using the Black-Scholes option-pricing model.

The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of common and redeemable convertible preferred stock, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

13.     Stock Option Plan and Stock-based Compensation (cont.)

The weighted-average assumptions in the Black-Scholes option-pricing models used to determine the fair value of stock options granted during the years ended January 31, 2020, 2019, and 2018 were as follows:

	Year Ended January 31,
	2020	2019	2018
Expected volatility	40.3% – 40.9%	40.9% – 41.6%	45.0% – 47.2%
Risk-free interest rate	1.4% – 2.4%	2.7% – 2.9%	2.3% – 2.5%
Dividend rate	0.0%	0.0%	0.0%
Expected term (in years)	5.0 – 5.9	6.1 – 6.4	6.3 – 6.5

Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

Expected term: The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Stock-based Compensation Expense

The following sets forth the total stock-based compensation expense for the Company’s stock options and restricted common stock included in the Company’s consolidated statements of operations:

	Year Ended January 31,
	2020	2019	2018
	(in thousands)
Cost of revenue	$39	$28	$27
Research and development	871	419	206
Sales and marketing	1,164	541	286
General and administrative	863	718	516
Total stock-based compensation expense	$2,937	$1,706	$1,035

14.     Income Taxes

The components of net loss before income taxes were as follows:

	Year Ended January 31,
	2020	2019	2018
	(in thousands)
Domestic	$(134,578)	$(108,663)	$(75,616)
Foreign	475	695	200
Net loss before income taxes	$(134,103)	$(107,968)	$(75,416)

ChargePoint, Inc.
Notes to Consolidated Financial Statements

14.     Income Taxes (cont.)

The components of the provision for (benefit from) income taxes were as follows:

	Year Ended January 31,
	2020	2019	2018
	(in thousands)
Current
Federal	$—	$—	$—
State	35	—	—
Foreign	189	119	62
Total current	$224	$119	$62
Deferred
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total deferred	—	—	—
Total provision for income taxes	$224	$119	$62

A reconciliation of the U.S. federal statutory rate to the Company’s effective tax rate was as follows:

	Year Ended January 31,
	2020	2019	2018
Tax at federal statutory rate	21.0%	21.0%	32.9%
State tax, net of federal benefit	0.0%	0.0%	0.0%
Permanent differences	(1.6)%	(0.9)%	(1.1)%
Stock-based compensation	(0.2)%	(0.2)%	(0.3)%
Foreign tax rate differential	0.0%	(0.0)%	0.0%
Change in valuation allowance	(21.1)%	(21.9)%	5.0%
Research and development tax credits	1.8%	1.9%	2.1%
Change in federal statutory tax rate	0.0%	0.0%	(38.7)%
Effective tax rate	(0.1)%	(0.1)%	(0.1)%

The significant components of the Company’s deferred tax assets and liabilities as of January 31, 2020 and 2019 were as follows:

	Year Ended January 31,
	2020	2019
	(in thousands)
Deferred tax assets:
Net operating losses	$105,663	$79,515
Research & development credits	14,320	10,085
Deferred revenue	6,968	3,287
Accruals and reserves	6,692	4,890
Stock-based compensation	653	517
Operating lease liabilities	3,370	—
Total deferred tax assets	$137,666	$98,294
Less: valuation allowance	(134,337)	(98,171)
Deferred tax liabilities:
Depreciation and amortization	(489)	(121)
Operating lease right-of-use assets	(2,834)	—
Total deferred tax liabilities	(3,323)	(121)
Net deferred tax assets	$6	$2

ChargePoint, Inc.
Notes to Consolidated Financial Statements

14.     Income Taxes (cont.)

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the Company’s historical operating losses, the Company believes that it is more likely than not that all of the deferred tax will not be realized; accordingly, the Company has recorded a full valuation allowance on its net domestic deferred tax assets as of January 31, 2020 and 2019. The valuation allowance increased by $36.2 million, $29.8 million, and $2.2 million during the years ended January 31, 2020, 2019, and 2018, respectively. The increases were primarily driven by losses and tax credits generated in the United States. As of January 31, 2020, the Company believes it is not more likely than not that the deferred tax assets will be fully realizable and continues to maintain a full valuation allowance against its net deferred tax assets.

As of January 31, 2020, the Company had federal and California state net operating loss (“NOL”) carryforwards of $404.3 million and $224.1 million, respectively, of which $264.6 million of the federal NOL carryforwards can be carried forward indefinitely. The federal and California state net operating loss carryforwards begin to expire in 2028, and alternative refueling property tax credits of $1.4 million, expire beginning in the year 2030. In addition, the Company had NOLs for other states of $102.7 million, which expire beginning in the year 2022.

As of January 31, 2020, the Company had federal and California state research credit carryforwards of $7.6 million and $6.7 million, respectively. The federal credit carryforwards will begin to expire in 2028. The California research credit carryforwards can be carried forward indefinitely.

Under Internal Revenue Code Section 382, the Company’s ability to utilize NOL carryforwards or other tax attributes such as research tax credits, in any taxable year may be limited if the Company experiences, or has experienced, an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders, who own at least 5% of the Company’s stock, increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. The Company has not conducted a study to date to assess whether a limitation would apply under Section 382 of the Internal Revenue Code. In the event the Company experienced an ownership change, or should experience an ownership change in the future, the amount of net operating loss and tax credit carryforwards available in any taxable year could be limited and may expire unutilized.

The following table summarizes the activity related to unrecognized tax benefits as follows:

	Year Ended January 31,
	2020	2019	2018
	(in thousands)
Unrecognized tax benefits – beginning	$6,884	$4,445	$2,744
Gross increases – current period tax position	3,269	2,439	1,701
Unrecognized tax benefits – ending	$10,153	$6,884	$4,445

As of January 31, 2020, the Company had unrecognized tax benefits of $10.2 million, which would not impact the effective tax rate, if recognized, due to the valuation allowance. The Company does not expect its unrecognized tax benefits will significantly change over the next twelve months.

The Company is subject to income taxes in United States federal and various state, local, and foreign jurisdictions. The tax years from 2007 to 2019 remain open to examination due to the carryover of unused net operating losses or tax credits. As of January 31, 2020, the Company is not subject to income tax examinations by any tax authority.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted and signed into law in the United States. The CARES Act includes measures to assist companies, including temporary changes to income and non-income-based tax laws. The Company did not receive a stimulus payment related to the CARES Act. The Company is still evaluating the new law but does not expect there to be a significant impact on the Company’s consolidated financial statements.

ChargePoint, Inc.
Notes to Consolidated Financial Statements

14.     Income Taxes (cont.)

The Company intends to reinvest indefinitely the undistributed earnings of its foreign subsidiaries in those operations. Therefore, the Company has not accrued any provision for taxes associated with the repatriation of undistributed earnings from its foreign subsidiaries as of January 31, 2020. The amount of unrecognized deferred tax liability on these undistributed earnings was not material as of January 31, 2020.

15.     Related Party Transactions

Daimler AG and its affiliated entities (“Daimler”) is an investor in the Company and one of its employees is a member of the Company’s board of directors. The following revenue transactions took place between the Company and Daimler during the respective fiscal years:

	Year ended January 31,
	2020	2019	2018
	(in thousands)
Daimler	$3,112	$1,082	$—
Revenue from related parties	$3,112	$1,082	$—

Related party accounts receivable as of January 31, 2020 and 2019 from Daimler were $0.9 million and $1.4 million, respectively.

16.     Geographic Information

Revenue by geographic area based on the shipping address of the customers was as follows:

	Year Ended January 31,
	2020	2019	2018
	(in thousands)
United States	$130,184	$81,408	$57,865
Rest of World	14,331	10,622	3,997
Total revenue	$144,515	$92,030	$61,862

Long-lived assets by geographic area were as follows:

	January 31,
	2020	2019
	(in thousands)
United States	$36,836	$18,567
Rest of World	1,374	402
Total long-lived assets	$38,210	$18,969

ChargePoint, Inc.
Notes to Consolidated Financial Statements

17.     Basic and Diluted Net Loss per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended January 31, 2020, 2019, and 2018:

(in thousands, except share and per share data)

	Year Ended January 31,
	2020	2019	2018
Numerator:
Net loss attributable to common stockholders	$(134,327)	$(108,087)	$(75,478)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,924,129	4,357,332	1,922,558
Net loss per share attributable to common stockholders, basic and diluted	$(15.05)	$(24.81)	$(39.26)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:

	Year Ended January 31,
	2020	2019	2018
Redeemable convertible preferred stock (on an as-converted basis)	171,268,976	168,625,338	128,970,774
Options to purchase common stock	35,002,473	31,770,040	29,054,125
Unvested restricted common stock	166,667	566,667	—
Unvested early exercised common stock options	59,031	59,172	11,107
Redeemable convertible preferred stock warrants (on an as-converted basis)	2,366,592	2,366,592	2,366,592
Common stock warrants	14,099,400	13,218,187	—
Total potentially dilutive common share equivalents	222,963,139	216,605,996	160,402,598

18.     Employee Benefit Plans

The Company has a defined-contribution plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”). The Company contracted with a third-party provider to act as a custodian and trustee, and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. The Company has not made any matching contributions to date.

19.     Subsequent Events

Subsequent events have been evaluated from the consolidated balance sheets date through October 19, 2020, the date on which these consolidated financial statements were available to be issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s consolidated financial statements or disclosures in the notes to the consolidated financial statements herein, except as follows:

The Company granted a total of 7.4 million stock option awards to employees under the 2017 Plan with a total grant date fair value of $5.6 million. Generally, the stock option awards will vest over four years from the date of grant with monthly vesting over the period. These stock options have a weighted average exercise price of $0.75 per share. In addition, the Company granted a total of 1.5 million stock option awards subject to both service and performance-based vesting conditions to the Chief Executive Officer under the 2017 Plan with a total grant date

ChargePoint, Inc.
Notes to Consolidated Financial Statements

19.     Subsequent Events (cont.)

fair value of $1.1 million. These stock option awards will vest on the fourth anniversary from the date of grant provided that positive operating income is achieved at the end of fiscal year 2024. These stock options have a weighted-average exercise price of $0.75 per share.

In July and August 2020, the Company amended and restated its certificate of incorporation and issued a total of 22.4 million shares of Series H-1 redeemable convertible preferred stock and 22.4 million common stock warrants for total proceeds of $127.3 million, net of issuance costs of $0.2 million.

On August 3, 2020, the Company’s board of directors unanimously approved the pursuit of a business combination transaction involving the Company. On September 23, 2020, the Company entered into a business combination agreement (“Merger”) with Switchback Energy Acquisition Corporation (“Switchback”), where a subsidiary of Switchback will merge with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Switchback. As a result of the proposed Merger, Switchback will be renamed to ChargePoint Holdings, Inc.

In August 2020, the Company amended a building lease to extend the term by 84 months through August 31, 2029. The lease amendment constitutes a modification as it extends the original lease term and requires evaluation of the remeasurement of the lease liability and corresponding right-of-use asset. The reassessment resulted in continuing to classify the lease as an operating lease and remeasurement of the lease liability on the basis of the extended lease term. The total amount of future rent payments under the amendment is $19.8 million.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

SWITCHBACK ENERGY ACQUISITION CORPORATION,

LIGHTNING MERGER SUB INC.

and

CHARGEPOINT, INC.

Dated as of September 23, 2020

TABLE OF CONTENTS

Annex A Page No
Article I Definitions		A-2
1.01	Certain Definitions	A-2
1.02	Further Definitions	A-12
1.03	Construction	A-14
Article II Agreement and Plan of Merger		A-14
2.01	The Merger	A-14
2.02	Effective Time; Closing	A-14
2.03	Effect of the Merger	A-15
2.04	Certificate of Incorporation; Bylaws; Registration Rights Agreement	A-15
2.05	Directors and Officers	A-15
Article III Effects of the Merger		A-15
3.01	Conversion of Securities	A-15
3.02	Exchange of Certificates	A-17
3.03	Earnout	A-19
3.04	Payment of Switchback Transaction Costs; Closing Statement	A-20
3.05	Stock Transfer Books	A-21
3.06	Appraisal and Dissenters’ Rights	A-21
Article IV Representations and Warranties of the Company		A-21
4.01	Organization and Qualification; Subsidiaries	A-21
4.02	Certificate of Incorporation and Bylaws	A-22
4.03	Capitalization	A-22
4.04	Authority Relative to this Agreement	A-24
4.05	No Conflict; Required Filings and Consents	A-24
4.06	Permits; Compliance	A-24
4.07	Financial Statements	A-25
4.08	Absence of Certain Changes or Events	A-26
4.09	Absence of Litigation	A-26
4.10	Employee Benefit Plans	A-26
4.11	Labor and Employment Matters	A-28
4.12	Real Property; Title to Assets	A-28
4.13	Intellectual Property	A-29
4.14	Taxes	A-31
4.15	Environmental Matters	A-32
4.16	Material Contracts	A-33
4.17	Customers, Vendors and Suppliers	A-34
4.18	Insurance	A-34
4.19	Board Approval; Vote Required	A-35
4.20	Certain Business Practices	A-35
4.21	Interested Party Transactions	A-35
4.22	Exchange Act	A-36
4.23	Brokers	A-36
4.24	Product Warranty; Products Liability	A-36
4.25	Exclusivity of Representations and Warranties	A-36

Annex A-i

Annex A Page No
Article V Representations and Warranties of Switchback and Merger Sub		A-37
5.01	Corporate Organization	A-37
5.02	Organizational Documents	A-37
5.03	Capitalization	A-37
5.04	Authority Relative to This Agreement	A-38
5.05	No Conflict; Required Filings and Consents	A-38
5.06	Compliance	A-39
5.07	SEC Filings; Financial Statements; Sarbanes-Oxley	A-39
5.08	Business Activities; Absence of Certain Changes or Events	A-40
5.09	Absence of Litigation	A-41
5.10	Board Approval; Vote Required	A-41
5.11	No Prior Operations of Merger Sub	A-42
5.12	Brokers	A-42
5.13	Switchback Trust Fund	A-42
5.14	Employees	A-43
5.15	Taxes	A-43
5.16	Registration and Listing	A-44
5.17	Interested Party Transaction	A-44
5.18	Investment Company Act	A-44
5.19	Switchback’s and Merger Sub’s Investigation and Reliance	A-44
5.20	Founders Stock Letter	A-45
Article VI Conduct of Business Pending the Merger		A-45
6.01	Conduct of Business by the Company Pending the Merger	A-45
6.02	Conduct of Business by Switchback and Merger Sub Pending the Merger	A-48
6.03	Claims Against Trust Account	A-49
Article VII Additional Agreements		A-50
7.01	No Solicitation	A-50
7.02	Registration Statement; Consent Solicitation Statement; Proxy Statement	A-51
7.03	Consent Solicitation; Written Consent; Company Change in Recommendation	A-53
7.04	Switchback Stockholders’ Meeting; and Merger Sub Stockholder’s Approval	A-54
7.05	Access to Information; Confidentiality	A-54
7.06	Incentive Equity Plan; ESPP	A-55
7.07	Directors’ and Officers’ Indemnification	A-55
7.08	Notification of Certain Matters	A-57
7.09	Further Action; Reasonable Best Efforts	A-57
7.10	Public Announcements	A-58
7.11	Stock Exchange Listing	A-58
7.12	Antitrust	A-58
7.13	Trust Account	A-59
7.14	Tax Matters	A-59
7.15	Directors	A-59
7.16	Switchback Public Filings	A-59
7.17	FIRPTA Tax Certificates	A-59
7.18	Audited Financial Statements	A-60
7.19	Side Letter and Investor Agreements	A-60
Article VIII Conditions to the Merger		A-60
8.01	Conditions to the Obligations of Each Party	A-60
8.02	Conditions to the Obligations of Switchback and Merger Sub	A-60
8.03	Conditions to the Obligations of the Company	A-61

Annex A-ii

Annex A Page No
Article IX Termination, Amendment and Waiver		A-62
9.01	Termination	A-62
9.02	Effect of Termination	A-63
9.03	Expenses	A-63
9.04	Amendment	A-63
9.05	Waiver	A-63
Article X General Provisions		A-64
10.01	Notices	A-64
10.02	Nonsurvival of Representations, Warranties and Covenants	A-64
10.03	Severability	A-65
10.04	Entire Agreement; Assignment	A-65
10.05	Parties in Interest	A-65
10.06	Governing Law	A-65
10.07	Waiver of Jury Trial	A-65
10.08	Headings	A-65
10.09	Counterparts	A-65
10.10	Specific Performance	A-66
10.11	No Recourse	A-66

EXHIBIT A     Stockholder Support Agreement

EXHIBIT B     Form of Amended and Restated Registration Rights Agreement

EXHIBIT C     Form of Second Amended and Restated Certificate of Incorporation of Switchback

EXHIBIT D     Form of Second Amended and Restated Bylaws of Switchback

EXHIBIT E     Directors of the Company Following the Merger

EXHIBIT F     Form of Written Consent

Schedule A     Company Knowledge Parties

Schedule B     Key Company Stockholders

Annex A-iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of September 23, 2020 (this “Agreement”), is entered into by and among Switchback Energy Acquisition Corporation, a Delaware corporation (“Switchback”), Lightning Merger Sub Inc., a Delaware corporation (“Merger Sub”), and ChargePoint, Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of Switchback;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Switchback and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Switchback;

WHEREAS, after consultation with their respective Tax advisors, Switchback and the Company intend, for U.S. federal and applicable state income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and by executing this Agreement, hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the Transactions (including the Merger) and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of Switchback (the “Switchback Board”) has (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of Switchback and its stockholders, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the stockholders of Switchback approve and adopt this Agreement and the Transactions (including the Merger), and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the stockholders of Switchback at the Switchback Stockholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, it is anticipated that, within twenty-four (24) hours after the execution and delivery of this Agreement, the Key Company Stockholders (as defined herein), as Company Stockholders holding shares of Company Stock sufficient to constitute the Company Stockholder Approval, will enter into a Stockholder Support Agreement with Switchback in substantially the form attached as Exhibit A hereto (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, Switchback, certain stockholders of Switchback and certain stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, Switchback, its officers and directors, and NGP Switchback, LLC, a Delaware limited liability company (the “Sponsor”), are parties to that certain Letter Agreement, dated July 25, 2019 (the “Letter Agreement”), providing that, among other things, such parties will vote their shares of Switchback Founders Stock in favor of this Agreement, the Merger, and the other transactions contemplated by this Agreement;

Annex A-1

WHEREAS, Switchback, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (“PIPE Investors”) pursuant to which the PIPE Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Switchback Class A Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, Joseph Armes, Zane Arrott and Ray Kubis (collectively, the “Founder Stockholders”) have entered into a letter agreement with the Company and Switchback (the “Founders Stock Letter”), pursuant to which (i) the Founder Stockholders have agreed effective upon the Closing, to (a) forfeit 984,706 shares of Switchback Founders Stock held by them and (b) subject 900,000 shares of Switchback Founders Stock (including any Switchback Class A Common Stock issued in exchange therefor in the Merger) held by them to potential forfeiture obligations as more specifically set forth in the Founders Stock Letter and (ii) Sponsor has agreed to bear any Switchback Transaction Costs, excluding any Private Placement Transaction Costs, in excess of the Switchback Transaction Costs Cap; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Switchback and certain stockholders of the Company have entered into lock-up agreements, pursuant to which such stockholders have agreed, subject to certain exceptions, to not transfer the shares of Switchback Class A Common Stock received by them in connection with the Merger for a period of six (6) months following the Closing Date (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

Definitions

1.01    Certain Definitions. For purposes of this Agreement:

“2007 Company Stock Plan” means the Company’s 2007 Stock Incentive Plan.

“2017 Company Stock Plan” means the Company’s 2017 Stock Incentive Plan.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, the Stockholder Support Agreement, the Founders Stock Letter and all other agreements, certificates and instruments executed and delivered by Switchback, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Base Case Model” means a computer model shown in the file labeled “Project Lightning - Share Analysis (9.22.20) v04GS.xlsx” delivered by Switchback to the Company as of the date of this Agreement, showing an assumed calculation of “Company Outstanding Shares.”

“Business Combination” has the meaning ascribed to such term in the Switchback Certificate of Incorporation.

“Business Data” means all business information and data, excluding Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

Annex A-2

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software (including Products and regardless of whether installed on premises or provided via the cloud or “as a service”), computer hardware (whether general or special purpose), electronic data processors, databases, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries as currently conducted.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Switchback, the Surviving Corporation or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Switchback, the Surviving Corporation or any of their respective subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Switchback immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of Switchback, the Surviving Corporation or any of their respective subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Switchback or the Surviving Corporation to any person.

“Closing Model” means the Base Case Model updated to reflect certain information set forth therein as of the Closing Date, including (a) the number of shares of Company Stock, (b) the number of shares of Company Stock subject to Company Options, which Company Options are outstanding and vested in accordance with their respective terms (c) the number of shares of Company Stock issuable pursuant to unexpired Company Warrants and (d) the number of shares of Company Restricted Stock, in each of (a), (b), (c) and (d), as of immediately prior to the Effective Time.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated July 29, 2020, as the same may be amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, would have a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security

Annex A-3

or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (e) any actions taken or not taken by the Company or the Company Subsidiaries, or such other changes or events, in each case, (i) which Switchback has requested in writing or to which it has consented in writing or (ii) which are required by this Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties in Section 4.05(a) and, to the extent related thereto, the condition in Section 8.02(a)); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect); or, (h) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except in the cases of clauses (a) through (c), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Merger Shares” means a number of shares equal to (i) the Company Valuation divided by (ii) $10.00.

“Company Options” means all incentive stock options or nonqualified stock options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, under the 2007 Company Stock Plan, the 2017 Company Stock Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants.”

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis (other than any shares of Company Restricted Stock), and including, without duplication, (i) the number of shares of Company Common Stock issuable upon the Conversion, (ii) the number of shares of Company Common Stock subject to Company Options that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals (x) the Exchange Ratio multiplied by (y) $10.00, which Company Options are outstanding and vested in accordance with their respective terms as of immediately prior to the Effective Time and (iii) the number of shares of Company Common Stock issuable pursuant to unexpired Company Warrants (with respect to each Company Warrant, determined by calculating the number of Warrant Shares issuable upon the net exercise of such Company Warrant in accordance with its terms, assuming that the fair market value of one Warrant Share equals the (x) Exchange Ratio multiplied by (y) $10.00) that are issued and outstanding as of immediately prior to the Effective Time, which, unless otherwise agreed by Switchback and the Company, shall be calculated in accordance with the Closing Model.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series F Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock and Company Series H-1 Preferred Stock.

“Company Restricted Stock” means the unvested restricted shares of Company Common Stock granted pursuant to the Company Stock Plans upon the “early exercise” of Company Options.
Annex A-4

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Company Series C Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Company Series D Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series D Preferred Stock in the Company Certificate of Incorporation.

“Company Series E Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series E Preferred Stock in the Company Certificate of Incorporation.

“Company Series F Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series F Preferred Stock in the Company Certificate of Incorporation.

“Company Series G Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series G Preferred Stock in the Company Certificate of Incorporation.

“Company Series H Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series H Preferred Stock in the Company Certificate of Incorporation.

“Company Series H-1 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series H-1 Preferred Stock in the Company Certificate of Incorporation.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Approval” means the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted basis), voting together as a single class, (ii) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis, (iii) the holders of 2/3 of the outstanding shares of the Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock (voting together as a single class on an as converted basis), (iv) the Requisite Series D Holders (as defined in the Company Certificate of Incorporation), (v) a majority of the outstanding shares of Company Series E Preferred Stock, Company Series F Preferred Stock and Company Series G Preferred Stock (voting together as a single class on an as converted basis); (vi) the Requisite Series H Holders (as defined in the Company Certificate of Incorporation); and (vii) the Requisite Series H-1 Holders (as defined in the Company Certificate of Incorporation).

“Company Stock Plans” means the 2007 Company Stock Plan and the 2017 Company Stock Plan, in each case, as such may have been amended, supplemented or modified from time to time.

“Company Subsidiary” means each subsidiary of the Company.

“Company Valuation” means $2,450,000,000.

“Company Voting Agreement” means that certain Amended and Restated Voting Agreement, dated July 31, 2020, by and among the Company and the parties named therein.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries, in each case that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (i), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

Annex A-5

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Earnout Period” means the time period between the Closing Date and the five-year anniversary of the Closing Date.

“Eligible Company Equityholder” means a holder of (a) a share of Company Common Stock (after taking into account the Conversion and excluding any shares of Company Restricted Stock), (b) a vested and unexercised Company Option or (c) a Company Warrant, in each case immediately prior to the Effective Time.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the following ratio (rounded to four decimal places): (i) the Company Merger Shares divided by (ii) the Company Outstanding Shares.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

Annex A-6

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all registrations and applications for registration of the foregoing, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration of the foregoing, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description and (vii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated July 31, 2020, by and among the Company and the parties named therein.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry of the individuals with operational responsibility for the fact or matter in question, and in the case of Switchback, the actual knowledge of Scott McNeill and Jim Mutrie after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

Annex A-7

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (vii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier) and (ii) any other definition for any similar term provided by Privacy/Data Security Laws.

“PIPE Investment Amount” means $225,000,000.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including, to the extent applicable, the following Laws: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, California Senate Bill No. 327 (Security of Connected Devices), state data security Laws, state data breach notification Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Private Placement Transaction Costs” means all out-of-pocket fees, costs and expenses of Switchback or Merger Sub incurred on or before the Closing Date in connection with the Private Placements, including the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Switchback or Merger Sub (to the extent Switchback or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC.

“Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined by dividing (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Conversion, but excluding any shares of Company Restricted Stock), shares of Company Common Stock subject to vested and unexercised Company Options outstanding immediately prior to the Effective Time and shares issuable pursuant to Company Warrants issued and outstanding immediately prior to the Effective Time, in each case, held by such Eligible Company Equityholder by (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Conversion, but excluding any shares of Company Restricted Stock), shares of Company Common Stock subject to vested and unexercised Company Options outstanding immediately prior to the Effective Time and shares issuable pursuant to Company Warrants issued and outstanding immediately prior to the Effective Time.

Annex A-8

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, in respect of which the Company or any Company Subsidiary (i) is currently deriving revenue from the sale or provision thereof or (ii) has undertaken manufacturing or production activities, including through any Supplier, for the future sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of Article IX of the Switchback Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration), including domain names.

“Right of First Refusal and Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated July 31, 2020, by and among the Company and the parties named therein.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format).

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Switchback Cash” means, as of the date or time of determination: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the Switchback Organizational Documents, if any); plus (b) all other cash and cash equivalents of Switchback (for the avoidance of doubt, excluding the amounts described in the immediately preceding clause (a)); plus (c) the amount finally delivered to Switchback at or prior to the Closing in connection with the consummation of the Private Placements.

Annex A-9

“Switchback Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Switchback, dated July 25, 2019.

“Switchback Class A Common Stock” means Switchback’s Class A Common Stock, par value $0.0001 per share.

“Switchback Common Stock” means Switchback’s Class A Common Stock and the Switchback Founders Stock.

“Switchback Founders Stock” means Switchback’s Class B Common Stock, par value $0.0001 per share.

“Switchback Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would have a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of Switchback or (ii) the ability of Switchback or Merger Sub to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Switchback Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Switchback operates, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (e) any actions taken or not taken by Switchback, or such other changes or events, in each case, which (i) the Company has requested in writing or to which it has consented in writing or (ii) are required by this Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (f) shall not apply to references to “Switchback Material Adverse Effect” in the representations and warranties in Section 5.05(a) and, to the extent related thereto, the condition in Section 8.03(a)); or, (g) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except in the cases of clauses (a) through (c), to the extent that Switchback is disproportionately affected thereby as compared with other participants in the industry in which Switchback operates.

“Switchback Minimum Cash” means an amount equal to $300,000,000.

“Switchback Organizational Documents” means the Switchback Certificate of Incorporation, the bylaws of Switchback, and Trust Agreement of Switchback, in each case as amended, modified or supplemented from time to time.

“Switchback Transaction Costs” means all out-of-pocket fees, costs and expenses of Switchback or Merger Sub incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, including, without duplication, (i) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Switchback or Merger Sub (to the extent Switchback or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC and (ii) the cash portion of any loan payable to the Sponsor, the proceeds from which are used by Switchback to pay any of the fees, costs or expenses set forth in clause (i), but excluding, for the avoidance of doubt, (w) any item set forth on Section 1.01 of the Switchback Disclosure Schedule, (x) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred in the ordinary course of business consistent with past practice and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions, (y) the portion of the filing fee for the Notification and Report Forms filed under the HSR Act

Annex A-10

payable by the Company and (z) the cash portion of any loan payable to the Sponsor, the proceeds from which are used by Switchback to pay any of the fees, costs or expenses set forth in clauses (w), (x) and (y). For the avoidance of doubt, the Private Placement Transaction Costs shall be Switchback Transaction Costs.

“Switchback Transaction Costs Cap” means an amount equal to $20,000,000.

“Switchback Units” means one share of Switchback Class A Common Stock and one-third of one Switchback Warrant.

“Switchback Warrant Agreement” means that certain warrant agreement dated July 25, 2019, by and between Switchback and Continental Stock Transfer & Trust Company.

“Switchback Warrants” means whole warrants to purchase shares of Switchback Class A Common Stock as contemplated under the Switchback Warrant Agreement, with each whole warrant exercisable for one share of Switchback Class A Common Stock at an exercise price of $11.50.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Trading Day” means any day on which shares of Switchback Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Switchback Class A Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the volume-weighted average closing sale price of one share of Switchback Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Switchback Class A Common Stock are then listed) is greater than or equal to $15.00 for any ten (10) Trading Days within any twenty (20) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the volume-weighted average closing sale price of one share of Switchback Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Switchback Class A Common Stock are then listed) is greater than or equal to $20.00 for any ten (10) Trading Days within any twenty (20) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the volume-weighted average closing sale price of one share of Switchback Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Switchback Class A Common Stock are then listed) is greater than or equal to $30.00 for any ten (10) Trading Days within any twenty (20) consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Switchback in connection with its due diligence investigation of the Company relating to the Transactions.

“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with the terms of such Company Warrant.

Annex A-11

1.02    Further Definitions. The following terms have the meaning set forth in the Section s set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.07(a)
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.01(a)
Antitrust Laws	§ 7.12(a)
Assumed Warrant	§ 3.01(c)
Audited Financial Statements	§ 7.18
Blue Sky Laws	§ 4.05(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(h)
Company	Preamble
Company Board	Recitals
Company Change in Recommendation	§ 7.03(b)
Company Closing Statement	§ 3.04(c)
Company Disclosure Schedule	Article IV
Company D&O Insurance	§ 7.07(c)
Company Interested Party Transaction	§ 4.21(a)
Company Permits	§ 4.06
Company Recommendation	Recitals
Company Warrants	§ 4.03(b)
Confidentiality Agreement	§ 7.05(b)
Consent Solicitation Statement	§ 7.02(b)
Contracting Parties	§ 10.11
Conversion	§ 3.01(a)
D&O Insurance	§ 7.07(b)
Data Security Requirements	§ 4.13(j)
DGCL	Recitals
Earnout Shares	§ 3.03(a)
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
ESPP	§ 7.02(b)
ESPP Proposal	§ 7.02(b)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(d)
Exchanged Restricted Stock	§ 3.01(e)
Financial Statement Delivery Date	§ 9.01(b)
Founder Stockholders	Recitals
Founders Stock Letter	Recitals
GAAP	§ 4.07(a)
Go-forward D&O Insurance	§ 7.07(e)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Interim Financial Statements	§ 4.07(b)

Annex A-12

Defined Term	Location of Definition
IRS	§ 4.10(b)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter Agreement	Recitals
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.16(a)
Material Customers	§ 4.17
Material Suppliers	§ 4.17
Maximum Annual Premium	§ 7.07(c)
Merger	Recitals
Merger Materials	§ 7.02(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Nonparty Affiliates	§ 10.11
Omnibus Incentive Plan	§ 7.02(b)
Omnibus Incentive Plan Proposal	§ 7.02(b)
Outside Date	§ 9.01(b)
Per Share Merger Consideration	§ 3.01(b)(i)
PIPE Investors	Recitals
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placements	Recitals
Proxy Statement	§ 7.02(b)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(b)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Required Switchback Proposals	§ 7.02(b)
Requisite Company Stockholder Approval	§ 7.02(b)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Side Letter Agreements	§ 4.21(b)
Sponsor	Recitals
Subscription Agreements	Recitals
Support Agreement Failure	§ 7.02(a)
Surviving Corporation	§ 2.01
Switchback	Preamble
Switchback Alternative Transaction	§ 7.01(d)
Switchback Board	Recitals
Switchback Change in Recommendation	§ 7.04(a)
Switchback Closing Statement	§ 3.04(b)
Switchback D&O Insurance	§ 7.07(d)
Switchback Disclosure Schedule	Article V
Switchback Interested Party Transaction	§ 5.17
Switchback Preferred Stock	§ 5.03(a)
Switchback Proposals	§ 7.02(b)
Switchback SEC Reports	§ 5.07(a)
Switchback Stockholders’ Meeting	§ 7.02(b)
Switchback Tail Policy	§ 7.07(d)

Annex A-13

Defined Term	Location of Definition
Terminating Company Breach	§ 9.01(f)
Terminating Switchback Breach	§ 9.01(g)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Unaudited Financial Statements	§ 4.07(a)
Written Consent	§ 7.03(a)
Written Consent Failure	§ 7.03(a)

1.03    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to September 22, 2020.

(b)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II

Agreement and Plan of Merger

2.01    The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.02    Effective Time; Closing.

(a)    As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

Annex A-14

(b)    Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing of the Merger (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

2.03    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.04    Certificate of Incorporation; Bylaws; Registration Rights Agreement.

(a)    At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL.

(b)    At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL.

(c)    At the Closing, Switchback shall amend and restate, effective as of the Effective Time, the Switchback Certificate of Incorporation to be as set forth on Exhibit C.

(d)    At the Closing, Switchback shall amend and restate, effective as of the Effective Time, the bylaws of Switchback to be as set forth on Exhibit D.

(e)    At the Closing, Switchback and the stockholders of Switchback shall deliver to the Company a copy of the Registration Rights Agreement duly executed by Switchback and the stockholders of Switchback party thereto.

2.05    Directors and Officers.

(a)    The parties will take all requisite action such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit E hereto, or as otherwise agreed in writing by the parties prior to the Closing, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)    The parties shall use reasonable best efforts to cause the individuals nominated for election in the Registration Statement to comprise the Switchback Board immediately following the Effective Time, each to hold office in accordance with the DGCL and the Switchback Certificate of Incorporation and the bylaws of Switchback and until their respective successors are duly elected or appointed and qualified.

Article III

Effects of the Merger

3.01    Conversion of Securities.

(a)    Immediately prior to the Effective Time and subject to receipt of the Requisite Company Stockholder Approval, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Article IV(C)4(a)(i) of the Company Certificate of Incorporation (the “Conversion”). After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

Annex A-15

(b)    At the Effective Time, by virtue of the Merger and without any action on the part of Switchback, Merger Sub, the Company or the holders of any of the following securities:

(i)    each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the Conversion, but excluding shares of Company Restricted Stock) shall be canceled and converted into the right to receive (A) the number of shares of Switchback Class A Common Stock equal to the Exchange Ratio and (B) the contingent right to receive the Earnout Shares in accordance with Section 3.03, in each case without interest (collectively, the “Per Share Merger Consideration”);

(ii)    all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)    each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c)    Effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into (i) a warrant to acquire a number of shares of Switchback Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(c) (each such resulting warrant, an “Assumed Warrant”) and (ii) the contingent right to receive the Earnout Shares in accordance with Section 3.03. Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of Switchback Class A Common Stock; (b) the number of shares of Switchback Class A Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Switchback Class A Common Stock; and (c) the per share exercise price for the Switchback Class A Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. Switchback shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares Switchback Class A Common Stock for delivery upon the exercise of such Assumed Warrants.

(d)    Each Company Option that is outstanding immediately prior to the Effective Time shall be converted into (i) in the case of Company Options that are vested or unvested, an option to purchase a number of shares of Switchback Class A Common Stock (rounded down to the nearest whole number) (such option, an “Exchanged Option”) equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Switchback Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Switchback Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole number and exercise prices will be rounded up to the nearest whole cent) and (ii) solely in the case of Company Options that are vested, the contingent right to receive the Earnout Shares in accordance with Section 3.03. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger or any related transactions; provided, that Exchanged Options resulting from the conversion of Company Options issued under the 2017 Company Stock Plan shall be exercisable only to the extent vested.

Annex A-16

(e)    Each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be converted into an award with respect to a number of restricted shares of Switchback Class A Common Stock (rounded up or down to the nearest whole number, with a fraction of 0.5 rounded up) (such award of restricted shares, “Exchanged Restricted Stock”) equal to (A) the number of shares of Company Restricted Stock subject to such award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each award of Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding former Company Restricted Stock immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger and any related transactions.

(f)    At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 3.01(b), the treatment of the Company Warrants pursuant to Section 3.01(c) and the treatment of the Company Options pursuant to Section 3.01(d), the treatment of the Company Restricted Stock pursuant to Section 3.01(e) or to cause any disposition or acquisition of equity securities of Switchback pursuant to Section 3.01(b), Section 3.01(c), Section 3.01(d) or Section 3.01(e), by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Switchback or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Switchback to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, Switchback shall file an appropriate registration statement or registration statements with respect to the shares of Switchback Class A Common Stock subject to the Assumed Warrants and Exchanged Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(g)    Pursuant to the terms of the Switchback Certificate of Incorporation, the Switchback Founders Stock will convert into Switchback Class A Common Stock at the Closing. All of the shares of Switchback Founders Stock converted into shares of Switchback Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Switchback Founders Stock shall thereafter cease to have any rights with respect to such securities.

3.02    Exchange of Certificates.

(a)    Exchange Agent. Prior to the Closing Date, Switchback shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Switchback and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Stock, for exchange in accordance with this Article III, the number of shares of Switchback Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Switchback Class A Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Switchback shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures. As promptly as practicable after the date hereof, Switchback shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to Switchback and the Company (the “Letter of Transmittal”) and shall specify (1) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (2) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Switchback shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration (other than any Earnout Shares) in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per

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Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c)    Distributions with Respect to Unexchanged Shares of Switchback Class A Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Switchback Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Switchback Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Switchback shall pay or cause to be paid to the holder of the shares of Switchback Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Switchback Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Switchback Class A Common Stock.

(d)    No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) or pursuant to Section 3.03 in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e)    Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Switchback Class A Common Stock or the Company Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 3.01(e) shall not be construed to permit Switchback or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to Switchback, upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Switchback for the applicable Per Share Merger Consideration, other than as provided in Section 3.03. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Switchback free and clear of any claims or interest of any person previously entitled thereto.

(g)    No Liability. None of the Exchange Agent, Switchback or the Surviving Corporation shall be liable to any holder of Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) for any Switchback Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h)    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, Switchback and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of a Company Warrant, a Company Option, Company Restricted Stock or Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)), such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. As soon as reasonably practicable prior to making any deduction or withholding pursuant to this Section 3.02(h), the Surviving Corporation, Merger Sub, Switchback or the Exchange Agent, as the case may be, shall use reasonable best efforts to (i) provide written notice to the Company of any anticipated deduction or withholding (together with the legal basis therefor), (ii) cooperate in good faith and (iii) reduce or eliminate any amounts that would otherwise be deducted or withheld. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld

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amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Company Warrant, the Company Option, the Company Restricted Stock or the Company Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

(i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or, solely in respect of Earnout Shares issuable pursuant to Section 3.03, Switchback, will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01 or Section 3.03, as applicable.

(j)    Fractional Shares. No certificates or scrip or shares representing fractional shares of Switchback Class A Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Switchback or a holder of shares of Switchback Class A Common Stock. In lieu of any fractional share of Switchback Class A Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Switchback Class A Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03    Earnout.

(a)    Following the Closing, and as additional consideration for the Merger and the other Transactions, within five Business Days after the occurrence of a Triggering Event, Switchback shall issue or cause to be issued to each Eligible Company Equityholder (in accordance with its respective Pro Rata Share), the following shares of Switchback Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Switchback Class A Common Stock occurring on or after the Closing (other than the conversion of the Switchback Founders Stock into Switchback Class A Common Stock at the Closing), the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i)    Upon the occurrence of Triggering Event I, a one-time issuance of 9,000,000 Earnout Shares;

(ii)    Upon the occurrence of Triggering Event II, a one-time issuance of 9,000,000 Earnout Shares; and

(iii)    Upon the occurrence of Triggering Event III, a one-time issuance of 9,000,000 Earnout Shares.

(b)    For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 27,000,000 Earnout Shares.

(c)    If, during the Earnout Period, there is a Change of Control pursuant to which Switchback or its stockholders have the right to receive consideration implying a value per share of Switchback Class A Common Stock (as agreed in good faith by the Sponsor and the Switchback Board) of:

(i)    less than $15.00, then this Section 3.03 shall terminate and no Earnout Shares shall be issuable hereunder;

(ii)    greater than or equal to $15.00 but less than $20.00, then, (A) immediately prior to such Change of Control, Switchback shall issue 9,000,000 shares of Switchback Class A Common Stock to each Eligible Company Equityholder (in accordance with its respective Pro Rata Share) and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder;

(iii)    greater than or equal to $20.00 but less than $30.00, then, (A) immediately prior to such Change of Control, Switchback shall issue 18,000,000 shares of Switchback Class A Common Stock to each Eligible Company Equityholder (in accordance with its respective Pro Rata Share) and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder; or

Annex A-19

(iv)    greater than or equal to $30.00, then, (A) immediately prior to such Change of Control, Switchback shall issue 27,000,000 shares of Switchback Class A Common Stock to each Eligible Company Equityholder (in accordance with its respective Pro Rata Share) and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder.

(d)    The Switchback Class A Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in clauses (i), (ii), (iii) and (iv) of Section 3.03(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Switchback Class A Common Stock occurring on or after the Closing (other than the conversion of the Switchback Founders Stock into Switchback Class A Common Stock at the Closing).

3.04     Payment of Switchback Transaction Costs; Closing Statement.

(a)    No later than two (2) Business Days prior to the Closing, Switchback shall deliver to the Company a written notice setting forth the amount of estimated Switchback Transaction Costs as of the Closing (including separate line items for the Private Placement Transaction Costs) and all relevant supporting documentation used by Switchback in calculating such amounts reasonably requested by the Company. On the Closing Date following the Closing, Switchback shall pay or cause to be paid by wire transfer of immediately available funds (i) all Private Placement Transaction Costs that remain unpaid as of such time and (ii) all other Switchback Transaction Costs that remain unpaid as of such time; provided that in no event shall Switchback be obligated to pay any Switchback Transaction Costs (excluding any Private Placement Transaction Costs) in excess of the Switchback Transaction Costs Cap, it being understood that the Sponsor shall be obligated to bear all Switchback Transaction Costs, excluding any Private Placement Transaction Costs, in excess of the Switchback Transaction Costs Cap pursuant to the terms of the Founders Stock Letter.

(b)    No later than two (2) Business Days prior to the Closing and in any event not earlier than the time that holders of Switchback Class A Common Stock may no longer elect redemption in accordance with the Redemption Rights, Switchback shall prepare and deliver to the Company a statement (the “Switchback Closing Statement”) setting forth in good faith: (i) the amount in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the Switchback Organizational Documents, if any); plus all other cash and cash equivalents of Switchback; plus the amount finally delivered to or to be delivered to Switchback at or prior to the Closing in connection with the consummation of the Private Placements; (ii) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Switchback Organizational Documents; and (iii) the number of shares of Switchback Class A Common Stock to be outstanding as of the Closing after giving effect to the exercise of Redemption Rights in accordance with the Switchback Organizational Documents and the issuance of shares of Switchback Class A Common Stock pursuant to the Private Placements. The Switchback Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Switchback Closing Statement until the Closing, Switchback shall (x) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Switchback’s or its Representatives’ possession or control in connection with the Company’s review of the Switchback Closing Statement and (y) consider in good faith any comments to the Switchback Closing Statement provided by the Company, which comments the Company shall deliver to Switchback no later than one (1) Business Day prior to the Closing Date, and Switchback shall revise such Switchback Closing Statement to incorporate any changes Switchback determines are reasonably necessary or appropriate given such comments.

(c)    Two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Switchback a statement (the “Company Closing Statement”) setting forth in good faith (x) a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of Company Options, Company Restricted Stock or Company Warrants, the information set forth on Section 4.03(c) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to Switchback. The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide Switchback and its Representatives all information reasonably requested by Switchback or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with Switchback’s review of the Company Closing Statement and (ii) consider in

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good faith any comments to the Company Closing Statement provided by Switchback, which comments Switchback shall deliver to the Company no later than one (1) Business Day prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

3.05    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Switchback for any reason shall be converted into the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

3.06    Appraisal and Dissenters’ Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b)    Prior to the Closing, the Company shall give Switchback (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall consult with Switchback prior to making any payment with respect to demands for appraisal or offering to settle or settling any such demands.

Article IV

Representations and Warranties of the Company

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless such disclosure has sufficient detail on its face that it is reasonably apparent that it relates to another section of this Article IV) or by cross-reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to Switchback and Merger Sub as follows:

4.01    Organization and Qualification; Subsidiaries.

(a)    The Company and each Company Subsidiary, is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(b)    A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.02    Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to Switchback a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

4.03    Capitalization.

(a)    The authorized capital stock of the Company consists of 300,793,984 shares of Company Common Stock and 185,812,009 shares of Company Preferred Stock, consisting of (i) 29,126 shares of Company Series A Preferred Stock, (ii) 133,284 shares of Company Series B Preferred Stock, (iii) 45,376 shares of Company Series C Preferred Stock, (iv) 45,900,255 shares of Company Series D Preferred Stock, (v) 22,655,554 shares of Company Series E Preferred Stock, (vi) 23,691,925 shares of Company Series F Preferred Stock, (vii) 28,630,981 shares of Company Series G Preferred Stock, (viii) 42,298,202 shares of Company Series H Preferred Stock and (ix) 22,427,306 shares of Company Series H-1 Preferred Stock. As of the date hereof, (x) 15,194,218 shares of Company Common Stock are issued and outstanding, (xi) 29,126 shares of Company Series A Preferred Stock are issued and outstanding, (xii) 130,590 shares of Company Series B Preferred Stock are issued and outstanding, (xiii) 45,376 shares of Company Series C Preferred Stock are issued and outstanding, (xiv) 44,458,421 shares of Company Series D Preferred Stock are issued and outstanding, (xv) 21,846,428 shares of Company Series E Preferred Stock are issued and outstanding, (xvi) 23,691,925 shares of Company Series F Preferred Stock are issued and outstanding, (xvii) 28,630,981 shares of Company Series G Preferred Stock are issued and outstanding, (xviii) 42,298,202 shares of Company Series H Preferred Stock are issued and outstanding, (xix) 22,427,306 shares of Company Series H-1 Preferred Stock are issued and outstanding (xx) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (xxi) 38,434,667 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Stock Plans (xxii) 118,443 shares of Company Restricted Stock are outstanding pursuant to the Company Stock Plans, (xxiii) 38,780,360 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants and (xxiv) 197,284,651 shares of Company Common Stock are reserved for future issuance pursuant to the conversion of the Company Preferred Stock.

(b)    Other than (i) the Company Options set forth on Section 4.03(c) of the Company Disclosure Schedule, (ii) the Company Restricted Stock set forth on Section 4.03(c) of the Company Disclosure Schedule, (iii) the Company Preferred Stock, (iv) the rights provided in the Investors’ Rights Agreement, (v) outstanding warrants as of the date of this Agreement to purchase an aggregate of 2,694 shares of Company Series B Preferred Stock, (vi) outstanding warrants as of the date of this Agreement to purchase an aggregate of 1,441,834 shares of Company Series D Preferred Stock, (vii) outstanding warrants as of the date of this Agreement to purchase an aggregate of 809,126 shares of Company Series E Preferred Stock, (viii) outstanding warrants as of the date of this Agreement to purchase an aggregate of 36,526,706 shares of Company Common Stock (the warrants described in the forgoing clauses (v) through (viii), collectively, the “Company Warrants”), and (ix) Company Options and Company Restricted Stock issued following the execution of this Agreement in accordance with Section 6.01(b)(iii), there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the

Annex A-22

Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Voting Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Stock or any of the equity interests or other securities of the Company.

(c)    Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option, Company Restricted Stock and Company Warrant outstanding as of the date of this Agreement, as applicable: (i) the name of the Company Option or Company Restricted Stock recipient or the name of the holder of the Company Warrant; (ii) the Company Stock Plan, if any, pursuant to which such Company Option or Company Restricted Stock was granted; (iii) the number of shares of Company Stock subject to such Company Option, Company Restricted Stock or Company Warrant; (iv) the exercise or purchase price of such Company Option, Company Restricted Stock or Company Warrant; (v) the date on which such Company Option, Company Restricted Stock or Company Warrant was granted; and (vi) the date on which such Company Option or Company Warrant expires. The Company has made available to Switchback accurate and complete copies of the Company Stock Plans pursuant to which the Company has granted the Company Options or Company Restricted Stock that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options, Company Restricted Stock or Company Warrants. Except as would not reasonably be expected to result in material liability to the Company, no Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)    Other than with respect to Company Restricted Stock, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)    (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company Restricted Stock as a result of the proposed transactions herein, and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding shares of Company Restricted Stock, all outstanding Company Warrants and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (1) all applicable securities laws and other applicable Laws and (2) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f)    Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g)    Section 4.03(g) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to Article IV(C)4(a)(i) of the Company Certificate of Incorporation. After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Requisite Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

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4.04    Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Requisite Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Switchback and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

4.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, (x) with respect to clause (ii), have not had and would not reasonably be expected to have a Company Material Adverse Effect and (y) with respect to clause (iii), have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)    No dissenters’ rights, rights of appraisal or other similar rights under Section 2115 of the Corporations Code of the State of California apply in connection with the Transactions.

4.06    Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all respects and to carry on its business in all respects as

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it is now being conducted (each, a “Company Permit”), except where the failure to do so, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any Company Permit or (b) any Material Contract, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, (x) in the case of clause (a) have not had, and would not reasonably be expected to have a Company Material Adverse Effect and (y) in the case of clause (b) have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

4.07    Financial Statements.

(a)    Attached as Section 4.07(a) of the Company Disclosure Schedule is a true and complete copy of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of January 31, 2020 (the “2020 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended (collectively, the “Unaudited Annual Financial Statements”). The Unaudited Annual Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b)    Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of July 31, 2019 and July 31, 2020, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the six (6) months then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments, which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(c)    Except as and to the extent set forth on the 2020 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d)    Since February 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)    To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any

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Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.08    Absence of Certain Changes or Events. Since January 31, 2020 and on and prior to the date of this Agreement, except as otherwise reflected in the Unaudited Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions taken due to COVID-19 Measures, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice, (c) there has not been a Company Material Adverse Effect, and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b)(ii), Section 6.01(b)(v), Section 6.01(b)(vii), Section 6.01(b)(viii), Section 6.01(b)(xiii), Section 6.01(b)(xiv), Section 6.01(b)(xviii), Section 6.01(b)(xix) and, only with respect to the covenants in each of the foregoing subsections of Section 6.01(b), Section 6.01(b)(xxii).

4.09    Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, except for any Action that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10    Employee Benefit Plans.

(a)    Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans (for the avoidance of doubt, excluding any offer letter, consulting agreement, equity award agreement or other agreement which does not materially deviate from the applicable standard Company form and for which such form has been made available to Switchback) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or individual consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b)    With respect to each material Plan, the Company has made available to Switchback, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past year.

(c)    None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Section s 414(b), (c) and/or (m) of the Code.

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(d)    Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to material separation pay, severance, termination or similar benefits to any person as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e)    None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or individual consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law, or with respect to reimbursement of Consolidated Omnibus Budget Reconciliation Act of 1985 premiums.

(f)    Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, each Plan is and has been within the past six (6) years in compliance, in all respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and the ERISA Affiliates have performed, in all respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)    There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)    All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(j)    Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and each ERISA Affiliate have each complied in all respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)    Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all respects, with the

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Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)    Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

4.11    Labor and Employment Matters.

(a)    No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and there have not been within the past 3 years any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(b)    There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees.

(c)    Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, the Company and the Company Subsidiaries are and have been since February 1, 2017 in compliance in all respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

4.12    Real Property; Title to Assets.

(a)    The Company does not own any real property.

(b)    Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Switchback. To the knowledge of the Company, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(c)    Other than due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)    Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.13    Intellectual Property.

(a)    Section 4.13 of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $75,000, (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $75,000 per annum, (C) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (D) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof.

(b)    The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Registered Intellectual Property (other than applications) constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(c)    The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries (i) to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) intentionally in the ordinary course of business, through marketing materials made available by the Company or a Company Subsidiary, which such marketing materials do not contain trade secrets of the Company or any Company Subsidiary or any other sensitive or proprietary information of the Company or any Company Subsidiary.

(d)    (i) There have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person (1) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (2) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) (y) with respect to all Intellectual Property other than patents, has not and does not infringe, misappropriate or violate such Intellectual Property of other persons and (z) with respect to patents, to the Company’s knowledge, has not and does not infringe such patents of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

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(e)    All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form(s) made available to Merger Sub or Switchback, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)    The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g)    To the Company’s knowledge, there are, and for the past three (3) years have been, no defects in any of the Products currently offered by the Company, in each case that has had a material effect and prevented or would prevent the same from performing substantially in accordance with their specifications or functionality descriptions.

(h)    The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries. Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures designed to (i) manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves, (ii) provide continuous monitoring and alerting of any problems or issues with the Business Systems, and (iii) monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number and type of licenses for the operation of their Business Systems as currently conducted.

(i)    The Company and each of the Company Subsidiaries since February 1, 2017, have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security, and (iv) PCI DSS (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Business Data. The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems or Product components. Since February 1, 2017 to the date hereof, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any material data security breaches, material unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption or alteration of any Business Data; or (y) received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any written claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information.

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(j)    The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. To the Company’s knowledge, the Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Surviving Corporation or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

(k)    All past and current employees and independent contractors of the Company and the Company Subsidiaries have agreed to written obligations to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(l)    Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

4.14    Taxes.

(a)    The Company and each of its Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and delinquent or otherwise being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)    Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than the Company or any Company Subsidiary) or has a potential liability or obligation to any such person (other than the Company or any Company Subsidiary) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business consistent with past practice.

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(d)    Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e)    Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(f)    Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee or successor.

(g)    Neither the Company nor any Company Subsidiary has (i) any request for a ruling in respect of material Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h)    Neither the Company nor any Company Subsidiary has, within the last two years, distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)    Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(k)    Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)    Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material Tax in such jurisdiction.

(m)    As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15    Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since February 1, 2018, nor is in violation of, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, in each of the foregoing clauses (a)-(f), except in each case as, individually or in the aggregate, has not had and would not

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reasonably be expected to have a Company Material Adverse Effect. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

4.16    Material Contracts.

(a)    Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)    all contracts and agreements with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $1,000,000, in the aggregate, over any 12-month period since February 1, 2019;

(ii)    all contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $1,000,000, in the aggregate, over any 12-month period since February 1, 2019;

(iii)    all management contracts and contracts with other consultants, in each case, excluding Plans, that are not terminable without further monetary liability on 60 days’ or less notice (except for notice or severance to the extent required under applicable Law for non-U.S. employees, and where further potential monetary liability is less than $100,000);

(iv)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements (excluding reseller agreements in the ordinary course of business) to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $1,000,000, in the aggregate, over any 12-month period since February 1, 2019;

(v)    all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi)    all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $1,000,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii)    all partnership, joint venture or similar agreements;

(viii)    all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party that involve payments to the Company or any Company Subsidiaries in excess of $500,000;

(ix)    all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x)    all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xi)    all contracts and agreements relating to the purchase of engineering or design services that involve more than $1,000,000, other than those contracts and agreements under which no further services are due;

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(xii)    all leases or master leases of personal property reasonably likely to result in annual payments of $1,000,000 or more in a 12-month period;

(xiii)    all contracts involving use of any Company-Licensed IP required to be listed in 4.13(a)(ii) of the Company Disclosure Schedule;

(xiv)    all contracts which involve the license or grant of rights by the Company or any Company Subsidiary to a third party of Company-Owned IP (other than non-exclusive licenses granted to customers or distributors in the ordinary course of business);

(xv)    all contracts or agreements under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xvi)    all agreements for the development of material Company-Owned IP that is embodied in or distributed with a Product or otherwise material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into on the Company’s standard forms of such agreements made available to Switchback);

(xvii)    all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);

(xviii)    all contracts and agreements relating to a Company Interested Party Transaction; and

(xix)    all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $1,000,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

(b)    (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any notice or claim of any such breach, violation or default under any such Material Contract, in each of the foregoing clauses (i)-(iii), except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole. The Company has made available to Switchback true and complete copies of all Material Contracts, including any amendments thereto.

4.17    Customers, Vendors and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth as of the date of this Agreement (i) the top 25 customers of the Company as of September 1, 2020 (based upon aggregate consideration paid to the Company for goods or services rendered since February 1, 2020) (collectively, the “Material Customers”), and (ii) the top 25 suppliers of the Company as of September 1, 2020 (based upon the aggregate consideration paid by the Company for goods or services rendered since February 1, 2020) (collectively, the “Material Suppliers”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

4.18    Insurance.

(a)    Section 4.18(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)    With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the

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giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.19    Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the Transactions (including the Merger), and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.20    Certain Business Practices.

(a)    Since February 1, 2017, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to the Company.

(b)    Since February 1, 2017, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to the Company.

(c)    There are no, and since February 1, 2017, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, except as would not reasonably be expected to result in material liability to the Company.

4.21    Interested Party Transactions; Side Letter Agreements.

(a)    Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any person (other than the Company) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person (other than the Company) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21; provided further, that for clarity, no disclosure shall be required under this Section 4.21 with respect to any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such venture capital, private equity, angel or strategic investor is an affiliate of the Company, has actual knowledge of any Company Interested Party Transaction and such Company Interested Party Transaction would be disclosable pursuant to Item 404 of Regulation S-K promulgated under the

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Exchange Act.) The Company and the Company Subsidiaries have not, since February 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. To the knowledge of the Company, there are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

(b)    Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights (collectively, the “Side Letter Agreements”).

4.22    Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.23    Brokers. Except for BofA Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Switchback with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and BofA Securities, Inc., other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

4.24    Product Warranty; Products Liability.

(a)    To the knowledge of the Company, all of the Products conform with all applicable contractual commitments and express and implied warranties. To the knowledge of the Company, all Products comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, manufacturing, labeling, quality and safety Laws of the United States and each state in which the Company or any Company Subsidiary makes the Products available and each other jurisdiction (including foreign jurisdictions) in which the Company or any Company Subsidiary makes the Products available, in each case directly or indirectly through any reseller or distributor. None of the Products currently offered by the Company or in use has been subject to a recall and, to the knowledge of the Company, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a recall.

(b)    There are no existing or, to the Company’s knowledge, threatened product liability claims against the Company for Products which are defective and, to the Company’s knowledge, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a material product liability claim against the Company for Products currently offered by the Company or in use which are defective. The Company has not received any Governmental Order stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority.

4.25    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(c), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Switchback, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Switchback, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition

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(or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Switchback, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V

Representations and Warranties of Switchback and Merger Sub

Except as set forth in the Switchback SEC Reports or Switchback’s disclosure schedule delivered by Switchback in connection with this Agreement (the “Switchback Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Switchback SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Switchback SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Switchback hereby represents and warrants to the Company as follows:

5.01    Corporate Organization.

(a)    Each of Switchback and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Switchback and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Switchback Material Adverse Effect.

(b)    Merger Sub is the only subsidiary of Switchback. Except for Merger Sub, Switchback does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02    Organizational Documents. Each of Switchback and Merger Sub has heretofore furnished to the Company complete and correct copies of the Switchback Organizational Documents and the Merger Sub Organizational Documents. The Switchback Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Switchback nor Merger Sub is in violation of any of the provisions of the Switchback Organizational Documents and the Merger Sub Organizational Documents.

5.03    Capitalization.

(a)    The authorized capital stock of Switchback consists of (i) 200,000,000 shares of Switchback Class A Common Stock, (ii) 20,000,000 shares of Switchback Founders Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Switchback Preferred Stock”). As of the date of this Agreement (iv) 31,411,763 shares of Switchback Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) 7,852,941 shares of Switchback Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (vi) no shares of Switchback Class A Common Stock or Switchback Founders Stock are held in the treasury of Switchback, (iv) 15,992,155 Switchback Warrants are issued and outstanding, and (vii) 15,992,155 shares of Switchback Class A Common Stock are reserved for future issuance pursuant to the Switchback Warrants. As of the date of this Agreement, there are no shares of Switchback Preferred Stock issued and outstanding. Each Switchback Warrant is exercisable for one share of Switchback Class A Common Stock at an exercise price of $11.50, subject to the terms of such Switchback Warrant and the Switchback Warrant Agreement. The Switchback Founders Stock will convert into Switchback Class A Common Stock at the Closing pursuant to the terms of the Switchback Certificate of Incorporation.

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(b)    As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 10,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Switchback free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)    All outstanding Switchback Units, shares of Switchback Class A Common Stock, shares of Switchback Founders Stock and Switchback Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d)    The Per Share Merger Consideration being delivered by Switchback hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Switchback Organizational Documents.

(e)    Except for the Subscription Agreements, this Agreement, the Switchback Warrants and the Switchback Founders Stock, Switchback has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Switchback or obligating Switchback to issue or sell any shares of capital stock of, or other equity interests in, Switchback. All shares of Switchback Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Switchback nor any subsidiary of Switchback is a party to, or otherwise bound by, and neither Switchback nor any subsidiary of Switchback has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, Switchback is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Switchback Common Stock or any of the equity interests or other securities of Switchback or any of its Subsidiaries. Except with respect to the Redemption Rights and the Switchback Warrants and pursuant to the Founders Stock Letter, there are no outstanding contractual obligations of Switchback to repurchase, redeem or otherwise acquire any shares of Switchback Common Stock. There are no outstanding contractual obligations of Switchback to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04    Authority Relative to This Agreement. Each of Switchback and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Switchback and Merger Sub and the consummation by each of Switchback and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Switchback or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Switchback Common Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Switchback Class A Common Stock and the amendment and restatement of the Switchback Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Switchback Common Stock). This Agreement has been duly and validly executed and delivered by Switchback and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Switchback or Merger Sub, enforceable against Switchback or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Switchback Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Switchback Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Switchback and Merger Sub do not, and the performance of this Agreement by each of Switchback and Merger Sub will not, (i) conflict with or violate the Switchback Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in

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Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to Switchback or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Switchback or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Switchback or Merger Sub is a party or by which Switchback or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Switchback Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of Switchback and Merger Sub do not, and the performance of this Agreement by each of Switchback and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Switchback or Merger Sub from performing its material obligations under this Agreement.

5.06    Compliance. Neither Switchback nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Switchback or Merger Sub or by which any property or asset of Switchback or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Switchback or Merger Sub is a party or by which Switchback or Merger Sub or any property or asset of Switchback or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Switchback Material Adverse Effect. Each of Switchback and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Switchback or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07    SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)    Switchback has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 25, 2019, together with any amendments, restatements or supplements thereto (collectively, the “Switchback SEC Reports”). As of their respective dates, the Switchback SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Switchback SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Switchback SEC Report.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the Switchback SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Switchback as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). Switchback has no off-balance sheet arrangements that are not disclosed in the Switchback SEC Reports.

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(c)    Except as and to the extent set forth in the Switchback SEC Reports, neither Switchback nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of Switchback’s and Merger Sub’s business.

(d)    Switchback is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e)    Switchback has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Switchback and other material information required to be disclosed by Switchback in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Switchback’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Switchback’s principal executive officer and principal financial officer to material information required to be included in Switchback’s periodic reports required under the Exchange Act.

(f)    Switchback maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Switchback maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(g)    There are no outstanding loans or other extensions of credit made by Switchback to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Switchback, and Switchback has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    Neither Switchback (including, to the knowledge of Switchback, any employee thereof) nor Switchback’s independent auditors has identified or been made aware of (i) any material weakness or significant deficiency in the system of internal accounting controls utilized by Switchback, (ii) any fraud that involves Switchback’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Switchback or (iii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(i)    As of the date hereof, there are no outstanding comments from the SEC with respect to the Switchback SEC Reports. To the knowledge of Switchback, none of the Switchback SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.08    Business Activities; Absence of Certain Changes or Events.

(a)    Since its incorporation, Switchback has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Switchback Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Switchback or to which Switchback is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Switchback or any acquisition of property by Switchback or the conduct of business by Switchback as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Switchback Material Adverse Effect.

(b)    Switchback does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Switchback has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

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(c)    Except for (i) this Agreement and the agreements expressly contemplated hereby, (ii) with respect to fees and expenses of Switchback’s legal, financial and other advisors and (iii) any loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, Switchback is not, and at no time has been, party to any contract with any other person that would require payments by Switchback in excess of $1,000,000 in the aggregate with respect to any individual contract or when taken together with all other contracts (other than this Agreement and the agreements expressly contemplated hereby).

(d)    Except as set forth on Section 5.08(d) of the Switchback Disclosure Schedule, there is no liability, debt or obligation against Switchback or its Subsidiaries, except for (i) liabilities and obligations (x) reflected or reserved for on Switchback’s consolidated balance sheet for the quarterly period ended June 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Switchback and its Subsidiaries, taken as a whole) or (y) that have arisen since the date of Switchback’s consolidated balance sheet for the quarterly period June 30, 2020 in the ordinary course of business of Switchback and its Subsidiaries or (ii) any loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions.

(e)    Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Switchback Material Adverse Effect.

(f)    Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)    Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(h)    Since January 31, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) Switchback has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measures, (ii) Switchback has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been a Switchback Material Adverse Effect, and (iv) Switchback has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

5.09    Absence of Litigation. There is no material Action pending or, to the knowledge of Switchback, threatened against Switchback, or any property or asset of Switchback, before any Governmental Authority. Neither Switchback nor any material property or asset of Switchback is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Switchback, continuing investigation by, any Governmental Authority.

5.10    Board Approval; Vote Required.

(a)    The Switchback Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Switchback and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of Switchback approve and adopt this Agreement and the Merger, and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the stockholders of Switchback at the Switchback Stockholders’ Meeting.

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(b)    The only vote of the holders of any class or series of capital stock of Switchback necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Switchback Common Stock.

(c)    The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d)    The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.11    No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12    Brokers. Except for Goldman Sachs & Co. LLC, BofA Securities, Inc. and Oppenheimer & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Switchback or Merger Sub. Switchback has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with Goldman Sachs & Co. LLC, BofA Securities, Inc. and Oppenheimer & Co. Inc., other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.13    Switchback Trust Fund. As of the date of this Agreement, Switchback has no less than $317,439,598 in the trust fund established by Switchback for the benefit of its public stockholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $10,924,117 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 25, 2019, between Switchback and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Switchback has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Switchback or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Switchback and the Trustee that would cause the description of the Trust Agreement in the Switchback SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of Switchback who shall have elected to redeem their shares of Switchback Class A Common Stock pursuant to the Switchback Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (1) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (2) upon the exercise of Redemption Rights in accordance with the provisions of the Switchback Organizational Documents. To Switchback’s knowledge, as of the date of this Agreement, following the Effective Time, no stockholder of Switchback shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Switchback, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Switchback shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Switchback as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Switchback due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Switchback who shall have exercised their Redemption

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Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Switchback in connection with its efforts to effect the Merger. As of the date hereof, Switchback has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Switchback at the Effective Time.

5.14    Employees. Other than any officers as described in the Switchback SEC Reports, Switchback and Merger Sub have no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business consistent with past practice. Other than reimbursement of any out-of-pocket expenses incurred by Switchback’s officers and directors in connection with activities on Switchback’s behalf in an aggregate amount not in excess of the amount of cash held by Switchback outside of the Trust Account, Switchback has no unsatisfied material liability with respect to any officer or director. Switchback and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

5.15    Taxes.

(a)    Switchback and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and delinquent or otherwise being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)    Neither Switchback nor Merger Sub is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than Switchback or Merger Sub) or has a potential liability or obligation to any person (other than Switchback or Merger Sub) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)    Neither Switchback nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing, or (v) prepaid amount received prior to the Closing outside the ordinary course of business consistent with past practice.

(d)    Each of Switchback and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e)    Neither Switchback nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Switchback was the common parent).

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(f)    Neither Switchback nor Merger Sub has any material liability for the Taxes of any person (other than Switchback or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee or successor.

(g)    Neither Switchback nor Merger Sub has (i) any request for a ruling in respect of material Taxes pending between Switchback or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h)    Neither Switchback nor Merger Sub has, within the last two years, distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)    Neither Switchback nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    There are no Tax liens upon any assets of Switchback or Merger Sub except for Permitted Liens.

(k)    Neither Switchback nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)    Neither Switchback nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which Switchback or Merger Sub does not file Tax Returns stating that Switchback or Merger Sub is or may be subject to material Tax in such jurisdiction.

(m)    As of the date of this Agreement, neither Switchback nor Merger Sub has any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.16    Registration and Listing. The issued and outstanding Switchback Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SBE.U.” The issued and outstanding shares of Switchback Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SBE.” The issued and outstanding Switchback Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SBE WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Switchback, threatened in writing against Switchback by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Switchback Units, the shares of Switchback Class A Common Stock, or Switchback Warrants or terminate the listing of Switchback on the New York Stock Exchange. None of Switchback or any of its affiliates has taken any action in an attempt to terminate the registration of the Switchback Units, the shares of Switchback Class A Common Stock, or the Switchback Warrants under the Exchange Act.

5.17    Interested Party Transaction. Except as described in the Switchback SEC Reports, in connection with the Private Placements or in connection with any loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, there are no transactions, contracts, side letters, arrangements or understandings between Switchback or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of Switchback or Merger Sub, on the other hand (each, a “Switchback Interested Party Transaction”).

5.18    Investment Company Act. Neither Switchback nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.19    Switchback’s and Merger Sub’s Investigation and Reliance. Each of Switchback and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Switchback and Merger Sub together with expert advisors, including legal counsel, that they have

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engaged for such purpose. Switchback, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither Switchback nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(c). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Switchback, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Switchback or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Switchback and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

5.20    Founders Stock Letter. Switchback has delivered to the Company a true, correct and complete copy of the Founders Stock Letter. No withdrawal, termination, amendment or modification of the Founders Stock Letter is contemplated by Switchback and, to the knowledge of Switchback, the Founders Stock Letter is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect. The Founders Stock Letter is a legal, valid and binding obligation of Switchback and, to the knowledge of Switchback, the other Founder Stockholders. To the knowledge of Switchback, neither the execution nor delivery by the Founder Stockholders of, nor the performance of any of the Founder Stockholders’ obligations under, the Founders Stock Letter violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law (other than as required under applicable securities laws and as otherwise contemplated herein or in the other Transaction Documents). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Switchback under any material term or condition of the Founders Stock Letter.

Article VI

Conduct of Business Pending the Merger

6.01    Conduct of Business by the Company Pending the Merger.

(a)    The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (B) set forth in Section 6.01 of the Company Disclosure Schedule, and (C) required by applicable Law, unless Switchback shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)    the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that (A) relates to, or arises out of, COVID-19 and (B) (1) is required by applicable Law or (2) is determined by the Company in good faith to be in its best interests, shall be deemed to be in the ordinary course of business); and

(iii)    the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

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(b)    By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, and (iii) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Switchback (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or any material Company Subsidiary;

(ii)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any material Company Subsidiary;

(iii)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, provided that (1) the exercise or settlement of any Company Options or Company Warrants in effect on the date of this Agreement and (2) the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock and the Company Warrants, in each case, in effect on the date of this Agreement, in each case, shall not require the consent of Switchback; or (B) any material assets of the Company or any Company Subsidiary;

(iv)    form any Subsidiary (other than any wholly-owned Subsidiary formed in the ordinary course of business) or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vii)    (1) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $500,000 individually or $1,000,000 in the aggregate; or (2) incur any indebtedness for borrowed money having a principal or stated amount in excess of $1,000,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets;

(viii)    make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business consistent with past practice, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business or (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business;

(ix)    make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to Switchback;

(x)    acquire any fee interest in real property;

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(xi)    enter into, renew or amend in any material respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);

(xii)    other than in the ordinary course of business or pursuant to the terms of any Plan in effect on the date of this Agreement, (1) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director or officer, (2) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer, (3) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or officer, (4) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees;

(xiii)    make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xiv)    (1) amend any material Tax Return, (2) change any material method of Tax accounting, (3) make, change or rescind any material election relating to Taxes, or (4) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xv)    (A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business consistent with past practice or (B) enter into any contract or agreement (w) described in Section 4.16(a)(v), Section 4.16(a)(vi) or Section 4.16(a)(viii), in each case, except in the ordinary course of business consistent with past practice, (x) described in Section 4.16(a)(vii), Section 4.16(a)(ix), Section 4.16(a)(xv), Section 4.16(a)(xvii) or Section 4.16(a)(xviii), or (y) that the Company would be required to disclose under Item 601 Regulation S-K promulgated under the Securities Act if it were subject to such disclosure requirements, in each case had such contract or agreement been entered into prior to the date of this Agreement;

(xvi)    enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products, other than in the ordinary course of business;

(xvii)    permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xviii)    waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

(xix)    enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xx)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xxi)    fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xxii)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

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Nothing herein shall require the Company to obtain consent from Switchback to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Switchback, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Switchback and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02    Conduct of Business by Switchback and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law, Switchback agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing, Switchback shall use reasonable best efforts to, and shall cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that (A) relates to, or arises out of, COVID-19 and (B) (1) is required by applicable Law or (2) is determined by Switchback in good faith to be in its best interests, shall be deemed to be in the ordinary course of business solely for purposes of the foregoing sentence). By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law, neither Switchback nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    amend or otherwise change the Switchback Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Switchback other than Merger Sub;

(b)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Switchback Organizational Documents;

(c)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Switchback Common Stock or Switchback Warrants except for redemptions from the Trust Fund and conversions of the Switchback Founders Stock that are required pursuant to the Switchback Organizational Documents;

(d)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Switchback or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Switchback or Merger Sub, except in connection with conversion of the Switchback Founders Stock pursuant to the Switchback Organizational Documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions;

(e)    acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)    incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Switchback, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions;

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(g)    make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)    (1) amend any material Tax Return, (2) change any material method of Tax accounting, (3) make, change or rescind any material election relating to Taxes, or (4) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)    liquidate, dissolve, reorganize or otherwise wind up the business and operations of Switchback or Merger Sub;

(j)    amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(k)    enter into, renew or amend in any material respect any Switchback Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Switchback Interested Party Transaction) except in connection with any loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions;

(l)    waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

(m)    adopt or enter into any Employee Benefit Plan; or

(n)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Switchback to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Prior to the Closing Date, each of the Company and Switchback shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.03    Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Switchback on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Switchback, Merger Sub or any other person (a) for legal relief against monies or other assets of Switchback or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Switchback (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Switchback consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Switchback shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Switchback prevails in such action or proceeding.

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Article VII

Additional Agreements

7.01    No Solicitation.

(a)    From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of the Company or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with Switchback and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof.

(b)    The Company shall notify Switchback promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep Switchback informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c)     If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d)    From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, each of Switchback and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage

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or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Switchback and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “Switchback Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Switchback Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Switchback Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a Switchback Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Switchback Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Switchback and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Switchback Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by Switchback or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by Switchback and Merger Sub.

(e)    Switchback shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Switchback or any of its Representatives of any inquiry or proposal with respect to a Switchback Alternative Transaction, any inquiry that would reasonably be expected to lead to a Switchback Alternative Transaction or any request for non-public information relating to Switchback or for access to the business, properties, assets, personnel, books or records of Switchback by any third party. In such notice, Switchback shall identify the third party making any such inquiry, proposal, indication or request with respect to a Switchback Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. Switchback shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a Switchback Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

7.02    Registration Statement; Consent Solicitation Statement; Proxy Statement.

(a)    The Company will use reasonable best efforts to cause each of the Key Company Stockholders to execute and deliver in accordance with Section 10.01 to the Company and Switchback the Stockholder Support Agreement within twenty-four (24) hours after the execution and delivery of this Agreement by the parties hereto. If the Stockholder Support Agreement is not executed and delivered in accordance with Section 10.01 within such twenty-four (24) hour period after the execution and delivery of this Agreement by the Parties (a “Support Agreement Failure”), Switchback shall have the right to terminate this Agreement as set forth in Section 9.01.

(b)    As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, Switchback (with the assistance and cooperation of the Company as reasonably requested by Switchback) shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Switchback Class A Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, which shall include a proxy statement / consent solicitation statement prospectus containing (i) a consent solicitation statement in preliminary form (as amended or supplemented, the “Consent Solicitation Statement”) in connection with the solicitation by the Company of written consents from the stockholders of the Company, to approve, by the requisite consent of the Company Stockholders under the DGCL and the certificate of incorporation and bylaws (or any equivalent organizational documents) of the Company (the “Requisite Company Stockholder Approval”), this Agreement, the Merger and the other transactions contemplated by this Agreement; and (ii) a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the meeting of Switchback’s stockholders (including any adjournment or postponement thereof, the “Switchback Stockholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and the Merger, (B) approval of the issuance of Switchback Class A Common Stock as contemplated by this Agreement and the Subscription Agreements, (C) approval of the second amended and restated Switchback Certificate of Incorporation as set forth on Exhibit C, (D) the election of the individuals identified by the Company to Switchback following the date of this Agreement,

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but prior to the effectiveness of the Registration Statement, to serve as members of the board of directors of Switchback (which individuals, solely to the extent they are not members of the Company Board as of the date of this Agreement, shall be reasonably acceptable to Switchback), (E) approval and adoption of a customary equity incentive plan (the “Omnibus Incentive Plan”) in form and substance reasonably acceptable to Switchback and the Company (the “Omnibus Incentive Plan Proposal”), (F) approval of a customary employee stock purchase plan (the “ESPP,” and such proposal, the “ESPP Proposal”) in form and substance reasonably acceptable to Switchback and the Company, and (G) any other proposals the parties deem necessary to effectuate the Merger (clauses (A), (B), (C), and (G) collectively, the “Required Switchback Proposals,” and together with clauses (D), (E) and (F), the “Switchback Proposals”). Each of the Company and Switchback shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials (as defined below). Switchback and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and Switchback shall take all actions necessary to cause the Merger Materials to be mailed to their respective stockholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and Switchback shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Switchback with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Switchback for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Switchback and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Consent Solicitation Statement, the Proxy Statement, and any amendments thereto.

(c)    No filing of, or amendment or supplement to the Merger Materials will be made by Switchback without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Switchback will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Switchback Class A Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction. Switchback will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Switchback without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(d)    Switchback represents that the information supplied by Switchback for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to their respective stockholders and (iii) the time of the Switchback Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Switchback or Merger Sub, or their respective officers or directors, should be discovered by Switchback which should be set forth in an amendment or a supplement to the Merger Materials, Switchback shall promptly inform the Company.

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(e)    The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to their respective stockholders and (iii) the time of the Switchback Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform Switchback.

7.03    Consent Solicitation; Written Consent; Company Change in Recommendation.

(a)    As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit the Requisite Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit F (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such Key Company Stockholder (which Key Company Stockholders hold shares of Company Stock sufficient constitute Company Stockholder Approval) in accordance with Section 228 of the DGCL within forty-eight (48) hours of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Stockholders to the Company, the Company shall deliver to Switchback a copy of such Written Consent in accordance with Section 10.01. Promptly following the receipt of the Requisite Company Stockholder Approval via the Written Consent and delivery to Switchback of a copy of such Written Consent in accordance with Section 10.01, the Company will prepare (subject to the reasonable approval of Switchback) and deliver to the stockholders of the Company who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the stockholders of the Company available under Section 262 of the DGCL along with such other information as is required thereunder and pursuant to applicable Law. If the Key Company Stockholders fail to deliver the Written Consent to the Company within forty-eight (48) hours of the Registration Statement becoming effective (a “Written Consent Failure”), Switchback shall have the right to terminate this Agreement as set forth in Section 9.01.

(b)    The Consent Solicitation Statement shall include the Company Recommendation. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Switchback and its affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Switchback, fail to issue, within ten (10) Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”). Notwithstanding the foregoing, if the Company Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a Company Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may effect a Company Change in Recommendation so long as the Company (to the extent lawful and reasonably practicable) first provides Switchback with at least 48 hours advance written notice of such withdrawal or modification.

(c)    Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality

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agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Stockholder Approval in accordance with Section 7.03(a).

7.04    Switchback Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a)    Switchback shall call and hold the Switchback Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Switchback Proposals, and Switchback shall use its reasonable best efforts to hold the Switchback Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that Switchback may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the Switchback Stockholders’ Meeting on one or more occasions for up to 45 days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Switchback Proposals or otherwise take actions consistent with Switchback’s obligations pursuant to Section 7.09. Switchback shall use its reasonable best efforts to obtain the approval of the Switchback Proposals at the Switchback Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Switchback Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Switchback Board shall recommend to its stockholders that they approve the Switchback Proposals (the “Switchback Recommendation”) and shall include the Switchback Recommendation in the Proxy Statement. Neither the Switchback Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Switchback Recommendation, or fail to include the Switchback Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any Switchback Alternative Transaction (any action described in clauses (i) through (ii) being referred to as a “Switchback Change in Recommendation”). Notwithstanding the foregoing, if the Switchback Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a Switchback Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Switchback under applicable Law, then the Switchback Board may effect a Switchback Change in Recommendation so long as Switchback (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours advance written notice of such withdrawal or modification.

(b)    Notwithstanding (i) any Switchback Change in Recommendation, (ii) the making of any inquiry or proposal with respect to a Switchback Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall Switchback or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Switchback Alternative Transaction or terminate this Agreement in connection therewith and (B) Switchback and Merger Sub shall otherwise remain subject to the terms of this Agreement, including Switchback’s obligation to use reasonable best efforts to obtain the approval of the Switchback Proposals at the Switchback Stockholders’ Meeting in accordance with Section 7.04(a).

(c)    Promptly following the execution of this Agreement, Switchback shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

7.05    Access to Information; Confidentiality.

(a)    From the date of this Agreement until the Effective Time, the Company and Switchback shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets,

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liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Switchback shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)    All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated August 3, 2020 (the “Confidentiality Agreement”), between Switchback and the Company.

(c)    Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

7.06    Incentive Equity Plan; ESPP. The Omnibus Incentive Plan Proposal shall provide that a number of shares of Switchback Class A Common Stock, which number shall be mutually agreed upon between Switchback and the Company, shall be reserved for issuance pursuant to the Omnibus Incentive Plan. The ESPP Proposal shall provide that a number of shares of Switchback Class A Common Stock, which number shall be mutually agreed upon between Switchback and the Company, shall be reserved for issuance pursuant to the ESPP. Subject to approval of the Omnibus Incentive Plan Proposal and/or the ESPP Proposal, following the Effective Time Switchback shall cause the issuance of shares of Switchback Class A Common Stock under the Omnibus Incentive Plan and/or the ESPP, as applicable, to be registered with the SEC on a Form S-8 Registration Statement.

7.07    Directors’ and Officers’ Indemnification.

(a)    The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the charter or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. Switchback further agrees that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Switchback agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)    The certificate of incorporation and bylaws of Switchback shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the charter or bylaws of Switchback and the Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Switchback, unless such modification shall be required by applicable Law. Switchback further agrees that with respect to the provisions of the charter or bylaws of Switchback as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that

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would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Switchback, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Switchback agrees that it shall indemnify and hold harmless each present and former director and officer of Switchback against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Switchback would have been permitted under applicable Law, the Switchback certificate of incorporation or the bylaws of Switchback or the Merger Sub, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c)    For a period of six years from the Effective Time, Switchback shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Switchback or its agents or Representatives) (the “Company D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Switchback be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2019 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then Switchback will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, Switchback will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Switchback is unable to obtain the insurance described in this Section 7.07(b) for an amount less than or equal to the Maximum Annual Premium, Switchback will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d)    Prior to the Effective Time, Switchback may purchase a prepaid “tail” policy (a “Switchback Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by Switchback’s directors’ and officers’ liability insurance policies (the “Switchback D&O Insurance”). If Switchback elects to purchase such a Switchback Tail Policy prior to the Effective Time, Switchback will maintain such Switchback Tail Policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(e)    With respect to any claims that may be made under the Company D&O Insurance or the Switchback D&O Insurance or any applicable “tail” policies, (i) prior to the Effective Time, Switchback and the Company shall cooperate with the other party as reasonably requested by such other Party, and (ii) after the Effective Time, Switchback shall cooperate with any person insured by such policies as reasonably requested by such Person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Effective Time (the “Go-forward D&O Insurance”) shall be a post-Closing expense of Switchback.

(f)    On the Closing Date, Switchback shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Switchback with the post-Closing directors and officers of Switchback, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of Switchback in effect as of the date hereof and listed on Section 7.07(f) of the Switchback Disclosure Schedule shall continue to be effective following the Closing, and Switchback shall continue to honor its obligations thereunder.

(g)    For the avoidance of doubt, any costs incurred by Switchback pursuant to this Section 7.07 shall not constitute a Switchback Transaction Cost.

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7.08    Notification of Certain Matters. The Company shall give prompt notice to Switchback, and Switchback shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail. For clarity, unintentional failure to give notice under this Section 7.08 shall not be deemed to be a breach of covenant under this Section 7.08 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

7.09    Further Action; Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)    Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)    Except to the extent provided in writing by the Company, Switchback shall not permit any amendment or modification to be made to, permit any waiver (in whole or in part) of or provide consent to (including consent to termination), any provision or remedy under any of the Subscription Agreements in a manner adverse to the Company. Switchback shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and enforcing the terms thereof, (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to Switchback in the Subscription Agreements and otherwise comply with its obligations thereunder, (iii) in the event that all conditions in the Subscription Agreements (other than conditions that Switchback or any of its affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; (iv) confer with the Company regarding timing of the Closing (as defined in the Subscription Agreements); and (v) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements. Without limiting the generality of the foregoing, Switchback shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement; (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Switchback; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential,

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threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Switchback does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

7.10    Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Switchback and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Switchback and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent Switchback or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

7.11    Stock Exchange Listing. Switchback will use its reasonable best efforts to cause the Switchback Class A Common Stock issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on the New York Stock Exchange at Closing. During the period from the date hereof until the Closing, Switchback shall use its reasonable best efforts to keep the Switchback Units, Switchback Class A Common Stock and Switchback Warrants listed for trading on the New York Stock Exchange.

7.12    Antitrust.

(a)    To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten (10) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)    Switchback and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.

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(c)    No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.13    Trust Account. As of the Effective Time, the obligations of Switchback to dissolve or liquidate within a specified time period as contained in the Switchback Certificate of Incorporation will be terminated and Switchback shall have no obligation whatsoever to dissolve and liquidate the assets of Switchback by reason of the consummation of the Merger or otherwise, and no stockholder of Switchback shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Switchback shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Switchback (to be held as available cash for immediate use on the balance sheet of Switchback, and to be used (a) to pay the Company’s and Switchback’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14    Tax Matters. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Switchback, Merger Sub and the Company shall use its respective reasonable best efforts to: (a)(i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code (including, if the Company and Switchback jointly determine it is advisable after consultation with their respective tax advisors, considering a merger of the Company with and into Switchback, or an entity disregarded as separate from Switchback for U.S. federal income Tax purposes, promptly after Closing to qualify such merger and the Merger, taken together, as a reorganization within the meaning of Section 368(a)(1)(A) of the Code in accordance with IRS Rev. Rul. 2001-46), and (ii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (b) report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a change in applicable law, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger, and (c) cause the Surviving Corporation to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulation Section 1.368-1(d). For the avoidance of doubt, except as otherwise required pursuant to this Agreement, no party (or its respective affiliates and owners) shall be required to satisfy its obligations pursuant to this Section 7.14 by altering the consideration payable pursuant to Article III. To the extent the parties reasonably determine the Transactions qualify as a tax-free incorporation pursuant to Section 351 of the Code, either in addition to or in lieu of the “reorganization” treatment discussed above, the parties agree to undertake similar obligations as set forth in this Section 7.14 in respect of such tax-free incorporation treatment.

7.15    Directors. Switchback shall take all necessary action so that immediately after the Effective Time, the board of directors of Switchback is comprised of the individuals nominated for election in the Registration Statement.

7.16    Switchback Public Filings. From the date hereof through the Closing, Switchback will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

7.17    FIRPTA Tax Certificates. Prior to the Closing, the Company shall deliver to Switchback in a form reasonably acceptable to Switchback, a properly executed certification that shares of Company Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Switchback with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

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7.18    Audited Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of January 31, 2019 and January 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”) not later than 30 days from the date of this Agreement.

7.19    Side Letter and Investor Agreements. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, (a) terminate (i) each Side Letter Agreement, other than those Side Letter Agreements that expire on their own terms, and (ii) each of the Company Voting Agreement and the Right of First Refusal and Co-Sale Agreement at or prior to the Closing and (b) terminate, or amend and restate in form reasonably satisfactory to Switchback, the Investors’ Rights Agreement.

Article VIII

Conditions to the Merger

8.01    Conditions to the Obligations of Each Party. The obligations of the Company, Switchback and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a)    Written Consent. The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Switchback.

(b)    Switchback Stockholders’ Approval. The Required Switchback Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Switchback in accordance with the Proxy Statement, the DGCL, the Switchback Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d)    HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e)    Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)    Stock Exchange Listing. The shares of Switchback Class A Common Stock to be issued pursuant to this Agreement (including the Earnout Shares) and the Subscription Agreements shall have been approved for listing on the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

(g)    Switchback Net Tangible Assets. Switchback shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Switchback Organizational Documents.

8.02    Conditions to the Obligations of Switchback and Merger Sub. The obligations of Switchback and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01(a), Section 4.03 (other than clauses (a), (b), (c) and (g) thereof, which are subject to clause (iii) below), Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such

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representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03(a), Section 4.03(b), Section 4.03(c) and Section 4.03(g) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Switchback, Merger Sub or their affiliates and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Officer Certificate. The Company shall have delivered to Switchback a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)    Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time and be continuing.

(e)    Private Placements. The sale and issuance by Switchback of Switchback Class A Common Stock in connection with the Private Placements shall have been consummated prior to or in connection with the Effective Time.

(f)    Financial Statements. The Company shall have delivered to Switchback the Audited Financial Statements.

8.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Switchback and Merger Sub contained in (i) Section 5.01, Section 5.03(b), Section 5.03(c), Section 5.04, Section 5.12 and Section 5.16 shall each be true and correct in all material respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.03(d) and Section 5.07(h)(iii) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) and Section 5.03(e) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Switchback, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Switchback Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Switchback Material Adverse Effect.

Annex A-61

(b)    Agreements and Covenants. Switchback and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Officer Certificate. Switchback shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Switchback, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)    Material Adverse Effect. No Switchback Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time and be continuing.

(e)    Trust Fund. Switchback shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Switchback immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Switchback in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of Switchback’s fees and expenses incurred in connection with this Agreement and the Transactions.

(f)    Switchback Cash. The amount of Switchback Cash, minus (x) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Switchback Organizational Documents, if any, minus (y) the amount of Switchback Transaction Costs that remain unpaid immediately prior to the Closing (excluding, for the avoidance of doubt, any Switchback Transaction Costs payable by Sponsor in accordance with Section 3.04), shall equal or exceed the Switchback Minimum Cash.

(g)    Founders Stock Letter. Each of the covenants of the Sponsor required under the Founders Stock Letter to be performed as of or prior to the Closing shall have been performed in all material respects, and the Sponsor shall not have threatened (orally or in writing) (i) that the Founders Stock Letter is not valid, binding and in full force and effect, (ii) that Switchback is in breach of or default under the Founders Stock Letter or (iii) to terminate the Founders Stock Letter.

Article IX

Termination, Amendment and Waiver

9.01    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Switchback, as follows:

(a)    by mutual written consent of Switchback and the Company;

(b)    by either Switchback or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; provided, further, that (x) in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension and (y) in the event that the Company shall have failed to deliver the Audited Financial Statements to Switchback within thirty (30) Business Days of the execution of this Agreement (the “Financial Statement Delivery Date”), the Outside Date shall automatically be extended by one Business Day for each Business Day elapsing from the Financial Statement Delivery Date until the date the Audited Financial Statements shall have been delivered by the Company to Switchback, up to a total of thirty (30) additional Business Days;

(c)    by either Switchback or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;

Annex A-62

(d)    by either Switchback or the Company if any of the Required Switchback Proposals shall fail to receive the requisite vote for approval at the Switchback Stockholders’ Meeting (subject to any adjournment, postponement or recess of such meeting); provided that the right to terminate this Agreement shall not be available to Switchback if, at the time of such termination, Switchback is in breach of its covenants and agreements hereunder;

(e)    by Switchback, in the event of a Support Agreement Failure or a Written Consent Failure;

(f)    by Switchback upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that Switchback has not waived such Terminating Company Breach and Switchback and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, Switchback may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Switchback to the Company;

(g)    by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Switchback or Merger Sub set forth in this Agreement, or if any representation or warranty of Switchback or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Switchback Breach”); provided, that the Company has not waived such Terminating Switchback Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Switchback Breach is curable by Switchback and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Switchback and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Switchback; or

(h)    by Switchback if the Company shall have failed to deliver the Audited Financial Statements to Switchback within sixty (60) Business Days of the execution of this Agreement.

9.02    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Article X and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto.

9.03    Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement (including in Section 3.04), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that Switchback and the Company shall each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act.

9.04    Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.05    Waiver. At any time prior to the Effective Time, (a) Switchback may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Switchback or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Switchback or Merger Sub contained herein or in any document delivered by Switchback and/or Merger pursuant hereto and (iii) waive compliance with any agreement of Switchback or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Annex A-63

Article X

General Provisions

10.01    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Switchback or Merger Sub:

Switchback Energy Acquisition Corporation
5949 Sherry Lane, Suite 1010

Dallas, TX 75225

Attention: Jim Mutrie
Email: jmutrie@switchback-energy.com

with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin St.
Suite 2500
Houston, TX 77002
Attention: Douglas McWilliams; Ramey Layne
Email: dmcwilliams@velaw.com; rlayne@velaw.com

if to the Company:

ChargePoint, Inc.
240 East Hacienda Avenue

Campbell, CA 95008
Attention: Rex Jackson
Email: rex.jackson@chargepoint.com

with copies to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153
Attention: Michael Aiello; Amanda Fenster
Email: michael.aiello@weil.com; amanda.fenster@weil.com

and

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
550 Allerton Street
Redwood City, CA 94063
Attention: David Young; Andrew Luh
Email: dyoung@gunder.com; aluh@gunder.com

10.02    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Annex A-64

10.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04    Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.05    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 and Section 3.03(c) (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07    Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

10.08    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09    Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Annex A-65

10.10    Specific Performance.

(a)    The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)    Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (1) the amount of time during which such Action is pending plus 20 Business Days; or (2) such other time period established by the court presiding over such Action.

10.11    No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows]

Annex A-66

IN WITNESS WHEREOF, Switchback, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SWITCHBACK ENERGY ACQUISITION CORPORATION
By:	/s/ Jim Mutrie
Name:	Jim Mutrie
Title:	Chief Commercial Officer, General Counsel and Secretary
LIGHTNING MERGER SUB INC.
By:	/s/ Jim Mutrie
Name:	Jim Mutrie
Title:	Chief Commercial Officer, General Counsel and Secretary
CHARGEPOINT, INC.
By:	/s/ Pasquale Romano
Name:	Pasquale Romano
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement and Plan of Reorganization

Annex A-67

EXHIBIT A

STOCKHOLDER SUPPORT AGREEMENT

[Intentionally Omitted]

Annex A-68

EXHIBIT B

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[Intentionally Omitted]

Annex A-69

EXHIBIT C

SECOND AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION Of SWITCHBACK

[Intentionally Omitted]

Annex A-70

EXHIBIT D

AMENDED AND
RESTATED BYLAWS Of SWITCHBACK

[Intentionally Omitted]

Annex A-71

EXHIBIT E

Directors of The Company following the merger

[Intentionally Omitted]

Annex A-72

EXHIBIT F

Chargepoint, INC.

WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF STOCKHOLDERS

[Intentionally Omitted]

Annex A-73

Schedule A

Company Knowledge Parties

[Intentionally Omitted]

Annex A-74

Schedule B

Key Company Stockholders

[Intentionally Omitted]

Annex A-75

Annex B

ChargePoint Holdings, Inc.

Second Amended and Restated Certificate of Incorporation

______________

Switchback Energy Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is ChargePoint Holdings, Inc. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was May 10, 2019 and the date of filing of its amended and restated certificate of incorporation was July 25, 2019.

2. This Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), which restates, integrates and further amends the amended and restated certificate of incorporation of the corporation, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”) and has been adopted by the requisite vote of the stockholders of the corporation .

3. The Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement and Plan of Reorganization, dated as of September 23, 2020, by and among the Corporation (as defined below), Lightning Merger Sub Inc. and ChargePoint, Inc. (as amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”). As part of the transactions contemplated by the Business Combination Agreement, 984,706 of the issued and outstanding shares of Class B Common Stock of the Corporation were forfeited to the Corporation for no consideration and the remaining 6,868,235 shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into 6,868,235 shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Certificate of Incorporation, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A Common Stock issued as part of the Business Combination Agreement and the subscription agreements contemplated by the Business Combination Agreement shall be Common Stock for all purposes of this Certificate of Incorporation.

4. The certificate of incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is ChargePoint Holdings, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,010,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Annex B-1

A.     Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1.     Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.     Voting. Except as otherwise provided by law or by this Certificate of Incorporation, the holders of outstanding shares of Common Stock shall have one vote for each share of Common Stock held of record by such holder as of the applicable record date on any matter that is submitted to a vote of all of the stockholders of the Corporation, including the election or removal of directors. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or the DGCL.

3.     Dividends. Subject to applicable law and the rights, if any, of the holders of one or more outstanding series of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board in its discretion from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends or other distributions.

4.     Liquidation. Subject to the rights, if any, of the holders of one or more outstanding series of Preferred Stock and after payment or provision for payment of the debt and other liabilities of the Corporation, holders of shares of Common Stock shall be entitled to receive (ratably in proportion to the number of shares held by them) the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange, exclusive license, conveyance or other disposition of all or any part of its assets.

B.     Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to the fullest extent as may now or hereafter be permitted by the DGCL, to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval (except as otherwise expressly required by this Certificate of Incorporation) by filing a certificate of designation pursuant to the applicable law of the State of Delaware (any such certificate, a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the powers, including voting powers of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series. The powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each series of Preferred Stock may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.     the designation of the series, which may be by distinguishing number, letter or title;

2.     the number of shares of the series, which number the Board may thereafter increase or decrease (but not below the number of shares thereof then outstanding) without any vote of stockholders (except as otherwise expressly required by this Certificate of Incorporation);

3.     the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

4.     the dates on which dividends, if any, shall be payable;

Annex B-2

5.     the redemption rights and price or prices, if any, for shares of the series;

6.     the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7.     the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8.     whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

9.     restrictions on the issuance or reissuance of shares of the same series or any other class or series;

10.     the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11.     any other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, subject to the rights of one or more series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.     General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or the DGCL.

B.     Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall exclusively be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C.     Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III, and each class shall consist, as nearly as may be possible, of one third of the total number of directors. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

D.     Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, each director shall continue to serve as a director until his or her successor is duly elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

Annex B-3

E.     Newly Created Directorships and Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any increase in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The Board is authorized to assign members of the Board already in office to their respective class. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class to which such director shall have been appointed or assigned, and until his or her successor is duly elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

F.     Preferred Directors. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, upon commencement and for the duration of such period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to this Certificate of Incorporation; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the certificate of designation establishing such series of Preferred Stock, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation, whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) , the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall automatically terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

G.     Removal. Subject to any rights of the holders of one or more series of Preferred Stock to elect directors, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding stock of the Corporation entitled to vote thereon, voting as a single class. For purposes of this Section G, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

H.     Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

SIXTH: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:

A.     Limitation of Director Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended or unless he or she violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Annex B-4

B.     Indemnification and Advancement of Expenses.

1.     To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Part B of Article SEVENTH or otherwise. The rights to indemnification and advancement of expenses conferred by this Part B of Article SEVENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Part B(1) of Article SEVENTH, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

2.     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Part B of Article SEVENTH shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

3.     Any repeal or amendment of this Part B of Article SEVENTH by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Part B of Article SEVENTH, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

4.     This Part B of Article SEVENTH shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

EIGHTH: Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by written consent in lieu of a meeting.

NINTH: Except as otherwise required by law and subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by the majority of the Whole Board or the Chairman of the Board or the Chief Executive Officer of the Corporation and may not be called by stockholders or any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice for such meeting.

TENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation

Annex B-5

(including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66⅔% in voting power of the outstanding stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Parts A and B of Article FOURTH, Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article ELEVENTH, Article TWELFTH, and this Article TENTH, and in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article SEVENTH, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend or repeal, in whole or in part, the Bylaws by the affirmative vote of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least 66⅔% in voting power of the outstanding shares of the stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided, further, however, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the Board that was valid at the time of such act prior to the adoption of such Bylaw.

TWELFTH:

A.     Forum Selection.

(a)     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery does not have jurisdiction, the state or federal courts in the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as the foregoing may be amended, modified, supplemented and/or restated from time to time), or (4) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, except for, as to each of (1) through (4) above, (a) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination) and (b) any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction.

Annex B-6

(b)     Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

( )     Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

B.     Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the applicable state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

THIRTEENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

[Remainder of Page Intentionally Left Blank]

Annex B-7

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of this        day of            , 2020.

By:
Name:	Pasquale Romano
Title:	Chief Executive Officer

Annex B-8

Annex C

ChargePoint Holdings, Inc.

2020 Equity Incentive Plan

(As Adopted on     , 2020)

(Approved by the Stockholders on     , 2020)

Annex C-1

ChargePoint Holdings, Inc.
2020 Equity Incentive Plan

ARTICLE 1.    INTRODUCTION.

The Board adopted the Plan to become effective immediately, although no Awards may be granted prior to the Business Combination Date. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Service Providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of Service Providers with exceptional qualifications and (c) linking Service Providers directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may be ISOs or NSOs), SARs, Restricted Shares and Restricted Stock Units. Capitalized terms used in this Plan are defined in Article 14.

ARTICLE 2.    ADMINISTRATION.

2.1    General. The Plan may be administered by the Board or one or more Committees to which the Board (or an authorized Board committee) has delegated authority. If administration is delegated to a Committee, the Committee shall have the powers theretofore possessed by the Board, including, to the extent permitted by applicable law, the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to either the Board or the Administrator shall hereafter also encompass the Committee or subcommittee, as applicable). The Board may abolish the Committee’s delegation at any time and the Board shall at all times also retain the authority it has delegated to the Committee. The Administrator shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Common Shares are traded, and shall have the authority and be responsible for such functions as have been assigned to it.

2.2    Section 16. To the extent desirable to qualify transactions hereunder as exempt under Exchange Act Rule 16b-3, the transactions contemplated hereunder will be approved by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

2.3    Powers of Administrator. Subject to the terms of the Plan, and in the case of a Committee, subject to the specific duties delegated to the Committee, the Administrator shall have the authority to (a) select the Service Providers who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and Awards granted under the Plan, (d) determine whether, when and to what extent an Award has become vested and/or exercisable and whether any performance-based vesting conditions have been satisfied, (e) make, amend and rescind rules relating to the Plan and Awards granted under the Plan, including rules relating to sub-plans established for the purposes of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (f) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant of any Common Shares issued pursuant to an Award, including restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales, and (g) make all other decisions relating to the operation of the Plan and Awards granted under the Plan. In addition, with regard to the terms and conditions of Awards granted to Service Providers outside of the United States, the Administrator may vary from the provisions of the Plan (other than any requiring stockholder approval pursuant to Section 13.3) to the extent it determines it necessary and appropriate to do so.

2.4    Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations shall be final and binding on all interested parties.

2.5    Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

ARTICLE 3.    SHARES AVAILABLE FOR GRANTS.

3.1    Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed the sum of (a) 27,200,000 Common Shares, plus (b) up to 39,000,000 Common Shares subject to awards granted under the Predecessor Plans that are outstanding on the Business Combination Date and that subsequently are forfeited, expire or lapse unexercised or unsettled and Common Shares issued pursuant to awards granted under the Predecessor

Annex C-2

Plans that are outstanding on the Business Combination Date and that are subsequently forfeited to or reacquired by the Company, and (c) the additional Common Shares described in Articles 3.2 and 3.3. The Company shall reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of the Plan. The numerical limitations in this Article 3.1 shall be subject to adjustment pursuant to Article 9.

3.2    Annual Increase in Shares. On the first day of each fiscal year of the Company during the term of the Plan, commencing on February 1, 2021 and ending on (and including) February 1, 2030, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to the lesser of (a) 5% of the total number of Common Shares actually issued and outstanding on the last day of the preceding fiscal year, or (b) a number of Common Shares determined by the Board.

3.3    Shares Returned to Reserve. To the extent that Options, SARs, Restricted Stock Units or other Awards are forfeited, cancelled or expire for any reason before being exercised or settled in full, the Common Shares subject to such Awards shall again become available for issuance under the Plan. If SARs are exercised or Restricted Stock Units are settled, then only the number of Common Shares (if any) actually issued to the Participant upon exercise of such SARs or settlement of such Restricted Stock Units, as applicable, shall reduce the number of Common Shares available under Article 3.1 and the balance shall again become available for issuance under the Plan. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason, then such Common Shares shall again become available for issuance under the Plan. Common Shares applied to pay the Exercise Price of Options or to satisfy tax withholding obligations related to any Award shall again become available for issuance under the Plan. To the extent that an Award is settled in cash rather than Common Shares, the cash settlement shall not reduce the number of Shares available for issuance under the Plan.

3.4    Awards Not Reducing Share Reserve. To the extent permitted under applicable exchange listing standards, any dividend equivalents paid or credited under the Plan with respect to Restricted Stock Units shall not be applied against the number of Common Shares that may be issued under the Plan, whether or not such dividend equivalents are converted into Restricted Stock Units. In addition, Common Shares subject to Substitute Awards granted by the Company shall not reduce the number of Common Shares that may be issued under Article 3.1, nor shall shares subject to Substitute Awards again be available for Awards under the Plan in the event of any forfeiture, expiration or cash settlement of such Substitute Awards.

3.5    Code Section 422 and Other Limits. Subject to adjustment in accordance with Article 9:

(a)     The grant date fair value of Awards granted to an Outside Director during any one fiscal year of the Company, together with the value of any cash compensation paid to the Outside Director during such fiscal year, may not exceed $750,000 (on a per-Director basis); provided however that the limitation that will apply in the fiscal year in which the Outside Director is initially appointed or elected to the Board shall instead be $1,000,000. For purposes of this limitation, the grant date fair value of an Award shall be determined in accordance with the assumptions that the Company uses to estimate the value of share-based payments for financial reporting purposes. For the sake of clarity, neither Awards granted, nor cash compensation paid, to an individual for his or her service as an Employee or Consultant, but not as an Outside Director, shall count towards this limitation.

(b)    No more than 75,000,000 Common Shares (subject to adjustment pursuant to Article 9) may be issued under the Plan upon the exercise of ISOs.

ARTICLE 4.    ELIGIBILITY.

4.1    Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in Code Section 422(c)(5) are satisfied.

4.2    Other Awards. Awards other than ISOs may be granted to both Employees and other Service Providers.

Annex C-3

ARTICLE 5.    OPTIONS.

5.1    Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is intended to be an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2    Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option, which number shall adjust in accordance with Article 9.

5.3    Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to an Option that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A and, if applicable, Code Section 424(a).

5.4    Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become vested and/or exercisable. The vesting and exercisability conditions applicable to the Option may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination of such conditions. The Stock Option Agreement shall also specify the term of the Option; provided that, except to the extent necessary to comply with applicable foreign law, the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated vesting and/or exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

5.5    Death of Optionee. After an Optionee’s death, any vested and exercisable Options held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable Options held by the Optionee may be exercised by his or her estate.

5.6    Modification or Assumption of Options. Within the limitations of the Plan, the Administrator may modify, reprice, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.

5.7    Buyout Provisions. The Administrator may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Administrator shall establish.

5.8    Payment for Option Shares. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased. In addition, the Administrator may, in its sole discretion and to the extent permitted by applicable law, accept payment of all or a portion of the Exercise Price through any one or a combination of the following forms or methods:

(a)     Subject to any conditions or limitations established by the Administrator, by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee with a value on the date of surrender equal to the aggregate exercise price of the Common Shares as to which such Option will be exercised;

(b)    By delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company;

(c)     Subject to such conditions and requirements as the Administrator may impose from time to time, through a net exercise procedure; or

(d)    Through any other form or method consistent with applicable laws, regulations and rules.

Annex C-4

ARTICLE 6.    STOCK APPRECIATION RIGHTS.

6.1    SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

6.2    Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains, which number shall adjust in accordance with Article 9.

6.3    Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to a SAR that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A.

6.4    Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become vested and exercisable. The vesting and exercisability conditions applicable to the SAR may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. The SAR Agreement shall also specify the term of the SAR; provided that except to the extent necessary to comply with applicable foreign law, the term of a SAR shall not exceed 10 years from the date of grant. A SAR Agreement may provide for accelerated vesting and exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

6.5    Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

6.6    Death of Optionee. After an Optionee’s death, any vested and exercisable SARs held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable SARs held by the Optionee at the time of his or her death may be exercised by his or her estate.

6.7    Modification or Assumption of SARs. Within the limitations of the Plan, the Administrator may modify, reprice, extend or assume outstanding stock appreciation rights or may accept the cancellation of outstanding stock appreciation rights (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, materially impair his or her rights or obligations under such SAR.

ARTICLE 7.    RESTRICTED SHARES.

7.1    Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

7.2    Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, cancellation of other equity awards, promissory notes, past services and future services, and such other methods of payment as are permitted by applicable law.

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7.3    Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting and/or other conditions as the Administrator may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. Vesting conditions may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. A Restricted Stock Agreement may provide for accelerated vesting upon certain specified events.

7.4    Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders, unless the Administrator otherwise provides. A Restricted Stock Agreement, however, may require that any cash dividends paid on Restricted Shares (a) be accumulated and paid when such Restricted Shares vest, or (b) be invested in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the shares subject to the Award with respect to which the dividends were paid. In addition, unless the Administrator provides otherwise, if any dividends or other distributions are paid in Common Shares, such Common Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

7.5    Modification or Assumption of Restricted Shares. Within the limitations of the Plan, the Administrator may modify or assume outstanding Restricted Shares or may accept the cancellation of outstanding restricted shares (whether granted by the Company or by another issuer) in return for the grant of new Restricted Shares for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of Restricted Shares shall, without the consent of the Participant, materially impair his or her rights or obligations under such Restricted Shares.

ARTICLE 8.    RESTRICTED STOCK UNITS.

8.1    Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

8.2    Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.

8.3    Vesting Conditions. Each Award of Restricted Stock Units may or may not be subject to vesting, as determined by the Administrator. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement. Vesting conditions may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. A Restricted Stock Unit Agreement may provide for accelerated vesting upon certain specified events.

8.4    Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, Restricted Stock Units awarded under the Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.

8.5    Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Administrator. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average value of Common Shares over a series of trading days. Vested Restricted Stock Units shall be settled in such manner and at such time(s) as specified in the Restricted Stock Unit Agreement. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Article 9.

8.6    Death of Recipient. Any Restricted Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of Restricted Stock Units under the Plan may

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designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Restricted Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s estate.

8.7    Modification or Assumption of Restricted Stock Units. Within the limitations of the Plan, the Administrator may modify or assume outstanding restricted stock units or may accept the cancellation of outstanding restricted stock units (whether granted by the Company or by another issuer) in return for the grant of new Restricted Stock Units for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a Restricted Stock Unit shall, without the consent of the Participant, materially impair his or her rights or obligations under such Restricted Stock Unit.

8.8    Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

ARTICLE 9.    ADJUSTMENTS; DISSOLUTIONS AND LIQUIDATIONS; CORPORATE TRANSACTIONS.

9.1    Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Company, proportionate adjustments shall be made to the following:

(a)     The number and kind of shares available for issuance under Article 3, including the numerical share limits in Articles 3.1 and 3.5;

(b)    The number and kind of shares covered by each outstanding Option, SAR and Restricted Stock Unit; and/or

(c)     The Exercise Price applicable to each outstanding Option and SAR, and the repurchase price, if any, applicable to Restricted Shares.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Administrator may make such adjustments as it, in its sole discretion, deems appropriate to the foregoing. Any adjustment in the number of shares subject to an Award under this Article 9.1 shall be rounded down to the nearest whole share, although the Administrator in its sole discretion may make a cash payment in lieu of a fractional share. Except as provided in this Article 9, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

9.2    Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

9.3    Corporate Transactions. In the event that the Company is a party to a merger, consolidation, or a Change in Control (other than one described in Article 14.7(d)), all Common Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Administrator, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or portions thereof) in an identical manner. Unless an Award Agreement provides otherwise, the treatment specified in the transaction agreement or by the Administrator may include (without limitation) one or more of the following with respect to each outstanding Award:

(a)     The continuation of such outstanding Award by the Company (if the Company is the surviving entity);

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(b)    The assumption of such outstanding Award by the surviving entity or its parent, provided that the assumption of an Option or a SAR shall comply with applicable tax requirements;

(c)     The substitution by the surviving entity or its parent of an equivalent award for such outstanding Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Common Shares in the transaction), provided that the substitution of an Option or a SAR shall comply with applicable tax requirements;

(d)    In the case of an Option or SAR, the cancellation of such Award without payment of any consideration. An Optionee shall be able to exercise his or her outstanding Option or SAR, to the extent such Option or SAR is then vested or becomes vested as of the effective time of the transaction, during a period of not less than five full business days preceding the closing date of the transaction, unless (i) a shorter period is required to permit a timely closing of the transaction and (ii) such shorter period still offers the Optionee a reasonable opportunity to exercise such Option or SAR;

(e)     The cancellation of such Award and a payment to the Participant with respect to each share subject to the portion of the Award that is vested or becomes vested as of the effective time of the transaction equal to the excess of (A) the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction, over (if applicable) (B) the per-share Exercise Price of such Award (such excess, if any, the “Spread”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent having a value equal to the Spread. In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Shares. If the Spread applicable to an Award (whether or not vested) is zero or a negative number, then the Award may be cancelled without making a payment to the Participant. In the event that an Award is subject to Code Section 409A, the payment described in this clause (e) shall be made on the settlement date specified in the applicable Award Agreement, provided that settlement may be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4); or

(f)     The assignment of any reacquisition or repurchase rights held by the Company in respect of an Award of Restricted Shares to the surviving entity or its parent, with corresponding proportionate adjustments made to the price per share to be paid upon exercise of any such reacquisition or repurchase rights.

Unless an Award Agreement provides otherwise, each outstanding Award held by a Participant who remains a Service Provider as of the effective time of a merger, consolidation or Change in Control (other than one described in Article 14.7(d)) (a “Current Participant”) shall become fully vested and, if applicable, exercisable (with any performance-based vesting conditions applicable to an Award deemed achieved at 100% of target levels) immediately prior to the effective time of the transaction. However, the prior sentence shall not apply, and an outstanding Award shall not become vested and, if applicable, exercisable, if and to the extent the Award is continued, assumed or substituted as provided for in clauses (a), (b) or (c) above. In addition, the prior two sentences shall not apply to an Award held by a Participant who is not a Current Participant, unless an Award Agreement provides otherwise or unless the Company and the acquirer agree otherwise.

For avoidance of doubt, the Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to provide for the acceleration of vesting upon the occurrence of a Change in Control, whether or not the Award is to be assumed or replaced in the transaction, or in connection with a termination of the Participant’s service following a transaction.

Any action taken under this Article 9.3 shall either preserve a Award’s status as exempt from Code Section 409A or comply with Code Section 409A.

ARTICLE 10.    OTHER AWARDS.

Subject in all events to the limitations under Article 3 above as to the number of Common Shares available for issuance under this Plan, the Company may grant other forms of Awards not specifically described herein and may grant awards under other plans or programs, where such awards are settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Restricted Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

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ARTICLE 11.    LIMITATION ON RIGHTS.

11.1  Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain a Service Provider. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Service Provider at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

11.2  Stockholders’ Rights. Except as set forth in Article 7.4 or 8.4 above, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

11.3  Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed necessary by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority will not have been obtained.

11.4  Transferability of Awards. The Administrator may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable law. Unless otherwise determined by the Administrator, Awards shall be transferable by a Participant only by (a) beneficiary designation, (b) a will or (c) the laws of descent and distribution; provided that, in any event, an ISO may only be transferred by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative

11.5  Recoupment Policy. All Awards granted under the Plan, all amounts paid under the Plan and all Common Shares issued under the Plan shall be subject to recoupment, clawback or recovery by the Company in accordance with applicable law and with Company policy (whenever adopted) regarding same, whether or not such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other applicable law, as well as any implementing regulations and/or listing standards thereunder.

11.6  Other Conditions and Restrictions on Common Shares. Any Common Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Administrator may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Common Shares generally. In addition, Common Shares issued under the Plan shall be subject to such conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.

ARTICLE 12.    TAXES.

12.1  General. It is a condition to each Award under the Plan that a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any federal, state, local or foreign withholding tax obligations that arise in connection with any Award granted under the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan unless such obligations are satisfied.

12.2  Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by

Annex C-9

surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued on the date when they are withheld or surrendered. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions including any restrictions required by the SEC, accounting or other rules.

12.3  Section 409A Matters. Except as otherwise expressly set forth in an Award Agreement, it is intended that Awards granted under the Plan either be exempt from, or comply with, the requirements of Code Section 409A. To the extent an Award is subject to Code Section 409A (a “409A Award”), the terms of the Plan, the Award and any written agreement governing the Award shall be interpreted to comply with the requirements of Code Section 409A so that the Award is not subject to additional tax or interest under Code Section 409A, unless the Administrator expressly provides otherwise. A 409A Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Code Section 409A(a)(1).

12.4  Limitation on Liability. Neither the Company nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.

ARTICLE 13.    FUTURE OF THE PLAN.

13.1  Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to approval of the Company’s stockholders under Article 13.3 below. The Plan shall terminate automatically 10 years after the date when the Board adopted the Plan.

13.2  Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

13.3  Stockholder Approval. To the extent required by applicable law, the Plan will be subject to the approval of the Company’s stockholders within 12 months of its adoption date. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

ARTICLE 14.    DEFINITIONS.

14.1  “Administrator” means the Board or any Committee administering the Plan in accordance with Article 2.

14.2  “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

14.3  “Award” means any award granted under the Plan, including as an Option, a SAR, a Restricted Share award, a Restricted Stock Unit award or another form of equity-based compensation award.

14.4  “Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Agreement, a Restricted Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.

14.5  “Board” means the Company’s Board of Directors, as constituted from time to time and, where the context so requires, reference to the “Board” may refer to a Committee to whom the Board has delegated authority to administer any aspect of this Plan.

14.6  “Business Combination Date” means the date of the closing of the merger, as contemplated by that business combination agreement and plan of reorganization, dated as of September 23, 2020, by and among Switchback Energy Acquisition Corporation, Lightening Merger Sub Inc. and ChargePoint, Inc.

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14.7  “Change in Control” means:

(a)     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;

(b)    The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c)     The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d)    Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

14.8  “Code” means the Internal Revenue Code of 1986, as amended.

14.9  “Committee” means a committee of one or more members of the Board, or of other individuals satisfying applicable laws, appointed by the Board to administer the Plan.

14.10“Common Share” means one share of the Company’s Class A Common Stock.

14.11“Company” means ChargePoint Holdings, Inc., a Delaware corporation.

14.12“Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

14.13“Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

14.14“Exchange Act” means the Securities Exchange Act of 1934, as amended.

14.15“Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

14.16“Fair Market Value” means the closing price of a Common Share on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Administrator deems reliable. If Common Shares are not traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons. Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

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14.17“ISO” means an incentive stock option described in Code Section 422(b).

14.18“NSO” means a stock option not described in Code Sections 422 or 423.

14.19“Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

14.20“Optionee” means an individual or estate holding an Option or SAR.

14.21“Outside Director” means a member of the Board who is not an Employee.

14.22“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

14.23“Participant” means an individual or estate holding an Award.

14.24“Plan” means this ChargePoint Holdings, Inc. 2020 Equity Incentive Plan, as amended from time to time.

14.25“Predecessor Plans” means the ChargePoint, Inc. 2017 Stock Plan, as amended, and the ChargePoint, Inc. 2007 Stock Incentive Plan, as amended.

14.26“Restricted Share” means a Common Share awarded under Article 7 of the Plan.

14.27“Restricted Stock Agreement” means the agreement consistent with the terms of the Plan between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

14.28“Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

14.29“Restricted Stock Unit Agreement” means the agreement consistent with the terms of the Plan between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions and restrictions pertaining to such Restricted Stock Unit.

14.30“SAR” means a stock appreciation right granted under the Plan.

14.31“SAR Agreement” means the agreement consistent with the terms of the Plan between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

14.32“Securities Act” means the Securities Act of 1933, as amended.

14.33“Service Provider” means any individual who is an Employee, Outside Director or Consultant, including any prospective Employee, Outside Director or Consultant who has accepted an offer of employment or service and will be an Employee, Outside Director or Consultant after the commencement of their service.

14.34“Stock Option Agreement” means the agreement consistent with the terms of the Plan between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

14.35“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

14.36“Substitute Awards” means Awards or Common Shares issued by the Company in assumption of, or substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a corporation acquired by the Company or any Affiliate or with which the Company or any Affiliate combines to the extent permitted by the applicable exchange listing requirements.

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Annex D

ChargePoint Holdings, Inc.

2020 Employee Stock Purchase Plan

(As Adopted Effective on ______, 2020)

(Approved by Stockholders on ______, 2020)

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ChargePoint Holdings, Inc.

2020 Employee Stock Purchase Plan

SECTION 1.    PURPOSE OF THE PLAN.

The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions or other approved contributions.

SECTION 2.    ADMINISTRATION OF THE PLAN.

(a)    General.    The Plan may be administered by the Board or one or more Committees to which the Board (or an authorized Board committee) has delegated authority. If administration is delegated to a Committee, the Committee shall have the powers theretofore possessed by the Board, including, to the extent permitted by applicable law, the power to delegate to a sub-committee any of the administrative powers the committee is authorized to exercise (and references in this Plan to either the Board or the Administrator shall hereafter also encompass the committee or subcommittee, as applicable). The Board may abolish the committee’s delegation at any time and the Board shall at all times also retain the authority it has delegated to the Committee. Each Committee shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Stock is traded, and shall have the authority and be responsible for such functions as have been assigned to it.

(b)    Powers of the Administrator.    Subject to the terms of the Plan, and in the case of a Committee, subject to the specific duties delegated to the Committee, the Administrator shall have the power to establish the terms and conditions of Offering Periods (which need not be identical) under the Plan, to interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Administrator may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan.

(c)    Effects of Administrator’s Decisions.    The Administrator’s decisions, determinations and interpretations shall be final and binding on all interested parties.

(d)    Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice of law provisions).

SECTION 3.    STOCK OFFERED UNDER THE PLAN.

(a)    Authorized Shares.    The number of shares of Stock available for issuance under the Plan shall be 5,400,000 shares of the Company’s Stock (subject to adjustment pursuant to Subsection (c) below), plus the additional shares described in Subsection (b) below. Shares of Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares.

(b)    Annual Increase in Shares.    On the first day of each fiscal year of the Company during the term of the Plan, commencing on February 1, 2021 and ending on (and including) February 1, 2040, the aggregate number of shares of Stock that may be issued under the Plan shall automatically increase by a number equal to the least of (i) one percent (1%) of the total number of shares of Stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) 5,400,000 shares of Stock (subject to adjustment pursuant to Subsection (c) below), or (iii) a number of shares of Stock determined by the Board.

(c)    Anti-Dilution Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, stock or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Stock or other securities of the Company, or other similar change in the corporate structure of the Company affecting the Stock and effected without receipt or payment of consideration by the Company occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, there will be a proportionate adjustment of the number and class of Stock that may be delivered under the Plan, the Purchase Price per share and the number and class of Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 3(a), 3(b)(ii) and 9(c).

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(d)    Reorganizations.    In the event of a Corporate Reorganization, the outstanding rights to purchase Stock under any Offering Period then in progress may be continued, assumed or substituted by the surviving entity or its parent. If such acquirer refuses to continue, assume or substitute for any such rights, then a new Purchase Date for such Offering Period(s) will be set prior to the effective time of the Corporate Reorganization, the Participants’ accumulated contributions will be applied to purchase Stock on such date, and any such Offering Periods shall terminate immediately after such purchase. In the event a new Purchase Date is set under this Section 3(d), Participants will be given notice of the new Purchase Date. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 4.    ENROLLMENT AND PARTICIPATION.

(a)    Offering Periods and Purchase Periods.

(i)    Base Offering Periods.    The Administrator may from time to time establish Offering Periods (consisting of one or more Purchase Periods) of such frequency and duration as it may deem appropriate (the “Base Offering Periods”); provided that a Base Offering Period shall in no event be longer than 27 months (or such other period as may be imposed under applicable tax law). Each Base Offering Period shall contain such terms and conditions (consistent with the Plan) as the Administrator deems appropriate. Within the limits of the Plan, the Administrator may change the frequency, duration and other terms and conditions of the Base Offering Periods as it deems appropriate from time to time. The Base Offering Periods are intended to qualify under Code Section 423.

(ii)    Additional Offering Periods.    At the discretion of the Administrator, additional Offering Periods (the “Additional Offering Periods”) may be conducted under the Plan including, if necessary or advisable in the sole discretion of the Administrator, under a separate sub-plan or sub-plans, permitting grants to Eligible Employees of certain Participating Companies (each, a “Sub-Plan”). Such Additional Offering Periods may be designed to achieve desired tax objectives in particular locations outside the United States or to comply with local laws applicable to offerings in such foreign jurisdictions and will not be intended to qualify under Code Section 423. The Administrator shall determine the commencement and duration of each Additional Offering Period, which may be consecutive or overlapping. The other terms and conditions of each Additional Offering Period shall be those set forth in this Plan document or in terms and conditions approved by the Administrator with respect to such Additional Offering Period (whether or not set forth in a written Sub-Plan), with such changes or additional features as the Administrator determines necessary to comply with local law. Each Additional Offering Period (whether or not set forth in a written Sub-Plan) shall be considered a separate plan from the Plan (the “Statutory Plan”). The total number of Shares authorized to be issued under the Plan as provided in Section 3 above applies in the aggregate to the Statutory Plan and any Additional Offering Period. Unless otherwise superseded by the terms and conditions approved by the Administrator with respect to an Additional Offering Period, the provisions of this Plan document shall govern the operation of any offering conducted hereunder.

(iii)    Separate Offerings.    Each Base Offering Period and each Additional Offering Period conducted under the Plan is intended to constitute a separate “offering” for purposes of Code Section 423.

(iv)    Equal Rights and Privileges.    To the extent an Offering Period is intended to qualify under Code Section 423, all participants in such Offering Period shall have the same rights and privileges with respect to their participation in such Offering Period in accordance with Code Section 423 and the regulations thereunder except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5).

(b)    Enrollment.    In the case of any individual who qualifies as an Eligible Employee on the first day of any Offering Period, he or she may elect to become a Participant on such day by filing the prescribed enrollment form with the Company. The enrollment form shall be filed in the prescribed manner during the applicable Enrollment Period for such Offering Period. The Administrator may establish other procedures for enrollment by Eligible Employees.
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(c)    Duration of Participation.    Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she:

(i)    Reaches the end of the Offering Period or Purchase Period, as applicable, in which his or her employee contributions were discontinued under Section 5(c) or 9(b);

(ii)    Withdraws from the Plan under Section 6(a); or

(iii)    Ceases to be an Eligible Employee.

A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation as described therein. In all other cases, a former Participant may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above.

(d)    Applicable Offering Period.    For purposes of calculating the Purchase Price under Section 8(b), the applicable Offering Period shall be determined as follows:

(i)    Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (c) above, or (C) re-enrollment for a subsequent Offering Period under Paragraph (ii) or (iii) below.

(ii)    Any other provision of the Plan notwithstanding, the Administrator (at its sole discretion) may determine prior to the commencement of any new Offering Period that all Participants shall be re-enrolled for such new Offering Period. In addition, the Administrator may structure an Offering Period so that in the event that the Fair Market Value of a Share on the first day of the Offering Period for which the Participant is enrolled is higher than on the first day of any subsequent Offering Period, the Participant shall automatically be re-enrolled for such subsequent Offering Period.

(iii)    When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5.    EMPLOYEE CONTRIBUTIONS.

(a)    Commencement of Payroll Deductions.    A Participant may purchase shares of Stock under the Plan by means of payroll deductions or (if so approved by the Administrator with respect to all Participants in a Base Offering Period) other approved contributions in form and substance satisfactory to the Administrator. Payroll deductions or other approved contributions shall commence as soon as reasonably practicable after the Company has received the prescribed enrollment form. In jurisdictions where payroll deductions are not permitted under local law, Participants may purchase shares of Stock by making contributions in the form that is acceptable and approved by the Administrator.

(b)    Amount of Payroll Deductions.    An Eligible Employee shall designate on the prescribed enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15% (or such lesser percentage established by the Administrator for an Offering Period).

(c)    Reducing Withholding Rate or Discontinuing Payroll Deductions.    If a Participant wishes to reduce his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the Company in the manner prescribed by the Administrator. The new withholding rate shall be effective as soon as reasonably practicable after the Company has received such form. The new withholding rate may be 0% or any whole percentage of the Participant’s Compensation, but not more than his or her old withholding rate. The Administrator may limit the number of times a Participant may elect to reduce his or her rate of withholding during any Offering Period and/or Purchase Period. Unless a different rule is established for an Offering Period, no Participant shall make more than one election under this Subsection (c) during any Purchase Period. (In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).)

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(d)    Increasing Withholding Rate.    Unless the Administrator establishes a different rule for an Offering Period, a Participant may not increase his or her rate of payroll withholding during a Purchase Period. If a Participant wishes to increase his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the Company at least fifteen (15) calendar days prior to commencement of a Purchase Period (or such other period as is specified by the Administrator). The new withholding rate shall be effective on the first day of the next-upcoming Purchase Period in which the Participant participates. The new withholding rate may be any whole percentage of the Participant’s Compensation, but not less than 1% nor more than the maximum amount established for the Offering Period.

SECTION 6.    WITHDRAWAL FROM THE PLAN.

(a)    Withdrawal.    A Participant may elect to withdraw from the Plan (and the Offering Period in which he or she is participating) by filing the prescribed form with the Company in the prescribed manner at least fifteen (15) calendar days prior to a Purchase Date (or such other period as is specified by the Administrator). As soon as reasonably practicable thereafter, payroll deductions or other approved contributions shall cease and the entire amount credited to the Participant’s Plan Account with respect to such Offering Period shall be refunded to him or her in cash, without interest (except as otherwise required by the laws of the local jurisdiction). No partial withdrawals from an Offering Period shall be permitted.

(b)    Re-Enrollment After Withdrawal.    A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b) during an Enrollment Period. Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7.    CHANGE IN EMPLOYMENT STATUS.

(a)    Termination of Employment.    Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a).

(b)    Transfers of Employment.    If a Participant transfers employment from a Participating Company that is participating in a Base Offering Period to a Participating Company that is participating in an Additional Offering Period, he or she will immediately cease to participate in the Base Offering Period, as applicable; however, such Participant’s Plan Account will be transferred to the Additional Offering Period, and such Participant will immediately join such Additional Offering Period on the terms and conditions applicable to such Additional Offering Period, except for any modifications required by applicable law. If a Participant transfers employment from a Participating Company that is participating in an Additional Offering Period to a Participating Company that is participating in the Base Offering Period, he or she will continue to participate in the Additional Offering Period until the earlier of (i) the end of such Additional Offering Period, or (ii) the commencement of the first Base Offering Period in which he or she is eligible. If a Participant transfers employment from a Participating Company to a Related Corporation that is not a Participating Company, he or she shall be deemed to have withdrawn from the Plan pursuant to Section 6(a).

(c)    Leave of Absence.    For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate on the first day following three months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(d)    Death.    In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid in cash, without interest (unless otherwise required by the laws of the local jurisdiction), to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company in the prescribed manner before the Participant’s death.

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SECTION 8.    PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a)    Plan Accounts.    The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Unless otherwise required by the laws of the local jurisdiction, (i) amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes, and (ii) no interest shall be credited to Plan Accounts.

(b)    Purchase Price. The Administrator shall establish the Purchase Price for each Offering Period; provided, however, that the Purchase Price for each share of Stock purchased on a Purchase Date shall not be less than the lower of:

(i)    85% of the Fair Market Value of such share on the first trading day of such Offering Period; or

(ii)    85% of the Fair Market Value of such share on the Purchase Date.

(c)    Number of Shares Purchased.    On each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Offering Period in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing number of shares of Stock that may be purchased by a Participant are subject to the limitations set forth in Subsection (d) below and in Section 9. The Administrator may determine with respect to all Participants in an Offering Period that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

(d)    Available Shares Insufficient.    In the event that the aggregate number of shares that all Participants elect to purchase with respect to a particular Purchase Period exceeds (i) the number of shares of Stock that were available under Section 3 above for sale under the Plan on the first day of the applicable Offering Period, or (ii) the number of shares that were available under Section 3 above for sale under the Plan on the applicable Purchase Date, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase. The Company may make a pro rata allocation of the shares available on the first day of an applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such date. In the event of a pro-rata allocation under this Section (d), the Administrator may determine in its discretion to continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 14.

(e)    Issuance of Stock.    The shares of Stock purchased by a Participant under the Plan will be registered in the name of such Participant. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. (The two preceding sentences shall apply whether or not the Participant is required to pay income tax in the United States.)

(f)    Tax Withholding.    To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations, if any, are satisfied.

(g)    Unused Cash Balances.    Subject to the final sentence of Section 8(c), an amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or Purchase Period, as applicable. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsections (c) or (d) above or Section 9(b) or (c) shall be refunded to the Participant in cash, without interest (except as otherwise required by the laws of the local jurisdiction).

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(h)    Stockholder Approval.    Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9.    PLAN LIMITATIONS.

(a)    Five Percent Limit.    Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if, immediately after such right is granted, such Participant would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Related Corporation, applying the stock attribution rules of Code Section 424(d), and including any stock in which the Participant may purchase under outstanding options as stock owned by such Participant.

(b)    Dollar Limit.    As specified by Code Section 423(b)(8), no Participant shall be entitled to accrue rights to purchase Stock pursuant to any such rights outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Stock accrued under any other right to purchase Stock under the Plan, and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Related Corporation, would otherwise permit such Participant to purchase more than $25,000 worth of Stock of the Company or any Related Corporation (determined on the basis of the Fair Market Value per share on the date such rights are granted, and which, with respect to the Plan, will be determined as of the beginning of the respective Offering Period) for each calendar year such rights are at any time outstanding.

If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the next Purchase Period with a scheduled Purchase Date in the next calendar year, provided that he or she is an Eligible Employee at the beginning of such Purchase Period.

(c)    Purchase Period Share Purchase Limit.    The Administrator may establish one or more limits on the number of shares of Stock that may be purchased during any Offering Period and/or Purchase Period, including individual limits and/or aggregate limits. Unless the Administrator provides otherwise with respect to an Offering Period, any other provision of the Plan notwithstanding, no Participant shall purchase more than 10,000 shares of Stock with respect to any Purchase Period.

SECTION 10.    RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11.    NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12.    NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13.    Securities Law Requirements.

Shares of Stock shall not be issued, and the Company shall have no liability for failure to issue shares of Stock, under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

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SECTION 14.    AMENDMENT OR DISCONTINUANCE.

(a)    General Rule.    The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Stock on the next Purchase Date, or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 3(c) or (d)). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Stock will be returned to the Participants (without interest thereon, except as otherwise required by the laws of the local jurisdiction) as soon as administratively practicable.

(b)    Administrator’s Discretion.    Without stockholder consent and without limiting Subsection (a) above, the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any Offering Period to enable the purchase rights to qualify under and/or comply with Section 423 of the Code, and establish such other limitations or procedures as it determines in its sole discretion advisable which are consistent with the Plan. The actions of the Administrator pursuant to this paragraph will not be considered to alter or impair the purchase rights granted under an Offering Period as they are to be deemed part of the initial terms of such Offering Period and purchase rights.

(c)    Accounting Considerations.    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)     Amending the Plan to conform with the safe harbor definition under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or successor provision), including with respect to an Offering Period underway at the time;

(ii)    Altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)    Shortening any Offering Period (and any Purchase Periods encompassed by such Offering Period) by setting a new Purchase Date, including with respect to an Offering Period underway at the time of the Administrator’s action;

(iv)    Reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v)    Reducing the maximum number of shares of Stock a Participant may purchase during any Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants. The actions of the Administrator pursuant to this paragraph will not be considered to alter or impair the purchase rights granted under an Offering Period as they are to be deemed part of the initial terms of such Offering Period and purchase rights.

(d)    Stockholder Approval.    Except as provided in Section 3, any increase in the aggregate number of shares of Stock that may be issued under the Plan shall be subject to the approval of the Company’s stockholders. In addition, any other amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required under Section 14(e) or by any applicable law or regulation.

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(e)    Plan Termination.    The Plan shall terminate automatically 20 years after its adoption by the Board, unless (i) the Plan is extended by the Board and (ii) the extension is approved within 12 months by a vote of the stockholders of the Company.

SECTION 15. DEFINITIONS.

(a)    “Administrator” means the Board or any Committee administering the Plan in accordance with Section 2.

(b)    “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(c)    “Board” means the Board of Directors of the Company, as constituted from time to time.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means a committee of one or more members of the Board, or of other individuals satisfying applicable laws, appointed by the Board to administer the Plan.

(f)    “Company” means ChargePoint Holdings, Inc., a Delaware corporation.

(g)    “Compensation” means, unless otherwise determined by the Administrator with respect to an Offering Period, those components of a Participant’s cash compensation (prior to reductions pursuant to Code Sections 125, 132(f) or 401(k)) that are regular and recurring, including cash base salary or base hourly pay but excluding any overtime pay or shift differentials, commissions, annual cash incentive compensation, and annual cash bonuses, and further excluding extraordinary cash items (such as one-time bonuses), as well as all non-cash items, moving or relocation allowances, cost-of-living or tax equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, payments for or related to equity compensation, and any similar items. The Administrator shall determine whether a particular item is included in Compensation.

(h)    “Corporate Reorganization” means:

(i)     The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

(ii)    The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(i)    “Eligible Employee” means a common law employee of a Participating Company, provided, however, that the Administrator may exclude one or more of the following categories of employees (where exclusion of such employees is permitted by applicable law) from any Offering Period: (i) employees who have been employed less than two years (or any shorter period of time established for an Offering Period), (ii) employees who are customarily employed twenty (20) or less hours per week (or any lesser number of hours per week established for an Offering Period), (iii) employees who are customarily employed for five (5) months or less in a calendar year (or any lesser number of months in a calendar year established for an Offering Period), (iv) “highly compensated employees” (within the meaning of Code Section 414(q)) or (v) “highly compensated employees” (within the meaning of Code Section 414(q)) with compensation above a certain level and/or who are subject to the disclosure requirements of Section 16(a) of the Exchange Act. In addition, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if complying with the laws of the applicable foreign jurisdiction would cause the Plan or an Offering Period to violate the requirements of Code Section 423. With respect to a Base Offering Period, any criteria used to determine Eligible Employees shall be determined in a manner consistent with Code Section 423. In the case of an Offering Period that is not intended to qualify under Code Section 423, the Administrator may exclude any individual(s) from participation if the Administrator determines the participation of such individual(s) is not advisable or practicable.

(j)     “Enrollment Period” means a period prior to the start of an Offering Period during which Eligible Employees must submit the required enrollment forms to participate in such Offering Period, which period shall end at least five (5) business days (or such other date as may be specified in advance by the Administrator) prior to the start of the Offering Period.

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(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)    “Fair Market Value” means the price at which Stock was last sold in the principal U.S. market for the Stock on the applicable date or, if the applicable date was not a trading day, on the last trading day prior to the applicable date. If Stock is no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons.

(m)     “Offering Period” means any period, including as the context requires Base Offering Periods and Additional Offering Periods, with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(n)    “Participant” means an Eligible Employee who participates in the Plan or any Sub-Plan, as provided in Section 4.

(o)    “Participating Company” means (i) the Company, (ii) each present or future Subsidiary designated by the Administrator as a Participating Company and (iii) solely in the case of an Offering Period not intended to qualify under Code Section 423, each present or future Affiliate designated by the Administrator as a Participating Company.

(p)    “Plan” means this ChargePoint Holdings, Inc. 2020 Employee Stock Purchase Plan, as it may be amended from time to time.

(q)    “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(r)    “Purchase Date” means the last trading day of a Purchase Period.

(s)    “Purchase Period”means a period within an Offering Period (which for an Offering Period with only a single Purchase Period would be coterminous with the Offering Period) during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 4(a).

(t)    “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).

(u)    “Related Corporation” means any “parent corporation” of the Company as defined in Code Section 424(e) or any Subsidiary.

(v)    “Stock” means the Class A Common Stock of the Company.

(w)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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ANNEX E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SECTION 262

THE GENERAL CORPORATION LAW
OF
THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

Annex E-1

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more

Annex E-2

than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with

Annex E-3

interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E-4

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, Switchback will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that Switchback will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

Switchback will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of Switchback arising out of claims based on acts or omissions in their capacities as directors or officers.

Exhibits and Financial Statement Schedules

(a)    Exhibits:

Exhibit No.	Description
2.1

Business Combination Agreement by and among Switchback Energy Acquisition Corporation, Lightning Merger Sub Inc., and ChargePoint, Inc., dated September 23, 2020 (included as Annex A to this proxy statement/prospectus/consent solicitation statement).

3.1

Amended and Restated Certificate of Incorporation of Switchback Energy Acquisition Corporation (incorporated by reference to Exhibit 3.1 to Switchback’s Current Report on Form 8-K (File No. 001-39004) filed with the SEC on July 30, 2019).

3.2

Bylaws of Switchback Energy Acquisition Corporation (incorporated by reference to Exhibit 3.3 to Switchback’s Registration Statement on Form S-1 (File No. 333-232501) filed with the SEC on July 1, 2019).

3.3	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/prospectus/consent solicitation statement).
3.4	Form of Amended and Restated Bylaws.
4.1

Warrant Agreement, dated July 25, 2019, between Switchback Energy Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to Switchback’s Current Report on Form 8-K (File No. 001-39004) filed with the SEC on July 30, 2019).

4.2*	Form of Warrant to Purchase Shares of Common Stock of ChargePoint, Inc.
4.3*	Form of Warrant to Purchase Shares of Series B Preferred Stock of ChargePoint, Inc.
4.4*	Form of Warrant to Purchase Shares of Series D Preferred Stock of ChargePoint, Inc.
4.5*	Form of Warrant to Purchase Shares of Series E Preferred Stock of ChargePoint, Inc.
5.1*	Form of opinion of Vinson & Elkins L.L.P. with respect to the legality of the securities being registered.
8.1*	Form of opinion of Vinson & Elkins L.L.P. regarding tax matters.
10.1†	New ChargePoint 2020 Equity Incentive Plan (included as Annex C to this proxy statement/prospectus/consent solicitation statement).
10.2†*	Forms of Stock Option Agreement, Stock Option Grant Notice and Notice of Exercise under the New ChargePoint 2020 Equity Incentive Plan.
10.3†*	Form of Restricted Stock Unit Agreement under the New ChargePoint 2020 Equity Incentive Plan.
10.4†*	Form of Restricted Stock Agreement under the New ChargePoint 2020 Equity Incentive Plan.
10.5	Form of Subscription Agreement (incorporated by reference to Exhibit 10.3 to Switchback’s Current Report on Form 8-K (File No. 001-39004) filed with the SEC on September 24, 2020).
10.6

Letter Agreement, dated July 25, 2019, among Switchback Energy Acquisition Corporation, its officers and directors and NGP Switchback, LLC (incorporated by reference to Exhibit 10.1 to Switchback’s Current Report on Form 8-K (File No. 001-39004) filed with the SEC on July 30, 2019).

10.7

Investment Management Trust Agreement, dated July 25, 2019, between Switchback Energy Acquisition Corporation and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Switchback’s Current Report on Form 8-K (File No. 001-39004) filed with the SEC on July 30, 2019).

10.8

Registration Rights Agreement, dated July 25, 2019, among Switchback Energy Acquisition Corporation, NGP Switchback, LLC and certain other security holders named therein (incorporated by reference to Exhibit 10.3 to Switchback’s Current Report on Form 8-K (File No. 001-39004) filed with the SEC on July 30, 2019).

10.9

Administrative Services Agreement, dated July 25, 2019, between Switchback Energy Acquisition Corporation and NGP Switchback, LLC (incorporated by reference to Exhibit 10.4 to Switchback’s Current Report on Form 8-K (File No. 001-39004) filed with the SEC on July 30, 2019).

10.10

Promissory Note, dated May 16, 2019, issued to NGP Switchback, LLC (incorporated by reference to Exhibit 10.1 to Switchback’s Registration Statement on Form S-1 (File No. 333-232501) filed with the SEC on July 1, 2019).

10.11	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 to Switchback’s Registration Statement on Form S-1 (File No. 333-232501) filed with the SEC on July 1, 2019).

Exhibit No.	Description
10.12

Securities Purchase Agreement, dated May 16, 2019, between Switchback Energy Acquisition Corporation and NGP Switchback, LLC (incorporated by reference to Exhibit 10.5 to Switchback’s Registration Statement on Form S-1 (File No. 333-232501) filed with the SEC on July 1, 2019).

10.13

Private Placement Warrants Purchase Agreement, dated July 25, 2019, between Switchback Energy Acquisition Corporation and NGP Switchback, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-39004) filed with the SEC on July 30, 2019).

10.14	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39004) filed with the SEC on September 24, 2020).
10.15

Founders Stock Letter, dated September 23, 2020 by and between Switchback Energy Acquisition Corporation and the initial stockholders (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-39004) filed with the SEC on September 24, 2020).

10.16†*	Offer Letter between ChargePoint and Pasquale Romano, dated January 28, 2011.
10.17†*	Amendment to Employment Letter between ChargePoint and Pasquale Romano, dated December 21, 2012.
10.18†*	Offer Letter between ChargePoint and Eric Sidle, dated August 27, 2018.
10.19†*	Offer Letter between ChargePoint and Lawrence Lee, dated August 8, 2018.
10.20†*	ChargePoint, Inc. 2017 Stock Plan, as amended.
10.21†*	Coulomb Technologies, Inc. 2007 Stock Incentive Plan, as amended.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-4).
99.1	Consent of Pasquale Romano to be named as a director.
99.2	Consent of Roxanne Bowman to be named as a director.
99.3	Consent of Bruce Chizen to be named as a director.
99.4	Consent of Neil Suslak to be named as a director.
99.5	Consent of Michael Linse to be named as a director.
99.6	Consent of Mark Leschly to be named as a director.
99.7	Consent of G. Richard Wagoner, Jr. to be named as a director.
99.8	Consent of Axel Harries to be named as a director.
99.9	Consent of Jeffrey Harris to be named as a director.
99.10*	Form of Proxy Card for Stockholders’ Meeting.

____________

*        To be filed by amendment.

†        Management Contracts.

Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 19, 2020.

Switchback Energy Acquisition Corporation
By:	/s/ Scott McNeill
Name:	Scott McNeill
Title:	Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott McNeill and Jim Mutrie, each acting alone, as his true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-4, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 19, 2020.

Signature	Title
/s/ Scott McNeill	Chief Executive, Chief Financial Officer and Director
Scott McNeill	(Principal Executive, Financial and Accounting Officer)
/s/ Chris Carter	Director
Chris Carter
/s/ Scott Gieselman	Director
Scott Gieselman
/s/ Jim Mutrie	Director
Jim Mutrie
/s/ Sam Stoutner	Director
Sam Stoutner
/s/ Zane Arrott	Director
Zane Arrott
/s/ Joseph Armes	Director
Joseph Armes
/s/ Ray Kubis	Director
Ray Kubis